UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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HENNESSY CAPITAL ACQUISITION CORP. III
(Name of Registrant as Specified in Its Charter)

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REVISED PRELIMINARY COPY SUBJECT TO COMPLETION

DATED SEPTEMBER 21, 2018

HENNESSY CAPITAL ACQUISITION CORP. III
3485 N. Pines Way, Suite 110
Wilson, Wyoming 83014

Dear Hennessy Capital Acquisition Corp. III Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2018 annual meeting of stockholders of Hennessy Capital Acquisition Corp. III, which we refer to as “we,” “us,” “our,” “Hennessy Capital” or the “Company,” on [•], [•], 2018, at [•] a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. This proxy statement is dated [•], 2018, and is first being mailed to stockholders of the Company on or about [•], 2018.

At the special meeting, our stockholders will be asked to consider and vote upon, among other things, a proposal, which we refer to as the “Business Combination Proposal,” to approve a purchase agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (as may be further amended from time to time, the “Purchase Agreement”), attached to the accompanying proxy statement as Annex A and Annex B, providing for the acquisition by us of all of the issued and outstanding membership interests of NRC Group Holdings, LLC from JFL-NRC-SES Partners, LLC (“JFL Partners”). We refer to NRC Group Holdings, LLC and its consolidated subsidiaries hereafter collectively as “NRC Group,” and we refer to such acquisition and the other transactions contemplated by the Purchase Agreement collectively hereafter as the “Business Combination.”

Pursuant to the Purchase Agreement, the aggregate purchase price for the proposed Business Combination is $662.5 million subject to adjustments for (i) NRC Group’s cash, debt, and net working capital, (ii) certain other unpaid transaction expenses (other than NRC Group’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), (iii) expenses paid by JFL Partners or its affiliates (including NRC Group) on behalf of the Company, (iv) pre-Closing income taxes, (v) the Excess Capital Expenditures Adjustment (as defined in the accompanying proxy statement) and (vi) the Aggregate Acquisition Adjustment (as defined in the accompanying proxy statement) (the purchase price and final adjustments as of the closing of the Business Combination (the “Closing”) being the “Total Purchase Price”) and any potential post-Closing payment amounts (as described below). The Total Purchase Price consists of the Cash Component and an Equity Component, which will be determined as follows:

•         The Cash Component means the positive number equal to (i) the dollar amount remaining in the Company’s trust account after redemptions (as described below), plus (ii) the amount raised from the expected sale of $75.0 million of our Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”) and up to $25.0 million of Company common stock in the PIPE Financing (as defined in the accompanying proxy statement), plus (iii) the amount raised, if any, if the Company conducts a private placement pursuant to the Backstop Commitment (as defined in the accompanying proxy statement), plus (iv) the amount raised, if any, in connection with the JFL Subscription (as defined in the accompanying proxy statement), minus (v) the Company’s unpaid transaction expenses incurred in connection with the Business Combination; however, the Cash Component will be reduced as necessary so that the Equity Component will not be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination); and

•         The Equity Component will consist of the number of shares, rounded up to the nearest whole number, of Company common stock equal to the quotient of:

•         The positive amount equal to the Total Purchase Price minus the Cash Component, divided by

•         The number equal to the quotient of (i) the remaining trust amount (without giving effect to any redemptions and including interest net of taxes payable thereon) as of two business days prior to the Closing, divided by (ii) the outstanding public shares of Company common stock (without giving effect to any redemptions) (which quotient shall be the “Per Share Price”), provided, however, that in no event will the number of shares of Company common stock issued as the Equity Component be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination).

At June 30, 2018, the balance in our trust account was approximately $261.5 million (net of taxes payable).

The Cash Component will be funded through a combination of (i) cash held in our trust account, (ii) the proceeds from the expected sale of our Series A Convertible Preferred Stock in the aggregate amount of $75.0 million and up to $25.0 million of Company common stock in the PIPE Financing, (iii) the proceeds from the additional commitment to purchase up to $25.0 million of Company common stock pursuant to the Backstop Commitment and (iv) the proceeds from the possible sale by the Company of up to 300,000 shares of Series A Convertible Preferred Stock for a per share price of $97.00 and up to 1,951,220 shares of Company common stock for a per share price of $10.25 to JFLCo or one or more of its affiliated investment funds pursuant to the JFL Subscription Agreement. We have received commitments in the PIPE Financing for the purchase of the entire $100.0 million and have received an additional commitment for the purchase of up to $25.0 million of Company common stock in the Backstop Commitment through (a) one or more open market or privately negotiated transactions with one or more third parties, (b) a private placement (at a purchase price of $10.25 per share) with consummation to occur concurrently with that of the Business Combination or (c) a combination thereof, in order to ensure sufficient funds to finance the Cash Component. The Equity Component will be funded through the issuance of shares of our newly issued common stock. For additional information regarding sources and uses for funding of the Total Purchase Price, see “The Business Combination Proposal – Sources and Uses for the Business Combination.” A copy of the Purchase Agreement is attached to the accompanying proxy statement as Annex A and Annex B.

Our stockholders will also be asked to consider and vote upon the following proposals:

(a)      to approve separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to (i) increase the Company’s authorized preferred stock, which we refer to as “Proposal 2,” (ii) provide for the classification of the board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes, which we refer to as “Proposal 3,” (iii) provide for the removal of directors with or without cause by stockholders voting a majority of our outstanding common stock, if at any time, and for so long as, JFL beneficially owns, in the aggregate, at least 50% of the outstanding shares of our common stock, which we refer to as “Proposal 4,” (iv) permit JFL to call special meetings of Company stockholders if at any time, and for so long as, JFL beneficially owns, in the aggregate, at least 50% of the outstanding shares of our common stock, which we refer to as “Proposal 5,” (v) require the affirmative vote of at least 66.67% of the voting power of our outstanding voting stock to amend, alter, change or repeal or adopt certain provisions of the proposed charter for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of our common stock, which we refer to as “Proposal 6,” (vi) require the affirmative vote of at least 66.67% of the voting power of our outstanding voting stock to amend, alter or repeal our proposed amended and restated bylaws for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of our common stock, which we refer to as “Proposal 7,” (vii) adopt ownership qualifications, restrictions, requirements and procedures to assist us in complying with certain provisions of the Jones Act (as defined in the accompanying proxy statement), which we refer to as “Proposal 8,” and (viii) provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.,” which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, which we refer to as “Proposal 9” (each of Proposals 2 through 9, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached to the accompanying proxy statement as Annex C;

(b)     to elect three directors to serve as Class III directors on our board of directors until the 2021 annual meeting of stockholders and one director to serve as a Class II director on our board of directors until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal”;

(c)      to approve and adopt the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan, a copy of which is attached to the accompanying proxy statement as Annex D, which we refer to as the “Incentive Plan Proposal”;

(d)     to approve, for purposes of complying with applicable listing rules of the NYSE American, the issuance of more than 20% of the Company’s issued and outstanding common stock (i) as consideration paid pursuant to the Purchase Agreement and (ii) pursuant to the PIPE Financing, Backstop Commitment and JFL Subscription, which issuance may result in a change of control of the Company under the NYSE American listing rules, which we refer to as the “NYSE Proposal”; and

(e)      to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal or the NYSE Proposal.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to review carefully.

Our common stock, units and warrants are currently listed on the NYSE American exchange under the symbols “HCAC.U,” “HCAC” and “HCAC WS,” respectively. We will apply to continue the listing of our common stock and warrants on the NYSE American exchange under the new symbols “NRCG” and “NRCG WS,” respectively, upon the Closing. At the Closing, our units will separate into their component shares of Hennessy Capital common stock, par value $0.0001 per share (“Hennessy Capital common stock”), and warrants to purchase one share of Hennessy Capital common stock, and cease separate trading.

Pursuant to the existing charter, we are providing our public stockholders with the opportunity to redeem, upon the Closing, shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the trust account that holds the proceeds (including interest but net of taxes payable) of our initial public offering that closed on July 5, 2017 with respect to 22,500,000 units and on July 19, 2017 with respect to 3,165,000 units related to the partial exercise of the underwriters’ over-allotment option, in each case at $10.00 per unit (the “IPO”). Each unit consisted of one share of Hennessy Capital common stock and three-quarters (3/4) of one warrant to purchase one share of Hennessy Capital common stock at a price of $11.50 per share. For illustrative purposes, based on funds in the trust account of approximately $261.5 million on June 30, 2018 (net of taxes payable) and including anticipated additional interest and related tax accruals thereon through the Closing, the estimated per share redemption price is expected to be approximately $10.23 at the Closing. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares or, if part of such a group, the group’s shares, with respect to the aggregate of 15% or more of the outstanding public shares. Holders of our outstanding public warrants and units do not have redemption rights in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. The holders of founder shares have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date hereof, our Sponsor, certain of its affiliates and our officers and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares. Our Sponsor and other initial stockholders have agreed to retain their founder shares for all periods relevant to our stockholder vote on the Business Combination Proposal and to vote any shares of Hennessy Capital common stock owned by them in favor of the proposals described in the accompanying proxy statement through their execution of a Voting and Support Agreement with JFL Partners, a copy of which is attached as Annex E to the accompanying proxy statement.

We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read the proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 58 of this proxy statement.

After careful consideration, our board of directors has unanimously approved and adopted the Purchase Agreement and unanimously recommends that our stockholders vote FOR approval of the Business Combination and FOR all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the board of director’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination.”

Substantially concurrently with the execution of the Purchase Agreement, we entered into a Sponsor Warrant Exchange and Share Forfeiture Agreement with our Sponsor (the “Sponsor Warrant Exchange and Share Forfeiture Agreement”), which provides for the exchange by the Sponsor of 9,600,000 outstanding placement warrants for 1,920,000 newly issued shares of Hennessy Capital common stock and forfeiture to the Company of an equivalent number of existing founder shares held by the Sponsor for cancellation (the “Sponsor Warrant Exchange”). The Sponsor Warrant Exchange will occur immediately prior to, and is contingent upon, the consummation of the Business Combination. The effect of the Sponsor Warrant Exchange is to effectively cancel all of the outstanding placement warrants for no consideration upon consummation of the Business Combination. A copy of the Sponsor Warrant Exchange and Share Forfeiture Agreement is attached as Annex F to the accompanying proxy statement.

Approval of the Business Combination Proposal, the Incentive Plan Proposal, the NYSE Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Approval of the Charter Proposals requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The boards of managers of JFL Partners and board of directors of Hennessy Capital have already approved the Business Combination.

Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account, which holds approximately $261.5 million as of June 30, 2018 (net of taxes payable). If redemptions by our public stockholders result in the Cash Component being less than the difference between (i) $125.0 million minus (ii) our unpaid transaction expenses, JFL Partners may, at its option, elect to not consummate the Business Combination. We have $125.0 million of aggregate cash proceeds fully committed, which, when funded, will fully satisfy this minimum Cash Component irrespective of the final amount remaining in our trust account following redemptions, pursuant to the PIPE Financing and Backstop Commitment.

The issuance of 20% or more of our outstanding common stock as consideration paid pursuant to the Purchase Agreement and pursuant to the PIPE Financing, Backstop Commitment and JFL Subscription, which issuance may result in a change of control of the Company under the NYSE American listing rules, is contingent upon stockholder approval of the NYSE Proposal and the Closing.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” the Charter Proposals but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting of stockholders. The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the NYSE Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the Charter Proposals but will have no effect on the other proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT HENNESSY CAPITAL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HENNESSY CAPITAL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

[•], 2018	Sincerely,

/s/ Daniel J. Hennessy
Daniel J. Hennessy
Chairman of the Board and Chief Executive Officer

This proxy statement is dated [•], 2018, and is first being mailed to stockholders of the Company on or about [•], 2018.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

HENNESSY CAPITAL ACQUISITION CORP. III
3485 N. Pines Way, Suite 110
Wilson, Wyoming 83014

Notice of Special Meeting in Lieu of 2018 Annual Meeting of Stockholders of
Hennessy Capital Acquisition Corp. III

To Be Held on [•], 2018

To the Stockholders of Hennessy Capital Acquisition Corp. III:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2018 annual meeting of stockholders (the “special meeting”) of Hennessy Capital Acquisition Corp. III, a Delaware corporation (“we,” “us,” “our,” “Hennessy Capital” or the “Company”), will be held on [•], [•], 2018, at [•] a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. You are cordially invited to attend the special meeting for the following purposes:

(1)      The Business Combination Proposal — to consider and vote upon a proposal to approve that certain Purchase Agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (as may be further amended from time to time, the “Purchase Agreement”), by and between the Company and JFL-NRC-SES Partners, LLC (“JFL Partners”), and the transactions contemplated thereby, which provides for the acquisition by us of all of the issued and outstanding membership interests of NRC Group Holdings, LLC from JFL Partners. We refer to NRC Group Holdings, LLC and its consolidated subsidiaries hereafter collectively as “NRC Group,” and we refer to such acquisition and the other transactions contemplated by the Purchase Agreement collectively hereafter as the “Business Combination.”

The Charter Proposals — to approve separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to:

(2)      Proposal 2 — increase the Company’s authorized preferred stock (“Proposal 2”);

(3)      Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”);

(4)      Proposal 4 — provide for the removal of directors with or without cause by stockholders voting a majority of the outstanding shares of Company common stock, provided that at any time that JFL beneficially owns, in the aggregate, less than 50% of Company common stock, directors may be removed from office only for cause and only by the affirmative vote of holders of the majority of the outstanding shares of Company common stock (“Proposal 4”);

(5)      Proposal 5 — provide that, for so long as JFL beneficially owns, in the aggregate, at least 50% of the outstanding shares of Company common stock, JFL may call special meetings of the stockholders of the Company for any purpose or purposes upon the written request of JFL (“Proposal 5”);

(6)      Proposal 6 — require an affirmative vote by the holders of at least 66.67% of the outstanding shares of Company common stock to amend, alter, change or repeal or adopt certain provisions of the proposed charter for so long as JFL beneficially owns, in the aggregate, at least 10% of outstanding shares of Company common stock (“Proposal 6”);

(7)      Proposal 7 — require an affirmative vote of at least 66.67% of the outstanding shares of Company common stock to amend, alter or repeal the proposed amended and restated bylaws of the Company for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of Company common stock (“Proposal 7”);

(8)      Proposal 8 — provide for certain changes to adopt ownership qualifications, restrictions, requirements and procedures to assist us in complying with certain provisions of the Jones Act (as defined in the accompanying proxy statement) (“Proposal 8”);

(9)      Proposal 9 — provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.,” which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 9”);

(10)   Proposal 10 — to consider and vote upon a proposal to elect three directors to serve as Class III directors on our board of directors until the 2021 annual meeting of stockholders and one director to serve as a Class II director on our board of directors until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(11)   Proposal 11 — to consider and vote upon a proposal to approve and adopt the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan (the “Incentive Plan Proposal”);

(12)   Proposal 12 — to consider and vote upon (i) the issuance by the Company of shares of Company common stock to JFL Partners as part of the consideration pursuant to the Purchase Agreement, (ii) the issuance by the Company of up to 2,439,025 shares of Company common stock and up to 1,000,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock in the PIPE Financing and Backstop Commitment, the proceeds of which will be used to fund a portion of the Cash Component of the Total Purchase Price, (iii) the issuance by the Company of up to 1,951,220 shares of Company common stock and up to 300,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock to JFLCo or one or more of its affiliated investment funds pursuant to the JFL Subscription Agreement and (iv) the potential change of control of the Company under the NYSE American listing rules in connection with the foregoing issuances of our common stock (the “NYSE Proposal”); and

(13)   Proposal 13 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal or the NYSE Proposal (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on [•], 2018 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to the existing charter, we are providing our public stockholders with the opportunity to redeem, upon the closing of Business Combination (the “Closing”), shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the trust account that holds the proceeds (including interest but net of taxes payable) of our initial public offering that closed on July 5, 2017 with respect to 22,500,000 units and on July 19, 2017 with respect to 3,165,000 units related to the partial exercise of the underwriters’ over-allotment option, in each case at $10.00 per unit (the “IPO”). Each unit consisted of one share of Hennessy Capital common stock and three-quarters (3/4) of one warrant to purchase one share of Hennessy Capital common stock at a price of $11.50 per share. For illustrative purposes, based on funds in the trust account of approximately $261.5 million on June 30, 2018 (net of taxes payable) and including anticipated additional interest and related tax accruals thereon through the Closing, the estimated per share redemption price is expected to be approximately $10.23 at the Closing. Public stockholders may elect to redeem their shares irrespective of whether they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares or, if part of such a group, the group’s shares, with respect to the aggregate of 15% or more of the outstanding public shares. Holders of our outstanding public warrants and units do not have redemption rights in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. The holders of shares of Hennessy Capital common stock issued prior to our IPO (“founder shares”) have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Hennessy Capital Partners III LLC, our Sponsor, certain of its affiliates and our officers and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares.

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the NYSE Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account, which holds approximately $261.5 million as of June 30, 2018 (net of taxes payable). If redemptions by our public stockholders result in the Cash Component being less than the difference between (i) $125.0 million minus (ii) our unpaid transaction expenses, JFL Partners may, at its option, elect to not consummate the Business Combination. We have $125.0 million of aggregate cash proceeds fully committed, which, when funded, will fully satisfy this minimum Cash Component irrespective of the final amount remaining in our trust account following redemptions, pursuant to the PIPE Financing and Backstop Commitment.

The issuance of 20% or more of our outstanding common stock as consideration paid pursuant to the Purchase Agreement and pursuant to the PIPE Financing, Backstop Commitment and JFL Subscription, which issuance may result in a change of control of the Company under the NYSE American listing rules, is contingent upon stockholder approval of the NYSE Proposal and the Closing.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali, LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the Board of Directors,

[•], 2018	Sincerely,

/s/ Daniel J. Hennessy
Daniel J. Hennessy
Chairman of the Board and Chief Executive Officer

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
FREQUENTLY USED TERMS	9
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	15
SUMMARY OF THE PROXY STATEMENT	29
SELECTED HISTORICAL FINANCIAL INFORMATION OF HENNESSY CAPITAL	52
SELECTED HISTORICAL FINANCIAL INFORMATION OF NRC Group	53
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	54
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	57
RISK FACTORS	58
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	96
COMPARATIVE PER SHARE INFORMATION	110
SPECIAL MEETING IN LIEU OF 2018 ANNUAL MEETING OF HENNESSY CAPITAL STOCKHOLDERS	111
THE BUSINESS COMBINATION PROPOSAL	118
The Purchase Agreement	118
Related Agreements	132
Background of the Business Combination	141
Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination	147
Unaudited NRC Group Historical and Prospective Financial Information Provided to Hennessy Capital Board of Directors	153
Satisfaction of 80% Test	155
Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination	156
Potential Purchases of Public Shares	156
Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination	157
Sources and Uses for the Business Combination	157
Board of Directors of Hennessy Capital Following the Business Combination	158
Certificate of Incorporation	159
Name; Headquarters	159
Redemption Rights	159
Appraisal Rights	160
Accounting Treatment	160
Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights	160
Vote Required for Approval	164
Recommendation of the Board	164
THE CHARTER PROPOSALS	165
Vote Required for Approval	172
Recommendation of the Board	172
DIRECTOR ELECTION PROPOSAL	173
Vote Required for Approval	175
Recommendation of the Board	175
INCENTIVE PLAN PROPOSAL	176
Vote Required for Approval	184
Recommendation of the Board	184

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NYSE PROPOSAL	185
Vote Required for Approval	185
Recommendation of the Board	185
THE ADJOURNMENT PROPOSAL	186
Vote Required for Approval	186
Recommendation of the Board	186
INFORMATION ABOUT HENNESSY CAPITAL	187
HENNESSY CAPITAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	198
INFORMATION ABOUT NRC GROUP	205
EXECUTIVE AND DIRECTOR COMPENSATION OF NRC GROUP	229
NRC GROUP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	235
MANAGEMENT AFTER THE BUSINESS COMBINATION	265
DESCRIPTION OF SECURITIES	270
BENEFICIAL OWNERSHIP OF SECURITIES	291
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	295
PRICE RANGE OF SECURITIES AND DIVIDENDS	299
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	300
APPRAISAL RIGHTS	300
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	300
TRANSFER AGENT AND REGISTRAR	300
SUBMISSION OF STOCKHOLDER PROPOSALS	301
FUTURE STOCKHOLDER PROPOSALS	301
WHERE YOU CAN FIND MORE INFORMATION	302
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEXES
Annex A – Purchase Agreement
Annex B – First Amendment to Purchase Agreement
Annex C – Form of Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. III
Annex D – Form of NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan
Annex E – Voting and Support Agreement
Annex F – Sponsor Warrant Exchange and Share Forfeiture Agreement
Annex G – Form of Investor Rights Agreement
Annex H – Form of Amended and Restated Bylaws

ii

Summary Term Sheet

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

•         Hennessy Capital Acquisition Corp. III is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•         There currently are 32,081,250 shares of Hennessy Capital common stock issued and outstanding, consisting of 25,665,000 shares originally sold as part of units in Hennessy Capital’s IPO (including 3,165,000 shares related to the partial exercise of the underwriters’ overallotment option) and 6,416,250 outstanding founder shares (the “founder shares”).

•         In addition, there currently are 28,848,750 warrants of Hennessy Capital outstanding, consisting of 19,248,750 public warrants originally sold as part of units in Hennessy Capital’s IPO and 9,600,000 placement warrants issued to our Sponsor in a private placement simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one share of Hennessy Capital’s common stock at a price of $11.50 per whole share, subject to adjustment. The public warrants will become exercisable on the later of 30 days after the completion of Hennessy Capital’s initial business combination or 12 months from the consummation of Hennessy Capital’s IPO, and expire at 5:00 p.m., New York time, five years after the completion of Hennessy Capital’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Hennessy Capital may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of Hennessy Capital’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before Hennessy Capital sends the notice of redemption to the warrant holders. The 9,600,000 placement warrants will be cancelled pursuant to the Sponsor Warrant Exchange as described below. For more information about Hennessy Capital and its securities, see the sections entitled “Information About Hennessy Capital,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

•         Sponsor Warrant Exchange and Share Forfeiture. Substantially concurrently with the execution of the Purchase Agreement, we entered into a Sponsor Warrant Exchange and Share Forfeiture Agreement with our Sponsor (the “Sponsor Warrant Exchange and Share Forfeiture Agreement”), which provides for the exchange by the Sponsor of 9,600,000 outstanding placement warrants for 1,920,000 newly issued shares of Hennessy Capital common stock and forfeiture to the Company of an equivalent number of existing founder shares held by the Sponsor for cancellation (the “Sponsor Warrant Exchange”). The Sponsor Warrant Exchange will occur immediately prior to, and is contingent upon, the consummation of the Business Combination. The effect of the Sponsor Warrant Exchange is to effectively cancel all of the outstanding placement warrants for no consideration upon consummation of the Business Combination. Our Sponsor has agreed that, (i) prior to closing of the Business Combination (the “Closing”), it shall not, directly or indirectly, sell, transfer or otherwise dispose of or hypothecate, or otherwise grant any interest in or to, the 1,920,000 founder shares to be forfeited in the Sponsor Warrant Exchange, other than pursuant to the Sponsor Warrant Exchange and Share Forfeiture Agreement and (ii) for a period of 180 days (with limited exceptions) from the Closing, it shall not, directly or indirectly, sell, transfer, pledge, encumber, assign or otherwise dispose of any portion of the newly issued shares received in the Sponsor Warrant Exchange. The purpose of the Sponsor Warrant Exchange is to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding placement warrants and the potential dilution to the holders of our common stock that may result from the exercise of the placement warrants.

•         NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group’s broad range of capabilities enable it to provide global reach to meet the critical, non-discretionary needs of its more than 5,000 customers across diverse industries and end markets to ensure compliance with environmental, health and safety (“EH&S”) laws around the world. For more information about NRC Group, see the sections entitled “Information About NRC Group,” “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management After the Business Combination” and “Risk Factors.”

•         The Business Combination. Pursuant to the Purchase Agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (as may be further amended from time to time, the “Purchase Agreement”), by and between the Company and JFL-NRC-SES Partners, LLC (“JFL Partners”), the Company proposes to acquire all of the issued and outstanding membership interests of NRC Group from JFL Partners. For more information about the transactions contemplated by the Purchase Agreement, which is referred to herein as the “Business Combination,” see the section entitled “The Business Combination Proposal” and the copy of the Purchase Agreement attached to this proxy statement as Annex A and Annex B.

•         Business Combination Consideration. Pursuant to the Purchase Agreement, the aggregate purchase price for the proposed Business Combination is $662.5 million subject to adjustments for (i) NRC Group’s cash, debt, and net working capital, (ii) certain other unpaid transaction expenses (other than NRC Group’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), (iii) expenses paid by JFL Partners or its affiliates (including NRC Group) on behalf of the Company, (iv) pre-Closing income taxes, (v) the Excess Capital Expenditures Adjustment (as defined herein), and (vi) the Aggregate Acquisition Adjustment (as defined herein) (the purchase price and final adjustments as of the Closing being the “Total Purchase Price”) and any potential post-Closing payment amounts (as described below). The Total Purchase Price consists of the Cash Component and an Equity Component, which will be determined as follows:

•         The Cash Component means the positive number equal to (i) the dollar amount remaining in the Company’s trust account after redemptions (as described below), plus (ii) the amount raised from the expected sale of $75.0 million of our Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”) and up to $25.0 million of Company common stock in the PIPE Financing (as defined herein), plus (iii) the amount raised, if any, if the Company conducts a private placement pursuant to the Backstop Commitment (as defined herein), plus (iv) the amount raised, if any, in connection with the JFL Subscription (as defined herein), minus (v) the Company’s unpaid transaction expenses incurred in connection with the Business Combination; however, the Cash Component will be reduced as necessary so that the Equity Component will not be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination); and

•         The Equity Component will consist of the number of shares, rounded up to the nearest whole number, of Company common stock equal to the quotient of:

•         The positive amount equal to the Total Purchase Price minus the Cash Component, divided by

•         The number equal to the quotient of (i) the remaining trust amount (without giving effect to any redemptions and including interest net of taxes payable thereon) as of two business days prior to the Closing, divided by (ii) the outstanding public shares of Company common stock (without giving effect to any redemptions) (which quotient shall be the “Per Share Price”), provided, however, that in no event will the number of shares of Company common stock issued as the Equity Component be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination).

•         At June 30, 2018, the balance in our trust account was approximately $261.5 million (net of taxes payable).

•         Sources of Cash. The Cash Component will be funded through a combination of (i) cash held in our trust account, (ii) the proceeds from the expected sale of $75.0 million of our Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) and up to $25.0 million of Company common stock to the PIPE Investors (as defined herein) pursuant to the Backstop and Subscription Agreement (as defined herein), the Cyrus Subscription Agreement (as defined herein) and such other subscription agreements substantially similar to the Cyrus Subscription Agreement (the “Other Subscription Agreements”), (iii) the amount raised, if any, if the Company conducts a private placement pursuant to the Backstop Commitment in an aggregate amount of up to $25.0 million and (iv) the amount raised, if any, in connection with the JFL Subscription. The PIPE Investors have already subscribed for the entire $100.0 million under the PIPE Financing and Nomura (as defined herein) has committed to the purchase of up to $25.0 million of Company common stock under the Backstop Commitment. The Equity Component will be funded through the issuance of shares of our newly issued common stock. For additional information regarding sources and uses for funding of the Total Purchase Price, see “The Business Combination Proposal – General Description of the Purchase Agreement.”

•         Backstop Commitment. We have received a commitment from Nomura to purchase up to $25.0 million in shares of our common stock (as and to the extent requested by us) through one or more of the following: (i) one or more open market or privately negotiated transactions with one or more third parties (including forward contracts), (ii) private placement (at a purchase price of $10.25 per share) with consummation to occur concurrently with that of the Business Combination, or (iii) a combination thereof (the “Backstop Commitment”), in order to help ensure that we receive sufficient funds from our trust account after redemptions to, among other things, fund the Cash Component. Nomura has agreed to (i) vote any shares of Hennessy Capital common stock acquired pursuant to the Backstop and Subscription Agreement in favor of the Business Combination and the other proposals set forth herein, (ii) not exercise its redemption rights with respect to any such shares and (iii) not transfer any such shares until the earlier of the Termination Date (as defined under the Purchase Agreement) or the Closing. For additional information regarding the Backstop and Subscription Agreement, see “The Business Combination Proposal – Related Agreements – Backstop and Subscription Agreement.”

•         JFL Subscription Agreement. Substantially concurrently with the execution of the Purchase Agreement, we entered into the JFL Subscription Agreement with JFLCo. The JFL Subscription Agreement provides that JFLCo or one or more of its affiliated investment funds may elect to (i) purchase from the Company (A) up to 300,000 newly issued shares of Series A Convertible Preferred Stock for a per share price of $97.00 and (B) up to 1,951,220 newly issued shares of Company common stock for a per share price of $10.25, and (ii) acquire an additional number of shares of Company common stock from the Sponsor as determined in accordance with the terms of the JFL Subscription Agreement.

•         Pro Forma Equity Ownership. It is anticipated that, upon completion of the Business Combination, assuming (for illustrative purposes) redemptions of approximately 16% of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 74% of our outstanding common stock (57% held by our public stockholders and 17% held by our initial stockholders, including our Sponsor), JFL Partners and its affiliates will hold in the aggregate approximately 20% of our outstanding common stock, and the PIPE Investors will own approximately 6% of our outstanding common stock. These percentages are based on a number of assumptions (as described in this proxy statement) and are subject to adjustment in accordance with the terms of the Purchase Agreement. A copy of the Purchase Agreement is attached as Annex A and Annex B. If public stockholders representing more than 16% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and JFL Partners and its affiliates each will increase, in each case relative to the percentage held if approximately 16% of our outstanding public shares are redeemed. For example:

•         Assuming redemptions of 25% of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 68% of our outstanding common stock (51% held by our public stockholders and 17% held by our initial stockholders, including our Sponsor), JFL Partners and its affiliates will hold in the aggregate approximately 26% of our outstanding common stock, and the PIPE Investors will own approximately 6% of our outstanding common stock;

•         Assuming redemptions of 50% of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 51% of our outstanding common stock (34% held by our public stockholders and 17% held by our initial stockholders, including our Sponsor), JFL Partners and its affiliates will hold in the aggregate approximately 43% of our outstanding common stock, and the PIPE Investors will own approximately 6% of our outstanding common stock; and

•         Assuming the maximum amount of redemptions of 100% of our outstanding public shares, we estimate upon Closing, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 17% of the Company, JFL Partners and its affiliates will own, in the aggregate, 71% of our outstanding common stock, and the PIPE Investors will own 12% of our outstanding common stock (6% held by the PIPE Investors excluding Nomura and 6% held by Nomura, assuming the issuance of $23.0 million in shares of Company common stock pursuant to the PIPE Financing and Nomura’s full $25.0 million purchase of Company common stock pursuant to the Backstop Commitment). The Company anticipates fully utilizing the Backstop Commitment if needed to satisfy the minimum Cash Component.

Conversely, if public stockholders representing less than 16% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will increase and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and JFL Partners and its affiliates each will decrease, in each case relative to the percentage held if approximately 16% of our outstanding public shares are redeemed, except that pursuant to the Purchase Agreement, in no event will JFL Partners hold less than 20% of the outstanding public shares as of immediately following the Closing. For example:

•         Assuming no redemptions of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 75% of our outstanding common stock (60% held by our public stockholders and 15% held by our initial stockholders, including our Sponsor), JFL Partners and its affiliates will hold in the aggregate approximately 20% of our outstanding common stock, and the PIPE Investors will own approximately 5% of our outstanding common stock.

All of the relative percentages above are for illustrative purposes only and are based upon the assumptions set forth under “Frequently Used Terms.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended. See “Summary — Impact of the Business Combination on Hennessy Capital’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•         Our management and board of directors considered various factors in determining whether to approve the Purchase Agreement and the transactions contemplated thereby, and that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $9.6 million payable to the underwriters of our IPO and taxes payable on interest earned). For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•         Pursuant to our existing amended and restated certificate of incorporation (the “existing charter”), in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. For illustrative purposes, based on funds in the trust account of approximately $261.5 million on June 30, 2018 (net of taxes payable) and including anticipated additional interest and related tax accruals thereon through the Closing, the estimated per share redemption price is expected to be approximately $10.23 at the Closing. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the Company and will not participate in any future growth of the Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.”

•         In addition to voting on the Business Combination Proposal, at the special meeting, the stockholders of Hennessy Capital will be asked to vote upon:

•         The Charter Proposals — to approve separate proposals for amendments to the Company’s existing charter to:

•         Proposal 2 — increase the Company’s authorized preferred stock (“Proposal 2”);

•         Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”);

•         Proposal 4 — provide for the removal of directors with or without cause by stockholders voting a majority of the outstanding shares of Company common stock, provided that at any time that JFL beneficially owns, in the aggregate, less than 50% of Company common stock, directors may be removed from office only for cause and only by the affirmative vote of holders of the majority of the outstanding shares of Company common stock (“Proposal 4”);

•         Proposal 5 — provide that, for so long as JFL beneficially owns, in the aggregate, at least 50% of the outstanding shares of Company common stock, JFL may call special meetings of the stockholders of the Company for any purpose or purposes upon the written request of JFL (“Proposal 5”);

•         Proposal 6 — require an affirmative vote by the holders of at least 66.67% of the outstanding shares of Company common stock to amend, alter, change or repeal or adopt certain provisions of the proposed charter for so long as, JFL beneficially owns, in the aggregate, at least 10% of outstanding shares of Company common stock (“Proposal 6”);

•         Proposal 7 — require an affirmative vote of at least 66.67% of the outstanding shares of Company common stock to amend, alter or repeal the proposed amended and restated bylaws of the Company for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of Company common stock (“Proposal 7”);

•         Proposal 8 — provide for certain changes to adopt ownership qualifications, restrictions, requirements and procedures to assist us in complying with certain provisions of the Jones Act (as defined herein) (“Proposal 8”); and

•         Proposal 9 — provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.,” which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 9”);

•         Proposal 10 — to consider and vote upon a proposal to elect three directors to serve as Class III directors on our board of directors until the 2021 annual meeting of stockholders and one director to serve as a Class II director on our board of directors until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

•         Proposal 11 — to consider and vote upon a proposal to approve and adopt the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan (the “Incentive Plan Proposal”);

•         Proposal 12 — to consider and vote upon (i) the issuance of shares of common stock to JFL Partners as part of the consideration pursuant to the Purchase Agreement, (ii) the issuance of up to 2,439,025 shares of Company common stock and up to 1,000,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock in the PIPE Financing and Backstop Commitment, the proceeds of which will be used to fund a portion of the Cash Component of the Total Purchase Price, (iii) the issuance by the Company of up to 1,951,220 shares of Company common stock and up to 300,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock to JFLCo or one or more of its affiliated investment funds pursuant to the JFL Subscription Agreement and (iv) the potential change of control of the Company under the NYSE American listing rules in connection with the foregoing issuances of our common stock (the “NYSE Proposal”); and

•         Proposal 13 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal or the NYSE Proposal (the “Adjournment Proposal”).

•         The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the NYSE Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal.

•         If our stockholders do not approve the NYSE Proposal, we will have the right to issue up to 19.9% of the Company’s issued and outstanding common stock, pursuant to the PIPE Financing, Backstop Commitment (to the extent newly issued shares of Company common stock are issued in connection therewith) and the JFL Subscription (if exercised), without stockholder approval; however, even without stockholder approval of the NYSE Proposal, we will have the right to issue the full number of shares of Series A Convertible Preferred Stock contemplated by the PIPE Financing and JFL Subscription (subject to the provisions of the Series A Convertible Preferred Stock that limit the convertibility of the shares of that series unless and until stockholder approval has been received).

•         Upon the Closing, four directors will be voted upon by our stockholders at the special meeting. Four former directors of the Company, Bradley Bell, Richard Burns, Peter Shea and Daniel DiMicco, have informed us that they will resign from our board of directors upon Closing. Our board of directors intends to nominate four directors for election at the special meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of (i) three existing Hennessy Capital directors, Kevin Charlton, Daniel Hennessy and James O’Neil; (ii) the CEO of NRC Group, Christian Swinbank; (iii) two existing members of the board of managers of JFL Partners, Glenn Shor and Alexander Harman; (iv) one director who will be a nominee of the holders of the shares of Series A Convertible Preferred Stock, John Rapaport; and (v) one director that currently serves neither on the board of Hennessy Capital nor as a manager of JFL Partners nor as a nominee of the holders of shares of Series A Convertible Preferred Stock, James Baumgardner. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.” Pursuant to the terms of the Investor Rights Agreement that will be entered into in connection with the Closing, JFLCo on behalf of each JFL entity that owns shares of the Company’s capital stock will have the right to nominate directors to our board in the future based on JFL’s proportional ownership interest in our common stock. A copy of the Investor Rights Agreement is attached to this accompanying proxy statement as Annex G.

•         Unless waived by the parties to the Purchase Agreement, in accordance with applicable law, the Closing is subject to a number of conditions set forth in the Purchase Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “The Business Combination Proposal — The Purchase Agreement.”

•         The Purchase Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by JFL Partners or the Company acting alone, in specified circumstances. For more information about the termination rights under the Purchase Agreement, see the section entitled “The Business Combination Proposal — The Purchase Agreement.”

•         The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

•         In considering the recommendation of Hennessy Capital’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the approximately 6.42 million total founder shares (of which 375,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at September 20, 2018 of approximately $65.4 million based on the closing price of Hennessy Capital common stock as reported by the NYSE American and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.004 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of three of our seven existing directors as directors of the Company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

•         The Jones Act and the U.S. vessel documentation laws set forth in 46 U.S.C. section 12101, et seq., place a limit of 25% on non-U.S. Citizen ownership or control of persons engaged in transporting merchandise and passengers for hire by water or by land and water either directly or via a foreign port between points in the United States and certain of its island territories and possessions. For a summary of the definition of “U.S. Citizen” under the Jones Act, see “Description of Securities — Restrictions on Ownership and Purchase of Capital Stock by Non-U.S. Citizens.”

•         If we should fail to comply with the above described ownership requirements, our vessels could lose their ability to engage in U.S. coastwise trade. To assist our compliance with these requirements, our proposed charter and proposed amended and restated bylaws:

•         limit ownership by non-U.S. Citizens of any class or series of our capital stock (including our common stock) to 24%;

•         permit us to withhold dividends and suspend voting rights with respect to any shares held by non-U.S. Citizens above 24%;

•         permit us to establish and maintain a dual stock certificate system under which different forms of certificates are used to reflect whether the owner is or is not a U.S. Citizen;

•         permit us to redeem any shares held by non-U.S. Citizens so that our foreign ownership is less than 24%; and

•         permit us to take measures to ascertain ownership of our stock.

Assuming approval of the Charter Proposals at the special meeting, we intend to take appropriate measures under our proposed charter and proposed amended and restated bylaws to ensure compliance with the ownership provisions of the Jones Act from and after the Closing. For additional information regarding the restrictions on non-U.S. Citizen ownership of our capital stock, see “Description of Securities — Restrictions on Ownership and Purchase of Capital Stock by Non-U.S. Citizens.”

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Hennessy Capital” refer to Hennessy Capital Acquisition Corp. III, and the terms “combined company” and “post-Business Combination company” refer to Hennessy Capital and its subsidiaries, including NRC Group, following the consummation of the Business Combination. Furthermore, in this document:

“2018 Dividend” means a one-time dividend distribution from NRC Group to investment affiliates of JFLCo in an aggregate (without duplication) maximum amount of $86,500,000 that was paid on June 11, 2018.

“Backstop and Subscription Agreement” means that certain Backstop and Subscription Agreement, dated as of June 25, 2018, entered into by and between the Company and Nomura.

“Backstop Commitment” means the commitment by Nomura pursuant to that certain Backstop and Subscription Agreement with the Company prior to the Closing to purchase up to $25.0 million in shares of Hennessy Capital common stock through (i) one or more open market or privately negotiated transactions with one or more third parties, (ii) a private placement (at a purchase price of $10.25 per share) with consummation to occur concurrently with that of the Business Combination, or (iii) a combination thereof, in order to help ensure that we receive sufficient funds from our trust account after redemptions to (among other things) pay the Cash Component of the Total Purchase Price.

“Business Combination” means the acquisition by us of all of the issued and outstanding membership interests of NRC Group Holdings from JFL Partners.

“Cash Component” means the positive number equal to (i) the dollar amount remaining in the Company’s trust account after redemptions, plus (ii) the amount raised from the expected sale of $75.0 million of the Series A Convertible Preferred Stock and up to $25.0 million of Company common stock in the PIPE Financing, plus (iii) the amount raised, if any, if the Company conducts a private placement pursuant to the Backstop Commitment, plus (iv) the amount raised, if any, in connection with the JFL Subscription, minus (v) the Company’s unpaid transaction expenses incurred in connection with the Business Combination; however, the Cash Component will be reduced as necessary so that the Equity Component will not be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination).

“Certificate of Designations” means the Certificate of Designations, Preferences, Rights and Limitations of the 7.00% Series A Convertible Cumulative Preferred Stock of NRC Group Holdings Corp. (formerly known as Hennessy Capital Acquisition Corp. III).

“Closing” means the closing of the Business Combination.

“Cyrus” means Cyrus Capital Partners, L.P., a Delaware limited partnership, and any of its affiliates and funds and/or accounts that are managed, advised or sub-advised by Cyrus Capital Partners, L.P. that will receive shares of Series A Convertible Preferred Stock or Company common stock under the Cyrus Subscription Agreement.

“Cyrus Subscription Agreement” means that certain Subscription Agreement, dated as of August 24, 2018, entered into by and between the Company and Cyrus Capital Partners, L.P.

“Dividend Recapitalization” means the making of the 2018 Dividend and the payment of any fees and expenses associated with making the 2018 Dividend.

“DTC” means The Depository Trust Company.

“Equity Component” means the number of shares, rounded up to the nearest whole number, of Company common stock equal to the quotient of:

•         The positive amount equal to the Total Purchase Price minus the Cash Component, divided by

•         The number equal to the quotient of (i) the remaining trust amount (without giving effect to any redemptions and including interest net of taxes payable thereon) as of two business days prior to the Closing, divided by (ii) the outstanding public shares of Company common stock (without giving effect to any redemptions), provided, however, that in no event will the number of shares of Company common stock issued as the Equity Component be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“existing charter” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on June 22, 2017.

“founder shares” means the 6,416,250 outstanding founder shares initially issued to our Sponsor in a March 2017 private placement and currently held by our initial stockholders, of which 1,920,000 existing shares of common stock held by our Sponsor will be forfeited pursuant to the Sponsor Warrant Exchange.

“GAAP” means generally accepted accounting principles in the United States.

“Hennessy Capital” means Hennessy Capital Acquisition Corp. III, a Delaware corporation.

“Hennessy Capital common stock,” “Company common stock” or “our common stock” means common stock, par value $0.0001 per share, of Hennessy Capital.

“Hennessy Capital preferred stock” or “our preferred stock” means preferred stock, par value $0.0001 per share, of Hennessy Capital, at least 750,000 shares of which shall be designated Series A Convertible Preferred Stock.

“Hennessy Stockholders” means the Sponsor and certain of its affiliates as set forth on Schedule I to the Voting and Support Agreement.

“Incentive Plan” means the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan. A copy of the form of Incentive Plan is attached hereto as Annex D.

“initial stockholders” means our Sponsor and each of our officers and current directors, in each case, that hold founder shares.

“Investor Rights Agreement” means the Investor Rights Agreement to be entered into at the Closing between the Company, JFL Partners and JFLCo. A copy of the form of Investor Rights Agreement is attached hereto as Annex G.

“IPO” means the initial public offering of Hennessy Capital units, each comprised of one share of common stock and one warrant, consummated on July 5, 2017 with respect to 22,500,000 units and on July 19, 2017 with respect to 3,165,000 units related to the partial exercise of the underwriters’ over-allotment option, in each case at $10.00 per unit.

“JFL” means JFLCo and, together with its respective affiliates (including JFL Partners), subsidiaries, managed funds and its and their successors and assigns (other than the Company and its subsidiaries).

“JFLCo” means J.F. Lehman & Company, LLC.

“JFL Partners” means JFL-NRC-SES Partners, LLC.

“JFL Subscription” means the option held by JFLCo or one or more of its affiliated investment to (i) purchase from the Company (A) up to 300,000 newly issued shares of our Series A Convertible Preferred Stock (at a purchase price of $97.00 per share) and (B) up to 1,951,220 newly issued shares of Company common stock (at a purchase price of $10.25 per share), and (ii) in connection with any such purchase, receive from the Sponsor, for no consideration, an additional number of shares of Company common stock from the Sponsor as determined in accordance with the terms of the JFL Subscription Agreement.

“JFL Subscription Agreement” means the Subscription Agreement, dated June 25, 2018, among the Company, the Sponsor and JFLCo regarding the JFL Subscription.

“Jones Act” means 46 U.S.C. section 55101, et seq., as amended. The Jones Act applies to transportation of merchandise and passengers for hire by water, or by land and water, between points in the United States, including Hawaii and Alaska, and the island territories and possessions of the United States, including Puerto Rico and Guam. The Jones Act restricts such transportation to U.S. flag vessels that meet certain requirements, including that they are built in the United States, owned by U.S. Citizens, and manned by predominantly U.S. Citizen crews.

“lock-up agreements” means the lock-up letter agreements that each of JFL Partners and Sponsor will enter into with the Company upon the Closing restricting the sale, transfer or other disposition for value of shares of Hennessy Capital common stock received as part of the Business Combination consideration for 180 days post-Closing.

“New Credit Facility” means the Credit and Guaranty Agreement, dated June 11, 2018, between NRC and Sprint, as borrowers, NRC Group, as parent, and the other guarantors party thereto.

“Nomura” means Nomura Securities International, Inc., a New York corporation.

“NRC” means JFL-NRC Holdings, LLC and its consolidated subsidiaries, taken together.

“NRC Group” means NRC Group Holdings, LLC and its consolidated subsidiaries, taken together.

“NRC Partners” means JFL–NRC Partners, LLC, the ultimate parent company of NRC prior to the Dividend Recapitalization.

“Other Subscription Agreements” means such other subscription agreements, if any, with terms substantially similar to the Cyrus Subscription Agreement entered into by the Company prior to the Closing with any PIPE Investors other than Nomura and Cyrus.

“PIPE Financing” means the expected issuance and sale of up to $75.0 million in shares of our Series A Convertible Preferred Stock (at a purchase price of $100.00 per share) and up to $25.0 million of Company common stock in a private placement to the PIPE Investors pursuant to the Backstop and Subscription Agreement (in the case of Nomura), the Cyrus Subscription Agreement (in the case of Cyrus) and the Other Subscription Agreements (in the case of other PIPE Investors other than Nomura and Cyrus) to, among other things, pay transaction fees and expenses and use for general corporate purposes and to pay the Cash Component. The PIPE Financing will be exempt from registration under U.S. securities laws pursuant to Section 4(a)(2) of the Securities Act and will be structured as a Rule 144A qualifying transaction intended to clear and settle through the facilities of DTC for Rule 144A transactions.

“PIPE Investors” means Nomura, Cyrus and/or any other Qualified Institutional Buyers who enter into Other Subscription Agreements with the Company prior to the Closing in connection with the PIPE Financing.

“placement warrants” means the 9,600,000 warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of our IPO for a purchase price of $1.00 per placement warrant for a total purchase price of approximately $9,600,000, each of which is exercisable for one share of Hennessy Capital common stock at a price of $11.50 per full share, in accordance with its terms. The effect of the Sponsor Warrant Exchange is to effectively cancel all of the outstanding placement warrants for no consideration upon consummation of the Business Combination.

“proposed amended and restated bylaws” means the proposed amended and restated bylaws of Hennessy Capital, which will become the Company’s bylaws upon the approval of the Business Combination Proposal and the consummation of the Business Combination. A copy of the form of proposed amended and restated bylaws is attached hereto as Annex H.

“proposed charter” means the proposed second amended and restated certificate of incorporation of Hennessy Capital, which will become the Company’s certificate of incorporation upon the approval of the Charter Proposals and the Business Combination Proposal and the consummation of the Business Combination. A copy of the form of proposed charter is attached hereto as Annex C.

“public shares” means shares of Hennessy Capital common stock issued in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“public stockholders” means holders of public shares, including the initial stockholders to the extent the initial stockholders hold public shares, provided that the initial stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“public warrants” means the warrants issued in Hennessy Capital’s IPO, each of which is exercisable for one share of Hennessy Capital common stock, in accordance with its terms.

“Purchase Agreement” means the Purchase Agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (as may be further amended from time to time), by and between the Company and JFL Partners, a copy of which is attached hereto as Annex A and Annex B.

“Qualified Institutional Buyer” or “QIB” means a “qualified institutional buyer,” as defined in Rule 144A under the Securities Act.

“Registration Rights Agreement” means the proposed Amended and Restated Registration Rights Agreement to be entered into upon Closing by the Company, the Sponsor, the investors in the PIPE Financing, Backstop Commitment and JFL Subscription, JFL Partners and each of our initial stockholders.

“Rule 144A” means Rule 144A under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Convertible Preferred Stock” means our 7.00% Series A Convertible Preferred Stock, shares of which are expected to be issued to the investors in the PIPE Financing and may also be issued in the JFL Subscription.

“special meeting” means the special meeting in lieu of the 2018 annual meeting of stockholders of Hennessy Capital that is the subject of this proxy statement.

“Sponsor” means Hennessy Capital Partners III LLC, a Delaware limited liability company.

“Sponsor Warrant Exchange” means the exchange by the Sponsor of the 9,600,000 outstanding placement warrants for 1,920,000 newly issued shares of Hennessy Capital common stock and forfeiture to the Company of an equivalent number of existing founder shares held by the Sponsor for cancellation. The Sponsor Warrant Exchange will occur immediately prior to, and is contingent upon, the consummation of the Business Combination. The effect of the Sponsor Warrant Exchange is to effectively cancel all of the outstanding placement warrants for no consideration upon consummation of the Business Combination.

“Sponsor Warrant Exchange and Share Forfeiture Agreement” means the Sponsor Warrant Exchange and Share Forfeiture Agreement, dated June 25, 2018, as it may be amended, by and among Hennessy Capital Partners III LLC and the Company, a copy of which is attached hereto as Annex F.

“Sprint” means SES Holdco, LLC and its consolidated subsidiaries, taken together.

“Total Purchase Price” means the aggregate equity purchase price for the Business Combination is $662.5 million, subject to certain pre-and post-Closing adjustments as set forth in the Purchase Agreement for NRC Group’s cash, indebtedness, working capital, income taxes, excess capital expenditures, and certain other unpaid transaction expenses (other than NRC Group’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) and to a potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by NRC Group prior to the Closing.

“USCG” means the U.S. Coast Guard.

“U.S. Citizen” means a citizen of the United States within the meaning of 46 U.S.C. section 50501(a), (b) and (d), for purposes of owning and operating U.S.-flag vessels in the U.S. coastwise trade.

“Voting and Support Agreement” means the Voting and Support Agreement, dated June 25, 2018, as it may be amended, by and among JFL Partners and each of our initial stockholders, a copy of which is attached hereto as Annex E.

“Warrants” means the placement warrants and the public warrants, taken together.

_____________________________________________________________________________

Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement with respect to the Company’s stockholders following the Business Combination are for illustrative purposes only and assume the following:

(i)       the completion of the Sponsor Warrant Exchange immediately prior to the Closing;

(ii)      no exercise of the 19,248,750 public warrants that will remain outstanding following the Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share;

(iii)     at the Closing, the PIPE Investors purchase shares of Series A Convertible Preferred Stock in the PIPE Financing for aggregate cash proceeds of $75.0 million to the Company;

(iv)     at the Closing, the PIPE Investors purchase shares of Company common stock in the PIPE Financing for aggregate cash proceeds of $23.0 million to the Company;

(v)      the Backstop Commitment is not utilized and the JFL Subscription is not exercised;

(vi)     no conversion of the shares of Series A Convertible Preferred Stock issued in the PIPE Financing, which will be convertible at the holder’s option at any time following the Business Combination at a conversion price of $12.50 per share;

(vii)    at the Closing, there is approximately $300.0 million of outstanding NRC Group debt (net of cash) and approximately $20.0 million of unpaid transaction expenses for the account of Hennessy Capital and excluding unpaid transaction expenses for the account of NRC Group and JFL Partners (which are anticipated to be paid from the Cash Component);

(viii)   at the Closing, there are no adjustments to the Total Purchase Price payable to JFL Partners under the Purchase Agreement for net working capital, pre-Closing income taxes, the Excess Capital Expenditures Adjustment or the Aggregate Acquisition Adjustments (other than the Potential Acquisition described below);

(ix)     the Potential Acquisition is continuing to be pursued by NRC Group at the Closing (but has not been consummated at or prior the Closing), and pursuant to the terms of the Purchase Agreement, the Total Purchase Price payable at Closing to JFL Partners will increase by $10,000,000 (payable in additional shares of Company common stock);

(x)      no issuance of any shares following the Business Combination under the Company’s proposed NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan (the “Incentive Plan”);

(xi)     none of Hennessy Capital’s existing stockholders or JFL purchase shares of Hennessy Capital common stock in the open market; and

(xii)    there are no other issuances of equity securities of Hennessy Capital prior to or in connection with the Closing.

In addition, the scenario assuming redemptions of 100% of our outstanding public shares assumes that Hennessy Capital receives $77.0 million in aggregate cash proceeds from the issuance of Series A Convertible Preferred Stock in the PIPE Financing and that the $25.0 million Backstop Commitment is fully utilized.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

Questions and Answers about the Proposals for Stockholders

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:      Why am I receiving this proxy statement?

A:      Our stockholders are being asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a purchase agreement (the “Purchase Agreement”) providing for the acquisition by us of all of the issued and outstanding membership interests of NRC Group from JFL Partners. Pursuant to the Purchase Agreement, the aggregate purchase price for the proposed Business Combination is $662.5 million subject to adjustments for (i) NRC Group’s cash, debt, and net working capital, (ii) certain other unpaid transaction expenses (other than NRC Group’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), (iii) expenses paid by JFL Partners or its affiliates (including NRC Group) on behalf of the Company, (iv) pre-Closing income taxes, (v) the Excess Capital Expenditures Adjustment (as defined herein) and (vi) the Aggregate Acquisition Adjustment (as defined herein) (the purchase price and final adjustments as of the Closing being the “Total Purchase Price”) and any potential post-Closing payment amounts (as described below). The Total Purchase Price consists of the Cash Component and an Equity Component, which will be determined as follows:

•         The Cash Component means the positive number equal to (i) the dollar amount remaining in the Company’s trust account after redemptions (as described below), plus (ii) the amount raised from the expected sale of $75.0 million of our Series A Convertible Preferred Stock and up to $25.0 million of Company common stock in the PIPE Financing, plus (iii) the amount raised, if any, if the Company conducts a private placement pursuant to the Backstop Commitment, plus (iv) the amount raised, if any, in connection with the JFL Subscription, minus (v) the Company’s unpaid transaction expenses incurred in connection with the Business Combination; however, the Cash Component will be reduced as necessary so that the Equity Component will not be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination); and

•         The Equity Component will consist of the number of shares, rounded up to the nearest whole number, of Company common stock equal to the quotient of:

•         The positive amount equal to the Total Purchase Price minus the Cash Component, divided by

•         The number equal to the quotient of (i) the remaining trust amount (without giving effect to any redemptions and including interest net of taxes payable thereon) as of two business days prior to the Closing, divided by (ii) the outstanding public shares of Company common stock (without giving effect to any redemptions) (which quotient shall be the “Per Share Price”), provided, however, that in no event will the number of shares of Company common stock issued as the Equity Component be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination).

Our common stock, units and warrants are currently listed on the NYSE American (“NYSE American”) under the symbols “HCAC” “HCAC.U” and “HCAC WS,” respectively. We will apply to continue the listing of our common stock and warrants on the NYSE American under the new symbols “NRCG” and “NRCG WS,” respectively, upon the Closing. At the Closing, our units will separate into their component shares of Hennessy Capital common stock, par value $0.0001 per share (“Hennessy Capital common stock”), and warrants to purchase one share of Hennessy Capital common stock, and cease separate trading.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:      What is being voted on at the special meeting?

A:      Below are proposals on which our stockholders are being asked to vote.

(1)      The Business Combination Proposal — to consider and vote upon a proposal to approve that certain Purchase Agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (as may be further amended from time to time, the “Purchase Agreement”), by and between the Company and JFL Partners, and the transactions contemplated thereby, which provides for the acquisition by us of all of the issued and outstanding membership interests of NRC Group Holdings, LLC from JFL Partners. We refer to NRC Group Holdings, LLC and its consolidated subsidiaries hereafter collectively as “NRC Group,” and we refer to such acquisition and the other transactions contemplated by the Purchase Agreement collectively hereafter as the “Business Combination.”

The Charter Proposals — to approve separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to:

(2)      Proposal 2 — increase the Company’s authorized preferred stock (“Proposal 2”);

(3)      Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”);

(4)      Proposal 4 — provide for the removal of directors with or without cause by stockholders voting a majority of the outstanding shares of Company common stock, provided that at any time that JFL beneficially owns, in the aggregate, less than 50% of Company common stock, directors may be removed from office only for cause and only by the affirmative vote of holders of the majority of the outstanding shares of Company common stock (“Proposal 4”);

(5)      Proposal 5 — provide that, for so long as JFL beneficially owns, in the aggregate, at least 50% of the outstanding shares of Company common stock, JFL may call special meetings of the stockholders of the Company for any purpose or purposes upon the written request of JFL (“Proposal 5”);

(6)      Proposal 6 — require an affirmative vote by the holders of at least 66.67% of the outstanding shares of Company common stock to amend, alter, change or repeal or adopt certain provisions of the proposed charter for so long as, JFL beneficially owns, in the aggregate, at least 10% of outstanding shares of Company common stock (“Proposal 6”);

(7)      Proposal 7 — require an affirmative vote of at least 66.67% of the outstanding shares of Company common stock to amend, alter or repeal the proposed amended and restated bylaws of the Company for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of Company common stock (“Proposal 7”);

(8)      Proposal 8 — provide for certain changes to adopt ownership qualifications, restrictions, requirements and procedures to assist us in complying with certain provisions of the Jones Act (“Proposal 8”); and

(9)      Proposal 9 — provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.,” which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 9”);

(10)   Proposal 10 — to consider and vote upon a proposal to elect three directors to serve as Class III directors on our board of directors until the 2021 annual meeting of stockholders and one director to serve as a Class II director on our board of directors until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(11)   Proposal 11 — to consider and vote upon a proposal to approve and adopt the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan (the “Incentive Plan Proposal”);

(12)   Proposal 12 — to consider and vote upon (i) the issuance of shares of common stock to JFL Partners as part of the consideration pursuant to the Purchase Agreement, (ii) the issuance of up to 2,439,025 shares of Company common stock and up to 1,000,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock in the PIPE Financing and Backstop Commitment, the proceeds of which will be used to fund a portion of the Cash Component of the Total Purchase Price, (iii) the issuance by the Company of up to 1,951,220 shares of Company common stock and up to 300,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock to JFLCo or one or more of its affiliated investment funds pursuant to the JFL Subscription Agreement and (iv) the potential change of control of the Company under the NYSE American listing rules in connection with the foregoing issuances of our common stock (the “NYSE Proposal”); and

(13)   Proposal 13 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal or the NYSE Proposal (the “Adjournment Proposal”).

Q:      Are the proposals conditioned on one another?

A:      Yes. The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the NYSE Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal, the Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal and the NYSE Proposal do not receive the requisite vote for approval, then (absent a waiver by JFL Partners with respect to the Charter Proposals, Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal) we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 28, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:      Why is Hennessy Capital providing stockholders with the opportunity to vote on the Business Combination?

A:      Under the existing charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. We are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing.

Q:      What will happen in the Business Combination?

A:      At the Closing, Hennessy Capital will acquire all the issued and outstanding membership interests of NRC Group from JFL Partners, and NRC Group will become our direct wholly-owned subsidiary. Membership interests of NRC Group will be exchanged for the Total Purchase Price, consisting of a Cash Component and an Equity Component.

Q:      What equity stake will (i) Hennessy Capital hold in NRC Group after the Closing and (ii) current Hennessy Capital stockholders hold in the Company after the Closing?

A:      Upon completion of the Business Combination, Hennessy Capital will own 100% of the issued and outstanding membership interests of NRC Group. It is anticipated that, upon completion of the Business Combination, assuming (for illustrative purposes) redemptions of approximately 16% of our outstanding public shares, our existing stockholders will hold in the aggregate approximately 74% of our outstanding common stock (57% held by our public stockholders and 17% held by our initial stockholders, including our Sponsor), JFL Partners will hold in the aggregate approximately 20% of our outstanding common stock and the PIPE Investors will own approximately 6% of our outstanding common stock. If public stockholders representing more than 16% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and JFL Partners each will increase, in each case relative to the percentage held if approximately 16% of our outstanding public shares are redeemed. For further illustration, assuming the maximum amount of redemptions of 100% of our outstanding public shares, we estimate upon Closing, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 17% of the Company, JFL Partners and its affiliates will own, in the aggregate, 71% of our outstanding common stock and the PIPE Investors will own 12% of our outstanding common stock (6% held by the PIPE Investors excluding Nomura and 6% held by Nomura, assuming the issuance of $23.0 million in shares of Company common stock pursuant to the PIPE Financing and Nomura’s full $25.0 million purchase of Company common stock pursuant to the Backstop Commitment). The Company anticipates fully utilizing the Backstop Commitment if needed to satisfy the minimum Cash Component.

Conversely, if public stockholders representing less than 16% of our outstanding public shares exercise their redemption rights, the percentage of our outstanding common stock held by our public stockholders will increase and the percentages of our outstanding common stock held by our initial stockholders, including our Sponsor, and JFL Partners each will decrease, in each case relative to the percentage held if approximately 16% of our outstanding public shares are redeemed, except that pursuant to the Purchase Agreement, in no event will JFL Partners hold less than 20% of the outstanding public shares as of immediately following the Closing. All of the relative percentages above are for illustrative purposes only and are based upon the assumptions set forth under “Frequently Used Terms.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended. See “Summary—Impact of the Business Combination on Hennessy Capital’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:      What conditions must be satisfied to complete the Business Combination?

A:      There are a number of closing conditions in the Purchase Agreement, including that our stockholders have approved the Purchase Agreement and, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the NYSE Proposal. The completion of the Business Combination is also conditioned upon the Company continuing to be listed, unless waived by JFL Partners, as a public company on, and the shares of our common stock continuing to be tradable over, the applicable NYSE market(s), after giving effect to the Business Combination. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Purchase Agreement.”

Q:      Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its trust account, to fund the Cash Component of the total Purchase Price?

A.      Yes. On June 25, 2018, the Company entered into the Backstop and Subscription Agreement with Nomura providing for the issuance by the Company to the PIPE Investors of shares of Series A Convertible Preferred Stock and/or Company common stock in a private placement with the possibility of additional shares of Company common stock to be issued as a backstop, subject to certain conditions, including the Closing. On August 24, 2018, the Company entered into the Cyrus Subscription Agreement with Cyrus providing for the issuance by the Company to Cyrus of $53.0 million of shares of Series A Convertible Preferred Stock and approximately $15.0 million of shares of Company common stock, subject to certain conditions, including the Closing, and prior to August 24, 2018, entered into certain Other Subscription Agreements with other “qualified institutional buyers” providing for the issuance by the Company to such other PIPE Investors of $8.75 million of shares of Series A Convertible Preferred Stock and approximately $8.0 million of shares of Company common stock, subject to certain conditions, including the Closing. The Backstop and Subscription Agreement and the Cyrus Subscription Agreement (and any substantially similar Other Subscription Agreements entered into prior to the Closing) commit the PIPE Investors to purchase at least $75.0 million of our Series A Convertible Preferred Stock and up to $25.0 million of Company common stock. The proceeds from the Cyrus Subscription Agreement and the Other Subscription Agreements will reduce Nomura’s PIPE Financing commitment (but not its Backstop Commitment) under the Backstop and Subscription Agreement. In addition, the Backstop and Subscription Agreement provides a commitment from Nomura to purchase up to $25.0 million in shares of our common stock (as and to the extent requested by us). Nomura has agreed to vote any shares of Hennessy Capital common stock acquired pursuant to the PIPE Financing and Backstop Commitment in favor of all of the proposals described in this proxy statement. We have $125.0 million of aggregate cash proceeds fully committed, which, when funded, will fully satisfy this minimum Cash Component irrespective of the final amount remaining in our trust account following redemptions, pursuant to the PIPE Financing and Backstop Commitment. The issuance of 20% or more of our outstanding common stock or shares of Series A Convertible Preferred Stock convertible into shares of our common stock pursuant to the aforementioned PIPE Financing and the Backstop Commitment, as well as the JFL Subscription, may result in a change of control of the Company under the NYSE American listing rules, is contingent upon stockholder approval of the Business Combination Proposal, Proposal 2 and the NYSE Proposal and the consummation of the Business Combination.

At Closing, Hennessy Capital and the investors in the PIPE Financing, the JFL Subscription and the Backstop Commitment (if utilized) will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) that provides for the registration of shares of our common stock, if purchased from the Company in the PIPE Financing, the Backstop Commitment and the JFL Subscription, including any shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock or issuable as dividends on the Series A Convertible Preferred Stock. The Registration Rights

Agreement will also cover the shares of our common stock to be issued to JFL Partners under the Purchase Agreement.

Q:      Why is Hennessy Capital proposing the Charter Proposals?

A:      The proposed charter that we are asking our stockholders to approve in connection with the Business Combination provides for an increase in the number of authorized shares of our preferred stock (Proposal 2), the classification of our board of directors into three separate classes (Proposal 3), the ability to remove directors by majority vote under certain circumstances (Proposal 4), provide JFL with the right to call special meetings under certain circumstances (Proposal 5), the requirement of a supermajority vote to amend our charter and bylaws under certain circumstances (Proposals 6 and 7, respectively), certain changes to adopt ownership qualifications, restrictions, requirements and procedures to assist us in complying with certain provisions of the Jones Act (Proposal 8) and certain additional changes which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, including changing the Company’s name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.” (Proposal 9). In addition, to the extent that the Incentive Plan is approved, we will need to have additional authorized capital stock.

          In order to ensure that Hennessy Capital has sufficient authorized capital to complete the Business Combination, including the PIPE Financing and JFL Subscription, our board of directors has approved, subject to stockholder approval, Proposal 2 to increase the number of shares of our preferred stock from 1,000,000 to 5,000,000. Our board of directors is proposing Proposal 3 because it believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination. Our board of directors is proposing Proposal 4 to provide stockholders with additional flexibility to remove directors subject to thresholds relating to JFL Partners’ ownership, and given JFL Partners’ track record in helping to oversee NRC Group’s transformation of its business over the last several years and JFL Partners’ desire to assure management that it will be able to work with a board that shares its views on NRC Group’s industry, our board of directors believes that Proposal 4 is appropriate. Our board of directors is proposing Proposal 5 because it believes that allowing a stockholder who holds, in the aggregate, a substantial portion of the voting power of the outstanding shares of the Company to request a special meeting of stockholders achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders. Proposals 6 and 7 are being proposed to protect all stockholders against the potential self-interested actions by one or a few large stockholders and to encourage the person seeking control of the Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders. Proposal 8 is being proposed in order to assist the Company in meeting its obligation to remain in compliance with the Jones Act following the Closing. Proposal 9 is being proposed to more appropriately reflect the name of the combined company, waive the Company’s interest in, or interest in being offered, an opportunity to participate in a business activity or business opportunity presented to JFL and eliminate certain provisions related to the Company’s status as a blank check company because these provisions will serve no purpose following the Business Combination. For additional information on the Charter Proposals, please see the section entitled “The Charter Proposals.”

Q:      Why is Hennessy Capital proposing the Director Election Proposal?

A:      Upon the Closing, four of Hennessy Capital’s incumbent directors, Bradley Bell, Richard Burns, Peter Shea and Daniel DiMicco, will resign. The Hennessy Capital board has nominated Christian Swinbank, James Baumgardner and John Rapaport to serve as Class III directors for a term expiring at the Company’s annual meeting in 2021 and James O’Neil to serve as a Class II director for a term expiring at the Company’s annual meeting in 2020. See the section entitled “Director Election Proposal” for additional information. Unless waived by JFL Partners, approval of the Director Election Proposal is a condition to the consummation of the Business Combination pursuant to the Purchase Agreement.

Q:      Why is Hennessy Capital proposing the NYSE Proposal?

A:      We are proposing the NYSE Proposal to comply with Section 712 and Section 713 of the NYSE American listing rules, which requires stockholder approval prior to the issuance of shares of common stock in certain circumstances, including (i) where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more and (ii) if such issuance will result in a change of control of the issuer. We will issue shares of our voting common stock in the PIPE Financing, Backstop Commitment (if necessary), JFL Subscription (if exercised) and the Business Combination that may exceed 20% of the voting power outstanding before such issuances and may result in a change of control of the Company under the NYSE American listing rules. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the PIPE Financing, Backstop Commitment (if necessary), JFL Subscription (if exercised) and the Business Combination and such issuance may result in a change of control of Hennessy Capital under the NYSE American listing rules, we are required to obtain stockholder approval of such issuances pursuant to Section 712 and Section 713 of the NYSE American listing rules. Stockholder approval of the NYSE Proposal is also a condition to closing in the Purchase Agreement. See the section entitled “NYSE Proposal” for additional information.

Q:      Why is Hennessy Capital proposing the Incentive Plan Proposal?

A:      The purpose of the Incentive Plan is to enable us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

Q:      What happens if I sell my shares of Hennessy Capital common stock before the special meeting?

A:      The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Hennessy Capital common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Hennessy Capital common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:      What vote is required to approve the proposals presented at the special meeting?

A:      Approval of the Business Combination Proposal, Incentive Plan Proposal, NYSE Proposal and Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the four nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Q:      May Hennessy Capital or the Sponsor, Hennessy Capital’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:      In connection with the stockholder vote to approve the proposed Business Combination, our initial stockholders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the consummation of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material nonpublic information and (ii) clear all trades with our legal counsel prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including, but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

Q:      What is the JFL Subscription and what will happen if it is exercised?

A:      Concurrently with the execution of the Purchase Agreement, the Company and Sponsor entered into the JFL Subscription Agreement with JFLCo, which provides that JFLCo or one or more of its affiliated investment funds may elect (i) to purchase from the Company (A) up to 300,000 newly issued shares of Series A Convertible Preferred Stock for a per share price of $97.00, and (B) up to 1,951,220 newly issued shares of Company common stock for a per share price of $10.25, and (ii) in connection with any such purchase, receive from the Sponsor, for no consideration, up to 100,063 shares of Company common stock. Each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into eight shares of Company common stock (assuming a conversion price of approximately $12.50 per share), subject to specified adjustments as set forth in the Certificate of Designations.

If all or any portion of the JFL Subscription is exercised, then any consideration paid by JFLCo or one or more of its affiliated investment funds will be added as cash available to fund the Cash Component, and certain shares held by the Sponsor will be transferred to JFLCo or one or more of its affiliated investment funds for no consideration to the Sponsor or the Company.

Q:      How many votes do I have at the special meeting?

A:      Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record as of [•], 2018, the record date for the special meeting. As of the close of business on the record date, there were 32,081,250 outstanding shares of our common stock.

Q:      What constitutes a quorum at the special meeting?

A:      Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have the power to adjourn the special meeting. As of the record date for the special meeting, 16,040,626 shares of our common stock would be required to achieve a quorum.

Q:      How will Hennessy Capital’s Sponsor, directors and officers vote?

A:      In connection with our IPO, we entered into agreements with each of our initial stockholders, consisting of the Sponsor, our directors and our executive officers, pursuant to which each agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination Proposal. None of our initial stockholders has purchased any shares during or after our IPO in the open market and neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our Sponsor, certain of its affiliates and our officers and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares.

In addition, concurrently with the execution of the Purchase Agreement, our Sponsor and certain affiliates of our Sponsor, including Hennessy Capital Partners LLC (collectively, the “Hennessy Stockholders”), entered into a Voting and Support Agreement with JFL Partners (the “Voting and Support Agreement”), a copy of which is attached hereto as Annex E. Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote the shares of Hennessy Capital common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company) in favor of all the proposals described in this proxy statement.

Q:      What interests do Hennessy Capital’s current officers and directors have in the Business Combination?

A:      Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•         the approximately 6.42 million total founder shares (of which 375,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at September 20, 2018 of approximately $65.4 million based on the closing price of Hennessy Capital common stock as reported by the NYSE American and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.004 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of three of our seven existing directors as directors of the Company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination. These interests were considered by our board of directors when our board approved the Business Combination.

Q:      What happens if I vote against the Business Combination Proposal?

A:      If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by December 28, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:      Do I have redemption rights?

A:      If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the consummation of the Business Combination, including interest but net of taxes payable upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares or, if part of such a group, the group’s shares, with respect to the aggregate of 15% of the outstanding public shares. Our Sponsor and initial stockholders have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $261.5 million on June 30, 2018 (net of taxes payable) and including anticipated additional interest and related tax accruals thereon through the Closing, the estimated per share redemption price is expected to be approximately $10.23 at the Closing. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the trust account. If the Business Combination is not consummated, we may enter into an alternative business combination and close such transaction by December 28, 2018 (subject to the requirements of law).

Q:      Do I need to vote on the Business Combination Proposal to exercise redemption rights?

A:      No. You may redeem your shares of Hennessy Capital common stock without voting on the Business Combination Proposal. You may exercise your redemption rights whether you vote your shares of Hennessy Capital common stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement.

Q:      Will how I vote on the Business Combination Proposal affect my ability to exercise redemption rights?

A:      No. You may exercise your redemption rights irrespective of whether you vote your shares of Hennessy Capital common stock for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Purchase Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NYSE American.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must (i) check the box on the proxy card to elect redemption, (ii) check the box on the proxy card marked “Shareholder Certification,” and, (iii) prior to 5:00 p.m., Eastern time on [•], 2018 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:      What are the U.S. federal income tax consequences of exercising my redemption rights?

A:      Hennessy Capital stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of Hennessy Capital common stock will be required to treat the transaction as either a sale of such shares or a distribution. If the transaction is treated as a sale, the stockholder will recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Hennessy Capital common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. On the other hand, the redemption may be treated as a distribution if it does not effect a meaningful reduction in the redeeming stockholder’s percentage ownership in Hennessy Capital. Any such distribution will be treated as dividend income to the extent of our current and accumulated earnings and profits. Any distribution in excess of our earnings and profits will reduce the redeeming stockholder’s basis in the Hennessy Capital common stock, and then any remaining excess after that will be treated as gain realized on the sale or other disposition of the Hennessy Capital common stock. See the section entitled “Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Q:      If I am a Hennessy Capital warrantholder, can I exercise redemption rights with respect to my warrants?

A:      No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:      Do I have appraisal rights if I object to the proposed Business Combination?

A:      No. There are no appraisal rights available to holders of Hennessy Capital common stock in connection with the Business Combination.

Q:      What happens to the funds held in the trust account upon consummation of the Business Combination?

A:      If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) Hennessy Capital stockholders who properly exercise their redemption rights, (ii) to the extent that a positive balance remains in the trust account after all redemption payments are made, up to $19.8 million of fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company in connection with the Business Combination and deferred underwriting commissions payable to the underwriters of our IPO and (iii) to the extent that a positive balance remains in the trust account after all redemption payments and up to $19.8 million of our fees and expenses are paid, the remaining cash balance will be paid to JFL Partners as the Cash Component of the Total Purchase Price, provided that if the cash balance in the trust account after all redemption payments is sufficient such that the Equity Component is at least 20% of the number of shares of Company common stock outstanding as of immediately following the Closing, the remaining cash balance will be delivered to the Company’s balance sheet at Closing.

Q:      What happens if the Business Combination is not consummated?

A:      There are certain circumstances under which the Purchase Agreement may be terminated. See the section entitled “The Business Combination Proposal — The Purchase Agreement” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by December 28, 2018 (subject to the requirements of law), the existing charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Hennessy Capital’s obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Hennessy Capital’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:      When is the Business Combination expected to be completed?

A:      It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal.”

Q:      What do I need to do now?

A:      You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:      How do I vote?

A:      If you were a holder of record of our common stock on [•], 2018, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:      What will happen if I abstain from voting or fail to vote at the special meeting?

A:      At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote will have no effect on the Director Election Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the Charter Proposals, but will have no effect on the other proposals. You do not need to vote at the special meeting to exercise your redemption rights.

Q:      What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:      Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:      If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:      Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:      If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:      No. Under the rules of the NYSE American stock exchange, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:      May I change my vote after I have mailed my signed proxy card?

A:      Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:      What should I do if I receive more than one set of voting materials?

A:      You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:      Who will solicit and pay the cost of soliciting proxies?

A:      Hennessy Capital will pay the cost of soliciting proxies for the special meeting. Hennessy Capital has engaged Morrow Sodali, LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. Hennessy Capital has agreed to pay Morrow a fee of $27,500 plus costs and expenses and a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Morrow acting as the inspector of elections at the special meeting. Hennessy Capital will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Hennessy Capital will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Hennessy Capital’s common stock for their expenses in forwarding soliciting materials to beneficial owners of Hennessy Capital’s common stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:      Who can help answer my questions?

A:      If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:

Nicholas A. Petruska, Executive Vice President, Chief Financial Officer and Secretary

3485 N. Pines Way, Suite 110

Wilson, Wyoming 83014

Tel: (312) 803-0372

Email: npetruska@hennessycapllc.com

You may also contact our proxy solicitor at:

Morrow Sodali, LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: HCAC.info@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Summary of the Proxy Statement

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement with respect to the Company’s stockholders following the Business Combination are based upon the assumptions set forth under “Frequently Used Terms.”

Parties to the Business Combination

Hennessy Capital Acquisition Corp. III

Hennessy Capital is a Delaware special purpose acquisition company incorporated on January 3, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses.

Hennessy Capital’s securities are traded on the NYSE American under the ticker symbols “HCAC,” “HCAC.U” and “HCAC WS.” We will apply to continue the listing of our common stock and warrants on the NYSE American under the new symbols “NRCG” and “NRCG WS,” respectively, upon the Closing.

The mailing address of Hennessy Capital’s principal executive office is 3485 N. Pines Way, Suite 110, Wilson, Wyoming 83014 and its phone number is (307) 734-7879.

NRC Group Holdings, LLC

NRC Group is a Delaware limited liability company established in June 2018 after the completion of the long-anticipated combination of NRC and Sprint, who while operating separately, had been working together under a Collaboration Agreement since 2015 until such time that the two businesses were formally combined. Both companies were under common ownership of investment affiliates of JFLCo. In the Business Combination, Hennessy Capital will acquire all of the issued and outstanding membership interests of NRC Group from JFL Partners.

The mailing address of NRC Group’s principal executive office is 3500 Sunrise Highway, Suite 200, Building 200, Great River, New York 11739 and its phone number is (631) 224-9141.

NRC Group Business Overview

NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group’s broad range of capabilities enable it to provide global reach to meet the critical, non-discretionary needs of its more than 5,000 customers across diverse industries and end markets to ensure compliance with environmental, health and safety (“EH&S”) laws around the world. NRC Group was established in June 2018 after the completion of the long-anticipated combination of NRC and Sprint, who while operating separately, had been working together under a Collaboration Agreement since 2015 until such time that the two businesses were formally combined. Both companies were under common ownership of investment affiliates of JFLCo. In the Business Combination, Hennessy Capital will acquire all of the issued and outstanding membership interests of NRC Group from JFL Partners.

For the year ended December 31, 2017, and the six months ended June 30, 2018, NRC Group’s historical combined operating revenue was $277.6 million and $152.9 million, respectively, historical combined net income (loss) was $5.7 million and $(0.6) million, respectively, and adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) was

$68.8 million and $35.5 million, respectively. Adjusted EBITDA is not a recognized measure under GAAP. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Credit Facility — Liquidity and Operational Covenants — Non-GAAP Financial Measures” contained elsewhere in this proxy statement.

NRC Group operates primarily in three business categories: (1) standby services, (2) environmental services, and (3) waste disposal services.

Standby Services

NRC Group is the only global provider of commercial standby oil spill compliance and emergency response services, or “standby services,” in the United States and internationally. NRC Group’s standby services customers pay annual retainer fees under long-term or evergreen contracts for access to regulatory certifications, specialized assets and highly trained personnel who are on call 24/7 to respond to an oil spill or other hazardous materials emergency response events. NRC Group’s standby services are low cost, with the average retainer payment less than $20,000, but are of very high value to its customers.

NRC Group’s standby services division is the only national commercial Oil Spill Response Organization (“OSRO”) in the United States. In addition, NRC Group holds the highest oil spill contractor classification offered by the USCG. NRC Group’s standby services division maintains an installed base of specialized oil spill response equipment and has highly trained personnel around the United States and internationally to ensure rapid response capabilities. NRC Group provides government-mandated standby compliance solutions to more than 2,000 customers that cover approximately 20,000 assets, including tank and non-tank vessels, barges, petrochemical facilities, pipelines, refineries and other assets. NRC Group’s specialized fleet, highly-trained personnel and dedication to efficient, safe service delivery has resulted in over 99% annual customer retention and an average customer tenure of over 12 years. Contracts with terms of five years or more accounted for over 80% of NRC Group’s standby services revenue, while over half came from contracts with durations of ten or more years. NRC Group’s superior service and value proposition for its customers has resulted in an estimated 75% market share in the vessel standby market (based on a commissioned report by an industry expert) which combined with independent refineries constitutes NRC Group’s core standby market.

Additionally, the internal standby services capability is augmented by NRC Group’s network of approximately 140 independent contractors throughout the United States to ensure expedient response times in any location. These independent contractors provide both people and, if required, equipment, to meet the immediate needs of NRC Group’s customers. Contractors must meet stringent requirements to become part of NRC Group’s network and are paid only when an event occurs and, as such, they do not receive any of NRC Group’s annual standby retainer payments.

OPA-90, a regulatory framework for the protection of the environment from oil spills, mandates certain oil spill response coverage for companies that store, transport, produce or handle petroleum and certain non-petroleum oils on or near U.S. waters. Furthermore, other federal, state and municipal regulations govern oil spill response readiness, and NRC Group is the only commercial provider of standby services that satisfies the requirements of both OPA-90 and the other federal, state and municipal requirements. In addition, NRC Group’s global response service offers existing customers global spill coverage and provides the capability to respond to an event anywhere in the world. Demand for these services is expected to continue to grow as domestic and international oil and gas production and exports continue to increase.

NRC Group’s standby services division is a high-margin, recurring retainer-based business model that provides opportunity for incremental marine spill response revenue. To the extent a standby services retainer customer has a spill incident, NRC Group coordinates and manages the spill response by leveraging both internal resources and its independent contractor network. NRC Group generates incremental revenue with respect to services provided through internal resources and independent contractors on all response events, which is in addition to the annual retainer payments it receives. During a typical year, NRC Group responds to approximately 40 to 50 spills globally, but the majority of its revenue is derived from the retainer payments that it receives from its customers year-after-year which are independent of activity levels and for services that are government mandated.

NRC Group’s standby services required a substantial upfront investment, but subsequently are relatively low cost to operate. As a result, segment contribution margin is very high, with the majority of incremental revenue flowing through to Adjusted EBITDA given the expansive infrastructure that is already in place. These services are government-mandated for NRC Group’s customers and serve as a low-cost yet invaluable “insurance policy” in the event of an incident. High barriers to entry driven by high cost of failure, necessity of scale, and regulatory certification requirements has resulted in minimal competition and no new market entrants since market inception. Marine Spill Response Corporation (“MSRC”), a not-for-profit, USCG-classified OSRO, is the only other national OSRO provider with which NRC Group competes.

Environmental Services

NRC Group is one of the most comprehensive providers of essential environmental and industrial services to energy, engineering and construction, environmental, health care, industrial, maritime, railroad and other customers across the globe annually. NRC Group’s management believes that NRC Group is one of only five companies in the United States that provide environmental services on a national scale and scope, with the majority of the industry consisting of over 3,000 smaller local and regional firms.

NRC Group performs more than 20,000 projects annually for over 3,000 customers, which include multi-national corporations and municipalities across numerous geographies and end markets. NRC Group’s environmental services customers’ utilization of NRC Group for routine maintenance and response services results in a highly visible, recurring revenue stream. These environmental services result in a high-frequency, non-discretionary, small-ticket suite of recurring services across a broad base of customers.

Its comprehensive suite of generally non-discretionary, day-to-day specialized environmental and industrial services, or “environmental services,” includes:

•         industrial cleaning,

•         hazardous waste management,

•         waste transportation and disposal,

•         marine cleaning,

•         salvage support,

•         petroleum storage tank removal,

•         pipeline repair,

•         site remediation services,

•         land- and marine-based emergency response, and

•         specialized equipment rental.

Waste Disposal Services

NRC Group’s waste disposal services serve a principally upstream customer base. NRC Group owns and operates a Railroad Commission of Texas-permitted landfill facility that operates 24/7 and is designed specifically for oil and gas waste streams. NRC Group’s existing landfill is, and management expects planned landfill facilities to be, constructed to RCRA Subtitle D specifications, which is a standard that exceeds what is required for oil and gas waste streams which is highly valued by NRC Group’s waste disposal customers. NRC Group’s management believes waste disposal costs typically represent less than 1% of the total cost of drilling, but waste can cause a complete shutdown of the rig without proper disposal, which results in meaningful lost revenue and incremental costs for the operator. NRC Group’s facility is capable of handling the full complement of oil and gas streams including (collectively referred to as “waste disposal services”):

•         oil- and water-based cuttings and muds,

•         tank-bottom sediment and produced frac sands,

•         contaminated soils,

•         gels, cements or other liquids containing solids, and

•         other production-related waste.

This facility is strategically located in the core of the Eagle Ford Shale Basin in Karnes County, Texas. Set on approximately 390 contiguous acres, NRC Group’s facility has capacity for foreseeable demand across multiple decades, including approximately 70 acres immediately available for development and another 200 acres available for future expansion. As of June 30, 2018, the facility, which also provides on-site tank and truck washout services, has processed more than 50,000 loads since its July 2016 opening, with approximately 20 daily active blue-chip customers. This facility has a demonstrated history of meaningful market share gain driven by its unique value proposition for its customers. As illustrated in the chart below, since June 30, 2017 through June 30, 2018, disposal volume at the Karnes Facility has increased by approximately 20% despite rig counts in the Eagle Ford basin declining by approximately 2% over the same time period.

Additionally, NRC Group has three pending permits for waste disposal sites in the Permian Basin, which would provide NRC Group with strategic access to existing and new customers in the Delaware and Midland Basins. Each site is modeled off the successful design and execution of NRC Group’s facility in Karnes County. NRC Group estimates a new facility can be constructed and commence operations within six months following the receipt of permit. NRC Group maintains existing relationships with the majority of the key operators in the Permian Basin through its current environmental services offering. The specific locations of the three pending waste disposal sites were selected based on direct conversations and feedback from these existing customers who are anticipated to serve as anchor accounts. NRC Group believes that its waste disposal facilities generate attractive unit economics. NRC Group currently expects that approximately $60 million has been or will be invested in its current waste disposal facility and the three planned waste disposal sites (including the amounts already invested in Karnes) and NRC Group’s management believes that the three pending sites have potential to generate operational results similar to those that have been achieved at the current Karnes facility once fully operational. NRC Group believes that this results in a relatively low risk investment with a payback period of four to five quarters, on average, and attractive returns on invested capital with an average useful life of a facility measured in decades.

NRC Group’s existing and planned disposal facilities are strategically located in what it believes are highly attractive sub basins, specifically within the Eagle Ford and Permian Basins, with historically attractive economics for operators. In the Eagle Ford and Permian Basins, breakeven costs have continued to move lower driven primarily by advances in technology, efficiency gains and well performance resulting in lower costs of extraction. As reflected in the table below, NRC Group operates or plans to operate disposal facilities in the Eagle Ford and Permian Basins.  These basins typically have some of the lowest breakeven prices per barrel as compared to non-Eagle Ford and Permian Basins which are reflected as “other” in the table below. Further, the current West Texas Intermediate (“WTI”) price is currently much higher than the breakeven oil prices in the areas in which NRC Group operates, or plans to operate, disposal facilities.

NRC Group’s Strengths and Strategy

Competitive Strengths

Comprehensive Service Offering

NRC Group’s unique scope and breadth of non-discretionary, mission-critical services allow it to provide integrated environmental and industrial service solutions to more than 5,000 customers worldwide. NRC Group provides its customers with a single point of contact to handle the full scope of their planned and unplanned environmental and industrial service needs. These services are complemented by NRC Group’s excellent safety record, its capability for 24/7 emergency response, and its market-leading regulatory accreditations, fleet management and environmental compliance. Further, NRC Group’s service offerings are complemented by industry-leading infrastructure that includes specialized equipment, strategic disposal facilities, a 24/7 operations center and multi-mode service capabilities.

National Scale with Global Service Capabilities

NRC Group is one of the only providers offering comprehensive and non-discretionary environmental and regulatory compliance services on a global scale, with the majority of the industry consisting of over 3,000 smaller local and regional firms. This is accomplished through its more than 80 locations in the United States and approximately 20 additional locations across seven countries, as well as through leveraging its broad network of independent contractors, which includes more than 140 emergency response companies with over 500 locations. Additionally, NRC Group’s marine resource network provides NRC Group with priority access to an extensive network of marine assets, and its aerial resource network enables NRC Group to coordinate cargo logistics and dispersant services with priority access to more than 30 helicopters and 15 fixed-wing planes.

NRC Group’s rapid response capabilities and strategically-located facilities enable it to rapidly deploy assets and personnel within 24 hours depending on the proximity of necessary equipment.

Specialized Asset Base and Essential Regulatory Certifications

NRC Group has established a market leading position with a global presence, broad service offering, specialized asset base and essential regulatory certifications. Leveraging a footprint of over 100 domestic and international locations augmented with an independent contractor network, NRC Group is the only global provider able to respond to any environmental event, anytime and anywhere its customers need. NRC Group maintains a highly specialized base of unique equipment that is not readily available today. Replacing or replicating NRC Group’s fleet of vessels and barges would be difficult and costly given that these assets are not purchased “off-the-shelf.” For example, NRC Group’s vessels are customized with oil spill recovery equipment and other vessel modifications specifically designed to enhance NRC Group’s effectiveness. In addition, NRC Group’s oil spill response vessels are 110+ feet in length (excluding smaller craft and boats) and there is currently no original equipment manufacturer of these vessel types with NRC Group’s specifications at these lengths.  To replace or replicate a current NRC Group vessel would require NRC Group or a new market entrant to find available vessels for sale from a limited supply and retrofit it to NRC Group’s specifications.

NRC Group’s average fleet age is over 40+ years.  However, because NRC Group’s vessels and barges are required by the USCG to be dry-docked two times every five years, the fleet age is not a useful indicator on the life of the vessel or barge. NRC Group’s vessels and barges are updated, fixed and rebuilt while dry-docked.  A substantial update while dry-docked could potentially add 20-30 years of useful life to a vessel.  In addition, NRC Group’s vessels and barges are on standby and operated at lower utilization levels.  This low utilization reduces maintenance costs and extends the life of NRC Group’s fleet.

NRC Group has over $150 million in insured value of vessels, marine equipment, vehicles, rolling stock and other equipment that requires extensive training and expertise to operate. NRC Group’s management believes it would cost significantly more than $150 million for a potential new entrant to replicate NRC Group’s fleet today. Additionally, NRC Group has invested, or plans to invest, over $60 million in its current waste disposal facility and three planned waste disposal facilities.

Federal, state and local legislation and other environmental agencies require numerous certifications and accreditations. These certifications are often cost and time prohibitive to gain and require expensive multi-step, complex permitting processes. NRC Group has decades of experience successfully permitting and maintaining regulatory compliance. Certain of NRC Group’s barges have also been grandfathered into certain regulatory requirements.  For example, new regulations requiring new barges to be built with double hulls do not impact NRC Group’s current fleet. However, future regulations and legislation could make it more difficult or increase costs for others looking to enter the market and could increase NRC Group’s costs if it requires modifications or replacement to NRC Group’s current specialized asset base.

NRC Group’s entrenched market position would be extremely difficult to replicate for a new market entrant. Even if a competitor was able to invest hundreds of millions of dollars required for the equipment and facilities and spend years gaining the prerequisite certifications, customers would still be reluctant to risk switching providers to someone without NRC Group’s established reputation and experience given the potentially high profile nature of an incident.

____________

Note: Value shown as current insured value of Vessels and Marine Equipment; Vehicles & Rolling Stock; and Other Equipment. Waste Disposal assets represent the total amount expected to be invested in the existing and planned facilities. Does not include impact of Progressive Environmental Services, Inc. (“SWS”) and Cleanline Waste Water Services, Ltd. (“Cleanline”) acquisitions.

Compelling Financial Model with Track Record of Consistent Revenue Growth Across Economic Cycles

Non-discretionary and regulatory-driven demand for NRC Group’s services drives highly recurring revenue and growth opportunities. NRC Group has a demonstrated history of stability with consistent performance through economic cycles, as demonstrated by its performance through the Great Recession in 2008 through 2011, where revenues remained relatively constant, and through commodity price cycles, with strong growth from 2012 through 2017 despite significant volatility in oil prices.

Each division is highly complementary and drives exceptional margins. NRC Group’s standby services are relatively-low cost to operate, yet are highly valuable and mandatory for customers. NRC Group’s environmental services represent high frequency, small projects that create diversity and stability. These services support a highly diversified customer base across a wide variety of geographies and end markets. In addition to helping establish entrenched customer relationships, these services help to offset the overhead for maintaining an expansive facilities footprint required to support standby services customers. NRC Group’s waste disposal services drive industry-leading margins through our differentiated capabilities. This attractive margin profile coupled with minimal capital expenditures have driven exceptional free cash flow generation. In addition, going forward, NRC Group management expects free cash flow conversion to increase as its four planned waste disposal facilities become fully operational in the next few years given the anticipated attractive financial profile of these facilities.

End Market Diversification and Minimal Customer Concentration

NRC Group has a highly diversified revenue base with minimal customer concentration and significant end market diversification. NRC Group is not dependent on any one customer or any major event or incident. For the year ended December 31, 2017, on a combined basis, no customer represented more than 5% of total revenue and NRC Group’s top ten customers accounted for less than 15% of total revenue. NRC Group’s revenue base is comprised of customers that require high-volume, low-ticket projects across industrial, energy, marine, transportation, utility and government markets. Additionally, services provided to NRC Group’s customers are highly-regulated and generally considered non-discretionary. NRC Group believes its diverse customer base, broad service offerings and annual retainer fees under long-term or evergreen contracts allow it to reduce its sensitivity to economic cycles and commodity price volatility.

Over 80% of NRC Group’s standby services customers are under retainer contracts with tenure of over 5 years and over 60% have retainer contracts spanning over 10 years.

Experienced Management Team with Deep Industry Expertise

NRC Group’s combined management team has deep industry experience and expertise and is supported by a deep bench of experienced managers overseeing a skilled and dedicated employee base. Its executive leadership team has an average of over 20 years of experience in the environmental and industrial services industries. NRC Group’s executive leadership team also maintains experience in management positions and board of director service in companies at various stages of growth and through diverse market conditions. In particular, NRC Group’s management team maintains a significant depth of functional experience in environmental and waste disposal services. Combined, the management team has a long track record of achieving organic growth and a history of executing and integrating acquisitions. Effective management and successful implementation of strategic initiatives has resulted in a demonstrated history of stability and resistance to commodity price volatility and economic cycles.

Knowledge of the Highly Complex EH&S Regulatory Environment

The industry that NRC Group operates in faces an increasingly strict regulatory environment. This is driving demand for comprehensive, scale providers of environmental services and hazardous waste disposal with the ability and required certifications necessary to navigate the complex regulatory environment. Federal, state and local legislation require numerous certifications and accreditations, including expensive, multi-step permitting processes that are often cost- and time-prohibitive. NRC Group utilizes its decades of experience maintaining regulatory compliance to navigate the increasingly complex and stringent regulatory environment for its customers.

Strong Culture of Safety and Environmental Compliance

NRC Group’s “safety first” culture is at the core of its operations and service offerings. NRC Group’s commitment to safety allows it to consistently achieve a safety record above industry standards, a key differentiator for customers and an important barrier to entry for other service providers. NRC Group has implemented a comprehensive safety and training program that supports its industry-leading safety record, including its “Plan-Do-Check-Act” methodology and emphasis on targeting zero incidents through continuous process improvement. NRC Group’s employee training is covered through the Competency Assurance Management Program, and its Quality Control Program provides a roadmap for achieving operational excellence. For the year ended December 31, 2017, NRC had an experience modification rate (“EMR”) of 0.74 compared to the industry benchmark average of 1.0. EMR measures a company’s history and safety record as compared to other businesses in its industry. For the year ended December 31, 2017, Sprint had a total recordable incident rate (“TRIR”) of 0.3 compared to the 2016 oil and gas industry average of 0.9. TRIR is a measure of the rate of recordable workplace injuries. Internationally, NRC Group maintains ISO 9001, ISO 14001 and OHSAS 18001 certifications.

Strategy

NRC Group focuses on a multi-pronged growth strategy, including near-term actionable opportunities that it believes will drive revenue growth and enhance its long-term results of operations. To that end, NRC Group seeks to further enhance and differentiate its platform of essential environmental and compliance service offerings through customer and geographic expansion opportunities. The principal elements of its business strategy are to:

•         Focus on highly recurring, non-discretionary demand;

•         Expand waste disposal capabilities;

•         Capitalize on cross-selling opportunities and national accounts;

•         Expand service offerings and geographic coverage; and

•         Pursue a highly selective and disciplined approach to add-on acquisitions.

Focus on Highly Recurring, Non-Discretionary Demand

NRC Group’s broad service offerings provide core underlying stability from non-discretionary and often legally mandated demand for specialized standby services and environmental services while enhancing growth opportunities with higher-margin, high-growth waste disposal services. NRC Group has a demonstrated track record of increasing contracted retainer revenue and capturing incremental “tolling” revenue. Retainer revenue, derived from retainer-based pricing model, is highly recurring and predictable with exceptional customer retention and profitability. In addition, NRC Group generates incremental revenue from “tolls” charged to customers for specific compliance coverage when a vessel enters an independently-regulated geography. As the current market leader in the vessel standby market, NRC Group is well positioned to capitalize on increasing regulation and continued growth in vessel and tanker traffic globally. By focusing on these highly recurring and non-discretionary service offerings, NRC Group expects continued growth and to drive performance irrespective of macroeconomic backdrop or commodity price environment.

____________

Note: Depicts a snapshot from NRC’s Automated Information System (AIS) tracking software that geolocates U.S. Standby customer voyage activities.

Expand Waste Disposal Capabilities

NRC Group is in the process of expanding its waste disposal capabilities into the Permian Basin in order to meet the growing demands of its existing waste disposal and environmental services customers. These new facilities are modeled on the success of the existing Karnes facility, and NRC Group believes its experience at Karnes could result in customer adoption rates similar to those at the Karnes facility. NRC Group’s first Permian Basin location will be located in Reagan County and is expected to commence operations in early 2019. NRC Group has filed for two additional permits for waste disposal sites in Andrews, Texas and Coyanosa, Texas that are expected to commence operations within the next two years. The three new waste disposal sites were strategically located based on discussions with existing customers and will enable NRC Group to provide access to waste disposal services for the majority of drilling activity in the Permian Basin, one of the most attractive markets in North America with substantial ongoing investment. These facilities result in low risk investment with a payback period of four to five quarters, on average, and favorable returns on invested capital with an average useful life of a facility measured in decades. The following map provides a census of rigs available for work in the Permian Basin.

Capitalize on Cross-Selling Opportunities and National Accounts

NRC Group believes that unique cross-selling opportunities arise though its unique and comprehensive suite of environmental solutions. NRC Group is seeking to leverage existing upstream and midstream oil and gas relationships to unlock highly profitable, new standby services contracts with several key customers that do not currently use NRC Group for OPA-90 compliance coverage. Additionally, a number of NRC Group’s legacy West Coast midstream and downstream customers that are active in Texas and the Gulf Coast have ongoing environmental services needs that are not currently being serviced by the waste disposal division. These legacy markets create an enlarged base of local customers and NRC Group believes that it will increase the likelihood that it will service emergency response events in regions where it currently operates. Currently, only 5% of NRC’s customers use three or more services, representing an opportunity to significantly increase wallet share of existing customers.

Supported by its more than 80 locations across the United States, NRC Group is one of the only national providers of comprehensive environmental services. NRC Group has created a significant platform to expand by targeting national customers with broad geographic footprints. Targeted end markets include retail, railroads, transportation and energy.

Expand Service Offerings and Geographic Coverage

NRC Group intends to leverage its position as a leading provider of comprehensive environmental services and its highly diverse service offerings across a broad geographic footprint to target blue-chip customers in multiple end markets. NRC Group’s plan to expand its core service offerings is primarily driven by customer demand and the increasing regulatory complexities faced by those customers. Furthermore, NRC Group intends to enter new geographies to provide local support for its existing customers across their global operations.

NRC Group’s standby services division is uniquely positioned to establish a market presence internationally and establish a global customer base. NRC Group’s Global Response Services (“GRS”) leverages NRC Group’s unique global footprint and capabilities to be the only single-source standby services provider globally. Furthermore, Mexico represents a significant growth opportunity for NRC Group. The recently privatized Mexican oil & gas market has resulted in the Mexican government actively auctioning off blocks for offshore exploration to leading global oil companies. Although OPA-90 only applies to U.S. territories, the Mexican government, as well as many leading global and U.S.-based companies seek OSRO-type coverage similar to that required in the United States. NRC Group’s primary standby services competitor, MSRC, is unable operate outside of United States waters, which leaves NRC Group well positioned to be the provider of choice for these services. NRC Group’s first-mover advantage has helped NRC Group become the leading ORSO in Mexico with nearly all of the Tier 1 and Tier 2 oil spill response market in Mexico. NRC Group’s management believes this could become an approximately $23 million market by the end of 2019 and an approximately $50 million market within five years.

Pursue a Highly Selective and Disciplined Approach to Add-on Acquisitions

NRC Group maintains a rigorous and highly disciplined program to selectively pursue acquisitions that are expected to expand its service offerings and geographic footprint and contribute to NRC Group’s growth. NRC Group believes that acquisitions are an attractive method of increasing its presence in existing markets, expanding into new markets, gaining new customers and service offerings and improving operating efficiencies through economies of scale. In May 2018, NRC completed its ninth add-on acquisition since 2012 with the purchase of SWS. The following table identifies these add-on acquisitions.

NRC Group’s management team has significant experience in identifying targets, executing acquisitions and integrating acquired businesses successfully with a track record of achieving meaningful cost savings through IT rationalization, back office integration, reduction of duplicate facilities and buy vs. leasing equipment. NRC Group maintains an active pipeline of actionable acquisition targets. NRC Group’s management is constantly evaluating opportunities opportunistically to seek companies that would enhance NRC Group’s platform. NRC Group’s existing Independent Contractor Network (“ICN”) provides increased visibility into potential acquisition opportunities and knowledge of culture, capabilities and quality standards. ICN acquisitions increase NRC Group’s footprint and reduce reliance on subcontractors, thereby representing a margin expansion opportunity.

Built-in Acquisition Pipeline from ICNs

Independent Contractor Network
Acquisition Focus Areas

Redemption Rights

Pursuant to the existing charter, in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. For illustrative purposes, based on funds in the trust account of approximately $261.5 million on June 30, 2018 (net of taxes payable) and including anticipated additional interest and related tax accruals thereon through the Closing, the estimated per share redemption price is expected to be approximately $10.23 at the Closing. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Hennessy Capital common stock for cash and will no longer own shares of Hennessy Capital common stock and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Hennessy Capital’s Public Float

It is anticipated that, following the completion of the Business Combination and assuming (for illustrative purposes) redemptions of approximately 16% of our outstanding public shares, we estimate upon Closing, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 74% of the Company, JFL Partners will own 20% of our outstanding common stock and the PIPE Investors will own approximately 6% of our outstanding common stock. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will remain unchanged. For further illustration, assuming the maximum amount of redemptions of 100% of our outstanding public shares, we estimate upon Closing, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 17% of the Company, JFL Partners and its affiliates will own, in the aggregate, 71% of our outstanding common stock and the PIPE Investors will own 12% of our outstanding common stock (6% held by the PIPE Investors excluding Nomura and 6% held by Nomura, assuming the issuance of $23.0 million in shares of

Company common stock pursuant to the PIPE Financing and Nomura’s full $25.0 million purchase of Company common stock pursuant to the Backstop Commitment). All of the relative percentages above are for illustrative purposes only and are based upon the assumptions set forth under “Frequently Used Terms.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

The following table illustrates varying ownership levels in Hennessy Capital assuming varying levels of redemptions by Hennessy Capital’s public stockholders:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	16% (or $220.7 million in trust)	100% (or $0.0 million in trust)
Hennessy Capital public stockholders	57%	0%
Hennessy Capital initial stockholders	17%	17%
JFL Partners	20%	71%
Cyrus*	4%	4%
Nomura**	0%	6%
Other PIPE Investors (excluding cyrus and Nomura)***	2%	2%
____________
*	Assumes the issuance by the Company to Cyrus of $53.0 million of shares of Series A Convertible Preferred Stock and approximately $15.0 million of shares of Company common stock pursuant to the Cyrus Subscription Agreement.
**	Assumes the issuance by the Company to Nomura of approximately $13.3 million of shares of Series A Convertible Preferred Stock and no shares of Company common stock if approximately 16% of Hennessy Capital public shares are redeemed and approximately $15.3 million of shares of Series A Convertible Preferred Stock and $25 million of shares of Company common stock if 100% of Hennessy Capital public shares are redeemed. Assumes no private placement pursuant to the Backstop Commitment will be required if 16% of Hennessy Capital public shares are redeemed. If 100% of Hennessy Capital public shares are redeemed, assumes a $25.0 million private placement pursuant to the Backstop Commitment at $10.25 per share. If Nomura purchases $25.0 million of Hennessy Capital common stock in the Backstop Commitment through the open market or privately negotiated transactions with third parties, the ownership percentages in the table above will remain unchanged.
***	Assumes the issuance by the Company to the PIPE Investors other than Cyrus and Nomura of $8.7 million of shares of Series A Convertible Preferred Stock and $8.0 million of shares of Company common stock.

We anticipate having additional proceeds of up to $77.0 million from the sale of our Series A Convertible Preferred Stock and $23.0 million of Company common stock in the PIPE Financing to be used to fund the Business Combination; $100.0 million of the PIPE Financing has already been subscribed. Additionally, the Company has entered into (i) the JFL Subscription Agreement pursuant to which one or more of JFLCo’s affiliated investment funds may elect to purchase up to $20.0 million of our common stock and up to $29.0 million of our Series A Convertible Preferred Stock and (ii) the Backstop Commitment pursuant to which Nomura has agreed to purchase up to $25.0 million of shares of Hennessy Capital common stock (as and to the extent requested by us) through (x) one or more open market or privately negotiated transactions with one or more third parties, (y) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.25 per share, or (z) a combination thereof. To the extent the Backstop Commitment is utilized for a private placement of our common stock and the shares of Series A Convertible Preferred Stock issued in the PIPE Financing are converted to Hennessy Capital common stock, the ownership percentages of Hennessy Capital’s public stockholders reflected above will decrease as shown below.

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	16% (or $220.7 million in trust)	100% (or $0.0 million in trust)
Hennessy Capital public stockholders	49%	0%
Hennessy Capital initial stockholders	15%	15%
JFL Partners	17%	61%
Cyrus*	13%	13%
Nomura**	2%	8%
Other PIPE Investors (excluding Cyrus and Nomura)***	3%	3%
Note: Totals may not sum to 100% due to rounding.

 *        Assumes the issuance by the Company to Cyrus of $53.0 million of shares of Series A Convertible Preferred Stock and approximately $15.0 million of shares of Company common stock pursuant to the Cyrus Subscription Agreement on an as-converted to common stock basis at an assumed conversion price of $12.50 per share. This calculation is being presented for illustrative purposes only, as the terms of the Series A Convertible Preferred Stock restrict holders thereof from converting shares that, after giving effect to the issuance of shares of Hennessy Capital common stock upon such conversion, would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding unless such 9.99% limitation is waived at the request of a holder.

**       Assumes the issuance by the Company to Nomura of approximately $13.3 million of shares of Series A Convertible Preferred Stock and no shares of Company common stock if approximately 16% of Hennessy Capital public shares are redeemed and approximately $15.3 million of shares of Series A Convertible Preferred Stock and $25 million of shares of Company common stock if 100% of Hennessy Capital public shares are redeemed on an as-converted to common stock basis at an assumed conversion price of $12.50 per share. Assumes no private placement pursuant to the Backstop Commitment will be required if 16% of Hennessy Capital public shares are redeemed. If 100% of Hennessy Capital public shares are redeemed, assumes a $25.0 million private placement pursuant to the Backstop Commitment at $10.25 per share. If Nomura purchases $25.0 million of Hennessy Capital common stock in the Backstop Commitment through the open market or privately negotiated transactions with third parties, the ownership percentages in the table above will remain unchanged.

***      Assumes the issuance by the Company to the PIPE Investors other than Cyrus and Nomura of $8.7 million of shares of Series A Convertible Preferred Stock and $8.0 million of shares of Company common stock on an as-converted to common stock basis at an assumed conversion price of $12.50 per share.

The PIPE Financing, JFL Subscription and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Business Combination Proposal and consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval of the Business Combination Proposal. The issuance of 20% or more of our outstanding common stock pursuant to the PIPE Financing and any private placement of common stock made pursuant to the Backstop Commitment, which issuance may result in a change of control of the Company under the NYSE American listing rules, is contingent upon stockholder approval of the NYSE Proposal and the Closing.

Board of Directors of Hennessy Capital Following the Business Combination

Upon the Closing, four directors will be voted upon by our stockholders at the special meeting. Four former directors of the Company, Bradley Bell, Richard Burns, Peter Shea and Daniel DiMicco have informed us that they will resign from our board of directors upon Closing. Our board of directors intends to nominate four directors for election at the special meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of (i) three existing Hennessy Capital directors, Kevin Charlton, Daniel Hennessy and James O’Neil; (ii) the CEO of NRC Group, Christian Swinbank; (iii) two existing members of the board of managers of JFL Partners, Glenn Shor and Alexander Harman; (iv) one director who will be a nominee of the holders of the shares of Series A Convertible Preferred Stock, John Rapaport; and (v) one director that currently serves neither on the board of Hennessy Capital nor as a manager of JFL Partners nor as a nominee of the holders of shares of Series A Convertible Preferred Stock, James Baumgardner. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.” Pursuant to the terms of the Investor Rights Agreement that will be entered into in connection with the Closing, JFLCo on behalf of each JFL entity that owns shares of the Company’s capital stock will have the right to nominate directors to our board in the future based on JFL’s proportional ownership interest in our common stock. A copy of the Investor Rights Agreement is attached to this accompanying proxy statement as Annex G.

Approval of Proposals Related to the Proposed Charter

At the special meeting, the Company’s stockholders will be asked to approve separate proposals for amendments to the existing charter to:

•         Proposal 2 — increase the Company’s authorized preferred stock;

•         Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes

•         Proposal 4 — provide for the removal of directors with or without cause by stockholders voting a majority of the outstanding shares of Company common stock, provided that at any time that JFL beneficially owns, in the aggregate, less than 50% of Company common stock, directors may be removed from office only for cause and only by the affirmative vote of holders of the majority of the outstanding shares of Company common stock;

•         Proposal 5 — provide that, for so long as JFL beneficially owns, in the aggregate, at least 50% of the outstanding shares of Company common stock, JFL may call special meetings of the stockholders of the Company for any purpose or purposes upon the written request of JFL;

•         Proposal 6 — require an affirmative vote by the holders of at least 66.67% of the outstanding shares of Company common stock to amend, alter, change or repeal or adopt certain provisions of the proposed charter for so long as, JFL beneficially owns, in the aggregate, at least 10% of outstanding shares of Company common stock;

•         Proposal 7 — require an affirmative vote of at least 66.67% of the outstanding shares of Company common stock to amend, alter or repeal the proposed amended and restated bylaws of the Company for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of Company common stock;

•         Proposal 8 — provide for certain changes to adopt ownership qualifications, restrictions, requirements and procedures to assist us in complying with certain provisions of the Jones Act; and

•         Proposal 9 — provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.,” which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company.

For more information, see the section entitled “The Charter Proposals.”

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on NRC Group comprising the ongoing operations of the combined company and NRC Group’s senior management comprising the senior management of the combined company. For accounting purposes, we expect that NRC Group will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of NRC Group (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of NRC Group). Accordingly, the consolidated assets, liabilities and results of operations of NRC Group will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with NRC Group beginning on the acquisition date.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Reasons for the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have sought to capitalize on the ability of our management team to identify, acquire and partner with management to operate a business, focusing broadly on the diversified industrial manufacturing, distribution and service sectors in the United States. The Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Hennessy Capital and JFL Partners.

From the date of our IPO through execution of the Purchase Agreement on June 25, 2018, we identified, evaluated and contacted over 140 potential acquisition target companies. In doing so, we have followed the initial set of criteria and guidelines outlined in our IPO prospectus, which we believed were important in evaluating prospective targets. In reviewing the NRC Group opportunity, our board considered the following factors consistent with our strategy:

•         Leading Middle-Market Business at an Attractive Valuation.  NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group’s broad range of capabilities enable it to provide global reach to meet the critical, non-discretionary needs of its more than 5,000 customers across diverse industries and end markets to ensure compliance with environmental, health and safety (“EH&S”) laws around the world. NRC Group believes that it is a leading provider in all markets it serves and that it differentiates itself in this highly fragmented market based on its exceptional operating history, superior safety record, reputation for reliability, specialized equipment offerings, technical personnel and its ability to provide services across an international platform. NRC Group is also differentiated and uniquely positioned by offering all three business services (commercial OSRO standby services, waste disposal capabilities and environmental services) under one company. We believe that the estimated enterprise value (estimated market value, plus debt, less cash) of approximately $760 million which represents 8.7x NRC Group’s estimated 2018 Adjusted EBITDA of $88 million and 6.6x estimated 2019 Adjusted EBITDA of $115 million (based on mid-point of guidance range) provides a compelling entry point and an attractive discount to valuation multiples applicable to its public peer group of comparable environmental services and hazardous waste management companies which demonstrate similarities to NRC Group with respect to services offered, margin profile, growth prospects and end markets served (consisting of Advanced Disposal Services, Inc., Clean Harbors, Inc., Republic Services, Inc., US Ecology, Inc., Waste Connections, Inc. and Waste Management, Inc.) which trade at 11.5x and 10.8x 2018 and 2019 estimated Adjusted EBITDA, respectively. On an adjusted free cash flow basis, NRC

Group’s implied multiple is 10.8x and 7.7x for 2018 and 2019, respectively, compared to the public peer group of 18.2x and 16.8x driven by NRC Group’s exceptional cash flow characteristics. Although NRC Group’s estimated enterprise value falls below the $1 billion criteria disclosed in our IPO prospectus, we believe that NRC Group’s attractive organic growth profile coupled with numerous highly accretive add-on acquisition opportunities, its meaningful and recurring free cash flow generation as well as the substantial discount to the public peer group results in a more attractive business combination opportunity than other industrial companies of comparatively larger size.

•         Compelling Financial Model with Attractive Margins and Cash Flow Generation.  Non-discretionary and regulatory driven demand for NRC Group’s services drives highly visible revenue and meaningful and recurring free cash flow conversion. NRC Group has a demonstrated history of stability with consistent performance through economic cycles, including the Great Recession from 2008-2011, and commodity price cycles, achieving strong revenue growth from 2012 to 2017 despite a significant decline in oil prices. Each of its division is highly complementary and drives exceptional margins. NRC Group’s standby services are relatively-low cost to operate, yet are highly valuable and mandatory for customers. NRC Group’s environmental services represent high frequency, small projects that create diversity and stability. These services support a highly diversified customer base across a wide variety of geographies and end markets. In addition to helping establish entrenched customer relationships, these services help to offset the overhead for maintaining an expansive facilities footprint required to support standby services customers. NRC Group’s waste disposal services drive industry-leading margins through differentiated capabilities and provides exceptional returns on invested capital. This attractive margin profile coupled with minimal capital expenditures have driven significant free cash flow generation. NRC Group expects an increase in free cash flow conversion as the three new waste disposal facilities become operational.

•         Strong Competitive Position. NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group believes that it is a leading provider in all markets it serves and that it differentiates itself in this highly fragmented market based on its exceptional operating history, superior safety record, reputation for reliability, specialized equipment offerings, technical personnel and its ability to provide services across an international platform. NRC Group is also differentiated and uniquely positioned by offering all three business services (commercial OSRO standby services, waste disposal capabilities and environmental services) under one company. NRC Group is one of the only providers offering comprehensive and non-discretionary environmental and regulatory compliance services on a global scale and is the only global provider of commercial standby oil spill compliance and emergency response services, or “standby services,” in the United States and internationally. NRC Group’s standby services division is the only national commercial OSRO in the United States. In addition, NRC holds the highest oil spill contractor classification offered by the USCG. NRC Group management believes that NRC Group is one of only five companies in the United States that provide environmental services on a national scale and scope. NRC Group provides its customers with a single point of contact to handle the full scope of their planned and unplanned environmental and industrial service needs and NRC Group has established a market leading position with a global presence, broad service offering, specialized asset base and essential regulatory certifications.

•         Proven Track Record and Strong Management Team.  NRC Group’s combined management team has deep industry experience and expertise and is supported by a deep bench of experienced managers overseeing a skilled and dedicated employee base. Its executive leadership team has an average of over 20 years of experience in the environmental and industrial services industries. NRC Group’s executive leadership team also maintains experience in management positions and board of director service in companies at various stages of growth and through diverse market conditions. In particular, NRC Group’s management team maintains a significant depth of functional experience in environmental and waste disposal services. Combined, the management team has a long track record of achieving organic growth and a history of executing and integrating acquisitions. Effective management and successful implementation of strategic initiatives has resulted in a demonstrated history of stability and resistance to commodity price volatility and economic cycles.

•         Business Where We Can Add Value. Our Chief Executive Officer, Daniel J. Hennessy, and our Chief Operating Officer, Kevin M. Charlton, have extensive expertise investing in and developing industrial and infrastructure services companies. Hennessy Capital management believes it will be able to provide NRC Group with a comprehensive network of resources to support human capital, performance improvement and strategic growth initiatives. Hennessy Capital management has an established track record of supporting organic growth initiatives complemented by strategic add-on acquisitions. Furthermore, Hennessy Capital independent director James O’Neil will join the NRC Group board of directors as Executive Chairman after completion of the business combination. Mr. O’Neil is the former CEO and Director of Quanta Services (NYSE: PWR), a leading integrated infrastructure solutions provider. Mr. O’Neil played a key role in building Quanta from its early years to the Fortune 500 company it is today. Mr. O’Neil completed nearly 200 acquisitions for Quanta and under his leadership Quanta grew to over $7 billion of revenue and over $5 billion of market capitalization. We believe Mr. O’Neil’s experience leading a high growth infrastructure services company and his experience as a public company CEO will be a highly valuable resource to NRC Group and its management team. In partnership with JFL, Hennessy Capital has also invited Jim Baumgardner, former CEO of US Ecology (Nasdaq: ECOL), a leading provider of environmental services and waste management and one of NRC Group’s public peers, to join the board of directors after the business combination.

•         Opportunity for Significant Revenue and Earnings Growth. NRC Group’s broad service offerings provide core underlying stability from non-discretionary demand for specialized standby services and environmental services while enhancing growth opportunities with higher-margin, high-growth waste disposal services. By focusing on these highly recurring and non-discretionary service offerings, NRC Group expects continued growth and to drive performance irrespective of macroeconomic backdrop or commodity price environment. NRC Group is in the process of expanding its waste disposal capabilities into the Permian Basin in order to meet the growing demands of its existing waste disposal and environmental services customers. In addition to the significant growth provided by the near-term waste disposal expansion, NRC Group has a multi-pronged standby services growth strategy which includes, amongst other strategies, international expansion opportunities leveraging its unique global footprint and capabilities to be the only single-source services provider globally. For example, in Mexico, NRC Group has won all six major RFPs for OPA-90 like services maintaining an estimated 100% share in a market management estimates could become an approximately $23 million market by the end of 2019 and an approximately $50 million market within five years. NRC Group’s management team has a long track record of achieving organic growth and a history of executing and integrating acquisitions. In May 2018, NRC Group completed its ninth add-on acquisition since 2012 with the purchase of SWS. We believe that NRC Group, under new public ownership, will be able to access more efficient capital to provide currency for its consolidation strategy to further increase revenues and shareholder value.

•         Strong and Stable End Market and Critical Nature of Environmental Services. NRC Group’s end markets are substantial in size and not driven by any single macroeconomic factor. Stability is provided by a close correlation to the overall level of regulation and economic growth and expected end market growth is supported by unique and favorable regulatory tailwinds that drive stable industrial demand. The current regulatory environment is expected to continue to create demand for established providers like NRC Group. Customers are expected to increasingly seek providers with excellent reputations and a full complement of services and required certifications, licenses and memberships and there is increasing focus on outsourcing specialized environmental service requirements to third party providers with demonstrated track records of safely performing best-in-class services. Environmental services are required by law to and to adhere to corporate EH&S policies. For most customers, environmental services are critical, non-discretionary and often legally mandated. The growing focus on corporate responsibility and reputational risk drives businesses to reduce EH&S issues.

•         Financial Terms of the Purchase Agreement. Our board of directors considered the total mix of cash and stock consideration and the fact that both the Cash Component and the Equity Component are subject to adjustment depending on, among other items, the aggregate amount of cash available to pay the Cash Component, and also noted that the value of our common stock to be paid to NRC Group’s existing members upon consummation of the Business Combination could be significantly more or less than the $10.19 implied value per share immediately prior to the announcement of the entry into the Purchase Agreement based on any fluctuations in the market price of Hennessy Capital’s common stock. Our board of directors took note of the course of negotiations between the parties in arriving at the amount of Total Purchase Price to be paid in the Business Combination.

•         Other Terms and Conditions of the Purchase Agreement.  Our board of directors considered the other terms and conditions of the Purchase Agreement, including the nature and scope of the closing conditions, the likelihood of obtaining any necessary regulatory approvals and the registration rights given to JFL Partners (and JFL if the JFL Subscription is exercised).

•         Pro Forma Ownership. Our board of directors took note of the fact that following completion of the Business Combination and assuming (for illustrative purposes) redemptions of approximately 16% of our outstanding public shares, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 74% of the Company, existing members of NRC Group will own approximately 20% of our outstanding common stock, and the PIPE Investors will own approximately 6% of our outstanding common stock.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of the Business Combination Proposal, Incentive Plan Proposal, NYSE Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, NYSE Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the Incentive Plan Proposal, the NYSE Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote with regard to any of the Charter Proposals will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the four nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the NYSE Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement. It is important for you to note that in the event that the Business Combination Proposal or, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 28, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal, the NYSE Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•         the approximately 6.42 million total founder shares (of which 375,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at September 20, 2018 of approximately $65.4 million based on the closing price of Hennessy Capital common stock as reported by the NYSE American and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.004 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of three of our seven existing directors as directors of the Company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our board of directors when our board approved the Business Combination.

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 58.

Selected Historical Financial Information Of Hennessy Capital

The following table sets forth selected historical financial information derived from Hennessy Capital’s unaudited condensed financial statements as of June 30, 2018 and for the six months then ended, and the audited financial statements as of December 31, 2017 and for the period from January 3, 2017 (date of inception) to December 31, 2017, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with Hennessy Capital’s audited financial statements and should be read in conjunction with the interim unaudited condensed financial statements and audited financial statements and related notes included elsewhere in this proxy statement.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Hennessy Capital’s financial statements and the related notes appearing elsewhere in this proxy statement.

	Six Months ended June 30, 2018 (unaudited)	January 3, 2017 (inception) to December 31, 2017
Statement of Operations Data:
Operating expenses
General and administrative expenses	$2,963,000	$670,000
Loss from operations	(2,963,000)	(670,000)
Other income
Interest income	1,962,000	1,395,000
Income (loss) before provisions for income tax	(1,001,000)	725,000
Provision for income tax	402,000	444,000
Net income (loss)	$(1,403,000)	$281,000
Basic net income (loss) per share attributable to common stockholders	$(0.18)	$0.04
Diluted net income (loss) per share attributable to common stockholders	$(0.18)	$0.02
Weighted average number of common shares outstanding, basic	7,681,000	6,711,000
Weighted average number of common shares outstanding, diluted	7,681,000	19,254,000
Cash Flow Data:
Net cash used in operating activities	$(1,387,000)	$(485,000)
Net cash provided by (used in) investing activities	$916,000	$(259,217,000)
Net cash provided by financing activities	$—	$261,055,000

	As of June 30, 2018	As of December 31, 2017
Balance Sheet Data:
Cash	$882,000	$1,353,000
Cash and Investments held in Trust Account	$261,658,000	$260,612,000
Total assets	$262,602,000	$262,007,000
Common stock subject to possible redemption	$245,317,000	$246,720,000
Total stockholders’ equity	$5,000,000	$5,000,000

Selected Historical Financial Information of NRC Group

The following table sets forth selected historical financial information derived from NRC Group’s unaudited condensed financial statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017, and the audited financial statements as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015, each of which is included elsewhere in this proxy statement. The consolidated financial statements of NRC and Sprint have been combined and retrospectively recast for all periods presented in such consolidated financial statements because the Dividend Recapitalization and related combination of NRC and Sprint was between entities under common control. In the opinion of management, the unaudited financial statements reflect all adjustments, which include normal recurring adjustments, necessary to state fairly NRC Group’s results of operations and financial position. These historical results are not necessarily indicative of results to be expected in any future period. The selected financial data should be read in conjunction with NRC Group’s financial statements and the related notes to those statements included in this proxy statement and “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
Combined NRC Group Income Statement Data:
(unaudited, in thousands)
Operating revenue	$152,924	$112,362	$277,631	$231,709	$214,569
Operating income (loss)	8,731	1,081	20,640	(38,897)	(12,293)
Net income (loss)	(569)	(6,017)	5,672	(49,146)	(24,694)

	As of June 30,	As of December 31,
	2018	2017	2016
Combined NRC Group Balance Sheet Data:
(unaudited, in thousands)
Cash and cash equivalents	$9,257	$10,570	$14,204
Total assets	329,228	302,105	276,658
Current liabilities	50,081	63,286	48,689
Total long term liabilities	300,883	195,720	195,310
Total liabilities	350,964	259,006	243,999
Total members’ equity	(21,736)	43,099	32,659

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination, the combination of Sprint and NRC to form NRC Group in June 2018, the Dividend Recapitalization and the acquisition of SWS in May 2018 as described in “Information about NRC Group – Recent Developments” under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The combination of Sprint and NRC to form NRC Group, the Dividend Recapitalization and related financing, and the acquisition of SWS occurred prior to June 30, 2018 and, therefore, are reflected in the historical unaudited condensed consolidated balance sheet of NRC Group at June 30, 2018. Since Sprint and NRC were under common control prior to their combination to form NRC Group in June 2018, historical condensed consolidated results of operations for the six months ended June 30, 2018 and historical consolidated results of operations for the year ended December 31, 2017 have been retroactively restated to present Sprint and NRC operations on a “combined” basis in order to conform to the current presentation. The Business Combination is expected to be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on NRC Group comprising the ongoing operations of the combined company and NRC Group’s senior management comprising the senior management of the combined company. For accounting purposes, NRC Group will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of NRC Group (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of NRC Group). Accordingly, the consolidated assets, liabilities and results of operations of NRC Group will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with NRC Group beginning on the acquisition date.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on NRC Group’s unaudited condensed consolidated balance sheet as of June 30, 2018 and the unaudited condensed balance sheet of Hennessy Capital, as of June 30, 2018 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on June 30, 2018. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 combines the pro forma consolidated results of operations of NRC Group to reflect the May 2018 acquisition of SWS as though it was made at January 1, 2017 (as described in Note 6), together with the unaudited historical results of operations for Hennessy Capital for the six months ended June 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines the pro forma consolidated results of operations of NRC Group to reflect the May 2018 acquisition of SWS as though it was made at January 1, 2017 (as described in Note 6), together with the audited historical results of operations for Hennessy Capital for the period from January 3, 2017 (inception) to December 31, 2017. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 and for the year ended December 31, 2017 gives pro forma effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2017, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 was derived from NRC Group’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2018 after making pro forma adjustments to include the operations of the acquired SWS business as though it was acquired on January 1, 2017 (see Note 6 below) and Hennessy’s unaudited condensed statement of operations for the six months ended June 30, 2018, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of NRC Group and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited condensed financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2017 was derived from NRC Group’s audited consolidated statement of operations for the year ended December 31, 2017, after making pro forma adjustments to include the operations of the acquired SWS business as though it was acquired on January 1, 2017, together with Hennessy Capital’s historical audited statement of operations for the period January 3, 2017 (inception) to December 31, 2017 included elsewhere in this proxy statement.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The combined company will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of NRC Group, SWS and Hennessy Capital, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of Hennessy Capital common stock:

•         Assuming Low Redemptions of approximately 4,094,000 shares (~16%) of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to 4,094,000 of their public shares and $41.9 million is withdrawn from our trust account to fund such redemption of shares of common stock at approximately $10.23 per share, the projected value per share of redemptions at the closing date; and

•         Assuming High Redemptions of all of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to all 25,665,000 of their public shares (100%) and all $261.5 million, net of amounts withheld to pay taxes, is withdrawn from our trust account to fund such redemption of shares of common stock (representing a redemption price of approximately at $10.19 per share, the actual value per share in the trust account at the June 30, 2018 pro forma date).

	Pro Forma Combined Assuming Low Redemptions of 4,094,000 (~16%) of Outstanding Public Common Shares	Pro Forma Combined Assuming High Redemptions of 100% of Outstanding Public Common Shares
	(in thousands, except share and per share information)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Six Months ended June 30, 2018
Net revenues	$173,451	$173,451
Net loss available to common shareholders	$(2,561)	$(2,561)
Net loss per share available to common Stockholders – basic and diluted	$(0.07)	$(0.07)
Weighted average shares outstanding – Basic and diluted	37,787,000	37,719,000

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year ended December 31, 2017
Net revenues	$338,239	$338,239
Net loss available to common shareholders	$(17,251)	$(17,251)
Net loss per share available to common Stockholders – basic and diluted	$(0.46)	$(0.46)
Weighted average shares outstanding – Basic and Diluted	37,787,000	37,719,000

Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•         the benefits of the Business Combination;

•         the future financial performance of the Company following the Business Combination;

•         changes in the market for NRC Group services;

•         expansion plans and opportunities; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

•         the outcome of any legal proceedings that may be instituted against NRC Group, JFL Partners or Hennessy Capital following announcement of the proposed Business Combination and transactions contemplated thereby;

•         the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of Hennessy Capital, or other conditions to closing in the Purchase Agreement;

•         the inability to maintain the listing of the Company’s common stock on the NYSE American following the Business Combination;

•         the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•         the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•         costs related to the Business Combination;

•         changes in applicable laws or regulations;

•         the possibility that JFL Partners, NRC Group or Hennessy Capital may be adversely affected by other economic, business, and/or competitive factors; and

•         other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors.”

Risk Factors

The following risk factors apply to the business and operations of NRC Group, Hennessy Capital, the Business Combination and the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of NRC Group. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” as well as in the accompanying Annual Report on Form 10-K for the year ended December 31, 2017. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this proxy statement.

Risk Factors Relating to All of NRC Group’s Businesses

NRC Group is subject to complex laws, rules and regulations, including environmental laws, rules and regulations that can adversely affect the cost, manner or feasibility of doing business.

NRC Group’s operations and those of others in its businesses are subject to extensive federal, state, provincial and local environmental laws, rules and regulations in both the United States and internationally, including those relating to:

•         oil spill response;

•         hazardous and non-hazardous waste generation, treatment, transportation, storage and disposal;

•         air emissions;

•         wastewater discharge;

•         the cleanup of soil;

•         groundwater contamination; and

•         the manning, construction and operation of vessels.

In addition, NRC Group is required to obtain governmental permits to provide its services, operate its facilities, including all of its landfills, and expand its operations. Although NRC Group is committed to compliance and safety, it may not, either now or in the future, be in full compliance at all times with such laws, rules and regulatory requirements or be able to renew or procure governmental permits. As a result, NRC Group could be required to incur significant costs to maintain or improve its compliance with such requirements. Moreover, failure to comply with applicable laws, rules and regulations may also result in administrative and civil penalties, criminal sanctions or the suspension or termination of its operations.

While increasing environmental regulation often presents new business opportunities for NRC Group, it often also results in increased operating and compliance costs. Efforts to conduct its operations in compliance with all applicable laws, rules and regulations, including environmental laws, rules and regulations, require programs to promote compliance, such as training employees and customers, purchasing health and safety equipment and in some cases hiring outside consultants and lawyers. Even with these programs, NRC Group and other companies in its businesses are routinely faced with governmental enforcement proceedings and private litigation. NRC Group is now, and may in the future be, a defendant in lawsuits brought by parties alleging environmental damage, personal injury and/or property damage, which may result in it being required to pay significant amounts.

From time to time, NRC Group has paid fines or penalties in governmental environmental enforcement proceedings, usually involving its waste treatment, storage and disposal facilities. Although none of these fines or penalties has had a material adverse effect upon it, NRC Group might in the future be required to make substantial expenditures as a result of governmental proceedings which would have a negative impact on its earnings. Furthermore, regulators have the power to suspend or revoke permits or licenses needed for operation of its plants, equipment and vehicles based on, among other factors, its compliance record. Suspension or revocation of permits or licenses would impact its operations and could have a material impact on its financial results. Although NRC Group has never had any of its facilities’ operating permits revoked, suspended or non-renewed involuntarily, it is possible that such an event could occur in the future.

Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to fault or knowledge of contamination. In the past, practices have resulted in releases of regulated materials at and from certain of NRC Group’s facilities, or the disposal of regulated materials at third-party sites, which may require investigation and remediation and may potentially result in claims of personal injury, property damage and damages to natural resources. In addition, NRC Group occasionally evaluates various alternatives with respect to its facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities might trigger compliance requirements that are not applicable to operating facilities. NRC Group is currently conducting remedial activities at certain of its facilities and paying a portion of the remediation costs at certain sites owned by third parties. While, based on available information, NRC Group believes these remedial activities will not result in a material adverse effect on its business, financial position, result of operations and cash flows, these activities or the discovery of previously unknown conditions could result in material costs.

Finally, governments around the world have, in recent years, placed increasing attention on matters affecting the environment, and this could lead to new laws or regulations pertaining to climate change, carbon emissions or energy use that in turn could result in a reduction in demand for hydrocarbon-based fuel. Governments could also pass laws or regulations encouraging or mandating the use of alternative energy sources such as wind power and solar energy, which may reduce demand for oil and natural gas and therefore the services provided by NRC Group.

NRC Group cannot be certain that existing laws, rules and regulations as currently interpreted or reinterpreted in the future, or future laws, rules and regulations will not have a material adverse effect on its business, financial position, results of operations and cash flows.

NRC Group’s businesses are subject to operational and safety risks.

The provision of standby services, environmental services and waste disposal services to NRC Group’s customers by all three of its business divisions involves risks such as: equipment defects, malfunctions and failures, employee and third-party negligence, and natural disasters, any of which could potentially result in releases of hazardous materials, injury or death of NRC Group’s employees or a need to shut down or reduce operation of its facilities while remedial actions are undertaken. NRC Group’s employees often work under potentially hazardous conditions. These risks expose NRC Group to potential liability for pollution and other environmental damages, personal injury, loss of life, business interruption and property damage or destruction. NRC Group must also maintain a solid safety record in order to remain a preferred supplier to its major customers.

While NRC Group seeks to minimize its exposure to such risks through comprehensive training programs, vehicle and equipment maintenance programs and insurance, such programs and insurance may not be adequate to cover all of its potential liabilities and such insurance may not in the future be available at commercially reasonable rates. If it were to incur substantial liabilities in excess of policy limits or at a time when it was not able to obtain adequate liability insurance on commercially reasonable terms, its business, financial position, results of operations and cash flows could be adversely affected to a material extent.

Failure to maintain an acceptable safety record may have an adverse impact on NRC Group’s ability to retain and acquire customers.

NRC Group’s current and prospective customers consider safety and reliability a primary concern in selecting a service provider. NRC Group must maintain a record of safety and reliability that is acceptable to its customers. Should this not be achieved, its ability to retain current customers and attract new customers may be adversely affected.

NRC Group may be unable to achieve some or all of the benefits that it expects to achieve from the combination of NRC and Sprint.

Prior to the combination of NRC and Sprint, each entity operated as an independent company. NRC Group’s management is in the process of integrating the separate businesses, technologies, organizations, procedures and policies and operations into an integrated company, which is necessary to fully realize the expected benefits of the NRC and Sprint combination. The integration process may prove to be more complex and time-consuming and require more resources and effort than currently expected. In addition, NRC Group may not recognize the intended cost savings and other synergies that it anticipated at the time of the combination.

NRC Group’s acquisition and integration of businesses could adversely impact its future results.

NRC Group is unable to predict the size, timing and number of acquisitions it may complete, if any. In addition, NRC Group may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that are not completed), and NRC Group also may pay fees and expenses associated with financing acquisitions to investment banks and other advisors. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions NRC Group pursues, may negatively impact and cause significant volatility in its financial results.

NRC Group continuously evaluates potential acquisition candidates and from time to time acquires companies that it believes will strategically fit into its business and growth objectives. For example, environmental services recently added 20 strategic locations and approximately 250 full-time employees in the U.S. Gulf Coast. If NRC Group is unable to successfully integrate and develop acquired businesses it could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on its financial results.

In addition, NRC Group has assumed, and may in the future assume, liabilities of the acquired company. While NRC Group retains third-party advisors to consult on potential liabilities related to these acquisitions, there can be no assurances that all potential liabilities will be identified or known to NRC Group. If there are unknown liabilities or other obligations, NRC Group’s business could be materially affected.

Investment in new business strategies and initiatives present risks not originally contemplated.

NRC Group has invested, and in the future may again invest, in new business plans or acquisitions, some of which may not be directly linked to existing business lines or activities. These activities may involve significant risks and uncertainties, including distraction of management from current operations, insufficient revenue to offset liabilities assumed and expenses associated with the plans or acquisitions, inadequate return of capital and unidentified issues not discovered in due diligence. These investments may involve illiquid securities that are difficult to divest without a substantial loss in value. As a result of the risks inherent in new ventures, there can be no assurance that any such venture will be successful, or that new ventures will not have a material adverse effect on NRC Group’s business, financial position, results of operations and cash flows.

Unanticipated changes in tax provisions or adverse outcomes resulting from examination of NRC Group’s income tax returns could adversely affect its results of operations.

NRC Group is subject to income taxes in the United States, the U.K. and various state and local jurisdictions. NRC Group’s effective income tax rate could be adversely affected by changes in tax laws or interpretations of those tax laws, or by changes in the valuation of its deferred tax assets and liabilities. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code (the “Code”). This Tax Act reduced the U.S. statutory corporate tax rate from 35% to 21% and made other changes that could have a favorable impact on NRC Group’s overall U.S. federal tax liability in a given period. However, the Tax Act also included a number of provisions that limit or eliminate various deductions that could affect NRC Group’s U.S. federal income tax position. NRC Group continues to examine the impact the Tax Act may have on its business. While NRC Group expects the Tax Act to be favorable to it overall, there can be no assurance that changes in tax laws or regulations, both within the U.S. and the other jurisdictions in which NRC Group operates, will not materially and adversely affect its effective tax rate, tax payments, financial condition and results of operations. Additionally, NRC Group’s effective tax rate may be affected by the tax effects of acquisitions or restructuring activities it may undertake, changes in share-based compensation, newly enacted tax legislation and uncertain tax positions it may take in the short term in response to such legislation. Finally, NRC Group is subject to the examination of its income tax returns by the Internal Revenue Service and other tax authorities which may result in the assessment of additional income taxes. NRC Group regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. However, unanticipated outcomes from examinations could have a material adverse effect on NRC Group’s business, financial position, results of operations and cash flows.

Fluctuations in the commodity market related to the demand and production of oil, gas and other energy-related commodities may affect NRC Group’s business, financial position, results of operations and cash flows.

Declines in the production level of oil, gas and other energy-related commodities could have significant adverse effects on NRC Group. Commodity demand fluctuates for several reasons, including, but not limited to, changes in market and economic conditions, the impact of weather, levels of domestic and international production, domestic and foreign governmental regulation, national protectionism policies and trade disputes. Volatility of commodity demand, which may lead to a reduction in production or supply of the commodity, may negatively impact the demand for NRC Group’s international standby services, domestic and international environmental services and waste disposal services. A decline in the demand for these services may have a material adverse effect on NRC Group’s business, financial position, results of operations and cash flows.

Risks from NRC Group’s international operations.

NRC Group’s ability to compete in the international market for standby services and environmental services may be adversely affected by foreign government regulations that favor or require the awarding of contracts to local competitors, or that require non-U.S. Citizens to employ citizens of, or purchase supplies from, a particular jurisdiction. Further, NRC Group’s foreign subsidiaries may face governmentally imposed restrictions on their ability to transfer funds to their parent company.

Activity outside the United States involves additional risks, including the possibility of:

•         United States embargoes or restrictive actions by U.S. and foreign governments that could limit NRC Group’s ability to provide services in foreign countries;

•         a change in, or the imposition of, withholding or other taxes on foreign income, tariffs or restrictions on foreign trade and investment;

•         limitations on the repatriation of earnings or currency exchange controls and import/export quotas;

•         local cabotage and local ownership laws and requirements;

•         nationalization, expropriation, asset seizure, blockades and blacklisting;

•         limitations in the availability, amount or terms of insurance coverage;

•         loss of contract rights and inability to enforce contracts;

•         political instability, war and civil disturbances or other risks that may limit or disrupt markets, such as terrorist attacks, piracy and kidnapping;

•         fluctuations in currency exchange rates, hard currency shortages and controls on currency exchange that affect demand for NRC Group’s services and its profitability;

•         potential noncompliance with a wide variety of laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and similar non-U.S. laws and regulations, including the U.K. Bribery Act 2010;

•         labor strikes;

•         changes in general economic and political conditions; and

•         difficulty in staffing and managing widespread operations.

A cybersecurity incident could negatively impact NRC Group’s business and its relationships with customers.

NRC Group uses computers in substantially all aspects of its business operations and also mobile devices and other online activities to connect with its employees and customers. Such uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. NRC Group’s business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property including, but not limited to, private information about employees and financial and strategic information about the company and its business partners. Furthermore, as NRC Group pursues its strategy to grow through acquisitions and new initiatives that expand its operations and improve its cost structure, NRC Group is also expanding and improving its information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. If NRC Group fails to assess and identify cybersecurity risks associated with acquisitions and new initiatives, it may become increasingly vulnerable to such risks. Additionally, while NRC Group has implemented measures to prevent security breaches and cyber incidents, its preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation, release of sensitive and/or confidential information or intellectual property, or interference with NRC Group’s information technology systems or the technology systems of third parties on which it relies could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage.

NRC Group’s global operations are subject to certain foreign currency, interest rate, fixed-income, equity and commodity price risks.

NRC Group earns revenues, pays expenses, owns assets, incurs liabilities and enters contracts using currencies other than the U.S. dollar. As a result, NRC Group is exposed to certain foreign currency, interest rate, fixed income, equity and commodity price risks. In fiscal 2017, NRC Group recorded approximately 5.0% of its revenues outside of the United States. Because its consolidated financial statements are presented in U.S. dollars, it must translate revenues, income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other currencies in countries where NRC Group operates will affect its results of operations and the value of balance sheet items denominated in foreign currencies.

NRC Group’s financial position and its results of operations have been negatively impacted for certain periods and positively impacted for other periods and may continue to be affected to a material extent by the impact of foreign currency exchange rate fluctuations. NRC Group’s financial position and its results of operations may also be affected by the cost of hedging activities that NRC Group undertakes.

NRC Group holds a large proportion of its net assets in cash equivalents and short-term investments, including a variety of public and private debt and equity instruments. Such investments subject NRC Group to risks generally inherent in the capital markets. Given the relatively high proportion of NRC Group’s liquid assets relative to its overall size, its financial position and its results of operations may be materially affected by the results of NRC Group’s capital management and investment activities and the risks associated with those activities. Volatility in the financial markets and overall economic uncertainty also increase the risk that the actual amounts realized in the future on NRC Group’s debt and equity instruments could differ significantly from the fair values currently assigned to them. In addition, changes in interest rates may have a material adverse effect on NRC Group’s business, financial position, results of operations and cash flows.

Certain adverse conditions may require, and future conditions might require, NRC Group to make substantial write-downs in its assets, which would adversely affect NRC Group’s balance sheet and results of operations.

NRC Group reviews its long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. NRC Group also tests its goodwill and indefinite-lived intangible assets for impairment at least annually on December 31, or when events or changes in the business environment indicate that the carrying value of a reporting unit may exceed its fair value. Based on those results, in 2016, NRC recorded approximately $17.1 million of impairment of goodwill in its International Services segment. If conditions in any of the businesses in which NRC Group competes were to deteriorate, it could determine that certain of its assets were impaired, and it would then be required to write-off all or a portion of its costs for such assets. Any significant write-offs would adversely affect NRC Group’s balance sheet and results of operations.

Natural disasters or other catastrophic events could negatively affect NRC Group’s business, financial position, results of operations and cash flows.

Natural disasters such as hurricanes, typhoons or earthquakes could negatively affect NRC Group’s operations and financial performance. Such events could result in physical damage to one or more of NRC Group’s facilities or equipment, the temporary lack of an adequate work force in a market and the temporary disruption in rail or truck transportation services that NRC Group relies on to deliver waste to its facilities. These events could prevent or delay shipments and reduce both volumes and revenue. Weather conditions and other event driven special projects also cause interim variations in its results. NRC Group may be required to suspend operations in some or all of its locations, which could have a material adverse effect on its business, financial position, results of operations and cash flows.

NRC Group could incur liability in connection with providing spill response services.

NRC Group may incur increased legal fees and costs in connection with providing spill and emergency response services. Although companies are generally exempt in the United States from liability under the Clean Water Act (“CWA”) for their own actions and omissions in providing spill response services, this exemption might not apply if a company were found to have been grossly negligent or to have engaged in willful misconduct, or if it were to have failed to provide these services consistent with the National Contingency Plan or as otherwise directed under the CWA. In addition, the exemption under the federal CWA would not protect a company against liability for personal injury or wrongful death claims or against prosecution under other federal or state laws. All of the coastal states of the United States in which NRC Group provides services have adopted similar exemptions, however, several inland states have not. If a court or other applicable authority were to determine that NRC Group does not benefit from federal or state exemptions from liability in providing emergency response services, or if the other defenses asserted by NRC Group and its business segments are rejected, NRC Group could be liable together with the local contractor and the responsible party for any resulting damages, including damages caused by others, subject to the indemnification provisions and other liability terms and conditions negotiated with its domestic clients. In the international market, NRC Group does not benefit from the spill response liability protection provided by the CWA and, therefore, is subject to the liability terms and conditions negotiated with its international clients, in addition to any other defenses available to NRC Group and its business segments.

If Congress repeals the $75.0 million cap for non-reclamation liabilities under OPA-90 or otherwise scales back the protections afforded to contractors thereunder, there may be increased exposure for remediation work and the cost for securing insurance for such work may become prohibitively expensive. Without affordable insurance and appropriate legislative regulation limiting liability, drilling, exploration, remediation and further investment in oil and gas exploration in the U.S. Gulf of Mexico may be discouraged and thus reduce the demand for NRC Group’s services.

NRC Group’s insurance coverage may be inadequate to protect it from the liabilities that could arise in its businesses, and NRC Group may be unable to obtain insurance policies on commercially favorable rates in the future.

NRC Group carries a range of insurance coverages that it believes are customary in its industry. Most of the insurance is obtained through third-party insurance programs, with premiums charged to participating businesses based on insured asset values. NRC Group participates in third-party sponsored health benefit plans for its participating employees and is not self-insured. Although NRC Group maintains insurance coverage against the risks related to its businesses, risks may arise for which NRC Group may not be insured. Claims covered by insurance are subject to deductibles, the aggregate amount of which could be material. Insurance policies are also subject to compliance with certain conditions, the failure of which could lead to a denial of coverage as to a particular claim or the voiding of a particular insurance policy. There also can be no assurance that existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, NRC Group could be exposed to substantial liability.

NRC Group’s substantial levels of outstanding indebtedness could adversely affect its financial condition and ability to fulfill its obligations.

In connection with the combination of NRC and Sprint, NRC Group, as parent, and NRC and Sprint, each as borrowers, entered into a $348.0 million credit facility (the “New Credit Facility”) on June 11, 2018. As of June 30, 2018, NRC Group had outstanding a $308 million senior secured term loan and approximately $4.9 million of letters of credit. NRC Group’s substantial levels of outstanding debt may:

•         adversely impact its ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes;

•         require it to dedicate a substantial portion of its cash flow to payment of principal and interest on its debt and fees on its letters of credit, which reduces the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•         subject it to the risk of increased sensitivity to interest rate increases based upon variable interest rates, including its senior secured term loan and borrowings (if any) under its New Credit Facility;

•         increase the possibility of an event of default under the financial and operating covenants contained in its debt instruments; and

•         limit its ability to adjust to rapidly changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions of its business than its competitors with less debt.

NRC Group’s ability to make scheduled payments of principal or interest with respect to its debt, including its borrowing under its New Credit Facility, and to pay fee obligations with respect to its letters of credit will depend on its ability to generate cash and its future financial results. If it is unable to generate sufficient cash flow from operations in the future to service its debt and letter of credit fee obligations, it might be required to refinance all or a portion of its existing debt and letter of credit facilities or to obtain new or additional such facilities. However, NRC Group might not be able to obtain any such new or additional facilities on favorable terms or at all.

Despite NRC Group’s substantial levels of outstanding debt and letters of credit, it could incur substantially more debt and letter of credit obligations in the future.

Although NRC Group’s New Credit Facility contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and the additional debt which NRC Group might incur in the future in compliance with these restrictions could be substantial. In particular, NRC Group had available at June 30, 2018, up to an additional approximately $40.0 million for additional borrowings and letters of credit under its New Credit Facility. NRC Group’s New Credit Facility also allows it to incur significant amounts of other debt from various other sources, including without limitation incremental revolving credit and term loan commitments under its New Credit Facility. These restrictions also do not prevent it from incurring obligations (such as operating leases) that do not constitute “debt” or “indebtedness” as defined in the relevant agreements. To the extent NRC Group incurs in the future additional debt and letter of credit or other obligations, the related risks would increase.

The covenants in NRC Group’s debt agreements restrict its ability to operate its business and might lead to a default under its debt agreements.

NRC Group’s New Credit Facility limits, among other things, its ability and the ability of its restricted subsidiaries to:

•         incur or guarantee additional indebtedness or issue certain types of preferred stock;

•         pay dividends or make other distributions to its stockholders;

•         purchase, prepay or redeem capital stock or subordinated indebtedness;

•         make investments;

•         create liens;

•         incur restrictions on the ability of its restricted subsidiaries to pay dividends or make other payments to NRC Group;

•         sell assets, including capital stock of its subsidiaries;

•         consolidate or merge with or into other companies or transfer all or substantially all of its assets; and

•         engage in transactions with affiliates.

As a result of these covenants, NRC Group may not be able to respond to changes in business and economic conditions and to obtain additional financing, if needed, and NRC Group may be prevented from engaging in transactions that might otherwise be beneficial to it. If the aggregate outstanding principal amount of revolving loans, together with certain letter of credit obligations and the outstanding principal amount of swingline loans under NRC Group’s New Credit Facility, exceeds 30% of the aggregate amount of revolving credit commitments then in effect, the New Credit Facility requires NRC Group to maintain certain financial ratios and satisfy certain other financial condition tests. NRC Group’s ability to meet these financial ratios and tests can be affected by events beyond its control, and it may not be able to meet those tests. The breach of any of these covenants could result in a default under its outstanding or future debt. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding under such debts, including accrued interest or other obligations, to be immediately due and payable. If amounts outstanding under such debt were accelerated, NRC Group’s assets might not be sufficient to repay in full that debt and its other debt.

NRC Group’s New Credit Facility also contains cross-default and cross-acceleration provisions to other material debt instruments. Under these provisions, a default or acceleration under one other such instrument governing NRC Group’s debt may constitute a default under its other debt instruments that contain cross-default and cross-acceleration provisions, which could result in the related debt and the debt under such other instruments becoming immediately due and payable. In such event, NRC Group would need to raise funds from alternative sources, which funds might not be available to it on favorable terms, on a timely basis or at all. Alternatively, such a default could require NRC Group to sell assets and otherwise curtail operations to pay its creditors. The proceeds of such a sale of assets, or curtailment of operations, might not enable NRC Group to pay all of its liabilities.

NRC Group’s inability to attract and retain qualified personnel could have an adverse effect on its business.

Attracting and retaining skilled personnel across all of NRC Group’s business segments is an important factor in its future success. The market for the personnel employed is highly competitive, and NRC Group cannot be certain that it will be successful in attracting and retaining qualified personnel in the future.

NRC Group relies on third-party contractors to provide important emergency response services to its customers.

NRC Group relies on independent contractors to provide services and support to its customers. While the use of independent contractors expands the reach and customer base for NRC Group’s services, the maintenance and administration of these relationships is costly and time consuming. If NRC Group does not enter into arrangements with these independent contractors on financially acceptable terms, these relationships may have a material adverse effect on NRC Group’s business, financial position, results of operations and cash flows.

NRC Group may not be able to compete successfully against current and future competitors.

The environmental services and hazardous waste disposal industry is highly fragmented and competitive. Some of NRC Group’s competitors or potential competitors have greater financial or other resources than NRC Group and in some cases are government-supported. NRC Group’s competitors may improve their competitive position in the respective end markets by successfully introducing new or substitute products, improving their processes or expanding their capacity. Furthermore, NRC Group operates in industries where capital investment is critical. NRC Group may not be able to obtain as much purchasing and borrowing leverage and access to capital as its competitors or potential competitors, which may impair NRC Group’s ability to compete against competitors or potential competitors.

A violation of the Foreign Corrupt Practices Act may adversely affect NRC Group’s business and operations.

In order to effectively compete in certain foreign jurisdictions, NRC Group seeks to establish joint ventures with local operators or strategic partners. As a U.S. corporation, NRC Group is subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or maintaining business. NRC Group has adopted stringent procedures to enforce compliance with the FCPA, but it may be held liable for actions taken by its strategic or local partners, even though these partners may not be subject to the FCPA. Any determination that NRC Group has violated the FCPA could have a material adverse effect on its business, financial position, results of operations and cash flows.

Other Risks Specific to NRC Group’s Standby Services Division

A portion of NRC Group’s standby services division is exposed to the demand for cleanup of major spills and other remedial projects and regulatory developments over which NRC Group has no control.

NRC Group’s operations can be affected by the commencement and completion of emergency response cleanup of major spills and other events, customers’ decisions to undertake remedial projects, seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers’ spending for remedial activities, the timing of regulatory decisions relating to hazardous waste management projects, changes in regulations governing the management of hazardous waste, secular changes in the waste processing industry towards waste minimization, the propensity for delays in the demand for remedial services and changes in the myriad of governmental regulations governing its diverse operations. NRC Group does not control such factors and, as a result, its revenue and income can vary from quarter to quarter, and past financial performance for certain quarters may not be a reliable indicator of future performance for comparable quarters in subsequent years.

A change in oil spill regulation could reduce demand for standby services’ emergency response services.

Standby services is dependent upon regulations promulgated under OPA 90, international conventions and, to a lesser extent, local regulations. A change in emergency regulations and/or increased competition from non-profit competitors could decrease demand for standby services’ emergency response services and/or increase costs without a commensurate increase in revenue.

Standby services is dependent upon the enforcement of regulations promulgated under OPA 90, international conventions and, to a lesser extent, local regulations. Less stringent emergency regulations or less aggressive enforcement of these regulations could decrease demand for standby services’ emergency response services. There can be no assurance that oil spill regulation will not be relaxed or enforcement of existing or future regulation will not become less stringent. If this happens, the demand for standby services’ emergency response services could be adversely impacted.

A change in, or revocation of, National Response Corporation’s classification as an Oil Spill Removal Organization could result in a loss of business.

NRC is classified by the USCG as an OSRO. The USCG classifies OSROs based on their overall ability to respond to various types and sizes of oil spills. USCG-classified OSROs have a competitive advantage over non-classified service providers because customers of a classified OSRO may cite classified OSROs in their response plans in lieu of listing their oil spill response resources in filings with the USCG. A loss of NRC’s classification or changes in the requirements for classification could eliminate or diminish NRC’s ability to provide customers with this exemption. If this happens, standby services could lose customers.

Standby services could incur liability in connection with providing spill response services.

Although standby services is generally exempt in the United States from liability under the CWA for its own actions and omissions in providing spill response services, this exemption might not apply if it were found to have been grossly negligent or to have engaged in willful misconduct, or if it were to have failed to provide these services consistent with applicable regulations and directives under the CWA. In addition, the exemption under the federal CWA would not protect standby services against liability for personal injury or wrongful death, or against prosecution under other federal or state laws. Although most of the states within the United States in which standby services provides services have adopted similar exemptions, several states have not. If a court or other applicable authority were to determine that standby services does not benefit from federal or state exemptions from liability in providing emergency response services, standby services could be liable together with the local contractor and the responsible party for any resulting damages, including damages caused by others. In the international market, standby services does not benefit from the spill response liability protection provided by the CWA and therefore is subject to the liability terms and conditions negotiated with its international clients.

Other Risks Specific to NRC Group’s Environmental Services Division

NRC Group’s business requires the handling of dangerous substances. Improper handling of such substances could result in an adverse impact on its financial condition and results of operations.

NRC Group is subject to unexpected occurrences related, or unrelated, to the routine handling of dangerous substances. A fire or other incident could impair the ability of one of more facilities to continue to perform normal operations, which could have a material adverse effect on NRC Group’s business, financial position, result of operations and cash flows. Improper handling of these substances could also violate laws and regulations resulting in fines and/or suspension of operations.

The hazardous and radioactive waste industries in which NRC Group operates are subject to litigation risk.

The handling of hazardous material subjects NRC Group to potential liability claims by employees, contractors, property owners, neighbors and others. There can be no assurance that NRC Group’s existing liability insurance is adequate to cover claims asserted against it or that it will be able to maintain adequate insurance in the future. Adverse rulings in judicial or administrative proceedings could also have a material adverse effect on NRC Group’s financial condition and results of operations.

NRC Group’s environmental service division’s emergency response revenues are subject to significant volatility.

Environmental services’ emergency response revenues and profitability are event driven and can vary greatly from quarter-to-quarter and year-to-year based on the number and magnitude of responses.

Seasonality and weather conditions may cause NRC Group’s environmental services operating results to vary from quarter to quarter.

NRC Group’s environmental services has experienced seasonality in operating results in the past and believes that it will continue to experience seasonality in the future. Weather conditions and the seasonality of weather patterns play a role in the volume of waste produced. Unreasonable or unpredictable weather may affect NRC Group’s environmental services operating results.

Other Risks Specific to NRC Group’s Waste Disposal Services Division

The waste management industry in which NRC Group participates is subject to significant economic and business risks.

The future operating results of NRC Group’s waste disposal services business may be affected by such factors as its ability to utilize its facilities and workforce profitably in the face of price competition, maintain or increase market share in an industry which has in the past experienced significant downsizing and consolidation, realize benefits from cost reduction programs, invest in new technologies for treatment of oil and gas waste, generate incremental volumes of oilfield waste to be handled through its facilities from existing and acquired sales offices and service centers, obtain sufficient volumes of waste at prices which produce revenue sufficient to offset the operating costs of its facilities, minimize downtime and disruptions of operations and develop its field services business. In particular, lower industrial activity and deferred maintenance due to recessionary conditions have adversely affected, and may in the future adversely affect, the demand for NRC Group’s services. NRC Group’s business is also cyclical to the extent that it is dependent upon a stream of waste from cyclical industries such as oil and gas. If those cyclical industries slow significantly, the business that NRC Group receives from them would likely decrease.

If NRC Group’s assumptions relating to expansion of its landfills should prove inaccurate, its results of operations and cash flow could be adversely affected.

When NRC Group includes expansion airspace in its calculation of available airspace, it adjusts its landfill liabilities to the present value of projected costs for cell closure and landfill closure and post-closure. It is possible that NRC Group’s estimates or assumptions could ultimately turn out to be significantly different from actual results. In some cases NRC Group may be unsuccessful in obtaining an expansion permit or it may determine that an expansion permit that it previously thought was probable has become unlikely. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, or NRC Group’s belief that it will receive an expansion permit changes adversely in a significant manner, its landfill assets, including the assets incurred in the pursuit of the expansion, may be subject to impairment testing. Furthermore, lower prospective profitability may result due to increased interest accretion and depreciation or asset impairments related to the removal of previously included expansion airspace. In addition, if NRC Group’s assumptions concerning expansion airspace should prove inaccurate, certain of its cash expenditures for closure of landfills could be accelerated and adversely affect its results of operations and cash flow.

NRC Group may be unable to obtain permits for construction of its new waste disposal facilities.

NRC Group has three pending permits for non-hazardous waste disposal sites in the Permian Basin. There can be no assurance that NRC Group will be successful in obtaining permits in a timely manner or at all. If NRC Group is not successful in receiving these permits, it may not be able to expand its waste disposal capacity to serve existing and new customers in the Delaware and Midland Basins. This could have a material adverse effect on NRC Group’s business, financial position, result of operations and cash flows.

NRC Group’s waste disposal services business is geographically concentrated; therefore, its results of operations may be adversely affected by unfavorable conditions in its local markets.

NRC Group’s waste disposal services business is subject to local economic, competitive and other conditions prevailing in Texas, Oklahoma and New Mexico. NRC Group’s waste disposal services depend substantially on general economic conditions and consumer spending habits in these local markets. Any decline in the general economic conditions or decreased consumer spending in these markets may have a negative impact on NRC Group’s results of operations.

Risks Related to Legal and Regulatory Matters

Our business would be adversely affected if we failed to comply with the Jones Act’s restrictions on ownership of our capital stock by non-U.S. Citizens.

A substantial portion of the operations of the standby services and environmental services divisions is conducted in the U.S. coastwise trade and is subject to the requirements of the Jones Act. The Jones Act restricts waterborne transportation of merchandise and passengers for hire by water or by land and water either directly or via a foreign port between points in the United States and certain of its island territories and possessions to U.S.-flag vessels meeting certain requirements, including ownership and control by U.S. Citizens (within the meaning of the Jones

Act). We are responsible for monitoring the non-U.S. Citizen ownership of our common stock and other equity interests to ensure compliance with the Jones Act. We could lose the privilege of owning and operating vessels in the U.S. coastwise trade if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of our common stock or other equity interests in us. Such a loss would have a material adverse effect on our business and results of operations. Violations of the Jones Act would result in us losing eligibility to engage in the U.S. coastwise trade, the imposition of substantial penalties against us, including fines and seizure and forfeiture of our vessels, and/or the temporary or permanent inability to document our vessels in the United States with coastwise endorsements, any of which could have a material adverse effect on our financial condition and results of operations. Although we currently believe we meet the requirements to engage in the U.S. coastwise trade, and there are provisions in our proposed charter and our proposed amended and restated bylaws that were designed to assist us in complying with these requirements, there can be no assurance that we will be in compliance with the Jones Act in the future.

Repeal, amendment, suspension or non-enforcement of the Jones Act would result in additional competition for our standby services and environmental services divisions and could have a material adverse effect on our business.

We are subject to the Jones Act, which restricts the transportation of merchandise and passengers for hire by water, or by land and water, between points in the United States and certain of its island territories and possessions to U.S.-flag vessels that meet certain requirements, including that they are built in the United States and owned by U.S. Citizens (within the meaning of the Jones Act), and manned by predominantly U.S. citizen crews. During the past several years, interest groups have lobbied the U.S. Congress, and legislation has been introduced, to repeal certain provisions of the Jones Act to facilitate foreign-flag vessel competition for trades and cargoes currently reserved for U.S.-flag vessels under the Jones Act. We expect that continued efforts will be made to modify or repeal the Jones Act. In addition, the Secretary of the Department of Homeland Security may waive the requirement for using U.S.-flag vessels with coastwise endorsements in the U.S. coastwise trade in the interest of national defense. In addition, our advantage as a U.S. Citizen operator of Jones Act vessels could be eroded by periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act. In addition, maritime transportation services are currently excluded from the General Agreement on Trade in Services (“GATS”) and are the subject of reservations by the United States in the North American Free Trade Agreement (“NAFTA”) and other international free trade agreements. If maritime cabotage services were included in the GATS, NAFTA or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise repealed, altered or waived, the transportation of cargo and passengers between U.S. ports could be could be opened to foreign-flag, foreign-built vessels or foreign-owned vessels. To the extent such foreign competition is permitted from vessels built in lower-cost shipyards with promotional foreign tax incentives or favorable tax regimes and crewed by non-U.S. Citizens with lower wages and benefits than U.S. citizens, such competition could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our common stock is subject to restrictions on ownership by non-U.S. Citizens, which could require divestiture by non-U.S. Citizen stockholders and could have a negative impact on the transferability of our common stock, its liquidity and market value, and on a change of control of the Company.

Certain operations of NRC Group are conducted in the U.S. coastwise trade and are governed by U.S. federal laws commonly known as the Jones Act. The Jones Act restricts the transportation of merchandise and passengers for hire by water, or by land and water, between points in the United States and certain of its island territories and possessions, to U.S.-flag vessels that meet certain requirements, including that they are built in the United States, owned and operated by U.S. Citizens (within the meaning of the Jones Act), and manned by predominantly U.S. Citizen crews. NRC Group could lose the privilege of owning and operating vessels in the U.S. coastwise trade and may become subject to penalties and risk seizure and forfeiture of its U.S.-flag vessels if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of any class or series of the capital stock of NRC Group. Such loss would have a material adverse effect on our results of operations.

Our proposed charter and proposed amended and restated bylaws authorize with respect to any class or series of our capital stock certain rules, policies and procedures, including procedures with respect to transfer of shares, to assist in monitoring and maintaining compliance with the Jones Act’s U.S. citizenship requirements, which may have an adverse effect on holders of shares of the common stock.

In order to provide a reasonable margin for compliance with the Jones Act, our proposed charter contains provisions that limit the aggregate percentage beneficial ownership by non-U.S. Citizens of any class or series of our capital stock (including the common stock) to 24% of the outstanding shares of each such class or series to ensure that ownership by non-U.S. Citizens will not exceed the maximum percentage permitted by the Jones Act (presently 25%).

The aggregate percentage of non-U.S. Citizen ownership of our outstanding common stock is expected to fluctuate based on daily trading, and may increase above the 24% maximum permitted percentage. At and during such times that the 24% permitted percentage of shares of common stock held by non-U.S. Citizens is reached, we will be unable to issue any further shares of common stock to non-U.S. Citizens (including any shares issuable upon exercise of the public warrants) or permit transfers of common stock to non-U.S. Citizens. Any issuance or transfer of shares in excess of such permitted percentage shall be ineffective against us, and neither we nor our transfer agent are required to register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as a stockholder of the Company for any purpose whatsoever except to exercise our remedies. Any such excess shares in the hands of a non-U.S. Citizen shall not have any voting or dividend rights. In addition, we, in our discretion, are entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors in accordance with guidelines that are set forth in our proposed charter), by non-U.S. Citizens, in excess of such maximum permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in our proposed charter, which is to be paid by the issuance of redemption warrants (the “Redemption Warrants”) permitting the holders to receive shares of common stock in the future when the receipt thereof would not violate the proposed charter at an exercise price of $0.01. In the event that we determine that Redemption Warrants would be treated by the USCG as capital stock, or if the Company is unable to issue the Redemption Warrants for any other reason, we may redeem the excess shares with cash, promissory notes or a combination of both at the discretion of our board of directors.

As a result of these provisions, a purported stockholder who is a non-U.S. Citizen may not receive any return on its investment in any such excess shares it purportedly purchases or owns, as the case may be, and it may sustain a loss. Further, we may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case our financial condition may be materially weakened. The existence and enforcement of these requirements could have an adverse impact on the liquidity or market value of our equity securities in the event that U.S. Citizens were unable to transfer shares in the Company to non-U.S. Citizens. Furthermore, under certain circumstances, this ownership restriction could discourage, delay or prevent a change of control of the Company.

So that we may monitor and maintain our compliance with the Jones Act following the consummation of the Business Combination, provisions in our proposed charter permit us to require that owners of any shares of our capital stock provide confirmation of their citizenship. In the event that a person does not submit such documentation to us, those provisions provide us with certain remedies, including the suspension of voting, dividend and distribution rights and treatment of such person as a non-U.S. Citizen unless and until we receive the requested documentation confirming that such person is a U.S. Citizen. As a result of non-compliance with these provisions, an owner of the shares of our common stock may lose significant rights associated with those shares.

If, for any reason, we are unable to effect such a redemption when such ownership of shares by non-U.S. Citizens is in excess of 25% of the common stock, or otherwise prevent non-U.S. Citizens in the aggregate from owning shares in excess of 25% of any class or series of our capital stock, or fail to exercise its redemption rights because it is unaware that such ownership exceeds such percentage, we will likely be unable to comply with the Jones Act and will likely be required by the applicable governmental authorities to suspend its operations in the U.S. coastwise trade. Any such actions by governmental authorities would have a material adverse effect on our business, financial position, results of operations and cash flows.

Risk Factors Relating to Hennessy Capital and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of NRC’s membership interests, and we do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of NRC Group’s membership interests. We will depend on NRC Group and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in agreements governing the current indebtedness of NRC Group and our Series A Convertible Preferred Stock, as well as the financial condition and operating requirements of NRC Group, may limit our ability to obtain cash from NRC Group. Thus, we do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that will be applicable to us after the Business Combination. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our share price.

Neither we nor NRC Group are currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the Business Combination, the combined company will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2019 in accordance with applicable SEC guidance. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of NRC Group as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

In connection with the audit of NRC’s financial statements, NRC’s auditors identified a material weakness in NRC’s internal control over financial reporting. If NRC and the combined company are not able to properly remediate the material weaknesses or are otherwise unable to maintain an effective system of internal control over financial reporting, NRC and the combined company may not be able to accurately report their financial results.

In connection with the audit of NRC’s financial statements for the fiscal year ended December 31, 2017, NRC’s auditors identified a material weakness in NRC’s internal control over financial reporting with respect to information technology general controls. Specifically, management of NRC identified that its global IT director, as well as certain finance and information technology third party contractors have administrator and super user access rights and/or maintain access to develop changes to certain NRC applications. Further, NRC does not maintain adequate segregation of duties over the review and approval of journal entries. To remediate these material weaknesses, NRC’s management is implementing appropriate security access and program management controls and more stringent review procedures over journal entries. Although NRC’s management plans to complete this remediation as quickly as possible, NRC cannot at this time estimate how long the remediation will take, and NRC’s efforts may not be successful in remediating this material weakness.

Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of NRC’s annual or interim financial statements will not be prevented, detected or corrected on a timely basis.

If additional material weaknesses in NRC’s internal control over financial reporting are discovered or occur in the future, there exists a risk that NRC’s financial statements may contain material misstatements that are unknown to NRC at that time, and such misstatements could require NRC to restate its financial results. NRC’s management or NRC’s independent registered public accounting firm may identify other material weaknesses in NRC’s internal control over financial reporting in the future. The existence of a material weaknesses in NRC’s internal control over financial reporting may affect NRC and the combined company’s ability to accurately report its financial results, prevent fraud or file required SEC reports in a timely manner, which may cause investors to lose confidence in the combined company’s reported financial information and may adversely affect NRC’s and the combined company’s reputation, results of operations and financial condition.

Subsequent to the consummation of the Business Combination, we may be required to recognize impairment charges related to goodwill, identified intangible assets and property and equipment or to take writedowns or write-offs, restructuring or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and property and equipment for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and property and equipment. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in NRC Group’s financial performance and/or future outlook, the estimated fair value of its long-lived assets decreases, we may determine that one or more of NRC Group’s long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on combined company’s financial condition and results of operations.

Although we have conducted due diligence on NRC Group, we cannot assure you that this diligence revealed all material issues that may be present in NRC Group’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and NRC Group’s control will not later arise. As a result, we may be forced to later write down or write-off assets, restructure its operations, or incur other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.

Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Subsequent to the consummation of the Business Combination, our business would be adversely affected if we failed to comply with the Jones Act’s restrictions on ownership of our capital stock by non-U.S. Citizens.

A substantial portion of the operations of the standby services and environmental services divisions of the NRC Group is conducted in the U.S. coastwise trade and is subject to the requirements of the Jones Act. The Jones Act restricts waterborne transportation of merchandise and passengers for hire by water or by land and water either directly or via a foreign port between points in the United States and certain of its island territories and possessions to U.S.-flag vessels meeting certain requirements, including ownership and control by U.S. Citizens (within the meaning of the Jones Act). We are responsible for monitoring the non-U.S. Citizen ownership of our common stock and other equity interests to ensure compliance with the Jones Act. We could lose the privilege of owning and operating vessels in the U.S. coastwise trade if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of our common stock or other equity interests in us. Such a loss would have a material adverse effect on our business and results of operations. Violations of the Jones Act would result in us losing eligibility to engage in the U.S. coastwise trade, the imposition of substantial penalties against us, including fines and seizure and forfeiture of our vessels, and/or the temporary or permanent inability to document our vessels in the United States with coastwise endorsements, any of which could have a material adverse effect on our financial condition and results of operations. Although we currently believe we meet the requirements to engage in the U.S. coastwise trade, and there are provisions in our proposed charter and our proposed amended and restated bylaws that were designed to assist us in complying with these requirements, there can be no assurance that we will be in compliance with the Jones Act in the future.

Subsequent to the consummation of the Business Combination, repeal, amendment, suspension or non-enforcement of the Jones Act would result in additional competition for our standby services and environmental services divisions and could have a material adverse effect on our business.

Subsequent to the consummation of the Business Combination, we will be subject to the Jones Act, which restricts the transportation of merchandise and passengers for hire by water, or by land and water, between points in the United States and certain of its island territories and possessions to U.S.-flag vessels that meet certain requirements, including that they are built in the United States and owned by U.S. Citizens (within the meaning of the Jones Act), and manned by predominantly U.S. citizen crews. During the past several years, interest groups have lobbied the U.S. Congress, and legislation has been introduced, to repeal certain provisions of the Jones Act to facilitate foreign-flag vessel competition for trades and cargoes currently reserved for U.S.-flag vessels under the Jones Act. We expect that continued efforts will be made to modify or repeal the Jones Act. In addition, the Secretary of the Department of Homeland Security may waive the requirement for using U.S.-flag vessels with coastwise endorsements in the U.S. coastwise trade in the interest of national defense. In addition, our advantage as a U.S. Citizen operator of Jones Act vessels could be eroded by periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act. In addition, maritime transportation services are currently excluded from the General Agreement on Trade in Services (“GATS”) and are the subject of reservations by the United States in the North American Free Trade Agreement (“NAFTA”) and other international free trade agreements. If maritime cabotage services were included in the GATS, NAFTA or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise repealed, altered or waived, the transportation of cargo and passengers between U.S. ports could be could be opened to foreign-flag, foreign-built vessels or foreign-owned vessels. To the extent such foreign competition is permitted from vessels built in lower-cost shipyards with promotional foreign tax incentives or favorable tax regimes and crewed by non-U.S. Citizens with lower wages and benefits than U.S. citizens, such competition could have a material adverse effect on our business, financial position, results of operations and cash flows.

Subsequent to the consummation of the Business Combination, our common stock will be subject to restrictions on ownership by non-U.S. Citizens, which could require divestiture by non-U.S. Citizen stockholders and could have a negative impact on the transferability of our common stock, its liquidity and market value, and on a change of control of the Company.

Certain operations of NRC Group are conducted in the U.S. coastwise trade and are governed by U.S. federal laws commonly known as the Jones Act. The Jones Act restricts the transportation of merchandise and passengers for hire by water, or by land and water, between points in the United States and certain of its island territories and possessions, to U.S.-flag vessels that meet certain requirements, including that they are built in the United States, owned and operated by U.S. Citizens (within the meaning of the Jones Act), and manned by predominantly U.S. Citizen crews. NRC Group could lose the privilege of owning and operating vessels in the U.S. coastwise trade and may become subject to penalties and risk seizure and forfeiture of its U.S.-flag vessels if non-U.S. Citizens were to own or control, in the aggregate, more than 25% of any class or series of the capital stock of NRC Group. Such loss would have a material adverse effect on our results of operations.

Our proposed charter and proposed amended and restated bylaws authorize with respect to any class or series of our capital stock certain rules, policies and procedures, including procedures with respect to transfer of shares, to assist in monitoring and maintaining compliance with the Jones Act’s U.S. citizenship requirements, which may have an adverse effect on holders of shares of the common stock.

In order to provide a reasonable margin for compliance with the Jones Act, our proposed charter contains provisions that limit the aggregate percentage beneficial ownership by non-U.S. Citizens of any class or series of our capital stock (including the common stock) to 24% of the outstanding shares of each such class or series to ensure that ownership by non-U.S. Citizens will not exceed the maximum percentage permitted by the Jones Act (presently 25%).

The aggregate percentage of non-U.S. Citizen ownership of our outstanding common stock is expected to fluctuate based on daily trading, and may increase above the 24% maximum permitted percentage. At and during such times that the 24% maximum permitted percentage of shares of common stock held by non-U.S. Citizens is reached, we will be unable to issue any further shares of common stock to non-U.S. Citizens (including any shares issuable upon exercise of the public warrants) or permit transfers of common stock to non-U.S. Citizens. Any issuance or transfer of shares in excess of such permitted percentage shall be ineffective against us, and neither we nor our transfer agent are required to register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as a stockholder of the Company for any purpose whatsoever except to exercise our remedies. Any such excess shares in the hands of a non-U.S. Citizen shall not have any voting or dividend rights. In addition, we, in our discretion, are entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors in accordance with guidelines that are set forth in our proposed charter), by non-U.S. Citizens, in excess of such maximum permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in our proposed charter, which is to be paid by the issuance of redemption warrants (the “Redemption Warrants”) permitting the holders to receive shares of common stock in the future when the receipt thereof would not violate the proposed charter at an exercise price of $0.01. In the event that we determine that Redemption Warrants would be treated by the USCG as capital stock, or if the Company is unable to issue the Redemption Warrants for any other reason, we may redeem the excess shares with cash, promissory notes or a combination of both at the discretion of our board of directors.

As a result of these provisions, a purported stockholder who is a non-U.S. Citizen may not receive any return on its investment in any such excess shares it purportedly purchases or owns, as the case may be, and it may sustain a loss. Further, we may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case our financial condition may be materially weakened. The existence and enforcement of these requirements could have an adverse impact on the liquidity or market value of our equity securities in the event that U.S. Citizens were unable to transfer shares in the Company to non-U.S. Citizens. Furthermore, under certain circumstances, this ownership restriction could discourage, delay or prevent a change of control of the Company.

So that we may monitor and maintain our compliance with the Jones Act following the consummation of the Business Combination, provisions in our proposed charter permit us to require that owners of any shares of our capital stock provide confirmation of their citizenship. In the event that a person does not submit such documentation to us, those provisions provide us with certain remedies, including the suspension of voting, dividend and distribution rights and treatment of such person as a non-U.S. Citizen unless and until we receive the requested documentation confirming that such person is a U.S. Citizen. As a result of non-compliance with these provisions, an owner of the shares of our common stock may lose significant rights associated with those shares.

If, for any reason, we are unable to effect such a redemption when such ownership of shares by non-U.S. Citizens is in excess of 25% of the common stock, or otherwise prevent non-U.S. Citizens in the aggregate from owning shares in excess of 25% of any class or series of our capital stock, or fail to exercise its redemption rights because it is unaware that such ownership exceeds such percentage, we will likely be unable to comply with the Jones Act and will likely be required by the applicable governmental authorities to suspend its operations in the U.S. coastwise trade. Any such actions by governmental authorities would have a material adverse effect on our business, financial position, results of operations and cash flows.

Our board of directors did not obtain any fairness opinion or independent valuation analysis of the value of NRC Group, or that the Total Purchase Price being paid for NRC Group was fair to Hennessy Capital, and no assurance can be given that the determination by our board of directors represents the actual value of NRC Group.

Our board of directors has not obtained an independent opinion regarding the valuation of NRC Group or that the terms of the Purchase Agreement, including the Total Purchase Price consideration to be paid, are fair to Hennessy Capital. Although our board of directors undertook an analysis of the business and financial conditions and prospects of NRC Group in making its determination as to the value of NRC Group and the fairness of the terms of the Business Combination, there can be no assurance that an independent analysis would arrive at the same conclusion. Accordingly, investors will be relying solely on the judgment of Hennessy Capital’s board of directors in valuing NRC Group’s business (together with such investors’ own business and investment background and investigation of NRC Group), and our board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares into cash, which could potentially impact Hennessy Capital’s ability to consummate the Business Combination.

Our initial stockholders have agreed to vote in favor of our initial business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of

Hennessy Capital common stock owned by them in favor of our initial business combination. As of the date hereof, our initial stockholders and affiliates own shares equal to 20% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our initial stockholders agreed to vote any shares of Hennessy Capital common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We will incur significant transaction and transition costs in connection with the Business Combination. If we fail to consummate the Business Combination, we may not have sufficient cash available to pay such costs.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Hennessy Capital’s transaction expenses as a result of the Business Combination are currently estimated at approximately $18.5 million (assuming the redemption of approximately 16% of our outstanding public shares as described elsewhere in this proxy statement and prior to any expenses that may be incurred in connection with the JFL Subscription) or $19.8 million (assuming the redemption of 100% of our outstanding public shares as described elsewhere in this proxy statement and prior to any expenses that may be incurred in connection with the JFL Subscription), which are comprised of (i) an approximate $12.8 million payment to our financial advisors (including $9.6 million of deferred underwriting commissions payable to certain of those financial advisors from our IPO), (ii) an approximate $1.2 million (assuming the redemption of approximately 16% of our outstanding public shares) or $2.4 million (assuming the redemption of 100% of our outstanding public shares) payment in subscription fees, (iii) an estimated $3.0 million in legal fees and expenses and (iv) approximately $1.6 million relating to other fees and expenses incurred in connection with the Business Combination. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $0.2 million. Assuming the redemption of 100% of our outstanding public shares as described elsewhere in this proxy statement, in addition, upon the Closing, Nomura will receive 5% of the aggregate consideration paid by it to acquire the shares of common stock in connection with the Backstop Commitment (if any) (not to exceed 5% of the total Backstop Commitment). If Hennessy Capital and JFL Partners do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Hennessy Capital likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction. Going forward, NRC Group will incur transition costs and costs relating to operating as a public company.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Neither Hennessy Capital nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-Closing adjustment to be made to the Total Purchase Price in the event that any of the representations and warranties made by JFL Partners in the Purchase Agreement ultimately proves to be inaccurate or incorrect.

Except for certain representations made by JFL Partner’s relating to NRC Group’s capitalization (which survive for a period of one year after the Closing), the representations and warranties made by JFL Partners and Hennessy Capital to each other in the Purchase Agreement will not survive the consummation of the Business Combination. As a result, Hennessy Capital and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-Closing adjustment to be made to the Total Purchase Price if any representation or warranty made by JFL Partners in the Purchase Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Hennessy Capital would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our amended and restated certificate of incorporation and applicable laws. For example, it is a condition to our obligations to close the Business Combination that JFL Partners’ representations and warranties are true and correct in all respects as of the closing date, except for such inaccuracies that, individually or in the aggregate, would not result in a material adverse effect. However, if our board of directors determines that it is in our stockholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Restrictions on ownership of our Common Stock by Non-U.S. Citizens may prevent the exercise of the public warrants.

Following the Business Combination, in order to protect our eligibility as a U.S. Citizen in case that ownership of our common stock by non-U.S. Citizens exceeds the maximum percentage permitted by the Jones Act (presently 25%), our proposed charter and proposed bylaws contain provisions that limit the maximum aggregate percentage of ownership by non-U.S. Citizens of the common stock to 24% of the outstanding shares of Common Stock. At and during such time that the 24% maximum permitted percentage of ownership by Non-U.S. Citizens is reached with respect to shares of Common Stock, we will be unable to permit the exercise of any public warrants by non-U.S. Citizens. If a holder of the public warrants that is a non-U.S. Citizen is unable to exercise such public warrants, it may have to wait to exercise such warrants until such time that the 24% maximum permitted percentage of ownership by Non-U.S. Citizens is not reached with respect to shares of Common Stock or may have to sell such warrants to a U.S. Citizen who is able to exercise the warrants. As a result of these provisions, a holder of the public warrants that is a non-U.S. Citizen may be unable to exercise or convert such public warrants for an extended period of time and may receive a limited return or not receive any return on its investment in such public warrants.

Our Sponsor, directors and officers have a conflict of interest in determining to pursue the Business Combination with JFL Partners, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our stockholders.

Our initial stockholders, including our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. These interests include, among other things:

•         the approximately 6.42 million total founder shares (of which 375,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at September 20, 2018 of approximately $65.4 million based on the closing price of Hennessy Capital common stock as reported by the NYSE American and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.004 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of three of our seven existing directors as directors of the Company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other transactions contemplated by the Purchase Agreement collectively.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in our stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Purchase Agreement, would require Hennessy Capital to agree to amend the Purchase Agreement, to consent to certain actions taken by NRC Group or JFL Partners or to waive rights that Hennessy Capital is entitled to under the Purchase Agreement. Such events could arise because of changes in the course of NRC Group’s business, a request by NRC Group or JFL Partners to undertake actions that would otherwise be prohibited by the terms of the Purchase Agreement or the occurrence of other events that would have a material adverse effect on NRC Group’s business and would entitle Hennessy Capital to terminate the Purchase Agreement. In any of such circumstances, it would be at Hennessy Capital’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of our officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Hennessy Capital and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Hennessy Capital does not believe there will be any changes or waivers that Hennessy Capital’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Hennessy Capital will circulate a new or amended proxy statement and re-solicit Hennessy Capital’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

It is anticipated that, following the completion of the Business Combination and assuming (for illustrative purposes) redemptions of approximately 100% of our outstanding public shares, we estimate upon Closing, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 17% of the Company and JFL Partners will own 71% of our outstanding common stock. All of the relative percentages above are for illustrative purposes only and are based upon the assumptions set forth under “Frequently Used Terms.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentage of JFL Partners may be different. As a result, JFL Partners may have the ability to determine the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. See “Summary of the Proxy Statement — Impact of the Business Combination on Hennessy Capital’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

We may not be able to complete the PIPE Financing in connection with the Business Combination.

We may not be able to complete the PIPE Financing on terms that are acceptable to us, or at all. If we do not complete the PIPE Financing, we may not be able to complete the Business Combination. The terms of any alternative financing may be more onerous to the combined company than the PIPE Financing, and we may be unable to obtain alternative financing on terms that are acceptable to us, or at all. If we do not complete the PIPE Financing, and do not obtain alternative financing, we may not be able to complete the Business Combination. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the combined company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the Business Combination. Further, although we have entered into the Cyrus Subscription Agreement and certain Other Subscription Agreements, (i) if we and/or Nomura are unable to cause one or more U.S. Citizens (as defined in the Jones Act) to enter into additional Other Subscription Agreement(s) with the Company for the purchase of any remaining shares of Series A Convertible Preferred Stock necessary to meet Jones Act ownership requirements pursuant to the Backstop and Subscription Agreement and (ii) Nomura and the Company are not able to successfully structure a reasonable alternative security with substantially similar economic terms as the Series A Convertible Preferred Stock (as further described in the Backstop and Subscription Agreement) for such remaining shares (as applicable), we may not receive the proceeds from the PIPE Financing.

Following the Business Combination, JFL Partners will control a significant percentage of our common stock, and their interests may conflict with those of our other stockholders.

In connection with the Business Combination, we will enter into an investors’ rights agreement with JFL Partners and JFLCo, which contain agreements regarding, among other things, director nomination, information and observer rights. See “Certain Relationships and Related Party Transactions — NRC Group Related Person Transactions — Investors’ Rights

Agreement” in this proxy. The interests of JFL Partners with respect to matters potentially, or actually involving or affecting us, such as future acquisitions and financings, may conflict with the interests of our stockholders.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of NRC Group, all of whom we expect to stay with NRC Group following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-Business Combination company.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of NRC Group. Although we expect all of such key personnel to remain with NRC Group following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-Business Combination company. Furthermore, while we have scrutinized individuals we intend to engage to stay with NRC Group following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, the NYSE American for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE American or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our initial stockholders and/or their affiliates may enter into agreements concerning our securities prior to the special meeting, which may have the effect of increasing the likelihood of consummation of the Business Combination, decreasing the value of our common stock or reducing the public “float” of our common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of the Company’s common stock or vote their shares in favor of the Business Combination Proposal. Such an agreement may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial stockholders or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling public stockholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the initial stockholders for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by the initial stockholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the special meeting vote in favor of the Business Combination Proposal and/or (y) that the Company will have at least $5,000,001 in net tangible assets upon Closing after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the Company’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting. In addition, if such arrangements are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. The Company will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal and the Charter Proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Although we expect our common stock and warrants will remain listed on the NYSE American after the Business Combination, there can be no assurance that our common stock and warrants will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of the NYSE American.

We will apply to continue listing our securities on the NYSE American subsequent to the Closing. To continue listing our securities on the NYSE American subsequent to the Closing, we will be required to demonstrate compliance with the NYSE American’s initial listing standards, which are more rigorous than the NYSE American’s continued listing requirements. For instance, we must maintain a minimum number of holders (400 beneficial holders). We cannot assure you that we will be able to meet those initial listing standards at that time.

If, after the Business Combination, the NYSE American delists our common stock or warrants from trading on its exchange due to our failure to meet the NYSE American’s initial and/or continued listing standards, we and our securityholders could face significant material adverse consequences including:

•         a limited availability of market quotations for our securities;

•         a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•         a limited amount of analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will be required to provide management’s attestation on internal controls effective with respect to the year ending December 31, 2019 in accordance with applicable SEC guidance. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (i) the last day of the fiscal year (a) following June 28, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Purchase Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for NRC Group’s membership interests and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to NRC Group and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

•         market conditions affecting the environmental and emergency solutions industries;

•         quarterly variations in our results of operations;

•         changes in government regulations;

•         the announcement of acquisitions by us or our competitors;

•         changes in general economic and political conditions;

•         volatility in the financial markets;

•         results of our operations and the operations of others in our industry;

•         changes in interest rates;

•         threatened or actual litigation and government investigations;

•         the addition or departure of key personnel;

•         actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and

•         differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE American in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, the Company’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

Prior to the completion of the Business Combination, we have been a blank check company. The Company’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have not registered the shares of our common stock issuable upon exercise of the warrants under the Securities Act or state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. We have agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common stock issuable upon exercise of the warrants as soon as practicable after the Closing (but in no event later than fifteen (15) business days thereafter) and cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the warrants expire or are redeemed. Until such time as the shares issuable upon exercise of public warrants are registered under the Securities Act, we will be required, commencing on the 61st day following the Closing, to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

The future exercise of registration rights may adversely affect the market price of our common stock.

Our common stock will be subject to the Registration Rights Agreement. We are obligated to register founder shares, the shares issued to JFL Partners pursuant to the Purchase Agreement, and the shares of common and Series A Convertible Preferred Stock (and common stock issuable upon conversion of the Series A Convertible Preferred Stock or issuable as dividends on the Series A Convertible Preferred Stock) issued to investors in PIPE Financing, Backstop Commitment and JFL Subscription pursuant to the Registration Rights Agreement to be entered into in connection with the Closing. In addition, pursuant to the Registration Rights Agreement, we are obligated to (i) file a resale “shelf” registration statement to register the shares of our common stock and Series A Convertible Preferred Stock (and common stock issuable upon conversion of the Series A Convertible Preferred Stock or issuable as dividends on the Series A Convertible Preferred Stock) being issued in the Business Combination, PIPE Financing, Backstop Commitment and JFL Subscription, as soon as reasonably practicable within 60 days following the Closing and (ii) use reasonable best efforts to cause such registration statement to become effective by or on the 180th day (if we receive comments to the registration statement from the SEC) or by the 90th day (if we do not receive comments to the registration statement from the SEC) following the Closing, subject to certain limitations and conditions set forth in the Registration Rights Agreement. Sales of restricted securities pursuant to these agreements may substantially depress the market price of our common stock.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding public warrants to purchase an aggregate of 19,248,750 shares of our common stock will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the consummation of our IPO. Each warrant entitles the holder thereof to purchase one share of Hennessy Capital’s common stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our public stockholders will experience immediate dilution due to the issuance of shares of Hennessy Capital common stock to JFL Partners in the Business Combination and may experience additional dilution as a consequence of certain transactions, including the issuance of shares of Series A Convertible Preferred Stock and shares of Hennessy Capital common stock in the PIPE Financing, Backstop Commitment and JFL Subscription. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

It is anticipated that, following the completion of the Business Combination and assuming (for illustrative purposes) redemptions of approximately 16% of our outstanding public shares, we estimate upon Closing, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 74% of the Company, JFL Partners will own 20% of our outstanding common stock and the PIPE Investors will own approximately 6% of our outstanding common stock. These relative percentages assume that Hennessy Capital receives $75.0 million in cash proceeds from the issuance of Series A Convertible Preferred Stock in the PIPE Financing and $23.0 million in cash proceeds from the issuance of Company common stock in the PIPE Financing. In addition, if any of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will increase. We will also sell up to $77.0 million of our Series A Convertible Preferred Stock in the potential PIPE Financing and up to $29.0 million of our Series A Convertible Preferred Stock in the JFL Subscription (if exercised), which could cause our public stockholders to experience further dilution. All of the relative percentages above are for illustrative purposes only and are based upon the assumptions set forth under “Frequently Used Terms.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants are converted into Hennessy Capital common stock, any shares of Hennessy Capital common stock are issued pursuant to the Incentive Plan or shares of our Series A Convertible Preferred Stock issued pursuant to the potential PIPE Financing and JFL Subscription (if exercised) are converted into shares of Hennessy Capital common stock, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

We may redeem any public warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We will have the ability to redeem the public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption (on September 20, 2018, the last reported sale price for shares of our common stock was $10.19) and (iii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available unless warrants are exercised on a cashless basis. Redemption of the outstanding public warrants could force holders of public warrants:

•         to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•         to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•         to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s proposed charter and proposed amended and restated bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•         no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•         the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•         the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•         a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•         the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the board of directors, or JFL (provided that JFL beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors) which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•         limiting the liability of, and providing indemnification to, our directors and officers;

•         controlling the procedures for the conduct and scheduling of stockholder meetings;

•         providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•         granting the ability to remove directors with or without cause by the affirmative vote of a majority in voting power of the outstanding shares of Company common stock entitled to vote thereon (provided that at any time JFL beneficially owns, in the aggregate, less than 50% of the voting power of Company common stock, any such director or all such directors may be removed only for cause by the affirmative vote of a majority of the voting power of the then outstanding shares of Company common stock);

•         requiring the affirmative vote of at least 66-2/3% of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to amend the proposed amended and restated bylaws or proposed charter (provided that JFL beneficially owns, in the aggregate, at least 10% of voting power of the stock of the Company entitled to vote generally in the election of directors); and

•         advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of Hennessy Capital’s outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

If we are unable to effect the Business Combination and fail to complete an alternative initial business combination by December 28, 2018 (subject to the requirements of law), we will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining stockholders and our board of directors, dissolving and liquidating. In such event, the warrants will expire worthless and third parties may bring claims against Hennessy Capital and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $10.10 per share. Our directors may decide not to enforce the indemnification obligations of Mr. Hennessy, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

If we do not consummate the Business Combination and fail to complete an alternative initial business combination by December 28, 2018 (subject to the requirements of law), the existing charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares. In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

In addition, third parties may bring claims against Hennessy Capital. Although Hennessy Capital has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Hennessy Capital’s public stockholders. If Hennessy Capital is unable to complete a business combination within the required time period, Daniel J. Hennessy has agreed that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by

Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or prospective target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity to the underwriters. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.10 due to such claims.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.10 per share or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and Mr. Hennessy asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Hennessy to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Hennessy to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.10 per share.

Hennessy Capital’s stockholders may be held liable for claims by third parties against Hennessy Capital to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination by December 28, 2018 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, we intend to redeem our public shares as soon as reasonably possible following December 28, 2018 in the event we do not consummate an initial business combination and, therefore, we do not intend to comply with those procedures.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires the Company to adopt a plan, based on facts known to us at such time that will provide for the payment of all existing and pending claims or claims that may be potentially brought against the Company within the 10 years following dissolution. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If the Company’s plan of distribution complies with Section 281(b) of the DGCL, any liability of our stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after December 28, 2018 in the event we do not consummate an initial business combination, this may be viewed or interpreted as giving preference to our stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our board of directors may be viewed as having breached its fiduciary duties to the Company’s creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying our stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against the Company for these reasons.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our initial stockholders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our initial stockholders or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our initial stockholders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our initial stockholders or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination.

Since our Sponsor, executive officers and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether NRC Group is appropriate for our initial business combination.

In March 2017, our Sponsor purchased an aggregate of 7,906,250 founder shares for an aggregate purchase price of $25,000. Thereafter, we cancelled a portion of the founder shares, resulting in an aggregate of 6,468,750 founder shares outstanding (52,500 of which were forfeited by our Sponsor as a result of the partial exercise of the underwriters’ over-allotment option). The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of our initial public offering. In May 2017, our sponsor transferred 75,000 founder shares to each of Messrs. Bell, Burns, Shea, O’Neil and DiMicco, our independent director nominees, 250,000 to Mr. Petruska, our Executive Vice President, Chief Financial Officer and Secretary, and 500,000 to Mr. Charlton, our President and Chief Operating Officer. The founder shares held by our Sponsor (or its members), executive officers and directors would have a value at September 20, 2018 of approximately $65.4 million based on the closing price of Hennessy Capital common stock as reported by the NYSE American, are not subject to redemption and will be worthless if we do not complete an initial business combination. In addition, our Sponsor purchased an aggregate of 9,600,000 placement warrants, each exercisable for one share of our common stock at $11.50 per whole share, for a purchase price of $9,600,000, or $1.00 per warrant, that will also be worthless if we do not complete a business combination. As a result, our Sponsor, independent directors and officers have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares and placement warrants.

The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting NRC Group for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether NRC Group is appropriate for our initial business combination.

At the Closing, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. While we do not believe there will be any such out-of-pocket expenses requiring reimbursement at the Closing (as such expense reimbursements generally have been reimbursed as they are incurred from the Company’s funds held outside the Trust

Account), there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting NRC Group for the Business Combination.

Certain of our executive officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us after the Business Combination and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity.

Following the completion of the Business Combination, we intend to identify and combine with one or more businesses. Our executive officers and directors are, or may in the future become, affiliated with entities that are engaged in similar businesses.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. Our proposed charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Members of our management team may directly or indirectly own common stock and warrants following the Business Combination, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to combine. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to a particular business combination.

For a complete discussion of our executive officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Certain Relationships and Related Party Transactions.”

Our charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our charter or bylaws, or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

We will be a holding company and will conduct all of our operations through our subsidiaries.

Upon consummation of the Business Combination, we will be a holding company and will derive all of our operating income from NRC Group and its subsidiaries. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of NRC Group and its subsidiaries, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We do not currently intend to hold another annual meeting of stockholders until the second quarter of 2019 and you will not be entitled to any of the corporate protections provided by such a meeting.

Following the special meeting, unless required by the NYSE American, we do not currently intend to hold another annual meeting of stockholders until the second calendar quarter of 2019 (following the end of fiscal 2018), and thus may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting of stockholders be held for the purposes of electing directors in accordance with a company’s bylaws and no later than 13 months after the date of the last annual meeting. Therefore, if our stockholders want us to hold an annual meeting earlier than we plan to conduct that meeting, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

Risk Factors Relating to the Redemption

Unlike many blank check companies, we do not have a specified maximum percentage redemption threshold, but JFL Partners may elect to not consummate the Business Combination if the Cash Component is less than the difference between $125.0 million minus our unpaid transaction expenses, which is subject to the adjustments noted herein. Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account. We have $125.0 million of aggregate cash proceeds fully committed to apply toward this minimum Cash Component pursuant to the PIPE Financing and Backstop Commitment, but we may not be able to complete the PIPE Financing in connection with the Business Combination. In the event we are unable to complete the PIPE Financing, unless this right is waived by JFL Partners, we may be unable to consummate the Business Combination if there are substantial redemptions by our public stockholders.

Since we have no specified percentage threshold for redemption in our amended and restated certificate of incorporation other than the 15% threshold, our structure is different in this respect from the structure that has been used by many blank check companies. Many blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. The absence of such a redemption threshold makes it easier for us to consummate a business combination with which a substantial number of our stockholders may not agree. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which held approximately $261.5 million as of June 30, 2018 (net of taxes payable). However, if the Cash

Component is less than the difference between (i) $125.0 million minus (ii) our unpaid transaction expenses at Closing, JFL Partners may, at its option, elect to not consummate the Business Combination. We have $125.0 million of aggregate cash proceeds fully committed to apply toward this minimum Cash Component pursuant to the PIPE Financing and Backstop Commitment, but we may not be able to complete the PIPE Financing in connection with the Business Combination. See “We may not be able to complete the PIPE Financing in connection with the Business Combination.”

In the event we are not able to complete the PIPE Financing and the Backstop Commitment, this condition would effectively require that holders of no more than 13,469,878 of our public shares choose to redeem their shares. As a result, in the event we are not able to complete the PIPE Financing we may be unable to consummate the Business Combination if holders of more than 13,469,878 of our public shares choose to redeem their shares. In addition, we may be unable to complete the proposed JFL Subscription, and we may be unable to complete the Business Combination if total redemptions exceed the amount of net proceeds (if any) from other issuances and sales of our equity securities pursuant to the Purchase Agreement (or as otherwise approved by JFL Partners).

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15.0% or more of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 15.0% or more of our common stock issued in the IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares or, if part of such a group, the group’s shares, with respect to an aggregate of 15% or more of the outstanding shares issued in the IPO. We refer to such shares aggregating 15% or more of the shares issued in the IPO as “Excess IPO Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. A public stockholder’s inability to redeem any Excess IPO Shares will reduce that stockholder’s influence over our ability to consummate the Business Combination. A stockholder could suffer a material loss on its investment in us if it sold Excess IPO Shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to its Excess IPO Shares if we consummate the Business Combination. As a result, any such stockholder will continue to hold that number of shares equal to its Excess IPO Shares and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Hennessy Capital might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination, the combination of Sprint and NRC to form NRC Group in May 2018, the Dividend Recapitalization and the acquisition of SWS in May 2018 as described in “Information about NRC Group – Recent Developments” under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The combination of Sprint and NRC to form NRC Group, the Dividend Recapitalization and related financing, and the acquisition of SWS occurred prior to June 30, 2018 and, therefore, are reflected in the historical unaudited condensed consolidated balance sheet of NRC Group at June 30, 2018.  Since Sprint and NRC were under common control prior to their combination to form NRC Group in June 2018, historical condensed consolidated results of operations for the six months ended June 30, 2018 and historical consolidated results of operations for the year ended December 31, 2017 have been retroactively restated to present Sprint and NRC operations on a “combined” basis in order to conform to the current presentation. The Business Combination is expected to be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on NRC Group comprising the ongoing operations of the combined company and NRC Group’s senior management comprising the senior management of the combined company. For accounting purposes, NRC Group will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of NRC Group (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of NRC Group). Accordingly, the consolidated assets, liabilities and results of operations of NRC Group will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with NRC Group beginning on the acquisition date.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on NRC Group’s unaudited condensed consolidated balance sheet as of June 30, 2018 together with the unaudited condensed balance sheet of Hennessy Capital, as of June 30, 2018 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on June 30, 2018. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 combines the pro forma consolidated results of operations of NRC Group to reflect the May 2018 acquisition of SWS as though it was made at January 1, 2017 (as described in Note 6), together with the unaudited historical results of operations for Hennessy Capital for the six months ended June 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines the pro forma consolidated results of operations of NRC Group to reflect the May 2018 acquisition of SWS as though it was made at January 1, 2017 (as described in Note 6), together with the audited historical results of operations for Hennessy Capital for the period from January 3, 2017 (inception) to December 31, 2017. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 and for the year ended December 31, 2017 gives pro forma effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2017, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 was derived from NRC Group’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2018 after making pro forma adjustments to include the operations of the acquired SWS business as though it was acquired on January 1,

2017 (see Note 6 below) and Hennessy’s unaudited condensed statement of operations for the six months ended June 30, 2018, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of NRC Group and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2017 was derived from NRC Group’s audited consolidated statement of operations for the year ended December 31, 2017, after making pro forma adjustments to include the operations of the acquired SWS business as though it was acquired on January 1, 2017 together with Hennessy Capital’s historical audited statement of operations for the period January 3, 2017 (inception) to December 31, 2017 included elsewhere in this proxy statement.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The combined company will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of NRC Group, SWS and Hennessy Capital, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of Hennessy Capital common stock:

•         Assuming Low Redemptions of approximately 4,094,000 shares (~16%) of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to 4,094,000 of their public shares and $41.9 million is withdrawn from our trust account to fund such redemption of shares of common stock at approximately $10.23 per share, the projected value per share of redemptions at the closing date; and

•         Assuming High Redemptions of all of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to all 25,665,000 of their public shares (100%) and all $261.5 million, net of amounts withheld to pay taxes, is withdrawn from our trust account to fund such redemption of shares of common stock (representing a redemption price of approximately at $10.19 per share, the actual value per share in the trust account at the June 30, 2018 pro forma date).

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2018
(In Thousands)

	Hennessy Capital Acquisition Corp. III	NRC Group	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming Low Redemptions of 4,094,000 (~16%) of Shares of Outstanding Public Common Stock)	Additional Pro Forma Adjustments (Assuming High Redemption of 100% of Shares of Outstanding Public Common Stock)	Footnote Reference	Pro Forma Combined (Assuming High Redemption of 100% of Shares of Outstanding Public Common Stock)
ASSETS
Current assets
Cash and cash equivalents	$882	$9,257	$261,523	3a	$7,912	$(219,643)	3f	$5,639
			(300,000)	3b		195,000	3b
			(19,870)	3c		(3,380)	3c,g
			75,000	3e		25,000	3g
			(41,880)	3f		(1,250)	3g
			23,000	3g		2,000	3e

Accounts receivable, net	—	95,094	—		95,094	—		95,094
Inventory	—	7,009	—		7,009	—		7,009
Prepaid expenses and other assets	62	5,402	—		5,464	—		5,464
Total current assets	$944	$116,762	$(2,227)		$115,479	$(2,273)		$113,206
Cash and investments held in Trust Account	261,658	—	(261,523)	3a	—	—
			(135)	3a
Property and equipment, net	—	114,504	—		114,504	—		114,504
Goodwill	—	44,563	—		44,563	—		44,563
Other intangible assets, net	—	51,254	—		51,254	—		51,254
Other long term assets	—	2,145	—		2,145	—		2,145
TOTAL ASSETS	$262,602	$329,228	$(263,885)		$327,945	$(2,273)		$325,672
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term and revolving debt	$—	$3,080			$3,080	$—		$3,080
Accounts payable and accrued expenses	2,534	41,754	(3,732)	3h	40,556	—		40,556
Deferred revenue	—	5,137	—		5,137	—		5,137
Other current liabilities including taxes	135	110	(135)	3a	110	—		110
Total current liabilities	$2,669	$50,081	$(3,867)		$48,883	$—		$48,883
Long-term liabilities
Deferred underwriters’ fee	9,616	—	(9,616)	3c	—			—
Long-term debt, net of current maturities	—	295,328			295,328	—		295,328
Other liabilities	—	5,555			5,555	—		5,555
Total liabilities	12,285	350,964	(13,483)	3a	349,766	—		349,766
Common stock subject to possible redemption	245,317		(245,317)	3c	—	—		—
Stockholders’ Equity
Preferred stock	—		—	3e	—	—		—
			—	3d
Common stock	1		1	3b	4	(2)	3f	4
			2	3c		2	3b
			—	3d
			—	3f, g
Common Units/Members Capital	—	64,150	(64,150)	3b	—	—		—
Additional paid-in-capital	6,121	14,331	(230,850)	3b	83,094	(219,641)	3f	80,821
			(2,500)	3b		195,000	3b
			76,999	3b		194,998	3b
			(77,000)	3b		(195,000)	3b
			245,315	3c		25,000	3g
			(1,122)	3d		(1,250)	3g
			(4,320)	3c		(3,380)	3c,g
			(41,880)	3f		2,000	3e
			75,000	3e
			23,000	3g
Retained earnings (accumulated deficit)	(1,122)	(94,374)	(2,500)	3b	(99,076)	—		(99,076)
			(5,934)	3c,b
			1,122	3d
			3,732	3h
Accumulated other comprehensive loss	—	(5,843)	—		(5,843)	—		(5,843)
Total stockholders’ equity	$5,000	$(21,736)	$(5,085)		$(21,821)	$(2,273)		$(24,094)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$262,602	$329,228	$(263,885)		$327,945	$(2,273)		$325,672
See accompanying notes to unaudited pro forma condensed financial information

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2018
(In Thousands)

	Hennessy Capital Acquisition Corp. III	NRC Group Pro Forma with SWS	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming Low Redemptions of 4,094,000 (~16%) of Shares of Outstanding Public Common Stock)	Additional Pro Forma Adjustments (Assuming High Redemption of 100% of Shares of Outstanding Public Common Stock)	Footnote Reference	Pro Forma Combined (Assuming High Redemption of 100% of Shares of Outstanding Public Common Stock)

Net revenue	$—	$173,451	$—		$173,451	—		$173,451
Operating expenses:
Operating expenses including cost of revenues	2,963	121,104	(2,332)	4d	121,735	—		121,735
General and administrative expenses	—	27,247	—		27,247	—		27,247
Depreciation and amortization	—	13,010	—		13,010	—		13,010
Other expense including management fees and acquisition expenses, net	—	4,926	(1,400)	4d	3,526	—		3,526
Total operating expenses	2,963	166,287	(3,732)		165,518	—		165,518
Income from operations	(2,963)	7,164	3,732		7,933	—		7,933
Other income(expense):
Interest and other income or expense	1,962	64	(1,962)	4a	64			64
Loss on extinguishment of debt	—	(2,720)	2,720	4c	—	—		—
Interest and financing costs	—	(7,633)	7,633	4b	(11,650)	—		(11,650)
			(11,650)	4b
Total other income (expense)	1,962	(10,289)	(3,259)		(11,586)	—		(11,586)
Income (loss) before income taxes	(1,001)	(3,125)	473		(3,653)	—		(3,653)
Provision (benefit) for income taxes	402	(1,092)	(402)	4a	(1,092)	—		(1,092)
Net income (loss)	$(1,403)	$(2,033)	$875		$(2,561)	$—		$(2,561)
Earnings (loss) per share available to common shareholders Basic and diluted	$(0.18)				$(0.07)			$(0.07)
Weighted average shares outstanding – Basic and diluted	7,681,000		30,106,000	5a	37,787,000	(68,000)	5a	37,719,000

See accompanying notes to unaudited pro forma condensed financial information

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017
(In Thousands)

	Hennessy Capital Acquisition Corp. III	NRC Group Pro Forma with SWS	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming Low Redemptions of 4,094,000 (~16%) of Shares of Outstanding Public Common Stock)	Additional Pro Forma Adjustments (Assuming High Redemption of 100% of Shares of Outstanding Public Common Stock)	Footnote Reference	Pro Forma Combined (Assuming High Redemption of 100% of Shares of Outstanding Public Common Stock)

Operating revenue	$—	$338,239	$—		$338,239	—		$338,239
Costs and expenses:
Operating expenses including cost of revenues	—	230,214	—		230,214	—		230,214
General and administrative expenses	670	56,745	—		57,415	—		57,415
Depreciation and amortization	—	29,137	—		29,137	—		29,137
Impairment loss – goodwill	—	6,852	—		6,852	—		6,852
Management fees	—	1,836	—		1,836	—		1,836
Other expense including acquisition expenses, net	—	4,113	—		4,113	—		4,113
Total operating expenses	670	328,897	—		329,567	—		329,567
Income (loss) from operations	(670)	9,342	—		8,672	—		8,672
Other income (expense):
Interest and other income	1,395	7	(1,395)	4a	7	—		7
Other expense, net	—	(93)			(93)	—		(93)
Interest and financing costs	—	(14,033)	14,033	4b	(23,300)	—		(23,300)
			(23,300)	4b
Foreign currency transaction losses	—	(402)	—		(402)	—		(402)
Total other income (expense)	1,395	(14,521)	(10,662)		(23,788)	—		(23,788)
Income (loss) before income taxes	725	(5,179)	(10,662)		(15,116)	—		(15,116)
Provision for income taxes	444	2,135	(444)	4a	2,135	—		2,135
Net income (loss)	$281	$(7,314)	$(10,218)		$(17,251)	$—		$(17,251)
Earnings (loss) per share available to common shareholders
Basic	$0.04				$(0.46)			$(0.46)
Diluted	$0.02				$(0.46)			$(0.46)
Weighted average shares outstanding –
Basic	6,711,000		31,076,000	5a	37,787,000	(68,000)	5a	37,719,000
Diluted	19,254,000		18,533,000	5a	37,787,000	(68,000)	5a	37,719,000

See accompanying notes to unaudited pro forma condensed financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On June 25, 2018, as amended on July 12, 2018 (and as may be amended from time to time) we entered into the Purchase Agreement with JFL pursuant to which, among other things and subject to the terms and conditions contained therein, we will effect an acquisition of NRC Group whereby we will acquire from JFL all shares of common stock of NRC Group Holdings, LLC then outstanding. As of the date of the Purchase Agreement, JFL owned all of the issued and outstanding capital stock of NRC Group.

Pursuant to the Purchase Agreement, the aggregate purchase price for the proposed Business Combination is $662.5 million subject to adjustments for (i) NRC Group’s cash, debt, and net working capital, (ii) certain other unpaid transaction expenses (other than NRC Group’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), (iii) expenses paid by JFL Partners or its affiliates (Including NRC Group) on behalf of the Company, (iv) pre-Closing income taxes, (v) the Excess Capital Expenditures Adjustment (as defined), (vi) and the Aggregate Acquisition Adjustment (as defined) (the purchase price and final adjustments as of the Closing being the “Total Purchase Price”) and any post-closing payment amounts (as defined). The Total Purchase Price consists of the Cash Component and an Equity Component, which will be determined as follows:

•         The Cash Component will consist of the positive number equal to (i) the dollar amount remaining in the Company’s trust account after redemptions (described below), plus (ii) the amount raised from the expected sale of up to $75.0 million of our Series A Convertible Preferred Stock and $25.0 million of Company common stock in the PIPE Financing, plus (iii) the amount raised, if any, if the Company conducts a private placement pursuant to the Backstop Commitment (as defined), plus (iv) the amount raised, if any, in connection with the JFL Subscription (as defined), minus (v) the Company’s unpaid transaction expenses incurred in connection with the Business Combination; however the Cash Component will be reduced as necessary so that the Equity Component will not be less than 20% of the shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination); and

•         The Equity Component will consist of the number of shares, rounded up to the nearest whole number, of Company common stock equal to the quotient of:

•         The positive amount equal to the Total Purchase Price minus the Cash Component, divided by

•         The number equal to the quotient of (1) the remaining trust amount (without giving effect to any redemptions) as of two business days prior to the Closing, divided by (2) the outstanding public shares of Company common stock (without giving effect to any redemptions) (which quotient shall be the “Per Share Price”), provided, however, that in no event will the shares of Company common stock issued as the Equity Component be less than 20% of the shares of Company common stock outstanding as of immediately prior to the Closing (without giving effect to the Business Combination).

The Cash Component will be funded through a combination of (i) cash held in our trust account, (ii) the proceeds from the expected sale of $75.0 million of our Series A Convertible Preferred Stock and up to $25.0 million of Company common stock to the PIPE Investors pursuant to the Backstop and Subscription Agreement, the Cyrus Subscription Agreement and the Other Subscription Agreements, (iii) the amount raised, if any, if the Company conducts a private placement pursuant to the Backstop Commitment in an aggregate amount of up to $25.0 million and (iv) the amount raised, if any, in the JFL Subscription. The Equity Component will be funded through the issuance of our newly issued common stock.

The following unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of Hennessy Capital common stock:

•         Assuming Low Redemptions of approximately 4,094,000 shares (~16%) of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to 4,094,000 (~16%) of their public shares and $41.9 is withdrawn from our trust account to fund such redemption of shares of common stock at approximately $10.23 per share, the projected value per share of redemptions at the closing date; and

•         Assuming High Redemptions of all of outstanding public common stock: This presentation assumes that Hennessy Capital stockholders exercise redemption rights with respect to all 25,665,000 of their public shares and all $261.5 million, net of amounts withheld to pay taxes, is withdrawn from our trust account to fund such redemption of shares of common stock (representing a redemption price of approximately at $10.19 per share, the actual value per share in the trust account at the June 30, 2018 pro forma date).

2. Basis of Presentation

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination, the combination of Sprint and NRC to form NRC Group in May 2018, the Dividend Recapitalization, and the acquisition of SWS in May 2018 as described in “Information about NRC Group – Recent Developments” under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The combination of Sprint and NRC to form NRC Group, the Dividend Recapitalization and related financing, and the acquisition of SWS occurred prior to June 30, 2018 and, therefore, are reflected in the historical unaudited condensed consolidated balance sheet of NRC Group at June 30, 2018. Since Sprint and NRC were under common control prior to their combination to form NRC Group in June 2018, historical condensed consolidated results of operations for the six months ended June 30, 2018 and historical consolidated results of operations for the year ended December 31, 2017 have been retroactively restated to present Sprint and NRC operations on a “combined” basis in order to conform to the current presentation. The Business Combination is expected to be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on NRC Group comprising the ongoing operations of the combined company and NRC Group’s senior management comprising the senior management of the combined company. For accounting purposes, we expect that NRC Group will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of NRC Group (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of NRC Group. Accordingly, the consolidated assets, liabilities and results of operations of NRC Group will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with NRC Group beginning on the acquisition date.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 was derived from NRC Group’s unaudited condensed consolidated balance sheet as of June 30, 2018 together with Hennessy Capital’s unaudited balance sheet as of June 30, 2018. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 assumes that the Business Combination and the related proposed financing transactions were completed on June 30, 2018.

The unaudited pro forma condensed combined statement of operations information for the six months ended June 30, 2018 was derived from NRC Group’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2018 after making pro forma adjustments to include the operations of the acquired SWS business as though it was acquired on January 1, 2017 (see note 6 below), together with Hennessy’s unaudited condensed statement of operations for the six months ended June 30, 2018. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2017 was derived from NRC Group’s audited consolidated statement of operations for the year ended December 31, 2017 after making pro forma adjustments to include the operations of the acquired SWS business as though it was acquired on January 1, 2017 (see note 6 below), together with Hennessy Capital’s audited statement of operations for the period from January 3, 2017 (inception) to December 31, 2017 and gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2017, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following:

(a)      Reflects cash funding as follows: (i) the transfer of $261.5 million from Hennessy Capital’s trust account and (ii) the transfer of $135 thousand from Hennessy Capital’s trust account for the payment of accrued taxes. The following transactions that are related to the Business Combination occurred in June 2018 and are, therefore, already reflected in the unaudited historical condensed consolidated balance sheet of NRC Group, (i) the combination of Sprint and NRC in June 2018 to form NRC Group, (ii) the proceeds from NRC’s new $308.0 million term loan facility, net of approximately $9.7 million of financing costs including original issue discount of approximately $3.5 million, placement fees of approximately $5.3 million, and reflecting approximately $3.1 million as current portion of long-term debt (four installments of $770 thousand per quarter beginning September 30, 2018), (iii) the repayment of the existing approximately $210 million of debt and (iv) the approximately $86.5 million Dividend Recapitalization to investment affiliates of JFLCo.

(b)     Reflects the payment of purchase price as follows: (i) $300.0 million in cash (including $295.0 million of purchase price plus $2.5 million in reimbursement of NRC expenses associated with the preparation of this proxy  statement and meeting investors (charged to retained earnings) and $2.5 million reimbursement of commitment fees advanced by JFL in connection with the Backstop and Subscription Agreement (charged to additional paid in capital) and (ii) equity purchase price of $77.3 million in fair value of 7,556,000 shares of common stock valued at $10.23 per share (in the “high redemption” scenario, the cash purchase price is decreased by $195.0 million to $105.0 million in cash and the equity purchase price is increased by $195.0 million to $272.3 million in fair value of 26,620,000 shares of common stock valued at $10.23 per share).

(c)      Reflects other transaction effects including the payment of transaction costs associated with the Business Combination which are estimated to be approximately $34.6 million in total for both parties, including; (i) the commitment fees advanced and proxy preparation and investor meeting costs aggregating $5.0 million discussed in 3(b) above, (ii) approximately $9.616 million of deferred underwriting discounts and fees from Hennessy Capital’s IPO which are due upon consummation of the Business Combination as well (iv) approximately $4.32 million in placement/subscription fees ($5.63 million in the “high redemption” scenario), (iii) other legal, accounting, printing, mailing, filing and other costs aggregating approximately $5.934 million, exclusive of $2.5 million in reimbursement of NRC expenses discussed in 3(b) above, and (v) approximately $9.7 million of costs (paid in June 2018 and included in the historical consolidated pro forma balance sheet of NRC at June 30, 2018) associated with the debt financing, including $3.5 million of original issue discount. Also includes the elimination of 24,288,851 shares of common stock subject to possible redemption.

(d)     This adjustment reflects the elimination of Hennessy Capital’s retained earnings and NRC’s par value of common and preferred stock upon consummation of the Business Combination.

(e)      Represents the issuance of 750,000 shares of Series A Convertible Preferred Stock (par value $0.0001) at a per share purchase price of $100, for gross proceeds in the amount of $75.0 million (770,000 shares and $77.0 million in the maximum redemption scenario). Each share of Series A Preferred Stock will be convertible into shares of Hennessy Capital common stock at an assumed conversion price of $12.50. The unaudited pro forma combined balance sheet does not assume conversion of the Series A Convertible Preferred Stock. If the Series A Convertible Preferred Stock were to be converted into shares of Hennessy Common Stock, the impact on the unaudited pro forma condensed unaudited balance sheet as of June 30, 2018 would be as follows:

	Pro Forma Combined		Adjusted for the conversion
		(in thousands of dollars	)
Line item	Assuming Low Redemption of 4,094,000 shares of Outstanding Public Shares of Common Stock	Assuming High Redemption of 100% of Outstanding Public Shares of Common Stock	Assuming Low Redemption of 4,094,000 shares of Outstanding Public Shares of Common Stock	Assuming High Redemption of 100% of Outstanding Public Shares of Common Stock

Convertible preferred stock	$—	$—	$—	$—
Common stock	$4	$4	$4	$4
Additional paid-in-capital	$83,094	$80,821	$83,094	$80,921
Stockholders’ equity	$(21,821)	$(24,094)	$(21,821)	$(24,094)

 (f)    Reflects the withdrawal of funds from our trust account to fund the redemption of shares of common stock assumed redeemed by shareholders as follows: $41.9 million withdrawn from our trust account to fund the redemption of 4,094,000 shares of common stock at $10.23 in the “low redemption” presentation and $261.5 million ($219.6 million additional) withdrawn from our trust account to fund the redemption of all 25,665,000 shares of common stock in the “high redemption” presentation.

(g)     To reflect the $23.0 million PIPE investment of 2,244,000 shares of common stock at $10.25 in both the low redemption and the high redemption scenario as well as related subscription fees and, in the high redemption scenario, the issuance of 2,439,000 shares under the common equity backstop for $25.0 million together with a 5% ($1.25 million) utilization fee.

(h)     To reflect Business Combination costs included in (c) above that have already been incurred and need to be removed to avoid duplication.

4. Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)      Elimination of interest income, and related federal income taxes, on the Hennessy Capital trust assets.

(b)     Reflects (a) the elimination of historical interest expense of $7.6 million for the six months ended June 30, 2018 and $14.1 million of historical interest expense for the year ended December 31, 2017 on debt that was repaid in NRC’s June 2018 refinancing and (b) the addition of approximately $11.65 million and $23.3 million, respectively, in interest and financing cost on the new debt for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively, consisting of annual interest expense at 7.2% of approximately $21.5 million per year ($10.75 million for the six months) and amortization of financing costs of approximately $1.8 million per year ($0.9 million for the six months). The interest rate on the new debt financing is LIBOR (with a floor of 1%) plus 5.25% and is approximately 7.2% as of July 1, 2018. Each 0.125% change in the interest rate would generate an approximately $373 thousand change in interest expense per year (approximately $186 thousand for the six months).

The condensed combined pro forma statement of operations does not contain an adjustment for the related effect on income tax expense for the six months ended June 30, 2018 and the year ended December 31, 2017 applied to the incremental change in interest expense as the Company does not currently believe that tax deduction would be realizable.

(c)      To eliminate loss on extinguishment of debt refinanced in June 2018 in connection with the business combination.

(d)     To eliminate approximately $3.7 million of costs associated with the Business Combination including approximately $2.3 million at Hennessy Capital and $1.4 million at NRC Group.

5. Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following.

(a)      The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Hennessy Capital weighted average number of shares outstanding as follows.

For basic and diluted earnings per share, 7,681,000 and 7,681,000, respectively, for the six months ended June 30, 2018, and 6,711,000 and 19,254,000, respectively, for the period from January 3, 2017 (inception) to December 31, 2017, are adjusted by: (a) 24,400,000 and 24,400,000 shares, respectively at June 30, 2018 and 25,370,000 and 12,827,000, shares, respectively, at December 31, 2017 to increase the weighted average share amount to 32,081,000 at June 30, 2018 and December 31, 2017, representing the total number of shares outstanding as of those dates inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination and (b) 7,556,000 and 26,620,000 shares estimated to be issued in connection with the Business Combination in the “low redemption” and “high redemption” scenarios, respectively, (c) 4,094,000 and 25,665,000 shares, respectively, assumed to be redeemed in the “low redemption” and “high redemption” presentations, (d) 2,244,000 PIPE common shares issued in the “low redemption” scenario (e) 2,439,000 Backstop  common shares assumed to be issued in the “high redemption” scenario, as follows (share amounts rounded to nearest thousand) and (f) 1,920,000 warrant exchange shares issued and 1,920,000 founder shares forfeited as summarized below:

Basic shares —	Six Months ended June 30, 2018	Year ended December 31, 2017
Weighted average shares – basic, reported	7,681,000	6,711,000
Add: Redeemable/IPO shares	24,400,000	25,370,000
Warrant Exchange Shares	1,920,000	1,920,000
Closing merger consideration payable in stock	7,556,000	7,556,000
Issuance of PIPE shares	2,244,000	2,244,000
Less: Founder Forfeited Shares	(1,920,000)	(1,920,000)
Low Shares Assumed Redeemed	(4,094,000)	(4,094,000)
Subtotal Added	30,106,000	31,076,000
Weighted average shares pro forma – basic, Low Redemptions	37,787,000	37,787,000
Less: Additional Shares Assumed Redeemed	(21,571,000)	(21,571,000)
Plus: Additional closing merger consideration shares	19,064,000	19,064,000
Addition of Backstop shares	2,439,000	2,439,000
Subtotal Reduced	(68,000)	(68,000)
Weighted average shares pro forma – basic, High Redemptions	37,719,000	37,719,000

Diluted shares —	Six Months ended June 30, 2018	Year ended December 31, 2017
Weighted average shares reported	7,681,000	19,254,000
Add: Redeemable/IPO shares	24,400,000	12,827,000
Warrant exchange shares	1,920,000	1,920,000
Closing merger consideration payable in stock	7,556,000	7,556,000
Issuance of PIPE shares	2,244,000	2,244,000
Less: Founder Forfeited Shares	(1,920,000)	(1,920,000)
Low Shares Assumed Redeemed	(4,094,000)	(4,094,000)
Subtotal Added	30,106,000	18,533,000
Weighted average shares pro forma – diluted, Low Redemptions	37,787,000	37,787,000
Less: Additional Shares Assumed Redeemed	(21,571,000)	(21,571,000)
Plus: Additional closing merger consideration shares	19,064,000	19,064,000
Addition of PIPE shares	2,439,000	2,439,000
Subtotal Reduced	(68,000)	(68,000)
Weighted average shares pro forma – diluted, High Redemptions	37,719,000	37,719,000

Hennessy Capital currently has 28,848,750 warrants to purchase up to a total of 28,841,250 shares. Additionally, the 750,000 shares (770,000,000 in the “high redemption” scenario) of Series A Convertible Preferred Stock to be issued will be convertible into 6,000,000 shares (6,160,000 in the “high redemption” scenario) of Hennessy Capital common stock. Because the warrants are exercisable and the Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of Hennessy Capital common stock and the approximate per share redemption price of $10.16 in the high redemption scenario or $10.23 in the low redemption scenario, the warrants and Series A Convertible Preferred Stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the Series A Convertible Preferred Stock are not included in earnings per share.

6. NRC’s May 2018 Acquired Business (“SWS”) and Related Unaudited Pro Forma Information

In May 2018, NRC acquired Progressive Environmental Services, Inc. (“SWS”) for approximately $22.3 million, excluding approximately $0.4 of cash acquired, to retire SWS’ then outstanding indebtedness. SWS, headquartered in Fort Worth, Texas, provides environmental services through 20 locations in eight states in the Southwest, Gulf Coast and Midwest of the United States.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets at the acquisition date in May 2018:

Accounts receivable	$12,942,000
Other current assets	544,000
Property and equipment	7,037,000
Goodwill	4,939,000
Intangible assets	2,879,000
Other non-current assets	861,000
Accounts payable and other liabilities	(5,873,000)
Deferred tax liability	(1,054,000)
Total	$22,275,000

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $1.5 million of transaction expenses were incurred in the acquisition, much of which are not deductible for tax purposes.

Unaudited Pro Forma Financial Information for Businesses Acquired by NRC in May 2018 — The following unaudited pro forma consolidated financial statements gives effect to the acquisition of SWS under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination has been accounted for as an acquisition of SWS by NRC (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of NRC immediately prior to the Business Combination control SWS.

The SWS acquisition occurred in May 2018, and therefore it has been included in the NRC Group historical consolidated balance sheets as of June 30, 2018 and it has been included in the NRC Group consolidated statements of operations subsequent to the date of acquisition. Since the SWS acquisition meets the threshold for reporting of significant acquired businesses, the following consolidated pro forma information is presented in order to give pro forma effect to the acquisition of SWS as if it had occurred as of January 1, 2017, the beginning of the fiscal year presented and carried forward to the subsequent interim period, for purposes of the six months ended June 30, 2018 and the year ended December 31, 2017.

NRC Group and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2018
(Dollars in thousands)

	NRC Group	Progressive Environmental Services, Inc. “SWS” (to May 31, 2018)	Pro Forma Adjustments for the Business Combination	Footnote Reference	NRC Group Pro Forma Combined

Net revenue	$152,924	$20,527	$—		$173,451
Operating expenses:
Operating expenses including cost of revenues	105,790	15,314			121,104
General and administrative expenses	20,193	7,054			27,247
Depreciation and amortization	11,784	891	335	6a	13,010
Other expense including management fees and acquisition expenses, net	6,426	—	(1,500)	6d	4,926
Total operating expenses	144,193	23,259	(1,165)		166,287
Income from operations	8,731	(2,732)	1,165		7,164
Other income (expense):
Gain on sale of assets	—	34,090	(34,090)	6c	—
Other income (expense), including debt extinguishment	(2,687)	31	—		(2,656)
Interest and financing costs	(7,633)	(575)	575	6b	(7,633)
Total other income (expense)	(10,320)	33,546	(33,515)		(10,289)
Income (loss) before income taxes	(1,589)	30,814	(32,350)		(3,125)
Provision (benefit) for income taxes	(1,020)	(72)			(1,092)
Net income (loss)	$(569)	$(30,886)	$(32,350)		$(2,033)

See accompanying notes for pro forma adjustments

NRC Group and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2017
(Dollars in thousands)

	NRC Group	Progressive Environmental Services, Inc. “SWS”	Pro Forma Adjustments for the Business Combination	Footnote Reference	NRC Group Pro Forma Combined

Operating revenue	$277,631	$60,608	$—		$338,239
Costs and expenses:
Operating expenses including cost of revenues	190,610	39,604			230,214
General and administrative expenses	34,284	21,092	1,369	6e	56,745
Depreciation and amortization	26,148	2,187	802	6a	29,137
Impairment loss - goodwill	—	6,852			6,852
Management fees	1,836	—			1,836
Other expense including acquisition expenses, net	4,113	—			4,113
Total operating expenses	256,991	69,735	2,171		328,897
Income (loss) from operations	20,640	(9,127)	(2,171)		9,342
Other income (expense):
Interest and other income	7	—	—		7
Other expense, net	(93)	(1,369)	1,369	6e	(93)
Interest and financing costs	(14,033)	(4,833)	4,833	6b	(14,033)
Foreign currency transaction losses	(402)	—			(402)
Total other income (expense)	(14,521)	(6,202)	6,202		(14,521)
Income (loss) before income taxes	6,119	(15,329)	4,031		(5,179)
Provision for income taxes	447	1,688			2,135
Net income (loss)	$5,672	$(17,017)	$4,031		$(7,314)

See accompanying notes for pro forma adjustments

Notes to Unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 2018 and for the year ended December 31, 2017 — The following adjustments were made to the unaudited pro forma consolidated statement of operations:

(a)      To record amortization of intangibles acquired.

(b)     To record the elimination of interest expense on the SWS debt that was assumed and paid off at a discount.

(c)      To eliminate gain on sale on SWS books for its sale to NRG Group.

(d)     To eliminate approximately $1.5 million of expenses of the SWS acquisition in the six months ended June 30, 2018.

(e)      To reclassify non-recurring expense to operating expense, general and administrative expenses.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative share information for NRC Group and Hennessy Capital and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that holders of public shares exercise their redemption rights on a “low redemption of approximately 16% of outstanding public common stock” assumption resulting in redemption of 4,094,000 common shares (16%) and (ii) that holders of public shares exercise their redemption rights on a “high redemption of 25,665,000 common shares, 100% of outstanding public common stock” assumption. The historical information should be read in conjunction with “Selected Historical Financial Information of NRC Group” and “Selected Historical Financial Information of Hennessy Capital” included elsewhere in this proxy statement and the historical financial statements of NRC, Sprint and SWS and Hennessy Capital included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of NRC Group and Hennessy Capital would have been had the Business Combination been completed or to project NRC Group’s and Hennessy Capital’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of NRC Group and Hennessy Capital would have been had the Business Combination been completed nor the book value per share for any future date or period.

	NRC Group (Historical)	Hennessy Capital (Historical)	Pro Forma Assuming Low Redemption of 4,094,000 shares of Outstanding Public Common Shares	Pro Forma Assuming High Redemption of 100% of Outstanding Public Common Shares

As of and for the six months ended June 30, 2018:
Shares or Units outstanding	103,150	7,792,399	37,787,000	37,719,000
Earnings (loss) from continuing operations per share:
Basic	$(5.52)	$(0.18)	$(0.07)	$(0.07)
Diluted	$(5.52)	$(0.18)	$(0.07)	$(0.07)
Cash dividend declared, per share	$839.00	$—	$—	$—

As of and for the year ended December 31, 2017:
Shares outstanding	103,150	7,653,487	37,787,000	37,719,000
Earnings (loss) from continuing operations per share
Basic	$54.99	$0.04	$(0.46)	$(0.46)
Diluted	$54.99	$0.02	$(0.46)	$(0.46)
Cash dividends declared, per share	$—	$—	$—	$—

Special Meeting in lieu of 2018 annual meeting of Hennessy Capital Stockholders

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on [•], 2018, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about [•], 2018. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting. In connection with the special meeting, we are also providing you with our Annual Report on Form 10-K for the year ended December 31, 2017.

Date, Time and Place of Special Meeting

The special meeting will be held at [•] a.m., Eastern time, on [•], [•], 2018, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on [•], 2018, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 32,081,250 shares of Hennessy Capital common stock outstanding, of which 25,665,000 are public shares and 6,416,250 are founder shares held by our Sponsor, independent directors and affiliates.

Vote of Hennessy Capital Founders and Chairman and CEO

In connection with our IPO, we entered into a letter agreement with each of the initial stockholders pursuant to which the initial stockholders agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination Proposal. This letter agreement also applies to our Sponsor as it relates to the founder shares and the requirement to vote its founder shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Hennessy Capital LLC, as its managing manager. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the managing member of Hennessy Capital LLC.

Concurrently with the execution of the Purchase Agreement, our Sponsor and certain affiliates of our Sponsor (collectively, the “Hennessy Stockholders”), entered into a Voting and Support Agreement with JFL Partners (the “Voting and Support Agreement”), a copy of which is attached hereto as Annex E. Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote all of the shares of Hennessy Capital common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company):

•         in favor of the adoption of the Purchase Agreement and approval of the Business Combination and other transactions contemplated by the Purchase Agreement;

•         against any actions that would result in a breach by Hennessy Capital of any obligations or agreements contained in the Purchase Agreement or the Voting and Support Agreement;

•         in favor of the proposals in this proxy statement; and

•         against alternative proposals or transactions to the Business Combination.

The Voting and Support Agreement generally prohibits the Hennessy Stockholders from transferring, or permitting to exist any liens on, their shares of Hennessy Capital common stock prior to the consummation of the Business Combination. The Voting and Support Agreement will automatically terminate upon the first to occur of (i) the mutual written consent of JFL Partners and the Hennessy Stockholders, (ii) the Closing, or (iii) the termination of the Purchase Agreement in accordance with its terms. Due to the Hennessy Stockholders’ percentage ownership of Hennessy Capital common stock, the terms of the Voting and Support Agreement may substantially increase the probability of obtaining approval of the Business Combination Proposal and other proposals to be presented at the special meeting. The foregoing discussion summarizes the material terms of the Voting and Support Agreement. We urge you to read carefully the full text of the Voting and Support Agreement, which is attached hereto as Annex E and is incorporated herein by reference.

Our initial stockholders have waived any redemption rights, including with respect to shares of common stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The founder shares and placement warrants held by our initial stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by December 28, 2018 (subject to the requirements of law). However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of the Business Combination Proposal, Incentive Plan Proposal, NYSE Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, NYSE Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the Incentive Plan Proposal, the NYSE Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote with regard to any of the Charter Proposals will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the four nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal are approved at the special meeting. In addition, (i) each of the Incentive Plan Proposal and the NYSE Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2, and (ii) each of the Charter Proposals and the Director Election Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement. It is important for you to note that in the event that the Business Combination Proposal or, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal and Incentive Plan Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 28, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal, the NYSE Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•         the approximately 6.42 million total founder shares (of which 375,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at September 20, 2018 of approximately $65.4 million based on the closing price of Hennessy Capital common stock as reported by the NYSE American and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.004 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of three of our seven existing directors as directors of the Company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our board of directors when our board approved the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of the NYSE American stock exchange, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Proposals. Broker non-votes will have the effect of a vote “AGAINST” the Charter Proposals but, assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the other proposals to be considered at the special meeting of stockholders.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own.

•         You can vote your shares in advance of the special meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

•         You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Nicholas A. Petruska, the Company’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (312) 803-0372, by email at npetruska@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp. III, 3485 N. Pines Way, Suite 110, Wilson, Wyoming 83014 before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal, the Charter Proposals and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow Sodali, LLC, our proxy solicitor, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400.

Redemption Rights

Pursuant to our current amended and restated certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, including interest but net of taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest but net of taxes payable). For illustrative purposes, based on funds in the trust account of approximately $261.5 million on June 30, 2018 (net of taxes payable) and including anticipated additional interest and related tax accruals thereon through the Closing, the estimated per share redemption price is expected to be approximately $10.23 at the Closing.

In order to exercise your redemption rights, you must:

•         check the box on the proxy card to elect redemption;

•         check the box on the proxy card marked “Shareholder Certification”;

•         submit a request in writing prior to 5:00 p.m., Eastern time on [•], 2018 (two business days before the special meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•         deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account, which held approximately $261.5 million as of June 30, 2018 (net of taxes payable). If redemptions by our public stockholders cause the Cash Component to be less than the difference between (i) $125.0 million minus (ii) our unpaid transaction expenses at the Closing, subject to the adjustments noted above, JFL Partners may, at its option, elect to not consummate the Business Combination. We have $125.0 million of aggregate cash proceeds fully committed, which, when funded, will fully satisfy this minimum Cash Component irrespective of the final amount remaining in our trust account following redemptions, pursuant to the PIPE Financing and Backstop Commitment.

The issuance of 20% or more of our outstanding common stock pursuant to the Purchase Agreement is contingent upon stockholder approval and the Closing. In addition, the issuance of 20% or more of our outstanding common stock pursuant to the PIPE Financing, Backstop Commitment and JFL Subscription, which issuance may result in a change of control of the Company under the NYSE American listing rules, is contingent upon stockholder approval of the NYSE Proposal and the Closing.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by December 28, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Business Combination.

The Business Combination Proposal

We are asking our stockholders to approve and adopt the Purchase Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Purchase Agreement and the Business Combination. Please see the subsection entitled “The Purchase Agreement,” below, for additional information and a summary of the material provisions of the Purchase Agreement, which is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A and Annex B to this proxy statement. You are urged to read carefully the Purchase Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, our amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting, assuming that a quorum is present.

The Purchase Agreement

This section describes the material provisions of the Purchase Agreement, but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A and Annex B hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Purchase Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the disclosure letters and annexes attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure letters were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. If specific material facts exist that contradict the representations, warranties, or covenants in the Purchase Agreement, we have provided corrective disclosure in this proxy statement. If subsequent information concerning the subject matter of the representations, warranties, and covenants in the Purchase Agreement is not fully reflected in this proxy statement or in our other public disclosures, Hennessy Capital’s future public disclosures, which are available without charge through the SEC’s website at www.sec.gov, will include any material information necessary to provide its stockholders a materially complete understanding of the Purchase Agreement disclosures. See the section entitled “Where You Can Find More Information.”

General Description of the Purchase Agreement

On June 25, 2018, we entered into the Purchase Agreement with JFL Partners pursuant to which, among other things and subject to the terms and conditions contained therein, we will effect an acquisition of NRC Group whereby we will acquire all of the issued and outstanding membership interests of NRC Group from JFL Partners. As of the date of the Purchase Agreement, JFL Partners owned all of the issued and outstanding membership interests of NRC Group.

Pursuant to the Purchase Agreement, the aggregate purchase price for the proposed Business Combination is $662.5 million subject to adjustments for (i) NRC Group’s cash, debt, and net working capital, (ii) certain other unpaid transaction expenses (other than NRC Group’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), (iii) expenses paid by JFL Partners or its affiliates (including NRC Group) on behalf of the Company, (iv) pre-Closing income taxes, (v) the Excess Capital Expenditures Adjustment (as defined below), and (vi) the Aggregate Acquisition Adjustment (as defined below) (the purchase price and final adjustments as of the Closing being the “Total Purchase Price”) and any potential post-Closing payment amounts (as described below). The Total Purchase Price consists of the Cash Component and an Equity Component, which will be determined as follows:

•         The Cash Component means the positive number equal to (i) the dollar amount remaining in the Company’s trust account after redemptions, plus (ii) the amount raised from the expected sale of $75.0 million of our Series A Convertible Preferred Stock and up to $25.0 million of Company common stock in the PIPE Financing, plus (iii) the amount raised, if any, if the Company conducts a private placement pursuant to the Backstop Commitment, plus (iv) the amount raised, if any, in connection with the JFL Subscription, minus (v) the Company’s unpaid transaction expenses incurred in connection with the Business Combination; however, the Cash Component will be reduced as necessary so that the Equity Component will not be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination); and

•         The Equity Component will consist of the number of shares, rounded up to the nearest whole number, of Company common stock equal to the quotient of:

•         The positive amount equal to the Total Purchase Price minus the Cash Component, divided by

•         The number equal to the quotient of (i) the remaining trust amount (without giving effect to any redemptions and including interest net of taxes payable thereon) as of two business days prior to the Closing, divided by (ii) the outstanding public shares of Company common stock (without giving effect to any redemptions) (which quotient shall be the “Per Share Price”), provided, however, that in no event will the number of shares of Company common stock issued as the Equity Component be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination).

The Cash Component will be funded through a combination of (i) cash held in our trust account, (ii) the proceeds from the expected sale of our Series A Convertible Preferred Stock in the aggregate amount of $75.0 million and up to $25.0 million of Company common stock in the PIPE Financing and (iii) the proceeds from the possible sale by the Company of up to 300,000 newly issued shares of Series A Convertible Preferred Stock for a per share price of $97.00 and up to 1,951,220 newly issued shares of Company common stock for a per share price of $10.25 to JFLCo or one or more of its affiliated investment funds pursuant to the JFL Subscription Agreement. The PIPE Investors have already subscribed for the entire $100.0 million under the PIPE Financing and Nomura has committed to the purchase of up to $25.0 million of Company common stock under the Backstop Commitment through (a) one or more open market or privately negotiated transactions with one or more third parties, (b) a private placement (at a purchase price of $10.25 per share) with consummation to occur concurrently with that of the Business Combination, or (c) a combination thereof, in order to ensure sufficient funds to finance the Cash Component. The Equity Component will be funded through the issuance of shares of our newly issued common stock.

The Company’s “Excess Capital Expenditures Adjustment” means the greater of 0 and the difference between (i) the aggregate amount used for certain capital expenditures which are budgeted on JFL Partners’ disclosure letter and which are paid prior to the Closing, and (ii) $7,182,000. The aggregate amount of the Excess Capital Expenditures Adjustment will not exceed $3,500,000 unless the Company provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any such accelerated capital expenditures being in excess of the $3,500,000 aggregate total adjustment limitation.

The Company has agreed to pay JFL Partners for closing certain permitted acquisitions of target businesses prior to the Closing (or for entering into a binding definitive acquisition agreement to effect such transaction at or prior to the Closing and such transaction is continuing to be pursued as of the Closing), provided that the Company has provided its prior written consent to such transaction (which consent shall not be unreasonably withheld, conditioned or delayed). The “Aggregate Acquisition Adjustment” means the aggregate sum of the following items for such transaction (excluding, in each case, the Potential Acquisition which is described below under “Payments with Respect to the Potential Acquisition”):

•         50% of the aggregate difference between

•         eight times (8x) a target business’s adjusted, normalized earnings before income tax, depreciation and amortization (or adjusted EBITDA) (as defined by a Quality of Earnings Report prepared for the benefit of NRC Group or JFL Partners) for the previous trailing 12 months, or as otherwise mutually agreed to by the Company and JFL Partners, and

•         the aggregate consideration (exclusive of out-of-pocket transaction expenses) paid or to be paid by or on behalf of NRC Group or JFL Partners in connection with such acquisition; and

•         the aggregate consideration paid by NRC Group or JFL Partners for any such target business, together with any out-of-pocket transaction expenses related to such acquisitions (not to exceed $2,000,000 in the aggregate unless otherwise approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed).

Any amounts paid by the Company pursuant to the Excess Capital Expenditures Adjustment or Aggregate Acquisition Adjustment will be paid by issuing additional shares of Company common stock in the Equity Component to JFL Partners at the Closing.

Payments with Respect to the Potential Acquisition

NRC Group continues to evaluate and pursue various potential acquisitions, including a specific acquisition identified on JFL Partners’ disclosure letter and referred to herein and in the Purchase Agreement as the “Potential Acquisition.” As of the date of this proxy statement, the Potential Acquisition is subject to completion of the NRC Group’s due diligence, negotiation of mutually acceptable definitive acquisition documents and the satisfaction of other closing conditions subject to the control of third parties. If consummated, the Potential Acquisition would provide the NRC Group with soil incinerating capabilities and could potentially add $10.0 to $15.0 million of incremental annual Adjusted EBITDA and up to $20.0 to $30.0 million in annual incremental revenues, in each case within 24 months of completing such Potential Acquisition. In addition, if consummated, the Potential Acquisition could provide up to $2.0 million in net assets and nominal current liabilities to NRC Group’s balance sheet. The $5 million cash consideration payable upon consummation of the Potential Acquisition would be funded through a combination of cash on hand and borrowings under NRC Group’s existing credit facility. With respect to the Potential Acquisition, given the potential for meaningful Adjusted EBITDA growth in future periods relative to past periods, the parties agreed that rather than determine the Aggregate Acquisition Adjustment with respect to the Potential Acquisition based on trailing 12-month Adjusted EBITDA, it would be determined as follows:

•         In the event the Potential Acquisition is consummated at or prior to the Closing, then the Total Purchase Price payable at Closing to JFL Partners will increase by $20,000,000, plus the aggregate consideration (plus out-of-pocket transaction expenses) paid prior to the Closing by or on behalf of NRC Group or JFL Partners in connection with the Potential Acquisition (with such increase in Total Purchase Price being payable in additional shares of Company common stock);

•         In the event the Potential Acquisition is continuing to be pursued by NRC Group at the Closing (but has not been consummated at or prior the Closing), then the Total Purchase Price payable at Closing to JFL Partners will increase by $10,000,000 (payable in additional shares of Company common stock), and, in the event the Potential Acquisition is consummated following the Closing, then, concurrently with such consummation, the Company will also pay $10,000,000 to JFL Partners (payable in cash, shares of Company common stock or any combination thereof, at the Company’s option); and

•         In the event the Potential Acquisition has been consummated, the Company will pay to JFL Partners up to $25,000,000 of additional consideration (payable in cash, shares of Company common stock or any combination thereof, at the Company’s option) (the “Earnout Amount”) to the extent certain financial performance measurements have been achieved by the target of the Potential Acquisition during specified earnout periods, as set forth on JFL Partners’ disclosure letter.

•         After the closing of the Potential Acquisition through the end of the earnout periods, both NRC Group and the Company agree to: (i) operate the business to which the Potential Acquisition relates in a reasonable and prudent manner; (ii) use its reasonable best efforts to provide the resources necessary to operate the business in the ordinary course of business, including using reasonable best efforts to maintain relationships and goodwill with customers, employees, and others having relationships with such business as well as to maximize revenue and profitability; (iii) maintain sufficient records to enable the Earnout Amount to be calculated in a transparent manner; and (iv) not take any action which is knowingly intended, by any means, to deprive JFL Partners of the Earnout Amount.

To the extent any shares of Company common stock are issued in satisfaction of any Earnout Amount that is payable, the value of each such share shall be an amount equal to the volume-weighted average price per share of Company common stock on the NYSE American for the five consecutive trading days preceding (but not including) the date on which it is finally determined that any portion of the Earnout Amount is payable. To the extent any such payment is paid in cash, such payment will be paid to JFL Partners by wire transfer of immediately available funds to an account designated by JFL Partners.

Post-Business Combination Ownership of NRC Group and Hennessy Capital

After the Business Combination, Hennessy Capital will own 100.0% of NRC Group, and:

•         assuming redemptions by holders of 16% of our outstanding public shares for cash, (i) our public stockholders and (ii) our initial stockholders and affiliates will each own approximately 57% and 17% of Hennessy Capital, respectively; and

•         assuming redemption by holders of 100% of our public shares for cash, (i) our public stockholders and (ii) our initial stockholders and affiliates will own 0% and 17% of Hennessy Capital, respectively.

Closing of the Business Combination

The Closing is expected to take place no later than the third business day following the day on which the last of the conditions to the Closing (as described under the subsection entitled “—Conditions to Closing of the Business Combination”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or such other date as may be mutually agreed to by Hennessy

Capital and JFL Partners. Assuming timely satisfaction of the necessary closing conditions, Hennessy Capital and JFL Partners currently expect the Closing to occur promptly after the special meeting of stockholders is concluded.

Conditions to Closing of the Business Combination

The obligation of the parties to complete the Business Combination is subject to the fulfillment of certain closing conditions, including:

•         the expiration or termination of the regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1975, as amended (“HSR Act”);

•         the approval of the Purchase Agreement and the transactions contemplated thereby (including the Business Combination) by a majority of votes cast by stockholders that are present in person or by proxy at our special meeting;

•         the Company will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer;

•         the absence of a default under NRC Group’s existing credit facility; and

•         the approval of the Company’s stockholders.

In addition, unless waived by JFL Partners, the obligation of JFL Partners to complete the Business Combination is subject to the fulfillment of certain closing conditions, including:

•         the accuracy of the representations and warranties of Hennessy Capital (subject in certain cases to certain materiality, knowledge and other qualifications);

•         the absence of a Purchaser Material Adverse Effect (as defined in the Purchase Agreement);

•         JFL Partners shall have received the Cash Component and the Equity Component;

•         JFL Partners shall have received a counterpart signature page for each Ancillary Agreement (as defined in the Purchase Agreement) to which the Company is a party;

•         JFL Partners has received evidence of resignations of each director, officer and employee of the Company;

•         Hennessy Capital and JFL Partners having entered into the Registration Rights Agreement relating to shares issued to JFL Partners pursuant to the Business Combination;

•         except for the Preferred Shares issued pursuant to the Backstop and Subscription Agreement, the JFL Subscription Agreement, or any Other Subscription Agreement and for shares of our common stock issued pursuant to the Purchase Agreement, the Backstop and Subscription Agreement and JFL Subscription Agreement and the Sponsor Warrant Exchange and Share Forfeiture Agreement, no shares of our preferred stock having been issued to any person in an amount or on terms other than those approved with the prior written consent of JFL Partners;

•         Hennessy Capital common stock remaining listed on NYSE American;

•         The Company’s stockholders approving the proposed charter and proposed amended and restated bylaws (as modified as necessary by JFL Partners and the Company to obtain stockholder approval);

•         The members of the board of directors of the Company, and any committees thereof, in each case as set forth on Annex I of the Purchase Agreement, having been approved and appointed to their respective position(s) (including any role as chairman indicated thereon), and the Company having offered each of the same the opportunity to enter an agreement for indemnification (in addition to the indemnification provided for in the Company’s governing documents), effective as of the Closing;

•         The Management Incentive Plan having been approved by the Company’s stockholders;

•         The Sponsor Warrant Exchange and Share Forfeiture Agreement shall remain in full force and effect;

•         With respect to each of the Investor Agreements, Founding Voting and Support Agreement, and Sponsor Warrant Exchange and Share Forfeiture Agreement, the accuracy of the representations and warranties of Hennessy Capital (subject in certain cases to certain materiality, knowledge and other qualifications);

•         JFL Partners having received a fully executed lock-up agreement from our Sponsor and certain related individuals; and

•         JFL Partners and JFLCo having received a fully executed Investor Rights Agreement.

In addition, unless waived by Hennessy Capital, the obligation of Hennessy Capital to complete the Business Combination is subject to the fulfillment of certain closing conditions, including:

•         the accuracy of the representations and warranties of JFL Partners (subject in certain cases to certain materiality, knowledge and other qualifications);

•         Hennessy Capital shall have received a counterpart signature page for each Ancillary Agreement (as defined in the Purchase Agreement) to which JFL Partners is a party;

•         The absence of a material adverse effect since the signing date of the Purchase Agreement

•         Hennessy Capital having received a fully executed lock-up agreement from JFL Partners;

•         Hennessy Capital having received a fully executed Investor Rights Agreement from JFL Partners and JFLCo; and

•         JFL Partners having terminated certain specified contracts.

We cannot provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Purchase Agreement is terminated in accordance with its terms, we have agreed to call a special meeting of our stockholders, for the purpose of such stockholders considering and voting on the approval of the Purchase Agreement and any other matters required to be voted upon by such stockholders in connection with the transactions contemplated in the Purchase Agreement (including the Business Combination). We may delay, postpone or adjourn such special meeting of our stockholders if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) and voting to adopt the Purchase Agreement or approve Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6, Proposal 7, Proposal 8, Proposal 9, the Director Election Proposal, the Incentive Plan Proposal, or NYSE Proposal, or to constitute a quorum necessary to conduct the business of the special meeting. Our board of directors has, by a unanimous vote, approved the Business Combination and directed that the Purchase Agreement and the Business Combination be submitted to our stockholders for their consideration.

Moreover, each party to the Purchase Agreement has agreed to execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions of the Purchase Agreement and the transactions contemplated thereby, including the Business Combination; provided, that such efforts will not require agreeing to any obligation or accommodations (financial or otherwise) binding on each party in the event the Closing does not occur. Upon the terms and subject to the conditions of the Purchase Agreement, each of the parties to the Purchase Agreement will use all commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Purchase Agreement (including the Business Combination). In furtherance and not in limitation of the foregoing, the parties thereto will cooperate in using their commercially reasonable efforts promptly (i) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any person required to be made or obtained by the terms of the Purchase Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated by the Purchase Agreement (including the Business Combination) and (ii) to fulfill all conditions to the consummation of the transactions contemplated by the Purchase Agreement (including the Business Combination).

In addition, within ten business days after the date of the Purchase Agreement, with respect to the transactions contemplated by the Purchase Agreement (including the Business Combination), Hennessy Capital and JFL Partners were required to make, or cause to be made, the filing required (if any) of each of them or any of their respective subsidiaries or affiliates under the HSR Act, with respect to the transactions contemplated thereby. On July 10, 2018, Hennessy Capital and JFL Partners filed the required forms under the HSR Act with the Antitrust Division of the United States Department of Justice and the U.S. Federal Trade Commission. The Antitrust Division of the United States Department of Justice and the U.S. Federal Trade Commission granted early termination of the applicable waiting period under the HSR Act on July 20, 2018.

The parties to the Purchase Agreement are also required to make, or cause to be made, as promptly as practicable, any filings necessary to obtain any other necessary regulatory approvals.

At any time before or after consummation of the Business Combination, notwithstanding the early termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

We cannot assure you that any of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any Regulatory Approvals or the absence of any litigation challenging such Regulatory Approvals. Likewise, we cannot assure you that the Antitrust Division of the United States Department of Justice, the U.S. Federal Trade Commission or any state attorney general will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither Hennessy Capital nor JFL Partners is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the approval under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Termination

Hennessy Capital and JFL Partners may terminate the Purchase Agreement by mutual written consent at any time before the Closing, whether before or after Hennessy Capital’s stockholders have voted in favor of the Purchase Agreement.

In addition, a party may terminate the Purchase Agreement at any time before the Closing by written notice to the other party under the following circumstances:

•         by either Hennessy Capital or JFL Partners, if any governmental authority has issued a final and non-appealable permanent injunction or other order that prevents the Business Combination;

•         by either Hennessy Capital or JFL Partners, upon a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Purchase Agreement or the other transaction documents, or if any representation or warranty of the other party will have become untrue, incomplete or incorrect, in either case such that the conditions set forth in the Purchase Agreement applicable to the terminating party would not be satisfied; provided, however, that the breaching party will have 30 days after written notice of such breach or default to cure such breach or default if the breaching party is reasonably capable of curing such breach;

•         by either Hennessy Capital or JFL Partners, if the Closing will not have occurred by November 30, 2018; or

•         by JFL Partners, if the Cash Component is less than the difference between (i) $125.0 million minus (ii) Hennessy Capital’s unpaid transaction expenses.

If the Purchase Agreement is terminated, all further obligations of the parties under the Purchase Agreement (except that certain obligations related to public announcements, confidentiality, termination, general provisions and the confidentiality agreement between the parties will continue in effect) will terminate and will be of no further force and effect, and neither Hennessy Capital nor JFL Partners will have any further liability to any other party thereto except for liability for willful breach of the Purchase Agreement prior to such termination) or intentional fraud.

Fees and Expenses

No Termination Fees. If the Purchase Agreement is validly terminated, no party thereto will have any liability or any further obligation whatsoever to any other party under the Purchase Agreement in respect of any termination fees.

At the Closing, each of JFL Partners and Hennessy Capital will cause NRC Group to pay (i) the Company’s transaction expenses and (ii) JFL Partners’ transaction expenses, with neither amount subject to a cap. In the event the Purchase Agreement is validly terminated (except in the event of a valid termination by the Company due to JFL Partners’ material breach), then (a) if the Company redeems shares of its common stock in connection with a liquidation distribution from our trust account due to a Business Combination not being timely completed, the Company will reimburse JFL Partners or NRC Group, as the case may be, for any of the Company’s transaction expenses paid by JFL Partners and up to $2,500,000 for all of NRC Group’s out-of-pocket fees and expenses incurred, prior to such termination, with (i) the preparation and filing of this Proxy Statement and any ancillary documents related thereto, including fees and expenses related to the preparation of any financial statements included in the Proxy Statement and responding to comments from the SEC, and (ii) preparing the Company to be a subsidiary of a publicly traded company as of the Closing or (b) if the Company completes an alternative merger, combination, or recapitalization, then the Company will reimburse JFL Partners or NRC Group, as the case may be, for all the amounts listed in (a)(i) and (ii) above.

Hennessy Capital will not bear any costs or expenses of any kind incurred by the Sponsor. Except as expressly provided in the Purchase Agreement, if the Purchase Agreement is terminated, then each of JFL Partners and Hennessy Capital will pay any and all of its transaction expenses.

Pursuant to the Purchase Agreement and subject to certain exceptions referenced in the Purchase Agreement, “Transaction Expenses,” with respect to each of JFL Partners and Hennessy Capital, means, subject to certain exceptions, all of its costs and expenses incident to the negotiation and preparation of the Purchase Agreement and the other transaction documents and the performance and compliance with all agreements and conditions contained therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees required to consummate the transactions contemplated by the Purchase Agreement and other costs and expenses associated with any of the foregoing. JFL Partners’ transaction expenses include all of the expenses related to the combination of NRC and Sprint into JFL Partners, and JFL Partners and the Company split HSR and other regulatory expenses in half.

Conduct of Business Pending the Business Combination

JFL Partners has undertaken covenants that place customary restrictions on it and its subsidiaries until the consummation of the Business Combination (or, if earlier, the date the Purchase Agreement is validly terminated). JFL Partners has agreed to, and has agreed to cause NRC Group to, operate in its ordinary course of business relationships, subject to the same qualifications as are provided in the next paragraph.

Except with Hennessy Capital’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed (and which approval will be deemed to have been granted five business days after the date of receipt of the written request unless denied in writing)) or as otherwise contemplated by the Purchase Agreement, JFL Partners has also agreed that, subject to certain specifically scheduled and identified exceptions set forth in the Purchase Agreement, including, without limitation, the Backstop and Subscription Agreement and JFL Subscription Agreement, or as may be required by law or the Purchase Agreement, JFL Partners will not, and JFL Partners will cause NRC Group not to, undertake the following actions:

•         amend the organizational documents of NRC Group;

•         split, combine or reclassify the issued and outstanding shares of capital stock of NRC Group;

•         transfer, issue, sell or otherwise dispose of any equity securities, or grant any options, warrants or other rights to purchase or obtain equity securities;

•         acquire any third party or its business;

•         make any loans, advances, or capital contributions to, or investments in, any other person;

•         make a material change in any method of accounting or accounting practice of NRC Group, except as required by GAAP or applicable law or as disclosed in the notes to certain of NRC’s and Sprint’s consolidated financial statements;

•         sell, lease, license or otherwise dispose of any of the assets shown or reflected in certain of consolidated financial statements for NRC and Sprint, except in the ordinary course of business and except for any assets having an aggregate value of less than $500,000;

•         issue or incur, any additional indebtedness, except under NRC Group’s existing credit facilities;

•         amend or modify the NRC Group’s existing credit facility in a manner that would be materially adverse to NRC Group, taken as a whole;

•         increase the compensation of any member of management of NRC Group; other than (A) as provided for in any written agreements, (B) increases in commercially reasonable amounts, (C) in the ordinary course of business, or (D) required by law;

•         except as required by the terms of any employee benefits plan or applicable law, adopt, materially amend or modify any employee benefits plan, the effect of which in the aggregate would increase the obligations of any of NRC Group’s entities by more than 15% of their aggregate existing annual obligations to such plans;

•         hire or engage any new employee or consultant with a base salary in excess of $250,000;

•         make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, if any such action would have the effect of materially increasing the tax liability of any of NRC Group’s entities for any period (or portion thereof) ending after the closing date;

•         declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property; or

•         enter into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Hennessy Capital has also undertaken covenants that place customary restrictions on it until the consummation of the Business Combination (or, if earlier, the date the Purchase Agreement is validly terminated). Hennessy Capital has agreed not to take any of the below actions without JFL Partners’ prior consent (unless otherwise contemplated by the Purchase Agreement):

•         make any amendment or modification to any of Hennessy Capital’s governing documents;

•         take any action in violation or contravention of any of Hennessy Capital’s governing documents, applicable law or any applicable rules and regulations of the SEC and NYSE American;

•         split, combine or reclassify our common stock, or reduce below $10.00 per share the offering price (as described in our IPO prospectus);

•         make any amendment or modification to the trust account;

•         make or allow to be made any reduction in the trust account, other than as expressly permitted by our governing documents;

•         contact any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of NRC Group regarding any of the acquired entities, its business or the transactions contemplated by the Purchase Agreement;

•         contact, directly or indirectly, any employee of NRC Group, other than contacts with senior-level management employees in connection with the Business Combination;

•         issue any shares of preferred stock to any person other than as explicitly provided with respect to the Backstop and Subscription Agreement, JFL Subscription Agreement or Other Subscription Agreement or issue any other equity or indebtedness;

•         undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the transactions contemplated by the Purchase Agreement;

•         hire any employee;

•         amend, waive or terminate, in whole or in part, any Investor Agreement or the Voting and Support Agreement;

•         establish any subsidiary or acquire any interest in any asset;

•         enter into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Additional Covenants of the Parties

The Purchase Agreement also contains customary mutual covenants relating to the preparation of this proxy statement, the granting of access to information, the filing of tax returns and other tax matters, confidentiality, public announcements with respect to the transactions contemplated by the Purchase Agreement, notification in certain events, the procurement of applicable third party consents, exclusivity with respect to the transactions contemplated by the Purchase Agreement (and with respect to any alternative transactions), the retention of various books and records of transactions involving shares of Hennessy Capital common stock, and the preservation of Hennessy Capital’s status as a listed company on the NYSE American. Additionally, to the extent JFL Partners and Hennessy Capital believe that approval of the provisions of Section 6.4, Section 8.1, Article XI or Article VII of the proposed charter, which are the subject of Proposals 4, 5, 6 and 7, respectively, is unlikely to be obtained, then JFL Partners and Hennessy Capital will cooperate to revise the provisions of the form of the proposed charter set forth on Annex C in order to obtain such stockholder approval.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

If the Closing occurs, Hennessy Capital will cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of NRC Group, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the organizational documents of NRC Group to survive the consummation of the Business Combination and continue in full force and effect and be honored by NRC Group after the Closing. If the Closing occurs, Hennessy Capital will cause NRC Group to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in the indemnification provisions of the Purchase Agreement.

JFL Partners will, or will cause its affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the closing date, for the benefit of NRC Group or any of its officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the closing date.

Employee Matters

To be effective as of the Closing, assuming stockholder approval of the Incentive Plan Proposal, Hennessy Capital is preparing to adopt the Incentive Plan, the form of which is attached as Annex D to this proxy statement. For additional information and a discussion of the Incentive Plan, please see the section entitled “Incentive Plan Proposal.”

Prior to the Closing, JFL Partners will cause NRC Group to use its reasonable best efforts to seek waivers of any payments and/or benefits that may constitute “parachute payments” (within the meaning of Section 280G of the Code), and will cause NRC Group to use its reasonable best efforts to seek stockholder approval of all such payments and/or benefits, such that such payments and benefits will not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code.

Trust Account Waiver

JFL Partners has acknowledged that the trust account is for the benefit of Hennessy Capital’s public stockholders and that Hennessy Capital may disburse funds from the trust account only in certain limited circumstances, but JFL Partners has retained its ability to seek specific performance under the Purchase Agreement, as described in the “Remedies” section below.

Remedies

Consequences of Breach. Except in the case of intentional fraud, there shall be no remedy available to the Company or JFL Partners, their respective successors and permitted assigns, their respective officers, directors, managers, employees, affiliates and representatives (collectively, the “Purchase Agreement Parties”) for any and all losses that are sustained or incurred by any of the Purchase Agreement Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of another Purchase Agreement Party’s representations or warranties contained in the Purchase Agreement. Except for the purpose of determining the Purchase Agreement Parties’ obligations to consummate the transactions contemplated by the Purchase Agreement (i) the representations and warranties provided in the Purchase Agreement (including Article III and Article IV) are provided for informational purposes only and (ii) no Purchase Agreement Party shall have liability to another Purchase Agreement Party for any losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of a Purchase Agreement Party contained in the Purchase Agreement.

No Recourse. Except in the case of intentional fraud, all actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (i) the Purchase Agreement, (ii) the negotiation, execution or performance of the Purchase Agreement (including any representation or warranty made in, in connection with, or as an inducement to, the Purchase Agreement), (iii) any breach of the Purchase Agreement and (iv) any failure of the consummation of the Business Combination, may be made solely against the parties to the Purchase Agreement and not against any released party. Except in the case of intentional fraud, no other person shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv).

Specific Performance. Additionally, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity.

Representations and Warranties

The Purchase Agreement contains a number of representations and warranties made by Hennessy Capital, on the one hand, and JFL Partners on the other hand, made solely for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Purchase Agreement or in information provided pursuant to certain disclosure letters to the Purchase Agreement. The representations and warranties are customary for transactions similar to the Business Combination.

Many of the representations and warranties are reciprocal and apply to both Hennessy Capital, on the one hand, and JFL Partners, on the other hand, which relate to, among other things:

•         corporate matters, including due organization, existence and good standing;

•         authority relative to execution and delivery of the Purchase Agreement and other ancillary agreements;

•         absence of any breach or violation of organizational documents, applicable law or certain agreements as a result of the consummation of the Business Combination;

•         capitalization;

•         fair presentation of financial statements;

•         absence of undisclosed liabilities;

•         broker’s fees payable in connection with the Business Combination and/or the Purchase Agreement;

•         litigation;

•         U.S. citizenship;

•         related party agreements; and

•         the accuracy of information supplied for inclusion in this proxy statement and other similar documents.

Additional representations and warranties made by JFL Partners to Hennessy Capital relate to, among other things:

•         required consents and approvals of U.S. and foreign governmental entities in connection with the Business Combination;

•         material contracts;

•         compliance with applicable laws;

•         employee benefits matters;

•         environmental matters;

•         intellectual property;

•         employment law matters;

•         tax matters;

•         real and personal property;

•         government contracts;

•         absence of certain payments in violation of the Foreign Corrupt Practices Act;

•         material customers and suppliers; and

•         absence of specified changes since March 31, 2018.

Additional representations and warranties of Hennessy Capital made to JFL Partners relate to, among other things:

•         SEC filings, the absence of misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;

•         disclosure controls and procedures and internal controls over financial reporting;

•         the funds in the trust account; and

•         Backstop and Subscription Agreement, JFL Subscription Agreement, and any Other Subscription Agreement.

No Survival of Representations and Warranties or Post-Closing Indemnification

Each representation, warranty, covenant, undertaking and agreement contained in the Purchase Agreement will expire as of, and will not survive, the consummation of the Business Combination (except for certain covenants that will survive the consummation of the Business Combination as set forth in the Purchase Agreement and except for JFL Partners’ representation relating to the ownership of the shares of NRC Group, which representation will survive for one year after the Closing). If the Business Combination is completed, neither JFL Partners nor NRC Group (or their respective affiliates, directors, officers, employees, stockholders, partners, members or representatives) shall have any liability with respect to any such representation, warranty, covenant, undertaking or agreement that expires as of the consummation of the Business Combination and no party to the Purchase Agreement has any post-Closing indemnification obligations to the other party thereto.

Definition of Material Adverse Effect

Many of the representations and warranties made by each of Hennessy Capital and JFL Partners are qualified by materiality or a material adverse effect standard. For the purposes of the Purchase Agreement, “material adverse effect” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (i) has had a material adverse effect on the business, condition (financial or otherwise), results of operations, properties, assets or liabilities of NRC Group taken as a whole, or (ii) has or would reasonably be expected to prevent, materially impair or materially delay JFL Partners from consummating the transactions contemplated by the Purchase Agreement beyond the Termination Date (as defined under the Purchase Agreement).

In determining whether a material adverse effect has occurred or is reasonably likely to occur, the parties will disregard effects resulting from the following, except if such effect, change, event, development or circumstance has a disproportionate effect on NRC Group compared to other participants in the industries in which NRC Group primarily conducts its businesses (in which case only such disproportionate adverse effect may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur):

•         the entry into or announcement or pendency of the Purchase Agreement or the Business Combination, in each case, including (A) by reason of the identity of, or facts or circumstances relating to Hennessy Capital, (B) by reason of any communication by the Company or any of its affiliates regarding the plans or intentions with respect to the conduct of the Business following the Closing and (C) the impact of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators;

•         effects, changes, events, developments, circumstances or conditions that generally affect the industry in which NRC Group operates;

•         general business or economic conditions;

•         national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack;

•         the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates);

•         changes in GAAP;

•         changes in laws or other binding directives issued by any governmental authority;

•         earthquakes, hurricanes, floods, or other natural disasters;

•         any matter of which the Company is aware on the date hereof;

•         acts or omissions of JFL Partners or NRC Group carried out (or omitted to be carried out) pursuant to the Purchase Agreement or at the request of the Company or otherwise consented to by the Company; or

•         the failure, in and of itself, of NRC Group to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics.

Amendment of the Purchase Agreement

At any time prior to the Closing, the Purchase Agreement may be amended or supplemented by written agreement of the parties thereto.

THE DESCRIPTION OF THE PURCHASE AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE PURCHASE AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACTS BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE PURCHASE AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES AND OTHER PROVISIONS OF THE PURCHASE AGREEMENT SHOULD NOT BE READ ALONE, BUT INSTEAD SHOULD BE READ ONLY IN CONJUNCTION WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROXY STATEMENT. IF SUBSEQUENT INFORMATION CONCERNING THE SUBJECT MATTER OF THE REPRESENTATIONS, WARRANTIES, AND COVENANTS IN THE PURCHASE AGREEMENT IS NOT FULLY REFLECTED IN THIS PROXY STATEMENT OR IN OUR OTHER PUBLIC DISCLOSURES, HENNESSY CAPITAL’S FUTURE PUBLIC DISCLOSURES, WHICH ARE AVAILABLE WITHOUT CHARGE THROUGH THE SEC’S WEBSITE AT WWW.SEC.GOV, WILL INCLUDE ANY MATERIAL INFORMATION NECESSARY TO PROVIDE ITS STOCKHOLDERS A MATERIALLY COMPLETE UNDERSTANDING OF THE PURCHASE AGREEMENT DISCLOSURES. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Purchase Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Copies of the Voting and Support Agreement, Sponsor Warrant Exchange and Share Forfeiture Agreement and form of Investor Rights Agreement are attached hereto as Annex E, Annex F and Annex G, respectively. The forms of the remaining Related Agreements have been previously filed with Hennessy Capital’s Current Report on Form 8-K filed with the SEC on June 26, 2018. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Backstop and Subscription Agreement

Concurrently with the execution of the Purchase Agreement, the Company entered into the Backstop and Subscription Agreement with Nomura, pursuant to which Nomura agreed to purchase (i) $75.0 million of Series A Convertible Preferred Stock (subject to a possible increase of up to an additional $25.0 million, which will be reduced or fall away to the extent the Company enters into one or more Other Subscription Agreements prior to the Closing accounting for such amount) and (ii) up to $25.0 million of shares of Company common stock. Nomura will purchase the shares related to the Backstop Commitment through one or more of (a) open market or privately negotiated transactions with third parties (including forward contracts), (b) a private placement with consummation concurrently with that of the Business Combination at a purchase price of $10.25 per share of Company common stock, or (c) a combination thereof. Nomura has agreed to vote any Company common stock that it owns, whether acquired pursuant to the PIPE Financing and Backstop Commitment or otherwise, in favor of the proposed Business Combination and the other proposals set forth in this proxy statement. Nomura has also agreed not to transfer any Company common stock that it owns until the earlier of the Closing or the public announcement by the Company of the termination of the Purchase Agreement. In consideration for the aggregate $125.0 million equity commitment, Nomura will receive (i) a commitment fee of $2.5 million, which fee will be paid by JFL Partners or one of its affiliates on behalf of the Company, subject to credit to the Total Purchase Price, and (ii) upon the Closing, five percent (5%) of the aggregate consideration paid by Nomura to acquire shares of common stock in connection with the Backstop Commitment (if any) (not to exceed five percent (5%) of the total Backstop Commitment). Nomura may also receive up to a three percent (3%) placement and/or funding fee on the aggregate Series A Convertible Preferred Stock acquired pursuant to the Backstop and Subscription Agreement. In addition, to the extent the Company enters into one or more Other Subscription Agreements prior to Closing with PIPE Investors other than Nomura, each such PIPE Investor will receive five percent (5%) of the aggregate consideration paid by such PIPE Investor to acquire shares of common stock in connection with the Other Subscription Agreements (if any).

In addition, pursuant to the terms of the Backstop and Subscription Agreement, Nomura has agreed, in exercising its right to acquire the Series A Convertible Preferred Stock, to use its reasonable best efforts to have one or more U.S. Citizens (within the meaning of the Jones Act) that are QIBS, enter, prior to the Closing, into Other Subscription Agreements with the Company for the direct purchase from the Company of shares of Series A Convertible Preferred Stock (so that Nomura does not take title to those shares) for the Company at all times (including from and after the Closing) to the extent necessary to satisfy the U.S. citizenship requirements set forth in the Jones Act, and otherwise to the extent necessary to comply with the Company’s proposed charter and proposed amended and restated bylaws in effect as of the Closing. Further, if prior to the Closing an insufficient amount of Series A Convertible Preferred Stock will be directly acquired by U.S. Citizens, then in lieu of purchasing Series A Convertible Preferred Stock, Nomura shall acquire such alternative securities or other contractual obligations of the Company as the Company shall structure such that the Company at all times (including from and after the Closing) to the extent required satisfies the U.S. citizenship requirements set forth in the Jones Act, provided that such alternative securities or other contractual obligations have substantially similar economic terms as the Series A Convertible Preferred Stock, including economic terms based on a theoretical conversion into (or exercise for) Series A Convertible Preferred Stock or common stock of the of the Company.

Cyrus Subscription Agreement and Other Subscription Agreements

On August 24, 2018, the Company entered into the Cyrus Subscription Agreement with Cyrus Capital Partners, L.P., pursuant to which Cyrus has agreed to subscribe for and purchase approximately $68.0 million of the Company’s preferred and common equity securities (the “Acquired Shares”), consisting of (i) 530,000 shares of the Company’s Series A Convertible Preferred Stock at a cash purchase price of $100.00 per share, and (ii) 1,463,415 shares of the Company’s common stock at a cash purchase price of $10.25 per share of common stock. The purchase of the Acquired Shares (the “Cyrus Closing”) will occur substantially concurrently with the consummation of the transactions contemplated by the Purchase Agreement. Subject to customary exceptions, the parties’ obligations under the Cyrus Subscription Agreement will terminate upon the earlier to occur of (a) such date and time as the Purchase Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and Cyrus to terminate the Cyrus Subscription Agreement, (c) if any of the conditions to closing of the Cyrus Subscription Agreement are not satisfied on or prior to the Cyrus Closing and, as a result thereof, the transactions contemplated by the Cyrus Subscription Agreement are not consummated at the Cyrus Closing or (d) the Termination Date (as defined in the Purchase Agreement). The Company will pay Cyrus a fee equal to five percent (5%) of the aggregate Company common stock commitment amount at the Closing.

Prior to August 24, 2018, the Company entered into certain individual Other Subscription Agreements with other “qualified institutional buyers” providing for the issuance by the Company to such other PIPE Investors of $8.75 million of shares of Series A Convertible Preferred Stock and approximately $8.0 million of shares of the Company’s common stock, subject to certain conditions, including the Closing. The terms and conditions of the Other Subscription Agreements are substantially similar to the Cyrus Subscription Agreement.

Each of the Cyrus Subscription Agreement and the Other Subscription Agreements was separately negotiated by the Company, and none of them is contingent upon the execution or closing of the other. The approximately $85.0 million in total equity commitments from the Cyrus Subscription Agreement and the Other Subscription Agreements will reduce Nomura’s PIPE Financing commitment (but not its Backstop Commitment) under the Backstop and Subscription Agreement. The shares of Company common stock and Series A Convertible Preferred Stock to be issued pursuant to the Cyrus Subscription Agreement and the Other Subscription Agreements (including the shares of  the Company’s common stock issuable upon conversion of the Series A Convertible Preferred Stock) will be subject to registration rights pursuant to the Registration Rights Agreement.

Series A Convertible Preferred Stock Certificate of Designations

Our board of directors intends to designate [•] shares as Series A Convertible Preferred Stock at the Closing, and issue at least 750,000 and up to 1,000,000 shares of Series A Convertible Preferred Stock pursuant to the PIPE Financing for gross proceeds to us of at least $75.0 million and up to an additional $25.0 million (all $100.0 million of which has already been subscribed) and up to 300,000 shares of Series A Convertible Preferred Stock pursuant to the JFL Subscription Agreement for gross proceeds to us of up to approximately $29.1 million.

Under the Certificate of Designations, each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into eight shares of Hennessy Capital common stock (assuming a conversion price of approximately $12.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on the assumed conversion rate and assuming that 750,000 shares of Series A Convertible Preferred Stock are issued pursuant to the PIPE Financing and 300,000 shares of Series A Convertible Preferred Stock are issued pursuant to the JFL Subscription Agreement, 8,400,000 shares of Hennessy Capital common stock (or up to 10,400,000 shares of Hennessy Capital common stock if the size of the PIPE Financing is increased to 1,000,000 shares of Series A Convertible Preferred Stock) would be issuable upon conversion of all the shares of Series A Convertible Preferred Stock, when issued, assuming the absence of in-kind dividends. The conversion price will be subject to specified adjustments as set forth in the Certificate of Designations.

On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise our right to cause mandatory conversion only if the weighted average price (as defined in the Certificate of Designations) of Hennessy Capital common stock equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise our right to cause mandatory conversion only if the weighted average price of Hennessy Capital common stock equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise our right to cause mandatory conversion only if the weighted average price of Hennessy Capital common stock equals or exceeds the then-current conversion price for at least 10 consecutive trading days.

If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), the Series A Convertible Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into Hennessy Capital common stock at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Convertible Preferred Stock following such fundamental change (as will be set forth in the Certificate of Designations) and (B) the quotient of (x) $100.00, divided by (y) the greater of (1) the applicable holder stock price and (2) 10% of the closing sale price of the common stock on the issue date plus (ii) the number of shares of the Hennessy Capital common stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of the Hennessy Capital common stock. As used herein, “holder stock price” means, (i) in the case of a fundamental change in which the holders of Hennessy Capital common stock will receive only cash consideration, the price to be paid per share for such fundamental change and, (ii) in all other cases, the average closing sale price of the Hennessy Capital common stock on the 10 consecutive trading days immediately preceding the effective date of the fundamental change.

Holders of the Series A Convertible Preferred Stock will be entitled to receive dividends, paid quarterly in arrears, in cash or, at the election of the Company (and subject to the receipt of any necessary stockholder approval), Hennessy Capital common stock or a combination of cash and Hennessy Capital common stock, provided that any shares of Hennessy Capital common stock issued as dividends must be the subject of an effective registration statement under the Securities Act. Dividends paid in cash shall be paid at a rate equal to 7.00% per share of Series A Convertible Preferred Stock on the liquidation preference of $100.00. Dividends paid in shares of Hennessy Capital common stock, in full or in part, shall be paid at a rate calculated as follows: (i) the cash amount of such dividend payment that would apply if no payment were to be made in Hennessy Capital common stock, or such portion, divided by (ii) the product of (x) the weighted average price of Hennessy Capital common stock for each of the ten consecutive trading days ending on the second trading day immediately preceding the date of such dividend payment multiplied (subject to certain adjustments) and (y) 0.95; provided, that at least two trading days prior to the beginning of the averaging period described in (ii)(x) above, the Company shall provide written notice of such election to the Holder.

The Series A Convertible Preferred Stock will contain limitations that prevent the holders thereof from acquiring shares of Hennessy Capital common stock upon conversion (unless the 9.99% limitation described below applicable to conversions is waived at the request of a holder) or through dividends that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding (provided that if a holder’s right to participate in any dividend would result in such holder exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding, we must, at our option, waive such 9.99% limitation or pay such dividend in cash) or (ii) the Series A Convertible Preferred Stock being converted into more than 19.99% of the shares of Hennessy Capital common stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without stockholder approval of such issuance.

To assist our compliance with the Jones Act following the consummation of the Business Combination, the Certificate of Designations will contain provisions that will limit the ownership of the Series A Convertible Preferred Stock by non-U.S. Citizens to 24% in the aggregate of such Series A Convertible Preferred Stock and limit certain conversions and participation in the payment of dividends paid in Hennessy Capital common stock to protect our eligibility as a U.S. Citizen in case that ownership by non-U.S. Citizens exceeds the maximum percentage permitted by the Jones Act (presently 25%).

The Series A Convertible Preferred Stock will also contain terms prohibiting the payment of cash dividends on the common stock of the Company unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Convertible Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

In the election of directors to the Company, for so long as the holders of the Series A Convertible Preferred Stock own in the aggregate at least 1/3 of the shares of Series A Convertible Preferred Stock issued at the Closing, such holders, voting as a separate class, by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote, will be entitled to appoint one individual to serve on the board of directors of the Company (the “Preferred Director”) and, following the expiration of the initial term of the Preferred Director, nominate one individual to stand for election to the board of directors of the Company as the Preferred Director at each meeting of the stockholders of the Company in which the Class III directors are elected, including, without limitation, at every adjournment or postponement thereof.  The initial term of the Preferred Director will begin immediately upon such Preferred Director’s appointment by the holders of the Series A Convertible Preferred Stock. Thereafter, such Preferred Director shall stand for election to the board of directors as a Class III director in accordance with the proposed charter. The Preferred Director must satisfy all requirements regarding service as a director of the Company under applicable law and regulation (including the applicable rules of the NYSE American). The Company has committed to take certain actions to cause the nomination of the Preferred Director. The Preferred Director may be removed at any time as a director on the board of directors of the Company (with or without cause) upon, and only upon, the written request of the holders of the Series A Convertible Preferred Stock (voting as a separate class by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote). In the event that a vacancy is created on the board of directors of the Company at any time due to the death, disability, retirement, resignation or removal of a Preferred Director, then the holders of the Series A Convertible Preferred Stock (voting as a separate class by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote) will have the right to designate an individual to fill such vacancy. At such time that the holders of the Series A Convertible Preferred Stock are no longer entitled to designate the Preferred Director, the holders of the Series A Convertible Preferred Stock will promptly cause the Preferred Director to offer to resign from the board of directors of the Company.

The shares of Series A Convertible Preferred Stock will have no voting rights except as set forth in the Certificate of Designations or as required by Delaware law or with respect to the amendment, alteration or repeal of any provision of the charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the share of Series A Convertible Preferred Stock. For so long as any shares of Series A Convertible Preferred Stock remain outstanding, the Company may not, without the affirmative vote or consent of the holders of a majority of the shares of Series A Convertible Preferred Stock outstanding at the time, voting together as a single class, (i) create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company), (ii) issue or sell, or obligate itself to issue or sell, any securities of the Company or any subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Company or any subsidiary), in each case, that constitutes a class of the Company’s capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank senior to the Series A Convertible Preferred Stock as to dividend rights and/or rights upon the liquidation, winding-up or dissolution of the Company (“Senior Stock”) or, within the first 12 months after the issue date, that constitutes any class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock as to dividend rights, and/or rights upon the liquidation, winding-up or dissolution of the Company and/or voting rights (“Parity Stock”), or (iii) at any time after the 12-month anniversary of the issue date, issue or sell, or obligate itself to issue or sell, in excess of $50.0 million in the aggregate of any securities of the Company or any subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the company or any subsidiary), in each case, that constitutes Parity Stock. In addition, certain significant holders of Series A Convertible Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Convertible Preferred Stock, as set forth in the Certificate of Designations.

From the issue date until the earlier of (x) such time as the as the holders of the Series A Convertible Preferred Stock cease to beneficially own in the aggregate at least 1/3 of the number of shares of Series A Convertible Preferred Stock issued at the Closing and (y) the issuance or sale after the issue date of $50.0 million in the aggregate of Parity Stock, if the Company, from time to time, makes any public or non-public offering of any Parity Stock, each holder of the Series A Convertible Preferred Stock (each, a “Preemptive Rights Holder”) and such Preemptive Rights Holder’s affiliates and funds and/or accounts that are managed, advised or sub-advised by a Preemptive Rights Holder (with respect to a Preemptive Rights Holder, the “Preemptive Rights Holder Parties”)) will be afforded the opportunity, whether in one or multiple offerings, to acquire from the Company its Preemptive Rights Portion of such Parity Stock; provided, that any Preemptive Rights Holder Party will not be entitled to acquire any Parity Stock to the extent the issuance of such Parity Stock to such Preemptive Rights Holder Party would require approval of the stockholders of the Company under applicable law or pursuant to the rules and listing standards of the NYSE American until such time as the Company receives such stockholder approval; provided, further, that the exercise of the preemptive rights will be subject to applicable Jones Act beneficial ownership limitations. The amount of Parity Stock that each Preemptive Rights Holder Party will be entitled to purchase in the aggregate will be determined by multiplying (1) the total number of such offered shares of Parity Stock by (2) a fraction, the numerator of which is the number of shares of Series A Convertible Preferred Stock held by such Preemptive Rights Holder Party, as of such date, and the denominator of which is the number of shares of Series A Convertible Preferred Stock then outstanding, as of such date (the “Preemptive Rights Portion”).

JFL Subscription Agreement

Concurrently with the execution of the Purchase Agreement, the Company entered into the JFL Subscription Agreement with JFLCo. The JFL Subscription Agreement provides that JFLCo or one or more of its affiliated investment funds may elect to (i) purchase from the Company (A) up to 300,000 newly issued shares of Series A Convertible Preferred Stock for a per share price of $97.00 and (B) up to 1,951,220 shares of newly issued Company common stock for a per share price of $10.25, and (ii) acquire an additional number of shares of Company common stock from the Sponsor as determined in accordance with the terms of the JFL Subscription Agreement.

Voting and Support Agreement

For information about the Voting and Support Agreement, see “Special Meeting in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders – Vote of Hennessy Capital Founders and Chairman and CEO.”

Sponsor Warrant Exchange and Share Forfeiture Agreement

Concurrently with the execution of the Purchase Agreement, the Company entered into the Sponsor Warrant Exchange and Share Forfeiture Agreement with the Sponsor, which provides for the exchange by the Sponsor of 9,600,000 outstanding placement warrants for 1,920,000 newly issued shares of Hennessy Capital common stock and forfeiture to the Company of an equivalent number of existing founder shares held by the Sponsor for cancellation. The Sponsor Warrant Exchange will occur immediately prior to, and contingent upon, the consummation of the proposed Business Combination. The effect of the Sponsor Warrant Exchange is to effectively cancel all of the outstanding placement warrants for no consideration upon consummation of the Business Combination. Our Sponsor has agreed that, (i) prior to the Closing, it shall not directly or indirectly, sell, transfer or otherwise dispose of or hypothecate, or otherwise grant any interest in or to, the 1,920,000 founder shares to be forfeited in the Sponsor Warrant Exchange other than pursuant to the Sponsor Warrant Exchange and Share Forfeiture Agreement and (ii) for a period of 180 days (with limited exceptions) from the Closing, it shall not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any portion of the newly issued shares received in the Sponsor Warrant Exchange.

Amended and Restated Registration Rights Agreement

At the Closing, the Company and Sponsor will enter into the Registration Rights Agreement with each of the holders of founder shares, JFL Partners, and the investors in the Backstop Commitment, the PIPE Financing and JFL Subscription. In this “Amended and Restated Registration Rights Agreement” section, each of the parties to the Registration Rights Agreement (other than the Company) is referred to as a “Restricted Stockholder.”

Resale Shelf Registration Statement.

Pursuant to the Registration Rights Agreement, the Company has agreed to file, as soon as reasonably practicable within 60 days after the Closing, a resale shelf registration statement on Form S-3 (the “Shelf Registration Statement”), for the benefit of the Restricted Stockholders, to register (i) the shares of Company common stock issued to JFL Partners upon the Closing as part of the Equity Component, (ii) the founder shares held by the initial stockholders of the Company, (iii) the shares of Company common stock issued to the Sponsor in exchange for its warrants, (iv) any shares of Company common stock or any shares of Series A Convertible Preferred Stock issued in the PIPE Financing (including any shares of Company common stock issued or issuable upon conversion of such Series A Convertible Preferred Stock or shares of Company common stock issued or issuable as dividends on the Series A Convertible Preferred Stock), (v) the shares of Company common stock issued to Backstop Commitment investors in a private placement by the Company pursuant to the Backstop and Subscription Agreement, (vi) any shares of Company common stock or any shares of Series A Convertible Preferred Stock issued pursuant to the JFL Subscription Agreement (including any shares of Company common stock issued or issuable upon conversion of such Series A Convertible Preferred Stock or shares of Company common stock issued or issuable as dividends on the Series A Convertible Preferred Stock) (vii) any outstanding shares of Company common stock or any other security of the Company held by a holder as of the date of the Registration Rights Agreement and (viii) any other equity security of the Company issued or issuable with respect to a combination of shares, distribution, recapitalization, merger, consolidation, reorganization or other similar event (collectively, the “Registrable Securities”). In addition, the Company intends to register the shares issuable upon the exercise of the public warrants in the Shelf Registration Statement. The Company is obligated to use reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC within 180 days following the Closing (or 90 days following the Closing if the SEC does not comment on the Shelf Registration Statement), and to use best efforts to maintain the Shelf Registration Statement continuously effective under the Securities Act, subject to certain permitted blackout periods, during the period (the “Shelf Registration Statement Effective Period”) from the date the Shelf Registration Statement is declared effective by the SEC until the earliest to occur of (a) 36 months after the effective date of the Shelf Registration Statement, (b) the date on which all the Registrable Securities have been sold or distributed pursuant to such Shelf Registration Statement or (c) the date on which the Registrable Securities covered by the Shelf Registration Statement first become eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder.

Certain Restricted Stockholders (consisting of the initial stockholders of the Company holding founder shares, certain investors in the PIPE Financing, investors in the Backstop Commitment, investors in the JFL Subscription and JFL Partners) (each such person, a “Demand Right Holder”) will have the right, subject to certain conditions, to demand an underwritten offering of their respective Registrable Securities. The Company is not obligated to effect more than (i) six underwritten offerings for JFL Partners, (ii) one underwritten offering for the other Demand Right Holders (acting individually), and (iii) an agreed to number of demands for JFLCo or its affiliates in the event they purchase securities under the JFL Subscription Agreement, in each case less any demand registrations initiated by such person. In addition, the Company is not obligated to effect any underwritten offering demand unless the minimum aggregate offering price is at least $5.0 million.

Demand Rights.

Subject to certain restrictions and limitation, if (a) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date that is 180 days after the Closing or (b) at any time during the Shelf Registration Statement Effective Period, the Shelf Registration Statement is not available to the Restricted Stockholders (subject to certain specified exceptions), the Demand Right Holders will have the right, subject to certain conditions, to require the Company by written demand to prepare and file a registration statement registering the offer and sale of a certain number of registrable securities (which offering may, in certain cases, be in the form of an underwritten offering). The Company is not obligated to effect more than (i) six demand registrations for JFL Partners, (ii) one demand registration for the other Demand Right Holders (acting individually), and (iii) an agreed to number of demands for JFLCo and its affiliates in the event they purchase securities under the JFL Subscription Agreement, in each case less any underwritten offerings pursuant to the Shelf Registration Statement initiated by such person.

In addition, the Company is also not obligated to effect any demand registration in the form of an underwritten offering unless the minimum aggregate offering price is at least $5.0 million (if on Form S-3) or at least $25.0 million (if the Company is not eligible to use Form S-3 or any successor form or similar short-form registration).

Piggyback Rights.

If at any time on or after the Closing (a)(i) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date that is 180 days after the Closing or (ii) at any time during the Shelf Registration Statement Effective Period, the Shelf Registration Statement is not available to the Restricted Stockholders (subject to certain specified exceptions), and (b) the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities for its own account or for the account of stockholders of the Company (other than those an offering pursuant to a registration statement on a form that does not permit registration for resale by the Restricted Stockholders), then the Restricted Stockholders will have customary piggyback registration rights that allow them to include their Registrable Securities in any such registration statement. In addition, if the Company proposes to effect an underwritten offering for its own account or for the account of stockholders of the Company, then the Restricted Stockholders will have customary piggyback rights that allow them to include their Registrable Securities in such underwritten offering, subject to proportional cutbacks based on the identity of the party initiating such offering.

Limitations; Expenses; Indemnification.

These registration rights are subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten public offering and the Company’s right to delay or withdraw a registration statement under certain circumstances. The Company will generally be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration and sale of Registrable Securities held by the Restricted Stockholders. In addition, the Company will pay the reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demand Right Holders initiating a demand registration. Under the Registration Rights Agreement, the Company has agreed to indemnify the Restricted Stockholders against any losses or damages resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell its equity securities, unless such liability arose from their misstatement or omission, and each of the Restricted Stockholders, severally and individually, has agreed to indemnify the Company against any losses or damages caused by such Restricted Stockholder’s material misstatements or omissions in those documents.

Lock-Up Agreements

At the Closing, JFL Partners will enter into a 180-day lock-up agreement (the “JFL Lock-Up Agreement”) with the Company with respect to the shares of the Company common stock received by JFL Partners as part of the Equity Component (the “JFL Lock-Up Shares”). Also at the Closing, Sponsor will enter into a 180-day lock-up agreement (the “Sponsor Lock-Up Agreement” and together with the JFL Lock-Up Agreement, the “Lock-Up Agreements”) with the Company with respect to the shares of the Company common stock owned by Sponsor (the “Sponsor Lock-Up Shares,” together with the JFL Lock-Up Shares, the “Lock-Up Shares”). Pursuant to the Lock-Up Agreements, each of JFL Partners and Sponsor individually will agree that, for a period of 180 days from the Closing (which period may be shortened under certain circumstances), they will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, pursuant to the Lock-Up Agreements, JFL Partners and Sponsor may sell or otherwise transfer any Lock-Up Shares to their respective equity holders or to any of its other affiliates, provided that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-Up Agreements.

Investor Rights Agreement

At the Closing, the Company will enter into an Investor Rights Agreement with JFL Partners and JFLCo (the “Investor Rights Agreement”). The Investor Rights Agreement provides that JFLCo on behalf of JFL Partners and each JFL entity that holds shares of our capital stock shall have the right (but not the obligation) to nominate to the Company’s board of directors, a number of designees equal to at least: (i) a majority of the total number of directors serving on the board, so long as JFL collectively beneficially owns 50% or more of the shares of Company common stock; (ii) 50% of the total number of directors serving on the board in the event that (a) JFL collectively beneficially owns 40% or more, but less than 50% of the shares of Company common stock and (b) there are an even total number of directors; (iii) 49% of the total number of directors, in the event that (a) JFL collectively beneficially own 40% or more, but less than 50%, of the shares of Company common stock and (b) there are an odd total number of directors; (iv) 40% of the total number of directors serving on the board in the event that JFL collectively beneficially owns 30% or more, but less than 40% of the Company common stock; (v) 30% of the total number of directors serving on the board in the event that JFL collectively beneficially owns 15% or more, but less than 30% of the shares of Company common stock; and (vi) 20% of number of directors serving on the board in the event JFL collectively beneficially owns 10% or more, but less than 15% of the shares of Company common stock. For purposes of calculating the number of directors that JFLCo is entitled to designate, any fractional amounts will automatically be rounded to the nearest whole number and any such calculations will be made after taking into account any increase in the total number of directors serving on the board. Assuming the size of the board is increased to eight directors, JFLCo is entitled to nominate five directors in the event that JFL collectively beneficially owns 50% or more of the shares of Company common stock, four directors in the event that JFL collectively beneficially owns 40% or more, but less than 50% of the shares of Company common stock, three directors in the event that JFL collectively beneficially owns 30% or more, but less than 40% of the Company common stock, two directors in the event that JFL collectively beneficially owns 15% or more, but less than 30% of the shares of Company common stock and one director in the event JFL collectively beneficially owns 10% or more, but less than 15% of the shares of Company common stock.

Background of the Business Combination

Hennessy Capital is a blank check company formed in Delaware on January 3, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a thorough search for a potential transaction using the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Hennessy Capital and JFL Partners.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

From the date of our IPO through execution of the Purchase Agreement on June 25, 2018, Hennessy Capital considered a number of potential target companies with the objective of consummating an acquisition. Representatives of Hennessy Capital contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the diversified industrial manufacturing and distribution industries. Hennessy Capital compiled a list of high priority potential targets and updated and supplemented such list from time to time. This pipeline was periodically shared, in depth, with the board of directors of Hennessy Capital.

During that period, Hennessy Capital and representatives of Hennessy Capital:

•         Identified and evaluated over 140 potential acquisition target companies;

•         Participated in in-person or telephonic discussions with representatives of approximately 25 potential acquisition targets (other than NRC Group);

•         Provided an initial non-binding indication of interest to approximately 14 potential acquisition targets (other than NRC Group) or their representatives; and

•         Submitted a letter of intent with respect to one potential acquisition target (other than NRC Group).

Hennessy Capital reviewed the potential acquisitions based on the same criteria discussed below and used in evaluating the Business Combination, which included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth and strong free cash flow generation. Hennessy Capital focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, focused only on companies that Hennessy Capital management believed would benefit from being a publicly-traded company.

Timeline of the Business Combination

Following the completion of the IPO in July 2017, representatives of Hennessy Capital engaged in extensive discussions with a number of different financial advisors and companies within the diversified industrial manufacturing, distribution and services sector in the United States with respect to potential acquisition opportunities. Hennessy Capital consulted with its IPO underwriters, Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Stifel Nicolaus & Company (“Stifel”), regarding potential acquisition opportunities. Hennessy Capital had engaged Credit Suisse and Stifel as joint bookrunning managers in its IPO due to their extensive industry knowledge and their credentials and relationships in the industrials sector, their equity capital markets and special purpose acquisition company (“SPAC”) market experience and their prior involvement with the Hennessy Capital management team, including in connection with HCAC I and HCAC II’s business combinations with Blue Bird and Daseke, respectively.

During the week of February 19, 2018, James F. O’Neil, a member of Hennessy Capital’s board of directors, met with a leading provider of infrastructure services (“Company A”), as Company A’s

Chief Executive Officer was interested in Mr. O’Neil joining Company A’s board of directors. Company A’s Chief Executive Officer mentioned that they were considering a public offering and the idea of a SPAC had been presented to them. Mr. O’Neil mentioned that he was on the board of a SPAC, Hennessy Capital, and suggested that they meet with Hennessy Capital management to learn more about SPACs and whether or not a SPAC would be right for Company A’s business.

During the week of February 26, 2018, Hennessy Capital had an introductory call with Company A.

Later in the week of February 26, 2018, Hennessy Capital executed a confidentiality and non-disclosure agreement with Company A.

During the week of March 5, 2018, Hennessy Capital met with the executive team and board of directors of Company A. Hennessy Capital determined that due to its size, Company A standalone would not make a suitable business combination target; however, Hennessy Capital felt that it could be an interesting opportunity if combined with another business that provided adequate scale and the potential to become a market leader. Thereafter, Hennessy Capital continued with its efforts to find a suitable business combination.

On March 13, 2018, Hennessy Capital contacted Stifel about a company that had appeared in a Stifel pitch book from February 7, 2018, NRC Group, that had some similarities to Company A. Hennessy Capital thought the company may be a potential merger candidate for Company A. Hennessy Capital asked Stifel for an introduction to NRC Group’s private equity sponsor, JFLCo, to learn more about its business.

On March 14, 2018, representatives of Hennessy Capital had a call with representatives of JFLCo about NRC Group to learn more about the business. Hennessy Capital generically raised the concept of merging NRC Group with another sizable industry participant. JFLCo indicated that their intent was to bring NRC Group public (and had already retained Stifel for the anticipated offering) after the completion of the long-anticipated combination of NRC and Sprint (both portfolio companies of JFLCo) and did not think a sizable acquisition or merger with another industry participant made sense at that time.

Soon thereafter, Hennessy Capital approached Stifel about a potential SPAC solution for NRC Group and how it could better help JFLCo achieve its desired outcomes in its investment in NRC Group versus the current Stifel engagement on NRC Group which contemplated an initial public offering. Thereafter, Stifel discussed the concept with JFLCo. JFLCo asked for more detail with respect to Hennessy Capital’s proposed SPAC solution and asked that the Hennessy Capital team provide an indicative high-level transaction structure. NRC Group indicated that it would send a non-disclosure agreement so Hennessy Capital could receive the information it needed to respond to JFLCo’s request.

On March 22, 2018, Hennessy Capital executed a confidentiality and non-disclosure agreement with NRC Group and later that day received materials on both NRC and Sprint as well as NRC Group.

On April 3, 2018, Hennessy Capital submitted a non-binding indication of interest for a business combination with NRC Group to JFLCo (the “April 3 IOI”). The proposed transaction structure contemplated a purchase price of $658 million (or 7.5x NRC Group’s estimated 2018 Adjusted EBITDA). The transaction structure contemplated that Hennessy Capital would assume $368 million of NRC Group net debt as part of the transaction which would come from NRC Group’s proposed debt refinancing.

On April 6, 2018, representatives of Hennessy Capital had a call with representatives of JFLCo and Stifel to discuss the indicative high-level transaction structure. JFL Partners noted that a SPAC solution could be supportive of its goals and would expedite the process of going public and asked Hennessy Capital for a detailed proposal to acquire NRC Group.

On April 10, 2018, representatives of Hennessy Capital, JFLCo and Stifel had another call to further discuss Hennessy Capital’s proposal and the SPAC process and JFLCo provided an update on the NRC Group business.

On April 16, 2018, Hennessy Capital submitted a non-binding letter of intent to JFLCo to enter into a business combination with NRC Group (the “April 16 LOI”). The April 16 LOI valued NRC Group at $658 million on a cash-free, debt-free basis, consistent with the April 3 IOI, and proposed consideration consisting of both cash and newly issued shares of Hennessy Capital common stock. The April 16 LOI also proposed that the Sponsor would exchange its 9,600,000 sponsor warrants for shares of Hennessy Capital common stock at a ratio of 5:1, resulting in 1,920,000 newly issued shares of Hennessy Capital common stock, with the Sponsor then cancelling an equivalent amount of its founder shares to offset the dilution from the warrant exchange. The April 16 LOI also contemplated Hennessy Capital delivering to JFLCo cash proceeds no less than the difference between (i) $125.0 million minus (ii) Hennessy Capital’s unpaid transaction expenses, with such minimum cash proceeds being secured in the form of a fully committed convertible preferred and/or common equity backstop entered into in connection with the execution of a definitive transaction agreement. To ensure transaction certainty, the April 16 LOI indicated that there would be no cash minimum requirement on trust proceeds.

Between April 17, 2018 and April 25, 2018, Hennessy Capital and JFLCo continued to negotiate the terms of the letter of intent.

On April 18, 2018, Hennessy Capital had a management presentation at JFLCo’s offices. Christian Swinbank, Chief Executive Officer of NRC Group, Joseph Peterson, Chief Financial Officer of NRC Group, Paul Taveira, President of NRC, and Robert V. Nelson III, President of Sprint, attended the meeting on behalf of NRC Group.

On April 23 and 24, 2018, Mr. Hennessy attended the Stifel Waste Expo conference and in addition to meeting with a representative of JFLCo, met with companies in the environmental services and waste disposal industries as well as leading investors and research analysts covering the sectors and other industry participants.

On April 25, 2018, Hennessy Capital and JFLCo executed the non-binding letter of intent. Shortly thereafter, Hennessy Capital notified its board of directors that it had executed the letter of intent with respect to NRC Group, which had been discussed multiples times with the board during the board’s ordinary course pipeline update discussions.

Beginning in late April 2018 and continuing thereafter, Hennessy Capital retained various advisors to assist Hennessy Capital in conducting its due diligence review of NRC Group, including Sidley Austin LLP, as transaction counsel (“Sidley”), Ellenoff Grossman & Schole LLP, as SPAC counsel (“EGS”), Cook-Joyce, Inc., as landfill permitting advisor (“Cook-Joyce”), AON plc, as insurance, risk management and wages and benefits advisor, BDO USA, LLP, as quality of earnings, financial, tax and information technology advisor (“BDO”), and McKinsey & Company, with respect to commercial and industry due diligence (“McKinsey”).

On May 2, 2018, Hennessy Capital held an in-person due diligence session with the full NRC Group management team, including Messrs. Swinbank, Peterson, Taveira and Nelson, at JFLCo’s office. Hennessy Capital was joined in person by the Credit Suisse and Stifel teams and various Hennessy Capital due diligence providers over the phone.

On May 9, 2018, Hennessy Capital held an update call for its board of directors. Also in attendance were certain officers of Hennessy Capital and representatives of EGS, Credit Suisse, Stifel and WithumSmith+Brown, PC, Hennessy Capital’s independent registered public accounting firm. During the call, management discussed Hennessy Capital’s search for a business combination and the reasons why management had selected NRC Group for the business combination and presented the board with an overview of the business combination process and an anticipated timeline for execution of the transaction. Representatives from Stifel also made a presentation to the board regarding NRC Group’s existing business and additional opportunities, as well as their perspectives on the valuation of NRC Group and an overview of the backstop process. During the call, Mr. Hennessy and Mr. Charlton also informed the board of Stifel’s potential conflict with respect to the Business Combination since it would be entitled to receive fees and customary compensation from both Hennessy Capital (as a member of Hennessy Capital’s underwriting syndicate in the IPO) and NRC Group (as its financial advisor) upon the Closing. After discussion, the board authorized management to execute a conflict waiver with Stifel. Mr. Hennessy and Mr. Charlton then discussed the engagement of Credit Suisse and Stifel in the backstop process and the board approved the engagement of Credit Suisse and Stifel as placement agents in connection with the backstop process.

On May 9, 2018, Sidley received an initial draft of the Purchase Agreement from Jones Day, counsel to JFL Partners and NRC Group.

Late in the week of May 7, 2018, representatives from Hennessy Capital and NRC Group prepared for upcoming investor wall-cross meetings and also met with a research analyst to discuss NRC Group’s business and industry and a comparison to the other publicly-traded environmental services and waste disposal companies.

On May 13, 2018, Hennessy Capital engaged Credit Suisse and Stifel as private placement agents for the common equity and convertible preferred PIPE. Credit Suisse and Stifel were chosen given their role as underwriters on the Hennessy Capital IPO and their prior involvement in HCAC I and HCAC II’s respective business combinations.

During the week of May 14, 2018, representatives from Hennessy Capital and JFL Partners held meetings and calls with wall-crossed investors regarding the potential PIPE transaction (both common equity and convertible preferred).

On May 16, 2018, representatives from Hennessy Capital held an initial meeting with Nomura during the wall crossed investor roadshow during which the parties discussed a potential committed equity investment by Nomura in NRC Group. Thereafter, on May 17, 2018, NRC Group management presented to Nomura as part of the investor roadshow.

On May 18, 2018, Jones Day provided a draft of the Form of Lock-Up Agreement, seller disclosure letter and draft employment letters to Sidley.

On May 21, 2018, Sidley and Jones Day participated in an organizational conference call to discuss the preparation of Hennessy Capital’s proxy statement and Sidley sent a draft investor subscription agreement to Jones Day.

On May 22, 2018, Sidley sent a revised draft of the Purchase Agreement, which reflected certain key terms of the agreement, including changes to certain representations and warranties and covenants of both JFL Partners and Hennessy Capital. Sidley also provided comments to the Form of Lock-Up and Amended and Restated Registration Rights Agreements to Jones Day.

On May 23, 2018, Hennessy Capital held a telephonic meeting with its board of directors to discuss the initial investor meetings, updates on the due diligence process, including presentations by certain of its due diligence advisors, including BDO, Cook-Joyce and McKinsey, and other outstanding items from the May 9, 2018 meeting. Also in attendance were certain officers of Hennessy Capital and representatives of Sidley, EGS, Credit Suisse and Stifel.

On May 27, 2018, Nomura submitted a non-binding indication of interest for a $50.0 million common equity investment. Hennessy Capital discussed the concept of revising the Nomura proposal to $125.0 million as a way to provide for the full common equity and convertible preferred PIPE from one party which would greatly simplify the legal documentation and final transaction document negotiations. Hennessy Capital noted that Nomura’s ability to provide for the full common equity and convertible preferred PIPE would provide Nomura with an advantage as compared to proposals from other parties.

On May 30, 2018, representatives from Hennessy Capital approached JFLCo about reducing the amount of debt that would be funded as part of the debt refinancing by $50.0 million given the plan to raise $75.0 to $100.0 million of convertible preferred in the PIPE. JFLCo agreed to the proposal for a purchase price increase of $3.5 million.

On June 5, 2018, representatives from Hennessy Capital held a due diligence call with Nomura and on June 6, 2018, Hennessy Capital held a due diligence call with Nomura and NRC Group management.

On June 7, 2018, all of the equity of NRC Group was contributed to JFL Partners.

On June 11, 2018, representatives from Hennessy Capital held a call with representatives of JFLCo and NRC Group management about a potential add-on acquisition they had put under letter of intent including the strategic rationale, potential synergies, transaction structure, timing, due diligence plan and how the acquisition would be treated in the Purchase Agreement given the highly attractive nature of the potential add-on acquisition.

On June 11, 2018, the NRC Group Dividend Recapitalization was consummated.

On June 14, 2018, Jones Day provided a revised draft of the Purchase Agreement to Sidley, which increased the base purchase price to $661,500,000 (per the agreement from May 30th relating to the reduction in funded debt) and reflected certain key terms of the agreement, including the addition of a floor on the stock consideration of 20% of the outstanding stock (with a corresponding reduction to the cash consideration as necessary), modifications of purchase price adjustments for specific capital expenditures and the potential add-on acquisition, certain representations and warranties and covenants of both JFL Partners and Hennessy Capital, and the conditions to closing.

On June 14, 2018, Nomura submitted a revised proposal which included the entire $125 million common equity and convertible preferred PIPE. The proposal included a $25 million common equity backstop (drawable at Hennessy Capital’s option with a 5% utilization fee if drawn), $75 million of convertible preferred (with a 7% dividend and a $12.50 conversion price) and a $25 million committed convertible preferred accordion on the same terms as the base facility drawable at Hennessy Capital’s option. The proposal included a 2% commitment fee ($2.5 million) on the entire $125 million committed equity facility.

On June 18, 2018, representatives from Hennessy Capital met with JFL Partners at their offices in New York City to discuss open items in the Purchase Agreement, including the treatment of the potential add-on acquisition discussed on June 11, 2018.

On June 18, 2018, Sidley sent a revised draft of the Purchase Agreement, which reflected certain key terms of the agreement, including a cap on the adjustment for excess capital expenditures.

Between June 18, 2018 and June 24, 2018, Jones Day and Sidley communicated numerous times regarding the seller disclosure letter and Jones Day provided multiple revised drafts of the seller disclosure letter, to which Sidley provided comments.

On June 19, 2018, representatives from Hennessy Capital held a due diligence call with Mr. Peterson and representatives of Nomura. Sidley provided a revised draft of the Purchase Agreement, form of registration rights agreement and comments to the seller disclosure letter to Jones Day.

On June 20, 2018, JFL Partners proposed the JFL Subscription Agreement which, if exercised, would be on similar economic terms as proposed by Nomura. The JFL Subscription Agreement proposed that the purchase price would be increased by $1.0 million which would mirror the 2% commitment fee proposed by Nomura.

Also on June 20, 2018, representatives of Sidley and Jones Day discussed the terms of the Purchase Agreement, including provisions related to purchase price adjustments related to add-on acquisitions discussed on June 11 and June 14 and certain closing conditions. Jones Day provided a revised draft of the Purchase Agreement to Sidley the next day that reflected those discussions, including an increase in the base purchase price to $662.5 million in connection with the JFL Subscription.

On June 22, 2018, Hennessy Capital’s board of directors met telephonically to approve the Business Combination with NRC Group including the approval of the Purchase Agreement. Also in attendance were certain officers of Hennessy Capital and representatives of Sidley, EGS, Credit Suisse and Stifel. After considering the proposed terms of the Purchase Agreement and other related transaction agreements and the various presentations of Hennessy Capital’s management, Credit Suisse and Stifel, and taking into account the other factors described below under the caption “Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination,” Hennessy Capital’s board of directors unanimously approved the Purchase Agreement and related agreements and determined that it was advisable and in the best interests of Hennessy Capital to consummate the Business Combination and other transactions contemplated by the Purchase Agreement and related agreements, directed that the Purchase Agreement and the other proposals described in this proxy statement be submitted to Hennessy Capital’s stockholders for approval and adoption, and recommended that Hennessy Capital’s stockholders approve the Purchase Agreement and such other proposals. Following the meeting of our board of directors, the parties continued to negotiate the final terms of the Purchase Agreement, the Backstop and Subscription Agreement and the JFL Subscription Agreement. The parties also negotiated and determined the terms of other ancillary agreements.

Between June 22, 2018 and June 25, 2018, representatives of Hennessy Capital, JFL Partners and Nomura and their respective legal counsel and financial advisors held numerous conferences calls to negotiate the Backstop and Subscription Agreement. Representatives of Hennessy Capital and JFL Partners and their respective legal counsel and financial advisors also negotiated and finalized the Purchase Agreement and other related documentation.

On June 25, 2018, the parties executed the Purchase Agreement, the Backstop and Subscription Agreement, the JFL Subscription Agreement and the other ancillary transaction agreements after the close of trading in the U.S. capital markets. In connection with the execution of the Backstop and Subscription Agreement, Hennessy Capital also executed a letter agreement with Nomura to engage Nomura as a bookrunner on the next Hennessy Capital initial public offering and executed an amendment to its engagement letter with Credit Suisse and Stifel.

On June 26, 2018, prior to the opening of trading in the U.S. capital markets, a press release was issued announcing the execution of the Purchase Agreement and the Business Combination and shortly thereafter Hennessy Capital filed with the SEC a Current Report on Form 8-K describing the Purchase Agreement and related transaction agreements and attaching the press release and investor presentation.

During the morning of June 27, 2018, Messrs. Hennessy, O’Neil, Swinbank and Peterson held a joint Hennessy Capital/NRC Group investor call to discuss the Business Combination and NRC Group’s business.

On July 10, 2018, Hennessy Capital and JFL Partners filed the required forms under the HSR Act with the Antitrust Division of the United States Department of Justice and the U.S. Federal Trade Commission. The Antitrust Division of the United States Department of Justice and the U.S. Federal Trade Commission granted early termination of the applicable waiting period under the HSR Act on July 20, 2018.

On July 12, 2018, Hennessy Capital and JFL Partners executed the First Amendment to the Purchase Agreement, which provided that the Equity Component will not be less than 20% of the number of shares of Company common stock outstanding as of immediately following the Closing (after giving effect to the Business Combination).

Prior to August 24, 2018, the Company entered into certain individual Other Subscription Agreements with other “qualified institutional buyers” providing for the issuance by the Company to such other PIPE Investors of $8.75 million of shares of Series A Convertible Preferred Stock and approximately $8.0 million of shares of Company common stock, subject to certain conditions, including the Closing.

On August 24, 2018, Hennessy Capital and Cyrus Capital Partners, L.P. executed the Cyrus Subscription Agreement.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Business Combination.

Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination

Before approving the Purchase Agreement and the transactions contemplated thereby and determining that the Business Combination is in the best interests of Hennessy Capital and its stockholders, Hennessy Capital’s board of directors reviewed the results of management’s due diligence, which included:

•         research on comparable companies and transactions within the diversified industrial manufacturing, distribution and services sectors in the United States;

•         research on comparable companies and transactions within the environmental and hazardous waste management sectors in the United States;

•         research on the environmental and industrial services sectors within the United States including industry trends, cycles and other industry factors;

•         research on environmental services industry trends, cycles, operating cost projections and other industry factors;

•         extensive meetings and calls with NRC Group’s management team and its representatives regarding NRC Group’s operations, services, regulatory overlay, major customers and financial prospects, among other typical due diligence matters;

•         attending an industry conference focused on environmental services and hazardous waste management which included many of NRC Group’s public peers, investors and equity research analysts covering the sector and other industry participants;

•         review of NRC Group’s environmental matters, regulatory matters, material contracts, permitting, intellectual property matters, labor matters and other legal due diligence;

•         consultation with Hennessy Capital’s management and legal and financial advisors and industry experts; and

•         extensive third party due diligence consisting of commercial due diligence and industry assessments for each of NRC Group’s business units, a study of the landfill permitting process in Texas and the prospects for the permitting and performance of NRC Group’s proposed new landfill facilities and confirmatory due diligence focused on financial and account (including a quality of earnings study), legal, tax, risk & insurance, wages & benefits, and information technology.

Hennessy Capital’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Hennessy Capital’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Hennessy Capital’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

•         Middle-Market Businesses. We will seek to acquire one or more businesses with an aggregate enterprise value over $1 billion, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. We believe that the middle market segment provides the greatest number of opportunities for investment and is the market consistent with our Sponsor’s previous investment history. This segment is where we believe we have the strongest network to identify the greatest number of attractive opportunities and we believe the larger market capitalization and public float of the resulting company will be more attractive to our investors.

•         Established Companies with Proven Track Records. We will seek to acquire one or more established companies with consistent historical financial performance. We will typically focus on companies with a history of strong operating and financial results and strong fundamentals. We do not intend to acquire start-up companies or companies with recurring negative free cash flow.

•         Companies with Proven Revenue and Earnings Growth or Potential for Revenue and Earnings Growth. We will seek to acquire one or more businesses that have achieved or have the potential for significant revenue and earnings growth through a combination of organic growth, synergistic add-on acquisitions, new product markets and geographies, increased production capacity, expense reduction and increased operating leverage.

•         Companies with, or with the Potential for, Strong Free Cash Flow Generation. We will seek to acquire one or more businesses that already have, or have the potential to generate, consistent, stable and increasing free cash flow. We will focus on one or more businesses that have predictable revenue streams.

•         Strong Competitive Position. We intend to focus on acquisition targets that have a leading, growing or niche market position in their respective industries. We will analyze the strengths and weaknesses of target businesses relative to their competitors. We will seek to acquire one or more businesses that demonstrate advantages when compared to their competitors, which may help to protect their market position and profitability.

•         Experienced Management Team. We will seek to acquire one or more businesses with a complete, experienced management team that provides a platform for us to further develop the acquired business’s management capabilities. We will seek to partner with a potential target’s management team and expect that the operating and financial abilities of our executive team and board will complement their own capabilities.

•         Sectors Exhibiting Secular Growth or with Potential for Cyclical Uptick. We intend to focus on acquisition targets in sectors which exhibit positive secular growth or potential for near-term cyclical uptick. We plan to identify sectors that have demonstrated strong positive growth in recent years, possess drivers for continued growth and are strategically positioned to benefit from upswings in their respective industry cycles.

•         Benefit from Being a Public Company. We intend to acquire one or more businesses that will benefit from being publicly traded and can effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company.

In considering the Business Combination, Hennessy Capital’s board of directors concluded that NRC Group substantially met the above criteria. In particular, the Hennessy Capital board considered the following positive factors, although not weighted or presented in any order of significance:

•         Leading Middle-Market Business at an Attractive Valuation. NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group’s broad range of capabilities enable it to provide global reach to meet the critical, non-discretionary needs of its more than 5,000 customers across diverse industries and end markets to ensure compliance with environmental, health and safety (“EH&S”) laws around the world. NRC Group believes that it is a leading provider in all markets it serves and that it differentiates itself in this highly fragmented market based on its exceptional operating history, superior safety record, reputation for reliability, specialized equipment offerings, technical personnel and its ability to provide services across an international platform. NRC Group is also differentiated and uniquely positioned by offering all three business services (commercial OSRO standby services, waste disposal capabilities and environmental services) under one company. We believe that the estimated enterprise value (estimated market value, plus debt, less cash) of approximately $760 million which represents 8.7x NRC Group’s estimated 2018 Adjusted EBITDA of $88 million and 6.6x estimated 2019 Adjusted EBITDA of $115 million (based on mid-point of guidance range) provides a compelling entry point and an attractive discount to valuation multiples applicable to its public peer group of comparable environmental services and hazardous waste management companies which demonstrate similarities to NRC Group with respect to services offered, margin profile, growth prospects and end markets served (consisting of Advanced Disposal Services, Inc., Clean Harbors, Inc., Republic Services, Inc., US Ecology, Inc., Waste Connections, Inc. and Waste Management, Inc.) which trade at 11.5x and 10.8x 2018 and 2019 estimated Adjusted EBITDA, respectively. On an adjusted free cash flow basis, NRC Group’s implied multiple is 10.8x and 7.7x for 2018 and 2019, respectively, compared to the public peer group of 18.2x and 16.8x driven by NRC Group’s exceptional cash flow characteristics. Although NRC Group’s estimated enterprise value falls below the $1 billion criteria disclosed in our IPO prospectus, we believe that NRC Group’s attractive organic growth profile coupled with numerous highly accretive add-on acquisition opportunities, its meaningful and recurring free cash flow generation as well as the substantial discount to the public peer group results in a more attractive business combination opportunity than other industrial companies of comparatively larger size.

•         Compelling Financial Model with Attractive Margins and Cash Flow Generation. Non-discretionary and regulatory driven demand for NRC Group’s services drives highly visible revenue and meaningful and recurring free cash flow conversion. NRC Group has a demonstrated history of stability with consistent performance through economic cycles, including the Great Recession from 2008-2011, and commodity price cycles, achieving strong revenue growth from 2012 to 2017 despite a significant decline in oil prices. Each of its division is highly complementary and drives exceptional margins. NRC Group’s standby services are relatively-low cost to operate, yet are highly valuable and mandatory for customers. NRC Group’s environmental services represent high frequency, small projects that create diversity and stability. These services support a highly diversified customer base across a wide variety of geographies and end markets. In addition to helping establish entrenched customer relationships, these services help to offset the overhead for maintaining an expansive facilities footprint required to support standby services customers. NRC Group’s waste disposal services drive industry-leading margins through differentiated capabilities and provides exceptional returns on invested capital. This attractive margin profile coupled with minimal capital expenditures have driven significant free cash flow generation. NRC Group expects an increase in free cash flow conversion as the three new waste disposal facilities become operational.

•         Strong Competitive Position. NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group believes that it is a leading provider in all markets it serves and that it differentiates itself in this highly fragmented market based on its exceptional operating history, superior safety record, reputation for reliability, specialized equipment offerings, technical personnel and its ability to provide services across an international platform. NRC Group is also differentiated and uniquely positioned by offering all three business services

(commercial OSRO standby services, waste disposal capabilities and environmental services) under one company. NRC Group is one of the only providers offering comprehensive and non-discretionary environmental and regulatory compliance services on a global scale and is the only global provider of commercial standby oil spill compliance and emergency response services, or “standby services,” in the United States and internationally. NRC Group’s standby services division is the only national commercial OSRO in the United States. In addition, NRC holds the highest oil spill contractor classification offered by the USCG. NRC Group management believes that NRC Group is one of only five companies in the United States that provide environmental services on a national scale and scope. NRC Group provides its customers with a single point of contact to handle the full scope of their planned and unplanned environmental and industrial service needs and NRC Group has established a market leading position with a global presence, broad service offering, specialized asset base and essential regulatory certifications.

•         Proven Track Record and Strong Management Team. NRC Group’s combined management team has deep industry experience and expertise and is supported by a deep bench of experienced managers overseeing a skilled and dedicated employee base. Its executive leadership team has an average of over 20 years of experience in the environmental and industrial services industries. NRC Group’s executive leadership team also maintains experience in management positions and board of director service in companies at various stages of growth and through diverse market conditions. In particular, NRC Group’s management team maintains a significant depth of functional experience in environmental and waste disposal services. Combined, the management team has a long track record of achieving organic growth and a history of executing and integrating acquisitions. Effective management and successful implementation of strategic initiatives has resulted in a demonstrated history of stability and resistance to commodity price volatility and economic cycles.

•         Business Where We Can Add Value. Our Chief Executive Officer, Daniel J. Hennessy, and our Chief Operating Officer, Kevin M. Charlton, have extensive expertise investing in and developing industrial and infrastructure services companies. Hennessy Capital management believes it will be able to provide NRC Group with a comprehensive network of resources to support human capital, performance improvement and strategic growth initiatives. Hennessy Capital management has an established track record of supporting organic growth initiatives complemented by strategic add-on acquisitions. Furthermore, Hennessy Capital independent director James O’Neil will join the NRC Group board of directors as Executive Chairman after completion of the business combination. Mr. O’Neil is the former CEO and Director of Quanta Services (NYSE: PWR), a leading integrated infrastructure solutions provider. Mr. O’Neil played a key role in building Quanta from its early years to the Fortune 500 company it is today. Mr. O’Neil completed nearly 200 acquisitions for Quanta and under his leadership Quanta grew to over $7 billion of revenue and over $5 billion of market capitalization. We believe Mr. O’Neil’s experience leading a high growth infrastructure services company and his experience as a public company CEO will be a highly valuable resource to NRC Group and its management team. In partnership with JFL, Hennessy Capital has also invited Jim Baumgardner, former CEO of US Ecology (Nasdaq: ECOL), a leading provider of environmental services and waste management and one of NRC Group’s public peers, to join the board of directors after the business combination.

•         Opportunity for Significant Revenue and Earnings Growth. NRC Group’s broad service offerings provide core underlying stability from non-discretionary demand for specialized standby services and environmental services while enhancing growth opportunities with higher-margin, high-growth waste disposal services. By focusing on these highly recurring and non-discretionary service offerings, NRC Group expects continued growth and to drive performance irrespective of macroeconomic backdrop or commodity price environment. NRC Group is in the process of expanding its waste disposal capabilities into the Permian Basin in order to meet the growing demands of its existing waste disposal and environmental services customers. In addition to the significant growth provided by the near-term waste disposal expansion, NRC Group has a multi-pronged standby services growth strategy which includes, amongst other strategies, international expansion opportunities leveraging its unique global footprint and capabilities to be the only single-source services provider globally. For example, in Mexico, NRC Group has won all six major RFPs for OPA-90 like services maintaining an estimated 100% share in a market management estimates could become an approximately $23 million market by the end of 2019 and an approximately $50 million market within five years. NRC Group’s management team has a long track record of achieving organic growth and a history of executing and integrating acquisitions. In May 2018, NRC Group completed its ninth add-on acquisition since 2012 with the purchase of SWS. We believe that NRC Group, under new public ownership, will be able to access more efficient capital to provide currency for its consolidation strategy to further increase revenues and shareholder value.

•         Strong and Stable End Market and Critical Nature of Environmental Services. NRC Group’s end markets are substantial in size and not driven by any single macroeconomic factor. Stability is provided by a close correlation to the overall level of regulation and economic growth and expected end market growth is supported by unique and favorable regulatory tailwinds that drive stable industrial demand. The current regulatory environment is expected to continue to create demand for established providers like NRC Group. Customers are expected to increasingly seek providers with excellent reputations and a full complement of services and required certifications, licenses and memberships and there is increasing focus on outsourcing specialized environmental service requirements to third party providers with demonstrated track records of safely performing best-in-class services. Environmental services are required by law to and to adhere to corporate EH&S policies. For most customers, environmental services are critical, non-discretionary and often legally mandated. The growing focus on corporate responsibility and reputational risk drives businesses to reduce EH&S issues.

•         Financial Terms of the Purchase Agreement. Our board of directors considered the total mix of cash and stock consideration and the fact that both the Cash Component and the Equity Component are subject to adjustment depending on, among other items, the aggregate amount of cash available to pay the Cash Component, and also noted that the value of our common stock to be paid to NRC Group’s existing members upon consummation of the Business Combination could be significantly more or less than the $10.19 implied value per share immediately prior to the announcement of the entry into the Purchase Agreement based on any fluctuations in the market price of Hennessy Capital’s common stock. Our board of directors took note of the course of negotiations between the parties in arriving at the amount of Total Purchase Price to be paid in the Business Combination.

•         Other Terms and Conditions of the Purchase Agreement. Our board of directors considered the other terms and conditions of the Purchase Agreement, including the nature and scope of the closing conditions, the likelihood of obtaining any necessary regulatory approvals and the registration rights given to JFL Partners (and JFL if the JFL Subscription is exercised).

•         Pro Forma Ownership. Our board of directors took note of the fact that following completion of the Business Combination and assuming (for illustrative purposes) redemptions of approximately 16% of our outstanding public shares, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 74% of the Company, existing members of NRC Group will own approximately 20% of our outstanding common stock, and the PIPE Investors will own approximately 6% of our outstanding common stock.

Hennessy Capital’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or presented in any order of significance:

•         the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, which our board concluded was substantially mitigated because (i) we expect to execute the PIPE Financing for up to $75.0 million of shares of our Series A Convertible Preferred Stock and up to $25.0 million of Company common stock, and have entered into the Backstop Commitment for up to $25.0 million of shares of our common stock, which will provide JFL with at least $125.0 million (less the payment of our transaction expenses) in the Cash Component which results in the full satisfaction of the minimum Cash Component under the terms of the Purchase Agreement, and (ii) the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants, which would likely be worthless if the Business Combination is not completed;

•         the risk that the announcement of the transactions and potential diversion of NRC Group’s management and employee attention may adversely affect NRC Group’s ability to retain current customers and bid for and secure new customer contracts;

•         the risk that certain key employees and customers of NRC Group might not choose to remain with the Company;

•         the risks and costs to NRC Group if the Business Combination is not completed, including potential employee attrition and the potential effect on business and customer relationships;

•         the risks associated with NRC Group’s operations being subject to complex laws, rules and regulations that can adversely affect the cost, manner or feasibility of doing business;

•         the risks associated with the provision of standby services, environmental services and waste disposal services to NRC Group’s customers, including operational and safety risks;

•         the risk that NRC Group’s standby services division is exposed to the demand for cleanup of major spills and other remedial projects and regulatory developments over which NRC Group has no control;

•         the risks associated with the environmental services industry in general, including the broader regulatory environment;

•         the risk of competition in the industry, including competition with competitors and the potential for new entrants gaining market share;

•         the risk that NRC Group’s obligations associated with being a public reporting company will require significant resources and management attention and NRC Group will need to hire additional personnel;

•         the risk that NRC Group may be unable to successfully acquire and integrate other businesses and the risk that such acquisitions could divert the attention of NRC Group management;

•         the risk that the Business Combination might not be consummated in a timely manner or that the Closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the Hennessy Capital stockholders;

•         the risk that the transactions contemplated by the Purchase Agreement would not be completed in accordance with its terms or at all;

•         the inability to maintain the listing of the Hennessy Capital’s common stock on the NYSE American prior to or following the Business Combination;

•         the pro forma leverage of the Company following the Dividend Recapitalization;

•         the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and

•         the fact that the Sponsor and our officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our public stockholders, including the matters described under “— Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our IPO prospectus and would be included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of our outstanding common stock.

Our board of directors concluded that these risks could be managed or mitigated by Hennessy Capital or were unlikely to have a material impact on the Business Combination or Hennessy Capital, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Hennessy Capital and its stockholders. The Hennessy Capital board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the Hennessy Capital board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board.

Unaudited NRC Group Historical and Prospective Financial Information Provided to Hennessy Capital Board of Directors

Hennessy Capital and NRC Group do not as a practice make public projections as to future revenues, earnings or other results. However, Hennessy Capital is including the following summary of certain NRC Group historical and internal, unaudited prospective financial information from NRC Group’s management’s projections for the post-Business Combination company solely because that information was made available to the Hennessy Capital board of directors in connection with the evaluation of the Business Combination. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Business Combination.

The unaudited NRC Group historical and prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of the NRC Group’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

The unaudited prospective financial information is the responsibility of NRC Group’s management. Neither WithumSmith+Brown, PC, Hennessy Capital’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the independent registered public accounting firm of SES Hold Co, LLC, nor Grant Thornton LLP, the independent registered public accounting firm of NRC has audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information for the purpose of this proxy statement. The PricewaterhouseCoopers LLP and Grant Thornton LLP reports included in this proxy statement relate solely to the previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after May 2, 2018, the date such unaudited prospective financial information was prepared.

The accompanying NRC Group historical and prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Adjusted EBITDA and Adjusted Free Cash Flow. Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. For a further description of Adjusted EBITDA and explanation of NRC Group’s use thereof, please see “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Credit Facility — Liquidity and Operational Covenants — Non-GAAP Financial Measures” contained elsewhere in this proxy statement. Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Hennessy Capital or NRC Group or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the Hennessy Capital special meeting will be held several months after the date the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to rely on the unaudited prospective financial information. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Hennessy Capital and NRC Group have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Hennessy Capital, NRC Group nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Hennessy Capital, NRC Group or the surviving corporation.

The following table sets forth certain summarized financial information regarding NRC Group’s operations for the years ending December 31, 2015, 2016 and 2017 and prospective financial information regarding NRC Group’s anticipated future operations for the years ending December 31, 2018 and 2019.

	Fiscal Year Ending December 31,
	Historical			Prospective
	2015	2016	2017	2018E	2019E
	(unaudited, $ in millions)			(unaudited, $ in millions)

Revenue	$215	$232	$278	365-390	$410-450
Adjusted EBITDA(1)	$49	$41	$69	85-90	$110-120
Total Capital Expenditures	$21	$14	$23	37	$38
One-Time Waste Disposal Investments	$7	$4	5	20	$21
Adjusted Free Cash Flow(2)	$34	$31	$52	71	$98

(1)      NRC Group defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, net, (iii) provision for income taxes (clauses (i) through (iii) referred to collectively as “EBITDA”), net, (iv) foreign currency translation gain or loss and (v) gain or loss on equipment sales or retirements, adjusted to include certain add-backs permitted by the New Credit Facility, including (i) management fees, (ii) impairment expense of goodwill and intangible assets, (iii) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments, facility closure costs and financing fees and expenses), (iv) the impact of pre-acquisition revenues, earnings and EBITDA of certain recent acquisitions and certain NRC Group management estimates relating thereto, (v) normalization adjustments to reflect a run-rate level of EBITDA within NRC Group’s historical financial statements, (vi) non-recurring costs and other non-operating expenses and income, (vii) the impact of certain completed cost savings initiatives at various NRC Group domestic regions, (viii) the impact of a reduction in force adjustment, (ix) costs relating to the shutdown of certain international operations less EBITDA related to a large response event at Sprint Energy Services in 2015 and (x) certain out-of-period timing adjustments and reclassification of capitalized leases not applicable under the New Credit Facility. “Adjusted EBITDA” is substantially the same as the metric called “Consolidated Adjusted EBITDA,” as defined in the New Credit Facility, which is a key component in the determination of NRC Group’s leverage ratios (including NRC Group’s ability to service debt and incur capital expenditures). Adjusted EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP. For more information, please see “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Credit Facility — Liquidity and Operational Covenants — Non-GAAP Financial Measures.”

(2)      Adjusted Free Cash Flow as presented is Adjusted EBITDA less capital expenditures excluding new landfill construction, land purchases, and associated growth equipment buyouts. These exclusions are related to future Adjusted EBITDA contribution excluded from the Adjusted EBITDA numbers presented herein. Adjusted Free Cash Flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for cash flow from operations prepared in accordance with GAAP. Prospective Adjusted Free Cash Flow is based on the midpoint of the Adjusted EBITDA range.

Satisfaction of 80% Test

NYSE American rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination.

The Hennessy Capital board of directors has determined that the fair market value of the business combination meets this test.

Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•         the approximately 6.42 million total founder shares (of which 375,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at September 20, 2018 of approximately $65.4 million based on the closing price of Hennessy Capital common stock as reported by the NYSE American and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.004 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of three of our seven existing directors as directors of the Company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our board of directors when our board approved the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the trust account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by our directors, officers or advisors or their respective affiliates, to reduce the dollar amount of redemptions and thereby enhance Hennessy Capital’s ability to satisfy a closing condition under the Purchase Agreement.

Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination

It is anticipated that, following the completion of the Business Combination and assuming (for illustrative purposes) redemptions of approximately 16% of our outstanding public shares, we estimate upon Closing, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 74% of the Company, JFL Partners will own 20% of our outstanding common stock and the PIPE Investors will own approximately 6% of our outstanding common stock. If a greater number of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders and affiliates will remain unchanged. To the extent that there are redemptions of Hennessy Capital common stock covering 100% of our outstanding public shares, which we believe would leave $0 in our trust account, Hennessy Capital’s public stockholders will have an ownership interest of 0% and our initial stockholders and affiliates will retain an ownership interest of 17%.

The ownership percentages with respect to Hennessy Capital following the Business Combination are for illustrative purposes only and are based upon the assumptions set forth under “Frequently Used Terms.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants or shares of Series A Convertible Preferred Stock are exercised or converted, as applicable, into Hennessy Capital common stock or shares of our common stock are issued pursuant to the proposed Incentive Plan, PIPE Financing, Backstop Commitment and/or JFL Subscription, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination. You should read “Summary — Impact of the Business Combination on Hennessy Capital’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming approximately 16% redemptions and $221 million of cash remaining in our trust account:

Sources		Uses*
($ in Millions)
Assumption of Existing Net Debt	$300	Assumption of Existing Net Debt	$300
HCAC Trust	$221	Cash Component to JFL Partners	$300
Series A Convertible Preferred Stock issued in the PIPE Financing	$75	Equity Component to JFL Partners	$77
Common Stock issued in the PIPE Financing	$23
Stock Consideration	$77	Estimated Hennessy Capital Fees and Expenses	$19

Total Sources	$696	Total Uses	$696

____________

*         Anticipated uses exclude transaction expenses for the account of NRC Group and JFL Partners (which are anticipated to be paid from the Cash Component).

The following table summarizes the sources and uses for funding the Business Combination assuming 100% redemptions and $0 million of cash remaining in our trust account:

Sources		Uses*
($ in Millions)
Assumption of Existing Net Debt	$300	Assumption of Existing Net Debt		$300
HCAC Trust	$0	Cash Component to JFL Partners		$105
Common Equity Backstop Commitment Exercise	$25	Equity Component to JFL Partners		$272
Series A Convertible Preferred Stock issued in the PIPE Financing	$77	Estimated Hennessy Capital Fees and Expenses		$20
Common Stock issued in the PIPE Financing	23
Stock Consideration	$272		$

Total Sources	$697	Total Uses		$697

____________

*         Anticipated uses exclude transaction expenses for the account of NRC Group and JFL Partners (which are anticipated to be paid from the Cash Component).

All of the sources and uses above are for illustrative purposes only and are based upon the assumptions set forth under “Frequently Used Terms.” Should one or more of the assumptions prove incorrect, actual sources and uses may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

Board of Directors of Hennessy Capital Following the Business Combination

Upon the Closing, we anticipate that our board of directors will consist of eight members, reclassified into three separate classes, with each class serving a three-year term. Four existing directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Daniel DiMicco, have informed us that they will resign from our board of directors upon Closing. Our board of directors has nominated James Baumgardner, Christian Swinbank and John Rapaport for election as Class III directors at the special meeting and James O’Neil to serve as a Class II director for a term expiring at the Company’s annual meeting in 2020, and upon Closing, our board of directors intends to (i) assign existing Hennessy Capital director Kevin Charlton to Class I and existing Hennessy Capital director Daniel Hennessy to Class II and (ii) appoint Glenn Shor and Alexander Harman to fill the remaining vacancies in Class I and II, respectively, arising from such resignations. If elected at the special meeting, members of Class III will serve as directors until our annual meeting in 2021 and Mr. O’Neil will serve as a director until our annual meeting in 2020. Further, members of Class I will serve as directors until our 2019 annual meeting and members of Class II will serve as directors until our 2020 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of (i) three existing Hennessy Capital directors, Kevin Charlton, Daniel Hennessy and James O’Neil; (ii) the CEO of NRC Group, Christian Swinbank; (iii) two existing members of the board of managers of JFL Partners, Glenn Shor and Alexander Harman; (iv) one director who will be a nominee of the holders of the shares of Series A Convertible Preferred Stock, John Rapaport; and (v) one director that currently serves neither on the board of Hennessy Capital nor as a manager of JFL Partners nor as a nominee of the holders of shares of Series A Convertible Preferred Stock, James Baumgardner. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.” Pursuant to the terms of the Investor Rights Agreement that will be entered into in connection with the Closing, JFLCo on behalf of each JFL entity that owns shares of the Company’s capital stock will have the right to nominate directors to our board in the future based on JFL‘s proportional ownership interest in our common stock. A copy of the Investor Rights Agreement is attached to this accompanying proxy statement as Annex G.

Certificate of Incorporation

Pursuant to the terms of the Purchase Agreement, upon the Closing, and approval of the Charter Proposals, our amended and restated certificate of incorporation will be amended promptly to:

•         change our name to NRC Group Holdings Corp.;

•         increase the number of authorized shares of the Company’s preferred stock;

•         adopt ownership qualifications, restrictions, requirements and procedures to assist us in complying with certain provisions of the Jones Act following the Closing;

•         classify our board of directors into three separate classes, with each class having a three-year term;

•         provide for the removal of directors with or without cause by stockholders voting a majority of the outstanding shares of Company common stock, provided that at any time that JFL beneficially owns, in the aggregate, less than 50% of Company common stock, directors may be removed from office only for cause and only by the affirmative vote of holders of the majority of the outstanding shares of Company common stock;

•         provide that, for so long as JFL beneficially owns, in the aggregate, at least 50% of the outstanding shares of Company common stock, JFL may call special meetings of the stockholders of the Company for any purpose or purposes upon the written request of JFL;
•         require an affirmative vote by the holders of at least 66.67% of the outstanding shares of Company common stock to amend, alter, change or repeal or adopt certain provisions of the proposed charter for so long as, JFL beneficially owns, in the aggregate, at least 10% of outstanding shares of Company common stock;

•         require an affirmative vote of at least 66.67% of the outstanding shares of Company common stock to amend, alter or repeal the proposed amended and restated bylaws of the Company for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of Company common stock;

•         remove certain provisions related to our status as a blank check company; and

•         waiving any interest or being offered an opportunity to participate in a business activity or business opportunity presented to JFL or any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries.

Name; Headquarters

The name of the Company after the Business Combination will be NRC Group Holdings Corp., our headquarters will be located at 3500 Sunrise Highway, Suite 200, Building 200, Great River, New York 11739 and its phone number is (631) 224-9141.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. For illustrative purposes, based on funds in the trust account of approximately $261.5 million on June 30, 2018 (net of taxes payable) and including anticipated additional interest and related tax accruals thereon through the Closing, the estimated per share redemption price is expected to be approximately $10.23 at the Closing. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of Hennessy Capital. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which holds approximately $261.5 million as of June 30, 2018 (net of taxes payable). See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on NRC Group comprising the ongoing operations of the combined company and NRC Group’s senior management comprising the senior management of the combined company. For accounting purposes, we expect that NRC Group will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of NRC Group (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of NRC Group). Accordingly, the consolidated assets, liabilities and results of operations of NRC Group will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with NRC Group beginning on the acquisition date.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a summary of the material U.S. federal income tax considerations for holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Services (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the consequences of any U.S. federal non-income taxes (such as estate and gift taxes) or the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•         certain U.S. expatriates;

•         traders in securities that elect mark-to-market treatment;

•         partnerships, S corporations, or other pass-through entities and investors therein;

•         redeeming U.S. Holders (as defined herein) whose functional currency is not the U.S. dollar;

•         financial institutions;

•         mutual funds;

•         qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•         insurance companies;

•         broker-dealers;

•         regulated investment companies (or RICs);

•         real estate investment trusts (or REITs);

•         persons holding Hennessy Capital common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•         persons subject to the alternative minimum tax provisions of the Code;

•         tax-exempt organizations;

•         persons that actually or constructively own 5 percent or more of Hennessy Capital common stock; and

•         non-U.S. stockholders (as defined herein, and except as otherwise discussed below).

If any partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Hennessy Capital common stock, the tax treatment of a partner will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Hennessy Capital common stock, you should consult your tax advisor. This summary assumes that stockholders hold Hennessy Capital common stock as capital assets within the meaning of Section 1221 of the Code.

WE URGE HOLDERS OF HENNESSY CAPITAL COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECTS OF THE RECENTLY ENACTED TAX CUTS AND JOBS ACT, AS WELL AS ANY STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Hennessy Capital Stockholders

This section is addressed to U.S. holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner of Hennessy Capital common stock that so redeems its Hennessy Capital common stock and is, or is treated for U.S. federal income tax purposes as:

•         an individual who is a citizen or resident of the United States;

•         a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•         an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•         any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a “United States person” (within the meaning of the Code).

A Redeeming U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received on the redemption and such stockholder’s adjusted basis in the Hennessy Capital common stock exchanged therefor if the Redeeming U.S. Holder’s ownership of stock in Hennessy Capital is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Hennessy Capital is treated as completely terminated. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Redeeming U.S. Holders who hold different blocks of Hennessy Capital common stock (for example, shares of Hennessy Capital common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeeming U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain other entities affiliated with the Redeeming U.S. Holder.

The redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Hennessy Capital is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Hennessy Capital entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that Redeeming U.S. Holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Hennessy Capital. The IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation is minimal and the stockholder does not have meaningful control over the corporation.

If none of the redemption tests described above give rise to exchange treatment, the amount of cash paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in its “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Hennessy Capital common stock (but not below zero), and then any remaining excess after that will be treated as gain realized on the sale or other disposition of the Hennessy Capital common stock.

As these rules are complex, U.S. holders of Hennessy Capital common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale giving rise to capital gain or loss treatment or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Hennessy Capital common stock. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. Hennessy Capital Stockholders

This section is addressed to non-U.S. holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Hennessy Capital common stock and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Hennessy Capital common stock redeemed will be subject to the redemption tests described above in the same manner as a Redeeming U.S. Holder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Hennessy Capital Stockholders.”

Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

•         such stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•         such stockholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an applicable income tax treaty requires, the gain is attributable to a permanent establishment or fixed base maintained by the Redeeming Non-U.S. Holder in the United States), in which case the Redeeming Non-U.S. Holder will be subject to the same treatment in all material respects as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder also may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to, and properly establishes, a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty requires, such dividends are attributable to a permanent establishment or fixed base maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Even though such dividends may not be subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business also may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of Hennessy Capital common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Hennessy Capital common stock will be treated as a sale or as a distribution under the Code.

FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of Hennessy Capital common stock.

Backup Withholding

Proceeds received from the exercise of redemption rights may be subject to backup withholding for a non-corporate Redeeming U.S. Holder that:

•         fails to provide an accurate taxpayer identification number;

•         is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•         in certain circumstances, fails to comply with applicable certification requirements.

A Redeeming Non-U.S. Holder may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Along with approval of Proposal 2 and the Director Election Proposal and NYSE Proposal (unless waived by JFL Partners), approval of the Business Combination Proposal is a condition to the completion of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to the Charter Proposals, the NYSE Proposal, the Director Election Proposal and the Incentive Plan Proposal. Unless waived by JFL Partners, if Proposal 2 or the Director Election Proposal is not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Purchase Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if at least a majority of the votes cast in person or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. As of the record date, such stockholders beneficially owned 6,416,250 shares of common stock, excluding shares issuable upon the exercise of warrants. As of the date hereof, our initial stockholders have not purchased any public shares.

Recommendation of the Board

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Charter Proposals

The following table sets forth a summary of the principal changes proposed to be made between our existing charter and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Shares (Proposal 2)	Our existing charter authorizes 201,000,000 shares, consisting of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock.	The proposed charter would authorize 205,000,000 shares, consisting of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Classified Board (Proposal 3)	Our existing charter provides that our board of directors be divided into two classes with only one class of directors being elected in each year and each class serving a two-year term.	The proposed charter provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Director Removal (Proposal 4)	Our existing charter provides that our directors may only be removed for cause upon an affirmative vote of the majority of outstanding shares entitled to vote.

The proposed charter provides for the removal of directors with or without cause by stockholders holding a majority of all outstanding shares entitled to vote for so long as JFL beneficially owns at least 50% of the outstanding shares of our common stock.

Special Meetings (Proposal 5)	Our existing charter provides that special meetings of stockholders may be called only by the chairman of the board, chief executive officer of the Company, or a majority of the board.

The proposed charter provides that at any time JFL beneficially owns, in the aggregate, at least 50% of Company common stock, special meetings of the stockholders of the Company shall also be promptly called by or at the direction of the board or the chairman of the board upon the written request of JFL

Required Vote to Amend the Charter (Proposal 6)

Our existing charter requires an affirmative vote of the holders of a majority of the voting power of our outstanding voting stock for amendment to the existing charter, subject to certain exceptions (e.g., 65% required for amendments to existing charter redemption provisions (Article IX)).

The proposed charter requires an affirmative vote of at least 66.67% of the voting power of our outstanding voting stock in order to adopt certain amendments to the proposed charter regarding the board of directors, amendments to the bylaws, indemnification, corporate opportunities and amendments to the charter if, at any time and for so long as, JFL beneficially owns, in the aggregate, capital stock representing at least 10% of the outstanding shares of our common stock; and

	Existing Charter	Proposed Charter

If JFL beneficially owns, in the aggregate, capital stock representing less than 10% of the outstanding shares of our common stock, then an affirmative vote of at least a majority of the voting power of our outstanding voting stock is required to adopt such amendments to the proposed charter.

Required Vote to Amend the Bylaws (Proposal 7)	Our existing charter requires an affirmative vote of the holders of a majority of the voting power of our outstanding voting stock for amendment to the existing bylaws.

The proposed charter requires an affirmative vote of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed amended and restated bylaws if, at any time and for so long as, JFL beneficially owns, in the aggregate, capital stock representing at least 10% of the outstanding shares of our common stock; and

 If JFL beneficially owns, in the aggregate, capital stock representing less than 10% of the outstanding shares of our common stock, then an affirmative vote of at least a majority of the voting power of our outstanding voting stock is required to adopt an amendment to the proposed amended and restated bylaws.

Jones Act Requirements (Proposal 8)	Not applicable

The proposed charter adopts ownership qualifications, restrictions, requirements and procedures to assist us in complying with the ownership restrictions of the Jones Act, namely, provisions (i) limiting the ownership of any class or series of our capital stock by non-U.S. Citizens to 24% (so as to allow a margin of safety under the statutory maximum of 25%), (ii) prohibiting the transfer of shares of our capital stock if doing so would cause us to exceed the 24% non-U.S. Citizen ownership threshold (the “Excess Shares” as defined in the proposed charter), (iii) authorizing the redemption of Excess Shares, (iv) suspending the right to vote and to receive dividends for such Excess Shares, (v) establishing procedures for the redemption of Excess Shares including providing notice and setting the redemption price, (vi) authorizing us to make citizenship determinations with respect to the holders of its capital stock,

	Existing Charter	Proposed Charter

(vii) requiring holders (including beneficial holders) of our capital stock to submit information to establish the citizenship of such holder, and (viii) generally authorizing our board of directors to take appropriate action to monitor and maintain compliance with the ownership requirements of the Jones Act.

Name (Proposal 9)	Our existing charter provides that our name is “Hennessy Capital Acquisition Corp. III”	The proposed charter provides that our name is “NRC Group Holdings Corp.”

Corporate Opportunity (Proposal 9)

Our existing charter waives any interest in, or interest in being offered, an opportunity to participate in a business activity or business opportunity presented to its officers or directors in their individual capacity.

The proposed charter waives any interest in, or interest in being offered, an opportunity to participate in a business activity or business opportunity presented to JFL, and retains the waiver of business opportunities presented to its officers or directors in their individual capacity.

Duration of Existence (Proposal 9)

Our existing charter provides that if we do not consummate the Business Combination and fail to complete an initial business combination by December 28, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

The proposed charter deletes the liquidation provision in the existing charter and retains the default of perpetual existence under the DGCL.

Provisions Specific to a Blank Check Company (Proposal 9)	Under our existing charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The proposed charter deletes Article IX in its entirety because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our IPO be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

Reasons for the Proposed Charter Amendments

Authorization to Increase the Company’s Authorized Share Capital (Proposal 2)

There currently are 32,081,250 shares of Hennessy Capital common stock issued and outstanding, consisting of 25,665,000 shares originally sold as part of units in Hennessy Capital’s IPO and 6,416,250 outstanding founder shares (the “founder shares”).

There are currently no shares of Hennessy Capital preferred stock issued and outstanding, although concurrently with the Closing, we intend to designate [•] shares as Series A Convertible Preferred Stock and issue up to 1,000,000 of such shares of Series A Convertible Preferred Stock pursuant to the PIPE Financing and up to 300,000 of such shares of Series A Convertible Preferred Stock pursuant to the JFL Subscription Agreement We expect to issue in the PIPE Financing $75.0 million of our Series A Convertible Preferred Stock in the PIPE Financing, subject to a possible increase of up to an additional $25.0 million of Company common stock and/or Series A Convertible Preferred Stock, and a total of $100.0 million of the PIPE Financing has already been subscribed.

In addition, there currently are 28,848,750 warrants of Hennessy Capital outstanding, consisting of 19,248,750 public warrants originally sold as part of units in Hennessy Capital’s IPO and 9,600,000 placement warrants issued to our Sponsor in a private placement simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one share of Hennessy Capital’s common stock at a price of 11.50 per whole share, subject to adjustment. The 9,600,000 placement warrants will effectively be cancelled for no consideration upon consummation of the Business Combination in the Sponsor Warrant Exchange. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. In addition, concurrently with the Closing, Hennessy Capital also intends to reserve for issuance up to [•] million shares of Hennessy Capital common stock under the Incentive Plan.

In order to ensure that Hennessy Capital has sufficient authorized capital to complete the Business Combination, including the PIPE Financing and JFL Subscription, including pursuant to the Incentive Plan, our board of directors has approved, subject to stockholder approval, an amendment to our existing charter to increase the number of shares of our preferred stock from 1,000,000 to 5,000,000. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to authorize additional shares of our preferred stock, which will be used to issue shares in the PIPE Financing and JFL Subscription and for general corporate purposes. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). Assuming approval of this proposal, after taking into account the reservation of shares dedicated for the PIPE Financing and JFL Subscription we would have up to approximately [•] million authorized shares of Hennessy Capital preferred stock (in either redemption scenario) available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the NYSE American rules or regulations, which require stockholder approval for certain issuances of stock. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Classification of the Board (Proposal 3)

In connection with the Business Combination, our board of directors will be classified into three classes instead of two. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, then (i) our Class III directors who are elected at this special meeting will serve for three-year terms (until our 2021 annual meeting), (ii) our Class II directors will serve until our 2020 annual meeting of stockholders, and (iii) our Class I directors will serve until our 2019 annual meeting of stockholders. We expect that our annual meeting will be conducted during the second calendar quarter of each year, commencing in 2019.

The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination.

As provided for in the Purchase Agreement, the individuals who will serve in each class are set forth below.

Class III, if elected at the special meeting, serving until our 2021 annual meeting:

•         Christian Swinbank

•         James Baumgardner

•         John Rapaport

Class II, serving until our 2020 annual meeting:

•         C. Alexander Harman

•         James O’Neil

•         Daniel Hennessy

Class I, serving until our 2019 annual meeting:

•         Kevin Charlton

•         Glenn Shor

Removal of Directors (Proposal 4)

Under Delaware law, the general rule with respect to director removal is that directors may be removed by stockholders with or without cause. There is an exception for corporations that have classified boards. If a corporation has a classified board, then, unless it provides otherwise in its certificate of incorporation, stockholders may only remove directors for cause.

Hennessy Capital has a classified board of directors and currently directors are removable by stockholders only for cause and with the approval of a majority of the Company’s outstanding shares. The proposed amendment provides stockholders with additional flexibility, enabling them to remove directors with or without cause upon the affirmative vote of a majority of the outstanding shares of Company common stock, provided that at any time that JFL beneficially owns, in the aggregate, less than 50% of Company common stock, directors may be removed from office only for cause and only by the affirmative vote of holders of the majority of the outstanding shares of Company common stock. Given JFL Partners’ track record in helping to oversee NRC Group’s transformation of its business over the last several years and JFL Partners’ desire to assure management that it will be able to work with a board that shares its views on NRC Group’s industry, we believe that the proposed amendments to the director removal provisions in our existing charter are appropriate.

Special Meetings (Proposal 5)

Under our existing charter, special meetings of stockholders of the Company may be called only by or at the directors of the chief executive officer of the Company, the chairman of the board, or a majority of the board. Proposal 5 provides that at any time JFL beneficially owns, in the aggregate, at least 50% of the Company’s common stock, special meetings of the stockholders of the Company shall also be promptly called by or at the direction of the board or the chairman of the board upon the written request of JFL. Allowing a stockholder who holds, in the aggregate, a substantial portion of the voting power of the outstanding shares of the Company to request a special meeting of stockholders achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders.

Required Vote to Amend the Charter (Proposal 6)

At present, our existing charter may only be amended with the approval of a majority of our board of directors and the holders of a majority of our outstanding shares (subject to certain supermajority stockholder approval requirements with respect to our redemption provisions). Proposal 6 provides that an affirmative vote by the holders of at least 66.67% of the outstanding shares of Company common stock is required to amend, alter, change or repeal or adopt certain provisions of the proposed charter for so long as, JFL beneficially owns, in the aggregate, at least 10% of outstanding shares of Company common stock. If JFL beneficially owns, in the aggregate, capital stock representing less than 10% of the outstanding shares of our common stock, then an affirmative vote of at least a majority of the voting power of our outstanding voting stock is required to adopt an amendment to the proposed charter. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws (Proposal 7)

At present, our existing charter provides that our existing bylaws may be amended by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the board at which there is a quorum or by unanimous written consent. The existing charter also provides that the bylaws may be adopted, amended, altered or repealed by the stockholders of the Company; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Company the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally, voting together as a single class. Proposal 7 provides that an affirmative vote of at least 66.67% of the outstanding shares of Company common stock is required to amend, alter or repeal the proposed amended and restated bylaws of the Company for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of Company common stock. If JFL beneficially owns, in the aggregate, capital stock representing less than 10% of the outstanding shares of our common stock, then an affirmative vote of at least a majority of the voting power of our outstanding voting stock is required to adopt an amendment to the proposed amended and restated bylaws. The proposed charter retains the board’s right to amend the proposed amended and restated bylaws by majority vote or unanimous written consent. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Jones Act Requirements (Proposal 8)

Upon the consummation of the Business Combination, we will be subject to the requirements of the Jones Act. The Jones Act restricts transportation of merchandise by water, or by land and water, between points in the United States and certain of its island territories and possessions to U.S. flag vessels that meet certain requirements, including that they are built in the United States, owned by U.S. Citizens, and manned by predominantly U.S. Citizen crews. See “Description of Securities — Restrictions on Ownership and Purchase of Capital Stock by Non-U.S. Citizens.”

Under the Jones Act, a corporation (such as the Company) is deemed a U.S. Citizen if (i) it is organized under the laws of the United States or a state, (ii) the chief executive officer, by whatever title, and the chairman of the board of directors of the corporation are U.S. Citizens, (iii) not more than a minority of the number of the directors necessary to constitute a quorum of the board of directors are non-U.S. Citizens, and (iv) at least 75% of the ownership and voting power of each class or series of the corporation’s stock is owned and controlled by U.S. Citizens. The Jones Act specifies that ownership of at least 75% of the equity interest by U.S. Citizens means ownership free from any trust or fiduciary obligations in favor of, or any agreement, arrangement or understanding whereby voting power or control may be exercised directly or indirectly by, non-U.S. Citizens. These citizenship requirements apply at each tier in our ownership chain, which means that they must be satisfied by each person that contributes to our eligibility as a U.S. Citizen, and each person that contributes to the eligibility of such other person as a U.S. Citizen at each tier of ownership.

In order to assist us in meeting our obligation to remain in compliance with the Jones Act following the Closing, the proposed charter includes in Article V provisions (i) limiting the ownership of any class or series of our capital stock by non-U.S. Citizens to 24% (so as to allow a margin of safety under the statutory maximum of 25%), (ii) prohibiting the transfer of shares of our capital stock if doing so would cause us to exceed the 24% non-U.S. Citizen ownership threshold (the “Excess Shares” as defined in the proposed charter), (iii) authorizing the redemption of Excess Shares, (iv) suspending the right to vote and to receive dividends and distributions for such Excess Shares, (v) establishing procedures for the redemption of Excess Shares including providing notice and setting the redemption price, (vi) authorizing us to make citizenship determinations with respect to the holders of its capital stock, (vii) requiring holders (including beneficial holders) of our capital stock to submit information to establish the citizenship of such holder, and (viii) generally authorizing our board of directors to take appropriate action to monitor and maintain compliance with the ownership requirements of the Jones Act. The proposed charter and proposed amended and restated bylaws also include provisions incorporating the officer and director requirements of the Jones Act referred to above.

Approval of Additional Amendments to Existing Charter in Connection with the Business Combination (Proposal 9)

The parties to the Purchase Agreement have agreed that the name of the combined company should reflect its leading product lines and therefore propose to change the combined company’s corporate name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.”

In addition, the proposed charter waives the Company’s interest in, or interest in being offered, an opportunity to participate in a business activity or business opportunity presented to JFL, and retains the waiver of business opportunities presented to its officers or directors in their individual capacity. Given JFL Partners’ track record in helping to oversee NRC Group’s transformation of its business over the last several years and JFL Partners’ desire to contribute its extensive experience in NRC Group’s industry, we believe that the proposed amendment to the corporate opportunity provision in our existing charter is appropriate.

Finally, the elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Hennessy Capital and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Company’s board of directors believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from Hennessy Capital’s IPO be held in the trust account until a business combination or liquidation of Hennessy Capital has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve each of the separate Charter Proposals. Broker non-votes, abstentions or the failure to vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such Charter Proposal.

Proposals 2 through 9 are conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is voted down, then none of the Charter Proposals will have any effect.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

Director Election Proposal

Hennessy Capital’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will reclassify our board of directors into three separate classes with each class serving a three-year term. At the special meeting, stockholders are being asked to elect four directors to our board of directors, effective upon the Closing, three to serve as Class III directors and one to serve as one of our three Class II directors.

Four existing directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Daniel DiMicco, have informed us that they will resign from our board of directors upon Closing. Our board of directors has nominated James Baumgardner, Christian Swinbank and John Rapaport for election as Class III directors at the special meeting and James O’Neil, an existing Hennessy Capital director, to serve as a Class II director for a term expiring at the Company’s annual meeting in 2020, and upon Closing, our board of directors intends to (i) assign existing Hennessy Capital director Kevin Charlton to Class I and existing Hennessy Capital director Daniel Hennessy to Class II and (ii) appoint Glenn Shor and Alexander Harman to fill the remaining vacancies in Class I and II, respectively, arising from such resignations. If elected at the special meeting, members of Class III will serve as directors until our annual meeting in 2021 and Mr. O’Neil will serve as a director until our annual meeting in 2020. Further, members of Class I will serve as directors until our 2019 annual meeting and members of Class II will serve as directors until our 2020 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of (i) three existing Hennessy Capital directors, Kevin Charlton, Daniel Hennessy and James O’Neil; (ii) the CEO of NRC Group, Christian Swinbank; (iii) two existing members of the board of managers of JFL Partners, Glenn Shor and Alexander Harman; (iv) one director who will be a nominee of the holders of the shares of Series A Convertible Preferred Stock, John Rapaport; and (v) one director that currently serves neither on the board of Hennessy Capital nor as a manager of JFL Partners nor as a nominee of the holders of shares of Series A Convertible Preferred Stock, James Baumgardner. See the section entitled “Management After the Business Combination.”

In each case, directors will be elected for the specific term identified or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination. If this Proposal 10 is approved but Proposal 3 is not and JFL Partners waives the applicable condition, our board of directors will appoint the directors elected at the special meeting to either Class I or Class II as they deem appropriate. Pursuant to the terms of the Investor Rights Agreement that will be entered into in connection with the Closing, JFLCo on behalf of each JFL entity that owns shares of the Company’s capital stock will have the right to nominate directors to our board in the future based on JFL’s proportional ownership interest in our common stock. The Investor Rights Agreement provides that JFLCo on behalf of JFL Partners and each JFL entity that holds shares of our capital stock shall have the right (but not the obligation) to nominate to the board of directors, a number of designees equal to at least: (i) a majority of the total number of directors serving on the board, so long as JFL collectively beneficially owns 50% or more of the shares of Company common stock; (ii) 50% of the total number of directors serving on the board in the event that (a) JFL collectively beneficially owns 40% or more, but less than 50% of the shares of Company common stock and (b) there are an even total number of directors; (iii) 49% of the total number of directors, in the event that (a) JFL collectively beneficially own 40% or more, but less than 50%, of the shares of Company common stock and (b) there are an odd total number of directors; (iv) 40% of the total number of directors serving on the board in the event that JFL collectively beneficially owns 30% or more, but less than 40% of the Company common stock; (v) 30% of the total number of directors serving on the board in the event that JFL collectively beneficially owns 15% or more, but less than 30% of the shares of Company common stock; and (vi) 20% of number of directors serving on the board in the event JFL collectively beneficially owns 10% or more, but less than 15% of the shares of Company common stock. For purposes of calculating the number of directors that JFLCo is entitled to designate, any fractional amounts will automatically be rounded to the nearest whole number and any such calculations will be made after taking into account any increase in the total number of directors serving on the board. Assuming the size of the board is increased to eight directors, JFLCo is entitled to nominate five directors in the event that JFL collectively beneficially owns 50% or more of the shares of Company common stock, four directors in the event that JFL collectively beneficially owns 40% or more, but less than 50% of the shares of Company common stock, three directors in the event that JFL collectively beneficially owns 30% or more, but less than 40% of the Company common stock, two directors in the event that JFL collectively beneficially owns 15% or more, but less than 30% of the shares of Company common stock and one director in the event JFL collectively beneficially owns 10% or more, but less than 15% of the shares of Company common stock. A copy of the Investor Rights Agreement is attached to this accompanying proxy statement as Annex G.

Our board of directors has nominated each of Christian Swinbank, James Baumgardner and John Rapaport to serve as Class III directors and James O’Neil to serve as a Class II director. The following sets forth information regarding each nominee.

James R. Baumgardner is a member of the Operating Executive Board of JFLCo, a position he has held since February 2018. From 2014 to 2017, Mr. Baumgardner served as the Chief Executive Officer of Peak Utility Services Group, Inc. f/k/a Track Utilities Holdings, LLC, or “Peak Utility,” a utility service contractor. From 2013 to 2014, Mr. Baumgardner served as a strategic advisor to various private equity firms, and from 1999 to 2012 served in various positions at US Ecology, Inc., a hazardous waste treatment and disposal company, including Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer. Mr. Baumgardner currently serves on the board of the following private companies: Waste Control Specialists, Quantum Spatial, Inc., Peak Utility (as chairman), and Living Earth. Mr. Baumgardner holds a Masters in Business Administration and a Bachelor of Science from Oregon State University. Because of Mr. Baumgardner’s over 30 years of executive experience in the environmental and technical services industry, he is well-qualified to serve on our board.

James F. O’Neil III has served as one of our independent directors since our initial public offering. He was a Partner of Western Commerce Group from April 2016 to March 2018. In October 2017, Mr. O’Neil formed Forefront Solutions, LLC, a consulting company to the energy infrastructure industry. Mr. O’Neil served as the Chief Executive Officer and President of Quanta Services, Inc. from May 2011 to March 2016 and from October 2008 to March 2016, respectively. He previously served as Chief Operating Officer of Quanta Services from October 2008 to 2011. Earlier, Mr. O’Neil served as a Senior Vice President of Quanta Services with responsibility for Operations Integration & Audit from December 2002 to October 2008. He served as a Vice President of Operations Integration at Quanta Services from August 1999 to December 2002. Mr. O’Neil joined Quanta in 1999 and, throughout his tenure at Quanta, was responsible for various initiatives, including: renewable energy strategy; commercial and industrial operations; internal audit; and merger and acquisition initiatives, including oversight of the acquisition and integration of InfraSource, its largest acquisition. From 1980 to 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, lastly as Director, Global Deepwater Development. Mr. O’Neil has been a Director of FirstEnergy Corp. since January 2017. He also served as a Director of Quanta Services, Inc. from May 2011 to March 2016. Mr. O’Neil holds a B.S. in Civil Engineering from Tulane University, New Orleans in 1980. Mr. O’Neil is well qualified to serve as a director due to his extensive experience in commercial and industrial operations and with mergers and acquisitions execution and integration.

John R. Rapaport has served in various roles at Cyrus Capital Partners, L.P. since 2008 and is currently a partner responsible for certain investments in the industrial, transportation and energy sectors. Previously, Mr. Rapaport was at Sankaty Advisors LLC, a division of Bain Capital LLC. Mr. Rapaport is also currently a Lecturer in the Economics Department at Yale University.  From 2009 until its sale to Alaska Airlines in 2016, Mr. Rapaport served on the board of Virgin America and is currently on the board of Wunder Capital. Mr. Rapaport holds a B.A. degree, magna cum laude, from Harvard University. Mr. Rapaport is being nominated as a director by the holders of the Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designations. Mr. Rapaport is well qualified to serve as a director due to his 13 years of principal investing experience in the transportation and energy sectors.

Christian Swinbank has served as the Chief Executive Officer of NRC Group since its formation in June 2018. Prior to becoming Chief Executive Officer of NRC Group, Mr. Swinbank founded Sprint in April 2013 and served in various roles at Sprint, including most recently as a director of Sprint’s parent company. From 2012 to 2013, Mr. Swinbank founded and managed Excel Tubular & Tools (“Excel”) a drill pipe rental company. Excel merged its assets with Sprint Waste’s oilfield assets and created Sprint. From 2011 to 2012, Mr. Swinbank served as Regional Vice President of Rockwater Energy Solutions, a fluids management company. Mr. Swinbank also previously founded and managed Triton Oilfield Services, a water logistics company, and Sprint Industrial Holdings, a liquid and solid storage and transportation company, both of which were successfully sold to private equity firms. Mr. Swinbank began his career in 1996 at Sprintank, a waste tank rental company. Mr. Swinbank holds a Bachelor of Science in geology from Sul Ross State University. NRC Group benefits from Mr. Swinbank’s leadership and 21 years of experience in the environmental services industry.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the four nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee. Pursuant to the Purchase Agreement, JFL Partners has no obligation to consummate the Business Combination if the Director Election Proposal is not approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FOUR NOMINEES TO THE BOARD OF DIRECTORS.

Incentive Plan Proposal

At the special meeting, our stockholders will be asked to adopt and approve the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan (the “Incentive Plan”). Our board of directors believes NRC Group Holdings Corp.’s interests will be best advanced by stimulating the efforts of employees, officers, non-employee directors, and certain other service providers of NRC Group Holdings Corp. and its subsidiaries, in each case, who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of NRC Group Holdings Corp. The Incentive Plan allows for the grant of stock options (including options intended to qualify as incentive stock options (“incentive stock options”) under Section 422 of the Code and options not intended to qualify as incentive stock options (“nonqualified stock options” and together with incentive stock options, “options”), appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), cash incentive awards, performance shares, performance units and other stock-based awards (collectively, “awards”), any of which may have vesting or other restrictions contingent on the achievement of management objectives (as described below). Our board of directors believes that the Incentive Plan will permit NRC Group Holdings Corp. to use stock-based compensation to further align the interests of Incentive Plan participants with those of our stockholders.

This proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2. If the Business Combination Proposal and Proposal 2 are not approved, this proposal will have no effect.

Reasons for the Incentive Plan

Our board of directors recommends that our stockholders approve the Incentive Plan because it believes NRC Group Holdings Corp.’s ability to grant equity-based awards is crucial in allowing NRC Group Holdings Corp. to effectively compete for, retain and appropriately motivate and reward key talent. We believe that it is in the long-term interest of both NRC Group Holdings Corp. and our stockholders to strengthen NRC Group Holdings Corp.’s ability to attract, motivate and retain employees, officers, non-employee directors and other service providers and to provide additional incentive for those persons through stock ownership to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and our stockholders.

Promotion of Good Corporate Governance Practices

Our board of directors believes the use of stock-based incentive awards promotes best practices in corporate governance by incentivizing the creation of stockholder value. By providing participants in the Incentive Plan with a stake in NRC Group Holdings Corp.’s success, the interests of the participants are further aligned with those of our stockholders. Specific features of the Incentive Plan that are consistent with commonly viewed good corporate governance practices include, but are not limited to:

•         The Incentive Plan will be administered by a committee of the board of directors of NRC Group Holdings Corp. (the “NRC Board”), consisting entirely of independent directors;

•         except in connection with a corporate transaction, options and SARs under the Incentive Plan may not be granted with exercise or base prices lower than the fair market value of the underlying shares on the grant date;

•         except in connection with a corporate transaction, the Incentive Plan prohibits the repricing of options and SARs without stockholder approval, including no cancellation and replacement of any outstanding option or SAR with a new option, SAR, other award or cash or amendment or modification that reduces the exercise price of an option or base price of a SAR;

•         the Incentive Plan prohibits the grant of dividend equivalents with respect to options and SARs and subjects all dividends and dividend equivalents paid with respect to other awards to the same vesting conditions as the underlying shares subject to the awards;

•         the Incentive Plan prohibits “liberal share recycling” — meaning that shares used to pay the exercise price or withholding taxes relating to an outstanding award will not be recycled back into the Incentive Plan for future grants;

•         the Incentive Plan does not contain a liberal change in control definition; and

•         non-employee directors may not be awarded compensation for their service as a director having an aggregate maximum value on the grant date that exceeds an amount provided in the Incentive Plan during any calendar year and such limit may not be amended by us without first seeking stockholder approval.

Plan Summary

The following summary of the material terms of the Incentive Plan are qualified in their entirety by reference to a copy of the Incentive Plan, which is set forth in Annex D to this proxy statement. The Incentive Plan will become effective on the date that it is approved by our stockholders (the “Effective Date”).

Purpose. The purpose of the Incentive Plan is to provide a means through which NRC Group Holdings Corp. may attract and retain key service providers of NRC Group Holdings Corp. and its subsidiaries and to provide to such persons incentives and rewards for service and/or performance.

Eligibility. Non-employee directors, officers, employees, and other service providers of NRC Group Holdings Corp. and its subsidiaries will be eligible for awards, as selected by the Committee (as defined below); provided, that, incentive stock options may be granted only to employees. As of [•], 2018, we had approximately [•] non-employee directors, [•] consultants and [•] employees who would be eligible to participate in the Incentive Plan, if selected by the compensation committee of the NRC Board or such other committee designated by the NRC Board (the “Committee”) or its delegate. A written agreement between NRC Group Holdings Corp. and each participant will evidence the terms of each award granted under the Incentive Plan.

Number of Shares Authorized and Award Limit. Pursuant to the Incentive Plan, NRC Group Holdings Corp. has reserved an aggregate of [•] shares of common stock for issuance of awards to be granted under the Incentive Plan (all of which may be issued as incentive stock options). Non-employee directors may not be granted compensation having an aggregate maximum value at the date of grant that exceeds $[•]. NRC Group Holdings Corp. currently anticipates granting approximately 875,000 shares of common stock in the aggregate to employees under the Incentive Plan promptly following the Closing. The closing sale price of a share of our common stock as reported on the NYSE on September 20, 2018 was $10.19.

If any award granted under the Incentive Plan expires unexercised, is canceled, forfeited, settled in cash or unearned (in whole or in part), shares of our common stock subject to such award will again be made available for future grants under the Incentive Plan. Use of shares of our common stock to pay the required exercise price or tax obligations, or shares not issued in connection with settlement of an option or SAR, reacquired by NRC Group Holdings Corp. on the open market or otherwise using cash proceeds from the exercise of an option will not be available again for other awards under the Incentive Plan. If a participant elects to give up the right to receive compensation in exchange for shares of common stock based on fair market value, such shares of common stock will not count against the aggregate limit of shares authorized under the Incentive Plan to the extent permitted by applicable laws and regulations.

Administration. The Committee will administer the Incentive Plan. Among other responsibilities, the Committee will select participants and determine the type of awards to be granted to participants, the number of shares of common stock to be covered by awards and the terms and conditions of awards, interpret the Incentive Plan and awards granted thereunder, and make any other determination and take any other action that it deems necessary or desirable to administer the Incentive Plan. The Committee may delegate some or all of its power and authority under the Incentive Plan to the NRC Board (or any members thereof) or, subject to applicable law, to a subcommittee of the NRC Board, and member of the NRC Board, the Chief Executive Officer or other executive officer of NRC Group Holdings Corp. as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the NRC Board, the Chief Executive Officer or other executive officer of NRC Group Holdings Corp. with regard to the selection for participation in the Incentive Plan of an officer, director, or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

Amendment or Termination. Unless earlier terminated, the expiration date of the Incentive Plan will be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration will not affect awards then outstanding, and the terms and conditions of the Incentive Plan shall continue to apply to such awards. The NRC Board may amend or terminate the Incentive Plan at any time; provided, that, no such amendment or termination will be effective without stockholder approval if such approval is required by applicable law, rule or regulation, or such amendment seeks to modify the non-employee director compensation limit as described above. Any such amendment or termination that would materially impair the rights of any participant or any holder or beneficiary of any award granted under the Incentive Plan will not to that extent be effective without the consent of the affected participant, holder or beneficiary. None of the following actions can be taken under the Incentive Plan without approval of our stockholders: (i) amendment or modification to reduce the exercise price of any option or the base price of any SAR; (ii) cancel any outstanding option or SAR and replace it with a new option or SAR, other award or cash; or (iii) any other action that is considered a “repricing” for purposes of the stockholder approval rules of NYSE.

Options. The Committee may, in its discretion, grant incentive stock options and nonqualified stock options to participants. All options granted under the Incentive Plan will be nonqualified stock options unless the award agreement states that the option is an incentive stock option. Non-employee directors, officers, employees, and other service providers of NRC Group Holdings Corp. and its subsidiaries may be granted nonqualified stock options, but only employees of NRC Group Holdings Corp. and its subsidiaries may be granted incentive stock options. The Committee will determine the exercise price of options granted under the Incentive Plan. Subject to certain exceptions in connection with a corporate transaction, the exercise price of an incentive or nonqualified stock option will be at least 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of the common stock subject to the option on the date the option is granted. The Committee will determine, in its sole discretion, the terms of each option. Options may not be exercisable for more than ten years from the date they are granted and will not provide for any dividends or dividend equivalents thereon. Acceptable consideration for the purchase of the common stock issued upon the exercise of an option will be specified in the award agreement and may include cash, check, cash equivalents and/or shares of common stock, a reduction in the number of shares deliverable upon exercise and such other forms of consideration that the Committee may accept.

SARs. The Committee may, in its discretion, grant SARs to participants in the Incentive Plan. Generally, SARs permit a participant to exercise the right and receive a payment equal to the value of the common stock’s appreciation over a period of time in excess of the fair market value (the “base price”) of a share of common stock on the date of grant of the SAR. NRC Group Holdings Corp. may settle such amount in cash, in shares of our common stock valued at fair market value, or any combination thereof, as determined by the Committee and specified in the award agreement. SARs granted under the Incentive Plan will become exercisable and will expire in such manner and on such date(s) as determined by the Committee, with the term of the SAR not to exceed ten years from the grant date. The Committee will determine, in its sole discretion, the terms of each SAR. SARs granted under the Incentive Plan will not provide for any dividends or dividend equivalents thereon.

Restricted Stock. The Committee may, in its discretion, grant restricted stock to participants in the Incentive Plan. The Committee will determine, in its sole discretion, the terms of each grant of restricted stock. Subject to the terms of the award, the recipients of restricted stock generally will have the rights and privileges of a stockholder with respect to the restricted stock, including the right to vote the stock, on the grant date. Dividends, if any, paid by NRC Group Holdings Corp. with respect to awards of restricted stock prior to the time all restrictions and vesting conditions on the restricted stock have lapsed will be withheld by the Committee and distributed to the participant in cash or shares of common stock upon the release of the restrictions applicable to the underlying shares of restricted stock.

RSUs. The Committee may, in its discretion, grant RSUs to participants. An RSU is the right to receive shares of our common stock (or to the extent provided in the award agreement, cash or a combination of cash and common stock) following achievement of all vesting conditions and the lapse of all restrictions. The Committee will determine, in its sole discretion, the terms of each award of RSUs. Recipients of RSUs will not have the rights and privileges of a stockholder with respect to the common stock underlying such RSUs, including the right to vote the stock, until common stock in respect of the RSUs is actually issued to the participant following satisfaction of all vesting conditions. Dividends, if any, paid by NRC Group Holdings Corp. with respect to common stock underlying an award of RSUs prior to the time all restrictions and vesting conditions on the RSU have lapsed will be withheld by the Committee and distributed to the participant in cash or shares of common stock upon the release of the restrictions and vesting conditions applicable to the shares subject to the award. RSUs may be settled in shares of our common stock, cash or a combination thereof in the discretion of the Committee.

Other Stock-Based Awards. The Committee, in its discretion, may award unrestricted shares of our common stock, or other awards denominated in share of our common stock, to participants either alone or in tandem with other awards granted under the Incentive Plan. The Committee will determine, in its sole discretion, the terms of each other stock-based award.

Cash Incentive Awards, Performance Shares, and Performance Units. The Committee may, in its discretion, also grant performance shares, performance units and cash incentive awards to participants under the Incentive Plan. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. These awards, when granted under the Incentive Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level, or is at or above the target level but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of common stock, restricted stock, restricted stock units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of common stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant of performance shares, performance units or cash incentive awards will be evidenced by an award agreement which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. The performance period with respect to a cash incentive award, performance share, or performance unit will be a period of time determined by the Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant or in the event of a change in control of NRC Group Holdings Corp.

Management Objectives. Any award granted under the Incentive Plan may specify management objectives that must be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an award or (ii) as a condition to the vesting of the holder’s interest in the shares of common stock subject to an award or of payment with respect to an award, which objectives will include, but not be limited to, the following performance objectives measured on a company, subsidiary, business, operating unit or individual basis: cash flow; free cash flow; operating cash flow; earnings; market share; economic value added; achievement of annual operating budget; profits; profit contribution margins; profits before taxes; profits after taxes; operating profit; return on assets; return on investment; return on equity; return on invested capital; gross sales; net sales; sales volume; stock price; total stockholder return; dividend ratio; price-to-earnings ratio; expense targets; operating efficiency; customer satisfaction metrics; working capital targets; the achievement of certain target levels of innovation and/or development of products; measures related to acquisitions or divestitures or the formation or dissolution of joint ventures; corporate bond rating by credit agencies; debt to equity or leverage ratios; or other performance measures determined by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of NRC Group Holdings Corp., or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate.

Adjustments in Capitalization and Change in Control. In general, in the event of (1) any extraordinary cash dividend, stock dividend, stock split, combination of common stock, recapitalization or other change in the capital structure of NRC Group Holdings Corp., (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (3) any other corporate transaction or event having an effect similar to any of the forgoing, necessary or appropriate equitable adjustments (as determined by the Committee) will be made, including to the number of shares of common stock or other securities of NRC Group Holdings Corp. (or number and kind of other securities, consideration or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the Incentive Plan. In addition, in the event of a change in control, the Committee may provide in substitution for any or all awards outstanding under the Incentive Plan such alternative consideration (including cash), if any, it in good faith may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced. In connection with any of the foregoing events, the Committee may in its sole discretion elect to cancel outstanding options or SARs with an exercise price or base price that is equal to or less than the then current fair market value of our common stock without any consideration to the participant therefor.

Change in Control is generally defined in the Incentive Plan as any of the following events: (i) the date any one person, or more than one “person” acting as a group, acquires ownership of common stock possessing 35% or more of the then-outstanding shares of common stock or total voting power of NRC Group Holdings Corp.; (ii) individuals who as of the effective date of the Incentive Plan constitute the NRC Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date whose election or nomination for election was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this provision, considered as though such person were a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation or other disposition of all or substantially all of the assets of NRC Group Holdings Corp. unless, following such event, (a) shareholders of NRC Group Holdings Corp. immediately prior to such event beneficially own securities representing more than 66 2/3% of the then-outstanding common stock and the combined voting power of the then-outstanding voting securities of the surviving or continuing corporation, (b) no person (excluding any entity resulting from such event or any employee benefit plan sponsored or maintained by NRC Group Holdings Corp. or an affiliate) beneficially owns 30% or more of the then-outstanding common stock or combined voting power of the then-outstanding voting securities of the surviving or continuing corporation and (c) at least a majority of the members of the board of directors of the entity resulting from such event were members of the Incumbent Board; or (iv) approval by the stockholders of a complete dissolution or liquidation of NRC Group Holdings Corp. Notwithstanding the foregoing, in no event will the disposition of any portion of JFL Partners’ ownership interest in NRC Group Holdings Corp. alone be deemed to be a Change in Control for purposes of the Incentive Plan.

Clawback/Repayment. All awards granted under the Incentive Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by the NRC Board or the Committee and as in effect from time to time or (2) applicable law.

Transferability. Awards under the Incentive Plan will generally not be transferable except by will or the laws of descent and distribution.

No Right to Continued Employment. The Incentive Plan does not give any participant any right to be retained in the employ or service of NRC Group Holdings Corp. or any of its subsidiaries. NRC Group Holdings Corp. and its subsidiaries (as applicable) may at any time dismiss a participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Incentive Plan.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Incentive Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Incentive Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Incentive Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Incentive Stock Options. A participant who is granted an incentive stock option will not have federal income tax liability upon the grant of an incentive stock option and will not recognize regular taxable income when the incentive stock option is exercised. However, the participant will recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares, if the participant is subject to the alternative minimum tax in the taxable year of the exercise. A participant generally will recognize income in the year in which the participant disposes of the shares purchased under such incentive stock option. If the participant makes a “qualifying disposition,” the participant will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for the shares and NRC Group Holdings Corp. cannot take an income tax deduction with respect to those shares. A qualifying disposition occurs when the participant’s sale or other disposition of the shares takes place (a) more than two (2) years after the grant date of the incentive stock option and (b) more than one (1) year after the date the option was exercised for the particular shares involved in the disposition. In contrast, a disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied. Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the participant will recognize ordinary income at the time of the disposition in an amount equal to the excess of the lesser of (1) the amount realized upon that disposition and (2) the excess of the fair market value of the shares on the exercise date over the exercise price paid for those shares and NRC Group Holdings Corp. is entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes in connection with the disposition, subject to any applicable limitations under Section 162(m) of the Code.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option will not have federal income tax liability upon the grant of the nonqualified stock option, but will recognize ordinary income in the year in which the participant exercises the option in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares and NRC Group Holdings Corp. will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code. A participant will later also recognize a capital gain to the extent that the amount realized from the subsequent sale of the shares exceeds the participant’s basis in the shares.

Appreciation Rights (SARs). A participant who is granted a SAR will not have federal income tax liability upon the grant of the SAR, but will recognize ordinary income in the year in which the participant exercises the SAR in an amount equal to the amount of the cash or the value of the stock that is transferred to the participant upon exercise of the SAR and NRC Group Holdings Corp. will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

Restricted Stock. A participant who is granted an award of restricted stock will recognize taxable income when the substantial risk of forfeiture of the shares lapses, i.e., at the time of “vesting,” unless the participant makes an election to be taxed at the time of grant. Assuming such an election is not made, the taxable income will be equal to the fair market value of the shares of restricted stock when they vest over the amount, if any, paid for those shares and NRC Group Holdings Corp. will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code. The participant may elect under Section 83(b) of the Code to include as ordinary income in the year of the award an amount equal to the fair market value of the shares on the transfer date, less the amount, if any, paid for those shares. If the participant makes a Section 83(b) election, the participant will not recognize any additional income when the shares vest. If a Section 83(b) election is made, any appreciation in the value of the shares of restricted stock after the award is granted is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are later sold or transferred.If the participant makes a Section 83(b) election and the restricted stock is later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the shares are awarded to the participant.

Restricted Stock Units (RSUs). A participant who is granted a RSU generally will not recognize income when the RSU is granted or vested, but only when the RSU is settled. The participant will recognize ordinary income equal to the amount of the cash or the fair market value of the stock that the participant receives on settlement and NRC Group Holdings Corp. will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

Cash Incentive Awards, Performance Shares and Performance Units. No income generally will be recognized upon the grant of cash incentive awards, performance shares or performance units. Upon payment or settlement of cash incentive awards, performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received and NRC Group Holdings Corp. will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

Section 162(m). Section 162(m) of the Code generally limits a public company’s ability to deduct compensation paid in excess of $1 million during any taxable year to certain “covered employees”, which includes a company’s chief executive officer, chief financial officer and each of its other named executive officers. If an individual is determined to be a covered employee for any year beginning after December 31, 2016, then that individual will continue to be a covered employee for future years, regardless of changes in the individual’s compensation or position.

Withholding Taxes. To the extent NRC Group Holdings Corp. is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Incentive Plan, and the amounts available to NRC Group Holdings Corp. for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to NRC Group Holdings Corp. for payment of the balance of such taxes required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit.

New Plan Benefits. The benefits that will be awarded or paid under the Incentive Plan are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them.

Equity Compensation Plan Information

No equity awards of NRC Group Holdings Corp. were outstanding as of December 31, 2017 or are currently outstanding.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy is required for the adoption and approval of the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION AND APPROVAL OF THE NRC GROUP HOLDINGS CORP. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN.

NYSE Proposal

Overview

In connection with the Business Combination, we intend to effect (i) the issuance of shares of common stock to JFL Partners as part of the consideration pursuant to the Purchase Agreement, (ii) the issuance of up to 2,439,025 shares of Company common stock and up to 1,000,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock in the PIPE Financing and Backstop Commitment, the proceeds of which will be used to fund a portion of the Cash Component of the Total Purchase Price, (iii) the issuance by the Company of up to 1,951,220 shares of Company common stock and up to 300,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock to JFLCo or one or more of its affiliated investment funds pursuant to the JFL Subscription Agreement and (iv) the potential change of control of the Company in connection with the foregoing issuances of our common stock.

Why Hennessy Capital Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 712 and Section 713 of the NYSE American listing rules.

Under Section 712 and Section 713 of the NYSE American listing rules, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including (i) where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more, and (ii) if such issuance will result in a change of control of the issuer. The maximum aggregate number of shares of common stock issuable to JFL Partners pursuant to the Purchase Agreement and to the investors in the PIPE Financing, Backstop Commitment and JFL Subscription could represent greater than 20% of the voting power of our common stock before such issuance and could result in a change of control of Hennessy Capital under the NYSE American listing rules. As a result, stockholder approval of the issuance of shares of common stock issuable to JFL Partners and the investors in the PIPE Financing, Backstop Commitment and JFL Subscription is required under NYSE American listing rules.

Stockholder approval of the NYSE Proposal is also a condition to the Closing in the Purchase Agreement.

Reasons for the NYSE Proposal

For a description of Hennessy Capital’s reasons for the NYSE Proposal, see the section entitled “The Business Combination Proposal — Hennessy Capital’s Board of Directors Reasons for the Approval of the Business Combination.”

Vote Required for Approval

We may not consummate the Business Combination unless the NYSE Proposal is approved at the special meeting.

Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of common stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NYSE Proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal or the NYSE Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal or the NYSE Proposal. It is important for you to note that in the event that the Business Combination Proposal and, unless waived by JFL Partners, each of the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the NYSE Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 28, 2018 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Information About Hennessy Capital

General

We are a blank check company incorporated in Delaware in January 2017 formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to our entering into the Purchase Agreement, we sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses in the diversified industrial manufacturing, distribution and services sectors in the United States, although we were able to pursue a business combination outside these industries.

In June and July 2017, we consummated our initial public offering of 25,665,000 units (including with respect to 22,500,000 units which closed on June 28, 2017 and with respect to 3,165,000 units which closed on July 14, 2017 related to the partial exercise of the underwriters’ over-allotment option) at a price of $10.00 per unit, with each unit consisting of one share of our common stock and three-quarters of one warrant, with each whole warrant being exercisable to purchase one share of common stock at an exercise price of $11.50 per full share. The shares of our common stock sold as part of the units in our IPO are referred to in this report as our “public shares.” The units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of approximately $256,650,000. Prior to the consummation of our IPO, in March 2017, our Sponsor purchased 7,906,250 founder shares for a purchase price of $25,000, or approximately $0.003 per share. Thereafter, a portion of the founder shares were canceled, resulting in an aggregate of 6,468,750 founder shares outstanding (52,500 of which were forfeited by our Sponsor as a result of the partial exercise of the underwriters’ over-allotment option). In May 2017, our Sponsor transferred 75,000 founder shares to each of Messrs. Bell, Burns, Shea, O’Neil and DiMiccio, our independent directors, 250,000 founder shares to Mr. Petruska, our Executive Vice President, Chief Financial Officer and Secretary and 500,000 founder shares to Mr. Charlton, our President and Chief Operating Officer.

Our Sponsor’s investment and voting decisions are determined by Hennessy Capital LLC, as its managing manager. Daniel J. Hennessy, our Chief Executive Officer and Chairman, is the managing member of Hennessy Capital LLC.

Concurrently with the consummation of our IPO, the Sponsor purchased from the Company an aggregate of 9,600,000 warrants at a price of 1.00 per warrant (for an aggregate purchase price of approximately $9,600,000) in a private placement, which are referred to herein as the “placement warrants”). Each placement warrant entitles the holder to purchase one share of common stock at $11.50 per full share. After the payment of approximately $750,000 in expenses relating to our IPO (other than underwriting commissions), approximately $259,200,000 of the net proceeds of our IPO (or approximately $10.10 per unit sold in our IPO) and the private placement of the placement warrants were placed in a trust account with Continental Stock Transfer & Trust Company as trustee. All proceeds in the trust account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. Except for a portion of the interest income that may be released to us to pay any taxes, none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by December 28, 2018 (subject to the requirements of law). The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of June 30, 2018, there was $261.5 million held in the trust account (net of taxes payable) and approximately $0.88 million held outside the trust account available for working capital purposes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations until after the Business Combination. We intend to effect the Business Combination using cash held in our trust account and funds from the PIPE Financing, Backstop Commitment (if necessary) and JFL Subscription (if exercised).

Selection of a Target Business and Structuring of our Initial Business Combination

Under NYSE American rules, an initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our board has determined that the Business Combination satisfies such criteria. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we were not permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations. In any case, we determined that we would only complete an initial business combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $261.5 million on June 30, 2018 (net of taxes payable) and including anticipated additional interest and related tax accruals thereon through the Closing, the estimated per share redemption price is expected to be approximately $10.23 at the Closing. Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement relating to the stockholder vote on a Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. In addition, our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the shares sold in our IPO.

Employees

We currently have three officers and no other employees. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Daniel J. Hennessy	60	Chairman of the Board of Directors and Chief Executive Officer
Kevin Charlton	52	President, Chief Operating Officer and Director
Nicholas A. Petruska	32	Executive Vice President, Chief Financial Officer and Secretary
Bradley Bell	65	Director and Chairman of the Audit Committee
Richard Burns	65	Director
Daniel R. DiMicco	67	Director
James F. O’Neil III	60	Director
Peter Shea	67	Director and Chairman of the Compensation Committee

Daniel J. Hennessy, our Chairman and Chief Executive Officer since our formation, is also the Managing Member of Hennessy Capital LLC, an alternative investment firm he established in 2013. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (Nasdaq: BLBD), and since February 2015, has served as its Vice Chairman. From April 2015 to February 2017, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. II, or Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (Nasdaq: DSKE) and since February 2017, has served as its Vice Chairman. Since August 2018, Mr. Hennessy has served as a director of SIRVA Worldwide Relocation & Moving. From 1988 to 2016, Mr. Hennessy served as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle-market private equity investment firm he co-founded in 1988. Over a 25 year period, CHS invested $2.9 billion in nearly 400 operating companies. Mr. Hennessy has served as Chairman of the Board of Directors of various CHS portfolio companies that manufacture and/or distribute a broad array of products or provide services for the industrial, infrastructure, energy and packaging sectors including Thermon Group Holdings (NYSE: THR), a designer and manufacturer of heat tracing systems focused on the external application of heat to pipes, tanks and instrumentation from April 2010 to May 2011, Dura-Line Holdings, a producer of high-density polyethylene conduit and pipes from January 2012 to September 2014, Penhall International, a provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010, GSE Environmental, a supplier of geosynthetic liners and products, from May 2004 to December 2011, WNA, a designer and manufacturer of upscale plastic disposable tableware products, from 2002 to 2007 and Kranson Industries (n/k/a/ TricorBraun), a distributor of plastic and glass containers, from 1999 to 2004. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is well qualified to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy I and Hennessy II.

Kevin M. Charlton, our President and Chief Operating Officer since our formation and our Vice Chairman as of our initial public offering, is also is the Managing Partner of River Hollow Partners, a private equity firm he founded in July 2013 to focus on the lower mid-market. From October 2013 to February 2015, Mr. Charlton served as President, Chief Operating Officer and a member of the board of directors of Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (Nasdaq: BLBD), from January 2014 to February 2015 as a director. From April 2015 to February 2017, Mr. Charlton served as President and Chief Operating Officer, and since July 2015, as a member of the board of directors, of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (Nasdaq: DSKE). Mr. Charlton continues to serve on Daseke’s board of directors. From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., and led a team that oversaw its existing portfolio of North American investments. Prior to joining Macquarie Capital (USA) Inc. in August 2009, Mr. Charlton worked as Managing Director at Investcorp International, a mid-market private equity firm, from August 2002 to June 2009. Prior to joining Investcorp International in August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters. Mr. Charlton has served on the boards of over 20 private and public companies and their subsidiaries in a variety of roles, with significant industrial experience in businesses such as FleetPride, a distributor of aftermarket heavy-duty truck parts, Neptune Technologies, a manufacturer of water meters and metering systems, Synthetic Industries, a manufacturer of industrial fabrics, and Brek Manufacturing, an aerospace components manufacturer. Since January 2010 he has been a member of the Board of Directors of Spirit Realty Corporation (NYSE: SRC), a triple-net real estate investment trust that went public in September 2012, where he is a member of the Compensation and Governance Committees. Since August 2014, Mr. Charlton has served on the board of Dancing Deer Baking Company, a manufacturer of branded baked goods and a portfolio company of River Hollow Partners. Since March 2015, he has served as a member of the Board of Directors of Macro Energy, an advisory firm focused on high-efficiency lighting retrofits for commercial tenants and a portfolio company of River Hollow Partners. He received a Masters in Business Administration with honors from the Kellogg School of Management at Northwestern University in June 1995, a Masters of Science in Aerospace Engineering with Distinction from the University of Michigan in June 1990, and a Bachelor of Science in Engineering Cum Laude from Princeton University in June 1988. Mr. Charlton is well-qualified to serve as director due to his experience in private equity and public and private company governance, as well as his background in industrial business and his experience with Hennessy I and Hennessy II.

Nicholas A. Petruska, our Executive Vice President, Chief Financial Officer and Secretary since our formation, has served as the Vice President of Hennessy Capital LLC, the managing member of our Sponsor, since November 2013, in which position he advised Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (Nasdaq: BLBD), in connection with its initial public offering in January 2014. In addition, he worked closely with Hennessy I’s CEO and COO on transaction origination and initial assessments of potential target companies and led the due diligence assessment and transaction execution for Hennessy 1’s business combination, which was consummated in February 2015. From April 2015 to February 2017, Mr. Petruska served as Chief Financial Officer of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke Inc. (Nasdaq: DSKE). From July 2012 to July 2014,

Mr. Petruska served as an associate at CHS Capital, a Chicago-based middle market private equity investment firm, where he evaluated leveraged buyouts and structured equity investments across multiple sectors and monitored certain portfolio companies of CHS. From January 2010 to July 2012, Mr. Petruska served as an investment banking analyst for Morgan Stanley (NYSE: MS) in the mergers and acquisitions and corporate finance groups with a focus on diversified industrials and consumer retail. He holds a B.S. degree, summa cum laude, from Miami University with majors in Finance and Decision Sciences.

Bradley Bell has served as one of our independent directors and the chairman of our audit committee since our initial public offering. From January 2014 to February 2015, Mr. Bell served as a director and chairman of the Audit Committee of Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (Nasdaq: BLBD). From July 2015 to February 2017, Mr. Bell served as a director and chairman of the Audit Committee of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (Nasdaq: DSKE). Since October 2014, Mr. Bell has served as a director of MPM Holdings, Inc., a global manufacturer of silicones, quartz, and ceramics, where he has been Non-Executive Chair since December 2014. Since July 2015, Mr. Bell has served as a director and Chairman of the Audit Committee of The Chemours Company LLC (NYSE: CC), a chemical solutions company. From 2001 through 2015, he served as a director of IDEX Corporation (NYSE:IEX), a global industrial company with key growth platforms in Fluid Metering Technology and Health & Science Technology segments, where he chaired the Nominating and Corporate Governance Committee and Audit Committee and served on the Compensation Committee. From December 2003 through July 2015, he served as a director of Compass Minerals Corporation (NYSE:CMP), an international mining company with operations in salt and specialty nutrients, where chaired the Compensation Committee and Audit Committee and served on the Nominating and Corporate Governance Committee. From 2009 to 2015, he served as a director and Chairman of the Audit Committee of Coskata Company, a pre-revenue biomass startup with proprietary technology for the production of fuels and chemicals utilizing anaerobic microorganisms. From 2011 to 2014, Mr. Bell served as a director and chairman of the Audit Committee of Virent Corporation, a pre-revenue biochemical company with proprietary technology for producing plastics and other products from plant sugars. From November 2003 to December 2010, Mr. Bell served as Executive Vice President of Nalco Corporation, an industrial water treatment and energy services company. Mr. Bell has over 30 years combined experience as an executive in the technology and manufacturing industries, including positions at Rohm and Haas Company, Whirlpool Corporation and Bundy Corporation. Through his experience, Mr. Bell has developed financial expertise and experience in mergers and acquisitions, private equity and capital markets transactions. He has held directorships at publicly traded companies for over 25 years, during which he chaired governance, audit and compensation committees. Through his executive experience and board memberships, Mr. Bell has acquired training and experience in corporate governance and executive compensation. Mr. Bell received a B.S. in finance with high honors from the University of Illinois and a master of business administration degree with distinction from Harvard University. Mr. Bell is well qualified to serve as director due to his experience in public and private company governance and accounting, including his service on audit, nominating and corporate governance and compensation committees, including his experience with Hennessy I and Hennessy II.

Richard Burns has served as one of our independent directors since our initial public offering. From January 2014 to February 2015, Mr. Burns served as a director of Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (Nasdaq: BLBD). From July 2015 to February 2017, Mr. Burns served as a director of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (Nasdaq: DSKE). He also serves as a Senior Advisor to McKinsey & Company, consulting with telecom service providers, suppliers, and private equity investors, and has done so since April 2008. Mr. Burns also serves on the board of GeorgiasOwn Credit Union, a consumer retail financial services firm, since 2002. He served on the board of Unison Site Management, a cell site management firm, from March 2010 to June 2016. Mr. Burns has over 35 years of combined executive experience in telecommunications, including landline, broadband and wireless networks. He served as an officer of BellSouth from 2002 to 2006, holding a number of positions including Chief Integration Officer for Broadband Transformation, President of Bellsouth Broadband and Internet Services, and Chief Supply Chain Officer. He also served as an officer of AT&T from December 2006 to March 2008, as President of AT&T’s Wireless Network. Through his experience, Mr. Burns has developed expertise in operations, mergers, financial management, and private equity investment. Through his executive experience and board service Mr. Burns has acquired both experience and training in corporate governance, executive compensation, and finance. Mr. Burns received both his Bachelor and Master’s Degrees in Engineering from the University of Louisville, and an MBA from Vanderbilt University with Honors. Mr. Burns is well qualified to serve as a director due to his executive experience in large public companies, as well as his board experience in privately held firms and Hennessy I and Hennessy II.

Daniel R. DiMicco has served as one of our independent directors since our initial public offering. DiMicco has served as Chairman Emeritus of Nucor Corporation, a steel company, since December 2013. Mr. DiMicco served as Executive Chairman of Nucor Corporation from January 2013 until December 2013, and as Chairman from May 2006 until December 2012. He served as Chief Executive Officer from September 2000 until December 2012 and President from September 2000 until December 2010. Mr. DiMicco was a member of the Nucor board of directors from 2000 until 2013. Since 2007, he has served as a director of Duke Energy Corporation. Mr. DiMicco is a former chair of the American Iron and Steel Institute. Mr. DiMicco holds a B.S. in Engineering, Metallurgy and Materials Science from Brown University and a M.S. in Metallurgy and Materials Science from the University of Pennsylvania. Mr. DiMicco is well qualified to serve as a director due to his experience as a chief executive officer of a large industrial corporation.

James F. O’Neil III has served as one of our independent directors since our initial public offering. He was a Partner of Western Commerce Group from April 2016 to March 2018. In October 2017, Mr. O’Neil formed Forefront Solutions, LLC, a consulting company to the energy infrastructure industry. Mr. O’Neil served as the Chief Executive Officer and President of Quanta Services, Inc. from May 2011 to March 2016 and from October 2008 to March 2016, respectively. He previously served as Chief Operating Officer of Quanta Services from October 2008 to 2011. Earlier, Mr. O’Neil served as a Senior Vice President of Quanta Services with responsibility for Operations Integration & Audit from December 2002 to October 2008. He served as a Vice President of Operations Integration at Quanta Services from August 1999 to December 2002. Mr. O’Neil joined Quanta in 1999 and, throughout his tenure at Quanta, was responsible for various initiatives, including: renewable energy strategy; commercial and industrial operations; internal audit; and merger and acquisition initiatives, including oversight of the acquisition and integration of InfraSource, its largest acquisition. From 1980 to 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, lastly as Director, Global Deepwater Development. Mr. O’Neil has been a Director of FirstEnergy Corp. since January 2017. He also served as a Director of Quanta Services, Inc. from May 2011 to March 2016. Mr. O’Neil holds a B.S. in Civil Engineering from Tulane University, New Orleans in 1980. Mr. O’Neil is well qualified to serve as a director due to his extensive experience in commercial and industrial operations and with mergers and acquisitions execution and integration.

Peter Shea has served as one of our independent directors and the chairman of our compensation committee since our initial public offering. From January 2014 to February 2015, Mr. Shea served as a director and chairman of the Compensation Committee of Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (Nasdaq: BLBD). From July 2015 to February 2017, Mr. Shea served as a director and chairman of the Compensation Committee of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (Nasdaq: DSKE). Since January 2010, Mr. Shea has been a private equity advisor and an independent director for various companies. He has served as an operating partner of Snow Phipps Group, a private equity firm, since April 2013. He has been a director of Viskase Companies (OTCMKTS:VKSC), a supplier of cellulose and fibrous casings since October 2006, where he is currently chairman of the Audit Committee and previously served as chairman of the Compensation Committee. He has been a director of CVR Partners

LP (NYSE: UAN), a nitrogen fertilizer producer, since May 2014 where he is currently Chairman of the Environmental, Health and Safety Committee and a member of the Audit Committee. Since September 2015, Mr. Shea has served as chairman of the board of directors of Voltari Corporation (Nasdaq: VLTC), a commercial real estate company. Since May 2014, Mr. Shea has served as Chairman of the Board of Directors of FeraDyne Outdoors LLC, a private company which manufactures hunting and fishing accessories. Since November 2014, he has served as Chairman of Teasedale Foods, a private company and a processor of Hispanic food products. Since September 2017, Mr. Shea has served as Chairman of Decopac Inc., a private company, which is a B2B food processing supplier. Mr. Shea served as a Director of Trump Entertainment Resorts LLP from January 2016 to June 2017, where he was a member of the Audit Committee. From November 2011 to December 2016, Mr. Shea was an operating advisor for OMERS Private Equity. He served as a Director of Give and Go Prepared Foods, a food processor, from January 2012 until July 2016. He was a Director of CTI Foods, a processor of protein and soup products from May 2010 to July 2013. He previously served as a director of, Sitel Worldwide Corporation, a customer relationship marketing business, from October 2011 until September 2015. Mr. Shea has also served as a Director, Chairman, Executive Chairman, Chief Executive Officer, President or Managing Director of a variety of companies including Icahn Enterprises, H.J. Heinz Company Europe, John Morrell & Company, Specialty Meats Company, Grupo Polymer United Latin America, Roncadin GmbH, Premium Standard Farms, New Energy Company of Indiana and United Brands Company where he was Head of Global Corporate Development. He has an MBA from the University of Southern California and a BBA from Iona College. Mr. Shea is well qualified to serve as a director due to his experience in public and private company governance and private equity, including his service on numerous corporate boards and on audit and compensation committees, including his experience with Hennessy I and Hennessy II.

Stockholder Communications

Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Hennessy Capital Acquisition Corp. III, 3485 N. Pines Way, Suite 110, Wilson, Wyoming 83014. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

NYSE American listing standards require that a majority of our board of directors be independent. We anticipate that a majority of our board of directors will be independent as of the Closing. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Bell, Shea, Burns, O’Neil and DiMicco are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors believes that prior to the consummation of the Business Combination, the most effective leadership structure is for the Company’s Chief Executive Officer to serve as Chairman given that Mr. Hennessy is the founder, Chairman, Chief Executive Officer and Managing Member of our Sponsor and our Sponsor’s managing member, Hennessy Capital LLC, and has an extensive background in analyzing, reviewing and managing investments in companies in a variety of industries. By having Mr. Hennessy serve as the Chief Executive Officer and as Chairman, the board of directors believes that it enables Mr. Hennessy to ensure that the board of directors’

agenda responds to strategic challenges, that the board of directors is presented with information required for it to fulfill its responsibilities, and that board of directors meetings are as productive and effective as possible. The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Christian Swinbank will succeed Mr. Hennessy as our Chief Executive Officer and James O’Neil will succeed Mr. Hennessy and serve as Executive Chairman of the Board of Directors. See “Management After the Business Combination.”

The board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the board of directors including the procedures that the Company has adopted to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of Hennessy Capital’s financial statements and the independent audit thereof. The audit committee reserves time at each of its meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management.

Board of Directors and Committees

During the period from January 3, 2017 (inception) through December 31, 2017, our board of directors held two meetings and our audit committee held three meetings. Each of our directors attended 100% of the board meetings and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Bell, Burns and Shea currently serve as members of our audit committee. Mr. Bell serves as chairman of the audit committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Bell, Burns and Shea are each independent under applicable NYSE American and SEC rules.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Bell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•         the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

•         pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•         reviewing and discussing with the independent registered accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•         setting clear hiring policies for employees or former employees of the independent registered accounting firm;

•         setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•         obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•         reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•         reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The board of directors has formed a compensation committee of the board of directors. The current members of our Compensation Committee are Messrs. Shea, Bell and Burns, and Mr. Shea is the current chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•         reviewing and approving the compensation of all of our other executive officers;

•         reviewing our executive compensation policies and plans;

•         implementing and administering our equity-based remuneration plans;

•         assisting management in complying with our SEC filings;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•         producing a report on executive compensation to be included in our annual proxy statement; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE American and the SEC.

Other Board Committees

Our board of directors intends to establish a nominating and corporate governance committee and adopt a written charter for this committee upon consummation of the Business Combination. Prior to such time, we do not intend to establish this committee; however, all of our independent directors will address any nomination process, as required by the rules of NYSE American, prior to such time that we establish the committee. The board of directors believes that all of our independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee.

Code of Conduct and Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Copies of our Code of Ethics and our audit committee and compensation committee charters are available, without charge, upon request from us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished since the effective date of our IPO, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same.

Executive Compensation

In connection with our IPO, we agreed to compensate Messrs. Hennessy and Charlton, our Chief Executive Officer and President, respectively, monthly deferred fees of $100,000 and $50,000, respectively, all payable upon the successful completion of our initial business combination. Subsequent to December 31, 2017, in March 2018, our Compensation Committee resolved that any deferred compensation payable to Messrs. Hennessy and Charlton upon the closing of our initial business combination, including amounts already accrued, would be determined by the Compensation Committee in its sole discretion. Because the amount of the compensation, if any, to be paid to Messrs. Hennessy and Charlton is no longer known and is subject to the discretion of the Compensation Committee, the Company has (i) ceased accruing such compensation as of October 1, 2017 and (ii) reversed approximately $485,000 of deferred fees payable to these officers that had been accrued to our financial statements as of September 30, 2017.

We pay Mr. Petruska, our Chief Financial Officer, $25,000 per month for his services until the consummation of the initial business combination, of which 50% is payable upon the successful completion of our initial business combination. All such deferred amounts would be paid from the funds released to us after the consummation of our initial business combination. Commencing on June 28, 2017 through the earlier of consummation of our initial business combination and our liquidation, we have paid an affiliate of our sponsor a total of $15,000 per month for office space, utilities and secretarial support. Our sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-Business Combination company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, by a compensation committee of our board of directors. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Management After the Business Combination.”

After the Closing, provided that the Director Election Proposal is approved, Messrs. Hennessy and Charlton will continue to be directors of the Company. Additionally, some or all of our executive officers and directors may negotiate consulting arrangements to remain with us after the Business Combination. We do not believe that the ability of our management to remain with us after the consummation of the Business Combination was a determining factor in our decision to proceed with the Business Combination.]

Fees and Services

The firm of WithumSmith+Brown, PC has acted as our independent registered public accounting firm.

The following is a summary of fees paid to our independent registered public accounting firm for services rendered through December 31, 2017:

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees billed by Withum for professional services rendered for the audit of our annual financial statements and review of the financial information included in our Forms 10-Q for the year ended December 31, 2017 totaled approximately $40,500. The Company incurred approximately $59,500 related to audit services in connection with our initial public offering. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the year ended December 31, 2017, we did not pay Withum for consultations concerning financial accounting and reporting standards.

Tax Fees

The aggregate fees billed by Withum for tax compliance services for the year ended December 31, 2017 totaled approximately $2,500.

All Other Fees

We did not pay Withum for other services for the year ended December 31, 2017.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Hennessy Capital Management’s Discussion and Analysis of Financial
Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Hennessy Capital included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Hennessy Capital Acquisition Corp. III. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on January 3, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash from the proceeds of our IPO and the sale of the placement warrants that occurred concurrently with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

On June 25, 2018, we entered into the Purchase Agreement with JFL Partners. The Purchase Agreement provides for the acquisition by us of all of the issued and outstanding membership interests of NRC Group from JFL Partners with NRC Group becoming a direct wholly owned subsidiary of the Company.

NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group’s broad range of capabilities enable it to provide global reach to meet the critical, non-discretionary needs of its more than 5,000 customers across diverse industries and end markets to ensure compliance with environmental, health and safety (“EH&S”) laws around the world. NRC Group was established in June 2018 after the completion of the long-anticipated combination of NRC and Sprint, who while operating separately, had been working together under a Collaboration Agreement since 2015 until such time that the two businesses were formally combined. Both companies were under common ownership of investment affiliates of JFLCo.

Pursuant to the Purchase Agreement, the aggregate purchase price for the proposed Business Combination is $662.5 million subject to adjustments for (i) NRC Group’s cash, debt, and net working capital, (ii) certain other unpaid transaction expenses (other than NRC Group’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), (iii) expenses paid by JFL Partners or its affiliates (including NRC Group) on behalf of the Company, (iv) pre-Closing income taxes, (v) the Excess Capital Expenditures Adjustment (as defined below), and (vi) the Aggregate Acquisition Adjustment (as defined below) (the purchase price and final adjustments as of the Closing being the “Total Purchase Price”) and any potential post-Closing payment amounts (as described below). The Total Purchase Price consists of the Cash Component and an Equity Component, as described more fully elsewhere in this proxy statement.

The Business Combination also calls for additional agreements, including, among others, the Voting and Support Agreement, as described elsewhere in this proxy statement.

We have entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with the Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. We estimate that our total transaction costs for the Business Combination will aggregate approximately $18.5 million (assuming the redemption of approximately 16% of our outstanding public shares as described elsewhere in this proxy statement and prior to any expenses that may be incurred in connection with the JFL Subscription and including the deferred underwriting commissions from our IPO) or $19.8 million (assuming the redemption of 100% of our outstanding public shares as described elsewhere in this proxy statement and prior to any expenses that may be incurred in connection with the JFL Subscription and including the deferred underwriting commissions from our IPO). A substantial portion of these costs (including contingent or success fees and ongoing accrued transaction costs, but not the $9.6 million in deferred underwriters’ commissions) will be charged to operations in the quarter that the Business Combination is consummated. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the trust account.

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations.” The Company will be considered the accounting acquirer.

Results of Operations

For the period from January 3, 2017 (date of inception) to June 30, 2018 our activities consisted of formation and preparation for the Public Offering and subsequent to the Public Offering, efforts have been directed toward locating and completing a suitable Business Combination. As such, we had no operations or significant operating expenses until July 2017.

Our normal operating costs include costs associated with our search for an Initial Business Combination, costs associated with our governance and public reporting, state franchise taxes of approximately $17,000 per month (see below), a charge of $15,000 per month from our Sponsor for administrative services and approximately $25,000 per month ($12,500 of which is deferred as to payment until closing of our Initial Business Combination) for compensation to our Chief Financial Officer. In addition, since our operating costs are not expected to be deductible for federal income taxes, we expect to be subject to federal income taxes on the income from the Trust Account less franchise taxes. Such federal income taxes would approximate $825,000 per year based on the level of interest income experienced in the six months ended June 30, 2018 on the average balance in the Trust Account. Further, we incur approximately $50,000 per quarter ($100,000 per six months) in franchise taxes. However, we are permitted to withdraw interest earned from the Trust Account for the payment of federal income taxes and franchise taxes. In the three months ended June 30, 2018, our costs increased significantly, as we expected due to professional and consulting fees and travel associated with evaluating various Initial Business Combination candidates and moving forward with agreements and preparation for a stockholders meeting to approve the Business Combination. Such costs were approximately $2,300,000 in the three and six months ended June 30, 2018. Further, now that we have entered into agreements for the Business Combination, our costs are expected to continue at an increased level in connection with closing the Business Combination as well as additional professional, due diligence and consulting fees and travel costs that are required in connection with the Business Combination.

Despite incurring operating costs of $2,667,000 and $2,963,000, respectively, in the three and six months ended June 30, 2018, approximately $2,300,000 of such costs were related to the Business Combination and relate primarily to services by providers (other than our independent public accountants) who have agreed to defer their payment until the closing of the Business Combination. As such, cash used in operations for the six months ended June 30, 2018 was approximately $1,387,000 (before reimbursement from our trust account for taxes paid of approximately $916,000 on interest income in our trust account). Further, the Company believes that it has sufficient cash to complete the Business Combination. See also “—Liquidity and Capital Resources” below regarding commitments.

Our Public Offering and Private Placement closed on June 28, 2017 and, with respect to the partial exercise of the underwriters’ over-allotment option, on July 19, 2017 as more fully described in “Liquidity and Capital Resources” below. The proceeds in the Trust Account were invested in a money market fund that invests solely in direct U.S. government obligations meeting the applicable conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended. In July 2017, the money market fund was largely liquidated and the trust assets were invested in U.S. government treasury bills which matured on December 21, 2017 (and were re-invested in U.S. government treasury bills that matured in May 2018) and January 11, 2018 (and were re-invested in U.S. government treasury bills maturing in May 2018) and yielded approximately 1.4% on a yearly basis. At June 30, 2018, the Trust Account is invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. Interest on the Trust Account was approximately $1,040,000 and $1,962,000 for the three and six months ended June 30, 2018.

Liquidity and Capital Resources

On June 28, 2017, we consummated the Public Offering of an aggregate of 22,500,000 Units at a price of $10.00 per unit generating gross proceeds of approximately $225,000,000 before underwriting discounts and expenses. Simultaneously with the consummation of the Public Offering, we consummated the Private Placement of 9,600,000 Placement Warrants, each exercisable to purchase one share of our common stock at $11.50 per share, to the Sponsor, at a price of $1.00 per Placement Warrant, generating gross proceeds, before expenses, of approximately $9,600,000. On July 19, 2017, the Company closed on the underwriters’ over-allotment option of 3,165,000 units (a partial exercise), increasing the aggregate initial public offering amount by approximately $31,650,000 to approximately $256,650,000. The partial exercise of the underwriters’ over-allotment option resulted in the forfeiture of 52,500 shares by the Sponsor. In addition, the Company incurred an additional deferred underwriting fee of approximately $1,741,000, and approximately $42,000 of other offering costs, and transferred approximately $316,500 of its funds outside the Trust Account to the Trust Account.

The net proceeds from the Public Offering and Private Placement was approximately $261,030,000, net of the non-deferred portion of the underwriting commissions of $4,500,000 and offering costs and other expenses of approximately $720,000. $259,216,500 of the proceeds of the Public Offering and the private placement were deposited in the Trust Account and are not available to us for operations (except amounts to pay taxes). At June 30, 2018, we had approximately $882,000 of cash available outside of the Trust Account to fund our activities until we consummate an Initial Business Combination.

Until the consummation of the Public Offering, the Company’s only sources of liquidity were an initial purchase of shares of our common stock for $25,000 by the Sponsor, and a total of $300,000 loaned by the Sponsor against the issuance of an unsecured promissory note (the “Note”). These loans were non-interest bearing and were paid in full on June 28, 2017 in connection with the closing of the Public Offering.

The Company has entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with its Business Combination. The services under these engagement letters and agreements are material in amount and in some instances a significant component consists of contingent or success fees. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account.

The Company believes that it has sufficient working capital at June 30, 2018 to fund its operations through December 2018.

The Company has only until December 28, 2018 to complete the Initial Business Combination. If the Company does not complete an Initial Business Combination by December 28, 2018, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (and less up to $100,000 of interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and each of the Company’s officers and directors, each of whom holds founder shares (collectively the “initial stockholders”), have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their founder shares; however, if the initial stockholders or any of their affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an Initial Business Combination within the required time period.

This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 28, 2018.

In the event of such liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any agreements for non-financial assets.

Contractual obligations

At June 30, 2018, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. In connection with the Public Offering, we entered into an Administrative Services Agreement with Hennessy Capital LLC, an affiliate of our Sponsor, pursuant to which the Company pays Hennessy Capital LLC $15,000 per month for office space, utilities and secretarial support.

In addition, commencing on June 23, 2017 (the date the Company’s securities were first listed on the NYSE American), the Company has agreed to compensate its Chief Financial Officer $25,000 per month prior to the consummation of the Initial Business Combination, of which 50% is payable in cash currently and 50% in cash upon the successful completion of the Initial Business Combination. Approximately $153,000 and $78,000, respectively, has been included in other accrued liabilities for the deferred compensation of the Chief Financial Officer at June 30, 2018 and December 31, 2017.

Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying or accruing these monthly fees.

The Company has entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with its Business Combination. The services under these engagement letters and agreements are material in amount and in some instances a significant component consists of contingent or success fees. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account. Contingent or success fees (but not deferred underwriting compensation) would be charged to operations in the quarter that an Initial Business Combination is consummated.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with United States Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period (after deducting shares that were subject to forfeiture in connection with the Public Offering), plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. Shares of common stock subject to possible redemption have been excluded from the calculation of basic loss per share for the three and six months ended June 30, 2018, for the three months ended June 30, 2017 and for the period from January 3, 2017 (date of inception) to June 30, 2017 since such shares, if redeemed, only participate in their pro rata share of the Trust Account. The Company has not considered the effect of warrants to purchase 28,848,750 shares of common stock sold in the Public Offering and the concurrent private placement in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. For the three and six months ended June 30, 2018, the three months ended June 30, 2017 and for the period from January 3, 2017 (date of inception) to June 30, 2017, the fully diluted calculation does not include the shares subject to redemption because they would be antidilutive.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed financial statements.

Public Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A- “Expenses of Offering.” Public Offering costs of approximately $14,836,000 consist of underwriters’ discounts of approximately $14,116,000 (including approximately $9,616,000 of which payment is deferred) and approximately $720,000 of professional, printing, filing, regulatory and other costs associated with the Public Offering were charged to additional paid in capital upon completion of the Public Offering in June and in July 2017.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account, net of taxes. The Company’s costs are generally considered start-up costs, which are not currently deductible, and, beginning in the three months ended June 30, 2018, Business Combination costs, many of which may not be deductible for income tax purposes. During the three and six months ended June 30, 2018 the Company recorded income tax expense of approximately $210,000 and $402,000 primarily related to interest income earned on the Trust Account net of franchise taxes accrued. The Company’s effective tax rate for the three and six months ended June 30, 2018 was approximately 13% and 40%, respectively, which differs significantly from the expected 21% tax rate due to the start-up costs (discussed above) which are not currently deductible and the Business Combination costs (also discussed above), many of which may not be deductible. There was no tax provision for the three months ended June 30, 2017 and for the period from January 3, 2017 (date of inception) to June 30, 2017 because there was no interest income during that period. On December 22, 2017, the Tax Cut and Jobs Act was enacted into law resulting in a reduction in the federal corporate income tax rate from 35% to 21% for years beginning in 2018. At June 30, 2018 and December 31, 2017, the Company has a deferred tax asset of approximately $260,000 and $120,000, respectively, (which reflects the lower 21% rate under which those deferred taxes would be expected to be recovered or settled) primarily related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at June 30, 2018 and December 31, 2017.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2018 or December 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2018 or December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock

All of the 25,665,000 shares of common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

At June 30, 2018, 24,288,851 of the 25,665,000 Public Shares were classified outside of permanent equity at redemption value.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Information About NRC Group

The following description of the business of NRC Group is presented on a combined basis after giving effect to the combination of NRC and Sprint that occurred in June 2018. The consolidated financial statements of NRC and Sprint have been combined and retrospectively recast for all periods presented in the consolidated financial statements because the Dividend Recapitalization and related combination of NRC and Sprint was between entities under common control. See “Selected Historical Financial Information of NRC Group.”

General

NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group’s broad range of capabilities enable it to provide global reach to meet the critical, non-discretionary needs of its more than 5,000 customers across diverse industries and end markets to ensure compliance with environmental, health and safety (“EH&S”) laws around the world. NRC Group was established in June 2018 after the completion of the long-anticipated combination of NRC and Sprint, who while operating separately, had been working together under a Collaboration Agreement since 2015 until such time that the two businesses were formally combined. Both companies were under common ownership of investment affiliates of JFLCo.

For the year ended December 31, 2017, and the six months ended June 30, 2018, NRC Group’s historical combined operating revenue was $277.6 million and $152.9 million, respectively, historical combined net income (loss) was $5.7 million and $(0.6) million, respectively, and Adjusted EBITDA was $68.8 million and $35.5 million, respectively. Adjusted EBITDA is not a recognized measure under GAAP. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Credit Facility — Liquidity and Operational Covenants — Non-GAAP Financial Measures” contained elsewhere in this proxy statement.

NRC Group Business

NRC Group operates primarily in three business categories: (1) standby services, (2) environmental services, and (3) waste disposal services.

Standby Services

NRC Group is the only global provider of commercial standby oil spill compliance and emergency response services, or “standby services,” in the United States and internationally. NRC Group’s standby services customers pay annual retainer fees under long-term or evergreen contracts for access to regulatory certifications, specialized assets and highly trained personnel who are on call 24/7 to respond to an oil spill or other hazardous materials emergency response events. NRC Group’s standby services are low cost, with the average retainer payment less than $20,000, but are of very high value to its customers.

NRC Group’s standby services division is the only national commercial Oil Spill Response Organization (“OSRO”) in the United States. In addition, NRC Group holds the highest oil spill contractor classification offered by the USCG. NRC Group’s standby services division maintains an installed base of specialized oil spill response equipment and has highly trained personnel around the United States and internationally to ensure rapid response capabilities. NRC Group provides government-mandated standby compliance solutions to more than 2,000 customers that cover approximately 20,000 assets, including tank and non-tank vessels, barges, petrochemical facilities, pipelines, refineries and other assets. NRC Group’s specialized fleet, highly-trained personnel and dedication to efficient, safe service delivery has resulted in over 99% annual customer retention and an average customer tenure of over 12 years. Contracts with terms of five years or more accounted for over 80% of NRC Group’s standby services revenue, while over half came from contracts with durations of ten or more years. NRC Group’s superior service and value proposition for its customers has resulted in an estimated 75% market share in the vessel standby market (based on a commissioned report by an industry expert) which combined with independent refineries constitutes NRC Group’s core standby market.

Additionally, the internal standby services capability is augmented by NRC Group’s network of approximately 140 independent contractors throughout the United States to ensure expedient response times in any location. These independent contractors provide both people and, if required, equipment, to meet the immediate needs of NRC Group’s customers. Contractors must meet stringent requirements to become part of NRC Group’s network and are paid only when an event occurs and, as such, they do not receive any of NRC Group’s annual standby retainer payments.

OPA-90, a regulatory framework for the protection of the environment from oil spills, mandates certain oil spill response coverage for companies that store, transport, produce or handle petroleum and certain non-petroleum oils on or near U.S. waters. Furthermore, other federal, state and municipal regulations govern oil spill response readiness, and NRC Group is the only commercial provider of standby services that satisfies the requirements of both OPA-90 and the other federal, state and municipal requirements. In addition, NRC Group’s global response service offers existing customers global spill coverage and provides the capability to respond to an event anywhere in the world. Demand for these services is expected to continue to grow as domestic and international oil and gas production and exports continue to increase.

NRC Group’s standby services division is a high-margin, recurring retainer-based business model that provides opportunity for incremental marine spill response revenue. To the extent a standby services retainer customer has a spill incident, NRC Group coordinates and manages the spill response by leveraging both internal resources and its independent contractor network. NRC Group generates incremental revenue with respect to services provided through internal resources and independent contractors on all response events, which is in addition to the annual retainer payments it receives. During a typical year, NRC Group responds to approximately 40 to 50 spills globally, but the majority of its revenue is derived from the retainer payments that it receives from its customers year-after-year which are independent of activity levels and for services that are government mandated.

NRC Group’s standby services required a substantial upfront investment, but subsequently are relatively low cost to operate. As a result, segment contribution margin is very high, with the majority of incremental revenue flowing through to Adjusted EBITDA given the expansive infrastructure that is already in place. These services are government-mandated for NRC Group’s customers and serve as a low-cost yet invaluable “insurance policy” in the event of an incident. High barriers to entry driven by high cost of failure, necessity of scale, and regulatory certification requirements has resulted in minimal competition and no new market entrants since market inception. Marine Spill Response Corporation (“MSRC”), a not-for-profit, USCG-classified OSRO, is the only other national OSRO provider with which NRC Group competes.

Environmental Services

NRC Group is one of the most comprehensive providers of essential environmental and industrial services to energy, engineering and construction, environmental, health care, industrial, maritime, railroad and other customers across the globe annually. NRC Group’s management believes that NRC Group is one of only five companies in the United States that provide environmental services on a national scale and scope, with the majority of the industry consisting of over 3,000 smaller local and regional firms.

NRC Group performs more than 20,000 projects annually for over 3,000 customers, which include multi-national corporations and municipalities across numerous geographies and end markets. NRC Group’s environmental services customers’ utilization of NRC Group for routine maintenance and response services results in a highly visible, recurring revenue stream. These environmental services result in a high-frequency, non-discretionary, small-ticket suite of recurring services across a broad base of customers.

Its comprehensive suite of generally non-discretionary, day-to-day specialized environmental and industrial services, or “environmental services,” includes:

•         industrial cleaning,

•         hazardous waste management,

•         waste transportation and disposal,

•         marine cleaning,

•         salvage support,

•         petroleum storage tank removal,

•         pipeline repair,

•         site remediation services,

•         land-and marine-based emergency response, and

•         specialized equipment rental.

Waste Disposal Services

NRC Group’s waste disposal services serve a principally upstream customer base. NRC Group owns and operates a Railroad Commission of Texas-permitted landfill facility that operates 24/7 and is designed specifically for oil and gas waste streams. NRC Group’s existing landfill is, and management expects planned landfill facilities to be, constructed to RCRA Subtitle D specifications, which is a standard that exceeds what is required for oil and gas waste streams which is highly valued by NRC Group’s waste disposal customers. NRC Group’s management believes waste disposal costs typically represent less than 1% of the total cost of drilling, but waste can cause a complete shutdown of the rig without proper disposal, which results in meaningful lost revenue and incremental costs for the operator. NRC Group’s facility is capable of handling the full complement of oil and gas streams including (collectively referred to as “waste disposal services”):

•         oil-and water-based cuttings and muds,

•         tank-bottom sediment and produced frac sands,

•         contaminated soils,

•         gels, cements or other liquids containing solids, and

•         other production-related waste.

This facility is strategically located in the core of the Eagle Ford Shale Basin in Karnes County, Texas. Set on approximately 390 contiguous acres, NRC Group’s facility has capacity for foreseeable demand across multiple decades, including approximately 70 acres immediately available for development and another 200 acres available for future expansion. As of June 30, 2018, the facility, which also provides on-site tank and truck washout services, has processed more than 50,000 loads since its July 2016 opening, with approximately 20 daily active blue-chip customers. This facility has a demonstrated history of meaningful market share gain driven by its unique value proposition for its customers. As illustrated in the chart below, since June 30, 2017 through June 30, 2018, disposal volume at the Karnes Facility has increased by approximately 20% despite rig counts in the Eagle Ford basin declining by approximately 2% over the same time period.

Additionally, NRC Group has three pending permits for waste disposal sites in the Permian Basin, which would provide NRC Group with strategic access to existing and new customers in the Delaware and Midland Basins. Each site is modeled off the successful design and execution of NRC Group’s facility in Karnes County. NRC Group estimates a new facility can be constructed and commence operations within six months following the receipt of permit. NRC Group maintains existing relationships with the majority of the key operators in the Permian Basin through its current environmental services offering. The specific locations of the three pending waste disposal sites were selected based on direct conversations and feedback from these existing customers who are anticipated to serve as anchor accounts. NRC Group believes that its waste disposal facilities generate attractive unit economics. NRC Group currently expects that approximately $60 million has been or will be invested in its current waste disposal facility and the three planned waste disposal sites (including the amounts already invested in Karnes) and NRC Group’s management believes that the three pending sites have potential to generate operational results similar to those that have been achieved at the current Karnes facility once fully operational. NRC Group believes that this results in a relatively low risk investment with a payback period of four to five quarters, on average, and attractive returns on invested capital with an average useful life of a facility measured in decades.

NRC Group’s existing and planned disposal facilities are strategically located in what it believes are highly attractive sub basins, specifically within the Eagle Ford and Permian Basins, with historically attractive economics for operators. In the Eagle Ford and Permian Basins, breakeven costs have continued to move lower driven primarily by advances in technology, efficiency gains and well performance resulting in lower costs of extraction. As reflected in the table below, NRC Group operates or plans to operate disposal facilities in the Eagle Ford and Permian Basins. These basins typically have some of the lowest breakeven prices per barrel as compared to non-Eagle Ford and Permian Basins which are reflected as “other” in the table below. Further, the current West Texas Intermediate (“WTI”) price is currently much higher than the breakeven oil prices in the areas in which NRC Group operates, or plans to operate, disposal facilities.

NRC Group’s Strengths and Strategy

Competitive Strengths

Comprehensive Service Offering

NRC Group’s unique scope and breadth of non-discretionary, mission-critical services allow it to provide integrated environmental and industrial service solutions to more than 5,000 customers worldwide. NRC Group provides its customers with a single point of contact to handle the full scope of their planned and unplanned environmental and industrial service needs. These services are complemented by NRC Group’s excellent safety record, its capability for 24/7 emergency response, and its market-leading regulatory accreditations, fleet management and environmental compliance. Further, NRC Group’s service offerings are complemented by industry-leading infrastructure that includes specialized equipment, strategic disposal facilities, a 24/7 operations center and multi-mode service capabilities.

National Scale with Global Service Capabilities

NRC Group is one of the only providers offering comprehensive and non-discretionary environmental and regulatory compliance services on a global scale, with the majority of the industry consisting of over 3,000 smaller local and regional firms. This is accomplished through its more than 80 locations in the United States and approximately 20 additional locations across seven countries, as well as through leveraging its broad network of independent contractors, which includes more than 140 emergency response companies with over 500 locations. Additionally, NRC Group’s marine resource network provides NRC Group with priority access to an extensive network of marine assets, and its aerial resource network enables NRC Group to coordinate cargo logistics and dispersant services with priority access to more than 30 helicopters and 15 fixed-wing planes. NRC Group’s rapid response capabilities and strategically-located facilities enable it to rapidly deploy assets and personnel within 24 hours depending on the proximity of necessary equipment.

Specialized Asset Base and Essential Regulatory Certifications

NRC Group has established a market leading position with a global presence, broad service offering, specialized asset base and essential regulatory certifications. Leveraging a footprint of over 100 domestic and international locations augmented with an independent contractor network, NRC Group is the only global provider able to respond to any environmental event, anytime and anywhere its customers need. NRC Group maintains a highly specialized base of unique equipment that is not readily available today. Replacing or replicating NRC Group’s fleet of vessels and barges would be difficult and costly given that these assets are not purchased “off-the-shelf.” For example, NRC Group’s vessels are customized with oil spill recovery equipment and other vessel modifications specifically designed to enhance NRC Group’s effectiveness. In addition, NRC Group’s oil spill response vessels are 110+ feet in length (excluding smaller craft and boats) and there is currently no original equipment manufacturer of these vessel types with NRC Group’s specifications at these lengths. To replace or replicate a current NRC Group vessel would require NRC Group or a new market entrant to find available vessels for sale from a limited supply and retrofit it to NRC Group’s specifications.

NRC Group’s average fleet age is over 40+ years. However, because NRC Group’s vessels and barges are required by the USCG to be dry-docked two times every five years, the fleet age is not a useful indicator on the life of the vessel or barge. NRC Group’s vessels and barges are updated, fixed and rebuilt while dry-docked. A substantial update while dry-docked could potentially add 20-30 years of useful life to a vessel. In addition, NRC Group’s vessels and barges are on standby and operated at lower utilization levels. This low utilization reduces maintenance costs and extends the life of NRC Group’s fleet.

NRC Group has over $150 million in insured value of vessels, marine equipment, vehicles, rolling stock and other equipment that requires extensive training and expertise to operate. NRC Group’s management believes it would cost significantly more than $150 million for a potential new entrant to replicate NRC Group’s fleet today. Additionally, NRC Group has invested, or plans to invest, over $60 million in its current waste disposal facility and three planned waste disposal facilities.

Federal, state and local legislation and other environmental agencies require numerous certifications and accreditations. These certifications are often cost and time prohibitive to gain and require expensive multi-step, complex permitting processes. NRC Group has decades of experience successfully permitting and maintaining regulatory compliance. Certain of NRC Group’s barges have also been grandfathered into certain regulatory requirements. For example, new regulations requiring new barges to be built with double hulls do not impact NRC Group’s current fleet. However, future regulations and legislation could make it more difficult or increase costs for others looking to enter the market and could increase NRC Group’s costs if it requires modifications or replacement to NRC Group’s current specialized asset base.

NRC Group’s entrenched market position would be extremely difficult to replicate for a new market entrant. Even if a competitor was able to invest hundreds of millions of dollars required for the equipment and facilities and spend years gaining the prerequisite certifications, customers would still be reluctant to risk switching providers to someone without NRC Group’s established reputation and experience given the potentially high profile nature of an incident.

____________

Note: Value shown as current insured value of Vessels and Marine Equipment; Vehicles & Rolling Stock; and Other Equipment. Waste Disposal assets represent the total amount expected to be invested in the existing and planned facilities. Does not include impact of Cleanline and SWS acquisitions.

Compelling Financial Model with Track Record of Consistent Revenue Growth Across Economic Cycles

Non-discretionary and regulatory-driven demand for NRC Group’s services drives highly recurring revenue and growth opportunities. NRC Group has a demonstrated history of stability with consistent performance through economic cycles, as demonstrated by its performance through the Great Recession in 2008 through 2011, where revenues remained relatively constant, and through commodity price cycles, with strong growth from 2012 through 2017 despite significant volatility in oil prices.

Each division is highly complementary and drives exceptional margins. NRC Group’s standby services are relatively-low cost to operate, yet are highly valuable and mandatory for customers. NRC Group’s environmental services represent high frequency, small projects that create diversity and stability. These services support a highly diversified customer base across a wide variety of geographies and end markets. In addition to helping establish entrenched customer relationships, these services help to offset the overhead for maintaining an expansive facilities footprint required to support standby services customers. NRC Group’s waste disposal services drive industry-leading margins through our differentiated capabilities. This attractive margin profile coupled with minimal capital expenditures have driven exceptional free cash flow generation. In addition, going forward, NRC Group management expects free cash flow conversion to increase as its four planned waste disposal facilities become fully operational in the next few years given the anticipated attractive financial profile of these facilities.

End Market Diversification and Minimal Customer Concentration

NRC Group has a highly diversified revenue base with minimal customer concentration and significant end market diversification. NRC Group is not dependent on any one customer or any major event or incident. For the year ended December 31, 2017, on a combined basis, no customer represented more than 5% of total revenue and NRC Group’s top ten customers accounted for less than 15% of total revenue. NRC Group’s revenue base is comprised of customers that require high-volume, low-ticket projects across industrial, energy, marine, transportation, utility and government markets. Additionally, services provided to NRC Group’s customers are highly-regulated and generally considered non-discretionary. NRC Group believes its diverse customer base, broad service offerings and annual retainer fees under long-term or evergreen contracts allow it to reduce its sensitivity to economic cycles and commodity price volatility. Over 80% of NRC Group’s standby services customers are under retainer contracts with tenure of over 5 years and over 60% have retainer contracts spanning over 10 years.

Experienced Management Team with Deep Industry Expertise

NRC Group’s combined management team has deep industry experience and expertise and is supported by a deep bench of experienced managers overseeing a skilled and dedicated employee base. Its executive leadership team has an average of over 20 years of experience in the environmental and industrial services industries. NRC Group’s executive leadership team also maintains experience in management positions and board of director service in companies at various stages of growth and through diverse market conditions. In particular, NRC Group’s management team maintains a significant depth of functional experience in environmental and waste disposal services. Combined, the management team has a long track record of achieving organic growth and a history of executing and integrating acquisitions. Effective management and successful implementation of strategic initiatives has resulted in a demonstrated history of stability and resistance to commodity price volatility and economic cycles.

Knowledge of the Highly Complex EH&S Regulatory Environment

The industry that NRC Group operates in faces an increasingly strict regulatory environment. This is driving demand for comprehensive, scale providers of environmental services and hazardous waste disposal with the ability and required certifications necessary to navigate the complex regulatory environment. Federal, state and local legislation require numerous certifications and accreditations, including expensive, multi-step permitting processes that are often cost- and time-prohibitive. NRC Group utilizes its decades of experience maintaining regulatory compliance to navigate the increasingly complex and stringent regulatory environment for its customers.

Strong Culture of Safety and Environmental Compliance

NRC Group’s “safety first” culture is at the core of its operations and service offerings. NRC Group’s commitment to safety allows it to consistently achieve a safety record above industry standards, a key differentiator for customers and an important barrier to entry for other service providers. NRC Group has implemented a comprehensive safety and training program that supports its industry-leading safety record, including its “Plan-Do-Check-Act” methodology and emphasis on targeting zero incidents through continuous process improvement. NRC Group’s employee training is covered through the Competency Assurance Management Program, and its Quality Control Program provides a roadmap for achieving operational excellence. For the year ended December 31, 2017, NRC had an experience modification rate (“EMR”) of 0.74 compared to the industry benchmark average of 1.0. EMR measures a company’s history and safety record as compared to other businesses in its industry. For the year ended December 31, 2017, Sprint had a total recordable incident rate (“TRIR”) of 0.3 compared to the 2016 oil and gas industry average of 0.9. TRIR is a measure of the rate of recordable workplace injuries. Internationally, NRC Group maintains ISO 9001, ISO 14001 and OHSAS 18001 certifications.

Strategy

NRC Group focuses on a multi-pronged growth strategy, including near-term actionable opportunities that it believes will drive revenue growth and enhance its long-term results of operations. To that end, NRC Group seeks to further enhance and differentiate its platform of essential environmental and compliance service offerings through customer and geographic expansion opportunities. The principal elements of its business strategy are to:

•         Focus on highly recurring, non-discretionary demand;

•         Expand waste disposal capabilities;

•         Capitalize on cross-selling opportunities and national accounts;

•         Expand service offerings and geographic coverage; and

•         Pursue a highly selective and disciplined approach to add-on acquisitions.

Focus on Highly Recurring, Non-Discretionary Demand

NRC Group’s broad service offerings provide core underlying stability from non-discretionary and often legally mandated demand for specialized standby services and environmental services while enhancing growth opportunities with higher-margin, high-growth waste disposal services. NRC Group has a demonstrated track record of increasing contracted retainer revenue and capturing incremental “tolling” revenue. Retainer revenue, derived from retainer-based pricing model, is highly recurring and predictable with exceptional customer retention and profitability. In addition, NRC Group generates incremental revenue from “tolls” charged to customers for specific compliance coverage when a vessel enters an independently-regulated geography. As the current market leader in the vessel standby market, NRC Group is well positioned to capitalize on increasing regulation and continued growth in vessel and tanker traffic globally. By focusing on these highly recurring and non-discretionary service offerings, NRC Group expects continued growth and to drive performance irrespective of macroeconomic backdrop or commodity price environment.

Note: Depicts a snapshot from NRC’s Automated Information System (AIS) tracking software that geolocates U.S. Standby customer voyage activities.

NRC Group is in the process of expanding its waste disposal capabilities into the Permian Basin in order to meet the growing demands of its existing waste disposal and environmental services customers. These new facilities are modeled on the success of the existing Karnes facility, and NRC Group believes its experience at Karnes could result in customer adoption rates similar to those at the Karnes facility. NRC Group’s first Permian Basin location will be located in Reagan County and is expected to commence operations in early 2019. NRC Group has filed for two additional permits for waste disposal sites in Andrews, Texas and Coyanosa, Texas that are expected to commence operations within the next two years. The three new waste disposal sites were strategically located based on discussions with existing customers and will enable NRC Group to provide access to waste disposal services for the majority of drilling activity in the Permian Basin, one of the most attractive markets in North America with substantial ongoing investment. These facilities result in low risk investment with a payback period of four to five quarters, on average, and favorable returns on invested capital with an average useful life of a facility measured in decades. The following map provides a census of rigs available for work in the Permian Basin.

Capitalize on Cross-Selling Opportunities and National Accounts

NRC Group believes that unique cross-selling opportunities arise though its unique and comprehensive suite of environmental solutions. NRC Group is seeking to leverage existing upstream and midstream oil and gas relationships to unlock highly profitable, new standby services contracts with several key customers that do not currently use NRC Group for OPA-90 compliance coverage. Additionally, a number of NRC Group’s legacy West Coast midstream and downstream customers that are active in Texas and the Gulf Coast have ongoing environmental services needs that are not currently being serviced by the waste disposal division. These legacy markets create an enlarged base of local customers and NRC Group believes that it will increase the likelihood that it will service emergency response events in regions where it currently operates. Currently, only 5% of NRC’s customers use three or more services, representing an opportunity to significantly increase wallet share of existing customers.

Supported by its more than 80 locations across the United States, NRC Group is one of the only national providers of comprehensive environmental services. NRC Group has created a significant platform to expand by targeting national customers with broad geographic footprints. Targeted end markets include retail, railroads, transportation and energy.

Expand Service Offerings and Geographic Coverage

NRC Group intends to leverage its position as a leading provider of comprehensive environmental services and its highly diverse service offerings across a broad geographic footprint to target blue-chip customers in multiple end markets. NRC Group’s plan to expand its core service offerings is primarily driven by customer demand and the increasing regulatory complexities faced by those customers. Furthermore, NRC Group intends to enter new geographies to provide local support for its existing customers across their global operations.

NRC Group’s standby services division is uniquely positioned to establish a market presence internationally and establish a global customer base. NRC Group’s Global Response Services (“GRS”) leverages NRC Group’s unique global footprint and capabilities to be the only single-source standby services provider globally. Furthermore, Mexico represents a significant growth opportunity for NRC Group. The recently privatized Mexican oil & gas market has resulted in the Mexican government actively auctioning off blocks for offshore exploration to leading global oil companies. Although OPA-90 only applies to U.S. territories, the Mexican government, as well as many leading global and U.S.-based companies seek OSRO-type coverage similar to that required in the United States. NRC Group’s primary standby services competitor, MSRC, is unable operate outside of United States waters, which leaves NRC Group well positioned to be the provider of choice for these services. NRC Group’s first-mover advantage has helped NRC Group become the leading ORSO in Mexico with nearly all of the Tier 1 and Tier 2 oil spill response market in Mexico. NRC Group’s management believes this could become an approximately $23 million market by the end of 2019 and an approximately $50 million market within five years.

Pursue a Highly Selective and Disciplined Approach to Add-on Acquisitions

NRC Group maintains a rigorous and highly disciplined program to selectively pursue acquisitions that are expected to expand its service offerings and geographic footprint and contribute to NRC Group’s growth. NRC Group believes that acquisitions are an attractive method of increasing its presence in existing markets, expanding into new markets, gaining new customers and service offerings and improving operating efficiencies through economies of scale. In May 2018, NRC completed its ninth add-on acquisition since 2012 with the purchase of SWS. The following table identifies these add-on acquisitions.

NRC Group’s management team has significant experience in identifying targets, executing acquisitions and integrating acquired businesses successfully with a track record of achieving meaningful cost savings through IT rationalization, back office integration, reduction of duplicate facilities and buy vs. leasing equipment. NRC Group maintains an active pipeline of actionable acquisition targets. NRC Group’s management is constantly evaluating opportunities opportunistically to seek companies that would enhance NRC Group’s platform. NRC Group’s existing Independent Contractor Network (“ICN”) provides increased visibility into potential acquisition opportunities and knowledge of culture, capabilities and quality standards. ICN acquisitions increase NRC Group’s footprint and reduce reliance on subcontractors, thereby representing a margin expansion opportunity.

NRC Group’s Industry

The environmental services and hazardous waste disposal industry is driven primarily by federal, state and local environmental laws and government actions, which generally regulate waste management facilities and require the cleanup of waste contamination. In the United States, hazardous waste is regulated under the Resource Conservation and Recovery Act of 1976 (“RCRA”) which created a comprehensive system governing covered hazardous waste from the point of generation to ultimate disposal. RCRA requires waste generators to distinguish between “hazardous” and “non-hazardous” wastes and to treat, store and dispose of hazardous waste in accordance with specific regulations. Generally, entities that treat, store or dispose of hazardous waste must obtain a permit from the U.S. Environmental Protection Agency (“EPA”) or from a state agency to which the EPA has delegated such authority. Additionally, OPA-90 imposes obligations on operators of tank and non-tank vessels, chemical carriers and owners of facilities, such as refineries, pipelines, E&P platforms, power plants, storage tanks and transportation terminals, and requires them to have a USCG compliant spill response plan. The U.S. has a long history of established environmental regulations that are expected to continue to become increasingly more stringent and complex.

In addition to the strict regulatory requirements driving demand for NRC Group’s services, the increase in operating efficiencies in energy production and the increased public visibility of energy production waste streams has provided strong industry tailwinds and positions NRC Group for favorable growth.

Historically, the industry has been characterized by significant fragmentation, high competition and smaller local providers. The increasingly strict regulatory environment drives demand for comprehensive, scale providers of environmental services and hazardous waste disposal with the capabilities and required certifications, licenses and memberships necessary to comply with rigorous regulatory requirements, both in the United States and internationally. In the unlikely event that federal regulators reduce compliance requirements, experts do not expect companies to significantly change their behavior, given potential risk to the business and uncertainty whether reduced requirements will remain under future administrations.

NRC Group believes the following industry trends provide attractive opportunities for growth across all of its service offerings:

Strong and Stable End Markets

•         End markets are substantial in size and not driven by any single macro factor;

•         Stability provided by a close correlation to the overall level of regulation and economic growth; and

•         Expected end market growth supported by unique and favorable regulatory tailwinds that drive stable industrial demand.

Attractive Regulatory and Market Environment

•         Current regulatory environment is expected to continue to create demand for established providers like NRC Group;

•         Federal, state and local legislation and other environmental oversight agencies require numerous certifications and accreditations, including expensive, multi-step and complex permitting processes that are often cost- and time-prohibitive; and

•         Adoption of stricter regulatory requirements in overseas markets provides growing opportunities for qualified global providers.

Outsourcing Trends & Vendor Consolidation

•         Customers are expected to increasingly seek providers with excellent reputations and a full complement of services and required certifications, licenses and memberships;

•         Increasing focus on outsourcing specialized environmental service requirements to third party providers with demonstrated track records of safely performing best-in-class services; and

•         Only five environmental services providers capable of competing nationwide and across multiple services lines – remainder of the market consists of over 3,000 smaller local and regional firms constituting a majority of the market.

Critical Nature of Environmental Services

•         Environmental services are required by law and to adhere to corporate EH&S policies

•         Ensures the maximum operating efficiency, utilization and longevity of critical operating assets; and

•         For most customers, environmental services are critical and non-discretionary.

Growing Energy Production

•         Sustainable growth in domestic unconventional oil and natural gas exploration and production;

•         Advances in technologies have increased operating efficiencies in exploration and production;

•         Sustainable improvements in shale economics driving down oil breakeven costs;

•         Ongoing recoveries in domestic and international off-shore oil and gas exploration and production from the 2014-2016 downturn; and

•         Increasing per-rig well bores and longer laterals per well driving increases in the amount of waste produced.

Increased Public & Political Visibility

•         Growing focus on corporate responsibility and reputational risk drives businesses to reduce EH&S issues;

•         Oil spill response market has come under intense public scrutiny due to recent high-profile environmental disasters; and

•         Regulatory scrutiny and oversight continues to be stringent, including new, tighter regulations in many U.S. states.

Seasonality

NRC Group’s operations in certain regions may be affected by seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers’ spending for services. Typically during the first quarter of each year there is less demand for its services due to the lower levels of activities by its customers as a result of the cold weather, particularly in Alaska, the Northeast and Pacific Northwest regions of the United States. As a result, NRC Group could experience increased operating costs due to sub-freezing weather and high levels of snowfall.

Geographical Information

For the year ended December 31, 2017, NRC Group generated $332.8 million or 95% of its historical combined operating revenue in the United States and $17.7 million or 5% of historical combined operating revenues internationally. The international revenue is attributed entirely to NRC’s operations. For additional information about the geographical areas from which NRC’s historical revenues are derived and in which its assets are located, see Note 10 to NRC’s consolidated financial statements, located elsewhere in this proxy statement.

Competition

NRC Group believes that it is a leading provider in all markets it serves and that it differentiates itself in this highly fragmented market based on its exceptional operating history, superior safety record, reputation for reliability, specialized equipment offerings, technical personnel and its ability to provide services across an international platform. NRC Group is also differentiated and uniquely positioned by offering all three business services (commercial OSRO standby services, waste disposal capabilities and environmental services) under one company.

The environmental services and hazardous waste management industry is highly competitive. The sources of competition vary by locality and by type of service rendered, with competition coming from both national and regional services companies that offer competitive services to NRC Group’s service offerings. In standby services, NRC Group maintains an estimated 75% market share in the vessel standby market (based on a commissioned report by an industry expert) and also serves independent refineries which constitutes its core standby market. MSRC, a not-for-profit, USCG-classified OSRO, is the only other national OSRO provider with which NRC Group competes in the Standby services market. In environmental services, the competitive landscape is extremely fragmented with a regional focus. Only five environmental services providers are capable of competing nationwide and across multiple services lines, the remainder of the market consists of over 3,000 smaller local and regional firms constituting a majority of the market. NRC Group’s major environmental services competitors include Clean Harbors, Stericycle, Veolia, US Ecology, Heritage, HydroChemPSC, and Envirocon. In waste disposal services, Republic and Waste Connections are the principal firms with which NRC Group competes. Each of these competitors is able to provide one or more of the services NRC Group offers.

Customers

For the year ended December 31, 2017, on a combined basis, no single NRC Group customer accounted for greater than 5% of NRC Group revenue. For standby services, NRC Group provides services to a wide range of customers, including operators of tank and non-tank vessels, barges, petrochemical facilities, pipelines, refineries and other assets. For environmental services, NRC Group’s customers are extremely fragmented across a wide range of end markets. NRC Group performs environmental services under more than 1,200 MSAs, completing an average of 50 projects daily. For waste disposal services, NRC Group provides services to energy customers and other service providers to the energy space. NRC Group expects further diversification of its customer base as the three new waste disposal facilities begin operations.

Employees

As of June 30, 2018, on a combined basis, NRC Group employed approximately 1,560 active full-time employees, of which 36 full-time equivalents in the United States are represented by labor unions. NRC Group also maintains a pool of part time employees to respond, as needed, to customer demand. NRC Group believes its relationships with its employees are satisfactory.

Executive Officers

Following the Business Combination, the current NRC Group management team will operate the combined company. NRC Group’s executive officers are Christian Swinbank, Chief Executive Officer, Joseph Peterson, Chief Financial Officer, Paul Taveira, President of Standby & Environmental Services, and Robert V. Nelson, III, President of Waste Disposal Services. In addition, following the Business Combination, James O’Neil will serve as NRC Group’s Executive Chairman. Biographical information for Messrs. Peterson, Taveira and Nelson is included in the following paragraphs. For biographical information on Mr. O’Neil and Mr. Swinbank, see “Director Election Proposal.”

Christian Swinbank, see “Director Election Proposal.”

Joseph Peterson, 49, has served as Chief Financial Officer of NRC Group since its formation in June 2018. Prior to becoming Chief Financial Officer of NRC Group, Mr. Peterson served as Chief Financial Officer of NRC from November 2017 to May 2018. From March 2015 until October 2017, Mr. Peterson served as Chief Financial Officer and Senior Vice President of Strategic Finance & Reporting of DFC Global Corp., one of the largest providers of accessible consumer financial services in the world. From August 2013 until March 2015, Mr. Peterson was Senior Vice President, Financial Planning and Analysis, of Vantiv (now Worldpay), a leading payments provider. From June 2000 until August 2013, Mr. Peterson held numerous senior finance positions at American Express, most notably as Chief Financial Officer for American Express global information technology. From August 1991 until June 2000, Mr. Peterson held financial positions of increasing responsibilities including Ernst & Young LLP. Mr. Peterson holds a Masters in Business Administration, Finance from New York University and Bachelor of Science in Accounting from the State University of New York at Binghamton. NRC Group benefits from Mr. Peterson’s 20 years of financial experience.

Paul Taveira, 58, has served as the President of NRC since June 2015. In addition, since 2012 Mr. Taveira has been a director on the board of directors of Lannett Company, Inc. Prior to joining NRC, from 2009 until 2015, Mr. Taveira served on the board of directors and as the Chief Executive Officer of A&D Environmental Services Inc., an environmental and industrial services company. From 2007 to 2009, Mr. Taveira was a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States. From 1997 to 2007, Mr. Taveira held several positions at PSC Inc., a national provider of environmental services, including President, Vice President and Regional General Manager. From 1987 to 1997, Mr. Taveira held several management positions with Clean Harbors Inc., an international provider of environmental and energy services. Mr. Taveira graduated from Worcester State University with a Bachelor of Science degree in Biology. NRC Group benefits from Mr. Taveira’s 27 years of experience in the environmental and industrial services industry, including his experience leading a $300 million, 40-site company with a diverse line of services and 2,000 employees overseeing operations, sales, safety, regulatory, finance, HR, IT and technical services.

Robert V. Nelson, III, 42, has served as President of Sprint since July 2017. Prior to becoming President of Sprint, Mr. Nelson served as Chief Operating Officer of Sprint from September 2016 to July 2017. In addition, since 2016 Mr. Nelson has been a director on the board of directors of Sanchez Energy Corporation. Prior to joining Sprint, Mr. Nelson worked at C&J Energy Services, Ltd. (“C&J”) from 2015 to 2016, where he was Vice President of Corporate Operational Development. In this capacity, he was responsible for joint ventures and strategic partnerships with operators while assisting in the merger of certain operating units of Nabors Industries Ltd. (“Nabors”) with C&J. Prior to joining C&J, Mr. Nelson served in positions of increasing importance within Nabors and its subsidiaries from 2006 to 2015. He began his career at Nabors in Corporate Development followed by successful assignments in Treasury, Nabors Drilling USA and Nabors Well Services. He was subsequently named Vice President and General Manager of the South Texas Region for Nabors Completion and Production Services, where he was responsible for directing this unit’s rapidly growing activity in the Eagle Ford Shale Basin. Mr. Nelson worked for UBS before beginning his career at Nabors. He holds a Bachelor of Arts degree from the University of Texas at Austin and a Master of Business Administration degree from Rice University’s Jones Graduate School of Business. NRC Group benefits from Mr. Nelson’s more than 11 years of extensive experience that spans all areas of oil and natural gas exploration, drilling and production, including with respect to operations in the Eagle Ford Shale Basin.

James F. O’Neil III, see “Director Election Proposal.”

Intellectual Property

NRC Group relies on a combination of trademark, patent, copyright and trade secret laws in the United States and other jurisdictions to protect its intellectual property rights, but no single piece of intellectual property is material to its business as a whole. In addition, NRC Group has established and maintains a knowledge of leading technologies and incorporate these technologies where practicable into its services, including a proprietary technology platform that tracks location and status of specialized equipment, enabling compliance with regulatory mandated response times. NRC Group’s U.S. registered trademarks include NRC, the Sprint logo, Spillsave and Op-Tech, but NRC Group also uses other trademarks that have not been registered in the U.S. It also owns one U.S. patent directed to an Automatic Tilting Oil Skimmer Frame. NRC Group intends to continue to assess appropriate occasions for seeking patent protection for those aspects of its technology that it believes provide significant competitive advantages. NRC Group also licenses software and other intellectual property from various third parties. NRC Group enters into confidentiality agreements and invention assignment agreements with certain of its employees, consultants and corporate partners, and control access to proprietary information.

Properties

NRC Group believes that substantially all of its property and equipment is in good condition and its buildings and improvements have sufficient capacity to meet current needs. From time to time, NRC Group invests in additional facilities to meet the needs of its business as it pursues additional growth.

Principal Executive Offices

NRC Group maintains principal executive offices in Great River, New York, Milton Keynes, United Kingdom and Houston, Texas.

Owned Real Property

NRC Group owns approximately 1.5 acres in Hillsborough County, Florida, which includes two structures used for office and warehousing purposes. NRC Group owns approximately 390 acres in Karnes County, Texas, of which approximately 133 acres is used as a waste disposal site and an environmental services facility. The remaining 257 acres is undeveloped land, which is adjacent to the waste disposal site and available for expansion as needed.

Leased Property

NRC Group leases 99 locations with leased properties located throughout the United States, as well as the United Kingdom, Turkey, the Republic of Georgia, United Arab Emirates, Angola, Thailand and Trinidad and Tobago.

Legal Proceedings

From time to time, NRC Group is involved in litigation arising out of its operations in the normal course of business or otherwise. NRC Group is not currently a party to any legal proceedings that, individually or in the aggregate, are expected to materially impact its business, financial position, results of operations and cash flows, taken as a whole. At June 30, 2018, NRC Group did not have any reserves on its books relative to any outstanding litigation, claim or assessment.

Recent Developments

SWS Acquisition

On May 14, 2018, NRC acquired Progressive Environmental Services, Inc. (“SWS”). For the year ended December 31, 2017, SWS had approximately $57.0 million in revenue and as of such date had approximately 250 full-time employees. SWS, headquartered in Fort Worth, Texas, expands NRC Group’s environmental services geographic coverage to 20 locations in eight states throughout the Southeast, Gulf Coast and Midwest of the United States.

New Credit Facility and Dividend Recapitalization

NRC Group entered into the New Credit Facility on June 11, 2018. The New Credit Facility includes (1) a $308.0 million term loan, the proceeds of which have been used for, among other things, the repayment of existing third-party indebtedness and the funding of a dividend paid to JFL as part of the combination of NRC and Sprint and (2) a currently undrawn $40.0 million revolving credit facility. Outstanding loans under the New Credit Facility will bear interest at the borrowers’ option at either an applicable eurodollar rate plus 5.25% or an applicable base rate plus 4.25% per year. The New Credit Facility also permits the upsizing of the term loan to finance future acquisitions, subject to customary underwriting conditions. For additional information regarding the New Credit Facility see “NRC Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Six Months Ended June 30, 2018 and 2017—NRC Group Consolidated Results of Operations — Second Quarter 2018 versus Second Quarter 2017— Liquidity and Capital Resources — New Credit Facility” included elsewhere in this proxy statement.

Management of Risks

NRC Group’s commitment to safety allows it to consistently achieve a safety record above industry standards. NRC Group follows a program of risk management policies and safety initiatives designed to reduce potential liability and manage customers’ ongoing environmental exposures. The safety initiatives include safety programs, weekly safety meetings, electronic monitoring of all vehicles and drivers, OSHA-trained representatives and PEC Safeland training for each employee as well as other required trainings. NRC Group believes its operations are conducted in a safe and prudent manner and are in substantial compliance with applicable laws and regulations.

Insurance, Financial Assurance and Risk Management

NRC Group carries a broad range of insurance coverage, including general liability, automobile liability, real and personal property, workers compensation, directors and officers liability, contractor’s pollution liability, non-owned aviation liability, Hull and P&I, and other coverage customary to the industry. NRC Group’s international operations are insured under locally placed insurance policies that are compulsory in a specific country. In addition, NRC Group has a global foreign liability policy that will provide excess and difference in condition coverage in international countries. NRC Group does not expect the impact of any known casualty, property, environmental or other contingency to be material to its financial condition, results of operations or cash flows.

Federal and state regulations require liability insurance coverage for all facilities that treat, store or dispose of hazardous waste. RCRA, the Toxic Substances Control Act, and comparable state hazardous waste regulations typically require hazardous waste handling facilities to maintain pollution liability insurance. NRC Group’s liability insurance coverage meets or exceeds all federal and state regulations. NRC Group’s international operations are insured under locally placed insurance policies that are compulsory in a specific country. In addition, NRC Group has a global foreign liability policy that will provide excess and difference in condition coverage in international countries.

Primary casualty insurance programs generally do not cover accidental environmental contamination losses. To provide insurance protection for potential claims, NRC Group maintains pollution legal liability insurance and professional environmental consultant’s liability insurance.

NRC Group purchases primary property, casualty and excess liability policies through traditional third-party insurance carriers.

Environmental Regulation

While NRC Group’s businesses have benefited substantially from increased governmental regulation of hazardous waste transportation, storage and disposal, the environmental services industry itself is the subject of extensive and evolving regulation by federal, state, provincial and local authorities. NRC Group is required to obtain federal, state, provincial and local permits or approvals for each of their hazardous waste facilities. Such permits are difficult to obtain and, in many instances, extensive studies, tests and public hearings are required before the approvals can be issued. NRC Group has acquired all operating permits and approvals now required for the current operation of their businesses and have applied for, or are in the process of applying for, all permits and approvals needed in connection with continued operation and planned expansion or modifications of their operations.

NRC Group makes a continuing effort to anticipate regulatory, political and legal developments that might affect operations but are not always able to do so. NRC Group cannot predict the extent to which any environmental legislation or regulation that may be enacted or enforced in the future may affect its operations.

U.S. Hazardous Waste Regulation

Federal Regulations.

The most significant federal environmental laws affecting NRC Group are OPA-90, RCRA, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Air Act, and the CWA.

OPA-90. OPA-90 establishes a regulatory and liability regime for the protection of the environment from oil spills. Enacted by Congress in 1990 after the Exxon Valdez tanker oil spill in Alaska, OPA-90 (1) consolidated the existing federal oil spill laws under one program, (2) expanded the existing liability provisions within the CWA and (3) established new freestanding requirements regarding marine oil spill prevention and response. Under its provisions, all U.S. tank vessels, offshore facilities and certain onshore facilities (including pipelines, refineries and terminals) are required to prepare and submit oil spill response plans to the relevant federal agency. In general, these vessels and facilities are prohibited from handling, storing and transporting oil if they do not have a plan approved by (or submitted to) the appropriate agency. The plans must provide, among other things, details of how the owner or operator of a vessel or facility would respond to a “worst case” scenario spill. While every vessel or facility is not required to have all of the personnel and equipment needed to respond to a “worst case” spill, they each must have a plan and procedures to call upon — typically through a contractual relationship with an OSRO — the necessary equipment and personnel for responding to such a spill within a prescribed timeframe.

In 2004, Congress amended OPA-90 to require that all vessels over 400 gross tons (not just tankers) prepare and submit a vessel response plan, as many non-tank vessels pose the same oil spill risk as small tank vessels due to the comparable volume of oil they have onboard for fuel. In 2013, regulations for non-tank vessels were further tightened, and OPA-90 compliance now requires that non-tank vessel operators contract directly with an OSRO.

The OSRO classification process was developed to facilitate the preparation and review of facility and vessel response plans. The OSRO classification process represents standard guidelines by which the USCG and plan developers can evaluate an OSRO’s potential to respond to and recover oil spills of various sizes. OSROs are classified based on the location of response resources and an assessment of the ability to mobilize those resources to the Captain of the Port (“COTP”) city or alternate classification city. There are equipment standards and response times specific to each operating area within a COTP zone. Customers that arrange for the services of a USCG-classified OSRO do not have to list their response resources in their response plans.

In addition to potential liability under the federal OPA-90, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred.

RCRA. RCRA is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. Pursuant to RCRA, the EPA has established a comprehensive “cradle-to-grave” system for the management of a wide range of materials identified as hazardous waste. States that have adopted hazardous waste management programs with standards at least as stringent as those promulgated by the EPA have been delegated authority by the EPA to administer their facility permitting programs in lieu of the EPA’s program. Every facility that treats, stores or disposes of hazardous waste must obtain a RCRA permit from the EPA or an authorized state agency unless a specific exemption exists and must comply with certain operating requirements (the Part B permitting process). RCRA also requires that Part B permits contain provisions for required on-site study and cleanup activities, known as “corrective action,” including detailed compliance schedules and provisions for assurance of financial responsibility.

CERCLA. CERCLA, also known as Superfund, generally imposes strict, joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination, and those persons that disposed or arranged for the disposal of the hazardous substance at the facility. Under CERCLA, persons deemed “responsible parties” may be subject to strict, joint and several liability for the costs of removing or remediating previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), for damages to natural resources and for the costs of certain health studies.

The Clean Air Act. The Clean Air Act was passed by Congress to control the emissions of pollutants into the air and requires permits to be obtained for certain sources of toxic air pollutants, such as vinyl chloride, and criteria pollutants, such as carbon monoxide. In 1990, Congress amended the Clean Air Act to require further reductions of air pollutants with specific targets for non-attainment areas in order to meet certain ambient air quality standards. These amendments also require the EPA to promulgate regulations which (1) control emissions of 189 hazardous air pollutants, (2) create uniform operating permits for major industrial facilities similar to RCRA operating permits, (3) mandate the phase-out of ozone depleting chemicals and (4) provide for enhanced enforcement.

The Clean Water Act. The CWA prohibits discharge of pollutants into the waters of the United States without governmental authorization and regulates the discharge of pollutants into surface waters and sewers from a variety of sources, including disposal sites and treatment facilities. The EPA has promulgated “pretreatment” regulations under the CWA, which establish pretreatment standards for the introduction of pollutants into publicly-owned treatment works (“POTWs”). In the course of the treatment process, NRC Group’s wastewater treatment facilities generate wastewater, which is discharged to POTWs pursuant to permits issued by the appropriate governmental authorities. NRC Group is required to obtain discharge permits and conduct sampling and monitoring programs.

Other Federal Laws. In addition to regulations specifically directed at NRC Group’s transportation, storage and disposal facilities, there are a number of regulations that may “pass-through” to the facilities based on the acceptance of regulated waste from affected client facilities. Each facility that accepts affected waste must comply with the regulations for that waste, facility or industry. Examples of this type of regulation are the National Emission Standards for Benzene Waste Operations and the National Emissions Standards for Pharmaceuticals Production. Each of NRC Group’s facilities addresses these regulations on a case-by-case basis determined by its ability to comply with the pass-through regulations.

NRC Group’s transportation operations are regulated by the U.S. Department of Transportation, the Federal Railroad Administration, the Federal Aviation Administration and the USCG, as well as by the regulatory agencies of each state in which NRC Group operates or through which its vehicles pass.

Health and safety standards under the Occupational Safety and Health Act (“OSHA”) are also applicable to all of NRC Group’s operations.

State, Provincial and Local Regulations.

There are also various state or provincial and local regulations that affect NRC Group’s operations. Each state and province in which NRC Group operates has its own laws and regulations governing solid waste disposal, water and air pollution, and in most cases, releases and cleanup of hazardous substances and liabilities for such matters. Some counties, parishes, municipalities and other local governments have adopted similar laws and regulations.

Pursuant to the EPA’s authorization of state RCRA equivalent programs, a number of U.S. states have regulatory programs governing the operations and permitting of hazardous waste facilities. Accordingly, the hazardous waste treatment, storage and disposal activities of a number of NRC Group’s facilities are regulated by the relevant state agencies in addition to federal EPA regulation.

Some states classify as hazardous certain wastes that are not regulated under RCRA. Accordingly, NRC Group must comply with state requirements for handling state regulated wastes, and, when necessary, obtain state licenses for treating, storing and disposing of such wastes at its facilities.

OPA-90 permits individual U.S. states to impose their own liability regimes with regard to oil or hazardous substance pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited strict liability for spills. Several coastal states, such as California, Washington, Oregon and Alaska require state-specific evidence of financial responsibility and vessel response plans.

NRC Group’s facilities are regulated pursuant to state statutes, including those addressing clean water and clean air. Local sewer discharge and flammable storage requirements are applicable to certain of NRC Group’s facilities. NRC Group’s facilities are also subject to local siting, zoning and land-use restrictions. NRC Group believes that each of its facilities is in substantial compliance with the applicable requirements of federal and state licenses which it has obtained. Once issued, such licenses have maximum fixed terms of a given number of years which differ from state to state, ranging from three to ten years. The issuing state agency may review or modify a license at any time during its term. NRC Group anticipates that once a license is issued with respect to a facility, the license will be renewed at the end of its term if the facility’s operations are in compliance with applicable requirements. However, there can be no assurance that regulations governing future licensing will remain static, or that NRC Group will be able to comply with such requirements.

Maritime Operations Regulations

NRC Group owns and uses in its operations 45 vessels registered under the U.S. flag, one registered under the Aruban flag and one registered under the Panamanian flag. Accordingly, NRC Group is subject to various U.S. federal, state and local statutes and regulations governing the ownership, operation and maintenance of its vessels. NRC Group’s U.S.-flag vessels are subject to the jurisdiction of the USCG, the U.S. Customs and Border Protection and the U.S. Maritime Administration. NRC Group is also subject to international laws and conventions and the local laws of foreign jurisdictions where NRC Group and its offshore vessels operate.

A substantial portion of the operations of NRC Group’s standby services and environmental services divisions is conducted in the U.S. coastwise trade. This is a protected market that is subject to U.S. cabotage laws that impose certain restrictions on the ownership and operation of vessels in the U.S. coastwise trade. These laws are principally contained in 46 U.S.C. Chapters 121, 505 and 551 and the related regulations, which are commonly referred to collectively as the “Jones Act.” The Jones Act restricts transportation of merchandise by water, or by land and water, between points in the United States and certain of its island territories and possessions. Subject to limited exceptions, the Jones Act requires that vessels engaged in U.S. coastwise trade be owned and operated by U.S. Citizens (within the meaning of the Jones Act), be built in and registered under the laws of the United States and manned by predominantly U.S. Citizen crews.

Under the citizenship provisions of the Jones Act, NRC Group would not be permitted to engage in U.S. coastwise trade if more than 25% of its outstanding equity was owned by non-U.S. Citizens (within the meaning of the Jones Act). For a corporation engaged in the U.S. coastwise trade to be deemed a U.S. Citizen: (1) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (2) each of the chief executive officer, by whatever title, and the chairman of the board of directors of such corporation must be a U.S. Citizen; (3) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. Citizens; and (4) at least 75% of the ownership and voting power of each class or series of the shares of the capital stock of such corporation must be owned and controlled by U.S. Citizens, free from any trust or fiduciary obligations in favor or, or any contract or understanding under which voting power or control may be exercised directly or indirectly on behalf of, non-U.S. Citizens.

Following the Closing, in order to assist us in meeting our obligation to remain in compliance with the Jones Act, the proposed charter includes provisions (i) limiting the ownership of any class or series of our capital stock by non-U.S. Citizens to 24% (so as to allow a margin of safety under the statutory maximum of 25%), (ii) prohibiting the transfer of shares of our capital stock if doing so would cause us to exceed the 24% non-U.S. Citizen ownership threshold (the “Excess Shares” as defined in the proposed charter), (iii) authorizing the redemption of Excess Shares,

(iv) suspending the right to vote and to receive dividends and distributions for such Excess Shares, (v) establishing procedures for the redemption of Excess Shares including providing notice and setting the redemption price, (vi) authorizing us to make citizenship determinations with respect to the holders of its capital stock, (vii) requiring holders (including beneficial holders) of our capital stock to submit information to establish the citizenship of such holder, and (viii) generally authorizing our board of directors to take appropriate action to monitor and maintain compliance with the ownership requirements of the Jones Act.

All of NRC Group’s offshore vessels are subject to either U.S. or international safety and classification standards, and sometimes both. U.S.-flag vessels, barges and crewboats are required to undergo periodic inspections pursuant to USCG regulations. The vessels registered under the Aruban flag and Panamanian flag are subject to similar regulations and are governed by the laws of the applicable foreign jurisdictions.

NRC Group is in compliance with the International Ship and Port Facility Security (“ISPS”) Code, an amendment to the International Convention for the Safety of Life at Sea (“SOLAS”) as implemented in the Maritime Transportation and Security Act of 2002 to align United States regulations with those of SOLAS and the ISPS Code. The ISPS Code provides that owners or operators of certain vessels and facilities must provide security and security plans for their vessels and facilities and obtain appropriate certification of compliance. Under the ISPS Code, NRC Group performs worldwide security assessments, risk analyses and develops vessel and required port facility security plans to enhance safe and secure vessel and facility operations. Additionally, NRC Group has developed security annexes for those U.S.-flag vessels that transit or work in waters designated as high risk by the USCG pursuant to the latest revision of Marsec Directive 104-6.

Compliance with Environmental Regulations

NRC Group incurs costs and makes capital investments in order to comply with the previously discussed environmental regulations. These regulations require that NRC Group remediate contaminated sites, operate its facilities in accordance with enacted regulations, obtain required financial assurance for closure and post-closure care of its facilities should such facilities cease operations and make capital investments in order to keep its facilities in compliance with environmental regulations.

Executive and Director Compensation Of NRC Group

This section discusses the material components of the fiscal years 2016 and 2017 executive compensation programs for NRC Group’s named executive officers who are identified in the 2017 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on NRC Group’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that NRC Group adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

NRC Group has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as the Company is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for NRC Group’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for the fiscal year ended December 31, 2017 exceeded $100,000. Christian Swinbank is NRC Group’s principal executive officer. During fiscal 2017, the two most highly compensated executive officers of NRC Group other than Mr. Swinbank were Paul Taveira and Robert Nelson. Messrs. Swinbank, Taveira and Nelson are referred to in this proxy statement as NRC Group’s named executive officers. Prior to the Business Combination, Mr. Swinbank was an employee of Sprint.

The following table provides information regarding the compensation awarded to, or earned by, NRC Group’s named executive officers for fiscal 2016 and fiscal 2017.

2017 SUMMARY COMPENSATION TABLE

Name and Principal position	Fiscal year	Salary ($)		Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan ($)(1)	Non-qualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
Christian Swinbank	2017	287,500		—	—	—	150,000	—	—	437,500
Chief Executive Officer	2016	300,000		—	—	—	—	—	10,320	310,320

Paul Taveira	2017	375,000		—	—	—	130,000	—	7,950	512,950
President NRC	2016	325,000		—	—	—	150,000	—	6,432	481,432

Robert Nelson	2017	270,000		—	—	—	202,500	—	—	472,500
President Sprint	2016	81,935	(3)	—	—	—	—	—	—	81,935

____________

(1)      Amounts in this column represent the annual bonus compensation paid to the named executive officers for fiscal 2016 and fiscal 2017. See “Annual Bonus Compensation” below for a description of these bonus arrangements.

(2)      For Mr. Swinbank, the amount in this column represents $9,600 for automobile allowances and $720 for cell phone allowances. For Mr. Taveira, the amounts in this column represent matching contributions under the NRC 401(k) Plan.

(3)      Mr. Nelson began employment with Sprint on August 29, 2016. The amount in this column represents the prorated annual salary of $240,000 for the number of days Mr. Nelson was employed by Sprint during 2016.

Annual Bonus Compensation

Messrs. Swinbank and Nelson were eligible for annual cash bonuses based on achievement of specific EBITDA and free cash flow targets of Sprint as determined by the board of managers of Sprint. For purposes of determination of Mr. Swinbank’s and Mr. Nelson’s cash bonus awards for fiscal 2017, EBITDA means net income before interest, taxes, depreciation and amortization of Sprint. The board of managers of Sprint approves the financial performance targets on an annual basis. For fiscal 2017, the compensation committee of the board of managers of Sprint established target bonuses for Mr. Swinbank of 50% of his salary and for Mr. Nelson of 50% of his salary. Messrs. Swinbank and Nelson’s cash bonus for fiscal 2017 were based 70% on Sprint’s EBITDA and 30% on

Sprint’s free cash flow. The following table includes the scale used for determining Mr. Swinbank’s and Mr. Nelson’s total annual cash bonus for fiscal 2017. Bonus payouts for performance between 90% and 100% of target and 100% and 125% of target were determined on a linear basis.

Percent of Target EBITDA and Free Cash Flow	Payout of Target Percentage
Less than 90% of target	0%
90% of target	75%
100% of target	100%
125% or greater of target	150%

Mr. Taveira was eligible for two annual cash bonuses: one determined based on achievement of EBITDA and free cash flow targets of NRC (exclusive of NRC’s marine spill response business) (the “Base Bonus”) as determined by the board of directors of NRC and one determined based on performance of NRC’s marine spill response business (the “Response Bonus”). For purposes of determination of Mr. Taveira’s cash bonuses for fiscal 2017, EBITDA means net income before interest, taxes, depreciation and amortization of NRC, either exclusive of NRC’s marine spill response business or inclusive only of NRC’s marine spill response business. For fiscal 2017, the compensation committee of the board of directors of NRC established target bonuses for Mr. Taveira’s Base Bonus of 60% of his salary. Mr. Taveira’s Base Bonuses were based 60% on NRC’s EBITDA, 30% on NRC’s free cash flow, and 10% on the discretion of the compensation committee of the board of directors of NRC. The following table includes the scale used for determining Mr. Taveira’s Base Bonus for fiscal 2016 and fiscal 2017. Bonus payouts for performance between 85% and 100% of target and 100% and 125% of target were determined on a linear basis.

Percent of Target EBITDA and Free Cash Flow	Payout of Target Percentage
Less than 85% of target	0%
85% of target	60%
100% of target	100%
125% or greater of target	150%

For fiscal 2017, the compensation committee of the board of directors of NRC established target bonuses for Mr. Taveira’s Response Bonus of 20% of his salary. Mr. Taveira’s Response Bonus was based 60% on EBITDA of NRC’s marine spill response business, 30% on free cash flow of NRC’s marine spill response business, and 10% on the discretion of the compensation committee of the board of directors of NRC. The following table includes the scale used for determining Mr. Taveira’s Response Bonus for fiscal 2017. Bonus payouts for performance between 85% and 100% of target and 100% and 2,000% of target were determined on a linear basis.

Percent of Target EBITDA and Free Cash Flow	Payout of Target Percentage
Less than 85% of target	0%
85% of target	60%
100% of target	100%
2,000% or greater of target	850%

After the financial results for the preceding fiscal year are available, the compensation committees of each of Sprint and NRC meet in order to determine the bonuses to be granted for the preceding fiscal year’s performance and such bonuses are made following the end of each fiscal year (after receipt of the audited financial statements). In addition to reviewing whether the established financial targets are met, the compensation committees of each of Sprint and NRC (as applicable) has sole discretion to adjust the actual award amounts based on such other criteria as such compensation committee deems relevant. Messrs. Swinbank’s, Nelson’s and Taveira’s cash bonus based on fiscal 2017 were paid in fiscal 2018, upon completion of Sprint’s and NRC’s audited financial statements for fiscal 2017. The cash bonuses paid to each of Messrs. Swinbank, Nelson and Taveira in 2018 in respect of performance for fiscal 2017 are reported in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table above.

Equity Compensation

NRC Partners, which was the ultimate parent company of NRC prior to the Dividend Recapitalization, granted Class B common units (profits interests) (“NRC Restricted Units”) to certain key employees of NRC, including Mr. Taveira. The NRC Restricted Units entitle the holders thereof to participate in distributions of NRC Partners after the members of NRC Partners have received the return of a specified amount of cash and any capital contributions that they may have made (referred to as the “Threshold Amount”). Mr. Taveira was granted 72 NRC Restricted Units on May 28, 2015 with a Threshold Amount of $2,100,000.

Mr. Taveira’s NRC Restricted Units vest in four annual installments on each of the first four anniversaries of the issuance date provided that Mr. Taveira remains continuously employed by NRC on each applicable date. Mr. Taveira’s NRC Restricted Units will also become fully vested upon a change in control of NRC provided Mr. Taveira remains continuously employed by NRC through the date of such change in control. Once vested, amounts are payable with respect to Mr. Taveira’s NRC Restricted Units only after the members of NRC Partners have received the specified Threshold Amount. Assuming JFL Partners and its affiliates hold less than a majority of the outstanding common stock of NRC Group Holdings Corp. following the Business Combination, consummation of the Business Combination will result in a change in control for purposes of Mr. Taveira’s NRC Restricted Units. However, the members of NRC Partners will not have received the specified Threshold Amount. Thus, Mr. Taveira is not expected to receive any distributions in respect of his NRC Restricted Units in connection with the Business Combination.

2018 Equity and Incentive Plan

For information regarding a proposed plan governing post-Closing equity compensation for employees, officers, consultants and directors, see “Incentive Plan Proposal.”

Outstanding Equity Awards at Fiscal 2017 Year End

The only equity awards held by our named executive officers that were outstanding at fiscal 2017 year-end were the NRC Restricted Units held by Mr. Taveira, as described above. The following table and related footnotes set forth information about such outstanding award held by Mr. Taveira as of December 31, 2017, which was the last day of fiscal 2017.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END

	Option awards					Stock awards
Name(1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercised price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of un-earned units that have not vested ($)
Paul Taveira	—	—	—	—	—	18	0	—	—

____________

(1)      This table does not include certain capital interests in SES Partners purchased by Mr. Swinbank as such interests are not compensatory.

(2)      Amounts in this column include the number of NRC Restricted Units held by Mr. Taviera that had not vested as of December 31, 2017, as more fully described above under the heading “Equity Compensation.” The NRC Restricted Units included in this column will become vested on May 28, 2019, provided Mr. Taviera remains continuously employed by NRC through such date.

(3)      The amount in this column includes the estimated market value of NRC Restricted Units held by Mr. Taviera that had not vested as of December 31, 2017 as more fully described above under the heading “Equity Compensation.” Such value takes into account the Threshold Amount of $2,100,000 (which had not (and currently has not) been achieved), the anticipated value to be received by NRC Partners in connection with the Business Combination, and the existing capital structure and distribution provisions related to NRC Partners.

Tax-Qualified Retirement Plan

NRC Group maintains a tax-qualified retirement savings plan, the NRC 401(k) Savings Plan (the “NRC 401(k) Plan”), under which participating employees may contribute up to 60% of their eligible compensation into their NRC 401(k) Plan accounts. In addition, under the NRC 401(k) Plan, NRC Group matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. NRC Group currently makes matching contributions under the NRC 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. As described in the 2017 Summary Compensation Table, Mr. Taveira participates in the NRC 401(k) Plan and received allocations of matching contributions under the NRC 401(k) Plan in the amounts of $6,432 and $7,950 for fiscal 2016 and fiscal 2017, respectively.

Employment Agreements with Named Executive Officers

Existing Employment Agreements

Mr. Swinbank and NRC Group entered into an employment agreement on July 18, 2018 that replaced and superseded his legacy employment agreement with Sprint, as described below. Mr. Swinbank’s employment agreement provides that he serves as the Chief Executive Officer of NRC Group at a base salary of $412,000, subject to increases as determined by the compensation committee of the board of managers of NRC Group (or, after the Business Combination, the board of directors of the Company). Mr. Swinbank’s target annual bonus for fiscal 2019 will be 100% of his base salary, and his target annual bonus for future fiscal years will be determined by the compensation committee of the Company’s board of directors. Mr. Swinbank’s employment agreement commenced on July 18, 2018 and continues until July 18, 2021 unless Mr. Swinbank’s employment is terminated prior to such date. On July 18, 2021 and on each anniversary thereof, Mr. Swinbank’s employment agreement will automatically renew for a one-year period unless Mr. Swinbank or NRC Group provides sixty days advance notice of non-renewal of the employment period.

If Mr. Swinbank’s employment with NRC Group is terminated by NRC Group without cause or if Mr. Swinbank terminates his employment with NRC Group for good reason, in each case, other than in connection with a change in control of NRC Group, Mr. Swinbank will be entitled to receive severance compensation in an amount equal to 150% multiplied by the sum of his base salary and target annual bonus. Such severance compensation is payable in eighteen equal monthly installments and is contingent upon Mr. Swinbank’s timely execution and non-revocation of a general release of claims in favor of NRC Group. If (i) Mr. Swinbank’s employment with NRC Group is terminated by NRC Group without cause or if Mr. Swinbank terminates his employment with NRC Group for good reason, in each case, within 24 months following a change of control of NRC Group or (ii) Mr. Swinbank’s employment with NRC Group is terminated by NRC Group without cause within 3 months prior to a change in control of NRC Group, Mr. Swinbank will be entitled to receive severance compensation in an amount equal to 200% multiplied by the sum of his base salary and target annual bonus. Such severance compensation is payable in 24 equal monthly installments and is contingent upon Mr. Swinbank’s timely execution and nonrevocation of a general release of claims in favor of NRC Group.

Additionally, in the event of Mr. Swinbank’s involuntary termination of employment by NRC Group without cause or voluntary termination of employment for good reason at any time, Mr. Swinbank will be entitled to reimbursement for the costs of COBRA medical insurance premiums for up to eighteen months of continued participation by Mr. Swinbank and his eligible dependents in NRC Group’s medical insurance plan. Mr. Swinbank’s employment agreement also includes an obligation that Mr. Swinbank not compete with NRC Group or solicit NRC Group’s employees or customers while employed and for a period of eighteen months following his termination of employment. If any amounts payable to Mr. Swinbank would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then either (1) the payments will be reduced by the amount needed to avoid triggering such excise tax, or (2) there will be no reduction of the payments, depending on which alternative leaves Mr. Swinbank in the best after-tax position.

Mr. Nelson and Sprint entered into an employment agreement on August 29, 2016 that provides that he serves as Sprint’s Chief Operating Officer at a base salary of $240,000, subject to annual increases as determined by the compensation committee of the board of managers of Sprint in its discretion. On July 1, 2017, Mr. Nelson’s title was changed to President of Sprint and his base salary was increased to $300,000. Mr. Nelson’s employment agreement commenced on August 29, 2016 and ends on the date his employment with Sprint terminates for any reason.

Mr. Nelson’s employment agreement provides that he will be eligible to receive annual cash bonus awards based on a target percentage of his base salary in accordance with the bonus plan set by the compensation committee of the board of managers of Sprint which is further explained above under the heading “Annual Bonus Compensation.” Additionally, Mr. Nelson is entitled to a performance bonus based on the return on invested capital to JFL Equity Investors III, L.P. and its subsidiaries and affiliates upon certain liquidation events. Mr. Nelson’s performance bonus vests in 25% annual installments for the first three years and accelerates upon a sale of Sprint. Upon an involuntary termination without cause or a voluntary termination for good reason, Mr. Nelson’s unvested portion of his performance bonus is forfeited, and investors of JFL Equity Investors III, L.P. then have a 90-day option to liquidate Mr. Nelson’s right to the vested performance bonus at a price equal to the “Fair Market Value” of such vested performance bonus. Upon an involuntary termination with cause or a voluntary termination without good reason, Mr. Nelson’s unvested and vested portion of his performance bonus is forfeited. Since JFL Partners is subject to a lock-up agreement, there will be no distributions immediately following the Closing in connection with the consideration related to the Equity Component. Assuming that the Equity Component is valued at the Per Share Price at the time that it (or cash in lieu thereof) is ultimately distributed to JFLCo affiliated investment funds, then the aggregate amount of Mr. Nelson’s performance bonus would be approximately $3 million. However, the actual amount of such performance bonus will not be determined until and unless distributions are made by JFL Partners and its equityholders to the JFLCo affiliated investment funds that are indirect equityholders of JFL Partners.

If Mr. Nelson’s employment with Sprint is terminated by Sprint without cause or if Mr. Nelson terminates his employment with Sprint for good reason, Mr. Nelson will be entitled to receive severance of 12 months of his current base salary.

Mr. Taveira and NRC entered into an employment agreement on May 28, 2015 that provides that he serves as NRC’s President and Chief Executive Officer at a base salary of $325,000, subject to annual increases as determined by the compensation committee of the board of directors of NRC in its discretion. Mr. Taveira’s base salary at the end of fiscal 2016 was $325,000 and it was increased to $375,000 for fiscal 2017. Mr. Taveira’s employment agreement commenced on May 28, 2015 and ends on the date his employment with NRC terminates for any reason.

Mr. Taveira’s employment agreement provides that he will be eligible to receive two annual cash bonus awards based on a target percentage of his base salary in accordance with the bonus plan set by the compensation committee of the board of directors of NRC which is further explained above under the heading “Annual Bonus Compensation.” If Mr. Taveira’s employment with NRC is terminated by NRC without cause or if Mr. Taveira terminates his employment with NRC for good reason, Mr. Taveira will be entitled to receive severance of twelve months of his current base salary.

Legacy Employment Agreement

Mr. Swinbank and Sprint entered into an Employment Agreement dated as of May 5, 2015 that provides that he serves as Sprint’s Chief Executive Officer at a base salary of $300,000.

Mr. Swinbank’s annual base salary at the end of fiscal 2016 was $300,000 and was decreased to $275,000 effective July 1, 2017 in connection with his resignation as the Chief Executive Officer of Sprint. Mr. Swinbank’s employment agreement commenced on May 5, 2015 and ends on the date his employment with Sprint terminates for any reason.

Mr. Swinbank’s legacy employment agreement provided that he was eligible to receive an annual cash bonus award based on a target percentage of his base salary in accordance with the bonus plan set by the compensation committee of the board of managers of Sprint, which is further explained above under the heading “Annual Bonus Compensation.” If Mr. Swinbank’s employment was terminated by Sprint without cause, or as a result of his death or disability or if Mr. Swinbank terminated his employment with Sprint because Sprint makes material negative changes to his duties, annual base salary or annual bonus, then Mr. Swinbank was entitled to receive severance of twelve months of his then current base salary.

Transaction Bonuses

In connection with the Dividend Recapitalization that was completed in June 2018, Mr. Swinbank received a $300,000 bonus payment in consideration of the extra duties and responsibilities performed by Mr. Swinbank to complete the Dividend Recapitalization.

NRC Group entered into an additional letter agreement with Mr. Swinbank on July 18, 2018 that provides Mr. Swinbank will be entitled to a $700,000 transaction bonus payment if certain requirements are met in connection with the Business Combination. In order for Mr. Swinbank to be eligible to receive such transaction bonus payment, the following conditions must be satisfied: (1) the Business Combination must be completed; (2) Mr. Swinbank must remain employed by NRC Group through the consummation of the Business Combination or be involuntarily terminated prior to the consummation of the Business Combination without cause (other than as a result of material deterioration of NRC Group performance which requires material cost cutting measures); and (3) Mr. Swinbank must execute a general release of claims in favor of NRC Group.

NRC entered into a letter agreement with Mr. Taveira dated February 12, 2018 that provides that Mr. Taveira will be entitled to a transaction bonus if certain requirements are met upon a change in control of NRC. The amount of Mr. Taveira’s transaction bonus is dependent upon the return on invested capital to certain JFLCo affiliated investment funds upon a change in control of NRC. In order to be eligible to receive a transaction bonus under the letter agreement, the following conditions must be satisfied (1) a change in control of NRC must occur prior to December 31, 2018, (2) Mr. Taveira must remain employed by NRC through the consummation of such change in control or be involuntarily terminated prior to the consummation of the change in control by NRC without cause (other than as a result of material deterioration of NRC performance which requires material cost cutting measures) and (3) Mr. Taveira must execute a general release of claims in favor of NRC. Since JFL Partners is subject to a lock-up agreement, there will be no distributions immediately following the Closing in connection with the consideration related to the Equity Component. Assuming that the Equity Component is valued at the Per Share Price at the time that it (or cash in lieu thereof) is ultimately distributed to JFLCo affiliated investment funds, then the aggregate amount of Mr. Taveira’s transaction bonus would be approximately $4 million. However, the actual amount of such transaction bonus will not be determined until and unless distributions are made by JFL Partners and its equityholders to the JFLCo affiliated investment funds that are indirect equityholders of JFL Partners.

Director Compensation

As of December 31, 2017, NRC Group Holdings, LLC did not have (and currently does not have) any directors. NRC Group Holdings, LLC is managed by its sole member, JFL Partners.

NRC GROUP’S Management’s Discussion and Analysis of Financial Condition
and Results of Operations

NRC Group was formed on June 7, 2018. On June 11, 2018, NRC Group made the 2018 Dividend in connection with NRC Group’s Dividend Recapitalization. Following the Dividend Recapitalization, NRC Group became the holding company for NRC and Sprint. The consolidated financial statements of NRC and Sprint have been combined and retrospectively recast for all periods presented in the consolidated financial statements because the Dividend Recapitalization and related combination of NRC and Sprint was between entities under common control. The historical financial position and results of operations in this proxy represent the audited and unaudited financials of NRC Group.

The following discussion and analysis of financial condition and results of operations of NRC Group should be read in conjunction with the “Selected Historical Financial Information of NRC Group” and the audited and unaudited financial statements and related notes thereto of NRC Group appearing elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting NRC Group management’s current expectations, estimates and assumptions concerning events and financial trends that may affect NRC Group’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

NRC Group is a global provider of comprehensive environmental, compliance and waste management services. NRC Group’s broad range of capabilities enable it to provide global reach to meet the critical, non-discretionary needs of its more than 5,000 customers across diverse industries and end markets to ensure compliance with environmental, health and safety (“EH&S”) laws around the world.

NRC Group’s highly diverse service offerings across a broad geographic footprint are used by customers in multiple end markets around the world to:

•         ensure compliance with international and domestic EH&S laws and regulations;

•         maximize operating efficiency and longevity of critical operating assets;

•         ensure adherence to corporate EH&S policies;

•         reduce risk and enhance safety;

•         maximize profitability and manage costs; and

•         reduce downtime and take control of waste management challenges.

The services NRC Group provides to its customers are generally considered non-discretionary due to the high cost of failure and/or non-compliance. NRC Group is highly diversified and combines extensive technical expertise, broad geographic reach, differentiated assets, essential regulatory certifications and a specialized work force to address customers’ recurring environmental and regulatory compliance requirements. NRC Group has broad global reach, with approximately 75 locations in the United States and approximately 20 additional locations internationally, across seven countries, including the United Kingdom, Turkey, the Republic of Georgia, United Arab Emirates, Angola, Thailand and Trinidad and Tobago.

NRC Group was established in June 2018 after the completion of the combination of NRC and Sprint, who while operating separately, had been working together under a Collaboration Agreement since 2015 until such time that the two businesses were formally combined. Both companies were under common ownership of investment affiliates of JFLCo. NRC Group’s headquarters is located in Great River, New York.

Trends and Factors Impacting Results of Operations

There are many factors that have impacted and continue to impact NRC Group’s revenues. These factors include, but are not limited to: overall industrial activity, federal regulations, the effect of oil and gas commodity prices on business activity in the industry, international and domestic EH&S policies, the level of emergency response events, competitive industry pricing, execution of operations, safety of operations and acquisitions. NRC Group believes that its ability to manage operating costs is important to the ability to remain price competitive. NRC Group continues to evolve to a national platform in order to derive benefits from economies of scale for sourcing. NRC Group will also focus on other cost reduction initiatives in an effort to optimize operating margins. NRC Group is focusing on managing selling, general and administrative costs by centralizing back office operations and consolidating vendors in order to leverage economies of scale and remain competitive in the marketplace.

NRC Group operates in four reportable segments: (1) Domestic Standby Services, (2) Domestic Environmental Services, (3) International Services, and (4) Sprint.

Domestic Standby Services. Domestic Standby Services segment results are primarily driven by the following factors:

•         Unplanned Incidents. Increases or decreases in the number of unplanned incidents will have a direct impact on demand for Domestic Standby Services. The modest revenue growth in the Domestic Standby Services segment for fiscal year 2017 was driven by three major incidents, including Hurricane Harvey, Hurricane Irma and the TransCanada pipeline spill in South Dakota, as well as the entry into new markets and increased tolling fees. In fiscal year 2016 there were no major incidents, and in fiscal year 2015 NRC Group worked on pipeline spills in Southern California and Illinois.

•         Increased Ship Activity. Domestic Standby Services revenues are positively impacted as ship activity increases. An increase in ship activity often results in an increase in tolling fees paid.

•         Retainer Fees. Domestic Standby Services customers are under long-term or evergreen contracts that pay annual retainer fees to access required certifications, specialized assets and trained personnel.

•         Subcontractor Usage. NRC Group relies on its subcontractors when an emergency response event occurs. NRC Group must navigate labor prices and demand in order to effectively manage costs and maximize profitability.

Demand for Domestic Standby Services are less impacted by macroeconomic conditions than NRC Group’s other reportable segments.

Domestic Environmental Services. Domestic Environmental Services segment results are primarily driven by the following factors:

•         High-Frequency, Low-Cost Services. NRC Group provides its customers with services to meet stringent federal regulations and comply with and domestic EH&S policies. Domestic Environmental Services are impacted by market activity, oil and gas commodity prices and business activity in the industry. An increase in activity creates a demand for increased maintenance and spending on discretionary compliance.

•         Seasonality. Domestic Environmental Services related activity is impacted by seasonality in business and weather conditions, market conditions and overall levels of industrial activity.

•         Acquisitions, Integration and Restructuring. NRC Group has expanded through organic growth as well as acquisitions. Domestic Environmental Services underwent an internal restructuring of management to target more recurring and predictable higher volume customers. Customers were selected by a newly established sales team. The internal restructuring also placed an increased focus on a full integration of legacy acquisitions and cross-selling. Domestic Environmental Services may not be able to properly integrate past or future acquisitions.

International Services. International Services segment results are primarily driven by commodity prices and market activity. Demand is driven by corporate compliance and not regulatory compliance. Volatility in the price of oil or a decline in the global energy markets results in less corporate spending and lower demand for NRC Group’s International Services. Currently a large portion of NRC Group’s International Services are located in the North Sea, which is known for its challenging and expensive conditions.

Sprint. Sprint segment results are primarily driven by oil prices. Lower oil prices lead producers to slow down or halt activity, resulting in fewer revenue generating opportunities for Sprint segment services. For example in the latter portion of fiscal year 2016, crude oil prices rebounded leading to increased exploration and production activity and improvement in Sprint segment financial results. NRC Group anticipates that the addition of waste disposal capabilities at the Karnes facility will diversify Sprint segment offerings and will likely make it more resistant to future crude oil price downturns.

Results of Operations — Six Months Ended June 30, 2018 and 2017

NRC Group Consolidated Results of Operations — Second Quarter 2018 versus Second Quarter 2017

NRC Group’s Operating Revenues for the six months ended June 30, 2018 increased 36% to $152.9 million, compared with $112.4 million in the comparable period in 2017. Increases in total revenues were primarily related to NRC Group’s Domestic Environmental Services, Sprint and Domestic Standby Services segments. Operating Revenues in NRC Group’s Domestic Environmental Services segment increased $18.4 million in the six months ended June 30, 2018 as compared with the comparable period in 2017 due to greater business activity in all regions of operations, the acquisition of SWS in May 2018 and an uptick in emergency response activity. Operating Revenues recorded by NRC Group’s Sprint segment increased $16.4 million in the six months ended June 30, 2018 as compared to the comparable period in 2017 primarily attributable to an expansion of Sprint segment’s energy services by opening two new locations and an increase in landfill operations by ramping up to full operation levels, after starting the segment in late 2016. Operating revenues in NRC Group’s Domestic Standby Services segment increased $4.3 million in the six months ended June 30, 2018 as compared to the comparable period in 2017 primarily due to an uptick in emergency response activity, higher volumes in NRC Group’s voyage-based pricing program and continued work on an oil pipeline spill that occurred in the fourth quarter of 2017. Operating Revenues in NRC Group’s International Services segment increased $1.4 million in the six months ended June 30, 2018 as compared to the comparable period in 2017 primarily attributable to the acquisition of Cleanline in March 2018.

NRC Group’s operating income for the six months ended June 30, 2018 was $8.7 million, compared to $1.1 million in the comparable period in 2017. NRC Group reported net loss for the six months ended June 30, 2018 of $0.6 million, compared to a net loss of $6.0 million in the comparable period in 2017.

NRC Group Segment Performance

The following table sets forth certain financial information associated with results of operations for the six months ended June 30, 2018 and 2017.

	Summary of Operations
	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Revenues:
Domestic Standby Services	18,091	13,755	4,336	31.5%
Domestic Environmental Services	89,418	71,041	18,377	25.9%
International Services	10,444	9,003	1,441	16.0%
Sprint	34,971	18,563	16,408	88.4%
Corporate Items	—	—	—	—
Total	152,924	112,362	40,562	36.1%
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization:
Domestic Standby Services	8,533	5,209	3,324	63.8%
Domestic Environmental Services	74,493	57,069	17,424	30.5%
International Services	7,289	6,147	1,142	18.6%
Sprint	15,475	9,308	6,167	66.3%
Corporate Items	—	—	—	—
Total	105,790	77,733	28,057	36.1%
General and Administrative Expenses:
Domestic Standby Services	1,242	1,178	64	5.4%
Domestic Environmental Services	8,130	7,435	695	9.3%
International	1,486	1,403	83	5.9%
Sprint	5,470	3,752	1,718	45.8%
Corporate Items	3,865	3,715	150	4.0%
Total	20,193	17,483	2,710	15.5%

Operating Revenues

There are many factors that have impacted and continue to impact NRC Group’s Operating Revenues. These factors include, but are not limited to: overall industrial activity, federal regulations, the effect of oil and gas commodity prices on business activity in the industry, international and domestic EH&S policies, the level of emergency response events and acquisitions.

Domestic Standby Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Revenues	18,091	13,755	4,336	31.5%

Domestic Standby Services Operating Revenues for the six months ended June 30, 2018 increased $4.3 million, or 32%, from $13.8 million in the comparable period in 2017. This increase was primarily attributable to a $2.8 million increase in emergency response Operating Revenues due to a higher volume of emergency response activity related to oil spills in 2018, a $0.9 million increase resulting from the continuation of work related to an oil pipeline spill that impacted South Dakota in the fourth quarter of 2017, and a $0.7 million increase driven by higher volumes associated with NRC Group’s voyage-based pricing program.

Domestic Environmental Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Revenues	89,418	71,041	18,377	25.9%

Domestic Environmental Services Operating Revenues for the six months ended June 30, 2018 increased $18.4 million from $71.0 million, or 26%, in the comparable period in 2017. Approximately, $12.6 million of this increase was primarily due to greater business activity in all regions of operations, particularly with new customers with higher volumes of activity, and $3.8 million of this increase was attributable to the acquisition of SWS in May 2018. The increase was also due to a $2.3 million increase in emergency response Operating Revenues due to a higher volume of emergency response events in the six months ended June 30, 2018 as compared to the comparable period in 2017.

International Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Revenues	10,444	9,003	1,441	16.0%

International Services Operating Revenues for the six months ended June 30, 2018 increased $1.4 million from $9.0 million, or 16%, in the comparable period in 2017. This increase was primarily attributable to a $1.5 million increase due to the acquisition of Cleanline in March 2018. The increase was also due to a $0.9 million increase due to higher business activity by NRC Group’s customers which was relatively consistent with an increase in the overall market conditions resulting from the stabilization of oil prices in 2018. This increase was partially offset by a $0.9 million decrease due to the winding down of a retainer contract in the six months ended June 30, 2017.

Sprint

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Revenues	34,971	18,563	16,408	88.4%

Sprint Operating Revenues for the six months ended June 30, 2018 increased $16.4 million from $18.6 million, or 88%, in the comparable period in 2017. Approximately $6.5 million of this increase was primarily attributable to an increase from expanding Sprint’s energy service operations by opening two new locations in Carrizo Springs, Texas and Pecos, Texas during the second quarter of 2017. This increase is also primarily due to an increase in Operating Revenues from Sprint’s landfill operations due to the landfill operations continuing to ramp up to full operation levels by the second quarter of 2017, after starting operations for the segment in late 2016, and a higher demand from Sprint’s customers due to the improved oil prices in the six months ended June 30, 2018 as compared to the comparable period in 2017.

Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization

NRC Group believes that its ability to manage operating costs is important to the ability to remain price competitive. NRC Group continues to evolve to a national platform in order to derive benefits from economies of scale for sourcing. NRC Group will also focus on other cost reduction initiatives in an effort to optimize operating margins.

Domestic Standby Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	8,533	5,209	3,324	63.8%
As a % of Operating Revenues	47%	38%		9%

Generally, the Domestic Standby Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization model is structured to maximize profitability. Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization related to retainer Operating Revenues are primarily fixed and highly leverageable for revenue expansion. Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization related to emergency response are primarily variable as NRC Group only utilizes subcontractors when an emergency response event occurs. Domestic Standby Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the six months ended June 30, 2018 increased $3.3 million from $5.2 million, or 64%, in the comparable period in 2017. This increase is consistent with increased Operating Revenues in the Domestic Standby segment. As a percentage of Operating Revenues, these costs increased primarily due to the higher percentage of emergency response events, which have a lower margin, in the six months ended June 30, 2018 as compared to the comparable period in 2017.

Domestic Environmental Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	74,493	57,069	17,424	30.5%
As a % of Operating Revenues	83%	80%		3%

Domestic Environmental Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the six months ended June 30, 2018 increased $17.4 million from $57.1 million, or 31%, in the comparable period in 2017. Approximately $2.2 million of this increase was attributable to the acquisition of SWS in May 2018. The remaining increase of $15.2 million is consistent with the higher level of Operating Revenues in the Domestic Environmental Services segment. As a percentage of Operating Revenues, NRC Group’s costs increased due to the decrease in the percentage of higher margin work for the six months ended June 30, 2018 as compared to the comparable period in 2017.

International Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	7,289	6,147	1,142	18.6%
As a % of Operating Revenues	70%	68%		2%

International Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the six months ended June 30, 2018 increased $1.1 million from $6.1 million, or 19%, in the comparable period in 2017. Approximately $0.7 million of this increase was attributable to the acquisition of Cleanline in March 2018. As a percentage of Operating Revenues, these costs increased primarily due to the decrease in the percentage of retainer services, which have a higher margin, in the six months ended June 30, 2018 as compared to the comparable period in 2017.

Sprint

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	15,475	9,308	6,167	66.3%
As a % of Operating Revenues	44%	50%		(6)%

Sprint Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the six months ended June 30, 2018 increased $6.2 million from $9.3 million, or 66%, in the comparable period in 2017. Approximately $3.4 million of this increase was primarily attributable to an increase from expanding Sprint’s energy service operations by opening two new locations in Carrizo Springs, Texas and Pecos, Texas during the second quarter of 2017. This increase is also consistent with greater Operating Revenues from Sprint’s landfill operations due to the landfill operations continuing to ramp up to full operation levels by the second quarter of 2017, after starting operations for the segment in late 2016, and a higher demand from Sprint’s customers due to the improved oil prices in the six months ended June 30, 2018 as compared to the comparable period in 2017. As certain of these costs are fixed costs, the costs as a percentage of Operating Revenues decreased, which is consistent with increased revenues in the six months ended June 30, 2018, as compared to the comparable period in 2017. These costs also decreased due to higher margins resulting from a price increase and efficiencies gained as Sprint’s landfill operations became fully operational during the second quarter of 2017, after beginning operations in late 2016 and due to certain.

General and Administrative Expenses

General and Administrative Expenses represent costs incurred for back office administration and support. This includes, but is not limited to, senior management, accounting, finance, treasury, collections, accounts payable, invoicing, and analysis. NRC Group is focusing on managing such costs by centralizing back office operations and consolidating vendors in order to leverage economies of scale and remain competitive in the marketplace.

Domestic Standby Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
G&A	1,242	1,178	64	5.4%
As a % of Operating Revenues	7%	9%		(2)%

Domestic Standby Services General and Administrative Expenses for the six months ended June 30, 2018 remained relatively constant as compared to the comparable period in 2017. As a percentage of Operating Revenues, costs decreased for the six months ended June 30, 2018 as compared to the comparable period in 2017 as the General and Administrative Expenses are primarily fixed costs and thus decrease as a percentage of revenue as Operating Revenues increase.

Domestic Environmental Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
G&A	8,130	7,435	695	9.3%
As a % of Operating Revenues	9%	10%		(1)%

Domestic Environmental Services General and Administrative Expenses for the six months ended June 30, 2018 increased $0.7 million from $7.4 million, or 9%, in the comparable period in 2017. Approximately $1.0 million of the General and Administrative Expenses was attributable to the acquisition of SWS in May 2018. The remaining Domestic Environmental Services General and Administrative Expenses for the six months ended June 30, 2018 remained relatively consistent with the comparable period in 2017. As a percentage of Operating Revenues, costs decreased for the six months ended June 30, 2018 as compared to the comparable period in 2017 as the General and Administrative Expenses are primarily fixed costs and thus decrease as a percentage of revenue as Operating Revenues increase.

International Services

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
G&A	1,486	1,403	83	5.9%
As a % of Operating Revenues	14%	16%		(2)%

International Services General and Administrative Expenses for the six months ended June 30, 2018 remained relatively consistent to the comparable period in 2017. As a percentage of Operating Revenues, costs decreased for the six months ended June 30, 2018 as compared to the comparable period in 2017 as the General and Administrative Expenses are primarily fixed costs and thus decrease as a percentage of revenue as Operating Revenues increase.

Sprint

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
G&A	5,470	3,752	1,718	45.8%
As a % of Operating Revenues	16%	20%		(4)%

Sprint General and Administrative Expenses for the six months ended June 30, increased $1.7 million from $3.8 million, or 46%, in the comparable period in 2017. This increase was primarily attributable to an increase of approximately $1.0 million from expanding Sprint’s energy operations by opening two new locations in Carrizo Springs, Texas and Pecos, Texas during the second quarter of 2017. Approximately $0.5 million of the increase is also due to the increase of costs resulting from Sprint continuing to establish an administrative function for Landfill Operations as it became fully operational during 2017. As a percentage of Operating Revenues, costs decreased for the six months ended June 30, 2018 as compared to the comparable period in 2017 as the General and Administrative Expenses are primarily fixed costs and thus decrease as a percentage of revenue as Service Revenues increase.

Corporate Items

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
G&A	3,865	3,715	150	4.0%

Corporate Items General and Administrative Expenses for the six months ended June 30, 2018 remained relatively consistent from the comparable period in 2017.

Depreciation and Amortization

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Depreciation	9,017	10,197	(1,180)	(11.6)%
Intangible Amortization	2,767	2,546	221	8.7%
Depreciation and Amortization	11,784	12,743	(959)	(7.5)%

Depreciation and amortization decreased $1.0 million, or 8%, for the six months ended June 30, 2018 from the comparable period in 2017 primarily attributable to a decrease in depreciation expense related to machinery and equipment and trailers due to the disposition of certain old and underutilized assets during 2017.

Other Operating Expenses

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Management fees	800	830	(30)	(3.6)%
Acquisition expenses	3,286	434	2,852	657.1%
Other expense, net	2,340	2,058	282	13.7%

Management fees for the six months ended June 30, 2018 remained the same as compared with the comparable period in 2017. Acquisition expenses increased $2.9 million for the six months ended June 30, 2018 from the comparable period in 2017, which is primarily attributable to the acquisitions of Cleanline and SWS that were completed during 2018. Other expense, net remained relatively consistent for the six months ended June 30, 2018 from the comparable period in 2017.

Total Other Income (Expenses)

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Interest income	—	(1)	(1)	—
Interest expense	7,633	6,905	728	10.5%
Foreign currency transaction losses	(41)	(39)	(2)	(5.1)%
Loss on debt extinguishment	2,720	—	2,720	100%
Other expense	8	33	(25)	(75.8)%
Total other expenses, net	10,320	6,898	3,422	49.6%

Total Other Income (Expenses) for the six months ended June 30, 2018, increased $3.4 million from the comparable period in 2017 primarily due to the $2.7 million loss on debt extinguishment and the increase in interest expense of $0.7 million due to higher debt balances and higher interest rates in the 2018 period.

Income Tax Expense

	Six Months Ended June 30,		2018 over 2017
(in thousands)	2018	2017	$ Change	% Change
Income Tax Expense	(1,020)	200	(1,220)	610.0%

Income tax expense for the six months ended June 30, 2018 decreased $1.2 million as compared with the comparable period in 2017. As a result of NRC Group’s acquisition of SWS a temporary difference between the book fair value and tax basis for the assets acquired was created resulting in a deferred tax liability and additional goodwill. With the increase in deferred tax liability NRC Group reduced the deferred tax asset valuation account and recognized a deferred tax benefit.

NRC Group Liquidity and Capital Resources

	Six Months Ended June 30,
(in thousands)	2018	2017
Net cash provided by operating activities	6,451	7,768
Net cash used in investing activities	(35,414)	(10,047)
Net cash provided by financing activities	28,190	85

Net cash provided by operating activities

Net cash provided by operating activities for the six months ended June 30, 2018 was $6.5 million, a decrease of $1.3 million compared to net cash provided by operating activities for the six months ended June 30, 2017. Net cash used in operating assets and liabilities of $8.6 million during the six months ended June 30, 2018 consisted primarily of a decrease in accounts payable and accrued expenses of $11.1 million and decreases in other current liabilities including current income taxes and other liabilities, partially offset by a decrease in accounts receivable of $5.3 million driven by the collection of large levels of Emergency Response revenue that occurred during the 4th quarter of 2017. This decrease in net cash provided by operating activities was also partially offset by a $5.5 million decrease in net loss, adjusted for $2.2 million of non-cash items. The non-cash items were primarily driven by a loss on extinguishment of debt of $2.7 million.

Net cash used in investing activities

Net cash used in investing activities for the six months ended June 30, 2018 was $35.4 million, an increase of $25.4 million compared to net cash used in investing activities for the six months ended June 30, 2017. The change was primarily driven by the acquisition of SWS, which closed in May 2018 for $22.3 million, and the acquisition of Cleanline which closed in March 2018 for $5.8 million, partially offset by a decrease in capital expenditures of $2.7 million driven by higher scheduled dry dock and equipment purchases in the six months ended June 30, 2017.

Net cash provided by financing activities

Net cash provided by financing activities for the six months ended June 30, 2018 was $28.2 million, an increase of $28.1 million from the comparable period in 2017. This increase was primarily attributable to a net increase in borrowings, net of deferred financing costs of $93.0 million due to the New Credit Facility, discussed below, and an increase in capital contributions of $22.8 million. These increases were to fund the dividend payment of $86.5 million paid to investment affiliates of JFLCo.

Working Capital

At June 30, 2018, cash and cash equivalents totaled $9.3 million, compared to $10.6 million at December 31, 2017. At June 30, 2018, the net working capital balance was $66.7 million, compared to $44.3 million at December 31, 2017

NRC Group assesses liquidity in terms of the ability to generate cash to fund operating, investing, and financing activities. The primary ongoing cash requirements will be to fund operations, capital expenditures, interest payments and investments in line with NRC Group’s business strategy. NRC Group believes that future operating cash flows will be sufficient to meet future operating and internal investing cash. Furthermore, existing cash balances and availability of additional borrowings under revolving credit facilities provide additional potential sources of liquidity should they be required.

New Credit Facility

In connection with the combination of NRC and Sprint, NRC and Sprint (collectively, the “Borrowers”), NRC Group, as parent, and the other guarantors party thereto entered into the New

Credit Facility on June 11, 2018. The New Credit Facility includes a $308.0 million term loan (the “Term Loan”), the proceeds of which have been used for, among other things, the funding of a dividend paid to investment affiliates of JFLCo as part of the combination of NRC and Sprint, and a currently undrawn $40.0 million revolving credit facility (the “Revolver”). The Revolver matures on June 11, 2023 and the Term Loan matures on June 11, 2024, in each case unless otherwise extended in accordance with the terms of the New Credit Facility. The Borrowers may also incur incremental revolving and term loan commitments pursuant to and in accordance with the terms of the New Credit Facility.

Outstanding loans under the New Credit Facility will bear interest at the Borrowers’ option at either the Eurodollar Rate plus 5.25% or the Base Rate plus 4.25% per year. In addition, the Borrowers will be charged (1) a commitment fee in an amount equal to 0.50% per annum times the average daily undrawn portion of the Revolver, (2) a letter of credit fee in an amount equal to the applicable margin then in effect for revolving loans bearing interest at the Eurodollar Rate times the average aggregate daily maximum amount available to be drawn under all outstanding letters of credit, (3) a letter of credit fronting fee in an amount equal to 0.125% times the average aggregate daily maximum amount available to be drawn under all letters of credit and (4) certain other fees as agreed between the parties.

The Borrowers will be required to make quarterly amortization payments on the Term Loan in the amount of $770,000 beginning on September 30, 2018, with the balance of the Term Loan due at maturity. Subject to (i) customary breakage costs in connection with Eurodollar Rate loans and (ii) prepayment fees required to be paid upon the occurrence of a “Repricing Event” (as defined below), the Borrowers may prepay all loans under the New Credit Facility at any time without premium or penalty, subject to notice requirements. Other than in connection with certain specified exceptions, if in connection with (A) any prepayment of the Term Loan with the proceeds of, or any conversion of the Term Loan into, any new or replacement tranche of term loans, the primary purpose of which is to reduce the interest rate margins thereon to have a lower all-in yield than the all-in yield applicable to the Term Loan or (B) any amendment to the New Credit Facility the primary purpose of which is to reduce the effective interest rate applicable to the Term Loan to have an all-in yield lower than the all-in yield applicable to the then outstanding Term Loan (either of the foregoing, a “Repricing Event”) the Borrowers either voluntarily prepay the Term Loan, prepay the Term Loan using proceeds from the incurrence of certain indebtedness or effect any amendment with respect to the Term Loan, in each case, on or prior to December 11, 2018, the Borrowers will be required to pay a prepayment premium to each lender of Term Loans equal to 1.00% of the principal amount of the Term Loans affected by a reduction in interest rate margins held by such lender or Term Loans that are prepaid or 1.00% of the principal amount of the Term Loans held by such lender, as applicable.

Subject to certain thresholds, exceptions and reinvestment rights, the Borrowers are required to prepay the loans under the New Credit Facility upon receipt of net cash proceeds from certain dispositions and casualty/condemnation events and the incurrence of indebtedness, other than indebtedness permitted to be incurred under the New Credit Facility. In addition, commencing with the fiscal year ending December 31, 2019, the Borrowers will be required to make an annual prepayment of the loans under the New Credit Facility in an amount equal to a percentage, determined by reference to the NRC Group’s consolidated first lien net leverage ratio, of the NRC Group’s excess cash flow.

The Borrowers’ obligations under the New Credit Facility are guaranteed by, subject to certain exceptions, substantially all of NRC Group’s present and future wholly owned domestic restricted subsidiaries (other than the Borrowers and other than, among others, foreign subsidiary holding companies and immaterial subsidiaries).

The New Credit Facility is secured by first-priority liens on substantially all assets of the Borrowers, NRC Group and the other guarantors, including without limitation, equity interests in domestic subsidiaries and 65% of the voting interests in first-tier foreign subsidiaries (subject to limitations as regards foreign subsidiary holding companies) and certain vessels.

The New Credit Facility contains, subject to certain carveouts, exceptions and thresholds, representations and warranties, affirmative and negative covenants and events of default that the Borrowers consider customary for an agreement of this type, including a covenant setting a maximum consolidated total net leverage ratio of 5.45:1.00, to be tested when the aggregate outstanding principal amount of all revolving loans plus certain letter of credit obligations and outstanding principal amount of swingline loans exceeds 30% of the revolving credit commitments then in effect. If an event of default occurs and continues, the lenders will be permitted to terminate their commitments under the New Credit Facility, accelerate all outstanding obligations under the New Credit Facility and exercise other rights and remedies, including the commencement of foreclosure or other actions against the collateral. This covenant is not currently in effect.

New Credit Facility — Liquidity and Operational Covenants

Adjusted EBITDA is an operating and cash flow metric that NRC Group is required to attain in so that it is in compliance with the New Credit Facility. The table below provides NRC Group’s operating revenue, net income (loss) and Adjusted EBITDA for the six months ended June 30, 2018 and 2017 and for the years ended December 31, 2017, 2016 and 2015. The historical combined Adjusted EBITDA for NRC Group for the periods provided have been prepared by combining the historical financial statements for each of NRC and SES Hold Co, LLC for each period without giving effect to any pro forma adjustments. As a result, such combined historical financial data of NRC Group are not prepared in accordance with Article 11 of Regulation S-X. The historical Adjusted EBITDA for the years ended December 31, 2017, 2016 and 2015 are derived from the audited historical financial statements of NRC and SES Hold Co, LLC included elsewhere in this proxy statement, along with unaudited consolidated financial statements of Progressive Environmental Services, Inc. (“SWS”) and Cleanline Waste Water Services, Ltd. (“Cleanline”) which were acquired by NRC Group in May 2018 and March 2018, respectively. The historical combined Adjusted EBITDA for the six months ended June 30, 2018 and 2017 are derived from the unaudited historical financial statements of NRC and SES Hold Co, LLC included elsewhere in this proxy statement, along with unaudited consolidated financial statements of SWS and Cleanline which were acquired NRC in May 2018 and March 2018, respectively.

Non-GAAP Financial Measure

Adjusted EBITDA

This proxy statement uses the term “Adjusted EBITDA,” which is not a recognized measure under GAAP. NRC Group uses Adjusted EBITDA as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. NRC Group defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, net, (iii) provision for income taxes (clauses (i) through (iii) referred to collectively as “EBITDA”), net, (iv) foreign currency translation gain or loss and (v) gain or loss on equipment sales or retirements, adjusted to include certain add-backs permitted by the Credit Agreement, including (i) management fees, (ii) impairment expense of goodwill and intangible assets, (iii) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments, facility closure costs and financing fees and expenses), (iv) the impact of pre-acquisition revenues, earnings and EBITDA of certain recent acquisitions and certain NRC Group management estimates relating thereto, (v) normalization adjustments to reflect a run-rate level of EBITDA within NRC Group’s historical financial statements, (vi) non-recurring costs and other non-operating expenses and income, (vii) the impact of certain completed cost savings initiatives at various NRC Group domestic regions, (viii) the impact of a reduction in force adjustment, (ix) costs relating to the shutdown of certain international operations less EBITDA related to a large response event at Sprint Energy Services in 2015 and (x) certain out-of-period timing adjustments and reclassification of capitalized leases not applicable under the New Credit Facility. “Adjusted EBITDA” is substantially the same as the metric called “Consolidated Adjusted EBITDA,” as defined in the New Credit Facility, which is a key component in the determination of NRC Group’s leverage ratios (including NRC Group’s ability to service debt and incur capital expenditures).

NRC Group’s method of computing Adjusted EBITDA is substantially consistent with that used for debt covenant calculation purposes under the New Credit Facility and also is routinely reviewed by NRC Group management for that purpose. For example, under the New Credit Facility if as of the last day of any fiscal quarter the sum of the aggregate outstanding principal amount of all revolving loans plus the aggregate amount of letters of credit obligations (excluding letters of credit to the extent cash collateralized and undrawn letters of credit in an aggregate amount not to exceed $15 million) plus the aggregate outstanding principal amount of all swingline loans exceeds 30% of the revolving credit limit then in effect, NRC Group is required to maintain a consolidated total net leverage ratio, calculated in accordance with the New Credit Facility, or equal to or less than 5.45:1.00. The total net leverage ratio is the ratio of consolidated total net debt (as defined in the New Credit Facility) to Consolidated Adjusted EBITDA (as defined in the New Credit Facility). This covenant is not currently in effect.

NRC Group believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that NRC Group uses internally for purposes of assessing its liquidity and core operating performance. However, Adjusted EBITDA is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Additionally, certain items excluded from Adjusted EBITDA are also significant components in understanding and assessing NRC Group’s liquidity, such as interest payments, payments made for transaction expenses and extraordinary items and management fees. Also, other companies in NRC Group’s industry may define Adjusted EBITDA differently than NRC Group does, and as a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the liquidity or performance of those companies to NRC Group’s liquidity or performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by NRC Group’s business or discretionary cash available to it to invest in the growth of its business. NRC Group’s management compensates for these limitations by relying primarily on NRC Group’s GAAP results and using Adjusted EBITDA supplementally.

A reconciliation of net cash provided by operating activities to net income (loss) to Adjusted EBITDA for the periods indicated is as follows:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015
Combined NRC Group Statement of Operations Data (unaudited, in thousands)
Net cash provided by operating activities	6,451	7,768	17,036	7,998	14,716
Depreciation of property and equipment	(9,017)	(10,197)	(20,380)	(22,370)	(19,452)
Amortization of intangible assets	(2,767)	(2,546)	(5,768)	(10,103)	(8,497)
Accretion of asset retirement obligation	(26)	—	—	—	—
Amortization of deferred financing costs	(835)	(569)	(1,244)	(1,146)	(1,128)
Bad debt expense	(271)	(138)	(146)	(576)	(158)
Deferred income tax provision	(23)	2	10	3,788	3,499
Realized loss (gain from equipment sales or retirements	—	1	(21)	(772)	126
Loss on extinguishment of debt	(2,720)	—	—	—	—
Goodwill and intangible assets impairment expense	—	—	—	(24,882)	(5,053)
Changes in operating assets and liabilities, net of acquisition	8,639	(338)	16,185	(1,083)	(8,747)
Net income (loss)[1]	(569)	(6,017)	5,672	(49,146)	(24,694)

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015
Total income tax expense (benefit)	(1,020)	200	447	(3,184)	1,256
Interest income	—	(1)	(7)	(7)	(6)
Interest expense	7,633	6,905	14,126	13,350	13,486
Loss on debt extinguishment	2,720	—	—	—	—
Foreign currency transaction gain (loss)	(41)	(39)	402	90	566
Depreciation and amortization	11,784	12,743	26,148	32,473	31,457
Other expense, net	8	—	—	—	—

Management fees	800	830	1,036	1,866	1,389
Impairment expense of goodwill and intangible assets	—	—	—	24,882	—
Acquisition Transaction expenses	3,286	434	583	6,355	4,746
Transition expenses and extraordinary items[2]	2,340	2,058	4,667	7,513	6,396
Pre-NRC EBITDA contribution[3]	(1,708)	(1,786)	(473)	(2,826)	15,453
Restructuring and large event adjustments[4]	2,967	2,616	5,192	2,487	(8,783)
Estimated SWS acquisition synergies[5]	1,923	1,923	3,846	—	—
Expenses not in the normal course of business[6]	522	1,996	3,150	5,211	4,603
Reorganization Adjustments[7]	2,763	2,349	4,398	2,192	2,744
Reclassification items[8]	2,313	—	(342)	36	82
Total Adjustments	36,290	30,228	63,173	89,843	73,389

Adjusted EBITDA	$35,721	$24,211	$68,844	$40,697	$48,695

____________

(1)      GAAP net income.

(2)      Consists of one-time set-up costs for growth opportunities in Mexico, senior management placement fees, as well as expenses related to add-on acquisitions such as severance, one-time legal, rebranding, and closure costs.

(3)      Stub period reported EBITDA of certain NRC acquisitions prior to the acquisition.

(4)      NRC normalized results from Southern California and New England regions, which underwent material reorganization starting in April 2017. These adjustments are evidenced by increased performance in the first quarter of 2018 versus the first quarter of 2017. This also includes the savings from terminating SWS corporate employees as well as the remaining financial results associated with the closed SWS service centers. Sprint normalized results consist of the impact of Hurricane Harvey-related closure of the Karnes Facility and temporarily low margins during the start-up phase of the Pecos facility.

(5)      Consists of identified hard cost savings from planned headcount reductions, insurance savings and purchasing efficiencies from integration the SWS acquisition. Actions have taken or are currently taking place.

(6)      NRC includes identified one-time, non-recurring expenses including severance, consulting, lawsuit settlement and other expenses not anticipated to occur in future periods. Sprint consists of extraordinary, non-recurring items including add-back of landfill rental equipment that has been purchased and start-up costs for a new yard.

(7)      NRC consists of savings realized from cost reduction initiatives completed in the Pacific Northwest, Northern California and East regions, including headcount reductions and procurement along with a reduction-in-force completed in April 2018. Sprint consists of the impact of price increases implemented by Sprint since late 2017 at the Karnes Facility as well as the removal of non-recurring operating costs associated with the disposal pit.

(8)      Consists of out-of-period timing adjustments and reclassification of capitalized leases stemming from the PCAOB audit which are not applicable under the New Credit Facility.

Financing Arrangements

NRC Group had $189.7 million outstanding under the Amended Credit Agreement at June 30, 2018, including $180.4 principal amount of 5.5% (including a LIBOR floor) term loan due 2020 and NRC Group’s $18.0 million revolving credit facility, with borrowings outstanding of $9.3 million, expiring in March 2019, as discussed further in Note 7, “Long-Term Debt,” to the NRC Group and Subsidiaries Consolidated Financial Statements included in this proxy statement.

As of June 30, 2018, NRC Group was in compliance with the covenants of all of its debt agreements.

Capital Expenditures

For the six months ended June 30, 2018, NRC Group’s capital expenditures were $7.4 million. NRC Group anticipates that 2018 capital spending will be in the range of $30 million to $35 million. The increase in expected capital expenditures from 2017 to 2018 is primarily driven by the expansion of the Sprint segment’s landfill operations and further investment in the energy services operations due to increased demand.

Results of Operations — Years Ended December 31, 2017, 2016 and 2015

NRC Group Consolidated Results of Operations — 2017 versus 2016

NRC Group’s total Operating Revenues for 2017 increased 19.8% to $277.6 million, compared with $231.7 million in 2016. Increases in total Operating Revenues were primarily related to NRC Group’s Domestic Standby Services and Domestic Environmental Services segments. Operating Revenues in NRC Group’s Sprint segment increased $31.0 million in 2017 as compared to 2016 primarily attributable to having a full year of revenues for landfill operations in 2017 as the Sprint segment began providing landfill services during 2016, to a higher demand for services driven by improved oil prices in 2017 and an expansion of operations by opening two new locations in 2017. Operating Revenues in NRC Group’s Domestic Standby Services segment increased $14.2 million in 2017 compared with 2016 due to increased retainer revenue and an uptick in emergency response activity. Operating Revenues recorded by NRC Group’s Domestic Environmental Services segment increased $6.5 million in 2017 as compared to 2016 primarily due to incremental Operating Revenues generated from an acquisition in 2016. These increases were partially offset by a decrease in total Operating Revenues in NRC Group’s International Services segment of $5.8 million primarily due to decreased services related to a reduction in demand primarily from lower oil prices.

NRC Group’s income from operations in 2017 was $20.7 million, compared with a loss from operations of $38.9 million in 2016. NRC Group reported net income in 2017 of $5.7 million, compared to a net loss of $49.1 million in 2016.

NRC Group Consolidated Results of Operations — 2016 versus 2015

NRC Group’s total Operating Revenues for 2016 increased 8.0% to $231.7 million, compared with $214.6 million in 2015. Increases in total Operating Revenues were primarily related to NRC Group’s Domestic Environmental Services segment. Operating Revenues in NRC Group’s Domestic Environmental Services segment increased $32.0 million in 2016 compared with 2015 due to incremental Operating Revenues generated from the Enpro acquisition in 2016. NRC Group’s Sprint segment increased $2.6 million due to having a full year of Operating Revenues in 2016 as compared to a partial year in 2015 as Sprint was acquired during 2015, and Sprint beginning to provide landfill services in 2016, partially offset by a lower demand for energy services due to depressed oil prices in 2016. These increases were partially offset by a decrease in total Operating Revenues in NRC Group’s International Services segment of $12.5 million due to decreased services related to a reduction in demand resulting from lower oil prices in 2016. Operating Revenues recorded by NRC Group’s Domestic Standby Services segment decreased $4.9 million in 2016 as compared to 2015 primarily due to a reduction in emergency response activity, partially offset by an increase in retainer revenue.

NRC Group’s loss from operations in 2016 was $38.9 million, compared with loss from operations of $12.3 million in 2015. NRC Group reported net loss in 2016 of $49.1 million, compared to a net loss of $24.7 million in 2015.

NRC Group Segment Performance

The following table sets forth certain financial information associated with results of operations for the years ended December 31, 2017, 2016 and 2015.

	Summary of Operations
	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Revenues:
Domestic Standby Services	43,810	29,630	34,513	14,180	47.9%	(4,883)	(14.1)%
Domestic Environmental Services	170,993	164,452	132,480	6,541	4.0%	31,972	24.1%
International Services	17,697	23,503	36,033	(5,806)	(24.7)%	(12,530)	(34.8)%
Sprint	45,131	14,124	11,543	31,007	219.5%	2,581	22.4%
Corporate Items	—	—	—	—	—	—	—
Total	277,631	231,709	214,569	45,922	19.8%	17,140	8.0%
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization:
Domestic Standby Services	22,004	12,835	19,091	9,169	71.4%	(6,256)	(32.8)%
Domestic Environmental Services	134,517	128,453	105,263	6,064	4.7%	23,190	22.0%
International Services	12,316	15,390	21,657	(3,074)	(20.0)%	(6,267)	(28.9)%
Sprint	21,773	6,938	6,089	14,835	213.8%	849	13.9%
Corporate Items	—	—	—	—	—	—	—
Total	190,610	163,616	152,100	26,994	16.5%	11,516	7.6%
General and Administrative Expenses:
Domestic Standby Services	2,336	2,312	2,482	24	1.0%	(170)	(6.8)%
Domestic Environmental Services	14,194	14,225	12,187	(31)	(0.2)%	2,038	16.7%
International	2,539	4,170	6,219	(1,631)	(39.1)%	(2,049)	(32.9)%
Sprint	8,295	4,455	3,710	3,840	86.2%	745	20.1%
Corporate Items	6,920	6,738	7,364	182	2.7%	(626)	(8.5)%
Total	34,284	31,900	31,962	2,384	7.5%	(62)	(0.2)%

Operating Revenues

There are many factors that have impacted and continue to impact NRC Group’s Operating Revenues. These factors include, but are not limited to: overall industrial activity, federal regulations, the effect of oil and gas commodity prices on business activity in the industry, (international and domestic EH&S) policies, the level of emergency response events and acquisitions.

Domestic Standby Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Revenues	43,810	29,630	34,513	14,180	47.9%	(4,883)	(14.1)%

Domestic Standby Services Operating Revenues for the year ended December 31, 2017 increased $14.2 million from $29.6 million, or 48%, in the comparable period in 2016. This increase was primarily attributable to an $11.0 million increase in emergency response Operating Revenues from the hurricanes that impacted Texas, Florida, Puerto Rico and the U.S. Virgin Islands and an oil pipeline spill that impacted South Dakota in 2017, as compared with smaller emergency response projects in 2016. Retainer Operating Revenues also increased by $2.0 million, primarily driven by higher volumes associated with NRC Group’s voyage-based pricing program.

Domestic Standby Services Operating Revenues for the year ended December 31, 2016 decreased $4.9 million from $34.5 million, or 14%, in the comparable period in 2015. This decrease was primarily attributable to a $6.5 million decrease in emergency response Operating Revenues from oil pipeline spills impacting Southern California and Illinois in 2015, as compared with smaller emergency response projects in 2016. This decrease was partially offset by a $1.8 million increase in Domestic Standby Services Retainer revenue driven by higher volumes associated with NRC Group’s voyage based pricing program.

Domestic Environmental Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Revenues	170,993	164,452	132,480	6,541	4.0%	31,972	24.1%

Domestic Environmental Services Operating Revenues for the year ended December 31, 2017 increased $6.5 million from $164.5 million, or 4%, in the comparable period in 2016. This increase was primarily attributable to a $7.8 million increase in Operating Revenues related to the acquisition of Enpro Holdings Group, Inc. (“Enpro”), which was completed on April 11, 2016, and an increase due to the benefits of a management restructure in the segment in 2016. The increase was partially offset by a $4.7 million decrease in emergency response Operating Revenues due to a lower volume of emergency response events in 2017.

Domestic Environmental Services Operating Revenues for the year ended December 31, 2016 increased $32.0 million from $132.5 million, or 24%, in the comparable period in 2015. This increase was primarily attributable to $31.5 million in Operating Revenues in 2016 related to the acquisition of Enpro, which was completed on April 11, 2016, and a $7.4 million increase in emergency response Operating Revenues due to a higher volume of emergency response activity in 2016. This increase was partially offset by a decrease in Operating Revenues primarily attributable to a management restructure in the segment in 2016.

International Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Revenues	17,697	23,503	36,033	(5,806)	(24.7)%	(12,530)	(34.8)%

International Services Operating Revenues for the year ended December 31, 2017 decreased $5.8 million from $23.5 million, or 25%, in the comparable period in 2016. This decrease was primarily attributable to decreased services due to lower business activity by NRC Group’s customers, which is consistent with a decline in the overall market conditions resulting from depressed oil prices in 2017.

International Services Operating Revenues for the year ended December 31, 2016 decreased $12.5 million from $36.0 million, or 35%, in the comparable period in 2015. This decrease was primarily attributable to decreased services demand primarily from lower oil production activity in the North Sea linked to lower oil prices in 2016.

Sprint

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Revenues	45,131	14,124	11,543	31,007	219.5%	2,581	22.4%

Sprint Operating Revenues for the year ended December 31, 2017 increased $31.0 million from $14.1 million, or 220%, in the comparable period in 2016. Approximately $17.5 million of this increase was primarily attributable to a full year of landfill operations in 2017 as compared to 2016 as the Sprint segment partially began landfill operations during 2016, and approximately $9.0 million of this increase was due to higher demand from energy services operations customers due to the improved oil prices in 2017 as compared to 2016. The increase was also attributable to a $4.7 million increase from expanding Sprint’s operations by opening two new locations for energy services in Carrizo Springs, Texas and Pecos, Texas during 2017.

Sprint Operating Revenues for the year ended December 31, 2016 increased $2.6 million from $11.5 million, or 22%, for the period from inception on May 5, 2015 to December 31, 2015. An increase of approximately $3.2 million was attributable to the Sprint segment beginning landfill operations during 2016, and an increase due to a full year of operating activity in 2016 as compared to a partial year in 2015 as Sprint was acquired on May 5, 2015. This increase was partially offset by a decrease that was primarily attributable to lower demand from Sprint’s customers due to depressed oil prices in 2016.

Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization

NRC Group believes that its ability to manage operating costs is important to the ability to remain price competitive. NRC Group continues to evolve to a national platform in order to derive benefits from economies of scale for sourcing. NRC Group will also focus on other cost reduction initiatives in an effort to optimize operating margins.

Domestic Standby Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	22,004	12,835	19,091	9,169	71.4%	(6,256)	(32.8)%
As a % of Operating Revenues	50%	43%	55%		7%		(12)%

Generally, the Domestic Standby Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization model is structured to maximize profitability. Domestic Standby Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the year ended December 31, 2017 increased $9.2 million from $12.8 million, or 71%, in the comparable period in 2016. This increase was primarily attributable to $9.0 million increase in subcontractor costs from emergency response events from the hurricanes that impacted Texas, Florida, Puerto Rico and the U.S. Virgin Islands and an oil pipeline spill that impacted South Dakota in 2017. As a percentage of Operating Revenues, these costs increased primarily due to the higher percentage of emergency response events, which have a lower margin, in 2017. Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization related to retainer Operating Revenues are primarily fixed and highly leverageable for revenue expansion. Cost of sales related to emergency response are primarily variable as NRC Group only utilizes subcontractors when an emergency response event occurs.

Domestic Standby Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the year ended December 31, 2016 decreased $6.3 million from $19.1 million, or 33%, in the comparable period in 2015. This decrease was primarily attributable to a $6.5 million decrease in subcontractor costs from emergency response events from oil pipeline spills impacting Southern California and Illinois in 2015, as compared to smaller emergency response events in 2016. As a percentage of Operating Revenues, these costs decreased primarily due to the lower percentage of emergency response events, which have a lower margin, in 2016.

Domestic Environmental Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	134,517	128,453	105,263	6,064	4.7%	23,190	22.0%
As a % of Operating Revenues	79%	78%	79%		1%		(1)%

Domestic Environmental Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the year ended December 31, 2017 increased $6.1 million from $128.5 million, or 5%, in the comparable period in 2016. This increase was primarily attributable to an increase in costs of $6.7 million from the acquisition of Enpro, which was completed on April 11, 2016. The increase was partially offset by a decrease in costs due to a lower volume of emergency response events in 2017. As a percentage of Operating Revenues, NRC Group’s costs remained relatively consistent for the year ended December 31, 2017 as compared to 2016.

Domestic Environmental Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the year ended December 31, 2016 increased $23.2 million from $105.3 million, or 22%, in the comparable period in 2015. This increase was primarily attributable to an increase in costs of $23.3 million from the acquisition of Enpro, which was completed on April 11, 2016, and an increase in costs associated with a higher volume of emergency response events in 2016. This increase was partially offset by a decrease in costs consistent with lower Operating Revenues due to a management restructure in the segment in 2016. As a percentage of Operating Revenues, NRC Group’s costs remained relatively consistent for the year ended December 31, 2016 as compared to 2015.

International Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	12,316	15,390	21,657	(3,074)	(20.0)%	(6,267)	(28.9)%
As a % of Operating Revenues	70%	65%	60%		5%		5%

International Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the year ended December 31, 2017 decreased $3.1 million from $15.4 million, or 20%, in the comparable period in 2016. This decrease was consistent with a decrease in NRC Group’s International Services business primarily attributable to cost reductions due to decreased business demand primarily from lower oil production activity in the North Sea linked to lower oil prices. As a percentage of Operating Revenues, these costs increased primarily due to a decrease in the percentage of higher margin standby activity in NRC Group’s International Services segment.

International Services Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the year ended December 31, 2016 decreased $6.3 million from $21.7 million, or 29%, in the comparable period in 2015. This decrease was primarily attributable to cost reductions due to decreased business activity by NRC Group’s customers resulting from decreased oil prices in 2016. As a percentage of Operating Revenues, these costs increased primarily resulting from the realignment of the cost structure due to the decrease in Operating Revenues from a sustained lower commodity price of oil that decreased business activity in the industry.

Sprint

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization	21,773	6,938	6,089	14,835	213.8%	849	13.9%
As a % of Operating Revenues	48%	49%	53%		(1)%		(4)%

Sprint Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the year ended December 31, 2017 increased $14.8 million from $6.9 million, or 214%, in the comparable period in 2016. Approximately $6.1 million of this increase is primarily attributable to a full year of landfill operations in 2017 as compared to 2016 when the landfill operations were beginning, and $6.1 million of this increase is consistent with increased revenues resulting from higher demand from Sprint’s energy services customers due to improved oil prices in 2017 as compared to 2016. The increase was also attributable to a $2.6 million increase from expanding Sprint’s energy services operations by opening two new locations in Carrizo Springs, Texas and Pecos, Texas during 2017. The costs as a percentage of revenues decreased as there were only limited landfill operations in 2016.

Sprint Operating Expenses, Including Cost of Revenue Exclusive of Depreciation and Amortization for the year ended December 31, 2016 increased $0.8 million from $6.1 million, or 14%, from the period from inception on May 5, 2015 to December 31, 2015. This increase was primarily attributable to having a full year of energy services operating activity in 2016 as compared to a partial year in 2015 as Sprint was acquired on May 5, 2015, and Sprint’s landfill operations beginning operations during 2016. This increase is partially offset by a decrease in Cost of Revenues, which is consistent with lower Operating Revenues due to lower demand from Sprint’s customers due to depressed oil prices in 2016. As a percentage of revenues, these costs decreased due to Sprint’s landfill operations beginning operations during 2016.

General and Administrative Expenses

General and Administrative Expenses represent costs incurred for back office administration and support. This includes, but is not limited to, senior management, accounting, finance, treasury, collections, accounts payable, invoicing, and analysis. NRC Group is focusing on managing such costs by centralizing back office operations and consolidating vendors in order to leverage economies of scale and remain competitive in the marketplace.

Domestic Standby Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
G&A	2,336	2,312	2,482	24	1.0%	(170)	(6.8)%
As a % of Operating Revenues	5%	8%	7%		(3)%		1%

Domestic Standby Services General and Administrative Expenses for the year ended December 31, 2017 remained relatively consistent as compared to 2016. As a percentage of Operating Revenues, costs decreased for the year ended December 31, 2017 as compared to 2016 due to realizing the benefit from consolidating NRC Group’s back office functions and implementing a centralized national purchasing program.

Domestic Standby Services General and Administrative Expenses for the year ended December 31, 2016 decreased $0.2 million from $2.5 million, or 7%, in the comparable period in 2015 primarily due to a decrease in costs from consolidating NRC Group’s back office functions and implementing a centralized national purchasing program. As a percentage of Operating Revenues, costs remained relatively consistent for the year ended December 31, 2016 as compared to 2015.

Domestic Environmental Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
G&A	14,194	14,225	12,187	(31)	(0.2)%	2,038	16.7%
As a % of Operating Revenues	8%	9%	9%		(1)%		—

Domestic Environmental Services General and Administrative Expenses for the year ended December 31, 2017 remained consistent as compared to 2016.

Domestic Environmental Services General and Administrative Expenses for the year ended December 31, 2016 increased $2.0 million from $14.2 million, or 17%, in the comparable period in 2015 primarily due to an increase in costs of $4.2 million from the acquisition of Enpro, which was completed on April 11, 2016. This increase was partially offset by a decrease in costs due to consolidating NRC Group’s back office functions and implementing a centralized national purchasing program. As a percentage of Operating Revenues, costs remained relatively consistent for the year ended December 31, 2016 as compared to 2015.

International Services

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
G&A	2,539	4,170	6,219	(1,631)	(39.1)%	(2,049)	(32.9)%
As a % of Operating Revenues	14%	18%	17%		(4)%		(1)%

International Services General and Administrative Expenses for the year ended December 31, 2017 decreased $1.6 million from $4.2 million, or 39%, in the comparable period in 2016 primarily attributable to cost reductions due to decreased services demand primarily from lower oil production activity in the North Sea. As a percentage of Operating Revenues, costs decreased for the year ended December 31, 2017 as compared to 2016 due to realizing the benefit from transferring NRC Group’s back office functions to be consolidated at the Corporate Items segment and consolidating vendors to realize economies of scale.

International Services General and Administrative Expenses for the year ended December 31, 2016 decreased $2.0 million from $6.2 million, or 33%, in the comparable period in 2015 primarily attributable to cost reductions due to decreased business activity by NRC Group’s customers resulting from decreased oil prices in 2016, and a decrease in costs from transferring NRC Group’s back office functions to be consolidated at the Corporate Items segment and consolidating vendors to realize economies of scale. As a percentage of Operating Revenues, costs remained relatively consistent for the year ended December 31, 2016 as compared to 2015.

Sprint

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
G&A	8,295	4,455	3,710	3,840	86.2%	745	20.1%
As a % of Operating Revenues	18%	32%	32%		(14)%		—

Sprint General and Administrative Expenses for the year ended December 31, 2017 increased $3.8 million from $4.5 million, or 86%, in the comparable period in 2016.  The increase was primarily due to a $1.6 million increase from expanding Sprint’s energy operations by opening two new locations in Carrizo Springs, Texas and Pecos, Texas during 2017. Approximately $1.3 million of the increase is due to a full year of operations for the Landfill Operations segment in 2017 as compared to 2016 when the Landfill Operations segment partially began operations during 2016.  Approximately $0.3 million of the increase is consistent with increased revenues resulting from higher demand from Sprint’s energy services customers due to improved oil prices in 2017 as compared to 2016. As a percentage of revenues, costs decreased for the year ended December 31, 2017 due to higher revenues with lower percentage of incremental costs in 2017.

Sprint’s General and Administrative Expenses for the year ended December 31, 2016 increased $0.7 million from $3.7 million, or 20%, from the period from inception on May 5, 2015 to December 31, 2015 primarily due to having a full year of operating activity in 2016 as compared to a partial year in 2015 as Sprint was acquired on May 5, 2015 and due to the landfill operations beginning during 2016.  As a percentage of revenues, costs remained consistent with the comparable period in 2015.

Corporate Items

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
G&A	6,920	6,738	7,364	182	2.7%	(626)	(8.5)%

Corporate Items General and Administrative Expenses for the year ended December 31, 2017 remained relatively consistent with the comparable period in 2016.

Corporate Items General and Administrative Expenses for the year ended December 31, 2016 decreased $0.6 million from $7.4 million, or 9%, in the comparable period in 2015 primarily due to an increase in rebates from vendors as NRC Group begins to consolidate vendors and enter into contracts as a national platform.

Depreciation and Amortization

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Depreciation of fixed assets	20,380	22,370	19,452	(1,990)	(8.9)%	2,918	15.0%
Intangibles amortization	5,768	10,103	8,497	(4,335)	(42.9)%	1,606	18.9%
Impairment expense of goodwill and intangible assets	—	24,882	5,053	(24,882)	(100.0)%	19,829	392.4%
Total	26,148	57,355	33,002	(31,207)	(54.4)%	24,353	73.8%

Depreciation and amortization decreased $31.2 million for the year ended December 31, 2017 from the comparable period in 2016 primarily attributable to the impairment expense of goodwill and intangible assets of $24.9 million recorded in 2016, a decrease of approximately $4.3 million in amortization of permits/licenses as certain of these assets are fully amortized, a decrease of approximately $2.0 million in depreciation expense related to machinery and equipment and trailers due to the disposition of certain old and underutilized assets and as certain of these assets are fully depreciated, and a decrease in intangible asset amortization due to a lower balance of intangible assets resulting from the impairment of certain intangible assets in 2016.

Depreciation and amortization increased $24.4 million for the year ended December 31, 2016 from the comparable period in 2015 primarily attributable to the impairment expense of goodwill and intangible assets of $24.9 million recorded in 2016 and an increase of $4.0 million in amortization expense for the Sprint segment due to Sprint’s operations beginning on May 5, 2015. This increase was partially offset to a goodwill impairment charge of $5.0 million recorded in 2015.

Other Operating Expenses

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Management fees	1,836	1,866	1,789	(30)	(1.6)%	77	4.3%
Acquisition expenses	484	6,192	4,435	(5,708)	(92.2)%	1,757	39.6%
Other expense, net	3,629	9,677	3,574	(6,048)	(62.5)%	6,103	170.8%

Management fees for the year ended December 31, 2017 remained relatively consistent as compared with the comparable period in 2016. Acquisition expenses decreased $5.7 million for the year ended December 31, 2017 from the comparable period in 2016 which is primarily attributable to the acquisition of Enpro and the integration of Enpro into NRC Group which was completed during 2016. Other expense, net decreased $6.0 million for the year ended December 31, 2017 from the comparable period in 2016 due to approximately $2.5 million of transition costs to begin landfill operations in the Sprint segment that were recorded in 2016 and costs associated with costs from a management restructure in the Domestic Environmental Services segment during 2016.

Management fees for the year ended December 31, 2016 remained relatively consistent with the comparable period in 2015. Acquisition expenses increased $1.8 million for the year ended December 31, 2016 from the comparable period in 2015 which is primarily attributable to an increase of approximately $5.3 million for the acquisition of Enpro and the integration of Enpro into NRC Group that was completed during 2016, partially offset by $3.5 million of acquisition costs recorded during 2015 for Sprint’s acquisition on May 5, 2015. Other expense, net increased $6.1 million for the year ended December 31, 2016 from the comparable period in 2015 primarily due to approximately $2.5 million of transition costs to begin landfill operations in the Sprint segment that were recorded in 2016 and costs associated with a management restructure in the Domestic Environmental Services segment during 2016.

Total Other Income (Expenses), Net

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Interest income	(7)	(7)	(6)	—	—	1	16.7%
Interest expense	14,033	13,350	13,248	683	5.1%	102	0.8%
Foreign currency transaction losses	402	90	566	312	346.7%	(476)	(84.1)%
Loss on debt extinguishment	93	—	—	93	—	—	—
Other expense	—	—	839	—	—	(839)	(100.0)%
Total other expenses, net	14,521	13,433	14,647	1,088	8.1%	(1,214)	(8.2)%

Total Other Income (Expenses) for the year ended December 31, 2017, increased $1.1 million from the comparable period in 2016 primarily due to changes in variable interest rates and foreign currency fluctuations and a 2016 loss from equipment sales. Other Income (Expenses) decreased $1.2 million for the year ended December 31, 2016 as compared to 2015 primarily due to changes in variable foreign currency fluctuations and transaction expenses recorded in 2015 that did not reoccur in 2016.

Income Tax Expense (Benefit)

	For the Years Ended December 31,			2017 over 2016		2016 over 2015
(in thousands)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Income tax expense (benefit)	447	(3,184)	(2,246)	3,631	114.0%	(938)	(41.8)%

Income Tax Expense (Benefit) for the years ended December 31, 2017, 2016 and 2015 was $0.4 million, $(3.2) million, and $(2.2) million, respectively.

NRC Group Liquidity and Capital Resources

	For the Years Ended December 31,
(in thousands)	2017	2016	2015
Net cash provided by operating activities	17,036	7,998	14,716
Net cash used in investing activities	(20,877)	(40,697)	(75,045)
Net cash provided by (used in) financing activities	(1,607)	30,318	67,141

Net cash provided by operating activities

Net cash provided by operating activities for the year ended December 31, 2017 was $17.0 million, an increase of $9.0 million compared to net cash provided by operating activities for the year ended December 31, 2016. The change primarily resulted from higher income levels, adjusted for non-cash items, generated during the year ended December 31, 2017, partially offset by the impact of changes in net working capital related to an increase in accounts receivable balances, partially offset by the increase in accounts payable balances primarily due to higher emergency response events in late 2017, including hurricanes that impacted Texas, Florida, Puerto Rico and the U.S. Virgin Islands and an oil pipeline spill that impacted South Dakota.

Net cash provided by operating activities for the year ended December 31, 2016 was $8.0 million, a decrease of $6.7 million compared to net cash provided by operating activities for the year ended December 31, 2015. The change primarily resulted from the impact of changes in net working capital related to decreases in accounts payable balances and other current and non-current liabilities, partially offset by decreases in accounts receivable balances.

Net cash used in investing activities

Net cash used in investing activities for the year ended December 31, 2017 was $20.9 million, a decrease of $19.8 million compared to net cash used in investing activities for the year ended December 31, 2016. The change was primarily driven by the acquisition of Enpro in 2016 for $29.1 million, net of cash acquired, and was partially offset by an increase of approximately $8.7 million in capital expenditures in 2017 that related to a capital investment in a large vessel that extended its useful life by approximately 30 years, a capital investment to establish a base of operations in Hawaii and the purchase of approximately 257 acres of land and equipment for the Sprint segment’s landfill operations.

Net cash used in investing activities for the year ended December 31, 2016 was $40.7 million, a decrease of $34.3 million compared to net cash used in investing activities for the year ended December 31, 2015. The change was primarily driven by the acquisition of by the $62.9 million acquisition of Sprint in 2015, partially offset by the acquisition of Enpro in 2016 for $29.1 million, net of cash acquired.

Net cash provided by (used in) financing activities

Net cash used in financing activities for the year ended December 31, 2017 was $1.6 million, a decrease of $31.9 million compared to net cash provided by financing activities for the year ended December 31, 2016. The change was primarily due to a $33.3 million decrease in contributions from NRC members in 2016.

Net cash provided by financing activities for the year ended December 31, 2016 was $30.3 million, a decrease of $36.8 million compared to net cash provided by financing activities for the year ended December 31, 2015. The change was primarily attributable a decrease in capital contributions of $14.2 million and a decrease in proceeds from long-term debt of $23.0 million.

Working Capital

At December 31, 2017, cash and cash equivalents totaled $10.6 million, compared to $15.7 million of cash and cash equivalents and restricted cash at December 31, 2016. At December 31, 2017, the net working capital balance was $44.3 million, compared to $32.8 million at December 31, 2016. The increase is primarily attributable to an increase in accounts receivable balances, partially offset by the increase in accounts payable balances due to increased business volumes from higher emergency response events in late 2017. Additionally, NRC Group has $28.0 million in credit facilities, of which approximately $19.7 million was available to borrow at December 31, 2017, as discussed further in Note 8, “Long-Term Debt,” to the NRC Group and Subsidiaries Consolidated Financial Statements included in this proxy statement. Based on the above and current plans, NRC Group believes that its operations have adequate financial resources to satisfy current liquidity needs.

NRC Group assesses liquidity in terms of the ability to generate cash to fund operating, investing and financing activities. The primary ongoing cash requirements will be to fund operations, capital expenditures, interest payments and investments in line with NRC Group’s business strategy. NRC Group believes that future operating cash flows will be sufficient to meet future operating and internal investing cash. Furthermore, existing cash balances and availability of additional borrowings under revolving credit facilities provide additional potential sources of liquidity should they be required.

Financing Arrangements

NRC Group had $205.4 million outstanding in term loans and revolving credit facilities at December 31, 2017. NRC Group had $185.2 million under the Amended Credit Agreement at December 31, 2017, including $180.9 million principal amount of 5.5% (including a LIBOR floor) term loan due 2020 and NRC Group’s $18.0 million revolving credit facility, with borrowings outstanding of $4.3 million, expiring in March 2019. Additionally NRC Group had had $20.2 million under the Sprint Credit Agreement at December 31, 2017, including $16.2 million principal amount term loan due August 2022 and a $10.0 million revolving credit facility, with borrowings outstanding of $4.0 million, expiring in August 2020 with a weighted average interest rate of 6.5% at December 31, 2017. The outstanding borrowings are further in Note 8, “Long-Term Debt,” to the NRC Group and Subsidiaries Consolidated Financial Statements included in this proxy statement.

As of December 31, 2017, NRC Group was in compliance with the covenants of all of its debt agreements.

Contractual Obligations

The following table has been included to assist understanding NRC Group’s debt and similar obligations as of December 31, 2017 (in thousands):

	Payments Due by Period
Contractual Obligations (in thousands)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Current and long-term obligations, at par	$197,077	$5,484	$186,193	$5,400	$—
Credit facility obligations, at par	8,211	—	8,211	—
Interest(a)	25,665	11,377	13,981	307	—
Equipment loans	1,056	500	556	—
Operating leases	47,475	11,879	19,036	10,301	6,259
Capital leases	3,526	1,493	1,437	596	—
Total contractual obligations	$283,010	$30,733	$229,414	$16,604	$6,259

____________

(a)      Interest for the term loan with obligations at par of $180,877 is calculated at the December 31, 2017 interest rate of 5.5%, including the LIBOR floor. Interest for the credit facility with obligations at par value of $4,250 is calculated at the December 31, 2017 interest rate of 5.75%. Interest for the term loan with obligations at par value of $16,200 and credit facility with obligations at par value of $3,961 is calculated at the December 31, 2017 weighted average interest rate of 6.5%.

Off-Balance Sheet Arrangements

Except for obligations under operating leases and letters of credit described above under “Contractual Obligations” and performance obligations incurred in the ordinary course of business, NRC Group is not party to any off-balance sheet arrangements involving guarantee, contingency or similar obligations to entities whose financial statements are not consolidated with NRC Group’s results, and that have or are reasonably likely to have a current or future effect on NRC Group’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors in NRC Group’s securities.

Capital Expenditures

In 2017, NRC Group’s capital expenditures were $21.0 million. NRC Group anticipates that 2018 capital spending will be in the range of $25 million to $35 million. The increase in expected capital expenditures from 2017 to 2018 is primarily driven by the expansion Sprint segment’s landfill operations services and further investment in the Sprint segment’s energy services due to increased demand.

Critical Accounting Policies and Estimates

The preparation of NRC Group’s financial statements requires it to make estimates and judgments that affect the reported amounts of its assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. The following are the areas that NRC Group believes require the greatest amount of judgments or estimates in the preparation of the financial statements: allowance for doubtful accounts, goodwill, intangible assets, self-insurance liabilities and income tax expense (benefit). Management reviews critical accounting estimates on an ongoing basis and as needed prior to the release of annual financial statements. See also Note 2, “Significant Accounting Policies,” to the NRC Group and Subsidiaries Consolidated Financial Statements included in this proxy statement, which discusses the significant assumptions used in applying accounting policies.

Contracts and Revenue Recognition

NRC Group recognizes revenue when it is realized or realizable and earned. For all periods presented in the consolidated financial statements, revenue was realized or realizable and considered earned when persuasive evidence of an arrangement exists, services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured. Revenue that does not meet these criteria is deferred until the criteria are met.

NRC Group earns revenues primarily from marine and land-based emergency response, retainer fees, consulting and training and industrial and remediation services. Emergency response revenues are recognized as services are provided and are dependent on the magnitude and number of individual responses. Retainer agreements with vessel owners generally range from one to three years while retainer agreements with facility owners can be as long as ten years. Such retainer fees are generally recognized ratably over the term of the respective contract. Consulting and training services fees are recognized as the services are provided based on the respective contractual terms. Project management, which consists primarily of remediation and industrial services are provided on a time and material basis with revenues recognized as the services are provided. Most of the project management revenue is generated by short-term projects, most of which are governed by master service agreements that are long-term in nature. The master service agreements are typically entered into with NRC Group’s larger customers and outline the pricing and legal frameworks for such projects.

Trade Receivables and Allowance for Doubtful Accounts

NRC Group’s customers are domestic and international shippers, major oil companies, independent exploration and production companies, pipeline and transportation companies, power generating operators, industrial companies, airports and state and local government agencies. All customers are granted credit on a short-term basis and related credit risks are considered minimal. NRC Group routinely reviews its trade receivables and makes provisions for probable doubtful accounts based on existing customer and economic conditions. However, those provisions are estimates and actual results could differ materially from those estimates. Trade receivables that are deemed uncollectible are removed from accounts receivable and from the allowance for doubtful accounts when collection efforts have been exhausted.

Intangible Assets

Identifiable intangible assets represent tradenames, customer relationships, permits/licenses, backlog and non-compete agreements acquired in business combinations and are being amortized over their respective useful lives which range from 2 to 26 years. NRC Group assesses the fair values of intangible assets for businesses acquired using an income-based approach. Under the income approach, the fair value of the intangible asset is based on the present value of estimated future cash flows. The income approach is based on a number of factors including estimates of future market growth trends, forecasted revenues and expenses, appropriate discount rates and other variables. The estimates are based on assumptions that NRC Group believes to be reasonable, but such assumptions are subject to unpredictability and uncertainty.

For amortizable intangible assets, NRC Group performs an impairment analysis when circumstances suggest that the carrying values of those assets may not be recoverable.

Goodwill

Goodwill is comprised of the purchase price of business acquisitions in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized but is reviewed for impairment annually as of December 31, or when events or changes in the business environment indicate that the carrying value of the reporting unit may exceed its fair value, by comparing the fair value of each reporting unit to its carrying value, including goodwill.

When testing goodwill for impairment, NRC Group first assesses qualitative factors to determine whether it is more likely than not that the estimated fair value of a reporting unit is less than its carrying amount. If NRC Group concludes that it is not more likely than not that the carrying value of a reporting unit exceeds its fair value, then no further analysis is required. If the qualitative assessment indicates, however, that is more likely than not that the carrying value of a reporting unit exceeds its fair value, then a quantitative impairment test must be performed.

In the first step of the two-step quantitative impairment test, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill, an impairment loss will be recognized in an amount equal to that excess.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendment simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under ASU 2017-04, if the fair value of a reporting unit is less than the carrying amount, a loss will be recorded for the excess of the carrying value of the goodwill over the fair value of the goodwill, not to exceed the goodwill balance allocated to the reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. NRC Group adopted ASU 2017-04 on January 1, 2018. See Note 5 for additional information related to NRC Group’s goodwill impairment tests.

Asset Retirement Obligation

NRC Group determines the Asset Retirement Obligation (“ARO”) by calculating the present value of estimated future cash flows related to the liability. Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as the necessary cost to achieve adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments, the most critical of which consist of the ultimate cost of restoration and timing of settlement. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset.

Income Taxes

There are two major components of income tax expense, current and deferred. Current income tax expense approximates cash to be paid or refunded for taxes for the applicable period. Deferred tax expense or benefit is the result of changes between deferred tax assets and liabilities. Deferred income tax assets and liabilities have been provided in recognition of the income tax effect attributable to the book and tax basis differences of assets reported in the accompanying consolidated financial statements. Deferred tax assets or liabilities are provided using the enacted tax rates expected to apply to taxable income in the periods in which they are expected to be settled or realized. Interest and penalties relating to uncertain tax positions are recognized in interest expense and general and administrative expense, in the accompanying consolidated statements of operations and comprehensive income (loss). When necessary, NRC Group records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

Standards implemented

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330). This standard update simplified the subsequent measurement of inventory, excluding inventory accounted for under the last-in, first-out or the retail inventory methods. The update replaced the current lower of cost or market test with a lower of cost and net realizable value test. Under the prior guidance, market could be replacement cost, net realizable value or net realizable value less an approximately normal profit margin. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The adoption of ASU 2015-11 was applied prospectively and as of January 1, 2017 did not have an impact on NRC Group’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which clarifies the presentation of restricted cash in the statements of cash flows. Under ASU 2016-18, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. NRC Group adopted ASU 2016-18 as of January 1, 2018.

In January 2017, NRC Group early adopted ASU 2017-01. The FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this Update provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments in this Update should be applied prospectively and are effective for annual reporting periods (including interim reporting periods within those periods) beginning after

December 15, 2017. NRC Group adopted ASU 2017-01 as of January 1, 2018. Because the Update is applied prospectively, adoption did not have any effect on NRC Group’s consolidated financial statements and related disclosures.

In January 2017, FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendment simplified the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. NRC Group adopted ASU 2017-01 as of January 1, 2018. The adoption of ASU 2017-04 did not have any effect on NRC Group’s consolidated financial statements and related disclosures.

Standards to be implemented

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The FASB subsequently issued ASU 2016-10, Revenue from Contracts with Customers: (Topic 606) Identifying Performance Obligations and Licensing, to address issues arising from implementation of the new revenue recognition standard. ASU 2014-09 and ASU 2016-10 are effective for interim and annual periods beginning January 1, 2019, and may be adopted earlier, but not before January 1, 2017. The revenue standards are required to be adopted by taking either a full retrospective or a modified retrospective approach. NRC Group is continuing to assess the impact of the new guidance on its accounting policies and procedures and is evaluating the new requirements as applied to existing revenue contracts. In conjunction with its continuing assessment of the impact of the new guidance, NRC Group is also evaluating its method of adoption and reviewing and updating its internal controls over financial reporting to ensure that information required to implement the new standard is appropriately captured and recorded.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes ASC Topic 840, Leases (Topic 840) and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. A company can elect to account for leases with a term of twelve months or less similar to existing guidance for operating leases. The standard is effective for annual and interim periods beginning after December 15, 2019 for emerging growth companies and private companies, with early adoption permitted. NRC Group is currently evaluating the impact of adopting this standard on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-03 changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new provisions will be applied as a cumulative-effect adjustment to retained earnings upon adoption.  The new standard will be effective on January 1, 2020 and may be adopted earlier.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income, (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the newly enacted federal corporate income tax rate under the Tax Cuts and Jobs Act. The amount of the reclassification would be the difference between the historical corporate income tax rate and the newly enacted 21% corporate income tax rate. The new standard is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2018 with early adoption in any interim period permitted. NRC Group is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

Management After The Business Combination

Management and Board of Directors

The following persons are expected to serve as our executive officers and directors following the Business Combination. For biographical information concerning the executive officers, see “Information about NRC Group — Executive Officers.” For biographical information for Messrs. Swinbank, O’Neil, Baumgardner and Rapaport, see “Director Election Proposal.” For biographical information concerning Messrs. Hennessy and Charlton, see “Information About Hennessy Capital — Management — Directors and Executive Officers.” For biographical information for Messrs. Harman and Shor, see “— Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination” below.

Name	Age	Position
Chris Swinbank	46	Chief Executive Officer, President and Director
Joe Peterson	49	Chief Financial Officer
Jim O’Neil III	60	Executive Chairman of the Board
James R. Baumgardner	55	Director
Kevin Charlton	52	Director
C. Alexander Harman	42	Director
Daniel J Hennessy	60	Director
John Rapaport	37	Director
Glenn M. Shor	38	Director

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon the Closing, four directors will be voted upon by our stockholders at the special meeting. Four former directors of the Company, Bradley Bell, Richard Burns, Peter Shea and Daniel DiMicco have informed us that they will resign from our board of directors upon Closing. Our board of directors intends to nominate four directors for election at the special meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of (i) three existing Hennessy Capital directors, Kevin Charlton, Daniel Hennessy and James O’Neil; (ii) the CEO of NRC Group, Christian Swinbank; (iii) two existing members of the board of managers of JFL Partners, Glenn Shor and Alexander Harman; (iv) one director who will be a nominee of the holders of the shares of Series A Convertible Preferred Stock, John Rapaport; and (v) one director that currently serves neither on the board of Hennessy Capital nor as a manager of JFL Partners nor as a nominee of the holders of shares of Series A Convertible Preferred Stock, James Baumgardner. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.” Pursuant to the terms of the Investor Rights Agreement that will be entered into in connection with the Closing, JFLCo on behalf of each JFL entity that owns shares of the Company’s capital stock will have the right to nominate directors to our board in the future based on JFL’s proportional ownership interest in our common stock. A copy of the Investor Rights Agreement is attached to this accompanying proxy statement as Annex G.

C. Alexander Harman, is a Partner at JFLCo, a position he has held since 2008. From 1999 to 2008, Mr. Harman held various other positions with JFLCo. Mr. Harman is responsible for overseeing all aspects of JFLCo’s activities, including the acquisition, oversight and disposition of portfolio investments and the management of JFLCo. Prior to joining JFLCo, Mr. Harman was a member of the Global Energy Group at J.P. Morgan & Company. Mr. Harman currently serves as chairman of the board on the following private companies: Lake Shore Systems, American Scaffold, NRC, Sprint, Ravn Air Group, Trident Maritime Systems, NorthStar Group Services and Waste Control Specialists, and as a director of BEI PSSC. Mr. Harman graduated from Williams College where he received his Bachelor of Arts in History. Because of Mr. Harman’s 18 years of principal investing experience in the aerospace, defense, maritime, government and environmental markets, he is well-qualified to serve on our board.

Glenn M. Shor, is a Managing Director at JFLCo, a position he has held since 2016. From 2010 to 2016, Mr. Shor held various other positions with JFLCo. Mr. Shor is actively involved with several of JFLCo’s investments and plays a leadership role on numerous JFLCo acquisition targets. Mr. Shor was on the original transaction teams that acquired NRC and Sprint in March 2012 and May 2015, respectively. Prior to joining JFLCo, Mr. Shor was a private equity investment professional at D.E. Shaw & Co. and Providence Equity Partners, as well as worked in investment banking at Morgan Stanley. Mr. Shor is currently a director on the board of the following private companies: NRC, Sprint, API Technologies, NorthStar Group Services and Waste Control Specialists. Mr. Shor received his Bachelor of Science in Finance and International Business from the Stern School of Business at New York University. Because of Mr. Shor’s 15 years of principal investing experience and his knowledge of management and operations of NRC and Sprint, he is well-qualified to serve on our board.

Classified Board of Directors

In accordance with our existing charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, reclassified into three classes instead of two. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, our third class of directors will serve until the third annual meeting of stockholders following the Business Combination in 2021, our second class of directors will serve until our first annual meeting of stockholders following the Business Combination in 2020, and our first class of directors will serve until our second annual meeting of stockholders following the Business Combination in 2019.

Director Independence

The NYSE American listing standards require that a majority of our directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have six “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our board has determined that each of Messrs. Baumgardner, Charlton, Harman, Hennessy, O’Neil, Rapaport and Shor is independent under applicable SEC and NYSE rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Mr. Swinbank will succeed Mr. Hennessy as our Chief Executive Officer, and Mr. O’Neil will succeed Mr. Hennessy as Chairman of the Board of Directors.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

For information regarding the duties and responsibilities of the Audit Committee, see “Information About Hennessy Capital — Management — Audit Committee.”

Upon consummation of the Business Combination, our Audit Committee will consist of James Baumgardner, James O’Neil and Daniel Hennessy, with [•] serving as the chairman of the Audit Committee. We believe that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that [•] qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at [•] upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

For information regarding the duties and responsibilities of the Compensation Committee, see “Information About Hennessy Capital — Management — Compensation Committee.”

Upon consummation of the Business Combination, our Compensation Committee will consist of Glenn Shor and Kevin Charlton, with [•] serving as the chairman of the Compensation Committee. We anticipate that each of the members of our Compensation Committee will be independent under the applicable NYSE American listing standards. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at [•] upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Daniel Hennessy, James O’Neil and C. Alexander Harman, with [•] serving as the chairman of the Corporate Governance and Nominating Committee. We anticipate that each of the members of our Corporate Governance and Nominating Committee will be independent under the applicable NYSE American listing standards. Prior to the special meeting, our board of directors will adopt a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at [•] upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2017, no officer or employee served as a member of the Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at [•] upon completion of the Business Combination. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors. We expect that our director compensation program following the Business Combination will consist of cash and equity components as follows: an annual board cash retainer of $[•]; an annual board equity grant of $[•]; committee cash retainers of $[•] for the Audit Committee chairman and $[•] for each other Audit Committee member, $[•] for the Compensation Committee chairman and $[•] for each other Compensation Committee member, and $[•] for the Corporate Governance and Nominating Committee chairman and $[•] for each other Corporate Governance and Nominating Committee member; and a Chairman of the board of directors cash retainer of $[•].

Executive Compensation

Overview

Following the Closing, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation program will be made by the Compensation Committee following the Closing. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of stock-based awards.

Base Salary

Upon completion of the Business Combination, the Compensation Committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

The Company intends to use stock-based awards to reward long-term performance of the executive officers. The Company believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by Hennessy Capital’s board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the Incentive Plan, please see the section of this proxy statement under the heading “Incentive Plan Proposal.” Subject to the adoption of the Incentive Plan and the Closing, we expect to make equity awards to certain key employees of NRC Group Holdings Corp., including each of the named executive officers, the terms of which have not yet been determined.

Employment Agreements

Please see “Executive and Director Compensation of NRC Group — Employment Agreements with Named Executive Officers — Existing Employment Agreements” for a summary of the material terms of our named executive officers’ current employment agreements with us.

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

Description of Securities

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed second amended and restated certificate of incorporation (the “proposed charter”) in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed charter is described in “The Charter Proposals,” and the full text of the proposed charter is attached as Annex C to this proxy statement.

Authorized and Outstanding Stock

The proposed charter authorizes the issuance of 205,000,000 shares, consisting of 200,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value, [•] of which will be designated as Series A Convertible Preferred Stock and the remaining [•] of which are undesignated. The outstanding shares of our common stock are, and the shares of our common stock issuable to JFL Partners pursuant to the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 32,081,250 shares of our common stock outstanding held by [•] holders of record. As of the record date for the special meeting, Hennessy Capital’s units were held by [•] holder[s] of record and Hennessy Capital’s warrants were held by [•] holders of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The proposed charter, which we will adopt if the Charter Proposals are approved, provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon completion of the Business Combination, subject to the limitations described herein.

Election of Directors

Our board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will classify the board into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the stock voted at the special meeting, in person or by proxy, is voted in favor of the Business Combination Proposal and the other conditions under the Purchase Agreement to the parties’ obligations to close, as described above under “The Business Combination Proposal — The Purchase Agreement — Conditions to Closing of the Business Combination,” are satisfied or, where permitted, waived. However, the participation of our Sponsor, officers, directors, advisors or their affiliates could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding public shares indicate their intention to vote against the Business Combination.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. As of the date of filing this proxy statement, our initial stockholders do not currently hold any public shares. Public stockholders may elect to redeem their public shares without voting on the Business Combination Proposal and irrespective of whether they vote for or against the Business Combination.

Pursuant to our amended and restated certificate of incorporation, if we are unable to consummate a business combination by December 28, 2018 (subject to the requirements of law), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. In addition, our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination within the prescribed time frame. However, if our Sponsor or any of our officers, directors or affiliates acquires public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time frame.

In the event of a liquidation, dissolution or winding up of the company after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.

Founder Shares

The founder shares are identical to the shares of common stock included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination by December 28, 2018 (subject to the requirements of law), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period. Our initial stockholders have agreed to vote their founder shares and any public shares purchased during, or after, our IPO in favor of the Business Combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, or by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which such founder shares were originally purchased, provided that, in each case, the transferee enters into a written agreement agreeing to be bound by the same transfer restrictions) until the earlier of one year after the completion of our initial business combination or earlier if, (x) subsequent to our business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The holders of founder shares have also agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

Preferred Stock

Our proposed charter, like our existing charter, provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. We have no preferred stock outstanding at the date hereof. No shares of our preferred stock will have any right to amounts held in the trust account.

Series A Convertible Preferred Stock

Our board of directors intends to designate [•] shares as Series A Convertible Preferred Stock at the Closing, and issue at least 750,000 and up to 1,000,000 shares of Series A Convertible Preferred Stock pursuant to the PIPE Financing for gross proceeds to us of at least $75.0 million and up to an additional $25.0 million (all $100.0 million of which has already been subscribed) and up to 300,000 shares of Series A Convertible Preferred Stock to JFLCo pursuant to the JFL Subscription Agreement for gross proceeds to us of up to approximately $29.1 million.

Under the Certificate of Designations, each share of Series A Convertible Preferred Stock will be convertible, at the holder’s option at any time, initially into eight shares of our common stock (assuming a conversion price of approximately $12.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. Based on the assumed conversion rate and assuming that 750,000 shares of Series A Convertible Preferred Stock are issued pursuant to the PIPE Financing and 300,000 shares of Series A Convertible Preferred Stock are issued pursuant to the JFL Subscription Agreement, 8,400,000 shares of Hennessy Capital common stock (or up to 10,400,000 shares of Hennessy Capital common stock if the size of the PIPE Financing is increased to 1,000,000 shares of Series A Convertible Preferred Stock) would be issuable upon conversion of all the shares of Series A Convertible Preferred Stock, when issued, assuming the absence of in-kind dividends. The conversion price will be subject to specified adjustments as set forth in the Certificate of Designations.

On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise the right to cause mandatory conversion only if the weighted average price (as defined in the Certificate of Designations) of our common stock equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise the right to cause mandatory conversion only if the weighted average price of our common stock equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, the Company will have the right, at its option, to give notice of its election to cause all outstanding shares of the Series A Convertible Preferred Stock to be automatically converted into that number of whole shares of our common stock for each share of Series A Convertible Preferred Stock at the then-effective conversion rate. We may exercise the right to cause mandatory conversion only if the weighted average price of our common stock equals or exceeds the then-current conversion price for at least 10 consecutive trading days.

If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), the Series A Convertible Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into our common stock at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Convertible Preferred Stock following such fundamental change (as will be set forth in the Certificate of Designations) and (B) the quotient of (x) $100.00, divided by (y) the greater of (1) the applicable holder stock price and (2) 10% of the closing sale price of the common stock on the issue date plus (ii) the number of shares of the our common stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of the our common stock. As used herein, “holder stock price” means, (i) in the case of a fundamental change in which the holders of our common stock will receive only cash consideration, the price to be paid (or deemed paid) per share for such fundamental change and (ii) in all other cases, the average closing sale price of the our common stock on the 10 consecutive trading days immediately preceding the effective date of the fundamental change.

Holders of the Series A Convertible Preferred Stock will be entitled to receive dividends, paid quarterly in arrears, in cash or, at the election of the Company (and subject to the receipt of any necessary shareholder approval), our common stock or a combination of cash and our common stock, provided that any shares of Hennessy Capital common stock issued as dividends must be the subject of an effective registration statement under the Securities Act. Dividends paid in cash shall be paid at a rate equal to 7.00% per share of Series A Convertible Preferred Stock on the liquidation preference of $100.00. Dividends paid in shares of our common stock, in full or in part, shall be paid at a rate calculated as follows: (i) the cash amount of such dividend payment that would apply if no payment were to be made in our common stock, or such portion, divided by (ii) the product of (x) the weighted average price of our common stock for each of the ten consecutive trading days ending on the second trading day immediately preceding the date of such dividend payment (subject to certain adjustments) and (y) 0.95; provided, that at least two trading days prior to the beginning of the averaging period described in (ii)(x) above, the Company shall provide written notice of such election to the Holder.

The Series A Convertible Preferred Stock will contain limitations that prevent the holders thereof from acquiring shares of our common stock upon conversion (unless the 9.99% limitation described below applicable to conversions is waived at the request of a holder) or through dividends that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock then outstanding (provided that if a holder’s right to participate in any dividend would result in such holder exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding, we must, at our option, waive such 9.99% limitation or pay such dividend in cash) or (ii) the Series A Convertible Preferred Stock being converted into more than 19.99% of the shares of our common stock outstanding on the initial issue date of the Series A Convertible Preferred Stock without stockholder approval of such issuance.

To assist our compliance with the Jones Act following the Closing, the Certificate of Designations will contain provisions that will limit the ownership of the Series A Convertible Preferred Stock by non-U.S. Citizens to 24% in the aggregate of such Series A Convertible Preferred Stock and limit certain conversions and participation in the payment of dividends paid in our common stock to ensure that ownership by non-U.S. Citizens will not exceed the maximum percentage permitted by the Jones Act (presently 25%).

The Series A Convertible Preferred Stock will also contain terms prohibiting the payment of cash dividends on the common stock of the Company unless at the time of payment (i) all accumulated dividends on the Series A Convertible Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Convertible Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

In the election of directors to the Company, for so long as the holders of the Series A Convertible Preferred Stock own in the aggregate at least 1/3 of the shares of Series A Convertible Preferred Stock issued at the Closing, such holders, voting as a separate class, by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote, will be entitled to appoint the Preferred Director and, following the expiration of the initial term of the Preferred Director, nominate one individual to stand for election to the board of directors of the Company as the Preferred Director at each meeting of the stockholders of the Company in which the Class III directors are elected, including, without limitation, at every adjournment or postponement thereof.  The initial term of the Preferred

Director will begin immediately upon such Preferred Director’s appointment by the holders of the Series A Convertible Preferred Stock. Thereafter, such Preferred Director shall stand for election to the board of directors as a Class III director in accordance with the proposed charter. The Preferred Director must satisfy all requirements regarding service as a director of the Company under applicable law and regulation (including the applicable rules of the NYSE American). The Company has committed to take certain actions to cause the nomination of the Preferred Director. The Preferred Director may be removed at any time as a director on the board of directors of the Company (with or without cause) upon, and only upon, the written request of the holders of the Series A Convertible Preferred Stock (voting as a separate class by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote). In the event that a vacancy is created on the board of directors of the Company at any time due to the death, disability, retirement, resignation or removal of a Preferred Director, then the holders of the Series A Convertible Preferred Stock (voting as a separate class by the affirmative vote or consent of the holders of at least 50.1% of the shares of Series A Convertible Preferred Stock outstanding at the time and with each share of Series A Convertible Preferred Stock entitled to one vote) will have the right to designate an individual to fill such vacancy. At such time that the holders of the Series A Convertible Preferred Stock are no longer entitled to designate the Preferred Director, the holders of the Series A Convertible Preferred Stock will promptly cause the Preferred Director to offer to resign from the board of directors of the Company.

The shares of Series A Convertible Preferred Stock will have no voting rights except as set forth in the Certificate of Designations or as required by Delaware law or with respect to the amendment, alteration or repeal of any provision of the charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the share of Series A Convertible Preferred Stock. For so long as any shares of Series A Convertible Preferred Stock remain outstanding, the Company may not, without the affirmative vote or consent of the holders of a majority of the shares of Series A Convertible Preferred Stock outstanding at the time, voting together as a single class, (i) create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company), (ii) issue or sell, or obligate itself to issue or sell, any securities of the Company or any subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Company or any subsidiary), in each case, that constitutes Senior Stock or, within the first 12 months after the issue date, that constitutes Parity Stock, or (iii) at any time after the 12-month anniversary of the issue date, issue or sell, or obligate itself to issue or sell, in excess of $50.0 million in the aggregate of any securities of the Company or any subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the company or any subsidiary), in each case, that constitutes Parity Stock. In addition, certain significant holders of Series A Convertible Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Convertible Preferred Stock, as set forth in the Certificate of Designations.

From the issue date until the earlier of (x) such time as the as the holders of the Series A Convertible Preferred Stock cease to beneficially own in the aggregate at least 1/3 of the number of shares of Series A Convertible Preferred Stock issued at the Closing and (y) the issuance or sale after the issue date of $50.0 million in the aggregate of Parity Stock, if the Company, from time to time, makes any public or non-public offering of any Parity Stock, each Preemptive Rights Holder Party will be afforded the opportunity, whether in one or multiple offerings, to acquire from the Company its Preemptive Rights Portion of such Parity Stock; provided, that any Preemptive Rights Holder Party will not be entitled to acquire any Parity Stock to the extent the issuance of such Parity Stock to such Preemptive Rights Holder Party would require approval of the stockholders of the Company under applicable law or pursuant to the rules and listing standards of the NYSE American until such time as the Company receives such stockholder approval; provided, further, that the exercise of the preemptive rights will be subject to applicable Jones Act beneficial ownership limitations.

Registration Rights

Pursuant to the Registration Rights Agreement, we are obligated to (i) file a resale “shelf” registration statement to register the shares of our common stock to be issued to JFL Partners in the Business Combination and the shares of common and Series A Convertible Preferred Stock (and common stock issuable upon conversion of the Series A Convertible Preferred Stock or common stock issuable as dividends on the Series A Convertible Preferred Stock) issued to investors in the PIPE Financing, Backstop Commitment and JFL Subscription as soon as reasonably practicable within 60 days following the Closing and (ii) use reasonable best efforts to cause such registration statement to become effective by or on the 180th day (if we receive comments to the registration statement from the SEC) or by or on the 90th day (if we do not receive comments to the registration statement from the SEC) following the Closing, subject to certain limitations and conditions set forth in the Registration Rights Agreement. There are no penalties associated with delays in registering such shares of common stock under the Registration Rights Agreement.

The holders of the founder shares and placement warrants have registration rights to require a sale of any of our securities held by them pursuant to a registration rights agreement signed in connection with our IPO. These holders are currently entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights of these holders will be governed by the Registration Rights Agreement following the Business Combination.

We have agreed that as soon as reasonably practicable, but in no event later than 15 days following the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.

For a detailed description of the terms of the Registration Rights Agreement, see “The Business Combination Proposal — Amended and Restated Registration Rights Agreement.”

Warrants

Public Warrants

There are currently 19,248,750 public warrants of Hennessy Capital outstanding, which were originally sold as part of units in Hennessy Capital’s IPO. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Warrants may be exercised only for a whole number of shares of our common stock. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than thirty (30) business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants and within 60 business days following our initial business combination have such registration statement declared effective. Until such time as the shares issuable upon exercise of public warrants are registered under the Securities Act, we will be required, commencing on the 61stday following the Closing, to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, we may call the warrants for redemption:

•         in whole and not in part;

•         at a price of $0.01 per warrant;

•         upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•         if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, (iii) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (iv) as a result of the repurchase of shares of common stock by the Company if the proposed initial business combination is presented to the stockholders of the Company for approval, or (v) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of common stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the

Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

In order to protect our eligibility as a U.S. Citizen in case that ownership of our common stock by non-U.S. Citizens exceeds the maximum percentage permitted by the Jones Act (presently 25%), our proposed charter and proposed amended and restated bylaws contain provisions that limit the maximum aggregate percentage of ownership by non-U.S. Citizens of the common stock to 24% of the outstanding shares of common stock. At and during such time that the 24% maximum permitted percentage of ownership by Non-U.S. Citizens is reached with respect to shares of common stock, we will be unable to permit the exercise of any public warrants by non-U.S. Citizens. If a holder of the public warrants that is a non-U.S. Citizen is unable to exercise such public warrants, it may have to wait to exercise such warrants until such time that the 24% maximum permitted percentage of ownership by Non-U.S. Citizens is not reached with respect to shares of Common Stock or may have to sell such warrants to a U.S. Citizen who is able to exercise the warrants.

Placement Warrants

The effect of the Sponsor Warrant Exchange is to effectively cancel all of the 9,600,000 currently outstanding placement warrants for no consideration upon consummation of the Business Combination.

Restrictions on Ownership and Purchase of Capital Stock by Non-U.S. Citizens

Certain of our operations are conducted in the U.S. coastwise trade and are governed by the Jones Act, which is principally contained in 46 U.S.C. Chapters 121, 505 and 551 and the related regulations. The Jones Act restricts the transportation of merchandise and passengers for hire by water, or by land and water, between points in the United States and certain of its island territories and possessions, to U.S.-flag vessels that meet certain requirements, including that they are built in the United States, owned and operated by U.S. Citizens (within the meaning of the Jones Act), and manned by predominantly U.S. Citizen crews. Should we fail to satisfy the requirements of the Jones Act to be a U.S. Citizen, we would be prohibited from operating our vessels in the U.S. coastwise trade during the period of such non-compliance. In addition, we could be subject to substantial fines and our vessels could be subject to seizure and forfeiture for violations of the Jones Act.

The following is a summary of the restrictions (the “Maritime Restrictions”) in Article V of our proposed charter. This summary is qualified in its entirety by reference to the full text of our proposed charter. For additional information regarding the restrictions on non-U.S. Citizen ownership of our capital stock, see “Description of Securities — Summary of Requirements to be a U.S. Citizen,” “Risk Factors — Risks Related to Legal and Regulatory Matters — Our business would be adversely affected if we failed to comply with the Jones Act’s restrictions on ownership of our capital stock by non-U.S. Citizens,” “Risk Factors — Risks Related to Legal and Regulatory Matters — Repeal, amendment, suspension or non-enforcement of the Jones Act would result in additional competition for our standby services and environmental services divisions and could have a material adverse effect on our business,” and “Risk Factors — Risks Related to Legal and Regulatory Matters — Our common stock is subject to restrictions on ownership by non-U.S. Citizens, which could require divestiture by non-U.S. Citizen stockholders and could have a negative impact on the transferability of our common stock, its liquidity and market value, and on a change of control of the Company.”

General Restriction on Ownership of Shares by non-U.S. Citizens

In order to protect our eligibility as a U.S. Citizen, the proposed charter restricts the record or beneficial ownership or control of shares of each class or series of the Company’s capital stock, which includes the common stock, by non-U.S. Citizens to no more than 24% in the aggregate of the total issued and outstanding shares of such class or series. We refer to such percentage restriction on ownership by non-U.S. Citizens of any class or series of shares of the Company’s capital stock as the “Permitted Percentage” and any such shares owned by non-U.S. Citizens in excess of the Permitted Percentage as “Excess Shares.” The proposed charter provides that a person will not be deemed to be the beneficial owner of shares of the Company’s capital stock, if the Company determines that such person is not the beneficial owner of such shares for the purposes of the Jones Act. All references to beneficial ownership of shares and the derivative phrases thereof in this summary of the Maritime Restrictions include record ownership of shares and the ability to control shares.

Restriction on Transfers of Excess Shares

The Maritime Restrictions provide that no shares of any class or series of the capital stock of the Company may be transferred to a non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by all non-U.S. Citizens in the aggregate would exceed the Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Company, the effect of which would be to cause one or more non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Company in excess of the Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Company or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to non-U.S. Citizens set forth in the Maritime Restrictions, neither the Company nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Company and neither the Company nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Company for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Company under the Maritime Restrictions. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors (or any duly authorized committee thereof, or any officer of the Company who shall have been duly authorized by the Board of Directors or any such committee thereof) shall have expressly and specifically authorized the same.

In connection with any purported transfer of shares of any class or series of the capital stock of the Company, any transferee or proposed transferee of shares and, if such transferee or proposed transferee is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the Company or its transfer agent to deliver (i) certification (which may include as part thereof a form of affidavit) upon which the Company and its transfer agent shall be entitled to rely conclusively stating whether such transferee or proposed transferee or, if such transferee or proposed transferee is acting as custodian, nominee, purchaser representative or in any other capacity for a beneficial owner, whether such beneficial owner, is a U.S. Citizen, and (ii) such other documentation and information concerning its citizenship under the Maritime Restrictions as the Company may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Company upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by the Company. Each proposed transferor of such shares shall reasonably cooperate with any requests from the Company to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

Notwithstanding any of the Maritime Restrictions, the Company shall be entitled to rely, without limitation, on the stock transfer and other stockholder records of the Company (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

Excess Shares

If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Company beneficially owned by all non-U.S. Citizens in the aggregate should exceed the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Company (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Company that constitute Excess Shares for purposes of the Maritime Restrictions shall be (x) those shares that have been acquired by or become beneficially owned by non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a non-U.S. Citizen that first caused such Permitted Percentage to be exceeded, or (y) those shares beneficially owned by non-U.S. Citizens that exceed the Permitted Percentage as the result of any repurchase or redemption by the Company of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the Company shall have the power to determine, in its sole discretion, those shares of such class or series that constitute Excess Shares in accordance with the provisions of the Maritime Restrictions; (b) the Company may, in its sole discretion, rely on any documentation provided by non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Company may, in its sole discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of the Maritime Restrictions, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Company may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Company pursuant to the Maritime Restrictions as to which shares of any class or series of the Company’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

Redemption of Excess Shares

To the extent that the above ownership and transfer restrictions would be ineffective for any reason, the Maritime Restrictions provide that, to prevent the percentage of aggregate shares of any class or series of the Company’s capital stock owned by non-U.S. Citizens from exceeding the Permitted Percentage, the Company, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, will have the power (but not the obligation) to redeem all or any number of such Excess Shares, unless such redemption is not permitted under applicable law.

Until such Excess Shares are redeemed or they are no longer Excess Shares, the holders of such shares will not be entitled to any voting rights with respect to such shares and the Company will pay any dividends or distributions with respect to such shares into a segregated account. Full voting, distribution and dividend rights will be restored to such Excess Shares (and any dividends or distributions paid into a segregated account will be paid to holders of record of such shares), promptly after the time and to the extent that such shares have ceased to be Excess Shares, unless such shares have already been redeemed by the Company.

If the Board of Directors (or any duly authorized committee thereof) determines to redeem Excess Shares, the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Redemption Warrant (as defined below) for each Excess Share; provided, however, that if (x) the Company determines that a Redemption Warrant would be treated as capital stock under the Jones Act or (y) the Company is prevented from legally issuing Redemption Warrants under applicable law, then the Redemption Price shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes (as defined below), (C) by any combination of cash and Redemption Notes, or (D) by any other means authorized or permitted under the DGCL.

•         “Redemption Warrants” means the warrants issued pursuant to the Warrant Agreement, to be dated as of the closing date of the Business Combination, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, with respect to the warrants entitling the holders thereof to purchase shares of common stock with an exercise price per warrant equal to $0.01 per share of common stock. A holder of Redemption Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Company that it is a U.S. Citizen shall not be permitted to exercise its Redemption Warrants if the shares issuable upon exercise would constitute Excess Shares if they were issued. Redemption Warrants shall not entitle the holder to have any rights or privileges of stockholders of the Company solely by virtue of such Redemption Warrants, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Company, until they exercise their Redemption Warrants and receive shares of Common Stock.

•         “Redemption Notes” means interest-bearing promissory notes of the Company with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Company and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

With respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the fair market value of such Excess Share as of the date of redemption of such Excess Share less (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) which were paid to the holder of record of such Excess Share prior to the date on which such Excess Share is called for redemption instead of being paid into a segregated account by the Company.

Written notice of the redemption of the Excess Shares containing the information set forth in the Maritime Restrictions, together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Company (the “Redemption Notice”), unless such notice is waived in writing by any such holders.

The date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Company has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Redemption Warrants, cash and/or Redemption Notes.

Each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to the Maritime Restrictions), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest.

On and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Company as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest.

Upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account, then, to the fullest extent permitted by applicable law, such amounts shall be released to the Company upon the completion of such redemption.

Nothing in the Maritime Restrictions will prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under the Maritime Restrictions and applicable law and the recipient provides notice of such proposed transfer to the Company along with the documentation and information required under the Maritime Restrictions establishing that such proposed transferee is a U.S. Citizen to the satisfaction of the Company in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors (or any duly authorized committee thereof) will withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof will proceed on the Redemption Date in accordance with the Maritime Restrictions and the Redemption Notice.

Permitted Actions by the Company to Enforce the Maritime Restrictions

The Company has the power to determine the citizenship of the beneficial owners and the transferees or proposed transferees (and, if such transferees or proposed transferees are acting as fiduciaries or nominees for any beneficial owners, the citizenship of such beneficial owners) of any class or series of the Company’s capital stock and to require confirmation from time to time of the citizenship of the beneficial owners of any shares of its capital stock. As a condition to acquiring and having beneficial ownership of any shares of its capital stock, every beneficial owner of the Company’s shares must comply with certain provisions in the Maritime Restrictions concerning citizenship, which are summarized below. The Company has the right under the Maritime Restrictions to require additional reasonable proof of the citizenship of beneficial owners, transferees or proposed transferees (and any beneficial owners for whom such transferees or proposed transferees are acting as fiduciaries or nominees) of any shares of its capital stock, and the determination of the Company at any time as to the citizenship of such persons is conclusive.

The Maritime Restrictions require that promptly upon a beneficial owner’s acquisition of beneficial ownership of 5% or more of the outstanding shares of any class or series of capital stock of the Company, and at such other times as the Company may determine by written notice to such beneficial owner, such beneficial owner must provide to the Company a written statement or an affidavit, as specified by the Company, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Company beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355. In addition, under the Maritime Restrictions, a beneficial owner is required to provide such a written statement or affidavit when the Company determines, in its sole discretion, that the citizenship status of such beneficial owner may have changed or that it is necessary under the Jones Act for the Company to confirm the Company’s citizenship status.

Under the Maritime Restrictions, when a beneficial owner of any shares of our capital stock ceases to be a U.S. Citizen, such beneficial owner is required to provide to the Company, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it is no longer a U.S. Citizen, a written statement, stating the name and address of such beneficial owner, the number of shares of each class or series of its capital stock beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a non-U.S. Citizen.

The Maritime Restrictions require that, promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Company’s capital stock beneficially owned by such beneficial owner to provide, to the Company such beneficial owner’s address. A beneficial owner of the Company’s capital stock is also required by the Maritime Restrictions to provide promptly upon request the Company with a written statement or an affidavit, as specified by the Company, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Company specified by the Company in its request.

In the event that the Company requests the documentation described above and a beneficial owner fails to provide it by the specified date, the Maritime Restrictions provide for the suspension of the voting rights of such beneficial owner’s shares of the Company’s capital stock and for the payment of dividends and distributions (upon liquidation or otherwise) with respect to those shares into a segregated account until the requested documentation is submitted in form and substance reasonably satisfactory to the Company (subject to the other Maritime Restrictions). In addition, the Company, upon approval by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, has the power to treat such beneficial owner as a non-U.S. Citizen unless and until the Company receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

In the event that the Company requests a transferee or proposed transferee (and, if such transferee or proposed transferee is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner) of, shares of any class or series of the Company’s capital stock to provide the documentation described above, and such person fails to submit it in form and substance reasonably satisfactory to the Company by the specified date, the Company, acting through its Board of Directors (or any duly authorized committee thereof, or any officer of the Company who shall have been duly authorized by the Board of Directors or any such committee thereof), will have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Company and may prohibit and/or void such transfer, including by placing a stop order with the Company’s transfer agent, until such requested documentation is submitted and the Company is satisfied that the proposed transfer of shares will not result in Excess Shares.

Certificates representing shares of any class or series of the Company’s capital stock will bear legends concerning the Maritime Restrictions.

Maritime Restrictions Severable

The Maritime Restrictions are intended to be severable. If any one or more of the Maritime Restrictions is held to be invalid, illegal or unenforceable, the proposed charter provides that the validity, legality or enforceability of any other provision will not be affected.

National Securities Exchange

In order for us to comply with any conditions to listing the shares of the common stock that may be specified by the NYSE or any other national securities exchange or automated inter-dealer quotation system, the proposed charter provides that nothing therein, such as the provisions voiding transfers to non-U.S. Citizens, will preclude the settlement of any transaction entered into through the NYSE or any other such national securities exchange or automated inter-dealer quotation system for so long as the common stock is listed on the NYSE. However, the fact that the settlement of any transaction occurs shall not negate the effect of any provision of the Maritime Restrictions and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in therein (including, without limitation, the redemption provisions applicable to Excess Shares).

Summary of Requirements to be a U.S. Citizen

The following is a summary of the requirements to be a U.S. Citizen within the meaning of the Jones Act. Each holder and potential purchaser of our stock should consult its own counsel as to whether it is a U.S. Citizen or a non-U.S. Citizen before purchasing our stock. The Jones Act specifies that ownership of at least 75% of the equity interest by U.S. Citizens means ownership free from any trust or fiduciary obligations in favor of, or any agreement, arrangement or understanding whereby voting power or control may be exercised directly or indirectly by, non-U.S. Citizens. In addition, these citizenship requirements apply at each tier in our ownership chain, which means that they must be satisfied by each person that contributes to our eligibility as a U.S. Citizen, and each person that contributes to the eligibility of such other person as a U.S. Citizen at each tier of ownership. For entities of a kind not described below, citizenship requirements may vary.

•         A natural person is a U.S. Citizen if he or she was born in the United States, born abroad to U.S. Citizen parents, naturalized, naturalized during minority through the naturalization of a parent, or as otherwise authorized by law.

•         A partnership is deemed a U.S. Citizen if such holder is (i) organized under the laws of the United States or a state, (ii) each general partner is a U.S. Citizen, and (iii) at least 75% of the ownership and voting power of each class or series of the partnership interests is owned and controlled by U.S. Citizens.

•         A member-managed limited liability company is deemed a U.S. Citizen if such holder is (i) organized under the laws of the United States or a state, (ii) each member of the limited liability company is a U.S. Citizen, and (iii) at least 75% of the ownership and voting power of each class or series of the limited liability company interests is owned and controlled by U.S. Citizens.

•         A manager-managed limited liability company is deemed a U.S. Citizen if such holder is (i) organized under the laws of the United States or a state, (ii) each manager is a U.S. Citizen within the meaning of the Jones Act, (iii) the chief executive officer, by whatever title, and the chairman of the board of directors (or equivalent body) of the limited liability company are U.S. Citizens, (iv) not more than a minority of the number of the directors (or equivalent office) necessary to constitute a quorum of the board of directors (or equivalent body) of the limited liability company are non-U.S. Citizens, and (v) at least 75% of the ownership and voting power of each class or series of the limited liability company interests is owned and controlled by U.S. Citizens.

•         A corporation is deemed a U.S. Citizen if such holder is (i) organized under the laws of the United States or a state, (ii) the chief executive officer, by whatever title, and the chairman of the board of directors of the corporation are U.S. Citizens, (iii) not more than a minority of the number of the directors necessary to constitute a quorum of the board of directors of the corporation are non-U.S. Citizens, and (iv) at least 75% of the ownership and voting power of each class or series of the corporation’s stock is owned and controlled by U.S. Citizens.

•         A trust is deemed to be a U.S. Citizen if it (i) is organized under the laws of the United States or a state, (ii) each trustee is a U.S. Citizen, (iii) each beneficiary with an enforceable interest in the trust is a U.S. Citizen, and (iv) at least 75% of the equity interest in the trust is owned and controlled by U.S. Citizens.

If we should fail to comply with the above described ownership requirements, our vessels could lose their ability to engage in U.S. coastwise trade. To assist our compliance with these requirements, our proposed charter will:

•         limit ownership by non-U.S. Citizens of any class or series of our capital stock (including our common stock) to 24%;

•         permit us to withhold dividends and suspend voting rights with respect to any shares held by non-U.S. Citizens above 24%;

•         permit us to establish and maintain a dual share system under which different forms of certificates (in the case of certificated shares) and different book entries (in the case of uncertificated shares) are used to reflect whether the owner is or is not a U.S. Citizen;

•         permit us to redeem any shares held by non-U.S. Citizens so that our non-U.S. Citizen ownership is no greater than 24%; and

•         permit us to take measures to ascertain ownership of our stock.

All potential investors will be required to certify to the Company if it is a U.S. Citizen before investing in our common stock. If you or a proposed transferee cannot or do not make such certification, or a sale of stock to you or a transfer of your stock would result in the ownership by non-U.S. Citizens of 24% or more of our common stock, such person may not be allowed to purchase or transfer our common stock, or such purchase or transfer may be reversed or the shares so purchased or transferred may be redeemed under our proposed organizational documents. All certificates representing the shares of our common stock will bear legends referring to the foregoing restrictions.

For additional information regarding the restrictions on non-U.S. Citizen ownership of our capital stock, see “Description of Securities —  Restrictions on Ownership and Purchase of Capital Stock by Non-U.S. Citizens,” “Risk Factors — Risks Related to Legal and Regulatory Matters — Our business would be adversely affected if we failed to comply with the Jones Act’s restrictions on ownership of our capital stock by non-U.S. Citizens,” “Risk Factors — Risks Related to Legal and Regulatory Matters — Repeal, amendment, suspension or non-enforcement of the Jones Act would result in additional competition for our standby services and environmental services divisions and could have a material adverse effect on our business,” and “Risk Factors — Risks Related to Legal and Regulatory Matters — Our common stock is subject to restrictions on ownership by non-U.S. Citizens, which could require divestiture by non-U.S. Citizen stockholders and could have a negative impact on the transferability of our common stock, its liquidity and market value, and on a change of control of the Company.”

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to or following the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. Further, our ability to declare dividends may be limited by restrictive covenants we have agreed to in connection with our indebtedness.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•         a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•         an affiliate of an interested stockholder; or

•         an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•         our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•         after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•         on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Other Anti-Takeover Effects

The Maritime Restrictions described under “Description of Securities —  Restrictions on Ownership and Purchase of Capital Stock by Non-U.S. Citizens,” may have anti-takeover effects because they will restrict the ability of non-U.S. Citizens (within the meaning of the Jones Act) to own, in the aggregate, more than 24% of the outstanding shares of the Common Stock. The Board of Directors considers the Maritime Restrictions to be reasonable and in the Company’s best interests and the best interests of the Company’s stockholders because the Maritime Restrictions reduce the risk that the Company will not be a U.S. Citizen (within the meaning of the Jones Act) for purposes of owning and operating U.S.-flag vessels in the U.S. coastwise trade. In the opinion of the Board of Directors, the fundamental importance to the Company’s stockholders of maintaining eligibility under the Jones Act is a more significant consideration than the indirect “anti-takeover” effect the Maritime Restrictions may have.

Exclusive Forum

Our charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our charter or bylaws, or (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our proposed charter. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of

•         1% of the total number of shares of common stock then outstanding; or

•         the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•         the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the definitive proxy statement relating to the Business Combination).

As of the date of this proxy statement, we had 32,081,250 shares of common stock outstanding. Of these shares, the 25,665,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 6,416,250 founder shares owned by our Sponsor, officers, independent directors and advisor are restricted securities under Rule 144, since they were issued in private transactions not involving a public offering.

As of the date of this proxy statement, there are 28,848,750 warrants of Hennessy Capital outstanding, consisting of 19,248,750 public warrants originally sold as part of units in Hennessy Capital’s IPO and 9,600,000 placement warrants that were issued to our Sponsor in a private sale concurrently with the consummation of Hennessy Capital’s IPO. Each warrant is exercisable for one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. 19,248,750 of these warrants are public warrants and are freely tradable. The 9,600,000 placement warrants will effectively be cancelled for no consideration upon consummation of the Business Combination in the Sponsor Warrant Exchange. In addition, we will be obligated to file no later than 30 business days after the Closing a registration statement under the Securities Act covering the 19,248,750 shares of our common stock that may be issued upon the exercise of the public warrants and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Listing of Securities

We will apply to continue the listing of our common stock and warrants on NYSE American under the new symbols “NRCG” and “NRCG WS,” respectively, upon the Closing.

Beneficial Ownership of Securities

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that approximately 16% of the public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•         each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•         each of our current executive officers and directors;

•         each person who will (or is expected to) become a named executive officer or director of the Company post-Business Combination; and

•         all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See “Risk Factors — Risks Related to Hennessy Capital and the Business Combination — Our initial stockholders and/or their affiliates may enter into agreements concerning our securities prior to the special meeting, which may have the effect of increasing the likelihood of consummation of the Business Combination, decreasing the value of our common stock or reducing the public “float” of our common stock.” The ownership percentages listed below do not include any such shares that may be purchased after the record date.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The expected beneficial ownership percentages set forth in the table below following the Business Combination and related transactions assume no exercise of the 19,248,750 public warrants that will remain outstanding following the Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available, which is not expected to occur within 60 days of the date of this proxy statement. In addition, the expected beneficial ownership percentages set forth in the table below following the Business Combination and related transactions assume no conversion of the shares of Series A Convertible Preferred Stock issued in the PIPE Financing, which will be convertible at the holder’s option at any time following the Business Combination at a conversion price of $12.50 per share, as such shares will be out-of-the-money and no such conversion is anticipated to occur within 60 days of the date of this proxy statement.

The expected beneficial ownership of our common stock pre-Business Combination is based on 32,081,250 shares of common stock issued and outstanding as of the record date.

The expected beneficial ownership percentages set forth in the table below following the Business Combination and related transactions are based upon the assumptions set forth under “Frequently Used Terms.” It is anticipated that, upon conversion of such shares of Series A Convertible Preferred Stock, investors participating in the PIPE Financing will own 19% of the outstanding shares of our common stock (assuming that 16% of the public shares of the Company are redeemed and Hennessy Capital receives $75.0 million in aggregate cash proceeds from the issuance of Series A Convertible Preferred Stock and $23.0 million in aggregate cash proceeds from the issuance of shares of our common stock) and will own 19% of the outstanding shares of our common stock (assuming that all of the public shares of the Company are redeemed and Hennessy Capital receives $77.0 million in aggregate cash proceeds from the issuance of Series A Convertible Preferred Stock and $23.0 million in aggregate cash proceeds from the issuance of shares of Company common stock). Should one or more of the foregoing assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming approximately 16% of our public shares are redeemed has been determined based upon the following: (i) approximately 16% of Hennessy Capital stockholders exercised their redemption rights to receive cash from the trust account in exchange for its shares of Hennessy Capital common stock and we have not issued any additional shares of our common stock and (ii) there will be an aggregate of 37.8 million shares of our common stock issued and outstanding at Closing. In the event of a maximum amount of redemptions of 100% of our outstanding public shares and if JFLCo or one or more of its affiliated investment funds purchases the full amount pursuant to the JFL Subscription Agreement, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 18% of the Company and JFL Partners and its affiliates will own 69% of our outstanding common stock.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming 100% of our public shares have been redeemed has been determined based on the following: (i) Hennessy Capital stockholders (other than the stockholders listed in the table below, except for Polar Asset Management Partners Inc. and Basso Capital Management, L.P., who only owns public shares) have exercised their redemption rights with respect to 100% of our shares of common stock held by the public and (ii) there will be an aggregate of 37.7 million shares of our common stock issued and outstanding at Closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business		After the Business Combination and Related Transactions
	Combination and Related Transactions		Assuming ~16% Redemption		Assuming 100% Redemption
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owners(1)
Hennessy Capital Partners III LLC (our Sponsor)(2)	5,291,250	16.5%	5,291,250	14.0%	5,291,250	14.0%
Daniel J. Hennessy(2)	5,291,250	16.5%	5,291,250	14.0%	5,291,250	14.0%
Polar Asset Management Partners Inc.(3)	3,000,800	9.4%	3,000,800	7.9%	0	—
Basso Capital Management, L.P.(4)	1,622,269	5.1%	1,622,269	4.3%	0	—
Nomura Securities International, Inc.(5)	0	—	0	—	2,439,024	6.5%
Cyrus Capital Partners, L.P.(6)	0	—	1,463,415	3.9%	1,463,415	3.9%
Kevin Charlton(7)	500,000	1.6%	500,000	1.3%	500,000	1.3%
Nicholas A. Petruska(7)	250,000	*	250,000	*	250,000	*
Bradley Bell(7)(8)	75,000	*	75,000	*	75,000	*
Richard Burns(7)	75,000	*	75,000	*	75,000	*
Daniel R. DiMicco(7)	75,000	*	75,000	*	75,000	*
James F. O’Neil III(7)	75,000	*	75,000	*	75,000	*
Peter Shea(7)	75,000	*	75,000	*	75,000	*
JFL Partners(9)	0	—	7,558,214	20.0%	26,619,673	70.6%
C. Alexander Harman(9)	0	—	7,558,214	20.0%	26,619,673	70.6%
Glenn M. Shor	0	—	0	—	0	—
James R. Baumgardner	0	—	0	—	0	—
John R. Rapaport(10)	0	—	0	—	0	—
Christian Swinbank	0	—	0	—	0	—
Joseph Peterson	0	—	0	—	0	—
Paul Taveira	0	—	0	—	0	—
Robert V. Nelson, III.	0	—	0	—	0	—
All directors and officers as a group (Pre-Business Combination) (8 persons)	6,416,250	20.0%	6,416,250	17.0%	6,416,250	17.0%
All directors and officers as a group (Post-Business Combination) (11 persons)	5,866,250	18.3%	13,424,464	35.5%	32,485,923	86.1%

____________

*         Indicates percentage of less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 3485 N. Pines Way, Suite 110, Wilson, Wyoming 83014.

(2)      These shares represent the founder shares held by our Sponsor. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the sole managing member of Hennessy Capital LLC, the sole managing member of our Sponsor. Consequently, Mr. Hennessy may be deemed the beneficial owner of the founder shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest.

(3)      According to a Schedule 13G filed with the SEC on February 9, 2018, Polar Asset Management Partners Inc. reported beneficial ownership of an aggregate of 3,000,800 shares, including sole dispositive power over all 3,000,800 shares beneficially owned. Polar Asset Management Partners Inc. lists its address as 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(4)      According to a Schedule 13G filed with the SEC on August 16, 2018, Basso Capital Management, L.P. (“BCM”), Basso SPAC Fund LLC (“Basso SPAC”), Basso Management, LLC (“Basso Management”), Basso GP, LLC (“Basso GP”) and Howard I. Fischer (“Mr. Fischer”) reported beneficial ownership of an aggregate of 1,622,269 shares, including shared dispositive power over all 1,622,269 shares beneficially owned.  BCM serves as the investment manager of Basso SPAC.  Basso GP is the general partner of BCM.  Mr. Fischer is the sole portfolio manager for Basso SPAC, the Chief Executive Officer and a founding managing partner of BCM, and a member of each of Basso Management and Basso GP.  Accordingly, each of Basso Management, BCM, Basso GP and Mr. Fischer may be deemed to indirectly beneficially own such shares. Each of the reporting persons in the Schedule 13G lists its address as 1266 East Main, Street, Fourth Floor, Stamford, Connecticut 06902 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(5)      Assumes the full syndication of Nomura’s commitment. Pursuant to the terms of the Backstop and Subscription Agreement, Nomura has agreed, in exercising its right to acquire the Series A Convertible Preferred Stock, to use its reasonable best efforts to have one or more U.S. Citizens that are QIBs, enter, prior to the Closing, into Other Subscription Agreements with the Company for the direct purchase from the Company of shares of Series A Convertible Preferred Stock (so that Nomura does not take title to those shares) for the Company at all times (including from and after the Closing) to the extent necessary to satisfy the U.S. citizenship requirements set forth in the Jones Act, and otherwise to the extent necessary to comply with the Company’s proposed charter and proposed amended and restated bylaws in effect as of the Closing. Further, if prior to the Closing an insufficient amount of Series A Convertible Preferred Stock will be directly acquired by U.S. Citizens, then in lieu of purchasing Series A Convertible Preferred Stock, Nomura shall acquire such alternative securities or other contractual obligations of the Company as the Company shall structure such that the Company at all times (including from and after the Closing) to the extent required satisfies the U.S. citizenship requirements set forth in the Jones Act, provided that such alternative securities or other contractual obligations have substantially similar economic terms as the Series A Convertible Preferred Stock, including economic terms based on a theoretical conversion into (or exercise for) Series A Convertible Preferred Stock or common stock of the of the Company.

(6)      As the (i) principal of Cyrus Capital Partners, L.P. (“CCP”) and (ii) principal of Cyrus Capital Partners GP, L.L.C. (“CCPGP”), the general partner of CCP, Stephen C. Freidheim (“Freidheim”) may be deemed the beneficial owner of 1,463,415 shares of our common stock, assuming the transactions contemplated by the Cyrus Subscription Agreement are consummated on the terms and conditions set forth therein.  The address of each of CCP, CCPGP and Freidheim is 65 East 55th Street, 35th Floor, New York, NY 10022.

(7)      Each of Messrs. Bell, Burns, Charlton, DiMicco, O’Neil, Petruska and Shea may also be deemed the beneficial owner of certain of the founder shares held by our Sponsor by virtue of their ownership of membership interests in the Sponsor, but each disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein.

(8)      Shares are held through The Bradley J. Bell Trust, of which Mr. Bell is trustee and over which he has voting and dispositive control.

(9)      Includes 7,558,214 and 26,619,673 shares owned of record by JFL Partners assuming approximately 16% redemptions and 100% of redemptions, respectively. JFL Partners is manager managed limited liability company, of which Messrs. C. Alexander Harman and Glenn M. Shor, two of our proposed directors, are managers. Neither Mr. Harman nor Mr. Shor individually direct the voting or disposition of the shares held of record by JFL Partners and disclaim beneficial ownership of the shares held by JFL Partners except to the extent of their pecuniary interest therein.

JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”).

JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”).

JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA.

JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP”). Ultimate GP is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks, and C. Alexander Harman, one of our proposed directors. The principal business address of JFL Partners, JFL-NRC, JFL-SES, JFL-SES Holdings, JFL-SES (JA), JFL-SES Int., JFL AIV JA, JFL-NRC (JA), JFL-NRC Int., Ultimate GP and each of Messrs. Lehman, Mintz, Brooks and Harman is c/o J.F. Lehman & Company, 110 East 59th Street, 27th Floor, New York, NY 10022. Each of JFL-NRC, JFL-SES, JFL-SES Holdings, JFL-SES (JA), JFL-SES Int., JFL-NRC (JA), JFL-NRC Int., JFL AIV JA, Ultimate GP and Messrs. Lehman, Mintz, Brooks and Harman disclaims beneficial ownership of the shares held by JFL Partners except to the extent of their pecuniary interest therein.

(10)   Mr. Rapaport, as a partner in CCP, may be deemed the beneficial owner of certain of the shares of common stock that will be issued to Cyrus, assuming the transactions contemplated by the Cyrus Subscription Agreement are consummated on the terms and conditions set forth therein , but Mr. Rapaport disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

Certain Relationships and Related Party Transactions

Hennessy Capital Related Person Transactions

In March 2017, our Sponsor purchased 7,906,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Thereafter, we cancelled a portion of the founder shares, resulting in an aggregate of 6,468,750 founder shares outstanding (up to 843,750 of which were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised). As a result of the partial cancellations, the per-share purchase price increased to approximately $0.004 per share. Since the underwriters did not exercise the over-allotment option in full, our Sponsor forfeited 52,500 of its founder shares, which were canceled. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of our initial public offering. In May 2017, our Sponsor transferred 75,000 founder shares to each of Messrs. Bell, Burns, Shea, O’Neil and DiMicco, our independent director nominees, 250,000 to Mr. Petruska, our Executive Vice President, Chief Financial Officer and Secretary, and 500,000 to Mr. Charlton, our President and Chief Operating Officer. Simultaneously with the closing of our initial public offering, our Sponsor purchased an aggregate of 9,600,000 placement warrants for a purchase price of $1.00 per warrant in a private placement. As such, our Sponsor’s interest in this transaction is valued at $9,600,000. Each private placement warrant entitles the holder to purchase one share of our common stock at $11.50 per share. The placement warrants (including the common stock issuable upon exercise of the placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

We have entered into an Administrative Services Agreement with Hennessy Capital LLC, an affiliate of our Sponsor, pursuant to which we pay a total of $15,000 per month for office space, utilities and secretarial support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Commencing on June 23, 2017, we agreed to compensate Messrs. Hennessy and Charlton, our Chief Executive Officer and President, respectively, monthly deferred fees of $100,000 and $50,000, respectively, all payable upon the successful completion of our initial business combination. In March 2018, our Compensation Committee resolved that any deferred compensation payable to Messrs. Hennessy and Charlton upon the closing of our initial business combination, including amounts already accrued, would be determined by the Compensation Committee in its sole discretion. Because the amount of the compensation, if any, to be paid to Messrs. Hennessy and Charlton is no longer known and is subject to the discretion of the Compensation Committee, the Company has (i) ceased accruing such compensation as of October 1, 2017 and (ii) reversed approximately $485,000 of deferred fees payable to these officers that had been accrued to our financial statements as of September 30, 2017. We pay Mr. Petruska, our Chief Financial Officer, $25,000 per month for his services until the consummation of our initial business combination, of which 50% is payable upon the successful completion of our initial business combination.

Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Our Sponsor loaned us $300,000 for a portion of the expenses of our initial public offering. This loan is non-interest bearing, unsecured and was due at the earlier of December 31, 2017 or the closing of our initial public offering. This loan was repaid in July 2017. The value of our Sponsor’s interest in this transaction corresponds to the principal amount outstanding under any such loan.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination company at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-Business Combination company to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the founder shares and private placement warrants, pursuant to which holders of such securities are entitled to make up to three demands that we register certain of our securities held by them for sale under the Securities Act, and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such registration statements. The registration rights of these holders following the Business Combination will be governed by the Registration Rights Agreement as described elsewhere in this proxy statement.

Our audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•         whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•         whether there are business reasons for us to enter into the transaction;

•         whether the transaction would impair the independence of an outside director; and

•         whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

After the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. The amount of such compensation is not presently known, as it will be up to the directors of the post-Business Combination company to determine executive and director compensation.

NRC Group Related Person Transactions

Investment affiliates of JFLCo own 100% of NRC Group. JFLCo provides management and consulting services to NRC Group. For services rendered by JFLCo to NRC Group in the fiscal years ended December 31, 2017, 2016 and 2015, JFLCo billed NRC Group, in aggregate, approximately $1.8 million each year. C. Alex Harman, who will become a director of Hennessy Capital upon consummation of the Business Combination, is a partner at JFLCo, Glenn M. Shor, who will become a director of Hennessy Capital upon consummation of the Business Combination, is a managing director at JFLCo, and James R. Baumgardner, who will become a director of Hennessy Capital upon consummation of the Business Combination, is a member of the operating executive board of JFLCo.

On June 11, 2018, NRC Group paid the 2018 Dividend in an aggregate cash amount of $86.5 million to investment affiliates of JFLCo as part of the combination of NRC and Sprint and the Dividend Recapitalization. See Note 8 to NRC Group’s consolidated financial statements included elsewhere in this proxy statement for additional information.

On July 18, 2018, NRC Group entered into an agreement with NRC Group’s chief executive officer, Christian Swinbank, whereby NRC Group purchased land owned by Mr. Swinbank located in Coyanosa, Texas, for a total purchase price of $500,000, which is the same amount paid by Mr. Swinbank to acquire that property. The property will be developed as a landfill facility and used to support NRC Group’s existing environmental services customer base.

At the Closing, JFL Partners and JFLCo will enter into an Investor Rights Agreement with the Company. For information about the Investor Rights Agreement, see “Business Combination Proposal — Related Agreements.”

At the Closing, JFL Partners (and JFL if the JFL Subscription is exercised) will enter into the Registration Rights Agreement with the Company and other parties. For information about the Registration Rights Agreement, see “Business Combination Proposal — Related Agreements.”

On June 25, 2018, JFLCo entered into the JFL Subscription Agreement with the Company. For information about the JFL Subscription Agreement, see “Business Combination Proposal — Related Agreements.”

In consideration for the aggregate $125.0 million equity commitment under the Backstop and Subscription Agreement, one of JFLCo’s affiliates paid Nomura on behalf of the Company a commitment fee of $2.5 million, which fee is subject to credit to the Total Purchase Price. For information about the Backstop and Subscription Agreement, see “Business Combination Proposal — Related Agreements.”

Concurrently with the execution of the Purchase Agreement, JFL Partners entered into a Voting and Support Agreement with the Sponsor and certain affiliates of the Sponsor. For information about the Voting and Support Agreement, see “Special Meetings in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders — Vote of Hennessy Capital Founders and Chairman and CEO.”

Policies and Procedures for Related Party Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

Price Range of Securities and Dividends

Hennessy Capital

Price Range of Hennessy Capital Securities

Our units, common stock, and warrants are each quoted on the NYSE American under the symbols “HCAC.U,” “HCAC” and “HCAC WS,” respectively. Our units commenced public trading on June 22, 2017; our common stock and warrants each commenced separate public trading on August 1, 2017.

The following table includes the high and low sales prices for our units, common stock and warrants for the periods presented.

	Shares		Warrants		Units
Period	High	Low	High	Low	High	Low
2017:
June 22, 2017 through June 30, 2017	—	—	$—	$—	$10.25	$10.00
Third Quarter(1)	$10.43	$8.97	$0.89	$0.55	$10.40	$10.05
Fourth Quarter	$9.93	$9.75	$0.95	$0.66	$10.42	$10.07
2018:
First Quarter	$10.49	$9.75	$0.90	$0.74	$11.53	$10.30
Second Quarter	$11.00	$9.88	$1.50	$0.79	$11.25	$10.42
Third Quarter(2)	$10.26	$9.99	$1.74	$1.20	$11.61	$10.80

____________

(1)      Beginning August 1, 2017 for the shares and warrants

(2)      Through September 20, 2018.

On June 24, 2018, the trading date before the public announcement of the Business Combination, the closing sales price of the Company’s units, common stock and warrants were $10.03, $10.85 and $1.15, respectively.

Dividend Policy of Hennessy Capital

Hennessy Capital has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to or following the completion of the Business Combination. It is the present intention of Hennessy Capital to retain any earnings for use in its business operations and, accordingly, Hennessy Capital does not anticipate the board of directors declaring any dividends in the foreseeable future.

NRC Group

Price Range of NRC Group’s Securities

Historical market price information regarding NRC Group is not provided because there is no public market for NRC Group’s securities.

NRC Group has not paid any cash dividends during the past three years other than the Dividend Recapitalization in June 2018.

As of the date of this proxy statement, JFL Partners holds 100% of the membership interests of NRC Group.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Representatives of our independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

The audited financial statements of Hennessy Capital Acquisition Corp. III as of December 31, 2017, and for the period from January 3, 2017 (date of inception) to December 31, 2017, included in this proxy statement have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The audited financial statements of NRC Group Holdings, LLC as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, included in this proxy statement have been so included in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

The audited financial statements of SES Hold Co, LLC, not separately presented in this proxy statement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. The audited financial statements of NRC Group Holdings, LLC, to the extent they relate to SES Hold Co, LLC, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Progressive Environmental Services, Inc. as of December 31, 2017 and for the year then ended included in this proxy statement have been so included in reliance on the report of Jaynes, Reitmeier, Boyd & Therrell, P.C., independent registered public accountants, given on authority of said firm as experts in auditing and accounting.

The audited financial statements of Progressive Environmental Services, Inc. as of December 31, 2016 and for the year then ended included in this proxy statement have been so included in reliance on the report of Carr, Riggs & Ingram, LLC, independent registered public accountants, given on authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2017. Upon written or oral request, we will deliver a separate copy of this proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2017 to any stockholder at a shared address to which a single copy of this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2017 was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2017 may likewise request that we deliver single copies of our proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2017 in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 3485 N. Pines Way, Suite 110, Wilson, Wyoming 83014.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If you intend to present a proposal at the 2019 annual meeting of stockholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than [•], 2019 and no later than [•], 2019; provided, however, that in the event that the 2019 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2019 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2019 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2019 annual meeting is first made by the Company.

If you intend to present a proposal at the 2019 annual meeting, or if you want to nominate one or more directors at the 2019 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chairman and Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If you intend to have your proposal included in our proxy statement and proxy card for our 2019 annual meeting, the proposal must be received at our principal executive offices by [•], 2019, but if the 2019 annual meeting is called for a date that is not within 30 days before or after the anniversary of the special meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2019 annual meeting of stockholders. Stockholder proposals for the 2019 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2019 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Hennessy Capital’s SEC filings, including this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2017, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Nicholas A. Petruska, Executive Vice President,
Chief Financial Officer and Secretary
Hennessy Capital Acquisition Corp. III
3485 N. Pines Way, Suite 110
Wilson, Wyoming 83014
Tel: (312) 803-0372
Email: npetruska@hennessycapllc.com

You may also obtain these documents by requesting them in writing or by telephone from Hennessy Capital’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali, LLC
470 West Avenue
Stamford CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: HCAC.info@morrowsodali.com

If you are a stockholder of Hennessy Capital and would like to request documents, please do so by [•], 2018, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2017 relating to Hennessy Capital has been supplied by Hennessy Capital, and all such information relating to NRC Group has been supplied by NRC Group. Information provided by either Hennessy Capital or NRC Group does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Hennessy Capital for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, Hennessy Capital or NRC Group that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HENNESSY CAPITAL ACQUISITION CORP. III

Page
UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheets as of June 30, 2018 (unaudited) and December 31, 2017	F-3

Condensed Statements of Operations for the three and six months ended June 30, 2018 (unaudited), for the three months ended June 30, 2017 and for the period from January 3, 2017 (date of inception) to June 30, 2017 (unaudited)

F-4
Condensed Statements of Stockholders’ Equity for the six months ended June 30, 2018 (unaudited)	F-5
Condensed Statements of Cash Flows for the six months ended June 30, 2018 and for the period from January 3, 2017 (date of inception) to June 30, 2017 (unaudited)	F-6
Notes to Condensed Financial Statements (unaudited)	F-7

AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-21
Balance Sheet as of December 31, 2017	F-22
Statement of Operations for the period from January 3, 2017 (date of inception) to December 31, 2017	F-23
Statement of Stockholders’ Equity for the period from January 3, 2017 (date of inception) to December 31, 2017	F-24
Statement of Cash Flows for the period from January 3, 2017 (date of inception) to December 31, 2017	F-25
Notes to Financial Statements	F-26

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	Page

Report of Independent Registered Public Accounting Firm (NRC Group Holdings, LLC)	F-36
Report of Independent Registered Public Accounting Firm (SES Hold Co, LLC)	F-37
Consolidated Balance Sheets at June 30, 2018 (unaudited) and at December 31, 2017 and 2016	F-38
Consolidated Statements of Operations and Comprehensive Income (Loss) for the six months ended June 30, 2018 (unaudited) and 2017 (unaudited) and for the years ended December 31, 2017, 2016 and 2015	F-39
Consolidated Statements of Changes in Members’ Equity (Deficit) for the six months ended June 30, 2018 (unaudited) and for the years ended December 31, 2017, 2016 and 2015	F-40
Consolidated Statements of Cash Flows for the six months ended June 30, 2018 (unaudited) and 2017 (unaudited) and for the years ended December 31, 2017, 2016 and 2015	F-41
Notes to Consolidated Financial Statements	F-42

PROGRESSIVE ENVIRONMENTAL SERVICES, INC.

HENNESSY CAPITAL ACQUISITION CORP. III

CONDENSED BALANCE SHEETS

	June 30, 2018		December 31, 2017
	(unaudited	)
ASSETS
Current assets:
Cash	$882,000		$1,353,000
Prepaid expenses	62,000		42,000
Total current assets	944,000		1,395,000

Cash and investments held in Trust Account	261,658,000		260,612,000

Total assets	$262,602,000		$262,007,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,000		$19,000
Accrued business combination costs	2,332,000		—
Other accrued liabilities	181,000		108,000
Accrued income and franchise taxes	135,000		544,000
Total current liabilities	2,669,000		671,000

Other liabilities:
Deferred underwriting compensation	9,616,000		9,616,000
Total liabilities	12,285,000		10,287,000

Common stock subject to possible redemption; 24,288,851 and 24,427,763 shares at June 30, 2018 and December 31, 2017, respectively, (at value of approximately $10.10 per share)	245,317,000		246,720,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding	—		—
Common stock, $0.0001 par value; 200,000,000 authorized shares; 7,792,399 and 7,653,487 shares, respectively, issued and outstanding (excluding 24,288,851 and 24,427,763 shares, respectively, subject to possible redemption)	1,000		1,000
Additional paid-in-capital	6,121,000		4,718,000
Retained earnings (accumulated deficit)	(1,122,000)		281,000
Total stockholders’ equity	5,000,000		5,000,000

Total liabilities and stockholders’ equity	$262,602,000		$262,007,000

See accompanying notes to condensed financial statements

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months ended June 30, 2018	Three Months ended June 30, 2017	Six Months ended June 30, 2018	The period from January 3, 2017 (date of inception) to June 30, 2017
Revenues	$—	$—	$—	$—
General and administrative expenses	2,667,000	66,000	2,963,000	66,000
Loss from operations	(2,667,000)	(66,000)	(2,963,000)	(66,000)
Other income – Interest income on Trust Account	1,040,000	6,000	1,962,000	6,000
Loss before provision for income tax	(1,627,000)	(60,000)	(1,001,000)	(60,000)
Provision for income tax	210,000	—	402,000	—
Net loss	$(1,837,000)	$(60,000)	$(1,403,000)	$(60,000)
Weighted average common shares outstanding: Basic and diluted	7,714,000	5,660,000	7,681,000	5,643,000

Net loss per common share:
Basic and diluted	$(0.24)	$(0.01)	$(0.18)	$(0.01)

See accompanying notes to condensed financial statements

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

For the six months ended June 30, 2018

(unaudited)

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance, December 31, 2017	7,653,487	$1,000	$4,718,000	$281,000	$5,000,000

Adjustment of proceeds subject to possible redemption at value of $10.10 per share	138,912	—	1,403,000	—	1,403,000

Net loss	—	—	—	(1,403,000)	(1,403,000)
Balance, June 30, 2018 (unaudited)	7,792,399	$1,000	$6,121,000	$(1,122,000)	$5,000,000

See accompanying notes to condensed financial statements

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended June 30, 2018	The period from January 3, 2017 (date of inception) to June 30, 2017
Cash flows from operating activities:
Net loss	$(1,403,000)	$(60,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income earned on Trust Account	(1,962,000)	(6,000)
Changes in operating assets and liabilities:
Increase in prepaid expenses	(20,000)	(90,000)
Increase in accounts payable and other accrued liabilities	75,000	47,000
Increase in accrued business combination costs	2,332,000	—
Decrease in accrued income and franchise taxes	(409,000)	—
Net cash used in operating activities	(1,387,000)	(109,000)

Cash flows from investing activities:
Withdrawal from Trust Account for taxes	916,000	—
Cash deposited in Trust Account	—	(227,250,000)
Net cash provided by (used in) financing activities	916,000	(227,250,000)

Cash flows from financing activities:
Proceeds from sale of common stock to Sponsor	—	25,000
Proceeds from note payable and advances – related party	—	300,000
Proceeds from sale of Public Offering Units	—	225,000,000
Proceeds from sale of Private Placement Warrants	—	9,600,000
Payment of underwriting discounts	—	(4,500,000)
Payment of offering costs	—	(232,000)
Payment of notes payable and advances – related party	—	(300,000)
Net cash provided by financing activities	—	229,893,000

Net increase (decrease) in cash	(471,000)	2,534,000
Cash at beginning of period	1,353,000	—
Cash at end of period	$882,000	$2,534,000

Supplemental information on cash flows:
Cash paid for taxes	$916,000	$—

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. III (the “Company”) was incorporated in Delaware on January 3, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At June 30, 2018, the Company had not commenced any operations. All activity for the period from January 3, 2017 (date of inception) to June 30, 2018 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, efforts have been directed toward locating and completing a suitable Initial Business Combination. The Company will not generate any operating revenues until after completion of the Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners III LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering (as described in Note 4) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on June 22, 2017. The Company intends to finance an Initial Business Combination with proceeds from the $256,650,000 Public Offering (including $31,650,000 from the underwriters’ partial exercise of their overallotment option - Note 4) and $9,600,000 private placement (Note 5). Upon the closing of the Public Offering and the private placement, approximately $259,217,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below. As a result of the underwriters’ exercising less than the full overallotment option, the Sponsor forfeited 52,500 shares of its common stock as described in Notes 4 and 5.

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account as described below. The funds held outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective targets and for general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of 100% of the shares of common stock included in the Units (as defined in Note 4) sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 18 months from the closing of the Public Offering (subject to the requirements of law); or (iii) the redemption of the public shares in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its Initial Business Combination by December 28, 2018, which is 18 months from the closing of the Public Offering.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Initial Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination with a Target Business. As used herein, “Target Business” must be one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company’s signing a definitive agreement in connection with the Initial Business Combination. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NYSE American (formerly known as NYSE MKT) rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an Initial Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.”

The Company only has 18 months from the closing date of the Public Offering to complete the Initial Business Combination. If the Company does not complete an Initial Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

and liquidation. The initial stockholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an Initial Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Liquidation and Going Concern

The Company only has 18 months from the closing date of the Public Offering (until December 28, 2018) to complete its Initial Business Combination. If the Company does not complete an Initial Business Combination by December 28, 2018, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and funds released to the Company for working capital (and less up to $100,000 of interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, subject to the approval of the Company’s remaining stockholders and its Board of Directors, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and each of the Company’s officers and directors, each of whom holds Founder Shares (defined in Note 5), have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares; however, if such initial stockholders or any of their affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account for such shares upon the Company’s redemption or liquidation in the event the Company does not complete an Initial Business Combination within the required time period.

This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 28, 2018.

In the event of such liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the offering price per Unit in the Public Offering.

NOTE 2 – AGREEMENT FOR BUSINESS COMBINATION

The Business Combination

On June 25, 2018, as amended as of July 12, 2018 (and as may be further amended from time to time) we entered into a purchase agreement (the “Purchase Agreement”) with JFL-NRC-SES Partners, LLC (“JFL Partners”) pursuant to which, among other things and subject to the terms and conditions contained therein, we will effect an acquisition of all of the issued and outstanding membership interests of NRC Group Holdings, LLC (together with its subsidiaries, “NRC Group”). As of the date of the Purchase Agreement, JFL Partners owned all of the issued and outstanding membership interests of NRC Group. Such acquisition and the other transactions contemplated by the Purchase Agreement are hereafter collectively referred to as the “Business Combination.”

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 2 — AGREEMENT FOR BUSINESS COMBINATION (cont.)

Concurrently with the execution of the Purchase Agreement, the Company entered into a warrant exchange and forfeiture agreement (the “Sponsor Warrant Exchange and Share Forfeiture Agreement”) with the Sponsor, which provides for the exchange by the Sponsor of 9,600,000 outstanding placement warrants for 1,920,000 newly issued shares of the Company’s common stock and forfeiture to the Company of an equivalent number of existing founder shares held by the Sponsor for cancellation.

NRC Group is a global provider of comprehensive environmental, compliance and waste management services to customers across diverse industries and end markets to ensure compliance with environmental, health and safety laws around the world. NRC Group’s principal executive office is in Great River, New York.

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on NRC Group comprising the ongoing operations of the combined company and NRC Group’s senior management comprising the senior management of the combined company. For accounting purposes, we expect that NRC Group will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of NRC Group (i.e., a capital transaction involving the issuance of stock by the Company for the stock of NRC Group). Accordingly, the consolidated assets, liabilities and results of operations of NRC Group will become the historical financial statements of the combined company, and the Company’s assets, liabilities and results of operations will be consolidated with NRC Group beginning on the acquisition date.

Business Combination Consideration and Acquisition Financing

Business Combination Consideration — Pursuant to the Purchase Agreement, the aggregate purchase price for the proposed Business Combination is $662.5 million subject to adjustments for (i) NRC Group’s cash, debt, and net working capital, (ii) certain other unpaid transaction expenses (other than NRC Group’s expenses incurred in connection with the preparation of the proxy statement in connection with the Business Combination (the “Proxy Statement”) and meetings with our stockholders), (iv) expenses paid by JFL Partners or its affiliates (including NRC Group) on behalf of the Company, (iv) pre-Closing income taxes, (iv) the Excess Capital Expenditures Adjustment (as defined in the Purchase Agreement), (vi) and the Aggregate Acquisition Adjustment (as defined in the Purchase Agreement) (the purchase price and final adjustments as of the closing of the Business Combination (the “Closing”) being the “Total Purchase Price”) and any post-Closing payment amounts. The Total Purchase Price consists of the Cash Purchase Price and the Purchase Price Common Stock, each as defined in the Purchase Agreement.

Acquisition Financing — Concurrently with the execution of the Purchase Agreement, the Company entered into a Backstop and Subscription Agreement with an investor, pursuant to which the investor agreed to purchase (i) $75.0 million of Series A Convertible Preferred Stock (subject to a possible increase of up to an additional $25.0 million) (the “PIPE Financing”) and (ii) up to $25.0 million of shares of Company common stock in a private placement (the “Backstop Commitment”). The investor will purchase the shares related to the Backstop Commitment through one or more of (a) open market or privately negotiated transactions with third parties (including forward contracts), (b) a private placement with consummation concurrently with that of the Business Combination at a purchase price of $10.25 per share of Company common stock, or (c) a combination thereof. The investor in the PIPE Financing has agreed to vote any Company common stock that it owns, whether acquired pursuant to the PIPE Financing and Backstop Commitment

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 2 — AGREEMENT FOR BUSINESS COMBINATION POLICIES (cont.)

or otherwise, in favor of the proposed Business Combination and the other proposals set forth in the Proxy Statement. The investor in the PIPE Financing has also agreed not to transfer any Company common stock that it owns until the earlier of the Closing or the public announcement by the Company of the termination of the Purchase Agreement. In consideration for the aggregate $125.0 million equity commitment, the investor in the PIPE Financing will receive (i) a commitment fee of $2.5 million, which fee will be paid by JFL Partners or one of its affiliates on behalf of the Company, subject to credit to the Total Purchase Price, and (ii) upon the Closing, five percent (5%) of the aggregate consideration paid by the investor in the PIPE Financing to acquire shares of common stock in connection with the Backstop Commitment (if any) (not to exceed five percent (5%) of the total Backstop Commitment). The investor in the PIPE Financing may also receive up to a three percent (3%) placement and/or funding fee on the aggregate Series A Convertible Preferred Stock acquired pursuant to the Backstop and Subscription Agreement. In addition, to the extent the Company enters into one or more other subscription agreements substantially similar to the Cyrus Subscription Agreement (the “Other Subscription Agreements”) prior to Closing with qualified institutional buyers other than the initial investor to the Backstop and Subscription Agreement, each such investor will receive five percent (5%) of the aggregate consideration paid by such investor to acquire shares of common stock in connection with the Other Subscription Agreements (if any).

Redemption Offer

Pursuant to the Company’s existing amended and restated certificate of incorporation (the “existing charter”), in connection with the Business Combination, holders of the Company’s public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter (the “Redemption Offer”). The per share redemption price would have been approximately $10.19 at June 30, 2018.

Representations and Warranties

The Purchase Agreement contains a number of representations and warranties made by the Company, on the one hand, and JFL Partners, on the other hand, made for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Purchase Agreement or in information provided pursuant to certain disclosure schedules to the Purchase Agreement. The representations and warranties are customary for transactions similar to the Business Combination. Each representation, warranty, covenant, undertaking and agreement contained in the Purchase Agreement will expire as of, and will not survive, the consummation of the Business Combination (except for certain covenants that will survive the consummation of the Business Combination as set forth in the Purchase Agreement and except for JFL Partners’ representation relating to the ownership of the shares of NRC Group, which representation will survive for one year after the Closing).

Conditions to Closing of the Business Combination

Consummation of the transactions contemplated by the Purchase Agreement is subject to customary conditions of the respective parties, including the approval of the Purchase Agreement and transactions contemplated thereby (including the Business Combination) by the Company’s stockholders in accordance with the Company’s existing charter and the completion of the Redemption Offer in accordance with the Proxy Statement. Each redemption of public shares by the Company’s public stockholders will decrease the amount in the Trust Account, which holds approximately $261.6 million as of June 30, 2018 (before withdrawals of approximately $135,000, for taxes payable at that date).

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 2 — AGREEMENT FOR BUSINESS COMBINATION (cont.)

In addition, consummation of the transactions contemplated by the Purchase Agreement is subject to other closing conditions, including, among others: (i) the expiration or termination of the regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain other regulatory approvals, if any, (ii) the accuracy of the representations and warranties of the Company and JFL Partners (subject in certain cases to certain materiality, knowledge and other qualifications) and the performance by the Company and JFL Partners in all material respects of their covenants and agreements required to be performed under the Purchase Agreement, and (ii) the Company having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) remaining after the closing of the Redemption Offer.

Termination

The Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior to Closing, including by either party if the transactions contemplated by the Purchase Agreement have not been completed by November 30, 2018; provided that the party seeking to terminate shall not have breached in any material respect its obligations in any manner that has proximately caused the failure to consummate the Business Combination. If the Purchase Agreement is terminated, all further obligations of the parties under the Purchase Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, expense reimbursement, provisions concerning the stockholder representative, use, storage and handling by the Company and its representatives of certain protected confidential information, termination, general provisions and the confidentiality agreement between the parties will continue in effect), and neither the Company nor JFL Partners will have any further liability to any other party thereto except for liability for any knowing and intentional breach of the Purchase Agreement prior to such termination.

Other Agreements

The Business Combination also calls for additional agreements, including, among others, the Backstop Subscription Agreement, the JFL Subscription Agreement, Voting and Support Agreement, lock-up agreements, Registration Rights Agreement, Sponsor Warrant Exchange and Share Forfeiture Agreement and Investor Rights Agreement, each as defined and described elsewhere in the preliminary Proxy Statement filed with the SEC on July 20, 2018.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying unaudited condensed interim financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2018, and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period (after deducting shares that were subject to forfeiture in connection with the Public Offering), plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. Shares of common stock subject to possible redemption have been excluded from the calculation of basic and diluted loss per share for the three and six months ended June 30, 2018, for the three months ended June 30, 2017 and for the period from January 3, 2017 (date of inception) to June 30, 2017 since such shares, if redeemed, only participate in their pro rata share of the Trust Account. The Company has not considered the effect of warrants to purchase 28,848,750 shares of common stock sold in the Public Offering and the concurrent private placement in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. For the three and six months ended June 30, 2018, the three months ended June 30, 2017 and for the period from January 3, 2017 (date of inception) to June 30, 2017, the fully diluted calculation does not include the shares subject to redemption because they would be antidilutive.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board ASC 820 (“FASB ASC 820”), “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Offering Costs:

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering”. Offering costs of approximately $14,836,000, consisting principally of underwriting discounts of approximately $14,116,000 (including approximately $9,616,000 of which payment is deferred) and approximately $720,000 of professional, printing, filing, regulatory and other costs have been charged to additional paid in capital upon completion of the Public Offering.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account, net of taxes. The Company’s costs are generally considered start-up costs, which are not currently deductible, and, beginning in the three months ended June 30, 2018, Business Combination costs, many of which may not be deductible for income tax purposes. During the three and six months ended June 30, 2018 the Company recorded income tax expense of approximately $210,000 and $402,000 primarily related to interest income earned on the Trust Account net of franchise taxes accrued. The Company’s effective tax rate for the three and six months ended June 30, 2018 was approximately 13% and 40%, respectively, which differs significantly from the expected 21% tax rate due to the start-up costs (discussed above) which are not currently deductible and the Business Combination costs (also discussed above), many of which may not be deductible. There was no tax provision for the three months ended June 30, 2017 and for the period from January 3, 2017 (date of inception) to June 30, 2017 because there was no interest income during that period. On December 22, 2017, the Tax Cut and Jobs Act was enacted into law resulting in a reduction in the federal corporate income tax rate from 35% to 21% for years beginning in 2018. At June 30, 2018 and December 31, 2017, the Company has a deferred tax asset of approximately $260,000 and $120,000, respectively, (which reflects the lower 21% rate under which those deferred taxes would be expected to be recovered or settled) primarily related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at June 30, 2018 and December 31, 2017.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2018 or December 31, 2017. The Company recognizes accrued interest and penalties

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2018 or December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax positions. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

As discussed in Note 4, all of the 25,665,000 shares of common stock sold as part of Units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company’s charter does not specify a maximum redemption threshold, it provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital. Accordingly, at June 30, 2018 and December 31, 2017, 24,288,851 and 24,427,763 of the 25,665,000 public shares were classified outside of permanent equity at redemption value.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements but before the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 4 — PUBLIC OFFERING

In June and July 2017, the Company closed on the sale of 25,665,000 units at a price of $10.00 per unit (the “Units”) yielding gross proceeds from the Public Offering of $256,650,000. The closings occurred on June 28, 2017 with respect to 22,500,000 Units and on July 19, 2017 with respect to 3,165,000 Units related to the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $0.0001 par value and three-quarters of one redeemable common stock purchase warrant (the “Warrants”). Each whole warrant offered in the Public Offering is exercisable to purchase one share of our common stock. Only whole warrants may be exercised. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Initial Business Combination. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. Each

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 4 — PUBLIC OFFERING (cont.)

Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Initial Business Combination on or prior to the 18-month period allotted to complete the Initial Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

The Company paid an underwriting discount of approximately 2.0% of the per Unit offering price to the underwriters at the June 28, 2017 closing of the Public Offering ($4,500,000), with an additional fee (the “Deferred Fee”) of approximately 3.5% of the gross offering proceeds payable upon the Company’s completion of an Initial Business Combination ($7,875,000). Upon closing of the partial exercise of the over-allotment option, a 5.5% deferred discount on the gross proceeds of the over-allotment option was accrued for approximately $1,741,000 resulting in the aggregate Deferred Fee of approximately $9,616,000 (approximately 3.7% of the gross offering proceeds). The Deferred Fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination.

In connection with the exercise of the underwriters’ over-allotment option, 52,500 founder shares were forfeited.

In addition, in June 2017, the Sponsor paid the Company approximately $9,600,000 in a private placement for the purchase of 9,600,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants”) - see also Note 5.

Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of approximately $259,217,000 was deposited in the Trust Account.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

During April 2017, the Sponsor purchased 7,906,250 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.003 per share. Thereafter, the Company cancelled a portion of the Founder Shares, resulting in an aggregate of 6,468,750 Founder Shares outstanding (up to 843,750 of which were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised). As a result of the partial cancellations, the per-share purchase price increased to approximately $0.004 per share. In May 2017, the Sponsor transferred 1,125,000 founder shares to the Company’s officers and director nominees. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. In July 2017, pursuant to an agreement with the underwriters to limit the ownership by the initial stockholders to 20% of the Company’s issued and outstanding shares, the Sponsor forfeited 52,500 Founder Shares as a result of the over-allotment option not being exercised in full by the underwriters.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Initial Business Combination, or earlier if, subsequent to the Company’s Initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

See also Note 2 regarding the Sponsor Warrant Exchange and Share Forfeiture Agreement with the Sponsor executed in June 2018 which provides for the exchange by the Sponsor of 9,600,000 outstanding Private Placement Warrants (which are discussed below) for 1,920,000 newly issued shares of the Company’s common stock and forfeiture to the Company of an equivalent number of existing Founder Shares held by the Sponsor for cancellation.

Private Placement Warrants

Upon the June 28, 2017 closing of the Public Offering, the Sponsor paid the Company approximately $9,600,000 for the purchase of the 9,600,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering in funding the amount required to be deposited in the Trust Account pending completion of the Initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Initial Business Combination and are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete an Initial Business Combination, then the proceeds deposited in the Trust Account will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

See also Founder Shares, above, regarding the Sponsor Warrant Exchange and Share Forfeiture Agreement with the Sponsor executed in June 2018 and Note 2.

Registration Rights

The Company’s initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement. The Company’s initial stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

On March 31, 2017, the Sponsor agreed to loan the Company an aggregate of $300,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. During 2017, the Company borrowed the entire $300,000 available under the Note and the non-interest bearing loans were paid in full on June 28, 2017.

Administrative Services Agreement and Other Agreements

The Company pays $15,000 a month ($45,000 and $90,000, respectively, for the three and six months ended June 30, 2018) for office space, administrative services and secretarial support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on June 23, 2017 and will terminate upon the earlier of the consummation by the Company of the Initial Business Combination or the liquidation of the Company.

Also, commencing on June 23, 2017 (the date the securities were first listed on the NYSE American), the Company has agreed to compensate its Chief Financial Officer $25,000 per month prior to the consummation of the Initial Business Combination, of which 50% is payable in cash currently and 50% in cash upon the successful completion of the Initial Business Combination. Approximately $153,000 and $78,000, respectively, has been included in other accrued liabilities for the deferred compensation of the Chief Financial Officer at June 30, 2018 and December 31, 2017.

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of approximately $259,217,000 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At June 30, 2018, the proceeds of the Trust Account were invested primarily in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest solely in U.S. government treasury obligations. At December 31, 2017, the proceeds of the Trust Account were invested primarily in U.S. government treasury bills maturing in 2018 yielding interest of between approximately 1.1% and 1.4% per year. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying December 31, 2017 condensed balance sheets and adjusted for the amortization of discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2018 and December 31, 2017 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at June 30, 2018 and December 31, 2017

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT (cont.)

consisted of U.S. government treasury bills and money market funds that invest only in U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at June 30, 2018	Gross Unrealized Holding Losses	Quoted Price Prices in Active Markets (Level 1)
Assets:
Cash and money market funds	$261,658,000	$—	$261,658,000

Description	Carrying value at December 31, 2017	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
Cash	$15,000	$—	$15,000
U.S. government treasury bills	260,597,000	21,000	260,618,000
Total	$260,612,000	$21,000	$260,633,000

During the three and six months ended June 30, 2018, the Company withdrew approximately $916,000 from the Trust Account in connection with the payment of its 2017, and partial estimated 2018, income and franchise taxes.

NOTE 7 — STOCKHOLDERS’ EQUITY

Common Stock

On June 22, 2017, the Company amended and restated its amended and restated certificate of incorporation to increase the number of its authorized shares of common stock from 29,000,000 shares to 200,000,000 shares. The Company may (depending on the terms of the Initial Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with its Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock they own. In June and July 2017, a total of 25,665,000 shares of common stock were issued as part of the Units in the Public Offering (including Units issued in connection with the partial exercise of the underwriters’ over-allotment option) and in July 2017, 52,500 founder shares were forfeited resulting in 32,081,250 shares of common stock issued and outstanding including 24,288,851 and 24,427,763 shares, respectively, subject to redemption at June 30, 2018 and December 31, 2017.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2018 and December 31, 2017, there were no shares of preferred stock issued and outstanding.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Condensed Financial Statements
(unaudited)

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company has entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with its Business Combination. The services under these engagement letters and agreements are material in amount and in some instances a significant component consists of contingent or success fees. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account. A substantial portion of these costs (including contingent or success fees and ongoing accrued transactions costs, but not the $9,616,000 of deferred underwriting compensation) will be charged to operations in the quarter that an Initial Business Combination is consummated.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Hennessy Capital Acquisition Corp. III

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Hennessy Capital Acquisition Corp. III (the “Company”) as of December 31, 2017, the related statements of operations, changes in stockholders’ equity and cash flows, for the period from January 3, 2017 (date of inception) to December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from January 3, 2017 (date of inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by December 28, 2018, then the Company will cease all operations except for the purpose of winding down and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

March 30, 2018

HENNESSY CAPITAL ACQUISITION CORP. III

BALANCE SHEET

December 31, 2017
ASSETS
Current assets:
Cash	$1,353,000
Prepaid expenses	42,000
Total current assets	1,395,000
Cash and investments held in Trust Account	260,612,000

Total assets	$262,007,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable,	19,000
Accrued liabilities	108,000
Accrued income and franchise taxes	544,000
Total current liabilities	671,000

Other liabilities:
Deferred underwriting compensation	9,616,000
Total liabilities	10,287,000

Common stock subject to possible redemption; 24,427,763 shares (at value of approximately $10.10 per share)	246,720,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding	—
Common stock, $0.0001 par value; 200,000,000 authorized shares; 7,653,487 shares issued and outstanding (excluding 24,427,763 shares subject to possible redemption)	1,000
Additional paid-in-capital	4,718,000
Retained earnings	281,000
Total stockholders’ equity	5,000,000

Total liabilities and stockholders’ equity	$262,007,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. III

STATEMENT OF OPERATIONS

For the period from January 3, 2017 (date of inception) to December 31, 2017
Revenues	$—
General and administrative expenses	670,000
Loss from operations	(670,000)
Other income – Interest income on Trust Account	1,395,000
Income before provision for income tax	725,000
Provision for income tax	444,000
Net income	$281,000

Weighted average common shares outstanding:
Basic	6,711,000
Diluted	19,254,000
Net income per common share:
Basic	$0.04
Diluted	$0.02

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. III

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from January 3, 2017 (date of inception) to December 31, 2017

	Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Sale of shares to Sponsor at approximately $0.004 per share	6,468,750	$1,000	$24,000	$—	$25,000
Sale of Units to the public in June and July 2017 at $10.00 per Unit	25,665,000	3,000	256,647,000	—	256,650,000
Underwriters’ discount and offering expenses	—	—	(14,836,000)	—	(14,836,000)
Sale of 9,600,000 Private Placement Warrants at $1.00 per warrant	—	—	9,600,000	—	9,600,000
Founder shares forfeited	(52,500)	—	—	—	—
Proceeds subject to possible redemption at value of $10.10	(24,427,763)	(3,000)	(246,717,000)	—	(246,720,000)
Net income	—	—	—	281,000	281,000
Balance, December 31, 2017	7,653,487	$1,000	$4,718,000	$281,000	$5,000,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. III

STATEMENT OF CASH FLOWS

For the period from January 3, 2017 (date of inception) to December 31, 2017
Cash flows from operating activities:
Net income	$281,000
Adjustments to reconcile net income to net cash used in operating activities:
Interest income retained in Trust Account	(1,395,000)
Changes in operating assets and liabilities:
Increase in prepaid expenses	(42,000)
Increase in accounts payable and accrued liabilities	127,000
Increase in accrued taxes payable	544,000
Net cash used in operating activities	(485,000)

Cash flows from investing activities: Cash deposited in Trust Account	(259,217,000)

Cash flows from financing activities:
Proceeds from sale of common stock to Sponsor	25,000
Proceeds from note payable and advances – related party	300,000
Proceeds from sale of Public Offering Units	256,650,000
Proceeds from sale of Private Placement Warrants	9,600,000
Payment of underwriting compensation	(4,500,000)
Payment of offering costs	(720,000)
Payment of notes payable and advances – related party	(300,000)
Net cash provided by financing activities	261,055,000

Net increase in cash	1,353,000
Cash at beginning of period	—
Cash at end of period	$1,353,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ compensation	$9,616,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. III (the “Company”) was incorporated in Delaware on January 3, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2017, the Company had not commenced any operations. All activity for the period from January 3, 2017 (date of inception) through December 31, 2017 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, efforts have been directed toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners III LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on June 22, 2017. The Company intends to finance a Business Combination with proceeds from the $256,650,000 Public Offering (including $31,650,000 from the underwriters’ partial exercise of their overallotment option - Note 3) and $9,600,000 private placement (Note 4). Upon the closing of the Public Offering and the private placement, approximately $259,217,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below. As a result of the underwriters’ exercising less than the full overallotment option, the Sponsor forfeited 52,500 shares of its common stock as described in Notes 3 and 4.

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The funds held outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective targets, general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the shares of common stock included in the Units (defined in Note 3) sold in the Public Offering if the Company is unable to complete a Business Combination within 18 months from the closing of the Public Offering (subject to the requirements of law); or (iii) the redemption of the public shares in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its Business Combination by December 28, 2018, which is 18 months from the closing of the Public Offering.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with a Target Business. As used herein, “Target Business” must be one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company’s signing a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NYSE American (formerly known as NYSE MKT) rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account, net of taxes payable, is approximately $10.15 per public share at December 31, 2017.

The Company only has 18 months from the closing date of the Public Offering to complete the Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have entered into letter agreements with the Company, pursuant to which

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Liquidation and Going Concern

The Company only has 18 months from the closing date of the Public Offering (until December 28, 2018) to complete its Business Combination. If the Company does not complete a Business Combination by December 28, 2018, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and funds released to the Company for working capital (and less up to $100,000 of interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, subject to the approval of the Company’s remaining stockholders and its Board of Directors, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and each of the Company’s officers and directors, each of whom holds Founder Shares (defined in Note 4), have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares; however, if such initial stockholders or any of their affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account for such shares upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 28, 2018.

In the event of such liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the offering price per Unit in the Public Offering.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Income Per Common Share:

Net income per common share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding during the period (after deducting shares that were subject to forfeiture in connection with the Public Offering), plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. Shares of common stock subject to possible redemption at December 31, 2017 have been excluded from the calculation of basic income per share for the period from January 3, 2017 (date of inception) to December 31, 2017 since such shares, if redeemed, only participate in their pro rata share of the Trust Account. The Company has not considered the effect of warrants to purchase 28,848,750 shares of common stock sold in the Public Offering and the concurrent private placement in the calculation of diluted income (loss) per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. For the period from January 3, 2017 (date of inception) to December 31, 2017, the fully diluted calculation adds back the shares subject to redemption.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Offering Costs:

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering”. Offering costs of approximately $14,836,000, consisting principally of underwriting discounts of $14,115,750 (including $9,615,750 of which payment is deferred) and approximately $720,000 of professional, printing, filing, regulatory and other costs have been charged to additional paid in capital upon completion of the Public Offering.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of taxes. The Company’s costs are generally considered start-up costs and are not currently deductible. During the period from January 3, 2017 (date of inception) to December 31, 2017, the Company recorded income tax expense of approximately $444,000 primarily related to interest income earned on the Trust Account net of franchise taxes accrued. The Company’s effective tax rate for the period ended December 31, 2017 was approximately 61%, which differs significantly from the expected 35% income tax rate due to the start-up costs (discussed above) which are not currently deductible. On December 22, 2017, the Tax Cut and Jobs Act was enacted into law resulting in a reduction in the federal corporate income tax rate from 35% to 21% for years beginning in 2018. At December 31, 2017, the Company has a deferred tax asset of approximately $120,000 (reflecting the lower 21% rate under which those deferred taxes would be expected to be recovered or settled) primarily related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

As discussed in Note 3, all of the 25,665,000 shares of common stock sold as part of Units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company’s charter does not specify a maximum redemption threshold, it provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accordingly, at December 31, 2017, 24,427,763 of the 25,665,000 public shares were classified outside of permanent equity at redemption value.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 3 — PUBLIC OFFERING

In June and July 2017, the Company closed on the sale of 25,665,000 units at a price of $10.00 per unit (the “Units”) yielding gross proceeds from the Public Offering of $256,650,000. The closings occurred on June 28, 2017 with respect to 22,500,000 Units and on July 19, 2017 with respect to 3,165,000 Units related to the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $0.0001 par value and three-quarters of one redeemable common stock purchase warrant (the “Warrants”). Each whole warrant offered in the Public Offering is exercisable to purchase one share of our common stock. Only whole warrants may be exercised. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Business Combination. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

The Company paid an underwriting discount of approximately 2.0% of the per Unit offering price to the underwriters at the June 28, 2017 closing of the Public Offering ($4,500,000), with an additional fee (the “Deferred Fee”) of approximately 3.5% of the gross offering proceeds payable upon the Company’s completion of a Business Combination ($7,875,000). Upon closing of the partial exercise of the over-allotment option, a 5.5% Deferred Discount on the gross proceeds of the over-allotment option was accrued for approximately $1,741,000 resulting in the aggregate

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 3 — PUBLIC OFFERING (cont.)

Deferred Fee of approximately $9,616,000 (approximately 3.7% of the gross offering proceeds). The Deferred Fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Business Combination.

In connection with the exercise of the underwriters’ over-allotment option, 52,500 founder shares were forfeited.

In addition, in June 2017, the Sponsor paid the Company approximately $9,600,000 in a private placement for the purchase of 9,600,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants”) - see also Note 4.

Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of approximately $259,217,000 was deposited in the Trust Account.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

During April 2017, the Sponsor purchased 7,906,250 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.003 per share. Thereafter, the Company cancelled a portion of the Founder Shares, resulting in an aggregate of 6,468,750 Founder Shares outstanding (up to 843,750 of which were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised). As a result of the partial cancellations, the per-share purchase price increased to approximately $0.004 per share. In May 2017, the Sponsor transferred 1,125,000 founder shares to the Company’s officers and director nominees. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. In July 2017, pursuant to an agreement with the underwriters to limit the ownership by the initial stockholders to 20% of the Company’s issued and outstanding shares, the Sponsor forfeited 52,500 Founder Shares as a result of the over-allotment option not being exercised in full by the underwriters.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Upon the June 28, 2017 closing of the Public Offering, the Sponsor paid the Company approximately $9,600,000 for the purchase of the 9,600,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering in funding the amount required to be deposited in the Trust Account pending completion of the Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination and are non-redeemable so long as they are held by the

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds deposited in the Trust Account will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

Registration Rights

The Company’s initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement. The Company’s initial stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans

On March 31, 2017, the Sponsor agreed to loan the Company an aggregate of $300,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. During 2017, the Company borrowed the entire $300,000 available under the Note and the non-interest bearing loans were paid in full on June 28, 2017.

Administrative Services Agreement and Other Agreements

The Company pays $15,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on June 23, 2017 and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company.

Also, commencing on June 23, 2017 (the date the securities were first listed on the NYSE MKT), the Company had agreed to compensate its Chief Executive Officer and its President and Chief Operating Officer, respectively, with monthly deferred fees of $100,000 and $50,000, respectively, until the consummation of the Business Combination to be paid in cash upon the successful completion of the Business Combination.

Subsequent to December 31, 2017, in February 2018, the Compensation Committee of the Board of Directors (the “Compensation Committee”) resolved that any deferred compensation payable to these officers upon the closing of the Business Combination, including amounts already accrued, would be determined by the Compensation Committee in its sole discretion. Because the amount of the compensation, if any, to be paid to these officers is no longer known and is subject to the discretion of the Compensation Committee, the Company has (a) ceased accruing such compensation as of October 1, 2017 and (b) reversed approximately $485,000 of deferred fees payable to these officers that had been accrued to the Company’s financial statements as of September 30, 2017. Monthly deferred fees payable at closing to the Company’s Chief Financial Officer were not affected by this determination.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

The Company has also agreed to compensate its Chief Financial Officer $25,000 per month prior to the consummation of the Business Combination, of which 50% is payable in cash currently and 50% in cash upon the successful completion of the Business Combination. Approximately $78,000 has been included in accrued liabilities for the deferred compensation of the Chief Financial Officer at December 31, 2017.

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of approximately $259,217,000 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At December 31, 2017, the proceeds of the Trust Account were invested in U.S. government treasury bills maturing in January and May 2018 yielding interest of approximately 1.1%. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments – Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying December 31, 2017 balance sheet and adjusted for the amortization of discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2017 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at December 31, 2017 consist of U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at December 31, 2017	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
Cash	$15,000	$—	$15,000
U.S. government treasury bills	260,597,000	$21,000	260,618,000
Total	$260,612,000	$21,000	$260,633,000

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock

On June 22, 2017, the Company amended and restated its amended and restated certificate of incorporation to increase the number of its authorized shares of common stock from 29,000,000 shares to 200,000,000 shares. The Company may (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination.

HENNESSY CAPITAL ACQUISITION CORP. III
Notes to Financial Statements

NOTE 6 — STOCKHOLDERS’ EQUITY (cont.)

Holders of the Company’s common stock are entitled to one vote for each share of common stock they own. In June and July 2017, a total of 25,665,000 shares of common stock were issued as part of the Units in the Public Offering (including Units issued in connection with the partial exercise of the underwriters’ over-allotment option) and in July 2017, 52,500 founder shares were forfeited resulting in 32,081,250 shares of common stock issued and outstanding including 24,427,763 shares subject to redemption at December 31, 2017.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2017, there were no shares of preferred stock issued and outstanding.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members
NRC Group Holdings, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of NRC Group Holdings, LLC (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits and the report of the other auditors, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We did not audit the financial statements of SES Holdco, LLC, a wholly owned subsidiary, which statements reflect total assets constituting 29% and 27%, respectively, of consolidated total assets as of December 31, 2017 and 2016, and total revenues of 16%, 6% and 5%, respectively, of consolidated total revenues for each of the three years in the period ended December 31, 2017. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for SES Holdco, LLC, is based solely on the report of the other auditors.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

/s/ GRANT THORNTON LLP
New York, New York
September 4, 2018

Report of Independent Registered Public Accounting Firm

To the Management of SES Hold Co, LLC

Opinion on the Financial Statements

We have audited the consolidated balance sheets of SES Hold Co, LLC and its subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in member’s equity, and cash flows for each of the two years in the period ended December 31, 2017 and the period from May 5, 2015 (Inception) to December 31, 2015, including the related notes (collectively referred to as the “consolidated financial statements”) (not presented herein). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2017 and the period from May 5, 2015 (Inception) to December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 19, 2018

We served as the Company’s auditor from 2015 to 2017.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2018	2017	2016
	(Unaudited)
ASSETS
Current assets
Cash	$9,257	$10,570	$14,204
Restricted cash	—	—	1,500
Receivables:
Trade, net of allowance for doubtful accounts of $1.5 million, $0.9 million and $1.9 million, respectively	92,756	83,976	52,458
Other	2,338	2,167	1,604
Inventory	7,009	6,827	8,063
Prepaid expenses and other current assets	5,402	4,035	3,709
Total current assets	116,762	107,575	81,538

Property and equipment, net	114,504	106,169	101,349
Goodwill	44,563	37,005	37,005
Intangible assets, net of accumulated amortization of $31.3 million, $28.5 million and $22.7 million, respectively	51,254	50,080	55,729
Other assets	2,145	1,276	1,037
Total assets	$329,228	$302,105	$276,658

LIABILITIES AND MEMBERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$38,471	$42,124	$23,808
Accrued wages and benefits	3,283	3,777	4,370
Deferred revenue	5,137	2,012	3,311
Other current liabilities	110	1,152	1,471
Current portion of term loans	3,080	5,510	8,239
Current portion of equipment loan	—	500	500
Borrowings outstanding under revolving credit agreements	—	8,211	6,990
Total current liabilities	50,081	63,286	48,689

Term loans, net of current portion and deferred financing costs	295,328	188,473	189,480
Equipment loan, net of current portion	—	556	1,125
Deferred taxes	264	241	251
Asset retirement obligation	1,327	650	—
Other long-term liabilities	3,964	5,800	4,454
Total liabilities	350,964	259,006	243,999

Commitments and contingencies

Members’ (Deficit) Equity
Common units	64,150	64,150	64,150
Additional paid in capital	14,331	78,057	73,936
Accumulated deficit	(94,374)	(93,805)	(99,477)
Accumulated other comprehensive loss	(5,843)	(5,303)	(5,950)
Total members’ (deficit) equity	(21,736)	43,099	32,659
Total liabilities and members’ (deficit) equity	$329,228	$302,105	$276,658

The accompanying notes are an integral part of these consolidated financial statements.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Six Months ended June 30,		Years Ended December 31,
	2018	2017	2017	2016	2015
	(Unaudited)	(Unaudited)
Operating revenue	$152,924	$112,362	$277,631	$231,709	$214,569

Costs and expenses
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	105,790	77,733	190,610	163,616	152,100
General and administrative expenses	20,193	17,483	34,284	31,900	31,962
Depreciation and amortization	11,784	12,743	26,148	32,473	27,949
Goodwill and intangible assets impairment expense	—	—	—	24,882	5,053
Management fees	800	830	1,836	1,866	1,789
Acquisition expense	3,286	434	484	6,192	4,435
Other expense, net	2,340	2,058	3,629	9,677	3,574
Total costs and expenses	144,193	111,281	256,991	270,606	226,862
Operating income (loss)	8,731	1,081	20,640	(38,897)	(12,293)

Other income (expenses)
Interest income	—	1	7	7	6
Interest expense	(7,633)	(6,905)	(14,033)	(13,350)	(13,248)
Foreign currency transaction income (loss)	41	39	(402)	(90)	(566)
Loss on debt extinguishment	(2,720)	—	(93)	—	-
Other expense	(8)	(33)	—	—	(839)
Total other expenses, net	(10,320)	(6,898)	(14,521)	(13,433)	(14,647)
Income (loss) before income taxes	(1,589)	(5,817)	6,119	(52,330)	(26,940)
Income tax (benefit) expense	(1,020)	200	447	(3,184)	(2,246)
Net (loss) income	$(569)	$(6,017)	$5,672	$(49,146)	$(24,694)

Other comprehensive loss, net of tax	(569)	(6,017)	5,672	(49,146)	(24,694)
Foreign currency translation (loss) gain	(540)	(698)	647	(483)	(2,135)
Total other comprehensive (loss) gain	(540)	(698)	647	(483)	(2,135)
Comprehensive (loss) income	$(1,109)	$(6,715)	$6,319	$(49,629)	$(26,829)

The accompanying notes are an integral part of these consolidated financial statements.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

(in thousands, except unit data)

					Accumulated
	Common Units		Additional Paid-in	Accumulated	Other Comprehensive	Total Members’
	Units	Amount	Capital	Deficit	Loss	Equity/(Deficit)
Balance at December 31, 2014	71,100	$32,100	$—	$(25,637)	$(3,332)	$3,131
Net loss	—	—	—	(24,694)	—	(24,694)
Currency translation loss	—	—	—	—	(2,135)	(2,135)
Equity issued to acquire business	—	—	17,034	—	—	17,034
Contributions	—	—	51,602	—	—	51,602
Balance at December 31, 2015	71,100	32,100	68,636	(50,331)	(5,467)	44,938
Net loss	—	—	—	(49,146)	—	(49,146)
Currency translation loss	—	—	—	—	(483)	(483)
Contributions	32,050	32,050	5,300	—	—	37,350
Balance at December 31, 2016	103,150	64,150	73,936	(99,477)	(5,950)	32,659
Net income	—	—	—	5,672	—	5,672
Currency translation gain	—	—	—	—	647	647
Contributions	—	—	4,121	—	—	4,121
Balance at December 31, 2017	103,150	$64,150	78,057	(93,805)	(5,303)	43,099
Net loss	—	—	—	(569)	—	(569)
Currency translation loss	—	—	—	—	(540)	(540)
Contributions	—	—	22,817	—	—	22,817
Dividend	—	—	(86,543)	—	—	(86,543)
Balance at June 30, 2018 (unaudited)	103,150	$64,150	$14,331	$(94,374)	$(5,843)	$(21,736)

The accompanying notes are an integral part of these consolidated financial statements.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (loss) income	$(569)	$(6,017)	$5,672	$(49,146)	$(24,694)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation of property and equipment	9,017	10,197	20,380	22,370	19,452
Amortization of intangible assets	2,767	2,546	5,768	10,103	8,497
Accretion of asset retirement obligation	26	—	—	—	-
Amortization of deferred financing costs	835	569	1,244	1,146	1,128
Bad debt expense	271	138	146	576	158
Deferred income tax provision	23	(2)	(10)	(3,788)	(3,499)
Realized (gain) loss from equipment sales or retirements	—	(1)	21	772	(126)
Loss on extinguishment of debt	2,720	—	93	—	-
Goodwill and intangible assets impairment expense	—	—	—	24,882	5,053
Changes in operating assets and liabilities, net of acquisition:
Trade and other receivables	5,312	(2,796)	(32,010)	10,854	9,367
Inventories	(89)	544	1,372	(2)	111
Prepaid expenses	(728)	(797)	(300)	83	1,309
Other assets	(8)	(210)	(245)	(312)	(437)
Accounts payable and accrued expenses	(11,068)	(276)	18,243	(5,656)	92
Accrued wages and benefits	(539)	(1,552)	(618)	1,621	(953)
Deferred revenue	3,125	5,336	(1,344)	(679)	1,270
Other current liabilities including current income taxes	(3,236)	(937)	(1,419)	(4,863)	653
Other liabilities	(1,408)	1,026	43	37	(2,665)
Net cash provided by operating activities	6,451	7,768	17,036	7,998	14,716

Cash used in investing activities:
Acquisition of business, net of cash acquired	(28,028)	—	—	(29,087)	(62,853)
Capital expenditures	(7,386)	(10,102)	(20,986)	(12,282)	(13,022)
Proceeds from the sale of property and equipment	—	55	109	672	837
Deposits	—	—	—	—	(7)
Net cash used in investing activities:	(35,414)	(10,047)	(20,877)	(40,697)	(75,045)

Cash provided by (used in) financing activities:
Borrowings from term loans	308,000	—	18,000	—	22,500
Principal payments on term loans	(197,157)	(4,740)	(22,741)	(8,107)	(2,124)
Borrowings from revolving credit facilities	5,283	1,190	3,961	2,269	5,000
Repayments of borrowing from revolving credit facilities	(13,494)	—	(2,740)	(655)	(9,124)
Principal payments on equipment loan	(1,056)	(275)	(1,969)	(539)	(513)
Payments of debt issuance costs	(9,660)	—	(239)	—	(200)
Dividend	(86,543)	—	—	—	-
Capital contributions	22,817	3,910	4,121	37,350	51,602
Net cash provided by (used in) financing activities:	28,190	85	(1,607)	30,318	67,141

Effects of foreign exchange rates on cash and cash equivalents	(540)	(43)	314	807	(63)

Net (decrease) increase in cash and restricted cash	(1,313)	(2,237)	(5,134)	(1,574)	6,749
Cash and restricted cash, beginning of period	10,570	15,704	15,704	17,278	10,529
Cash and restricted cash, end of period	$9,257	$13,467	$10,570	$15,704	$17,278

Supplemental Information:
Cash interest paid	$4,936	$5,957	$12,683	$11,926	$11,105
Cash income taxes paid	$345	$169	$449	$543	$507

Noncash Investing and Financing Activities:
Equipment financed under capital lease obligations	$1,032	$687	$3,694	$—	$735
Acquisition of business with equity	$—	$—	$—	$—	$17,034
Asset retirement obligation	$651	$—	$650	$—	$-
Transfer from construction in progress to landfill permit intangible asset	$—	$—	$—	$969	$-

The accompanying notes are an integral part of these consolidated financial statements.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

Overview

On January 6, 2012 JFL-NRC Holdings, LLC, (“NRC Holdings”) was formed under Delaware law by its sole member, JFL-NRC Partners, LLC (“NRC Partners”). NRC Partners is ultimately majority-owned by funds advised by J.F. Lehman and Company (“JFL”), a leading middle-market private equity firm focused on the defense, aerospace, maritime, government and environmental sectors, for the purpose of acquiring National Response Corporation and its affiliated businesses from affiliates of SEACOR Holdings, Inc. (“SEACOR”). On March 16, 2012, NRC Holdings completed the acquisition (the “NRC Acquisition”) of all of the issued and outstanding stock of National Response Corporation and its affiliated businesses including, among others, NRC Environmental Services, SEACOR Response and SEACOR Environmental Products (collectively “NRC”) from SEACOR for $97.0 million, excluding approximately $7.5 million of transaction related expenses. The NRC Acquisition was financed through an equity contribution from JFL affiliated investment funds and others (including management) and debt financed through a secured credit facility. Prior to March 16, 2012, NRC Holdings did not engage in any business except for activities related to its formation.

SES Holdco, LLC (a Texas limited liability company) (“SES Holdco”) was formed under Delaware law by its sole member JFL-SES Partners, LLC (“SES Partners”) on May 5, 2015 to acquire Sprint Energy Services, LLC (a Texas limited liability company) (“SES”). SES Partners is ultimately majority-owned by funds advised by JFL, and was formed in connection with and for the purpose of acquiring Sprint Energy Services, LLC (“Sprint”). Sprint offers a diverse portfolio of oilfield support services and functions for customers in oil and gas exploration companies, midstream pipelines, plant operators and other oilfield services companies active in the Eagle Ford Shale in South Texas, the Permian Basin of West Texas, Oklahoma, Pennsylvania and New Mexico. The services offered enable the customers to rely on SES for their fluid management, environmental compliance, personnel safety and well-site management needs. Sprint Karnes County Disposal LLC (a Texas limited liability company) (“SKCD”), is a wholly owned subsidiary of SES. SKCD applied for an oilfield waste disposal permit from the Railroad Commission of Texas, and received approval as of December 31, 2015.

In June 2018, NRC Partners and SES Partners formed a Delaware limited liability company, JFL-NRC-SES Partners, LLC (“JFL Partners”), and contributed their respective equity interests in NRC Holdings and SES Holdco to JFL Partners. JFL Partners formed NRC Group Holdings, LLC (“NRC Group” or the “Company”) and contributed all of its equity interest in NRC Holdings and SES Holdco to NRC Group. On June 11, 2018, NRC Group made a dividend payment of approximately $86.5 million to JFL Partners, LLC (the “Dividend Recapitalization”). See Note 12. Following the Dividend Recapitalization, NRC Group became the holding company for NRC Holdings and SES Holdco. The consolidated financial statements of NRC Holdings and SES Holdco have been combined and retrospectively recast for all periods presented in the consolidated financial statements because the Dividend Recapitalization and related combination of NRC Holdings and SES Holdco was between entities under common control. Accordingly, the financial results and financial position of NRC Group have been retrospectively adjusted to include the financial results and financial position of NRC Holdings and SES Holdco in the current and prior periods presented. As JFL Partners retained control of NRC Holdings and SES Holdco, the assets and liabilities transferred to NRC Group were recorded at their respective carrying values similar to a pooling-of-interests.

On June 25, 2018, Hennessy Capital Acquisition Corp. III, a Delaware corporation (“Hennessy”), entered into a Purchase Agreement (the “Purchase Agreement”) with JFL Partners. The Purchase Agreement provides for the acquisition by Hennessy of all of the issued and outstanding membership interests of NRC Group from JFL Partners with NRC Group becoming a direct wholly owned subsidiary of Hennessy. See Note 3.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business (cont.)

NRC Group is engaged in four primary segments which are operated and managed regionally as follows: (i) standby oil spill compliance and response conducted in the United States (“Domestic Standby Services”), (ii) environmental and industrial services (“Domestic Environmental Services”) operated in regions across the United States, (iii) international standby oil spill and emergency response services, specialty industrial and environmental solutions to the oil and gas, petrochemical, renewables, utilities, civil engineering and construction sectors, principally in the North Sea region through its acquisition of Sureclean (collectively the “International Services”), and (iv) specialized environmental and waste management services (the “Sprint Segment”) to customers in the energy markets through its combination of Sprint. Through its domestic and international wholly-owned subsidiaries, the Company primarily provides these services to oil and gas, chemical, industrial and marine transportation clients in the United States and abroad.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

NRC Group’s consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The NRC Group financial statements were prepared on a stand-alone basis derived from the financial statements and accounting records of NRC Holdings and SES Holdco. These consolidated financial statements reflect the historical results of operations, financial position and cash flows of NRC Holdings and SES Holdco as they were historically managed and adjusted to conform with U.S. generally accepted accounting principles. The consolidated financial statements are presented as if NRC Group had operated on a stand-alone basis for all periods presented and include the accounts of NRC Holdings, SES Holdco and their subsidiaries, all of which are controlled by JFL. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Consolidated Financial Statements

The accompanying Consolidated Balance Sheet as of June 30, 2018, and the Consolidated Statements of Operations and Comprehensive Income (Loss), the Consolidated Statements of Changes in Members’ Equity (Deficit) and the Consolidated Statements of Cash Flows for the six months ended June 30, 2018 and 2017 are unaudited. These unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2018 and its results of operations and cash flows for the six months ended June 30, 2018 and 2017. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the six-month periods are also unaudited. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. As described above, the Company has four operating segments which have not been aggregated to form a reportable segment. See Note 11.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable at the time under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Contracts and Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. For all periods presented in the consolidated financial statements, revenue was realized or realizable and considered earned when persuasive evidence of an arrangement exists, services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured. Amounts received prior to the performance of services under customer contracts are recognized as deferred revenues and revenue recognition is deferred until such time that all revenue recognition criteria have been met.

The Company earns revenues primarily from marine and land-based emergency response, retainer fees, consulting and training and industrial and remediation services. Emergency response revenues are recognized as services are provided and are dependent on the magnitude and number of individual responses. Retainer agreements with vessel owners generally range from one to three years while retainer agreements with facility owners can be as long as ten years. Such retainer fees are generally recognized ratably over the term of the respective contract. Consulting and training services fees are recognized as the services are provided based on the respective contractual terms. Project management, which consists primarily of remediation and industrial services are provided on a time and material basis with revenues recognized as the services are provided. Most of the project management revenue is generated by short-term projects, most of which are governed by master service agreements that are long-term in nature. The master service agreements are typically entered into with the Company’s larger customers and outline the pricing and legal frameworks for such projects. Revenue related to equipment rental and transportation services is recognized as the service is provided over the contract term. Rental contracts are daily, weekly, or monthly. Revenue related to equipment sales is recognized upon transfer of title to the customer. Amounts billed to customers for shipping and handling costs are recorded in revenue whereas shipping and handling costs incurred by the Company are included in operating expenses, including cost of revenue in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Cash

The Company’s cash primarily consists of cash in various banks in the United States. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company does not have any cash equivalents as of June 30, 2018 and December 31, 2017 and 2016.

Fair Value

The fair value of an asset or liability is the price that would be received to sell an asset or transfer a liability (an exit price) in the principal or most advantageous market for the asset or

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

liability in an orderly transaction between market participants on the measurement date. The Company utilizes a fair value hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value and defines three levels of inputs that may be used to measure fair value.

•         Level 1 — uses quoted prices in active markets for identical assets or liabilities we have the ability to access.

•         Level 2 — uses observable inputs other than quoted prices in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•         Level 3 — uses one or more significant inputs that are unobservable and supported by little or no market activity, and that reflect the use of significant management judgment.

The Company’s only financial instruments carried at fair value with changes in fair value flowing through current earnings consist of contingent consideration liabilities recorded in conjunction with business combinations.

The fair value of the Company’s contingent consideration liabilities recorded as part of the acquisitions of Enpro Holdings Group and Clean Line Waste Water Solutions Limited has been classified within Level 3 in the fair value hierarchy. The contingent consideration is revalued to fair value each period and any increase or decrease is recorded in operating income (loss). The fair value of the contingent consideration may be impacted by certain unobservable inputs, most significantly with regard to discount rates, expected volatility, and historical and projected performance. Significant changes to these inputs in isolation could result in a significantly different fair value measurement. See Note 4.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short-term nature of these instruments. The carrying value of the Company’s term loans and revolving credit facilities, including the current portion, approximate fair value as the terms and conditions of these loans are consistent with comparable market debt issuances. The carrying value of the equipment loans approximate fair as the underlying interest rates approximate current market rates for all periods presented (Level 2).

The Company measures certain assets at fair value on a non-recurring basis, generally annually or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include goodwill and other intangible assets. See Note 6.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There were no transfers made among the three levels in the fair value hierarchy for the six months ended June 30, 2018 and the years ended December 31, 2017 and 2016.

Trade Receivables and Allowance for Doubtful Accounts

Customers are domestic and international shippers, major oil companies, independent exploration and production companies, pipeline and transportation companies, power generating operators, industrial companies, airports and state and local government agencies. All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company routinely reviews its trade receivables and makes provisions for probable doubtful accounts based on the credit worthiness of the parties involved, historical collection information

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and economic conditions. However, those provisions are estimates and actual results could differ from those estimates and those differences may be material. Trade receivables that are deemed uncollectible are removed from accounts receivable and from the allowance for doubtful accounts when collection efforts have been exhausted.

The Company records allowances for doubtful accounts receivable based upon expected collectability. The reserve is generally established based upon an analysis of its aged receivables. Additionally, if necessary, a specific reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of a bankruptcy filing or deterioration in the customer’s operating results or financial position. The Company also regularly reviews the allowance by considering factors such as historical collections experience, credit quality, age of the accounts receivable balance, and current economic conditions that may affect a customer’s ability to pay. If actual bad debts differ from the reserves calculated, the Company records an adjustment to bad debt expense in the period in which the difference occurs.

Concentrations of Credit Risk

The Company is exposed to concentrations of credit risk associated with its cash and cash equivalents. The Company minimizes its credit risk relating to these positions by monitoring the financial condition of the financial institutions and by primarily conducting business with large, well-established financial institutions. The Company is also exposed to concentrations of credit risk relating to its trade receivables due from customers in the industries described above. Credit risk associated with a portion of the Company’s trade receivables is reduced by its ability to submit claims to the Oil Spill Liability Trust Fund (“OSLTF”) for reimbursement of unpaid customer receivables related to services regulated under the provisions of OPA 90, and in some cases credit risk is reduced by contract terms which obligates the Company to pay for subcontracted services only when paid for by its customer. As of June 30, 2018 and December 31, 2017 and 2016, the Company did not have any trade receivables that are eligible for submission to the OSLTF for reimbursement. The Company also offers a diverse portfolio of oilfield support services and functions for customers in oil and gas exploration companies, midstream pipelines, plant operators and other oilfield services companies active in the Eagle Ford Shale in South Texas and the Permian Basin of West Texas. Consequently, the Company’s ability to collect the amount due from customers may be affected by economic fluctuations in the industries or in the areas in which it operates.

The Company does not generally require collateral or other security to support its outstanding receivables. The Company minimizes its credit risk relating to receivables by performing ongoing credit evaluations and, to date, credit losses have not been material.

Debt Issuance Costs

The Company accounts for debt issuance costs in accordance with Accounting Standards Update (“ASU”) 2015-03, whereby debt issuance costs are reflected as a reduction to the term loan. The Company amortizes these costs as interest expense over the scheduled maturity period of the debt.

Inventories

Inventories, which consist primarily of supplies used for emergency response and industrial services, are stated at the lower of cost (using the first-in, first-out method) or net realizable value. The Company records write-downs, as needed, to adjust the carrying amount of inventories to the lower of cost or net realizable value. There were no inventory write-downs for the six months ended June 30, 2018 and 2017 and for the years ended December 31, 2017, 2016 and 2015.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment, stated at cost, are depreciated using the straight-line method over the estimated useful life of the asset, or for leasehold improvements, over the shorter of the estimated useful life or the lease term, to an estimated salvage value. As of June 30, 2018 and December 31, 2017 and 2016, the estimated useful lives (in years) of each of the Company’s classes of property and equipment were as follows:

Useful Lives
Vessels and spill equipment	10
Vehicles and trailers	2 – 7
Machinery and equipment	2 – 10
Office equipment and fixtures	3 – 15
Landfill	10
Leasehold improvements	10
Computer systems/license fees	3

Equipment replacement, maintenance and repair costs and the costs of routine dry-dock inspections, which do not extend the lives of the assets, are charged to operating expense as incurred. However, major improvements, including expenditures incurred during routine and regulatory related dry-docking of the Company’s vessels that extend the useful life or improve the marketing and commercial characteristics of the vessels and related spill equipment affixed to the vessel are capitalized. Costs of the assets sold or retired and the related accumulated depreciation are eliminated from accounts in the year of sale or retirement and resulting gains or losses are recognized within the consolidated statement of operations.

Property and equipment and other long-lived assets that have definitive lives are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable (‘triggering event’). Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to its fair value. For the six months ended June 30, 2018 and 2017 and the years ended December 31, 2017, 2016 and 2015, the Company did not record impairment charges related to property and equipment.

Intangible Assets

Identifiable intangible assets represent tradenames, customer relationships, permits/licenses, trademarks, backlog and non-compete agreements acquired in business combinations and are being amortized over their respective estimated useful lives, which approximate the pattern in with the assets’ economic benefits are consumed, ranging from 2 to 26 years. The fair value of the trademarks was determined using the relief from royalty method and certain customer relationships are valued using the multi-period excess earnings method. The Company asses the fair value of all other identifiable intangible assets for businesses acquired using an income-based approach, which is based on a detailed valuation that used information and assumptions produced by Management which considers management’s best estimates of inputs and assumptions that a market participant would use. Under the income approach, the fair value of the intangible asset is based on the present value of estimated future cash flows. The income approach is based on a number of factors including estimates of future market growth trends, forecasted revenues and expenses, appropriate discount rates and other variables. The estimates are based on assumptions that the Company believes to be reasonable, but such assumptions are subject to unpredictability and uncertainty.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For amortizable intangible assets, the Company performs an impairment analysis when circumstances suggest that the carrying values of those assets may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceed its fair value. During 2016, $7.8 million of intangible assets were deemed to be impaired. There were no impairments in the six months ended June 30, 2018 and 2017 and for the years ended December 31, 2017 and 2015.

Goodwill

Goodwill is comprised of the purchase price of business acquisitions in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized but is reviewed for impairment annually as of December 31, or when events or changes in the business environment indicate that the carrying value of the reporting unit may exceed its fair value, by comparing the fair value of each reporting unit to its carrying value, including goodwill.

When testing goodwill for impairment, the Company has the option to first assess qualitative factors to determine whether it is more likely than not that the estimated fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is not more likely than not that the carrying value of a reporting unit exceeds its fair value, then no further analysis is required. If the qualitative assessment indicates, however, that is more likely than not that the carrying value of a reporting unit exceeds its fair value, then a quantitative impairment test must be performed.

In the first step of the two-step quantitative impairment test, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill, an impairment loss will be recognized in an amount equal to that excess.

On January 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. See Recent Accounting Pronouncements-Standards Implemented below. See Note 6 for additional information related to the Company’s goodwill impairment tests.

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting based on ASC 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company determines the fair value of assets acquired and liabilities assumed based upon its best estimates of the acquisition-date fair value of assets acquired and liabilities assumed in the acquisition. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. Subsequent adjustments to fair value of any contingent consideration are recorded to the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss).

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Insurance Coverage

The Company maintains marine hull, liability and war risk, general liability, workers compensation and other insurance customary in the industry in which the Company operates. Most of the insurance is obtained through third party insurance programs with premiums charged to participating businesses based on insured asset values. The Company participates in third party sponsored health benefit plans for its participating employees and is not self-insured.

Leases

The Company enters into leases for certain facilities and equipment. For operating leases, rent expense is recognized on a straight-line basis over the expected lease term. Leases generally contain lease renewal options at fair market value and range in duration from one to eleven years. Capital leases are recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments during the lease term and range in duration from one to five years. Amortization expense related to capital leases is included in depreciation and amortization expense in our Consolidated Statements of Operations and Comprehensive Income (Loss).

Asset Retirement Obligations

Under the terms of its oilfield waste disposal permit for the SKCD facility, the Company is required to perform certain necessary closure activities as required by the Texas Railroad Commission. The SKCD facility consists of multiple active and planned disposal pits within the facility, each of which must be closed once they have reached their permitted capacity for waste. Closure of the disposal pit entails capping the pit with a high density polyethylene liner and topsoil amongst other environmental remediation procedures. The Company records an asset retirement obligation (“ARO”) for disposal pits in the year they become active and begin receiving oilfield waste, the balance of which represents the estimated amount the Company will incur to close each disposal pit in the landfill. The liability is initially recorded at fair value with the corresponding cost capitalized as a component of property and equipment within the Consolidated Balance Sheet. The liability is accreted to its present value each period, and the capitalized costs are amortized on a straight-line basis over the expected term of the respective disposal pit.

The Company determines the ARO by calculating the present value of estimated future cash flows related to the liability. Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as the necessary cost to achieve adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset.

In each of December 2017 and April 2018, the Company established an ARO liability and associated asset in the amount of $0.7 million and $0.7 million, respectively, for a total ARO liability of $1.3 million at June 30, 2018. These ARO liabilities related to the future closure costs associated with Disposal Pit #1 and Disposal Pit #2, respectively. Disposal Pit #1 and Disposal Pit #2 are the Company’s only active cells in the SKCD facility. This obligation represents the net present value of the estimated future payout of approximately $1.6 million, which is expected to be incurred by the Company upon closure of Disposal Pit #1 in 2020 and Disposal Pit # 2 in 2019/2020. No ARO liability or associated asset was recorded by the Company as of December 31, 2016.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

There are two major components of income tax expense, current and deferred. Current income tax expense or benefit approximates cash to be paid or refunded for taxes for the applicable period. Deferred tax expense or benefit is the result of changes between deferred tax assets and liabilities. Deferred income tax assets and liabilities have been provided in recognition of the income tax effect attributable to the book and tax basis differences of assets and liabilities reported in the accompanying consolidated financial statements. Deferred tax assets or liabilities are provided using the enacted tax rates expected to apply to taxable income in the periods in which they are expected to be settled or realized. Interest and penalties relating to uncertain tax positions are recognized in interest expense and general and administrative expense, respectively, in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). When necessary, the Company records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Foreign Currency Translation and Transactions

The assets, liabilities and results of operations of certain consolidated entities are measured using their functional currency which is the currency of the primary foreign economic environment in which they operate. Upon consolidating these entities with the Company, their assets and liabilities are translated to U.S. dollars at currency exchange rates as of the Consolidated Balance Sheet date and their revenues and expenses are translated at the weighted average currency exchange rates during the applicable reporting periods. Translation adjustments resulting from the process of translating these entities’ consolidated financial statements are reported in accumulated other comprehensive loss in the Consolidated Balance Sheets and total other comprehensive gain (loss) on the Consolidated Statements of Operations and Comprehensive Income (Loss).

Certain entities of NRC Group enter into transactions denominated in currencies other than their functional currency. Gains and losses from changes in currency exchange rates between the functional currency and the currency in which a transaction is denominated are included in foreign currency transaction gains (loss) in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Comprehensive Income (Loss)

Comprehensive income (loss) is the total of net loss and all other changes in members’ equity (deficit) of an enterprise that result from transactions and other economic events of a reporting period other than transactions with its owners. The Company has chosen to disclose comprehensive income (loss) in the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s other comprehensive income (loss) is comprised of currency translation adjustments.

Recent Accounting Pronouncements

Standards implemented

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330). This standard update simplified the subsequent measurement of inventory, excluding inventory accounted for under the last-in, first-out or the retail inventory methods. The update replaced the current lower of cost or market test with a lower of cost and net realizable value test. Under the prior guidance, market could be replacement cost, net realizable value or net realizable value less an approximately normal profit margin. Net realizable value is the estimated selling price in the ordinary course

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of business, less reasonably predictable costs of completion, disposal and transportation. The adoption of ASU 2015-11 was applied prospectively and as of January 1, 2017 did not have an impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which clarifies the presentation of restricted cash in the statements of cash flows. Under ASU 2016-18, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Company adopted ASU 2016-18 as of January 1, 2018. The following is a summary of cash, cash equivalents and restricted cash total as presented in the statements of cash flows for the six months ended June 30, 2018 and 2017 and for the years ended December 31, 2017, 2016 and 2015:

	For the Years Ended December 31,
	2016	2015
Cash	$14,204	$14,278
Restricted cash	1,500	3,000
Total cash and restricted cash	$15,704	$17,278

In January 2017, the Company early adopted ASU 2017-01. The FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments in this update should be applied prospectively and are effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. The Company adopted ASU 2017-01 as of January 1, 2018. The adoption did not have any effect on the Company’s consolidated financial statements and related disclosures.

In January 2017, FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendment simplified the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The Company adopted ASU 2017-01 as of January 1, 2018. The adoption of ASU 2017-04 did not have any effect on the Company’s consolidated financial statements and related disclosures.

Standards to be implemented

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The FASB subsequently issued ASU 2016-10, Revenue from Contracts with Customers: (Topic 606) Identifying Performance Obligations and Licensing, to address issues arising from implementation of the new revenue recognition standard. ASU 2014-09 and ASU 2016-10 are effective for interim and annual periods beginning January 1, 2019, and may be adopted earlier, but not before January 1, 2017. The revenue standards are required to be adopted by taking either a full retrospective or a modified retrospective approach. The Company is continuing to assess the impact of the new guidance on its accounting policies and procedures and is evaluating the new requirements as applied to existing revenue contracts. In conjunction with its continuing assessment of the impact of the new guidance, the Company is also evaluating its method of adoption and reviewing and updating its internal controls over financial reporting to ensure that information required to implement the new standard is appropriately captured and recorded.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes ASC Topic 840, Leases (Topic 840) and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. A company can elect to account for leases with a term of twelve months or less similar to existing guidance for operating leases. The standard is effective for annual and interim periods beginning after December 15, 2019 for emerging growth companies and private companies, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-03 changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new provisions will be applied as a cumulative-effect adjustment to retained earnings upon adoption. The new standard will be effective on January 1, 2020 and may be adopted earlier.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income, (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the newly enacted federal corporate income tax rate under the Tax Cuts and Jobs Act. The amount of the reclassification would be the difference between the historical corporate income tax rate and the newly enacted 21% corporate income tax rate. The new standard is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2018 with early adoption in any interim period permitted. The Company is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

3. HENNESSY CAPITAL ACQUSITION CORPORATION MERGER

On June 25, 2018, Hennessy entered into a Purchase Agreement with JFL Partners. The Purchase Agreement provides for the acquisition by Hennessy of all of the issued and outstanding membership interests of NRC Group from JFL Partners with NRC Group becoming a direct wholly owned subsidiary of Hennessy (the “Business Combination”).The Business Combination is subject to the approval of Hennessy shareholders and is expected to close in 2018.

Consideration and Equity Financing

Pursuant to the Purchase Agreement, the aggregate purchase price for the proposed Business Combination is $662.5 million, subject to certain pre- and post-closing adjustments as set forth in the Purchase Agreement (the “Total Purchase Price”). The Total Purchase Price consists of the “Cash Component” and an “Equity Component,” which will be determined as follows:

•         The “Cash Component” means the positive number equal to (1) the dollar amount remaining in Hennessy’s trust account after redemptions, plus (2) the amount raised

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. HENNESSY CAPITAL ACQUSITION CORPORATION MERGER (cont.)

from the expected sale of $75.0 million of Hennessy’s Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”), subject to a possible increase of up to an additional $25.0 million of Hennessy common stock and/or Series A Convertible Preferred Stock (the “PIPE Financing”), plus (3) the amount raised, if any, if Hennessy conducts a private placement pursuant to the Backstop Commitment (as defined herein), plus (4) the amount raised, if any, in connection with the JFL Subscription Agreement (as defined herein), minus (5) Hennessy’s unpaid transaction expenses incurred in connection with the Business Combination; however, the Cash Component will be reduced as necessary so that the Equity Component will not be less than 20% of the number of shares of Hennessy common stock outstanding as of immediately following the closing of the Business Combination (after giving effect to the Business Combination); and

•         The “Equity Component” will consist of the number of shares, rounded up to the nearest whole number, of Hennessy common stock equal to the quotient of:

•         The positive amount equal to the Total Purchase Price minus the Cash Component, divided by The number equal to the quotient of (1) the remaining amount contained in Hennessy’s trust account (without giving effect to any redemptions and including interest net of taxes payable thereon) as of two business days prior to the closing of the Business Combination, divided by (2) the outstanding public shares of Hennessy common stock (without giving effect to any redemptions), provided, however, that in no event will the number of shares of Hennessy common stock issued as the Equity Component be less than 20% of the number of shares of Hennessy common stock outstanding as of immediately following the closing of the Business Combination (after giving effect to the Business Combination).

•         Hennessy has received a commitment from Nomura Securities International, Inc. (“Nomura”) to purchase the entire $100.0 million in the PIPE Financing and up to $25.0 million in shares of Hennessy common stock (as and to the extent requested by Hennessy) through one or more of (1) open market or privately negotiated transactions with third parties (including forward contracts), (2) a private placement (at a purchase price of $10.25 per share) with consummation to occur concurrently with that of the Business Combination, or (3) a combination thereof (the “Backstop Commitment”).

•         Concurrently with the execution of the Purchase Agreement, Hennessy entered into a subscription agreement with JFLCo (the “JFL Subscription Agreement”). The JFL Subscription Agreement provides that JFLCo or one or more of its affiliated investment funds may elect to (1) purchase from the Company (a) up to 300,000 shares of Series A Convertible Preferred Stock for a per share price of $97.00 and (b) up to 1,951,220 shares of Company common stock for a per share price of $10.25, and (2) acquire an additional number of shares of Hennessy common stock in accordance with the terms of the JFL Subscription Agreement.

4. BUSINESS ACQUISITIONS

Sprint Energy Acquisition

On May 5, 2015 (“Acquisition Date”), the Company acquired 100% of the ownership interest in SES for approximately $79.9 million in purchase consideration, net of cash acquired, which consisted of $62.9 million in cash consideration and $17.0 million in rollover equity contributed by

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. BUSINESS ACQUISITIONS (cont.)

the sellers. The purchase of SES caused a change of control and as a result all of the assets and liabilities were recorded at fair value as of May 5, 2015. The purchase price allocation is as follows ($ in thousands):

Accounts receivable	$6,121
Unbilled revenues	885
Prepaid and other current assets	317
Property and equipment	31,280
Goodwill	15,988
Intangible assets	33,000
Total assets acquired	$87,591

Accounts payable	1,149
Accrued liabilities	1,300
Deferred income taxes	5,255
Net purchase price	$79,887

Goodwill resulting from the acquisition represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is associated primarily with the Company’s market presence and leading position, its growth opportunities in the markets in which it operates, and its experienced workforce and established operating infrastructure.

Acquisition related costs totaled $3.5 million and have been included in the Company’s Statement of Operations and Cash Flows for the year ended December 31, 2015.

Enpro Acquisition

On April 11, 2016, the Company completed the acquisition of Enpro Holdings Group (“Enpro”) for approximately $29.1 million in cash, net of cash acquired, and exclusive of a potential $6.0 million in earn out consideration for achievement of certain conditions, including targeted levels of earnings. Enpro is a leading provider of environmental, industrial and emergency response solutions to the Northeast US market. The Enpro acquisition was executed through a cash equity contribution from NRC Partners. Goodwill related to Enpro is not deductible for tax purposes.

Purchase Price Allocation

The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed for the Enpro acquisition (in thousands):

Cash and cash equivalents:	$297
Trade receivable	13,113
Inventory	513
Prepaid expenses and other current assets	272
Property and equipment	8,001
Other assets	474
Intangible assets	7,046
Goodwill	13,661
Accounts payable and accrued expenses	(7,661)
Deferred taxes	(2,252)
Contingent consideration	(4,080)
Cash purchase price including cash acquired	$29,384

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. BUSINESS ACQUISITIONS (cont.)

As part of the acquisition of Enpro the Company recorded a contingent consideration liability of $4.1 million, included in other long-term liabilities in the Consolidated Balance Sheets. The contingent consideration represents the estimated fair value of future payments due to the sellers of Enpro based on Enpro’s achievement of annual earnings targets in certain years. The initial fair value of the contingent consideration was based on earnings levels estimated through the use of a Monte Carlo simulation model. The Monte Carlo simulation model utilized the following assumptions: (i) expected term; (ii) risk-adjusted net sales; (iii) risk-free interest rate; and (iv) expected volatility. There were no adjustments to the contingent consideration liability for the six months ended June 30, 2018 and the years ended December 31, 2017 and 2016.

Pro forma (Unaudited)

The following unaudited pro forma financial information presents results as if the acquisition of Enpro had occurred on January 1, 2015 (in thousands):

	For Years Ended December 31,
	2016	2015
Operating revenue	$243,100	$264,033
Net (loss) income	(50,577)	(25,316)

For purposes of the pro forma disclosures above, the primary adjustments for the year ended December 31, 2016 and 2015 include the amortization of the intangible assets of $0.3 million and $1.3 million, respectively.

Clean Line Acquisition

On March 28, 2018, the Company and Clean Line Waste Water Solutions Limited (“Clean Line”) entered into an agreement for the sale and purchase of the entire issued share capital of Clean Line for approximately $5.7 million, net of cash acquired. Cleanline is a leading provider of environmental, industrial and emergency response services in the United Kingdom. Clean Line is headquartered in Liverpool, England. Goodwill related to Clean Line is not deductible for tax purposes.

The following table summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed for the Clean Line acquisition (in thousands):

Cash and cash equivalents	$90
Trade receivable	1,590
Other current assets	188
Property and equipment	1,907
Intangible assets	1,104
Goodwill	2,619
Accounts payable and accrued expenses	(1,148)
Contingent consideration	(507)
Cash purchase price including cash acquired	$5,843

As part of the acquisition of Clean Line the Company recorded a contingent consideration liability of $0.5 million, of which $0.2 million is included in other current liabilities and $0.3 million is included in other long-term liabilities in the Consolidated Balance Sheets. The contingent consideration represents the estimated fair value of future payments due to the sellers of Clean Line based on Clean Line’s achievement of annual earnings targets in certain years. The initial

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. BUSINESS ACQUISITIONS (cont.)

fair value of the contingent consideration was based on earnings levels estimated through the use of a modified Black-Scholes analysis. The modified Black-Scholes analysis utilized the following assumptions: (i) expected term; (ii) risk-adjusted earnings; (iii) risk-free interest rate; and (iv) expected volatility. There were no adjustments to the contingent consideration liability as of June 30, 2018.

SWS Acquisition

Purchase Price Allocation

On May 14, 2018, NRC Group acquired Progressive Environmental Services, Inc. (“SWS”) in exchange for approximately $22.3 million, net of cash acquired, in cash to retire SWS’ then outstanding indebtedness. SWS, headquartered in Fort Worth, Texas, expands NRC Group’s environmental services geographic coverage to 20 locations in eight states throughout the Southeast, Gulf Coast and Midwest of the United States.

In connection with the SWS acquisition, the Company recognized a $1.1 million deferred tax benefit during the 2nd quarter of 2018. As a result of its acquisition of SWS a temporary difference between the book fair value and tax basis for the assets acquired was created resulting in a deferred tax liability and additional goodwill. With the increase in deferred tax liability the Company reduced the deferred tax asset valuation account and recognized a deferred tax benefit.

The following table summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed for the SWS acquisition (in thousands):

Cash and cash equivalents	$400
Accounts receivable	12,942
Other current assets	544
Property, plant and equipment	7,037
Deposits	362
Bid bonds	499
Intangible assets	2,879
Goodwill	4,939
Accounts payable and accrued expenses	(5,873)
Deferred tax liability	(1,054)
Cash purchase price including cash acquired	$22,675

Pro forma (Unaudited)

The following unaudited pro forma financial information presents results as if the acquisition of SWS had occurred on January 1, 2017 (in thousands):

	For the Six Months Ended June 30,		December 31,
	2018	2017	2017
Operating revenue	$173,451	$144,504	$338,239
Net (loss) income	(2,033)	(9,279)	(7,314)

For purposes of the pro forma disclosures above, the primary adjustments for the six months ended June 30, 2018 includes the elimination of the gain on sale of assets of $34.1 million, transaction costs of $1.5 million, interest expense of $0.6 million and the inclusion of amortization of the intangible assets of $0.3 million.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. BUSINESS ACQUISITIONS (cont.)

For purposes of the pro forma disclosures above, the primary adjustments for the six months ended June 30, 2017 includes the elimination of interest expense of $0.6 million and the inclusion of amortization of the intangible assets of $0.4 million.

For purposes of the pro forma disclosures above, the primary adjustments for the year ended December 31, 2017 includes the elimination of interest expense of $4.8 million and the inclusion of amortization of the intangible assets of $0.8 million.

5. PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following as of June 30, 2018 and December 31, 2017 and 2016 (in thousands):

	June 30,	December 31,
	2018	2017	2016
	(unaudited)
Vessels and equipment	$31,338	$32,763	$28,989
Vehicles and trailers	46,602	40,913	33,433
Machinery and equipment	105,198	95,217	87,904
Office equipment and fixtures	7,483	6,711	7,270
Landfill	15,723	10,877	8,255
Leasehold improvements	6,356	7,284	6,269
Computer systems/license fees	3,462	3,450	2,933
Other	—	80	88
Construction in progress	604	2,867	—
	216,766	200,162	175,141
Less: Accumulated depreciation	(102,262)	(93,993)	(73,792)
Property and equipment, net	$114,504	$106,169	$101,349
For the six months ended June 30, 2018 and 2017 and the years ended December 31, 2017, 2016 and 2015, the Company recognized depreciation expense of $9.0 million, $10.2 million, $20.4 million, $22.4 million and $19.5 million, respectively.

6. GOODWILL AND INTANGIBLE ASSETS

The table below summarizes the Company’s finite-lived intangible assets as of June 30, 2018, December 31, 2017 and 2016 (in thousands):

			June 30, 2018 (Unaudited)
	Useful Lives	Weigted average remaining life	Intangible	Accumulated	Net
	(Years)	(Years)	Assets	Amortization	Balance
Customer Relationships	10 – 20	11.1	$58,686	$(16,489)	$42,197
Tradenames/Trademarks	5 – 25	11.1	13,003	(5,834)	7,169
Permits/License	3	3.5	9,974	(8,244)	1,730
Non-compete Agreements	5 – 6	1.1	856	(698)	158
			$82,519	$(31,265)	$51,254

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. GOODWILL AND INTANGIBLE ASSETS (cont.)

			December 31, 2017
	Useful Lives	Weigted average remaining life	Intangible	Accumulated	Net
	(Years)	(Years)	Assets	Amortization	Balance
Customer Relationships	10 – 20	11.0	$57,867	$(14,674)	$43,193
Tradenames/Trademarks	5 – 25	13.7	10,798	(5,089)	5,709
Permits/License	2 – 3	1.3	9,015	(8,067)	948
Non-compete Agreements	5 – 6	1.7	856	(626)	230
			$78,536	$(28,456)	$50,080

			December 31, 2016
	Useful Lives	Weigted average remaining life	Intangible	Accumulated	Net
	(Years)	(Years)	Assets	Amortization	Balance
Customer Relationships	10 – 20	11.9	$57,669	$(10,839)	$46,830
Tradenames/Trademarks	5 – 25	14.1	10,784	(3,522)	7,262
Permits/License	2 – 3	2.3	9,054	(7,827)	1,227
Non-compete Agreements	5 – 6	2.7	881	(471)	410
			$78,388	$(22,659)	$55,729

The intangible assets are being amortized over their respective original useful lives which range from 2 to 26 years. The Company recorded approximately $2.8 million, $2.5 million, $5.8 million, $10.1 million and $8.5 million of amortization expense related to the above intangible assets for the six months ended June 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015, respectively. During 2016, the Company recorded an impairment charge in its International Services segment of approximately $7.8 million on intangible assets. There were no impairment charges recorded during the six months ended June 30, 2018 and 2017, and the years ended December 31, 2017 and 2015.

The following table shows the remaining amortization expense associated with intangible assets as of June 30, 2018 (in thousands):

Future Amortization
Six months ending December 31, 2018	$3,187
2019	5,724
2020	5,594
2021	4,938
2022	4,685
Thereafter	27,126
$51,254

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. GOODWILL AND INTANGIBLE ASSETS (cont.)

The following table shows the remaining amortization expense associated with intangible assets as of December 31, 2017 (in thousands):

Future Amortization
2018	$5,412
2019	4,886
2020	4,756
2021	4,340
2022	4,167
Thereafter	26,519
$50,080

The table below summarizes the carrying value of goodwill recorded in the Company’s Consolidated Balance Sheets at June 30, 2018, December 31, 2017 and 2016 for each acquisition (in thousands):

	June 30,	December 31,
	2018	2017	2016
	(Unaudited)
OP-TECH Acquisition	$3,638	$3,638	$3,638
SRS Acquisition	624	624	624
Emerald Alaska Acquisition	8,146	8,146	8,146
ENPRO Acquisition	13,662	13,662	13,662
Cleanline Acquisition	2,619	—	—
SWS Acquisition	4,939	—	—
Sprint Energy Services Acquisition	10,935	10,935	10,935
Total Goodwill	$44,563	$37,005	$37,005

The table below summarizes the goodwill activities at June 30, 2018, December 31, 2017, 2016 and 2015 (in thousands):

Goodwill
Beginning balance at December 31, 2015	$39,525
Additions – EHG acquisition	13,661
Impairment	(17,094)
Translation adjustment	913
Ending balance at December 31, 2016	37,005
Ending balance at December 31, 2017	37,005
Additions – Cleanline acquisition	2,619
Additions – SWS acquisition	4,939
Ending balance at June 30, 2018 (unaudited)	$44,563

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. GOODWILL AND INTANGIBLE ASSETS (cont.)

The table below summarizes goodwill by reportable segment at June 30, 2018, December 31, 2017 and 2016 for each acquisition (in thousands):

	June 30,	December 31,
	2018	2017	2016
	(Unaudited)
Domestic Environmental Services	$31,009	$26,070	$26,070
International Services	2,619	—	—
Sprint Segment	10,935	10,935	10,935
Total Goodwill	$44,563	$37,005	$37,005

Domestic Environmental Services and International Services Goodwill

The Company performed a quantitative test of goodwill at year end for the years ended December 31, 2017, 2016 and 2015. The Company evaluated goodwill at the segment level for the International Services segment as it does not have components below the segment level that meet the definition of a reporting unit. Goodwill for the Domestic Environmental Services segment will be evaluated at the segment level as the reporting units are economically similar. The Company estimates the fair value of its reporting units using an income approach based on the present value of expected future cash flows, including terminal value, utilizing a market-based weighted average cost of capital (“WACC”) determined separately for each reporting unit. The determination of fair value involves the use of significant estimates and assumptions, including revenue growth rates driven by future commodity prices and volume expectations, operating margins, capital expenditures, working capital requirements, tax rates, terminal growth rates, discount rates and synergistic benefits available to market participants. In 2016, the Company recorded approximately $17.1 million of impairment of goodwill in its International Services segment.

Sprint Segment Goodwill

In 2015, the energy market experienced a considerable downturn as a result of a significant reduction in crude oil prices. Due to the pricing decline and its corresponding impact on the Company’s short-term business outlook, the first step of the impairment test indicated that the carrying value was in excess of the Sprint Segment’s reporting unit’s fair value. The Company proceeded to the second step in which it determined the implied fair value of goodwill by allocating the fair value of the reporting unit to the reporting unit’s assets and liabilities using purchase price allocation guidance in order to determine the implied value of goodwill. This analysis indicated that the carrying value was in excess of the implied fair value. As a result of the two-step analysis, the Company recorded an impairment loss against goodwill of $5.1 million in the year ended December 31, 2015.

The Domestic Standby Services segment does not have any goodwill. The Company did not record impairment charges related to goodwill in the six months ended June 30, 2018 and the year ended December 31, 2017.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INCOME TAXES

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2017	2016	2015
Federal Income Tax Benefit at Statutory Rate	34.0%	34.0%	34.0%
State & Local Taxes	2.5%	0.2%	(0.2)%
Effect of Rates different than Statutory	(2.6)%	0.6%	(11.5)%
Permanent Differences & Other Items	12.0%	0.6%	(10.3)%
Foreign Tax & Other Credits	26.5%	(0.2)%	(0.5)%
Valuation Allowance	(148.9)%	(29.1)%	(3.2)%
Impacts related to the 2017 Tax Act	83.8%	—%	—%
Total	7.3%	6.1%	8.3%

The income/(loss) before income tax expense derived from U.S. and foreign companies for the years ended December 31, 2017, 2016 and 2015 are as follows (in thousands):

	December 31,
	2017	2016	2015
United States	$6,635	$(23,577)	$(29,817)
Foreign	(516)	(28,753)	2,877
Total pre-tax income/(loss)	$6,119	$(52,330)	$(26,940)

The components of income tax expense for the years ended December 31, 2017, 2016 and 2015 are as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Current income tax expense:
State	$233	$281	$150
Foreign	224	323	1,103
Total current income tax expense	457	604	1,253

Deferred income tax benefit:
Federal	$(10)	$(3,510)	$(3,455)
State	—	(278)	(44)
Total deferred income tax benefit	(10)	(3,788)	(3,499)
Total income tax expense (benefit)	$447	$(3,184)	$(2,246)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2017 and 2016, the Company’s gross deferred tax assets includes $51.5 million and $52.8 million of pre-tax U.S. Federal net operating losses carry forwards expiring between 2032 and 2037 and between 2032 and 2036.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affects 2017, including, but not limited to, accelerated depreciation that will allow for full expensing of qualified property. The Tax Act also establishes new tax laws that will affect 2018 and after, including a reduction in the maximum U.S. Federal corporate income tax rate from 35% to 21%.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INCOME TAXES (cont.)

As a result of the reduction of the Federal corporate income tax rate, the Company has revalued its net deferred tax asset, as of December 31, 2017. Based on this revaluation, the Company has reduced its gross deferred tax asset balance by $5.3 million prior to applying its valuation allowance against its net deferred tax asset.

In response to the Tax Act, the staff of the U.S. Securities Exchange Commission issued Staff Accounting Bulletin No. (“SAB 118”), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 addresses situations where the accounting is incomplete for certain income tax effects of the Tax Act upon issuance of a company’s consolidated financial statements for the reporting period which include the enactment date. SAB 118 allows for a provisional amount to be recorded if it is a reasonable estimate of the impact of the Tax Act. Additionally, SAB 118 allows for a measurement period to finalize the impacts of the Tax Act, not to extend beyond one year from the date of enactment. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in the Company’s interpretations and assumptions, additional guidance that may be issued by the U.S. Internal Revenue Service, and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

Accounting standards require that the Company continually assess the likelihood that its deferred taxes will be realizable. All available positive and negative evidence, must be considered in determining whether it is more likely than not that the deferred tax assets will be realized. In making such assessments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Using that standard, the loss incurred during the six months ended June 30, 2018, the year ended December 31, 2017 and in recent preceding fiscal years are a significant negative factor. Accordingly, the Company concluded that a full valuation allowance against their deferred tax assets is required.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the consolidated financial statements in accordance with other provisions contained within this guidance. This topic prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate audit settlement. No adjustment was necessary for the years ended December 31, 2017 or 2016 as a result of this guidance.

The Company has evaluated its income tax positions and determined that no material uncertain tax positions existed at December 31, 2017 and 2016. The Company does not expect a significant change in its unrecognized tax benefits within the next twelve months.

The Company files income tax returns in the U.S. Federal and various state and local jurisdictions. For Federal income tax purposes, the 2014 through 2016 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, the 2013 through 2016 tax years remain open for examination by the tax authorities under a four-year statute of limitations. The Company is currently under examination by the Internal Revenue Service for the year ended December 31, 2015.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INCOME TAXES (cont.)

The components of net deferred income tax assets and liabilities as of December 31, 2017 and 2016 are as follows (in thousands):

	As of December 31,
	2017	2016
Deferred Tax Assets:
Current:
Compensation Accruals	$521	$898
Allowance for Doubtful Acounts	320	631
Total Current deferred tax assets	841	1,529

Non-Current:
Net Operating Losses	18,524	26,154
Goodwill	3,002	3,002
Intangible Assets	961	1,729
Foreign Tax & Other Credits	244	1,758
Transaction costs	604	1,088
Other	74	81
Total Non-current deferred tax assets	23,409	33,812

Gross Deferred Tax Assets	24,250	35,341

Deferred Tax Liabilities:
Current:
Prepaid Expenses	142	350
Total Current deferred tax liabilities	142	350

Non-Current:
Goodwill	241	251
Intangible Assets	1,402	2,739
Property and Equipment	5,921	6,551
Total Non-current deferred tax liabilities	7,564	9,541

Gross Deferred Tax Liabilities	7,706	9,891
Deferred Tax Asset	16,544	25,450
Deferred Tax Valuation Allowance	(16,785)	(25,701)
Net Deferred Tax Liabilities	$(241)	$(251)

8. LONG-TERM DEBT

Credit Agreement

On May 5, 2015, the Sprint Segment entered into a Credit Facility which was comprised initially of a $30.0 million line of credit. The Sprint Segment subsequently amended this Credit Facility to change the structure of the borrowing agreement to consist of a $22.5 million term loan and a $7.5 million revolving line of credit, both with a maturity date of May 5, 2020. On January 4, 2017, the Sprint Segment amended its Credit Facility, which included adjustments to the definitions of applicable interest rates, covenant cure payment terms, and financial covenants. Additionally,

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. LONG-TERM DEBT (cont.)

the amendment eliminated the requirement for the Sprint Segment to maintain restricted cash to satisfy its debt carry assuming financial statements and certifications are provided timely and stated minimum EBITDA levels are achieved.

On August 18, 2017, the Sprint Segment entered into a Credit Agreement (the “Sprint Credit Agreement”) with a different financial institution which provided an $18.0 million term loan and a $10.0 million revolving line of credit. The proceeds from this borrowing were used to pay off the outstanding balances on its existing Credit Facility and terminate the lending arrangement. In connection with the termination, the Sprint Segment released $1.5 million in restricted cash for the year ended December 31, 2017, which was previously required per the terms of the Credit Facility. Additionally, the Company capitalized $0.2 million in debt issuance costs which were paid in connection with the Sprint Credit Agreement, and wrote off $0.01 million in debt issuance costs associated with the old Credit Facility upon extinguishment of the lending arrangement. These costs which were written off were recognized in the consolidated statement of operations  as a loss on debt extinguishment. Borrowings under the Sprint Credit Agreement are collateralized by the property and equipment of the Sprint Segment.

The revolving line of credit had a stated maturity date of August 18, 2020, whereas the term loan was set to mature on August 18, 2022. Borrowings outstanding on the revolving line of credit are due at maturity, while principal payments on the term loan of $900 were due quarterly with any remaining obligation outstanding due at maturity.

Interest rates are based on the Prime Rate or Eurodollar Rate plus an applicable spread rate ranging between 2.0% to 4.0% or 3.0% to 5.0%, respectively, dependent on the Sprint Segment’s leverage ratio as of the most recent measurement period. The weighted average interest rate was 6.5% as of December 31, 2017.

In conjunction with the Enpro acquisition on April 11, 2016, the Company completed an amendment to its existing Credit Agreement (“Amended Credit Agreement”), which increased the Company’s credit facility (the “Credit Facility”) from $15.0 million to $18.0 million. In consideration for this amendment, the Company paid $0.3 million of transaction fees during the year ended December 31, 2016.

The Amended Credit Agreement included a Term Loan (the “Term Loan”) of $191.0 million. The Term Loan has a six-year term that expired in March 2020 and required quarterly principal amortization of $0.5 million, continues through the expiration date, and provides for a lump-sum payment of the then outstanding principal balance at maturity. In addition, the Amended Credit Agreement also had a $18.0 million Credit Facility (the “Credit Facility”) which has a five-year term which expires in March 2019. The Credit Facility permitted revolving loans in an aggregate amount of up to $18.0 million with minimum revolving borrowing increments of $500,000 and borrowings in excess of the minimum made in multiples of $100,000. The Credit Facility also permitted the issuance of letters of credit in the aggregate amount of $7.5 million, as well as a swing line facility in the aggregate amount of $2.0 million. In addition, subject to certain terms and conditions, the Amended Credit Agreement provided for one or more new incremental term loan(s) commitments in minimum amounts of $1.0 million up to an amount not to exceed $10.0 million for purposes of financing Permitted Acquisitions, as defined. At December 31, 2017 the interest rate applicable to the term loan was 5.5% per annum including the LIBOR floor, as defined.

The Amended Credit Agreement also required the Company to make mandatory prepayments of then outstanding term loans if the Company generates excess cash flow, as defined. In accordance with this formula, the Company made a mandatory excess cash flow prepayment of principal of $3.9 million for the year ended December 31, 2016. No prepayments were made in the years ended December 31, 2017 and 2015. As of December 31, 2017 and 2016 the Company

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. LONG-TERM DEBT (cont.)

had $205.4 million and $208.7 million outstanding under the Amended Credit Agreement and the Sprint Credit Agreement. As of December 31, 2017 and 2016, unamortized debt issuance costs were $3.2 million and $4.0 million, respectively, and are presented net as a debt discount to the Term loan, net of current portion and deferred financing costs in the Consolidated Balance Sheets.

On June 11, 2018, the Company repaid all outstanding amounts under the Sprint Credit Agreement and Amended Credit Facility and recorded a $2.7 million loss on debt extinguishment. For 2016 and 2017, and through the extinguishment of the debt on June 11, 2018, the Company was in compliance with all its debt covenants related to the Sprint Credit Agreement and the Amended Credit Facility.

New Credit Facility and Dividend Recapitalization

On June 11, 2018, NRC Group, as parent, and NRC and Sprint, each as borrowers, entered into a $348.0 million credit facility (the “New Credit Facility”). The New Credit Facility includes (1) a $308.0 million term loan (“Term Loan”), the proceeds of which have been used for, among other things, the repayment of existing third-party indebtedness and the funding of a dividend paid to investment affiliates of J.F. Lehman & Company, LLC (“JFLCo”) as part of the combination of NRC and Sprint (the “Dividend Recapitalization”) and (2) a currently undrawn $40.0 million revolving credit facility. Outstanding loans under the New Credit Facility will bear interest at the borrowers’ option at either an applicable Eurodollar rate plus 5.25% or an applicable base rate plus 4.25% per year. The New Credit Facility also permits the upsizing of the term loan to finance future acquisitions, subject to customary underwriting conditions. The interest rate applicable to the term loan under the New Credit Facility at June 30, 2018 is 7.2.

The New Credit Facility contains, subject to certain carveouts, exceptions and thresholds, representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including a covenant setting a maximum consolidated total net leverage ratio, to be tested when the aggregate outstanding principal amount of all revolving loans plus certain letter of credit obligations and outstanding principal amount of swingline loans exceeds 30% of the revolving credit commitments then in effect. If an event of default occurs and continues, the lenders will be permitted to terminate their commitments under the New Credit Facility, accelerate all outstanding obligations under the New Credit Facility and exercise other rights and remedies, including the commencement of foreclosure or other actions against the collateral. The Company is in compliance with all debt covenants as of June 30, 2018. The New Credit Facility is secured by substantially all assets of the Company.

The Company will be required to make quarterly amortization payments on the Term Loan in the amount of $770,000 beginning on September 30, 2018, with the balance of the Term Loan due at maturity (June 11, 2024). Subject to (i) customary breakage costs in connection with Eurodollar Rate loans and (ii) prepayment fees required to be paid upon the occurrence of a “Repricing Event” (as defined below), the Borrowers may prepay all loans under the New Credit Facility at any time without premium or penalty, subject to notice requirements. Other than in connection with certain specified exceptions, if in connection with (A) any prepayment of the Term Loan with the proceeds of, or any conversion of the Term Loan into, any new or replacement tranche of term loans, the primary purpose of which is to reduce the interest rate margins thereon to have a lower all-in yield than the all-in yield applicable to the Term Loan or (B) any amendment to the New Credit Facility, the primary purpose of which is to reduce the effective interest rate applicable to the Term Loan to have an all-in yield lower than the all-in yield applicable to the then outstanding Term Loan (either of the foregoing, a “Repricing Event”), the Borrowers either voluntarily prepay the Term Loan, prepay the Term Loan using proceeds from the incurrence of certain indebtedness or effect any amendment with respect to the Term Loan, in each case, on or prior to December 11, 2018, the Borrowers will be required to pay a prepayment premium to each lender of the Term Loan equal

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. LONG-TERM DEBT (cont.)

to 1.00% of the principal amount of the Term Loans affected by a reduction in interest rate margins held by such lender or Term Loans that are prepaid or 1.00% of the principal amount of the Term Loans held by such lender, as applicable.

As of June 30, 2018, the Company had $308.0 million outstanding under the New Credit Facility and debt issuance costs of $9.7 million, presented net as a debt discount to the Term loan, net of current portion and deferred financing costs in the Consolidated Balance Sheets. Interest expense for the six months ended June 20, 2018 and 2017 and 2017, 2016 and 2015 includes $0.8 million, $0.6 million, $1.2 million $1.1 million and $1.1 million of amortization of debt discount, respectively.

The Company accounted for the repayment of the term Loan and revolver under the 2016 Credit Agreement and the subsequent borrowings under the New Credit Facility primarily as an extinguishment in accordance with ASC 470-50, “Debt — Modifications and Extinguishments.”. As a result, the Company recorded a non-cash extinguishment loss on debt of $2.7 million during the six months ended June 30, 2018.

Equipment Loan and Capital Leases

On September 30, 2014, the Company entered into an equipment loan with a 60 month term due in September 2019. The Company makes monthly payments of principal and interest on the equipment loan. The equipment loan was repaid during the six months ended June 30, 2018.

Additionally, the Company enters into equipment loans that are treated as capital leases. The loans require payments over 6 to 60 months and  amounts due under capital leases are included in total liabilities (either current or non-current) in the Consolidated Balance Sheets. The equipment under the capital leases are included in property and equipment, net and depreciation related to capital lease assets is included in depreciation expense in the Consolidated Statements of Operations and Comprehensive Income (Loss). Certain of the loans are collateralized by the associated equipment it was issued to finance.

9. TRANSITION SERVICES AGREEMENT AND RELATED PARTY TRANSACTIONS

Transition Services Agreement

Under the terms of the agreement governing the NRC Acquisition, SEACOR owes the Company for certain receivables that the Company had recorded in its consolidated financial statements at the closing of the NRC Acquisition and for certain items that were paid by the Company after the closing of the NRC Acquisition that are subject to indemnification from SEACOR. This is partially offset by amounts due to SEACOR by the Company for certain state income tax refunds received by the Company that pertained to the period prior to the NRC Acquisition. As of June 30, 2018, December 31, 2017 and 2016, the outstanding receivable from SEACOR included in the Company’s Consolidated Balance Sheets is as follows (in thousands):

	June 30,	December 31,
	2018	2017	2016
	(Unaudited)
Other current receivables	$—	$600	$600

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. TRANSITION SERVICES AGREEMENT AND RELATED PARTY TRANSACTIONS (cont.)

Related Party Transactions

During the years ended December 31, 2017 and 2016 and 2015, the Company derived $0.5 million, $0.2 million and $0.4 million in revenues from a partner and related entities, respectively. The Company paid approximately $0.2 million, $0.02 million and $0.1 million for waste hauling services to the same partner in the years ended December 31, 2017, 2016 and 2015. Revenues from a partner and related entities and expenses related for waste hauling services to the same partner were immaterial during the six months ended June 30, 2018 and 2017.

The Company has a management agreement with JFL whereby it provides services including, among other things, cash flow planning/forecasting and merger/acquisition target identification. The Company incurred approximately $0.8 million of management fees for the six months ended June 30, 2018 and 2017, and $1.8 million for the years ended December 31, 2017, 2016 and 2015. These expenses are reflected as Management fees on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss).

On July 18, 2018, the Company entered into an agreement with NRC Group’s chief executive officer, Christian Swinbank, whereby the Company purchased land owned by Mr. Swinbank located in Coyanosa, Texas, for a total purchase price of $500,000, which is the same amount paid by Mr. Swinbank to acquire that property. The property will be developed as a landfill facility and used to support the Company’s existing environmental services customer base.

10. COMMITMENTS AND CONTINGENCIES

Letters of Credit and Guarantees

Under the terms of its oilfield waste disposal permit for the SKCD facility, financial security must be provided to the Texas Railroad Commission in an amount necessary to close the facility. The Company has secured letters of credit from third-party financial institutions in the amount of $3.3 million as required by the terms of the permit, which have been pledged to the Texas Railroad Commission to cover potential closure costs. In addition, the Company has secured letters of credit from third-party financial institutions in the amount of $1.6 million as required by the terms of the permit, which have been pledged to cover potential closure costs of NRC’s two transfer storage and disposal facilities in Vermont and Maine, as well as other corporate matters.

Litigation

In the normal course of business, the Company and its subsidiaries are involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that any unfavorable outcomes will have a material adverse effect on the Company’s consolidated financial position or results of operations. At June 30, 2018 and December 31, 2017 and 2016, the Company has no reserves on its books relative to any outstanding litigation, claim or assessment.

Leases

Total rent expense for the Company’s operating leases for the years ended December 31, 2017, 2016 and 2015 was $7.2 million, $7.8 million and $5.1 million, respectively.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. COMMITMENTS AND CONTINGENCIES (cont.)

As of December 31, 2017, future minimum lease payments in the years ended December 31 that have a remaining term in excess of one year are as follows (in thousands):

	Capital Leases	Operating Leases
2018	$1493	$11,879
2019	1095	10,287
2020	342	8,749
2021	327	5,795
2022	269	4,506
Thereafter	—	6,259
Total minimum payments	$3,526	$47,475
Less: imputed interest	740
Present value of minimum capital lease payments	$2,786

Employee Benefit Plans

The Company has a defined contribution savings and investment plan (the “Plan”) as allowed under Sections 401(k) and 401(a) of the Internal Revenue Code. The Plan provides employees with tax deferred salary deductions and alternative investment options. Employees are eligible to participate on the first day of the quarter after 6 months of employment and may apply for and secure loans from their account in the Plan.

The Company matches 50% of the first 6% of compensation contributed by each employee. The deferred amount cannot exceed 25% of the annual aggregate salaries of those employees eligible for participation. For the years ended December 31, 2017, 2016 and 2015, the Company recognized approximately $1.0 million, $0.8 million and $0.8 million, respectively, of expense associated with the matching contributions provided to employees under the Plan.

11. SEGMENT DATA AND GEOGRAPHICAL DATA

The Company’s operations are managed within four operating segments: Domestic Standby Services, Domestic Environmental Services, International Services and Sprint. Costs not managed through the Company’s operating segments described above are recorded as “Corporate Items”. Corporate Items represents certain central services that are not allocated to the Company’s operating segments for internal reporting purposes. Corporate Items selling, general and administrative expenses include typical corporate items such as legal, accounting and other items of a general corporate nature that are not allocated to the Company’s operating segments.

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. SEGMENT DATA AND GEOGRAPHICAL DATA (cont.)

The following table provides segment data for the six months ended June 30, 2018 and 2017, and for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	Domestic Standby Services		Domestic Environmental Services		International	Sprint	Corporate Items	Total
Six Months Ended June 30,
2018 (Unaudited)
Operating revenue	$18,091		$89,418		$10,444	$34,971	$—	$152,924
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	8,533		74,493		7,289	15,475	—	105,790
Income (loss) before income taxes	6,033		1,797		217	6,477	(16,113)	(1,589)
Goodwill	—		31,008		2,620	10,935	—	44,563
Assets	76,245		159,054		20,092	92,772	(18,935)	329,228
Depreciation and amortization	1,724		2,637		1,194	6,045	184	11,784
Interest expense	33		177		131	1,170	6,122	7,633
2017 (Unaudited)
Operating revenue	$13,755		$71,041		$9,003	$18,563	$—	$112,362
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	5,209		57,069		6,147	9,308	—	77,733
Income (loss) before income taxes	5,111		1,674		(286)	(906)	(11,410)	(5,817)
Goodwill	—		26,070		—	—	—	26,070
Assets	78,681		109,301		15,070	80,653	(9,462)	274,243
Depreciation and amortization	2,806		2,840		1,199	5,437	461	12,743
Interest expense	44		4		28	640	6,189	6,905
Years Ended December 31,
2017
Operating revenue	$43,810		$170,993		$17,697	$45,131	$—	$277,631
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	22,004		134,517		12,316	21,773	—	190,610
Income (loss) before income taxes	14,419		12,793		(2,760)	1,902	(20,235)	6,119
Goodwill	—		26,070		—	10,935	—	37,005
Assets	89,008		127,667		13,827	88,078	(16,475)	302,105
Depreciation and amortization	5,383		6,915		2,317	10,843	690	26,148
Interest expense	—		—		—	1,317	12,716	14,033
2016
Operating revenue	$29,630		$164,452		$23,503	$14,124	$—	$231,709
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	12,835		128,453		15,390	6,938	—	163,616
Income (loss) before income taxes	6,951		5,695		(5,545)	(13,189)	(46,242)	(52,330)
Goodwill	—		26,070		—	10,935	—	37,005
Assets	76,638		113,950		16,612	75,835	(6,377)	276,658
Depreciation and amortization	5,941		7,670		7,333	10,776	753	32,473
Interest expense	—		—		—	1,081	12,269	13,350
2015
Operating revenue	$34,513		$132,480		$36,033	$11,543	$—	$214,569
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	19,091		105,263		21,657	6,089	—	152,100
Income (loss) before income taxes	6,545		937		(313)	(15,358)	(18,751)	(26,940)
Goodwill	(a	)	(a	)	(a )	(a )	(a )	—
Assets	(a	)	(a	)	(a )	(a )	(a )	—
Depreciation and amortization	6,047		7,885		6,155	6,795	1,067	27,949
Interest expense	—		—		—	539	12,709	13,248

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. SEGMENT DATA AND GEOGRAPHICAL DATA (cont.)

The following tables provides revenue by segment for the six months ended June 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015 (in thousands):

	For the Six Months Ended June 30, 2018 (Unaudited)
	Domestic	Domestic
	Standby	Environmental
	Services	Services	International	Sprint	Total	% of Total
North America	$17,198	$89,418	$—	$34,971	$141,587	93%
Latin America and Caribbean	893	—	—	—	893	1%
EMEA	—	—	10,434	—	10,434	7%
APAC	—	—	10	—	10	0%
Total operating revenue	$18,091	$89,418	$10,444	$34,971	$152,924	100%

% of Total	12%	58%	7%	23%	100%

	For the Six Months Ended June 30, 2017 (Unaudited)
	Domestic	Domestic
	Standby	Environmental
	Services	Services	International	Sprint	Total	% of Total
North America	$12,861	$71,041	$—	$18,563	$102,465	91%
Latin America and Caribbean	894	—	—	—	894	1%
EMEA	—	—	9,003	—	9,003	8%
APAC	—	—	—	—	—	0%
Total operating revenue	$13,755	$71,041	$9,003	$18,563	$112,362	100%

% of Total	12%	63%	8%	17%	100%

	For the Year Ended December 31, 2017
	Domestic	Domestic
	Standby	Environmental
	Services	Services	International	Sprint	Total	% of Total
North America	$40,036	$170,993	$—	$45,131	$256,160	92%
Latin America and Caribbean	3,774	—	—	—	3,774	1%
EMEA	—	—	17,678	—	17,678	6%
APAC	—	—	19	—	19	0%
Total operating revenue	$43,810	$170,993	$17,697	$45,131	$277,631	100%

% of Total	16%	62%	6%	16%	100%

	For the Year Ended December 31, 2016
	Domestic	Domestic
	Standby	Environmental
	Services	Services	International	Sprint	Total	% of Total
North America	$26,672	$164,452	$—	$14,124	$205,248	89%
Latin America and Caribbean	2,958	—	—	—	2,958	1%
EMEA	—	—	23,343	—	23,343	10%
APAC	—	—	160	—	160	0%
Total operating revenue	$29,630	$164,452	$23,503	$14,124	$231,709	100%

% of Total	13%	71%	10%	6%	100%

NRC GROUP HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. SEGMENT DATA AND GEOGRAPHICAL DATA (cont.)

	For the Year Ended December 31, 2015
	Domestic	Domestic
	Standby	Environmental
	Services	Services	International	Sprint	Total	% of Total
North America	$32,519	$132,480	$—	$11,543	$176,542	82%
Latin America and Caribbean	1,994	—	—	—	1,994	1%
EMEA	—	—	35,933	—	35,933	17%
APAC	—	—	100	—	100	0%
Total operating revenue	$34,513	$132,480	$36,033	$11,543	$214,569	100%

% of Total	16%	62%	17%	5%	100%

For the six months ended June 30, 2018 and 2017 and for the years ended December 31, 2017, 2016 and 2015, there was no single customer responsible for 10% or more of the Company’s operating revenue.

12. MEMBERS’ EQUITY (DEFICIT)

The Company issued 71.1 thousand Common Units (the “Common Units”) in exchange for $65.1 million of capital contributions from JFL and $3.0 million from other members. The Company returned to members of NRC Holdings $26,000 and $10,000 during the years ended December 31, 2013 and 2014, respectively.

The Board of Managers of the Company has the authority to issue an unlimited number of additional Common Units or other equity securities including any security convertible into or exercisable or exchangeable for equity securities of NRC Group. The Common Units have voting rights and limitations on withdrawals and distributions, as defined.

On May 5, 2015, NRC Group acquired 100% of the ownership interest in SES and JFL contributed capital of $68.6 million, which consisted of $51.6 million in cash and $17.0 million in rollover equity contributed by the sellers.

In 2016 and 2017, JFL contributed $5.3 million and $4.1 million to SES Holdco, respectively.

In April 2016, JFL (the “Members”) contributed $32.1 million to NRC Holdings for 32,050 units in order to fund the acquisition of Enpro (see Note 4). In May 2018, JFL contributed capital of $22,817 to NRC Holdings in order to fund the acquisition of SWS (see Note 4). In June 2018 NRC Group issued dividends to Members of $86,543 in connection with the Dividend Recapitalization.

13. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 4, 2018, which is the date the financial statements were available to be issued. There have been no events requiring recording or disclosure in the financial statements.

Progressive Environmental Services, Inc.

Consolidated Balance Sheets

March 31, 2018 and December 31, 2017

	2018	2017
	(unaudited)	(audited)
Assets

Current assets:
Cash and cash equivalents	$120,348	218,481
Accounts receivable, net	10,268,097	13,507,854
Unbilled service fees	1,236,701	3,889,540
Prepaids and other current assets	788,055	1,103,748

Total current assets	12,413,201	18,719,623

Property and equipment, net	7,235,492	7,604,180
Bid bonds and deposits	662,114	739,954
Goodwill	—	—
Deferred tax assets	8,469,833	8,222,026
Total assets	$28,780,640	35,285,783

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of notes payable	$3,389,856	4,933,690
Accounts payable	3,346,600	6,475,709
Accrued expenses	2,094,509	2,995,814

Total current liabilities	8,830,965	14,405,213

Notes payable, less current portion	49,858,015	49,664,965

Total liabilities	58,688,980	64,070,178

Stockholders’ equity:
Common stock, $1 par value, 1,000 shares authorized, 491 shares issued and outstanding in 2018 and 2017	491	491
Additional paid-in capital	12,436,477	12,436,477
Retained earnings (accumulated deficit)	(42,345,308)	(41,221,363)

Total stockholders’ equity (deficit)	(29,908,340)	(28,784,395)

Total liabilities and stockholders’ equity (deficit)	$28,780,640	35,285,783

See accompanying independent accountant’s review report and notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statements of Income

For the Three Months Ended March 31, 2018 and 2017

(unaudited)

	2018	2017
Revenue	$11,908,435	16,070,617

Cost of revenue	7,934,561	11,378,826

Gross profit	3,973,874	4,691,791

Administrative, general, and selling expenses	4,899,788	6,125,708

Loss from operations	(925,914)	(1,433,917)

Other income (expense)
Interest expense	(307,413)	(1,134,215)
Interest income	—	58
Gain on disposal of assets	44,795	55,365
Other income	28,082	1,983
Other expenses	(211,362)	(186,230)

Total other income (expense)	(445,898)	(1,263,039)

Loss before provision for income taxes	(1,371,812)	(2,696,956)

Provision for income tax benefit (expense)	247,867	979,316

Net loss	$(1,123,945)	(1,717,640)

See accompanying independent accountant’s review report and notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statements of Stockholders’ Equity

For the Three Months Ended March 31, 2018 and 2017

(unaudited)

	Common stock		Additional paid-in	Retained earnings (accumulated
	Shares	Amount	capital	deficit)	Total
Balance, January 1, 2017	491	$491	12,436,477	(24,204,154)	(11,767,186)

Loss for the three months ended March 31, 2017	—	—	—	(1,717,640)	(1,717,640)

Balance, March 31, 2017	491	$491	12,436,477	(25,921,794)	(13,484,826)

Balance, January 1, 2018	491	$491	12,436,477	(41,221,363)	(28,784,395)

Loss for the three months ended March 31, 2018	—	—	—	(1,123,945)	(1,123,945)

Balance, March 31, 2018	491	$491	12,436,477	(42,345,308)	(29,908,340)

See accompanying independent accountant’s review report and notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2018 and 2017

(unaudited)

	2018	2017
Cash flows from operating activities:
Net loss	$(1,123,945)	(1,717,640)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation	533,197	542,061
Amortization of intangible assets	—	1,743
Amortization of deferred financing costs	3,513	3,514
Payment in-kind interest	201,348	972,961
(Gain) loss on disposal of equipment	(44,795)	6,511
Change in deferred income taxes	(247,807)	(979,316)
Provision for doubtful accounts	40,000	100,000
Changes in operating assets and liabilities
Accounts receivable, net	3,199,757	3,841,483
Unbilled service fees	2,652,839	753,190
Prepaids and other current assets	315,693	103,525
Bid bonds and deposits	77,840	256,322
Accounts payable	(3,129,109)	45,095
Accrued expenses	(901,305)	(1,017,006)
Income and franchise taxes payable	—	(7,647)
Net cash provided by operating activities	1,577,226	2,904,796

Cash flows from investing activities
Purchases of equipment	(164,509)	(211,675)
Proceeds from sales of equipment	44,795	—
Net cash used in investing activities	(119,714)	(211,675)

Cash flows from financing activities
Principal repayments on line of credit	(1,394,484)	(1,972,951)
Principal repayments on term loans	(161,161)	(150,000)
Principal repayments on promissory note	—	(150,000)
Net cash used in financing activities	(1,555,645)	(2,272,951)

Net change in cash and cash equivalents	(98,133)	420,170
Cash and cash equivalents, beginning of period	218,481	423,363
Cash and cash equivalents, end of period	$120,348	843,533

See accompanying independent accountant’s review report and notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(1)      Summary of Significant Accounting Policies

(a)      Organization

Progressive Environmental Services, Inc. (the “Company”) dba SWS Environmental Services was established as a Delaware Corporation in 2008. It was formed to be the parent company of Southern Waste Services, Inc. (“SWS”) and Eagle Construction & Environmental Services, LLC (“Eagle”). SWS was established as a Florida Corporation in 1990. Eagle was established as a Delaware Corporation in 2008.

(b)     Nature of Business

The Company is engaged in emergency response services, environmental remediation and environmental construction. The Company has 25 service locations located primarily in the Southern and Midwestern United States.

(c)      Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SWS and Eagle. All significant intercompany balances and transactions have been eliminated upon consolidation.

(d)     Method of Accounting

All assets, liabilities, income and expenses are recorded on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

(e)      Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include the allowance for uncollectible accounts receivable, depreciable lives and estimated residual value of property and equipment, amortization period of intangible assets and deferred costs, impairment of goodwill, valuation allowance for deferred tax assets, and accrued compensation cost arising from stock appreciation rights.

(f)      Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid debt instruments with an original maturity of three months or less. At March 31, 2018 and December 31, 2017, cash equivalents and highly liquid debt instruments were $120,348 and $218,481, respectively.

(g)     Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debts based on its assessment of the current status of individual account balances that are still outstanding. After management has used exhaustive collection efforts,

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(1)      Summary of Significant Accounting Policies (cont.)

accounts receivable are written off through a charge to the allowance for doubtful accounts. Collections on accounts previously written off are included in income from operations as received.

From time to time, the Company enters into certain arrangements, for which amounts are withheld from payment for a period of time, based on the terms of each individual arrangement. Collection on these amounts is expected to occur within a year and as such the retainage is included in accounts receivable in the consolidated balance sheets.

(h)      Property and Equipment

Property and equipment are stated at the appraised value at acquisition date for property and equipment acquired in business acquisitions and at cost for property and equipment purchased other than through business acquisitions, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging generally from one to ten years, or the shorter of the useful lives of the assets or lease term for leasehold improvements.

(i)       Leases

The Company leases vehicles and service center locations in the ordinary course of business. These leases have varying terms and are recorded as either operating or capital leases in accordance with the terms of the agreement.

(j)       Other Intangible Assets

Identifiable definite-lived intangible assets consist of customer lists. These intangible assets are being amortized over their estimated useful lives and the amortization method reflects an appropriate allocation of the costs of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period.

(k)      Goodwill

Goodwill is the excess of the cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not subject to periodic amortization, and is tested for impairment annually on December 31 or at the time of a triggering event. Impairment testing for goodwill is done at a reporting unit level. Currently, the Company has determined it has one reporting unit. The goodwill impairment test is a two-step test. However, the Company may first assess qualitative factors to determine whether it is necessary to perform the two-step test. Examples of qualitative factors to consider include deterioration in general economic conditions or the environment in which the Company operates, increases in labor or other costs that negatively impact earnings and cash flows, changes in key management and personnel, and an increased competitive environment. If, after assessing qualitative factors, it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, the Company must perform the two-step impairment test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(1)      Summary of Significant Accounting Policies (cont.)

Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. An impairment $6,851,718 was recognized in the fourth quarter of 2017.

(l)       Income Taxes

In accordance with the provisions of ASC 740, Income Taxes, the Company accounts for income taxes using an asset and liability approach whereby deferred taxes and liabilities are recognized for the future tax consequences attributable to difference between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes a tax benefit associated with an uncertain position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination of a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that is judges to have a greater than 50% likelihood of settlement with a taxing authority. The liability associated with unrecognized benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in liability for unrecognized tax benefits and subsequent adjustment as considered appropriate by management. A valuation allowance was not established as management expects to fully utilize the deferred tax asset. The Company also recognizes the potential accrued interest and penalties related to unrecognized tax benefits within operations as a component of income before taxes, which is consistent with the recognition of these items in prior reporting periods.

(m)    Revenue Recognition

The Company recognizes revenue and corresponding unbilled service fees as the work progresses and the revenue has been earned for field services and emergency response services. Progress on these services is tracked by the Company and customers are obligated to pay as services are rendered. The Company has environmental remediation and construction contracts that have a set fee that is agreed upon prior to the start of the work. For these contracts, revenue is recognized using the percentage-of-completion method of accounting, measured by the ratio of construction costs incurred to date, by management’s estimates of total estimated costs. The timing and frequency of billing may vary by customer contract.

(n)      Concentration of Credit Risk

The Company maintained cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Total uninsured amounts at March 31, 2018 were $401,729. There were no uninsured balances at December 31, 2017.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(2)      Accounts Receivable, Net

Accounts receivable, net consisted of the following:

	March 31, 2018	December 31, 2017
Trade accounts receivable	$10,585,298	13,804,890
Other accounts receivable	369	1,195

Total	10,585,667	13,806,085
Less: allowance for doubtful accounts	(317,570)	(298,231)

Accounts receivable, net	$10,268,097	13,507,854

All accounts receivable are pledged as collateral to secure long-term debt as described in Note 6.

(3)      Property and Equipment, Net

Property and equipment, net consisted of the following:

	March 31, 2018	December 31, 2017
Land	$110,000	110,000
Buildings	150,000	150,000
Leasehold improvements	914,222	893,072
Office equipment and fixtures	1,005,186	979,765
Vehicles and operating equipment	23,494,078	23,376,141

Total	25,673,486	25,508,978
Less: accumulated depreciation	(18,437,994)	(17,904,798)

Property and equipment, net	$7,235,492	7,604,180

Depreciation expense for the three months ended March 31, 2018 and 2017 was $533,197 and $542,061, respectively.

All property and equipment is pledged as collateral to secure long-term debt and its disposition is restricted by the lender.

(4)      Other Intangible Assets, Net

Other intangible assets, net consisted of the following:

	March 31, 2018	December 31, 2017
Customer list	$3,900,000	3,900,000
Less: accumulated amortization	(3,900,000)	(3,900,000)

Total other intangible assets, net	$—	—

Amortization expense for the three months ended March 31, 2018 and 2017 was $ -0- and $4,066, respectively.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(5)      Goodwill

The Company recorded goodwill in conjunction with certain business combinations and purchases. In accordance with FASB ASC 350, Goodwill and Other Intangible Assets, the Company does not amortize goodwill. Instead, goodwill is tested for impairment each year. During 2017, the Company became aware of changes in circumstances and events in the economic and environmental climate of the Company’s market areas. The Company determined that the carrying amount of the Company exceeded its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $6,851,718 was recognized in the fourth quarter of 2017.

Goodwill activity is summarized as follows:

	March 31, 2018	December 31, 2017
Goodwill	$32,942,609	32,942,609
Less: impairment	(32,942,609)	(32,942,609)

Total goodwill	$—	—

(6)      Notes Payable

Notes payable consisted of the following:

	March 31, 2018	December 31, 2017
Revolving loan	$1,493,599	2,888,083
Term loan	1,850,000	2,000,000
Senior subordinated note	18,609,799	18,563,391
Junior subordinated notes	31,091,309	30,936,370
Equipment note	216,047	227,208
Less: Unamortized debt issuance costs	(12,883)	(16,397)

Notes payable, less unamortized debt issuance costs	53,247,871	54,598,655
Less: current portion of notes payable	(3,389,856)	(4,933,690)

Notes payable, less current portion	$49,858,015	49,664,965

(a)      Revolving Loan and Term Loan

On July 29, 2013, the Company entered into a revolving credit, term loan, and security agreement (“Credit Agreement”), which provides for a term loan aggregating $3,000,000 (“Term Loan”) and a revolving credit commitment up to $13,000,000 (“Revolver”) which includes a sublimit for letters of credit up to $1,250,000.

Principal and interest payments on outstanding borrowings under the Term Loan are due monthly and any remaining unpaid and accrued principal and interest are due on July 28, 2018. The Revolver expires on July 28, 2018, at which time all outstanding principal and interest is due. Interest on outstanding borrowings under the Revolver is due and payable monthly.

Outstanding borrowings on the Term Loan and Revolver bear interest at the bank’s base commercial lending rate plus an applicable margin (2.75% for the Term Loan and 1.75% for the Revolver). At March 31, 2018, the bank’s base commercial lending rate was 3.50%. Outstanding borrowings on the Term Loan and the Revolver bore interest at the default rate of 8.00% and 6.75%, respectively, on March 31, 2018.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(6)      Notes Payable (cont.)

The Credit Agreement contains a number of significant covenants that, among other things, restricts the ability of the Company to incur additional indebtedness, make capital expenditures in excess of defined limits, or create additional liens on assets. In addition, it requires the Company to meet a minimum fixed charge coverage ratio each quarter. The Credit Agreement also includes subjective acceleration clauses which permit the lender to accelerate the due date under certain circumstances including, but not limited to, material adverse change in the business. Amounts outstanding under the Credit Agreement are collateralized by substantially all assets of the Company.

(b)     Equipment Note

The Company has a note payable to a finance company bearing interest at 5.68%, due in monthly installments of $4,778 through May 9, 2022.

(c)      Senior Subordinated Note

The Company has an agreement that provides for a senior subordinated note in the amount of $4,000,000, which matures on January 28, 2019. No principal payments are required until maturity. The senior subordinated debt bears interest at 11% per annum. At March 31, 2018, the balance of the senior subordinated note included payment in-kind interest of $291,404. There was no payment in-kind interest for this note at March 31, 2017.

The Company has an agreement that provides for a senior subordinated note in the amount of $21,500,000 which matures on January 28, 2019. No principal payments are required until maturity. The senior subordinated note bears interest at 12% per annum, due quarterly, of which 11% is payable in cash and 1% is added to the principal.

At March 31, 2018 and December 31, 2017, the balance of the senior subordinated note included payment in-kind interest of $6,971,922 and $6,936,215, respectively.

The agreement requires compliance with certain restrictive financial covenants including, but not limited to, limitations on capital expenditures, dividends payments, other debt, change in control, and mergers and acquisitions. It also requires the Company to meet a minimum fixed charge coverage ratio each quarter. The agreement contains a cross-default provision and subjective acceleration clauses that permit the lenders to accelerate the due date of outstanding balances under certain circumstances including, but not limited to, a material adverse change in the business.

(d)     Junior Subordinated Notes

The Company has an agreement with the majority stockholder which provides for a junior subordinated note in the amount of $19,189,002. This agreement matures on May 21, 2019. No principal payments are required until maturity. After July 31, 2015, the note bears interest at 7.5% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 9.5% per year. After December 28, 2017, the note bears interest at 2.00% per annum. This interest is considered payment in-kind interest. Outstanding borrowings on the junior subordinated note bore interest at 2.00% and 7.5% on March 31, 2018 and 2017, respectively. At March 31, 2018 and December 31, 2017, the balance of the junior subordinated note included payment in-kind interest of $21,719,024 and $21,572,458, respectively.

The Company also has an agreement with the majority stockholder which provides for another junior subordinated note in the amount of $1,000,000. This agreement matures on May 21, 2019. No principal payments are required until maturity. This junior subordinated note bore interest

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(6)      Notes Payable (cont.)

at 15% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 17% per year.

After July 31, 2015 the note bears interest at 7.5% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 9.5% per year. After December 28, 2017, the note bears interest at 2.00% per annum.

This interest is considered payment in-kind interest. Outstanding borrowings on this junior subordinated note bore interest at 7.5% on March 31, 2018 and 2017. At March 31, 2018 and December 31, 2017, the balance of this junior subordinated note included payment in-kind interest of $680,285 and $671,912, respectively.

Maturity schedule of notes payable is as follows:

Year ending December 31,	Revolver	Term Loans	Senior Subordinated Note	Junior Subordinated Notes	Equipment Note	Total
2018	$1,493,599	1,850,000	—	—	46,257	3,389,856
2019	—	—	18,609,799	31,091,309	48,954	49,750,062
2020	—	—	—	—	51,808	51,808
2021	—	—	—	—	54,828	54,828
2022	—	—	—	—	14,200	14,200
Thereafter	—	—	—	—	—	—

Notes payable	$1,493,599	1,850,000	18,609,799	31,091,309	216,047	53,260,754
 (7)    Stock Appreciation Rights

The Company has Stock Appreciation Plans (“Plans”) which provide deferred compensation to certain key employees of the company by awarding stock appreciation rights. Under the Plans, the Company may grant up to 73.4 appreciation units. The value of the appreciation units that are issued is determined by the Board of Directors, as of the grant date. An appreciation unit vests at such times and in such numbers as defined in each individual agreement. The appreciation units become exercisable only upon a change in control or separation from service at which time the holders of the appreciation units will be entitled to receive an amount equal to the value of each vested appreciation unit less the value of the appreciation unit at the grant date.

The Company issued no stock appreciation units during the periods ending March 31, 2018 and 2017. Each of these units has either a 48 month vesting period, a 60 month vesting period, or vests only upon a change in control event. Total appreciation units outstanding were 63.00 at March 31, 2018 and 2017. Compensation (income) expense, included within administrative, general, and selling expenses, related to the outstanding units was $0 for the periods ended March 31, 2018 and 2017. The liability related to the stock appreciation rights was $0 at March 31, 2018 and December 31, 2017.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(8)      Operating Leases

The Company leases equipment and service center locations under various noncancelable operating leases, with the remaining lease terms ranging from one to seven years. The service center operating leases require the Company to pay real estate taxes and insurance on the leased property. Total rent expense under the operating leases was $375,287 and $396,002 for the periods ended March 31, 2018 and 2017, respectively, of which $35,035 and $33,987 respectively, was paid to related parties.

At March 31, 2018, future minimum lease payments under these noncancelable operating leases are as follows:

For the years ending December 31,	Third Party	Related Party	Totals
2018	$981,863	105,303	1,087,166
2019	718,394	18,767	737,161
2020	130,548	—	130,548
2021	6,000	—	6,000
2022	—	—	—
Thereafter	—	—	—

Total	$1,836,805	124,070	1,960,875

(9)      Related Party Transactions

The Company has a management consulting agreement with the majority stockholder. The Company is required to make monthly payments for management consulting services of the greater of $20,000 or 0.25% of consolidated monthly net revenue. This agreement will continue as long as the majority stockholder owns at least 20% of SWS or Eagle. For the periods ended March 31, 2018 and 2017, the expense under the agreement was $-0- and $60,000, respectively. This amount has been included in administrative, general, and selling expenses in the consolidated statements of income. The period ended March 31, 2017, $60,000 of the management was not paid in cash but was added to the paid in-kind interest due on the junior subordinated note.

Related party payment in-kind interest expense on the subordinated notes was $201,348 and $972,961 for the periods ended March 31, 2018 and 2017, respectively. There was no interest due to related parties at March 31, 2018 and 2017.

The Company leases two service center locations from one of the stockholders. Total rent expense under the operating leases was $35,035 and $33,987 for the periods ended March 31, 2018 and 2017, respectively. There was no rent due to the stockholder at either March 31, 2018 or December 31, 2017. This lease is included in the future minimum lease payment scheduled in Note 8.

(10)   Defined Contribution Plan

The Company has a defined contribution plan which covers substantially all full-time employees. The Company charged $37,465 and $45,839 to operations for the periods ended March 31, 2018 and 2017, respectively, to recognize the Company’s 401(k) matching contributions.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(11)   Income Taxes

The Company computes deferred income taxes under the asset and liability method prescribed by the provisions of FASB ASC 740-10.

The components of the Company’s deferred tax assets consisted of the following:

	March 31, 2018	December 31, 2017
Deferred tax assets
Net operating loss – federal	$7,619,041	7,202,470
Net operating loss – states	275,088	275,088
Allowance for bad debts	76,217	71,576
Accrued expenses	13,541	—
Intangible assets	284,310	364,000
Bonus depreciation - states	4,611	4,611
Contributions carry forward	14,280	14,280
Depreciation	(1,121,788)	(1,146,261)
Goodwill	1,304,533	1,436,262

Total deferred tax assets	$8,469,833	8,222,026

(a)      Net Operating Loss — Federal

The Company has recorded a deferred income tax asset of $7,619,041 as of March 31, 2018, for the benefit of approximately $31,746,000 in federal income tax loss carryforwards, which expire in 2037.

(b)     Net Operating Loss — States

The Company has also recorded a deferred income tax asset of $275,088 as of March 31, 2018, for the benefit of various state income tax loss carryforwards, which expire in varying amounts between 2021 and 2037.

Realization is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred income taxes will be realized. However, the amount of the deferred income tax assets could be reduced in the near-term if estimates of future taxable income during the carryforward period are reduced.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The effect of the debt forgiveness mentioned in Note 14 was considered in determining whether a valuation allowance should be recorded.

Due to a change in the tax law, the corporate tax rate was reduced from 34% to 21% beginning on January 1, 2018. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.

Progressive Environmental Services, Inc.

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

(11)   Income Taxes (cont.)

The components of the provision for income tax expense (benefit) were as follows:

Periods ended March 31,	2018	2017
Deferred
Federal	$247,867	979,316
State	—	—

Total deferred expense	247,867	979,316

Provision for income tax expense	$247,867	979,316

The Company’s effective rate differs from the federal statutory rate primarily due to nondeductible expenses and state income taxes.

The Company recognizes the financial statement effect of tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company does not have any unrecognized tax benefits at March 31, 2018 and 2017. The company does not expect any significant change in the amount of unrecognized tax benefits in the 2018 year.

(12)   Cash Flow Disclosures

Period ended March 31,	2018	2017
Supplemental disclosures of cash flows information
Cash paid for interest	$48,411	140,456
Cash paid for income taxes	—	—

(13)   Letter of Credit

At March 31, 2018, the Company had an outstanding letter of credit in the amount of $720,000. This letter of credit expires in May, 2018.

(14)   Subsequent Event

On April 27, 2018, the Company merged with NRC US Holding Company, LLC. The merger provided for the purchase of the outstanding stock of the Company for $22,400,000. In addition certain debts of the Company to the previous shareholder were forgiven as a condition of the sale and all other notes payable were paid off. The tax effect of the debt forgiveness was considered in determining whether a valuation allowance should be recorded for the deferred tax asset.

Management of the Company has evaluated subsequent events for the period from March 31, 2018, the date of these financial statements, through July 12, 2018, the date the financial statements were available to be issued.

INDEPENDENT AUDITOR’S REPORT

Progressive Environmental Services, Inc.,

dba SWS Environmental Services

Fort Worth, Texas:

We have audited the accompanying consolidated financial statements of Progressive Environmental Services, Inc., which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the related notes to consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Environmental Services, Inc. as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The consolidated financial statements of Progressive Environmental Services, Inc. for the year ended December 31, 2016, were audited by another auditor who expressed an unmodified opinion on those statements on June 23, 2017.

/s/ Jaynes, Reitmeier, Boyd & Therrell, P.C.

April 10, 2018

INDEPENDENT AUDITOR’S REPORT

Progressive Environmental Services, Inc.

Panama City Beach, Florida

We have audited the accompanying consolidated financial statements of Progressive Environmental Services, Inc., which are comprised of the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Environmental Services, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Certified Public

Accountants Panama City

Beach, Florida June 23, 2017

Progressive Environmental Services, Inc.

Consolidated Balance Sheets

Years Ended December 31, 2017 and 2016

	2017	2016
Assets
Current assets
Cash and cash equivalents	$218,481	423,363
Accounts receivable, net	13,507,854	15,218,112
Unbilled service fees	3,889,540	2,334,478
Prepaids and other current assets	1,103,748	1,392,411

Total current assets	18,719,623	19,368,364

Property and equipment, net	7,604,180	9,089,186
Bid bonds and deposits	739,954	646,229
Other intangible assets, net	—	5,809
Goodwill	—	6,851,718
Deferred tax assets	8,222,026	9,910,254

Total assets	$35,285,783	45,871,560

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of notes payable	$4,933,690	11,701,419
Accounts payable	6,475,709	4,194,981
Accrued expenses	2,995,814	3,259,191
Income and franchise taxes payable	—	80,815

Total current liabilities	14,405,213	19,236,406

Notes payable, less current portion	49,664,965	38,402,340

Total liabilities	64,070,178	57,638,746

Stockholders’ equity
Common stock, $1 par value, 1,000 shares authorized, 491 shares issued and outstanding in 2017 and 2016	491	491
Additional paid-in capital	12,436,477	12,436,477
Retained earnings (accumulated deficit)	(41,221,363)	(24,204,154)

Total stockholders’ equity (deficit)	(28,784,395)	(11,767,186)

Total liabilities and stockholders’ equity	$35,285,783	45,871,560

See accompanying notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statements of Income

For the Years Ended December 31, 2017 and 2016

	2017	2016
Revenue	$60,607,797	65,759,088

Cost of revenue	41,790,567	45,910,144

Gross profit	18,817,230	19,848,944

Administrative, general, and selling expenses	21,092,409	25,403,128

Loss from operations	(2,275,179)	(5,554,184)

Other income (expense)
Interest expense	(4,833,127)	(4,113,813)
Interest income	58	4,902
Gain on disposal of assets	257,675	268,224
Other income	21,655	—
Other expenses	(1,648,345)	(1,038,060)
Impairment loss- goodwill	(6,851,718)	(12,711,004)

Total other income (expense)	(13,053,802)	(17,589,751)

Loss before provision for income taxes	(15,328,981)	(23,143,935)

Provision for income tax benefit (expense)	(1,688,228)	8,204,596

Net loss	$(17,017,209)	(14,939,339)

See accompanying notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2017 and 2016

	Common stock		Additional paid-in	Retained earnings (accumulated
	Shares	Amount	capital	deficit)	Total
Balance, January 1, 2016	485	$485	12,436,477	(9,264,815)	3,172,147

Issuance of common stock Restricted stock issued	6	6	—	—	6

Loss for the year ended December 31, 2016	—	—	—	(14,939,339)	(14,939,339)

Balance, December 31, 2016	491	491	12,436,477	(24,204,154)	(11,767,186)

Loss for the year ended December 31, 2017	—	—	—	(17,017,209)	(17,017,209)

Balance, December 31, 2017	491	$491	12,436,477	(41,221,363)	(28,784,395)

See accompanying notes to consolidated financial statements.

Progressive Environmental Services, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities
Net loss	$(17,017,209)	(14,939,339)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation	2,187,302	2,431,197
Amortization of intangible assets	5,809	11,628
Amortization of deferred financing costs	14,054	102,297
Payment in-kind interest	3,858,870	2,910,414
Payment in-kind management fees	140,000	140,000
Gain on disposal of equipment	(257,675)	(268,224)
Impairment loss- goodwill	6,851,718	12,711,004
Change in deferred income taxes	1,688,228	(8,204,596)
Provision for doubtful accounts	433,333	1,115,566
Changes in operating assets and liabilities
Accounts receivable, net	1,276,925	1,677,305
Unbilled service fees	(1,555,062)	(442,131)
Prepaids and other current assets	288,663	566,547
Bid bonds and deposits	(93,725)	214,958
Accounts payable	2,280,728	530,669
Accrued expenses	(263,377)	216,414
Income and franchise taxes payable	(80,815)	34,683
Net cash used in operating activities	(242,233)	(1,191,608)

Cash flows from investing activities
Purchases of equipment	(959,951)	(722,627)
Proceeds from sales of equipment	515,330	398,263
Net cash used in investing activities	(444,621)	(324,364)

Cash flows from financing activities
Net borrowings (principal repayments) on line of credit	(2,895,587)	25,375
Borrowings on term loans	4,249,060	1,798,632
Principal repayments on term loans	(621,501)	(600,000)
Promissory note issued	—	1,000,000
Principal repayments on promissory note	(250,000)	(750,000)
Issuance of common stock - restricted stock issued	—	6
Payment of deferred financing costs	—	(38,649)
Net cash provided by financing activities	481,972	1,435,364

Net change in cash and cash equivalents	(204,882)	(80,608)
Cash and cash equivalents, beginning of year	423,363	503,971
Cash and cash equivalents, end of year	$218,481	423,363

See accompanying notes to consolidated financial statements.

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(1)      Summary of Significant Accounting Policies

(o)     Organization

Progressive Environmental Services, Inc. (the “Company”) dba SWS Environmental Services was established as a Delaware Corporation in 2008. It was formed to be the parent company of Southern Waste Services, Inc. (“SWS”) and Eagle Construction & Environmental Services, LLC (“Eagle”). SWS was established as a Florida Corporation in 1990. Eagle was established as a Delaware Corporation in 2008.

(p)     Nature of Business

The Company is engaged in emergency response services, environmental remediation and environmental construction. The Company has 25 service locations located primarily in the Southern and Midwestern United States.

(q)     Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SWS and Eagle. All significant intercompany balances and transactions have been eliminated upon consolidation.

(r)       Method of Accounting

All assets, liabilities, income and expenses are recorded on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

(s)      Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include the allowance for uncollectible accounts receivable, depreciable lives and estimated residual value of property and equipment, amortization period of intangible assets and deferred costs, impairment of goodwill, valuation allowance for deferred tax assets, and accrued compensation cost arising from stock appreciation rights.

(t)       Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid debt instruments with an original maturity of three months or less. At December 31, 2017 and 2016, balances were $218,481 and $423,363, respectively.

(u)      Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debts based on its assessment of the current status of individual account balances that are still outstanding. After management has used exhaustive collection efforts, accounts receivable are written off through a charge to the allowance for doubtful accounts. Collections on accounts previously written off are included in income from operations as received.

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(1)      Summary of Significant Accounting Policies (cont.)

From time to time, the Company enters into certain arrangements, for which amounts are withheld from payment for a period of time, based on the terms of each individual arrangement. Collection on these amounts is expected to occur within a year and as such the retainage is included in accounts receivable in the consolidated balance sheets.

(v)      Property and Equipment

Property and equipment are stated at the appraised value at acquisition date for property and equipment acquired in business acquisitions and at cost for property and equipment purchased other than through business acquisitions, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging generally from one to ten years, or the shorter of the useful lives of the assets or lease term for leasehold improvements.

(w)     Leases

The Company leases vehicles and service center locations in the ordinary course of business. These leases have varying terms and are recorded as either operating or capital leases in accordance with the terms of the agreement.

(x)      Other Intangible Assets

Identifiable definite-lived intangible assets consist of customer lists. These intangible assets are being amortized over their estimated useful lives and the amortization method reflects an appropriate allocation of the costs of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period.

(y)      Goodwill

Goodwill is the excess of the cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not subject to periodic amortization, and is tested for impairment annually on December 31or at the time of a triggering event. Impairment testing for goodwill is done at a reporting unit level. Currently, the Company has determined it has one reporting unit. The goodwill impairment test is a two-step test. However, the Company may first assess qualitative factors to determine whether it is necessary to perform the two-step test. Examples of qualitative factors to consider include deterioration in general economic conditions or the environment in which the Company operates, increases in labor or other costs that negatively impact earnings and cash flows, changes in key management and personnel, and an increased competitive environment. If, after assessing qualitative factors, it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, the Company must perform the two-step impairment test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. An impairment of $6,851,718 and $12,711,004 was recognized during 2017 and 2016, respectively.

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(1)      Summary of Significant Accounting Policies (cont.)

(z)      Income Taxes

The Company recorded estimated tax liabilities to the extent the contingencies were probable and could be reasonably estimated. The Company also recognizes the potential accrued interest and penalties related to unrecognized tax benefits within operations as a component of income before taxes, which is consistent with the recognition of these items in prior reporting periods.

In accordance with the provisions of ASC 740, Income Taxes, the Company accounts for income taxes using an asset and liability approach whereby deferred taxes and liabilities are recognized for the future tax consequences attributable to difference between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes a tax benefit associated with an uncertain position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination of a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that is judges to have a greater than 50% likelihood of settlement with a taxing authority. The liability associated with unrecognized benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in liability for unrecognized tax benefits and subsequent adjustment as considered appropriate by management. A valuation allowance was not established as management expects to fully utilize the deferred tax asset.

(aa)   Revenue Recognition

The Company recognizes revenue and corresponding unbilled service fees as the work progresses and the revenue has been earned for field services and emergency response services. Progress on these services is tracked by the Company and customers are obligated to pay as services are rendered. The Company has environmental remediation and construction contracts that have a set fee that is agreed upon prior to the start of the work. For these contracts, revenue is recognized using the percentage-of-completion method of accounting, measured by the ratio of construction costs incurred to date, by management’s estimates of total estimated costs. The timing and frequency of billing may vary by customer contract.

(bb)   Concentration of Credit Risk

The Company maintained cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Total uninsured amounts at December 31, 2016 were $695,786. There were no uninsured balances at December 31, 2017.

(cc)   Reclassifications

Certain reclassifications have been made to the prior year financial statements to make them comparable to those of the current year. Stockholders’ equity and net income are unchanged due to these reclassifications.

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(2)      Accounts Receivable, Net

Accounts receivable, net consisted of the following:

	2017	2016
Trade accounts receivable	$13,804,890	16,195,587
Other accounts receivable	1,195	4,057

Total	13,806,085	16,199,644
Less: allowance for doubtful accounts	(298,231)	(981,532)

Accounts receivable, net	$13,507,854	15,218,112

All accounts receivable are pledged as collateral to secure long-term debt as described in Note 6.

(3)      Property and Equipment, Net

Property and equipment, net consisted of the following:

	2017	2016
Land	$110,000	110,000
Buildings	150,000	150,000
Leasehold improvements	893,072	924,766
Office equipment and fixtures	979,765	560,214
Vehicles and operating equipment	23,376,141	24,733,376

Total	25,508,978	26,518,356
Less: accumulated depreciation	(17,904,798)	(17,429,170)

Property and equipment, net	$7,604,180	9,089,186

Depreciation expense for the years ended December 31, 2017 and 2016 was $2,187,302 and $2,431,197, respectively.

All property and equipment is pledged as collateral to secure long-term debt and its disposition is restricted by the lender.

(4)      Other Intangible Assets, Net

Other intangible assets, net consisted of the following:

	2017	2016
Customer list	$3,900,000	3,900,000
Less: accumulated amortization	(3,900,000)	(3,894,191)

Total other intangible assets, net	$—	5,809

Amortization expense for the years ended December 31, 2017 and 2016 was $5,809 and $11,628, respectively.

(5)      Goodwill

The Company recorded goodwill in conjunction with certain business combinations and purchases. In accordance with FASB ASC 350, Goodwill and Other Intangible Assets, the Company does not amortize goodwill. Instead, goodwill is tested for impairment each year. During 2017 and

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(5)      Goodwill (cont.)

2016, the Company became aware of changes in circumstances and events in the economic and environmental climate of the Company’s market areas. The Company determined that the carrying amount of the Company exceeded its fair value, which was estimated based on the present value of expected future cash inflows. Accordingly, a goodwill impairment loss of $6,851,718 and $12,711,004 was recognized for the years ended December 31, 2017 and 2016, respectively.

Goodwill activity is summarized as follows:

	2017	2016
Goodwill	$32,942,609	32,942,609
Less: impairment	(32,942,609)	(26,090,891)

Total goodwill	$—	6,851,718

(6)      Notes Payable

Notes payable consisted of the following:

	2017	2016
Revolving loans	$2,888,083	5,783,670
Term loans	2,000,000	2,600,000
Senior subordinated note	18,563,391	12,669,483
Junior subordinated notes	30,936,370	28,831,057
Promissory note	—	250,000
Equipment note	227,208	—
Less: Unamortized debt issuance costs	(16,397)	(30,451)

Notes payable, less unamortized debt issuance costs	54,598,655	50,103,759
Less: current portion of notes payable	(4,933,690)	(11,701,419)

Notes payable, less current portion	$49,664,965	38,402,340

(a)      Revolving Loan and Term Loan

On July 29, 2013, the Company entered into a revolving credit, term loan, and security agreement (“Credit Agreement”), which provides for a term loan aggregating $3,000,000 (“Term Loan”) and a revolving credit commitment up to $13,000,000 (“Revolver”) which includes a sublimit for letters of credit up to $1,250,000.

Principal and interest payments on outstanding borrowings under the Term Loan are due monthly and any remaining unpaid and accrued principal and interest are due on July 28, 2018. The Revolver expires on July 28, 2018, at which time all outstanding principal and interest is due. Interest on outstanding borrowings under the Revolver is due and payable monthly.

Outstanding borrowings on the Term Loan and Revolver bear interest at the bank’s base commercial lending rate plus an applicable margin (2.75% for the Term Loan and 1.75% for the Revolver). At December 31, 2017, the bank’s base commercial lending rate was 5.00%. Outstanding borrowings on the Term Loan and the Revolver bore interest at the default rate of 7.75% and 6.75%, respectively, on December 31, 2017.

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(6)      Notes Payable (cont.)

The Credit Agreement contains a number of significant covenants that, among other things, restricts the ability of the Company to incur additional indebtedness, make capital expenditures in excess of defined limits, or create additional liens on assets. In addition, it requires the Company to meet a minimum fixed charge coverage ratio each quarter. The Credit Agreement also includes subjective acceleration clauses which permit the lender to accelerate the due date under certain circumstances including, but not limited to, material adverse change in the business. Amounts outstanding under the Credit Agreement are collateralized by substantially all assets of the Company.

(b)     Equipment Note

The Company has a note payable to a finance company bearing interest at 5.68%, due in monthly installments of $4,778 through May 9, 2022.

(c)      Senior Subordinated Note

The Company has an agreement that provides for a senior subordinated note in the amount of $4,000,000, which matures on January 28, 2019. No principal payments are required until maturity. The senior subordinated debt bears interest at 11% per annum. At December 31, 2017, the balance of the senior subordinated note included payment in-kind interest of $280,702. There was no payment in-kind interest for this note at December 31, 2016.

The Company has an agreement that provides for a senior subordinated note in the amount of $21,500,000 which matures on January 28, 2019. No principal payments are required until maturity. During 2013, the senior subordinated note bore interest at 18% per annum.

After 2013 and until March 31, 2015, the senior subordinated note bore interest at 15% per annum, due quarterly, of which 11% was payable in cash and 4% was added to the principal. After March 31, 2015, the senior subordinated note bears interest at 12% per annum, due quarterly, of which 11% is payable in cash and 1% is added to the principal.

At December 31, 2017 and 2016, the balance of the senior subordinated note included payment in-kind interest of $6,936,215 and $5,323,009, respectively.

The agreement requires compliance with certain restrictive financial covenants including, but not limited to, limitations on capital expenditures, dividends payments, other debt, change in control, and mergers and acquisitions. It also requires the Company to meet a minimum fixed charge coverage ratio each quarter. The agreement contains a cross-default provision and subjective acceleration clauses that permit the lenders to accelerate the due date of outstanding balances under certain circumstances including, but not limited to, a material adverse change in the business

(d)     Junior Subordinated Notes

The Company has an agreement with the majority stockholder which provides for a junior subordinated note in the amount of $19,189,002. This agreement matures on May 21, 2019. No principal payments are required until maturity. The junior subordinated note bore interest at 15% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 17% per year. After July 31, 2015, the note bears interest at 7.5% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 9.5% per year. After December 28, 2017, the note bears interest at 2.00% per annum. This interest is considered payment in-kind interest and became payable on

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(6)      Notes Payable (cont.)

December 31, 2017, at which time interest is payable monthly in cash. Outstanding borrowings on the junior subordinated note bore interest at 2.00% and 7.5% on December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the balance of the junior subordinated note included payment in-kind interest of $21,572,458 and $19,448,490, respectively.

The Company also has an agreement with the majority stockholder which provides for another junior subordinated note in the amount of $1,000,000. This agreement matures on May 21, 2019. No principal payments are required until maturity. This junior subordinated note bore interest at 15% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 17% per year.

After July 31, 2015 the note bears interest at 7.5% per annum, provided that from the occurrence and during continuance of any event of default, the interest rate will increase to 9.5% per year. After December 28, 2017, the note bears interest at 2.00% per annum.

This interest is considered payment in-kind interest and became payable on May 31, 2018, at which time interest becomes payable monthly in cash. Outstanding borrowings on this junior subordinated note bore interest at 7.5% on December 31, 2016 and 2015. At December 31, 2017 and 2016, the balance of this junior subordinated note included payment in-kind interest of $671,912 and $550,567, respectively.

Maturity schedule of notes payable is as follows:

Year ending			Senior Subordinated	Junior Subordinated	Equipment
December 31,	Revolver	Term Loans	Note	Notes	Note	Total
2018	$2,888,083	2,000,000	—	—	45,607	4,933,690
2019	—	—	18,563,391	30,936,370	48,266	49,548,027
2020	—	—	—	—	51,079	51,079
2021	—	—	—	—	54,057	54,057
2022	—	—	—	—	28,199	28,199
Thereafter	—	—	—	—	—	—

Notes payable	$2,888,083	2,000,000	18,563,391	30,936,370	227,208	54,615,052

(7)      Stock Appreciation Rights

The Company has Stock Appreciation Plans (“Plans”) which provide deferred compensation to certain key employees of the company by awarding stock appreciation rights. Under the Plans, the Company may grant up to 73.4 appreciation units. The value of the appreciation units that are issued is determined by the Board of Directors, as of the grant date. An appreciation unit vests at such times and in such numbers as defined in each individual agreement. The appreciation units become exercisable only upon a change in control or separation from service at which time the holders of the appreciation units will be entitled to receive an amount equal to the value of each vested appreciation unit less the value of the appreciation unit at the grant date.

The Company issued no stock appreciation units during 2017 and 2016. Each of these units has either a 48 month vesting period, a 60 month vesting period, or vests only upon a change in control event. Total appreciation units outstanding were 63.00 at December 31, 2017 and 2016. Compensation (income) expense, included within administrative, general, and selling expenses, related to the outstanding units was $0 for the years ended December 31, 2017 and 2016. The liability related to the stock appreciation rights was $0 at December 31, 2017 and 2016.

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(8)      Operating Leases

The Company leases equipment and service center locations under various noncancelable operating leases, with the remaining lease terms ranging from one to seven years. The service center operating leases require the Company to pay real estate taxes and insurance on the leased property. Total rent expense under the operating leases was $1,468,979 and $2,847,936 for the years ended December 31, 2017 and 2016, respectively, of which $138,606 and $167,929 respectively, was paid to related parties.

At December 31, 2017, future minimum lease payments under these noncancelable operating leases are as follows:

For the years ending December 31,	Third Party	Related Party	Totals
2018	$1,138,245	144,935	1,283,180
2019	600,363	19,515	619,828
2020	181,365	—	181,365
2021	2,710	—	2,710
2022	—	—	—
Thereafter	—	—	—

Total	$1,922,633	164,450	2,087,083

(9)      Related Party Transactions

The Company has a management consulting agreement with the majority stockholder. The Company is required to make monthly payments for management consulting services of the greater of $20,000 or 0.25% of consolidated monthly net revenue. This agreement will continue as long as the majority stockholder owns at least 20% of SWS or Eagle. For the years ended December 31, 2017 and 2016, the expense under the agreement was 140,000 and $240,000, respectively. This amount has been included in administrative, general, and selling expenses in the consolidated statements of income. During 2016 $140,000 of the management consulting fee was not paid in cash but was added to the paid in-kind interest due on the junior subordinated note. There was $10,052 of management consulting services in accounts payable that was due to the majority stockholder at December 31, 2016.

Related party payment in-kind interest expense on the junior subordinated note was $2,245,664 and $2,099,951 for the years ended December 31, 2017 and 2016, respectively. There was no interest due to related parties at December 31, 2017 and 2016.

The Company leases two service center locations from one of the stockholders. Total rent expense under the operating leases was $138,606 and $167,929 for the years ended December 31, 2017 and 2016, respectively. There was no rent due to the stockholder at either December 31, 2017 or 2016. This lease is included in the future minimum lease payment scheduled in Note 8.

(10)   Defined Contribution Plan

The Company has a defined contribution plan which covers substantially all full-time employees. The Company charged $186,337 and $208,618 to operations for the years ended December 31, 2016 and 2015, respectively, to recognize the Company’s 401(k) matching contributions.

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(11)   Income Taxes

The Company computes deferred income taxes under the asset and liability method prescribed by the provisions of FASB ASC 740-10.

The components of the Company’s deferred tax assets consisted of the following:

December 31,	2017	2016
Deferred tax assets
Net operating loss – federal	$7,202,470	6,156,845
Net operating loss – states	275,088	1,146,200
Allowance for bad debts	71,576	371,015
Accrued expenses	—	106,669
Intangible assets	364,000	1,075,337
Bonus depreciation - states	4,611	19,214
Contributions carry forward	14,280	21,116
Depreciation	(1,146,261)	(2,078,378)
Goodwill	1,436,262	3,092,236
Total deferred tax assets	$8,222,026	9,910,254

(a)      Net Operating Loss — Federal

The Company has recorded a deferred income tax asset of $7,202,470 as of December 31, 2016, for the benefit of approximately $30,010,290 in federal income tax loss carryforwards, which expire in 2037.

(b)     Net Operating Loss — States

The Company has also recorded a deferred income tax asset of $275,088 as of December 31, 2016, for the benefit of various state income tax loss carryforwards, which expire in varying amounts between 2021 and 2037.

Realization is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred income taxes will be realized. However, the amount of the deferred income tax assets could be reduced in the near-term if estimates of future taxable income during the carryforward period are reduced.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The valuation allowance was eliminated in 2016 because current operations indicate that the realization of the related deferred tax assets now is more likely than not to be realized. In addition, the effect of the potential debt forgiveness mentioned in Note 14 was considered in determining whether a valuation allowance should be recorded.

Due to a change in the tax law, the corporate tax rate was reduced from 34% to 21% beginning on January 1, 2018. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As this change in the tax laws and rates was enacted in 2017, a decrease to the net deferred tax liability of approximately $5,400,000 was adjusted through the provision for income taxes.

Progressive Environmental Services, Inc.
Notes to Consolidated Financial Statements

(11)   Income Taxes (cont.)

The components of the provision for income tax expense (benefit) were as follows:

Years ended December 31,	2017	2016
Deferred
Federal	$1,688,228	(7,377,674)
State	—	(826,922)
Total deferred expense (benefit)	1,688,228	(8,204,596)
Provision for income tax expense (benefit)	$1,688,228	(8,204,596)

The Company’s effective rate differs from the federal statutory rate primarily due to the prior year elimination of the deferred tax valuation allowance, nondeductible expenses, and state income taxes.

The Company recognizes the financial statement effect of tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company does not have any unrecognized tax benefits at December 31, 2017 and 2016. The company does not expect any significant change in the amount of unrecognized tax benefits in the 2017 year.

(12)   Cash Flow Disclosures

Years ended December 31,	2017	2016
Supplemental disclosures of cash flows information
Cash paid for interest	$974,257	1,074,913
Cash paid for income taxes	—	—

 (13) Letter of Credit

At December 31, 2017, the Company had an outstanding letter of credit in the amount of $720,000. This letter of credit expires in May, 2018.

(14)   Subsequent Event

Subsequent to year end, the Company entered into a letter of intent that would potentially result in the sale of the Company. The letter of intent indicates that certain debts of the Company would be forgiven as a condition of the sale. The tax effect of the debt forgiveness was considered in determining whether a valuation allowance should be recorded for the deferred tax asset.

Management of the Company has evaluated subsequent events for the period from December 31, 2017, the date of these financial statements, through April 10, 2018, the date the financial statements were available to be issued.

Annex A

PURCHASE AGREEMENT

PURCHASE AGREEMENT

BY AND BETWEEN

JFL-NRC-SES PARTNERS, LLC

AND

HENNESSY CAPITAL ACQUISITION CORP. III

RELATING TO THE PURCHASE OF MEMBERSHIP INTERESTS OF

NRC GROUP HOLDINGS, LLC

DATED AS OF JUNE 25, 2018

A-i

A-ii

A-iii

Annex I	—	Board of Directors and Committee Members of Purchaser
Exhibit A	—	Form of Certificate of Designations, Preferences, Rights and Limitations
Exhibit B	—	Form of Amended and Restated Bylaws
Exhibit C	—	Form of Second Amended and Restated Certificate of Incorporation
Exhibit D	—	Form of Omnibus Equity Incentive Plan
Exhibit E	—	Form of Lock-up Agreement
Exhibit F	—	Form of Amended and Restated Registration Rights Agreement
Exhibit G	—	Form of Indemnification Agreement
Exhibit H	—	Form of Investor Rights Agreement

Purchaser Disclosure Letter
Seller Disclosure Letter

A-iv

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of June 25, 2018, is made by and between JFL-NRC-SES Partners, LLC, a Delaware limited liability company (the “Seller”), and Hennessy Capital Acquisition Corp. III, a Delaware corporation (the “Purchaser”). The Seller and the Purchaser are each referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S E T H:

WHEREAS, the Seller owns all of the outstanding membership interests of NRC Group Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to acquire from the Seller, all of the issued and outstanding membership interests of the Company (collectively, the “Membership Interests”);

WHEREAS, in furtherance of the acquisition of the Membership Interests by the Purchaser and in accordance with the terms hereof, the Purchaser shall provide an opportunity to its stockholders to have their Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Purchaser Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of the Purchaser for the Transactions (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution of this Agreement, the Purchaser has entered into a Backstop and Subscription Agreement (the “Backstop and Subscription Agreement”, a copy of which has been provided to the Seller) with the subscriber named therein, dated as of the date hereof, pursuant to which, among other things, the subscriber named therein has agreed to (i) subscribe for and purchase shares of Purchaser Common Stock in the open market or in privately negotiated transactions with third parties, (ii) subscribe for and purchase from the Purchaser, newly issued 7.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share and with the terms set forth in the form of certificate of designations attached as Exhibit A (the “Certificate of Designations” and, such shares, the “Preferred Shares”), (iii) not transfer or otherwise redeem any of its shares of Purchaser Common Stock and (iv) vote any of its shares of Purchaser Common Stock in favor of certain matters (including the Transactions and certain other proposals of the Purchaser in respect of the Proxy Statement), all on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, the Purchaser, Hennessy Capital Partners III LLC (the “Sponsor”), and J.F. Lehman & Company, LLC (“JFL”) have entered into a Subscription Agreement (the “JFL Subscription Agreement”), dated as of the date hereof, pursuant to which, among other things, JFL has the right to subscribe for, and purchase from the Purchaser, newly issued Preferred Shares and shares of Purchaser Common Stock;

WHEREAS, concurrently with the execution of this Agreement, the Purchaser, the Seller, the Sponsor and the other Founder Stockholders have entered into a Voting and Support Agreement (the “Founder Voting Agreement”), dated as of the date hereof, pursuant to which, among other things, the Sponsor and the other Founder Stockholders have agreed to vote their shares of the Purchaser Common Stock in favor of the Purchaser Stockholder Approval and certain other proposals of the Purchaser contemplated to be included in the Proxy Statement, all on the terms and subject to the conditions set forth therein; and

WHEREAS, concurrently with the execution of this Agreement, the Purchaser and the Sponsor have also delivered to the Seller a Sponsor Warrant Exchange and Share Forfeiture Agreement (the “Exchange and Forfeiture Agreement”), whereby the Sponsor has agreed that immediately prior to the Closing, subject to the terms and conditions set forth therein, (a) the Sponsor shall exchange all of the Sponsor Warrants for 1,920,000 newly issued shares of the Purchaser Common Stock, and (b) the Sponsor shall transfer to the Purchaser for forfeiture, the Sponsor Forfeited Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I
DEFINITIONS

“Acquired Entities” means the Company, together with each Subsidiary of the Company.

“Action” means any action, lawsuit, claim, suit, arbitration, hearing, examination or judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, or by or before any Governmental Authority.

“Additional Purchaser SEC Reports” has the meaning set forth in Section 5.17.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Acquisition Adjustments” means an amount equal to the sum of (a)(i) 50% multiplied by (ii) the aggregate of all Individual Acquisition Adjustments, (b) the aggregate consideration paid by the Seller or any Acquired Entity in connection with any Interim Acquisition Agreement upon consummation of such transaction or thereafter if paid prior to the Closing, together with any out-of-pocket transaction expenses related to any Interim Acquisition Transaction (not to exceed $2,000,000 in the aggregate unless otherwise approved by the Purchaser, such approval not to be unreasonably withheld, conditioned or delayed, provided, however, that any out-of-pocket expenses related to the Potential Acquisition shall not be included in calculating such limitation) and (c) $10,000,000 if the Potential Acquisition has been consummated at or prior to the Closing.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.03(c).

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Purchaser, in substantially the form attached hereto as Exhibit A.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of the Purchaser, filed with the Delaware Secretary of State on June 22, 2017.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including each of the Investor Agreements, the Exchange and Forfeiture Agreement, the Founder Voting Agreement and the documents entered in connection therewith.

“Backstop and Subscription Agreement” has the meaning set forth in the recitals.

“Balance Sheet Date” means March 31, 2018.

“Business” means the businesses of the Acquired Entities as conducted as of the date hereof and as of the Closing.

“Business Combination” has the meaning set forth in Section 5.15.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

“Capital Expenditures” means those expenditures described on the capital expenditure budget for the Acquired Entities set forth on Section 1.1(a) of the Seller Disclosure Letter and such other expenditures as may be approved by the Purchaser (which approval may be withheld at the Purchaser’s sole discretion), in each case, including any amounts paid by an Acquired Entity, in respect of settling (but not prosecuting or defending) any pending or threatened Action related to any such Capital Expenditure or otherwise expended in furtherance of obtaining or maintaining (but not in respect of any pending or threatened Action) any Permit necessary for any facility to which any such Capital Expenditures relate.

“Cash” means the sum, as of the Effective Time, of all cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent liquid assets of any nature of the Acquired Entities, as determined in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the Financial Statements.

“Cash Purchase Price” means the positive amount equal to (a) the Final Purchaser Trust Amount, plus (b) the Preferred Offering Proceeds (if any), plus (c) the Common Offering Proceeds (if any), minus (d) unpaid Purchaser Transaction Expenses; provided, however, that to the extent, as a result of the proviso in the definition of Purchase Price Common Stock, the Cash Purchase Price plus the Purchase Price Common Stock multiplied by the Per Share Price is greater than the Total Purchase Price, then the Cash Purchase Price will be reduced by an amount equal to such excess.

“Certificate of Designations” has the meaning set forth in the recitals.

“Claims” has the meaning set forth in Section 5.15.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Statement” has the meaning set forth in Section 2.03(c).

“Code” means the Internal Revenue Code of 1986.

“Combination” means the (a) contribution by JFL-NRC Partners, LLC of all of the equity interests of JFL-NRC Holdings, LLC to the Seller in exchange for equity interests in the Seller, and (b) contribution by JFL-SES Partners, LLC of all of the equity interests of SES Holdco, LLC to the Seller in exchange for equity interests in the Seller, in each case, pursuant to the Contribution Agreement.

“Common Offering” means, collectively, the offering of shares of Purchaser Common Stock pursuant to the Investor Agreements.

“Common Offering Proceeds” means the amount of gross proceeds from the Common Offering received by the Purchaser for newly issued shares of the Purchaser Common Stock (which amount, for the avoidance of doubt, will not be reduced for the payment by any Person of any fees (including any up-front commitment fee), commissions, expenses, other amounts or Taxes or the withholding of such amounts in connection therewith).

“Company” has the meaning set forth in the recitals.

“Company Indemnitees” has the meaning set forth in Section 9.01(a).

“Company Transaction Expenses” means all out-of-pocket fees and expenses including all legal, accounting and other consulting fees and expenses, incurred or payable by or on behalf of the Seller or any Acquired Entity incident to (a) the preparation and filing of the Proxy Statement and any ancillary documents related thereto, including fees and expenses related to the preparation of any financial statements included in the Proxy Statement and responding to comments from the SEC, and (b) preparing the Company to be a subsidiary of a publicly traded company as of the Closing; provided, however, that unless mutually agreed by the Parties, Company Transaction Expenses shall not exceed $2,500,000.

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, databases, compilations, data files, user interfaces, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all documentation, including user manuals, relating to the foregoing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 22, 2018, by and between the Purchaser and JFL-NRC Holdings, LLC.

“Contracts” means all legally binding contracts, leases, mortgages, notes, indentures, commitments, agreements, licenses and arrangements.

“Contribution Agreement” means the Joint Contribution and Subscription Agreement, dated as of June 7, 2018, by and among JFL-NRC Partners, LLC, JFL-SES Partners, LLC and the Seller.

“Copyrights” means all copyrights, including all U.S. and foreign published and unpublished works of authorship (including Computer Software), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 11, 2018, by and among the Company, certain of its Subsidiaries, the lenders party thereto and BNP Paribas, as Administrative Agent and Collateral Agent thereunder.

“Data” means all data contained in the IT Systems or otherwise used by any Acquired Entity (including all User Data) and all other information and data compilations used by, or necessary to the Business.

“Direct Subscription Agreements” means direct subscription agreements with respect to the issuance of Preferred Shares entered into pursuant to the terms of the Backstop and Subscription Agreement and Section 5.12(c).

“Disclosure Letters” means the Seller Disclosure Letter and Purchaser Disclosure Letter, collectively.

“Dividend Recapitalization” means the making of the 2018 Dividend (as such term is defined in the Credit Agreement), any borrowings under the Credit Agreement and the payment of any fees and expenses, in each case, associated with the making of the 2018 Dividend.

“Effective Time” has the meaning set forth in Section 2.05.

“Entity” means a Person that is not a natural Person.

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, action, cause of action, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party alleging violations of Environmental Laws, or liability based on exposure to or the presence of, Releases of Hazardous Materials (a) at, on or from any Real Property or (b) from or onto any facilities which received Hazardous Materials generated or transported by the Company or any of its Subsidiaries.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure to, and disposal of Hazardous Materials.

“Equityholder Approval” has the meaning set forth in Section 5.16.

“ERISA” means of the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a trade or business (whether or not incorporated): (a) which together with an Acquired Entity is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code; or (b) which is under common control (within the meaning of Section 4001(b)(1) of ERISA) with an Acquired Entity.

“Excess Capital Expenditures Adjustment” means the greater of 0 and the difference between (a) the aggregate amount of Capital Expenditures made prior to the Closing, and (b) $7,182,000, provided that the aggregate amount of the Excess Capital Expenditures Adjustment will not exceed $3,500,000 unless the Purchaser provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any such accelerated capital expenditures being in excess of the $3,500,000 aggregate total adjustment limitation.

“Excess Purchaser Expenses Amount” means the amount, if any, by which the Purchaser Transaction Expenses less Seller-Paid Purchaser Transaction Expenses exceeds $20,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange and Forfeiture Agreement” has the meaning set forth in the recitals.

“Federal Securities Laws” has the meaning set forth in Section 5.08(c).

“Final Purchaser Trust Amount” has the meaning set forth in Section 2.03(a).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“FIRPTA Certificate” has the meaning set forth in Section 5.14.

“Founder Letter Agreement” has the meaning set forth in Section 5.13.

“Founder Stockholder” means each person who is a “Stockholder” under the Founder Voting Agreement.

“Founder Voting Agreement” has the meaning set forth in the recitals.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved; provided, however, that with respect to the Acquired Entities, GAAP will only include those accounting principles or practices that would be required under GAAP for a private company as established by the Private Company Council and the Financial Accounting Standards Board.

“Government Bid” means any proposal or offer, solicited or unsolicited made by an Acquired Entity at any time in the one year period prior to the Closing Date which, if accepted by the offeree, would result in a Government Contract. A Government Bid: (a) includes any proposal or offer made by an Acquired Entity that has been accepted by the offeree but has not resulted in a Government Contract prior to the Closing Date; and (b) does not include any proposal or offer made by an Acquired Entity that has been accepted and has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any Contract of an Acquired Entity under which the Acquired Entity has performance obligations to (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor to any Governmental Authority, or (c) any subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means: (a) those substances defined in or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials of concern or wastes under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated byphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period (including any extensions) thereunder, if required.

“Improvements” shall have the meaning set forth in Section 3.08(d).

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

“Indebtedness” means, without duplication, the unsatisfied liabilities or obligations of the Acquired Entities, whether contingent or otherwise (including penalties, interest and premiums): (a) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) evidenced by bonds, notes, debentures or similar instruments; (c) constituting a capital lease as determined by GAAP; (d) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations to the extent such obligations are payable as a result of the consummation of the Transactions; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (g) all obligations with respect to swaps, collars, hedges and other derivative instruments or agreements; (h) amounts drawn on letters of credit and bankers’ acceptances; (i) unfunded pension liabilities; (j) payables owing to Affiliates (other than another Acquired Entity); and (k) guarantees of the liabilities described in clauses (a) through (j) above of any other Person; provided, however, that each of (i) trade accounts payable and other ordinary course operating liabilities, (ii) Income Taxes, (iii) any outstanding surety or performance bonds (to the extend undrawn) or letters of credit (to the extent undrawn) and (iv) any liabilities or obligations owed by one Acquired Entity to another Acquired Entity, shall not constitute Indebtedness.

“Individual Acquisition Adjustment” means, with respect to any Interim Acquisition Transaction, the greater of 0 and an amount equal to (a)(i) the adjusted, normalized earnings before income tax, depreciation and amortization (as defined by a Quality of Earnings Report prepared for the benefit of the Seller or an Acquired Entity) for the previous trailing 12 months, or a number mutually agreed to by the Purchaser and the Seller, of the business, assets or entity being acquired in such Interim Acquisition Transaction multiplied by (ii) eight, minus (b) the aggregate consideration paid or to be paid (including any deferred purchase price payment obligations, including all promissory notes, earn-outs or other similar contingent payment obligations) by or on behalf of an Acquired Entity in connection with such Interim Acquisition Transaction; provided, however, that any deferred purchase price payment obligation constituting a contingent payment obligation shall be excluded from the calculation of the Individual Acquisition Adjustment for all purposes in the event the adjusted, normalized earnings before income tax, depreciation and amortization or other measure of financial performance (as defined in the applicable definitive documents related to such contingent deferred payment obligation) of the acquired business, assets or entity during the applicable measurement period is greater than the adjusted normalized earnings before income tax, depreciation and amortization or other measure of financial performance for the previously trailing 12 months of the business, assets or entity being acquired; provided, further, that notwithstanding anything herein to the contrary, the Parties agree that Section 1.1(b) of the Seller Disclosure Letter sets forth the calculation of the Individual Acquisition Adjustment with respect to the Potential Acquisition. For the sake of clarity, the aggregate consideration in clause (b) above does not include out-of-pocket transaction expenses paid or incurred by the Acquired Entity.

“Intellectual Property” means: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights; and (e) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Interim Acquisition Transaction” means an acquisition by an Acquired Entity of the business, assets (other than assets acquired in the Ordinary Course of Business for use by the Acquired Entities in the Business) or equity of another Person, in each case with respect to which such transaction has either (a) been consummated following the date of this Agreement or at or prior to the Closing or (b) a binding definitive acquisition agreement to effect such transaction has been entered into following the date of this Agreement or at or prior to the Closing and such transaction is continuing to be pursued as of the Closing; provided, however, that the Purchaser has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to such Interim Acquisition Transaction, including as to the material economic terms and conditions of the definitive acquisition agreement for such Interim Acquisition Transaction and without limitation of other reasonable Purchaser consent consideration factors, the Purchaser shall be entitled to reasonably consider the impact the proposed Interim Acquisition Transaction (including the sources and uses of funds to effect such Interim Acquisition Transaction) would have on the consolidated balance sheet of the Acquired Entities and the availability of funds and resulting restrictions under the Credit Agreement, and the ability of the Parties to satisfy the conditions set forth in Article VI; provided further, Purchaser hereby provides its consent to the Potential Acquisition being an Interim Acquisition Transaction and notwithstanding anything herein to the contrary, so long as the Potential Acquisition is continuing to be pursued the Potential Acquisition shall not be subject to the requirements of clauses (a) or (b) of this definition (except that the requirement that the Potential Acquisition must either be consummated or continuing to be pursued as of the Closing in order to be an Interim Acquisition Transaction shall still apply). Notwithstanding anything to the foregoing, in no event shall any Interim Acquisition Transaction include any such transaction that would, individually or when taken together with all other Interim Acquisition Transactions, require new financial information to be included in the Proxy Statement under Regulation S-X (including Rule 3-05 or Article 11 thereof) of the SEC, unless the Purchaser has provided its prior written consent (which consent may be withheld at the Purchaser’s sole discretion), provided, however that the Parties agree that the Potential Acquisition does not require any new financial information to be included in the Proxy Statement under Regulation S-X (including Rule 3-05 or Article 11 thereof) of the SEC.

“Investigation” means any administrative, civil, criminal or other inquiry, review, indictment or investigation by any Governmental Authority.

“Investor Agreements” means the Backstop and Subscription Agreement, the JFL Subscription Agreement, any Direct Subscription Agreements entered into in accordance with Section 5.12(c) and any other subscription agreement to acquire shares of Purchaser Common Stock to be entered into in accordance with Section 5.12(c).

“IPO” has the meaning set forth in Section 5.15.

“IT Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Computer Software, hardware and equipment (including all databases, firmware and related documentation), necessary for or otherwise material to the Business.

“JFL Subscription Agreement” has the meaning set forth in the recitals.

“Law” means any law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.08(b).

“Liens” means any pledges, claims, liens, charges, mortgages, easements, encumbrances, security interests or other similar restrictions.

“Management Incentive Plan” has the meaning set forth in Section 5.08(c).

“Material Adverse Effect” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (a) has had a material adverse effect on the Business, condition (financial or otherwise), results of operations, properties, assets or liabilities of the Acquired Entities, taken as a whole, or (b) has or would reasonably be expected to prevent, materially impair or materially delay beyond the Termination Date the Seller from consummating the Transactions; provided, however, that “Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (i) the entry into or announcement or pendency of this Agreement or the Transactions, in each case, including (A) by reason of the identity of, or facts or circumstances relating to the Purchaser or any of its Affiliates, (B) by reason of any communication by the Purchaser or any of its Affiliates regarding the plans or intentions with respect to the conduct of the Business following Closing and (C) the impact of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (ii) effects, changes, events, developments, circumstances or conditions that generally affect the industry in which the Acquired Entities operate; (iii) general business or economic conditions; (iv) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack; (v) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates); (vi) changes in GAAP; (vii) changes in Law or other binding directives issued by any Governmental Authority; (viii) earthquakes, hurricanes, floods, or other natural disasters; (ix) any matter of which the Purchaser is aware on the date hereof; (x) acts or omissions of the Seller or any Acquired Entity carried out (or omitted to be carried out) pursuant to this Agreement or at the request of the Purchaser or otherwise consented to by the Purchaser; or (xi) the failure, in and of itself, of the Acquired Entities to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that with respect to each of clauses (ii) through (vii), any effect, change, event, development or circumstance referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, change, event, development or circumstance has a disproportionate effect on the Acquired Entities compared to other participants in the industries in which such Acquired Entities primarily conduct their businesses (in which case only such disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customer” has the meaning set forth in Section 3.20.

“Material Supplier” has the meaning set forth in Section 3.20.

“Material Tangible Property” has the meaning set forth in Section 3.08(a).

“Membership Interests” has the meaning set forth in the recitals.

“Net Working Capital” means (a) the sum of the items listed as “current assets” (other than Cash) of the Acquired Entities on Section 1.1(c) of the Seller Disclosure Letter minus (b) the sum of the items listed as “current liabilities” (other than Indebtedness, Seller Transaction Expenses or Purchaser Transaction Expenses) of the Acquired Entities on Section 1.1(c) of the Seller Disclosure Letter, in each case, as of the Effective Time, and prepared on a consolidated basis from the books and records of the Acquired Entities in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the Financial Statements; provided, however, that in no event shall Net Working Capital include any Cash, Indebtedness, Purchaser Transaction Expenses, Seller Transaction Expenses, Income Taxes, Company Transaction Expenses or any deferred Tax assets and liabilities. A sample calculation of Net Working Capital is contained in Section 1.1(c) of the Seller Disclosure Letter.

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds $48,546,000 or (b) the amount by which Net Working Capital is less than $48,546,000, provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Non-Trust Expense Account” means funds held by Purchaser for payment of expenses in an account outside of the Purchaser Trust.

“NYSE” means the NYSE American (f/k/a NYSE MKT) market (or its successor).

“Offer” has the meaning set forth in the recitals.

“Offer Documents” has the meaning set forth in Section 5.08(c).

“Ordinary Course of Business” means, with respect to any Person, actions that are materially consistent with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Overpaid Pre-Closing Income Taxes” means the aggregate amount of the excess (if any) of: (a) estimated or other payments made prior to the Closing Date for Income Taxes attributable to any Pre-Closing Tax Period of any of the Acquired Entities; over (b) Income Taxes attributable to any Pre-Closing Tax Period of any of the Acquired Entities.

“Outstanding Indebtedness” means, without duplication, the amount of any Indebtedness outstanding as of the Effective Time.

“Owned Intellectual Property” means the Intellectual Property owned by the Acquired Entities.

“Owned Real Property” has the meaning set forth in Section 3.08(c).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means all U.S. and foreign inventions and discoveries, and all patents and patent applications therefor, including utility, utility model and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as divisions, continuations, continuations-in-part, reissues, re-examination applications, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Per Share Price” means a number equal to the quotient of (a) the Purchaser Trust Amount then on deposit (without giving effect to any redemptions and including interest net of Taxes payable thereon) as of two Business Days prior to the Closing Date, divided by (b) the number of Public Shares of the Purchaser Common Stock then outstanding (without giving effect to any redemptions or the Transactions).

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any Acquired Entity to own, lease and operate its properties or to carry on the Business.

“Permitted Lien(s)” means (a) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that (i) are set forth in title insurance commitments made available to the Purchaser, or (ii) do not materially detract from the value of, or materially impair the use of, such property by the Acquired Entities in the operation of their respective businesses, or other exceptions with respect to title to the Real Property (including easements and other matters of public record) that do not materially interfere with the current and currently intended use of such Real Property, (b) Liens (i) of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen or (ii) for wages of masters, crews or stevedores, in each case arising in the Ordinary Course of Business, (c) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Acquired Entities or which are set forth on Section 1.1(d) of the Seller Disclosure Letter, (d) Liens securing purchase money Indebtedness incurred in the Ordinary Course of Business or otherwise related to the Credit Agreement, (e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (f) deposits by or on behalf of any Acquired Entity to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, including Liens in respect of bonds or other securities posted to prevent or secure the release of the arrest of a vessel, (g) licenses of Intellectual Property granted in the Ordinary Course of Business, which do not in any case materially detract from the value of the Intellectual Property subject thereto, (h) Liens created by, or on behalf of, the Purchaser, (i) Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law, (j) other Liens set forth on Section 1.1(d) of the Seller Disclosure Letter; and (k) with respect to vessels: (i) Liens arising in the Ordinary Course of Business and not incurred in connection with Indebtedness for necessaries (as defined in 46 U.S.C. § 31301) and other Liens arising out of the operation, maintenance and repair of vessels, provided the same are discharged in the Ordinary Course of Business; (ii) Liens for general average, salvage and contract salvage; (iii) Liens in favor of a charterer of a vessel arising by operation of law, (iv) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance, (v) Liens for damages arising from maritime torts, and (vi) Liens for wages of the vessel’s crew.

“Person(s)” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Personnel” has the meaning set forth in Section 3.09(i).

“Plans” has the meaning set forth in Section 3.13(a).

“Potential Acquisition” means that certain Interim Acquisition Transaction described on Section 1.1(e) of the Seller Disclosure Letter.

“Potential Acquisition Earnout Amount” has the meaning set forth in Section 5.18(b).

“Potential Acquisition Earnout Requirements” means the metrics set forth in Section 1.1(e) of the Seller Disclosure Letter required to be obtained in order for any portion of the Potential Acquisition Earnout Amount to be payable pursuant to Section 5.18.

“Pre-Closing Tax Period” means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or prior to the Closing Date.

“Preferred Offering” means the offering of Preferred Shares pursuant to the Backstop and Subscription Agreement, the JFL Subscription Agreement, and any Direct Subscription Agreement entered into in accordance with Section 5.12(c).

“Preferred Offering Proceeds” means the amount of gross proceeds from the Preferred Offering received by the Purchaser for Preferred Shares (which amount, for the avoidance of doubt, will not be reduced for the payment by any Person of any fees (including any up-front commitment fee), commissions, expenses, other amounts or taxes or the withholding of such amounts in connection therewith).

“Preferred Shares” has the meaning set forth in the recitals.

“Preliminary Proxy Statement” means the preliminary proxy statement of the Purchaser to be initially filed with the SEC in connection with the Transactions.

“Privacy Policy” means each external or internal, past or present privacy policy of each Acquired Entity, including any policy relating to: (a) the privacy of users of any Computer Software or product of the Acquired Entities; (b) the collection, storage, disclosure or transfer of any User Data; and (c) any employee information.

“Prospectus” means that certain final prospectus of the Purchaser, dated June 22, 2017 and filed June 23, 2017, prepared, filed and made available to the public in accordance with applicable Federal Securities Laws.

“Proxy Statement” has the meaning set forth in Section 5.08(a).

“Public Shares” means the 25,665,000 shares of Purchaser Common Stock issued and sold as part of Purchaser units in the IPO contemplated by the Prospectus.

“Public Stockholders” has the meaning set forth in Section 5.15.

“Public Warrants” means the warrants to purchase up to 19,248,750 shares of the Purchaser Common Stock at an issue price of $11.50 per share, which are listed on the NYSE under the ticker symbol “HCAC WS”.

“Purchase Price Common Stock” means a number of shares, rounded up to the nearest whole number, of Purchaser Common Stock equal to the quotient of (a) the positive amount equal to (i) the Total Purchase Price minus (ii) the Cash Purchase Price, divided by (b) the Per Share Price; provided, however, that, subject to the proviso in the definition of Cash Purchase Price, in no event will the shares of Purchaser Common Stock issued as Purchase Price Common Stock be less than 20% of the shares of Purchaser Common Stock outstanding as of immediately prior to the Closing (without giving effect to the Transactions).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Acquisition Transaction” has the meaning set forth in Section 5.07.

“Purchaser Balance Sheet” has the meaning set forth in Section 4.06(c).

“Purchaser Common Stock” means shares of common stock of the Purchaser, par value $0.0001 per share.

“Purchaser Disclosure Letter” means a letter referencing the appropriate section or clause of this Agreement and delivered by the Purchaser to the Seller on or prior to the date hereof, as may be subsequently amended in accordance with the terms of this Agreement.

“Purchaser Governing Documents” has the meaning set forth in Section 5.08(a).

“Purchaser MAE” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (a) has had a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations, properties, assets or liabilities of the Purchaser and its Subsidiaries, taken as a whole, or (b) has or would reasonably be expected to prevent, materially impair or materially delay beyond the Termination Date the Purchaser or the Sponsor from consummating the Transactions; provided, however, that “Purchaser MAE” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Purchaser MAE: (i) general business or economic conditions; (ii) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates); (iii) changes in GAAP; (iv) changes in Law or other binding directives issued by any Governmental Authority; (v) any matter of which the Seller is aware on the date hereof; and (vi) acts or omissions of the Purchaser carried out (or omitted to be carried out) pursuant to this Agreement or at the request of the Seller.

“Purchaser Parties” has the meaning set forth in Section 10.03.

“Purchaser SEC Reports” has the meaning set forth in Section 4.06(a).

“Purchaser Stockholder Approval” means the affirmative vote of a majority of the votes cast by the Purchaser’s stockholders present in person or represented by proxy to approve this Agreement at the Special Meeting.

“Purchaser Transaction Expenses” means all out-of-pocket (a) fees and expenses incurred or payable by the Purchaser or paid by or on behalf of the Purchaser as Seller-Paid Purchaser Transaction Expenses incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and any commissions, commitment or other fees or expenses under or in connection with the Investor Agreements or consummation of the transactions contemplated thereby, (b) the premium for and any other fees and expenses of the Purchaser incident to obtaining a “tail” directors’ and officers’ liability insurance policy pursuant to Section 9.01(c), (c) fees and expenses, if any, payable under the Credit Agreement to secure any waiver, consent, notice or approval thereunder for the consummation of the Transactions, in each case to the extent payable in connection with the consummation of the Transactions, and (d) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval. For the sake of clarity and notwithstanding any provision that may be read to the contrary contained herein, the Purchaser Transaction Expenses shall not include expenses of the Acquired Entities or the Seller other than Seller-Paid Purchaser Transaction Expenses.

“Purchaser Trust” means that certain trust account of the Purchaser with Continental Stock Transfer & Trust Company, acting as trustee, established under the Purchaser Trust Agreement.

“Purchaser Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 22, 2017, by and between the Purchaser and Continental Stock Transfer & Trust Company, and delivered to the Seller prior to the date hereof.

“Purchaser Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Purchaser Trust (including any amounts contributed to the Purchaser Trust in connection with the exercise of the underwriters’ over-allotment option in the IPO (as described in the Prospectus)).

“Purchaser’s Knowledge” or any similar phrase, with respect to the Purchaser, means the actual knowledge of Kevin Charlton, Daniel Hennessy and Nicholas Petruska.

“Real Property” has the meaning set forth in Section 3.08(c).

“Real Property Lease” means a lease or sublease under which an Acquired Entity leases or subleases real property from a third party.

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; provided, that in no event shall the term Regulatory Approvals include the filing of, or securing effectiveness of the Proxy Statement.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment, in violation of Environmental Laws.

“Released Party” has the meaning set forth in Section 10.17.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Required Information” means (a) (i) the GAAP audited consolidated balance sheets of JFL-NRC Holdings, LLC and its Subsidiaries as at December 31, 2016 and 2017 and the related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows for each 12-month period then ended, audited in accordance with Public Company Accounting Oversight Board (PCAOB) auditing standards and compliant with all applicable requirements of Regulation S-X of the SEC; (ii) the GAAP audited consolidated balance sheets of SES Holdco, LLC and its Subsidiaries as at December 31, 2016 and 2017 and the related statements of operations, changes in members’ capital, and cash flows for each 12-month period then ended, audited in accordance with Public Company Accounting Oversight Board (PCAOB) auditing standards and compliant with all applicable requirements of Regulation S-X of the SEC; (iii) the GAAP unaudited consolidated balance sheet of JFL-NRC Holdings, LLC and its Subsidiaries as at the Balance Sheet Date and the related statement of operations for the three-month period then ended (which shall have been reviewed by Seller’s independent accountants as provided in SAS 100 and comply with all applicable requirements of Regulation S-X of the SEC); and (iv) the GAAP unaudited consolidated balance sheet of SES Holdco, LLC and its Subsidiaries as at the Balance Sheet Date and the related statement of operations for the three-month period then ended (which shall have been reviewed by Seller’s independent accountants as provided in SAS 100 and comply with all applicable requirements of Regulation S-X of the SEC); (b) the GAAP unaudited consolidated balance sheets and related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows (which shall have been reviewed by Seller’s independent accountants as provided in SAS 100 and comply with all applicable requirements of Regulation S-X of the SEC) for each of (i) JFL-NRC Holdings, LLC and its Subsidiaries and (ii) SES Holdco, LLC and its Subsidiaries for each subsequent fiscal quarter after March 31, 2018 that ends at least 45 days prior to the Closing Date; (c) the audited and unaudited financial statements and other financial information of businesses acquired or to be acquired by the Acquired Entities (including in an Interim Acquisition Transaction) to the extent required to be included in the Proxy Statement under Regulation S-X of the SEC; and (d) all financial information relating to Seller and the Acquired Entities (and, in the case of clause (c), any businesses acquired or to be acquired by the Acquired Entities) as may be required to prepare pro forma financial statements and customary

“Management’s Discussion and Analysis of Financial Conditions and Results of Operations” disclosures for inclusion in the Proxy Statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Purchaser, in substantially the form attached hereto as Exhibit C.

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Letter” means a letter of the Company referencing the appropriate section or clause of this Agreement and delivered by the Seller to the Purchaser on or prior to the date hereof, as may be subsequently amended in accordance with the terms of this Agreement.

“Seller-Paid Purchaser Transaction Expenses” means any Purchaser Transaction Expenses paid at or prior to the Closing by the Seller or any Acquired Entity or any of their respective Affiliates or Representatives with the written consent of the Purchaser, including any Purchaser Transaction Expense paid in connection with or with respect to the Investor Agreements or the Proxy Statement. The Purchaser agrees that as of the date of this Agreement the Seller has incurred the Seller-Paid Purchaser Transaction Expenses set forth in Section 1.1(g) of the Seller Disclosure Letter, all of which have been deemed to have been incurred with the written consent of the Purchaser.

“Seller Parties” has the meaning set forth in Section 10.03.

“Seller Transaction Expenses” means all of the Seller’s or any Acquired Entity’s out-of-pocket and unpaid (a) fees and expenses incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, (b) fees and expenses related to the entry into the and consummation of the Combination, the Dividend Recapitalization and Credit Agreement (but not any such fees and expenses incurred solely as a result of consummation of the Transactions), (c) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval for the consummation of the Transactions, and (d) fees and expenses related to any transaction, sale or stay bonus, success, retention, change of control, severance, phantom equity or other payment (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such payments) incurred or payable in connection with the consummation of the Transactions; provided, however, that in no event will Seller Transaction Expenses include any fees or expenses that are Company Transaction Expenses or Purchaser Transaction Expenses.

“Seller’s Knowledge” or any similar phrase, with respect to the Seller or the Acquired Entities, means the actual knowledge of Christopher Swinbank, Robert Nelson, III, Philip Bowman, Jonathan Selden and Joseph Peterson.

“Special Meeting” means the special meeting of stockholders to be held by the Purchaser to approve the matters set forth in the Proxy Statement.

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Forfeited Shares” means the number of Sponsor Shares to be forfeited to the Company by the Sponsor in accordance with the Exchange and Forfeiture Agreement, such number being 1,920,000.

“Sponsor Shares” means the shares of the Purchaser Common Stock held by the Sponsor as of immediately prior to the Closing.

“Sponsor Warrants” means the 9,600,000 private placement warrants held by the Sponsor to purchase 9,600,000 shares of the Purchaser Common Stock at an issue price of $11.50 per share held by the Sponsor, which Sponsor Warrants will be exchanged for 1,920,000 shares of the Purchaser Common Stock in accordance with the Exchange and Forfeiture Agreement.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

“Subsidiary Interests” has the meaning set forth in Section 3.01(c).

“Tax” or “Taxes” means any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, goods and services, harmonized sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, customs, capital stock, occupation, severance, windfall profits, stamp, license, social security, goods and services harmonized sales, escheat payments, and other taxes imposed by the United States or Canada or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or Canada or any such government, and any interest, penalty, or addition to tax attributable to any of the foregoing.

“Tax Return” means any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax Return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax, including any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.03(b).

“Total Purchase Price” has the meaning set forth in Section 2.02.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Trademarks” means all U.S., state, and foreign trademarks, service marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, whether registered or unregistered, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the sale and transfer of the Membership Interests by the Seller to the Purchaser, the issuance of securities of the Purchaser pursuant to the Investor Agreements and the exchange and forfeiture of securities of the Purchaser pursuant to the Exchange and Forfeiture Agreement.

“Updated Seller Disclosure Letter” has the meaning set forth in Section 5.02.

“Unpaid Pre-Closing Income Taxes” mean the aggregate amount of the excess (if any) of: (a) Income Taxes attributable to any Pre-Closing Tax Period of any of the Acquired Entities; over (b) estimated or other payments made prior to the Closing Date for Income Taxes attributable to any Pre-Closing Tax Period of any of the Acquired Entities.

“U.S. Citizen” means a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

“U.S. Maritime Laws” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

“User Data” means any Personal Data or other data or information collected by or on behalf of any Acquired Entity from users of any Computer Software or products of the Acquired Entities.

“Waivers” has the meaning set forth in Section 5.16.

ARTICLE II
TERMS OF PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Liens (except for (a) Liens created by, or on behalf of, the Purchaser and (b) Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law), and the Purchaser shall purchase and acquire from the Seller, the Membership Interests.

Section 2.02 Total Purchase Price. The aggregate purchase price for the Membership Interests shall be (a) an amount equal to (i) $662,500,000, plus (ii) any Cash, plus (iii) any Company Transaction Expenses paid in connection with the Closing, plus (iv) any Seller-Paid Purchaser Transaction Expenses, plus (v) any Excess Purchaser Expenses Amount, minus (vi) any Outstanding Indebtedness, plus (vii) any Net Working Capital Adjustment (which may be a negative number thereby reducing the Total Purchase Price), plus (viii) any Excess Capital Expenditures Adjustment, minus (ix) any Seller Transaction Expenses plus (x) any Aggregate Acquisition Adjustments, minus (xi) any Unpaid Pre-Closing Income Taxes, plus (xii) any Overpaid Pre-Closing Income Taxes (the “Total Purchase Price”) and (b) any post-Closing payments payable to the Seller pursuant to Section 5.18. The Total Purchase Price will be comprised of (a) the Cash Purchase Price and (b) the Purchase Price Common Stock.

Section 2.03 Closing Payment.

(a) No later than 6:00 pm local time in New York, NY on the date on which the Offer has concluded, the Purchaser shall notify the Seller in writing of the Purchaser

Trust Amount upon conclusion of the Offer, as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes in connection therewith (the “Final Purchaser Trust Amount”).

(b) At least five Business Days prior to the Closing, the Seller shall deliver to the Purchaser a written schedule setting forth the Seller’s good faith estimate as of the Closing, together with reasonable supporting detail, of (i) the Seller Transaction Expenses, (ii) Seller-Paid Purchaser Transaction Expenses, (iii) Company Transaction Expenses, (iv) any Net Working Capital Adjustment, (v) any Excess Capital Expenditures Adjustment, (vi) any Aggregate Acquisition Adjustments, (vii) any Unpaid Pre-Closing Income Taxes, (viii) any Overpaid Pre-Closing Income Taxes, (ix) Outstanding Indebtedness, and (x) Cash. At least two Business Days prior to the Closing, the Purchaser shall deliver to the Seller a written schedule setting forth the Purchaser’s good faith estimate as of the Closing, together with reasonable supporting detail, of (A) the unpaid Purchaser Transaction Expenses, (B) the Preferred Offering Proceeds and (C) the Common Offering Proceeds.

(c) Following receipt of the Final Purchaser Trust Amount and the estimates referenced in Section 2.03(b), and at least two Business Days prior to the Closing, the Seller shall deliver to the Purchaser a written schedule (the “Closing Statement”) setting forth the Seller’s good faith calculation, together with reasonable supporting detail, of (i) the Total Purchase Price and the components thereof, (ii) the Cash Purchase Price and the components thereof, (iii) the number of shares of Purchase Price Common Stock to be issued and (iv) the allocation (the “Allocation”) of the Total Purchase Price, any post-Closing payments payable to the Seller pursuant to Section 5.18 and any assumed liabilities treated as amounts realized and any other relevant amounts for U.S. federal income Tax purposes to the stock of each of NRC US Holding Company, LLC, NRC Int. Holding Company, LLC and SES Holdco, LLC. The Closing Statement shall also include a certificate signed by an authorized officer of the Seller, solely in such capacity and not in his personal capacity, certifying in writing that it has been prepared in good faith using the latest available financial information of the Acquired Entities. The Purchaser shall be entitled to review and make reasonable comments and revisions to the Closing Statement. The Seller will reasonably cooperate with the Purchaser in the review of the Closing Statement, including providing the Purchaser and its Representatives with reasonable access to the relevant books, records and employees of the Acquired Entities in order for the Purchaser to review the Closing Statement. The Seller will cooperate reasonably with the Purchaser to revise the Closing Statement to the extent necessary to reflect any of the Purchaser’s reasonable comments. If the Closing Statement is so revised, such revised Closing Statement, or if the Purchaser had no such comments, then the initial Closing Statement shall be deemed to be the final “Closing Statement,” in each case as approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed).

(d) At the Closing, the Purchaser shall pay or cause to be paid in cash, by wire transfer of immediately available funds:

(i) the Seller Transaction Expenses, in the amounts and to the accounts set forth in the Closing Statement;

(ii) the unpaid Purchaser Transaction Expenses, in the amounts and to the accounts set forth in the Closing Statement, which Purchaser Transaction Expenses shall first be paid from the Non-Trust Expense Account; and

(iii) the Cash Purchase Price, less the amount of the Seller Transaction Expenses paid pursuant to clause (i) above, to the accounts designated by the Seller and set forth in the Closing Statement.

Section 2.04 Purchase Price Common Stock. At the Closing, the Purchaser shall (a) issue to the accounts designated by the Seller in the Closing Statement the shares of Purchase Price Common Stock, free and clear of all Liens (except for (i) Liens created by, or on behalf of, the Purchaser and (ii) Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law), and (b) make appropriate book entries (to the accounts designated by the Seller in writing prior to Closing) evidencing the issuance to the Seller of the shares of the Purchaser Common Stock comprising the Purchase Price Common Stock, and evidence of the same shall be delivered to the Seller pursuant to one or more certificates to the foregoing effect, signed by a duly authorized officer of the Purchaser and delivered to the Seller at the Closing.

Section 2.05 Closing. Unless another date, location or time is mutually agreed upon by the Purchaser and the Seller, and subject to a party’s right to earlier terminate this Agreement as set forth in Article VII hereof, the consummation of the transactions contemplated hereby (“Closing”) shall take place at 9:00 a.m. local time on the third Business Day after satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VI other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions. The date on which the Closing takes place is herein referred to as the “Closing Date.” The Closing will be effective as of 12:01 a.m. New York time on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement to take place at the Closing shall be deemed to occur simultaneously at such time.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in (a) the Seller Disclosure Letter (it being understood that any information set forth in one section or subsection of the Seller Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of this Agreement) and (b) the Preliminary Proxy Statement, the Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 3.01 Organization and Qualification; Acquired Entities.

(a) Each of the Seller and each Acquired Entity is duly organized, validly existing and to the extent applicable in the respective jurisdiction, in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable) and has full corporate, limited liability or other applicable business entity power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. Each Acquired Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of the Business or its ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Acquired Entity is in default under or in violation of any material provision of such Acquired Entity’s Organizational Documents.

(c) Section 3.01(c) of the Seller Disclosure Letter lists, as of the date of this Agreement, each of the Acquired Entities, the interests of such Acquired Entity owned directly or indirectly by the Seller (the “Subsidiary Interests”), and its jurisdiction of organization or formation (as applicable). The Subsidiary Interests have been validly issued, fully paid and non-assessable.

Section 3.02 Capitalization.

(a) The Seller owns all of the Membership Interests, which Membership Interests are all of the issued and outstanding equity interests of the Company. Except for the Membership Interests, as of the date of this Agreement, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Acquired Entity is a party or is otherwise obligated relating to any equity securities of the Company.

(b) All of the issued and outstanding Membership Interests are duly authorized and validly issued and are fully paid, and were issued free and clear of any preemptive rights (except to the extent provided by applicable Law), restrictions on transfer (other than restrictions under the Organizational Documents of the Seller or the Company or of the Seller’s immediate members, applicable federal, state and other securities Laws), and are owned, beneficially and of record, by the Seller free and clear of all Liens (other than restrictions under applicable federal, state and other securities Laws).

(c) Section 3.02(c) of the Seller Disclosure Letter sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Acquired Entity and, to the Seller’s Knowledge, each joint venture to which an Acquired Entity is a party, owns, directly or indirectly, any equity or equity-related securities, and each such entity that is (i) a joint venture and (ii) that is not an Acquired Entity. Except as set forth in its Organizational Documents, all outstanding equity securities of each Acquired Entity and, to the Seller’s Knowledge, each joint venture to which an Acquired Entity is a party, in each case, (except to the extent such concepts are not applicable under the applicable Law of such Acquired Entity’s or joint venture’s jurisdiction of formation or organization) have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Acquired Entity), restrictions on transfer (other than restrictions under applicable federal, state, provincial and other securities Laws), or Liens (other than Permitted Liens) and, except with respect to each joint venture, are majority owned, beneficially and of record, by another Acquired Entity. Except as set forth on Section 3.02(c) of the Seller Disclosure Letter, there are no outstanding (i) equity securities of any Acquired Entity or, to the Seller’s Knowledge, of any joint venture to which an Acquired Entity is a party, (ii) securities of any Acquired Entity or, to the Seller’s Knowledge, of any joint venture to which an Acquired Entity is a party, having the right to vote on any matters on which the holders of equity securities of such Acquired Entity or joint venture may vote or which are convertible into or exchangeable for, at any time, equity securities of such Acquired Entity or joint venture, (iii) options or other rights to acquire from any Acquired Entity or, to the Seller’s Knowledge, any joint venture to which an Acquired Entity is a party, and no obligations of any such Acquired Entity or joint venture to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of such Acquired Entity or joint venture or (iv) proxies, voting agreements or other agreements or arrangements to which any Acquired Entity is a party or is otherwise obligated relating to any equity securities of any Acquired Entity or, to the Seller’s Knowledge, any joint venture to which an Acquired Entity is a party.

Section 3.03 Authority. The Seller has the requisite power and authority to execute, deliver and enter into this Agreement, and the Ancillary Agreements to which it is or will become a party, and to consummate the Transactions. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is or will become a party have been duly authorized by all necessary action on the part of the Seller. The Seller has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.

Section 3.04 No Conflict; Solvency.

(a) Except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, or with respect to any Plan, the execution and delivery of this Agreement by the Seller does not, the performance of this Agreement by the Seller will not, and the consummation of the Combination and the Dividend Recapitalization did not, (i) conflict with or result in any breach of any material provision of any Acquired Entity’s Organizational Documents or, to the Seller’s Knowledge, any Organizational Documents for any joint venture to which an Acquired Entity is a party, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract, (iii) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Acquired Entity or, to the Seller’s Knowledge, any joint venture to which any Acquired Entity is a party, except for any such Lien which, individually, or in the aggregate, would not have a Material Adverse Effect, or (iv) assuming that all Regulatory Approvals have been obtained, conflict with or violate any Law applicable to the Seller or any Acquired Entity or by which any property or asset of any Acquired Entity is bound or affected, except for any such violations which would not (A) result in a material liability on, or impose an injunction that is materially adverse to, the Acquired Entities, taken as a whole, or (B) prevent or delay beyond the Termination Date the consummation of the Transaction. The Combination and the Dividend Recapitalization have been consummated prior to the date hereof in accordance with the terms and conditions set forth in the Contribution Agreement and the Credit Agreement.

(b) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any material Regulatory Approval except for the requirements of the HSR Act, the Federal Securities Laws or any U.S. state securities or “blue sky” Laws, except where the failure to obtain such a Regulatory Approval would not (i) result in a material liability on, or impose an injunction that is materially adverse to, the Acquired Entities, taken as a whole or (ii) prevent or delay beyond the Termination Date the consummation of the Transactions. No material Regulatory Approval was required to effectuate the Combination and the Dividend Recapitalization.

(c) The Seller is not entering into this Agreement, and the Seller and the Acquired Entities have not engaged in the Dividend Recapitalization and are not consummating the Transactions, with the intent to hinder, delay or defraud either past, present or future creditors of any Acquired Entities. At the time of the entry into the Dividend Recapitalization documents and effectuation of the transactions contemplated thereby, including the borrowings thereunder and the occurrence of the Dividend Recapitalization (including the incurrence of any Indebtedness in connection therewith), and at all times thereafter for the period ending at the Closing (i) the fair saleable value of the assets of Acquired Entities (valued on a going concern basis) on a consolidated basis will exceed the liabilities of the Acquired Entities on a consolidated basis and (ii) the Acquired Entities on a consolidated basis will be able to pay their debts as such debts mature.

Section 3.05 Financial Statements; No Undisclosed Liabilities.

(a) Section 3.05 of the Seller Disclosure Letter sets forth true and complete copies of: (i) the audited consolidated balance sheets of JFL-NRC Holdings, LLC and its Subsidiaries as at December 31, 2016 and 2017 and the related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows for each 12-month period then ended; (ii) the audited consolidated balance sheets of SES Holdco, LLC and its Subsidiaries as at December 31, 2016 and 2017 and the related statements of operations, changes in members’ capital, and cash flows for each 12-month period then ended; (iii) the unaudited consolidated balance sheet of JFL-NRC Holdings, LLC and its Subsidiaries as at the Balance Sheet Date and the related statement of operations for the three-month period then ended; and (iv) the unaudited consolidated balance sheet of SES Holdco, LLC and its Subsidiaries as at the Balance Sheet Date and the related statement of operations for the three-month period then ended (all such financial statements referred to in clauses (i) through (iv), collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the applicable Acquired Entities in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (iii) fairly present, in all material respects, the consolidated financial position of such applicable Acquired Entities as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)).

(c) Except for matters reflected or reserved against in the Financial Statements (including the notes thereto), neither the Company nor any Subsidiary has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of an Acquired Entity (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the Ordinary Course of Business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of applicable Law), (ii) are incurred in connection with the Transactions, or (iii) would be material to the Acquired Entities, taken as a whole.

Section 3.06 Absence of Certain Changes. Except as set forth in Section 3.06 of the Seller Disclosure Letter, since the Balance Sheet Date, (a) the Business has been conducted in the Ordinary Course of Business, (b) there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance of the type described in Section 5.04(a)(i) through (xiii), and (c) there has not occurred a Material Adverse Effect.

Section 3.07 Taxes.

(a) Tax Returns. Each of the Acquired Entities has timely filed or caused to be timely filed (including pursuant to applicable extensions) with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, such Acquired Entity. All such filed Tax Returns are true, correct and complete in all material respects.

(b) Payment of Taxes. Each of the Acquired Entities has timely paid in full all material Taxes that are due and owing whether or not shown on such filed Tax Returns.

(c) Other Tax Matters.

(i) (A) none of the Acquired Entities is currently the subject of an audit or other examination of material Taxes by the tax authorities of any nation, state or locality and (B) none of the Acquired Entities has received any written notice from any taxing authority relating to any issue which could have an adverse effect in any material respect on the Tax liability of the Acquired Entities after the date hereof.

(ii) None of the Acquired Entities has entered into an agreement or waiver that will be in effect after the date hereof or been requested to enter into an agreement or waiver that could be in effect after the date hereof extending any statute of limitations relating to the payment, assessment or collection of Taxes of the Acquired Entities.

(iii) All material Taxes which any of the Acquired Entities was required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other third party have been duly withheld or collected (including, but not limited to, Code Section 3402), and have been timely paid over to the proper authorities to the extent due and payable.

(iv) There are no tax sharing, allocation, indemnification or similar agreements in effect as between any of the Acquired Entities and any other Person (other than the Acquired Entities) under which the Acquired Entities could be liable for the Taxes of another Person after the date hereof.

(v) There are no Liens with respect to any Taxes of the Acquired Entities other than Permitted Liens.

(vi) To the Seller’s Knowledge, no jurisdiction where no Tax Return has been filed or no Tax has been paid by any Acquired Entity has made a claim for the payment of any Acquired Entity Tax or the filing of any Acquired Entity Tax Return.

(vii) No Acquired Entity is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction or any prepaid amount.

(viii) No Acquired Entity is or has ever been a beneficiary of or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(ix) There are no Tax rulings, requests for rulings or closing agreements relating to Taxes for which any Acquired Entity may be liable that would reasonably be likely to adversely affect any Acquired Entity’s liability for Taxes for any taxable period ending after the Closing Date.

(x) No Acquired Entity has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(xi) None of the Acquired Entities will recognize any income, gain or loss, as a result of the Combination or the Dividend Recapitalization.

(xii) Each of NRC Group Holdings, LLC, JFL-NRC Holdings, LLC, and NRC Intermediate Int. Holding Company, LLC, has at all times since the date of its formation been classified as a disregarded entity for U.S. federal and applicable state income Tax purposes; each of NRC US Holding Company, LLC, NRC Int. Holding Company, LLC, and SES Holdco, LLC, is classified as a corporation for U.S. federal and applicable state income Tax purposes.

(xiii) The representations and warranties in this Section 3.07 are the sole and exclusive representations and warranties of the Seller regarding Tax matters of the Acquired Entities and refer only to the past activities of the Acquired Entities and are not intended to serve as a representation to or a guarantee of, nor can they be relied upon for, any Tax position taken on or after the Closing Date.

Section 3.08 Tangible Property; Real Property.

(a) The Acquired Entities have good title to all material machinery, equipment and other tangible personal property reflected as owned by the Acquired Entities in the Financial Statements and necessary for the conduct of the Business (“Material Tangible Property”), except for Material Tangible Property sold or disposed of since the Balance Sheet Date in the Ordinary Course of Business, free of any Liens (other than Permitted Liens). The Material Tangible Property is in good operating condition and repair (subject to normal wear and tear), is free from material defects and has been reasonably maintained.

(b) Section 3.08(b) of the Seller Disclosure Letter lists all the Real Property Leases to which an Acquired Entity is a party and as to which such Acquired Entity is required to pay more than $500,000 annually in rental payments or has a remaining lease term greater than one year. Except as set forth in Section 3.08(b) of the Seller Disclosure Letter, to the Seller’s Knowledge, as of the date of this Agreement, the applicable Acquired Entity has valid leasehold interests in the real property leased by them under each Real Property Lease (the “Leased Real Property”), in each case, free and clear of all Liens (other than Permitted Liens). The Acquired Entities have not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. The Acquired Entities have not granted a collateral assignment or granted any other security interest in the Leased Real Property or any interest thereof that has not been released.

(c) The real property listed on Section 3.08(c) of the Seller Disclosure Letter consists of all the real property owned in fee by the Acquired Entities (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). The applicable Acquired Entity has good and indefeasible fee simple title to all of the Owned Real Property, in each case free and clear of all Liens (other than Permitted Liens). The Acquired Entities have not leased to any Person or otherwise granted any Person the right to use or occupy any Owned Real Property. Except with respect to any Leased Real Property, none of the Acquired Entities are obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any material real property.

(d) Neither the whole nor any part of the Real Property is subject to any material pending suit for condemnation or other taking by any public authority, and, to the Seller’s Knowledge, no such condemnation or other taking is threatened or contemplated. To the Seller’s Knowledge, (i) the use and occupancy of the Real Property by the Acquired Entities and the conduct of the Business does not violate in any material respect any applicable Laws (including zoning Laws), (ii) to the Seller’s Knowledge, there are no leases, subleases, licenses, or other agreements granting to any Person (other than the Acquired Entities under the Real Property Leases) the right of use or occupancy of any portion of the Real Property, (iii) all buildings, structures, facilities and improvements located on the Owned Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”), comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws; and (iv) to the Seller’s Knowledge, the Improvements are in all material respects in good operating condition and repair (ordinary wear and tear excepted).

(e) The Material Tangible Property and Real Property assets owned and leased by the Acquired Entities constitute all the material assets used in connection with the operation of the Business. Such Material Tangible Property and Real Property assets constitute all the assets necessary for each of the Acquired Entities to continue to conduct its business in all material respects following the Closing as it is currently being conducted in the Ordinary Course of Business and as was conducted as of immediately prior to the Combination.

Section 3.09 Intellectual Property.

(a) Section 3.09(a) of the Seller Disclosure Letter sets forth a true and complete list of all Registered Owned Intellectual Property.

(b) All Registered Owned Intellectual Property is subsisting and, to the Seller’s Knowledge, is valid and enforceable.

(c) (i) The Acquired Entities own or have the right to use all material Intellectual Property used in the operation of the Business as it is currently conducted, free and clear of all Liens other than Permitted Liens; and (ii) there are no pending or, to the Seller’s Knowledge, threatened interference, re-examination, opposition or cancellation proceedings involving the Registered Owned Intellectual Property.

(d) No Action (i) is pending and has been served, or (ii) has settled or been threatened in writing in the last three years, in each case, concerning any claim or position that any of the Acquired Entities has violated any Intellectual Property rights of any Person. To the Seller’s Knowledge, none of the Acquired Entities is infringing, violating or misappropriating, or has infringed, violated or misappropriated any Intellectual Property rights in any material respect in the last three years.

(e) To the Seller’s Knowledge, no Person is violating any material Owned Intellectual Property.

(f) Each of the Acquired Entities have taken commercially reasonable measures to maintain and protect the secrecy and confidentiality of the Trade Secrets included in the Owned Intellectual Property. To the Seller’s Knowledge, no unauthorized disclosure of any material Trade Secrets included in the Owned Intellectual Property has been made.

(g) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise exercise any other rights that the Acquired Entities currently have with respect to any Owned Intellectual Property that is, individually or in the aggregate, material to the Business.

(h) To the Seller’s Knowledge, the material IT Systems used in the operation of the Business are adequate in all material respects for the operation of the Business by the Acquired Entities as currently conducted, and are, to the Seller’s Knowledge, in good working condition (normal wear and tear excepted), and to the Seller’s Knowledge, such material IT Systems are free of all viruses, worms, trojan horses, bugs and of a nature that would materially disrupt their operation or have a materially detrimental impact on the operation of the Business by the Acquired Entities as currently conducted, and there has not been any material malfunction with respect to any of the material IT Systems used by the Acquired Entities in connection with the operation of the Business since January 1, 2016 that has not been remedied or replaced in all material respects. The Acquired Entities have in place commercially reasonable measures to protect the confidentiality and security of the material IT Systems (and all material information and transactions stored or contained therein) against any unauthorized use, or access. The Acquired Entities have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures. None of the Acquired Entities has been notified by, or, to the Seller’s Knowledge, been required to notify, any Person of any information security breach involving Personal Data.

(i) Each of the employees, agents, consultants, contractors and others who have contributed to or participated in the discovery, creation or development of any material Intellectual Property on behalf of the Acquired Entities (“Personnel”) (i) has assigned to the respective Acquired Entity, or is under a valid obligation to assign to the respective Acquired Entity by Contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the respective Acquired Entity is deemed to be the original author/owner of all subject matter included in such Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the respective Acquired Entity a license or other legally enforceable right granting the respective Acquired Entity a perpetual, unrestricted and royalty-free right to use such Intellectual Property or such Intellectual Property is owned by an Acquired Entity by operation of Law. Immediately after the Closing, Acquired Entities shall own all right, title and interest of the Personnel under all Contracts and other arrangements described in clauses (i), (ii) and (iii).

(j) To the Seller’s Knowledge, since January 1, 2015, each Acquired Entity has complied in all material respects with all of its respective Privacy Policies in effect as of the date of this Agreement, except where failure to do so would not result in material liability to the Acquired Entities, taken as a whole. To Seller’s Knowledge, since January 1, 2015, no Acquired Entity has ever suffered a security breach with respect to Data, except where failure to do so would not result in material liability to the Acquired Entities, taken as a whole.

Section 3.10 Material Contracts.

(a) Except as disclosed in Section 3.10 of the Seller Disclosure Letter and for Contracts related to the Plans, none of the Acquired Entities is a party to or bound by any Contract (including any Government Contract) in effect as of the date of this Agreement and of the following nature (all such Contracts required to be disclosed by this Section 3.10, collectively, the “Material Contracts”):

(i) pursuant to which, the Company or any of its Subsidiaries incurred Indebtedness exceeding $1,000,000 for which any Acquired Entity will be liable following the Closing, including the Credit Agreement;

(ii) that (A) involve the performance by an Acquired Entity of services of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended December 31, 2017) in excess of $2,000,000 annually or (B) involve payments by the Acquired Entities in excess of $2,000,000 annually, unless, in the case of clauses (A) and (B), any such Contract is terminable by the Acquired Entities on not more than 60 days’ notice without material penalty;

(iii) which involve, as parties thereto, any Acquired Entity on the one hand, and any of the directors, officers, employees or equityholders of any Acquired Entity on the other hand, exceeding $250,000;

(iv) which prohibits any Acquired Entity from competing in the business of the Acquired Entities as conducted as of the date hereof or in any geographic area or that restricts any Acquired Entity’s ability to solicit or hire any person as an employee;

(v) that relates to the future disposition or acquisition of material assets or properties by any Acquired Entity except in the Ordinary Course of Business, or any merger or business combination with respect to any other Person;

(vi) that requires or provides for any capital expenditure in excess of $1,000,000;

(vii) for the provision of services to any Acquired Entity by any independent contractor for annual consulting fees in excess of $250,000 (other than any Contract that may be terminated by any party thereto upon 30 days or less advance notice);

(viii) under which any Acquired Entity leases, or is provided with the right to hold or operate, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(ix) under which any Acquired Entity leases, or permits any third party to hold or operate, any tangible property (other than Real Property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(x) which establish a joint venture, strategic alliance or material partnership involving the sharing of profits (other than any such Contracts solely among the Acquired Entities);

(xi) which involve the license or grant of rights licensed to or licensed from any Acquired Entity to Intellectual Property or Computer Software material to the Business but excluding (A) any inbound agreements that have individual acquisition costs of $250,000 or less relating to “shrink wrap”, “click wrap” and similar generally available end-user licenses to software, (B) any outbound agreements that involve consideration of less than $250,000 over the 12 months prior to the date of this Agreement, (C) any nonexclusive license to Owned Intellectual Property granted in the Ordinary Course of Business, and (D) any non-disclosure agreements or Company employee agreements;

(xii) with any labor union or collective bargaining association representing any employee of an Acquired Entity;

(xiii) the Contribution Agreement; and

(xiv) each Real Property Lease.

(b) As of the date of this Agreement: (i) each Material Contract is in full force and effect, and is a valid and binding obligation of (A) the Acquired Entities party thereto, and (B) to the Seller’s Knowledge, each other party thereto; (ii) the applicable Acquired Entity is not in material breach or material violation of, or material default under any such Material Contract; (iii) no Material Contract has been terminated for cause in writing by any other party thereto; (iv) to the Seller’s Knowledge, no other party is in material breach or material violation of, or material default under, any Material Contract; and (v) no Acquired Entity has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Seller has furnished or made available to the Purchaser true and complete copies of the Material Contracts, including any amendments to such Material Contracts.

Section 3.11 Litigation. There is no material Action pending or, to the Seller’s Knowledge, threatened against any Acquired Entity, or any property or asset of any Acquired Entity, that (a) if adversely determined, individually, or in the aggregate, would reasonably be likely to result in material liability to the Acquired Entities, taken as a whole, or (b) seeks material injunctive or other material non-monetary relief against the Acquired Entities, taken as a whole. No Acquired Entity nor any property or asset of any Acquired Entity is subject to any continuing material Governmental Order. For the avoidance of doubt, this Section 3.11 shall not apply to Taxes, environmental matters or the Plans. All representations and warranties in relation to Taxes are set forth in Section 3.07; all representations and warranties in relation to environmental matters are set forth in Section 3.12; and all representations and warranties in relation to the Plans are set forth in Section 3.13.

Section 3.12 Environmental Matters. (a) Each Acquired Entity is, and since January 1, 2015 has been, in compliance with Environmental Laws in all material respects, possesses and is in material compliance with all Permits required under Environmental Laws for its operations, such Permits are valid and in full force and effect (including after taking into account any name changes of the Acquired Entities), there are no material Actions pending, or to the Seller’s Knowledge, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of any such Permits, and, to the Seller’s Knowledge, there are no issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning Hazardous Materials, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities, taken as a whole; (b) there is no Action or Governmental Order pending or, to the Seller’s Knowledge, threatened by a third party against any Acquired Entity alleging a liability under any Environmental Laws, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities; (c) no Acquired Entity has identified Hazardous Materials contamination at or is remediating Hazardous Materials at any Owned Real Property or Leased Real Property pursuant to any Environmental Law, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities, taken as a whole; (d) no Acquired Entity has contractually assumed any liability of any other Person (other than an Acquired Entity) arising out of or pursuant to Environmental Laws and Permits that would reasonably be expected to result in material liability to the Acquired Entities, taken as a whole or is subject to any unresolved consent decrees, administrative or judicial orders, judgments or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities, taken as a whole; (e) there have been no Releases of Hazardous Materials at any of the Real Property that would reasonably be expected to result in a material Environmental Claim against the Seller or any Acquired Entity; (f) none of the Seller or any Acquired Entity has received written notice that it has been identified as a potentially responsible party in respect of any real property to which Hazardous Materials generated or transported by any Acquired Entity were sent for treatment or disposal; and (g) there are no material Environmental Claims or unresolved written notices of material violations (including any investigatory, corrective or remedial obligation) pending, or to the Seller’s Knowledge threatened, against any Acquired Entity. The Seller has made available to the Purchaser all material environmental assessments, reports, data, results of investigations or audits created within the past three years that are in the Acquired Entities’ possession or control regarding environmental matters pertaining to the Acquired Entities and the Real Property.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Seller Disclosure Letter lists a correct and complete list of all material Plans. For purposes of this Agreement, “Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA and (ii) any severance, salary continuation, separation, change in control, retention, consulting, employment, vacation, welfare, incentive, bonus, stock option, stock purchase, pension, equity or equity-based, deferred compensation, sick leave, fringe benefit, retirement, profit sharing, thrift, savings, compensation, flexible spending account, group insurance, or restricted stock plan, program, arrangement, agreement or policy, in each case, (A) sponsored or maintained by any of the Acquired Entities, (B) with respect to which any of the Acquired Entities contributes or is required to contribute, (C) to which any Acquired Entity is a party or (D) with respect to which any of the Acquired Entities has any liability (including on account of an ERISA Affiliate).

(b) Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, all Plans are in material compliance with ERISA, the Code, and other applicable Laws and have been administered and maintained in all material respects in accordance with their terms and such Laws. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Seller’s Knowledge, there are no facts or circumstances reasonably likely to result in (i) revocation of any such favorable determination or opinion letter, or (ii) loss of such qualification under Section 401(a) of the Code. There are no material Actions (other than routine claims for benefits) pending or, to the Seller’s Knowledge, threatened with respect to any Plans. There is no audit, inquiry or examination pending or, to the Seller’s Knowledge, threatened by any Governmental Authority with respect to any Plans. No Plan is, and none of the Acquired Entities nor any ERISA Affiliate has any liability with respect to, (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Plan provides or has an obligation to provide (i) any retiree medical, disability, life insurance or other material welfare benefits to any current or former employee, officer or director of any Acquired Entity after such individual terminates employment other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Law for which the covered individual pays the full cost of coverage, or (ii) welfare benefits to any individual who is not a current or former employee of an Acquired Entity (or a dependent thereof).

(c) With respect to each Plan, the Seller has provided or made available to the Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) all plan documents (or with respect to any unwritten Plan, a written summary thereof), any related trust agreement, insurance policy or other funding instrument and all amendments thereto; (ii) the most recent determination or opinion letter from the Internal Revenue Service with respect to any Plan intended to be qualified under Section 401(a) of the Code; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) all correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Authority during the past three years; and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) the audited financial statements, and (C) actuarial valuation reports.

(d) No fiduciary (within the meaning of Section 3(21) of ERISA) of any Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Plan that could subject an Acquired Entity or an employee of an Acquired Entity to any material liability (including liability on account of an indemnification obligation). No Acquired Entity has incurred any excise Taxes under Chapter 43 of the Code with respect to any Plan and nothing has occurred with respect to any Plan that could reasonably be expected to subject any Acquired Entity to any such Taxes, in either case, except as would not result in material liability to any Acquired Entity.

(e) All contributions, premiums, fees and administrative expenses required to be paid in full under or in connection with the Plans on or before the Closing Date, have been timely paid in full or properly accrued in accordance with GAAP as of the Closing Date, except as would not result in material liability to the Acquired Entities, taken as a whole.

(f) No Plan subject to Section 409A of the Code has failed, in form or operation, to meet the requirements of Section 409A of the Code, except where such failure would not reasonably be expected to result in material liability to the Acquired Entities, taken as a whole.

(g) Except as set forth on Section 3.13(g) of the Seller Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in (i) any payment becoming due or any increase in compensation (including severance pay upon any termination of employment) or any cancellation of Indebtedness with respect to any current or former employee, officer, director or consultant of any Acquired Entity or (ii) the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) under, increase in the amount payable or result in any other obligation pursuant to, any of the Plans. Neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in payments under any Plan or other arrangement currently in effect which would not be deductible under Section 280G of the Code. No Acquired Entity has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 4999 and 409A of the Code.

(h) The Seller has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Plan) persons who have performed services for or on behalf of any Acquired Entity, except where such improper classification would not reasonably be expected to result in material liability to the Acquired Entities, taken as a whole.

(i) Since the date of the last Balance Sheet Date, other than in the Ordinary Course of Business, no Acquired Entity has formally adopted or authorized any additional Plan or any material change in or termination of any existing Plan.

Section 3.14 Compliance with Applicable Law. The Acquired Entities, hold, as of the date hereof, all material Permits of and from all, and have made all material declarations and filings with, Governmental Authorities necessary for the lawful conduct of the Business as presently conducted. As of the date of this Agreement, the Business is operated in material compliance with, and, to the Seller’s Knowledge, each of the officers, directors and key employees of such Persons, in the course of their conduct of the Business, are in compliance and, have complied, in all material respects, with all applicable Laws of all applicable Governmental Authorities, including the Jones Act, as applicable. To the Seller’s Knowledge, any joint venture to which any Acquired Entity is a party is operated in compliance with all applicable Laws of all applicable Governmental Authorities, except where such non-compliance would not reasonably be expected to result in material liability to the Acquired Entities, taken as a whole. There is no Action, to the Seller’s Knowledge, threatened by any Governmental Authority with respect to any alleged material violation by any Acquired Entity or, in the course of their conduct of the Business, officer, director or key employee, of any Laws or order of any Governmental Authority.

Section 3.15 Labor Matters.

(a) There are no material Actions pending or, to the Seller’s Knowledge, threatened between any Acquired Entity and any of their present or former employees.

(b) Except as set forth in Section 3.15(b) of the Seller Disclosure Letter, none of the Acquired Entities is a party to or bound by any collective bargaining agreements, works councils or other labor union contracts. To the Seller’s Knowledge, there is no labor union organizing or election activity pending or threatened with respect to the employees of any Acquired Entity. No Acquired Entity has suffered or sustained any labor strike, slowdown or work stoppage in the past three years and, to the Seller’s Knowledge, no labor strike, slowdown or work stoppage is threatened by the employees of the Acquired Entities. No Acquired Entity has engaged in any plant closing or employee layoff activities since the last Balance Sheet Date that would violate the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff Law.

(c) The Acquired Entities have complied in all material respects with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, occupational health and safety, and workers’ compensation.

(d) To the Seller’s Knowledge, no officer, executive or management-level employee of any Acquired Entity is party to any confidentiality, non competition, non solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with any Acquired Entity.

(e) Except as would not reasonably be expected to result in a material liability to the Acquired Entities, taken as a whole, the Acquired Entities have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or independent contractor.

(f) The consummation of the Combination did not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment in any material amount, except for such amounts included in Indebtedness or as otherwise expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor.

(g) Except as set forth in Section 3.15(g) of the Seller Disclosure Letter, the sale and transfer of the Membership Interests by the Seller to the Purchaser will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment in any material amount, except for such amounts included as Indebtedness or as a Seller Transaction Expense or as otherwise expressly provided in this Agreement or (ii) increase the amount of compensation due to any current or former employee, director or independent contractor.

Section 3.16 Brokers. Except as set forth in Section 3.16 of the Seller Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the Transactions by reason of any action taken by the Seller, the Company or any of its Representatives for which any Acquired Entity or the Purchaser would become liable after the Closing.

Section 3.17 Government Contracts.

(a) (i) All of the Government Contracts are, to the Seller’s Knowledge, binding on the parties thereto, and are in full force and effect; (ii) to the Seller’s Knowledge, the Government Contracts are not currently the subject of bid or award protest proceedings before the U.S. Government Accountability Office or Court of Federal Claims; and (iii) no Person has notified any Acquired Entity in writing that any Governmental Authority intends to seek agreement from an Acquired Entity to lower rates under any of the Government Contracts or Government Bids.

(b) To the Seller’s Knowledge: (i) the Acquired Entities have, in the past two years, complied, in all material respects, with all terms and conditions of the Government Contracts to which they are parties and have performed all material obligations required to be performed by them thereunder; (ii) the Acquired Entities have, in the past two years, complied, in all material respects, with all statutory and regulatory requirements applicable to the Government Contracts; (iii) the representations, certifications and warranties made by the Acquired Entities with respect to the Government Contracts were accurate in all material respects as of their respective effective dates, (iv) no terminations for default, cure notices, show cause notices or other similar notices, either written or orally, have been issued and remain unresolved with respect to the

Government Contracts, and no events, conditions or omissions have occurred in the past two years or currently exist that constitute sufficient grounds for such action; (v) no past performance evaluations disclosed to the Acquired Entities in the past two years with respect to the Government Contracts have set forth a default or other material failure to perform thereunder; (vi) no money due to an Acquired Entity pertaining to any Government Contracts has been withheld or set-off in the past two years, nor have there been any attempts by Governmental Authorities in the past two years to withhold or set-off any money due under Government Contracts; and (vii) all certified claims submitted by the Acquired Entities in the past two years under the Government Contracts were accurate in all material respects as of their respective submission dates.

(c) None of the Acquired Entities has, in the past two years been, or is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs. No suspension, debarment or exclusion proceeding actions with respect to Government Contracts have been commenced or, to the Seller’s Knowledge, threatened (whether orally or in writing) against any of the Acquired Entities. To the Seller’s Knowledge, no negative determination of responsibility has been issued against any of the Acquired Entities with respect to any outstanding Government Bid.

Section 3.18 Relationships with Related Persons. Except as set forth in Section 3.18 of the Seller Disclosure Letter or with respect to the Plans, to the Seller’s Knowledge, none of the Seller’s Affiliates (other than the Acquired Entities), nor any of its Affiliates’ general partners, managers, employees, officers or directors or any immediate family member of such officer, general partners, managers, employee or director is a party to any Contract or arrangement with an Acquired Entity other than compensation and benefits as an employee or officer payable in the Ordinary Course of Business. Except as set forth in Section 3.18 of the Seller Disclosure Letter, no Acquired Entity has loaned any amounts that remain outstanding to any Affiliate, shareholder, employee, member, manager, officer or director of any Acquired Entity, other than in the Ordinary Course of Business or intercompany loans between Acquired Entities or loans that will be repaid prior to the Closing, and no Acquired Entity has borrowed funds from any of the foregoing that will remain outstanding following the Closing, other than intercompany loans between Acquired Entities or any Indebtedness. Except as set forth on Section 3.18 of the Seller Disclosure Letter, no Affiliate, officer or director of an Acquired Entity (other than another Acquired Entity or a joint venture of an Acquired Entity) (a) has any direct financial interest in any material property right, tangible or intangible, which is used by an Acquired Entity in the conduct of the Business, or (b) is, to the Seller’s Knowledge, a director, officer or management-level employee of any Person which is a material supplier, customer, lessor or lessee of any Acquired Entity, in each case, other than transactions entered into and relationships maintained on an arms-length basis with other Persons owned or controlled by the private equity sponsor of the Seller. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19 Absence of Certain Payments. As of the date of this Agreement, to the Seller’s Knowledge, no employee of an Acquired Entity has, and no agent or representative instructed by an Acquired Entity to act on behalf of an Acquired Entity has, in violation of Law (a) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (b) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other payment.

Section 3.20 Material Customers and Suppliers. Section 3.20 of the Seller Disclosure Letter sets forth a true and complete list of (a) the 20 largest customers of the Acquired Entities on a consolidated basis (based on dollar volume of sales to such customers) (each, a “Material

Customer”) and (b) the 20 largest suppliers of the Acquired Entities on a consolidated basis (based on dollar volume of purchases from such suppliers) (each, a “Material Supplier”), in each case, for the 2017 calendar year and for the period of January 1, 2018 to the Balance Sheet Date. To the Seller’s Knowledge, there exists no condition or event that, after notice or passage of time or both, would constitute a default by any party to any Contract with a Material Customer or Material Supplier. Since December 31, 2017, no Material Customer or Material Supplier has notified any Acquired Entity in writing that it intends to discontinue or materially and adversely change its relationship with any Acquired Entity other than by fluctuations in purchase order volume that occur in the Ordinary Course of Business.

Section 3.21 Company Information. None of the information supplied or to be supplied by the Seller or the Company or any of their respective Affiliates relating to the Seller or any Acquired Entity or any of their respective equityholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC contemplated by this Agreement, mailings to the Purchaser’s stockholders with respect to the Offer, or the redemption of the Purchaser Common Stock, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by the Seller, any Acquired Entity or any of their respective Affiliates or Representatives with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, the Purchaser or any of its Affiliates or Representatives or any other Person.

Section 3.22 U.S. Citizenship. As of the date of this Agreement and as of immediately prior to the Closing, the Company and, except as set forth on Section 3.22 of the Seller Disclosure Letter, each other Acquired Entity, is a U.S. Citizen. As of the date of this Agreement the Seller is, and following the Closing will continue to be, a U.S. Citizen.

Section 3.23 Accredited Investor. The Seller and each equityholder of the Seller to whom shares of Purchase Price Common Stock are distributable are “accredited investors,” as such term is defined in Regulation D of the Securities Act and will acquire its portion of the shares of Purchase Price Common Stock for their own accounts and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state “blue sky” Laws or any other securities Laws.

Section 3.24 NO OTHER REPRESENTATIONS AND WARRANTIES. THE SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN ARTICLE IV ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, THE SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE PURCHASER, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE PURCHASER AND ANY OF ITS ASSETS OR PROPERTIES, INCLUDING WITHOUT LIMITATION ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES. NEITHER THE SELLER NOR ANY OTHER PERSON ACTING ON ITS BEHALF HAS RELIED ON ANY INFORMATION OR ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS ARTICLE IV OR IN ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION WITH THE TRANSACTIONS THAT CONTAINS A REPRESENTATION AND WARRANTY MADE BY THE PURCHASER.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Purchaser Disclosure Letter (it being understood that any information set forth in one section or subsection of the Purchaser Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of this Agreement), the Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.01 Organization and Qualification.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The Purchaser is not in default under or in violation of any material provision of its Organizational Documents.

Section 4.02 Authority. The Purchaser has the requisite power and authority to execute, deliver and enter into this Agreement, and the Ancillary Agreements to which it is or will become a party, and, subject to obtaining the Purchaser Stockholder Approval, to consummate the Transactions. Assuming all shares of Purchaser Common Stock issued and outstanding as of the date of this Agreement are present at the Special Meeting, including the 6,416,250 shares of the Purchaser Common Stock required to vote in favor of this Agreement pursuant to the Founder Voting Agreement and the Founder Letter Agreement, no more than 9,624,376 additional shares of the Purchaser Common Stock are required to be voted in favor of this Agreement to obtain the Purchaser Stockholder Approval. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is or will become a party have been duly authorized by all necessary action. The Purchaser has provided to the Seller accurate and complete copies of the Purchaser Governing Documents as currently in effect, including all amendments thereto. The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.

Section 4.03 No Conflict.

(a) The execution and delivery by the Purchaser of this Agreement, the Ancillary Agreements to which it is or will become a party do not, and the performance of this Agreement, the Ancillary Agreements to which it is or will become a party and the consummation of the Transactions by the Purchaser will not, (i) subject to obtaining the Purchaser Stockholder Approval and completing the Offer, conflict with or violate the Purchaser Governing Documents, or (ii) subject to obtaining all consents, approvals, authorizations and other actions described in Section 4.03(b) below, conflict with or violate any Law applicable to the Purchaser or by which any property or asset of either of them is bound or affected, or result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consents under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, or by which the Purchaser or any of its property or assets are bound or affected.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any material

Regulatory Approval except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the Federal Securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of the NYSE and where the failure to obtain a Regulatory Approval would not (i) result in a material liability on, or impose an injunction that is materially adverse to, the Purchaser (or, after the Closing, the Acquired Entities, taken as a whole) or (ii) prevent or delay beyond the Termination Date the consummation of the Transactions.

Section 4.04 Capitalization. As of the date of this Agreement, (a) the authorized capital stock of the Purchaser consists of (i) 200,000,000 shares of the Purchaser Common Stock, par value $0.0001 (of which 32,081,250 shares are issued and outstanding, including the Sponsor Forfeited Shares, and all of which are validly issued, fully paid and non-assessable) and (ii) 1,000,000 shares of blank check preferred stock, par value $0.0001 (of which none are issued or outstanding), and (b) 28,848,750 shares of the Purchaser Common Stock are issuable in respect of Public Warrants and Sponsor Warrants. As of immediately following the Closing, (a) the authorized capital stock of the Purchaser will consist of (i) 200,000,000 shares of the Purchaser Common Stock, par value $0.0001 (of which no Sponsor Forfeited Shares shall be outstanding) and (ii) 5,000,000 shares of blank check preferred stock, par value $0.0001, of which up to 1,300,000, pursuant to the terms hereof, shall be designated Preferred Shares, (b) 19,248,750 shares of Purchaser Common Stock are issuable in respect of Public Warrants and (c) no Sponsor Warrants will be outstanding. No shares of the Purchaser Common Stock are held in the treasury of the Purchaser. Except for the Offer and the Transactions and except for the Sponsor Warrants and the Public Warrants noted above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in, the Purchaser. All shares of Purchaser Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Purchase Price Common Stock (including any shares of Purchaser Common Stock that may be issued as consideration for the Potential Acquisition Earnout Amount) and Preferred Shares to be issued pursuant to the Transactions have been duly and validly authorized and, when issued to the Sellers and the subscribers under the Investor Agreements pursuant to this Agreement and the Investor Agreements, as applicable, shall be validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser Common Stock (except for the Offer and as disclosed in the Purchaser SEC Reports). There are no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To the Purchaser’s Knowledge, except for the Founder Voting Agreement and as set forth the Purchaser Disclosure Letter, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of the Purchaser. There are no outstanding securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser.

Section 4.05 Litigation. Since the inception of Purchaser, there has not been any Action pending, and as of the date of this Agreement, there is no Action pending or, to the Purchaser’s Knowledge, threatened against the Purchaser, any Subsidiary of the Purchaser, or any property or asset of the Purchaser that (a) if adversely determined, individually, or in the aggregate, would have a Purchaser MAE, or (b) would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements to which the Purchaser is or will become a party. Neither the Purchaser nor any Subsidiary of the Purchaser nor any property or asset of the Purchaser or any Subsidiary of the Purchaser is subject to any continuing Governmental Order that would have a Purchaser MAE.

Section 4.06 SEC Filings and Financial Statements.

(a) The Purchaser has timely filed all forms, reports and documents required to be filed by it with the SEC since June 22, 2017, together with any amendments, restatements or supplements thereto. The Purchaser has provided to the Seller, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 and (ii) the Prospectus, all registration statements and other forms, reports and documents filed by the Purchaser with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained (i) in any Purchaser SEC Report or (ii) in any Additional Purchaser SEC Report is superseded by a later timely filed Additional Purchaser SEC Report) has been superseded by a later timely filed the Purchaser SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Purchaser as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of the Purchaser as at March 31, 2018, including the notes thereto (the “Purchaser Balance Sheet”), the Purchaser has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations incurred since the date of the Purchaser Balance Sheet in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Purchaser; (ii) liabilities and obligations incurred in connection with the Transactions; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Purchaser.

(d) The Purchaser has heretofore furnished to the Seller complete and correct copies of all amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect.

(e) All comment letters received by the Purchaser from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of the Purchaser are publicly available on the SEC’s EDGAR website or otherwise have been made available to the Seller.

(f) To the Purchaser’s Knowledge, since June 22, 2017, each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) Since June 22, 2017, the Purchaser has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Purchaser SEC Report. Each such certification is true and correct. The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser is made known on a timely basis to the individuals responsible for the preparation of the Purchaser SEC Reports and other public disclosure documents. Section 4.06(g) of the Purchaser Disclosure Letter lists, and the Purchaser has made available to the Seller, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Purchaser maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.06(h) of the Purchaser Disclosure Letter lists, and the Purchaser has provided to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) All non-audit services were approved by the audit committee of the board of directors and committees of the Purchaser. The Purchaser has no off-balance sheet arrangements.

(j) Neither the Purchaser nor, to the Purchaser’s Knowledge, any of its Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Purchaser has engaged in questionable accounting or auditing practices. No attorney representing the Purchaser, whether or not employed by the Purchaser, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Purchaser or any of its officers, directors, employees or agents to the board of directors of the Purchaser (or any committee thereof) or to any director or officer of the Purchaser. Since the Purchaser’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Purchaser or any committee thereof.

(k) To the Purchaser’s Knowledge, no employee of the Purchaser has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Purchaser nor any officer, employee, contractor, subcontractor or agent of the Purchaser has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Purchaser in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of the Purchaser reflected on the Purchaser Balance Sheet or arising thereafter are the result of bona fide transactions in the Ordinary Course of Business. Since the date of the Purchaser Balance Sheet, the Purchaser has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.07 Purchaser Trust Amount. As of the date of this Agreement, the Purchaser Trust Amount is approximately $261.28 million.

Section 4.08 No Additional Representations; Independent Assessment.

(a) Notwithstanding any other provision in this Agreement, the Purchaser acknowledges that neither the Seller nor any of its Affiliates makes, will make or has made to the Purchaser any representation or warranty, express or implied, as to the prospects of the Acquired Entities or their profitability, or with respect to any forecasts, projections or business plans made available to the Purchaser in connection with the Purchaser’s review of the Acquired Entities.

(b) The Purchaser confirms that the Seller has made available to the Purchaser the opportunity to ask questions of the officers and management of the Acquired Entities, to access all materials, documents and other information that it deems necessary or advisable to evaluate the Membership Interests, the Business, the Acquired Entities and the Transactions and each Agreement and Ancillary Agreement to which it is a party and to acquire additional information about the Business and the assets and financial condition of the Acquired Entities.

(c) The Purchaser has made its own independent examination, investigation, analysis and any other relevant evaluation of the Membership Interests, the Business and the Acquired Entities, including its own estimate of the value of the Membership Interests and has undertaken such due diligence, including a review of the assets, properties, liabilities, books, records and Contracts of the Acquired Entities, as it deems adequate.

Section 4.09 Investment Intent. The Purchaser is acquiring the Membership Interests for investment purposes only and not with a view toward, or for sale in connection with, any distribution of such shares in violation of Laws. The Purchaser agrees that it does not intend to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any equity securities of the Company in violation of any Laws. The Purchaser is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

Section 4.10 Brokers and Purchaser Transaction Expenses. Except as disclosed in Section 4.10 of the Purchaser Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Transactions by reason of any action taken by or on behalf of the Purchaser. From and after the Closing and upon payment of the Purchaser Transaction Expenses set forth on the Closing Statement, neither the Seller nor the Purchaser nor any of the Purchaser’s Subsidiaries (including the Acquired Entities) shall have any liabilities with respect to any Purchaser Transaction Expenses.

Section 4.11 No Operations; Absence of Changes. Since its inception, the Purchaser (a) has not engaged in any business or operations other than in connection with or related to the Transactions, (b) has not experienced a Purchaser MAE and (c) has conducted its business only in the Ordinary Course of Business. The Purchaser has no Subsidiaries.

Section 4.12 Transactions with Affiliates. Except as set forth in Section 4.12 of the Purchaser Disclosure Letter or as disclosed in the Purchaser SEC Reports (or filed as exhibits thereto), in each case to the Purchaser’s Knowledge, none of the Purchaser’s Affiliates, nor any of such Affiliates’ general partners, managers, employees, officers or directors or any immediate family member of such officer, general partners, managers, employee or director (a) is a party to any Contract or arrangement with the Purchaser other than compensation and benefits as an employee or officer payable in the Ordinary Course of Business, (b) has any direct financial interest in any property used by the Purchaser, or (c) is a director, officer or management-level employee of, any Person (other than the Purchaser) which is a material supplier, customer, lessor or lessee of the Purchaser. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.12.

Section 4.13 Solvency. The Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Acquired Entities.

Section 4.14 Purchaser Information. None of the information supplied or to be supplied by the Purchaser or any of its Affiliates expressly for inclusion in the Purchaser SEC Reports or any Additional Purchaser SEC Reports, mailings to the Purchaser’s stockholders with respect to the Offer or the other Transactions, any supplements thereto or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser or that is included in the applicable filings). No representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Seller, any Acquired Entity or any of their respective Affiliates.

Section 4.15 U.S. Citizenship. The Purchaser is, and following the Closing will continue to be, a U.S. Citizen.

Section 4.16 Investor Agreements. The Purchaser has delivered to the Seller true and complete copies of the Investor Agreements as in effect as of the date of this Agreement. As of the date of this Agreement, each Investor Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser, and to the Purchaser’s Knowledge, the other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity. Except as set forth in the Investor Agreements, there are no (a) conditions precedent to the respective obligations of the subscribers therein specified in the Investor Agreements to consummate the transactions contemplated by the Investor Agreements or (b) contractual contingencies under any agreements, side letters or arrangements relating to the Common Offering or Preferred Offering to which the Purchaser or any of its Affiliates is a party that would (i) permit the subscribers specified in the Investor Agreements to reduce the total amount of Preferred Shares or Purchaser Common Stock, as applicable, to be acquired by such Person, (ii) that would require the Purchaser or any Acquired Entity to incur any additional liability or obligation in respect of the Common Offering or the Preferred Offering or (iii) materially and adversely affect the ability to consummate the Common Offering and the Preferred Offering or change any other material terms.

Section 4.17 NO OTHER REPRESENTATIONS AND WARRANTIES. THE PURCHASER, ON BEHALF OF ITSELF, THE SPONSOR AND ITS AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, THE PURCHASER, ON BEHALF OF ITSELF, THE SPONSOR AND ITS AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE SELLER OR THE ACQUIRED ENTITIES,

WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY ACQUIRED ENTITY AND ANY OF THE ACQUIRED ENTITIES’ RESPECTIVE ASSETS OR PROPERTIES, INCLUDING WITHOUT LIMITATION ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES. NEITHER THE PURCHASER NOR ANY OTHER PERSON ACTING ON ITS BEHALF HAS RELIED ON ANY REPRESENTATION OR WARRANTY OF THE SELLER NOT SET FORTH IN ARTICLE III OR IN ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION WITH THE TRANSACTIONS THAT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER.

ARTICLE V
ACTIONS PRIOR TO THE CLOSING

The respective Parties covenant and agree to take the following actions:

Section 5.01 Investigation. Between the date hereof and the Closing, the officers, employees and authorized Representatives of the Purchaser (at the Purchaser’s sole cost and expense) shall have reasonable access during normal business hours upon providing written notice to the Seller no later than two Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of the Acquired Entities in order for the Purchaser to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, the Purchaser and the Purchaser’s Representatives will not be permitted to interfere unreasonably with the Business, and no such investigation shall include performing invasive or subsurface investigations or sampling of properties or facilities of the Acquired Entities. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require any Acquired Entity to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Acquired Entity is bound, or violate any applicable Law. The Purchaser will indemnify and hold harmless the Acquired Entities from and against any losses that are incurred by any of them to the extent arising out of or related to the bad faith or gross negligence of the Purchaser or the Purchaser’s Representatives in the use, storage or handling by the Purchaser or the Purchaser’s Representatives of (a) any personally identifiable information relating to employees or customers of any Acquired Entity and (b) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Purchaser or the Purchaser’s Representatives are afforded access pursuant to the terms of this Agreement. To the extent necessary, the Seller shall instruct the Representatives of the Seller and each of the Acquired Entities to reasonably cooperate with the Purchaser and its Representatives in their investigation of the Acquired Entities.

Section 5.02 Disclosure Letter; Anti-Sandbagging. Prior to the Closing, each Party shall have the right to supplement, modify or update its respective Disclosure Letter with respect to any matter hereafter arising or of which such Party becomes aware after the date hereof (with respect to the Seller, the “Updated Seller Disclosure Letter”, and with respect to the Purchaser, the “Updated Purchaser Disclosure Letter”, and each, an “Updated Disclosure Letter”) and neither Party, nor any of its respective Affiliates, shall have any right to make a claim against the other Party with respect to any matter set forth in an Updated Disclosure Letter of such other Party; provided, however, that if such event, development or occurrence that is the subject of (a) the Updated Seller Disclosure Letter constitutes or relates to a matter that has had a Material Adverse Effect, then the Purchaser shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.01(a); and (b) the Updated Purchaser Disclosure Letter constitutes or relates to a matter that has had a Purchaser MAE, then the Seller shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.02(a); provided, further, that if any Party has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Updated Disclosure Letter, then such Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. Notwithstanding anything to the contrary herein, no Party shall be entitled at any time to claim that any representation or warranty of the other Party has been breached, and neither Party nor any of its respect Affiliates shall be entitled to make a claim against the other Party on account of such breach if, on the date hereof, there exists to the Purchaser’s Knowledge or Seller’s Knowledge, as applicable, that such representation or warranty of the other Party has been breached.

Section 5.03 Further Action. Subject to the terms and conditions herein provided, during the period from the date hereof through the Closing or the earlier valid termination of this Agreement in accordance with Article VII, each of the Parties shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the Transactions; provided that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Purchaser or an Acquired Entity in the event the Closing does not occur. Upon the terms and subject to the conditions hereof, each of the Parties shall use reasonable best efforts under the circumstances including by taking, or causing to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions. In furtherance and not in limitation of the foregoing, (a) the Parties shall cooperate in using their reasonable best efforts promptly (i) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any Person required to be made or obtained by the terms of this Agreement or otherwise necessary or desirable for the due and punctual consummation of the Transactions and (ii) to fulfill all conditions to the consummation of the Transactions, and (b) to the extent the stockholders of the Purchaser are required by applicable Federal Securities Laws to separately approve the provisions of Section 6.4, Section 8.1, Article VII or Article XI of the Second Amended and Restated Certificate of Incorporation, and the Parties believe that such approval is unlikely to be obtained, then the Parties will cooperate to revise the provisions of such as set forth in the form attached hereto as Exhibit C in order to obtain such stockholder approval.

Section 5.04 The Acquired Entities’ Operations Prior to the Closing.

(a) Between the date hereof and the Closing, except as (x) set forth in Section 5.04(a) of the Seller Disclosure Letter, (y) contemplated by this Agreement or (z) with the prior approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed (and which approval shall be deemed to have been granted five Business Days after the date of receipt of the written request unless denied in writing), the Seller shall, and shall cause each Acquired Entity to, operate in the Ordinary Course of Business and the Seller shall not, and shall cause each Acquired Entity to not, take any of the following actions:

(i) amend the Organizational Documents of any of the Acquired Entities;

(ii) split, combine or reclassify the Membership Interests;

(iii) transfer, issue, sell or otherwise dispose of any equity securities, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) equity securities;

(iv) acquire any third party or its business (whether by merger, sale of stock, sale of assets or otherwise);

(v) make any loans, advances, or capital contributions to, or investments in, any other Person (other than among the Acquired Entities), except in the Ordinary Course of Business;

(vi) make a material change in any method of accounting or accounting practice of the Acquired Entities, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(vii) sell, lease, license or otherwise dispose of any of the assets (whether by merger, sale of stock, sale of assets or otherwise) shown or reflected in the Financial Statements, except in the Ordinary Course of Business or except for any assets having an aggregate value of less than $500,000;

(viii) sell, assign, transfer, license, abandon, or otherwise dispose of any material Intellectual Property, except in the Ordinary Course of Business;

(ix) issue or incur any additional Indebtedness except for borrowings under the Company’s existing credit facilities or the assumption of Indebtedness in connection with an Interim Acquisition Transaction;

(x) amend or modify the Credit Agreement in a manner that would be materially adverse to the Acquired Entities, taken as a whole, other than any such amendment or modification made in connection with an Interim Acquisition Transaction, provided, in each case that such amendment or modification would not otherwise prevent or delay beyond the Termination Date consummation of the Transactions;

(xi) increase the compensation of any member of management of the Acquired Entities; other than (A) as provided for in any written agreements or the Plans, (B) increases in commercially reasonable amounts, (C) in the Ordinary Course of Business, or (D) as required by Law;

(xii) except as required by the terms of any Plan or applicable Law, adopt, materially amend or modify any Plan, the effect of which in the aggregate would increase the obligations of the Acquired Entities by more than 15% of their aggregate existing annual obligations to such plans;

(xiii) hire or engage any new employee or consultant, if such new employee or consultant will receive an annual base salary in excess of $250,000;

(xiv) make or change any Tax election, change any annual Tax accounting period adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if any such action would have the effect of materially increasing the Tax liability of any Acquired Entity for any period (or portion thereof) ending after the Closing Date;

(xv) declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property (in each case, other than among the Acquired Entities or Tax allocation cash payment distributions made in the Ordinary Course of Business); or

(xvi) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.05 No Public Announcement; Confidentiality.

(a) No Party or any of their Affiliates shall, without the prior written consent of the other Party, make any press release or other public announcement concerning the Transactions except as may be required by applicable Law, in which case, the disclosing Party shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other Party as far in advance as practicable, and shall reasonably consider any comments made by the other Party relating to the proposed disclosure.

(b) Other than press releases and public announcements undertaken in accordance with Section 5.05(a), no Party shall make any statement to any third party with respect to this Agreement, the existence of this Agreement or the Transactions (including the Offer Documents) or, disclose to any third party any confidential information of the other Party (or in the case of the Purchaser, of the Acquired Entities or the Business) without the prior written consent of the other Party; provided, however, that (notwithstanding the limitations regarding such disclosures under the Confidentiality Agreement) this provision shall not apply to disclosures of publicly-available information or to disclosures by either Party to its respective legal and financial advisors (including those providing valuation analysis) or in connection with seeking any consent with respect to the Transactions, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided.

Section 5.06 Regulatory Filings. Within ten Business Days after the date hereof, with respect to the Transactions, the Parties shall make, or cause to be made, the filings required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the Transactions. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Authority; (b) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (c) advise the other Party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (d) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude the other Party from receiving any confidential competitively sensitive information required to be shared under this Section 5.06; provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Governmental Order challenging the completion of the Transactions or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Transactions contemplated herein. Without limiting the generality of the Purchaser’s undertaking pursuant to this Section 5.06, the Purchaser agrees to use its reasonable best efforts including by taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties to close the Transactions as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Governmental Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, the Purchaser shall use its reasonable best efforts including by defending through litigation on the merits any claim asserted in any Governmental Authority by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. The filing fee for the HSR Act and for any other Regulatory Approval for the consummation of the Transactions shall be paid 50% by the Purchaser and 50% by the Seller as a Purchaser Transaction Expense and Seller Transaction Expense.

Section 5.07 Exclusivity. During the period from the date hereof through the Closing or the earlier valid termination of this Agreement in accordance with Article VII, neither Party shall take, nor permit any of its Affiliates or its or their respective Representatives to take, any action to initiate, respond to, encourage the submission of, solicit or engage in discussions or negotiations with, or provide any information to or enter into any agreement with, any Person (other than the Purchaser or the Seller, as applicable) concerning, in the case of the Purchaser, any alternative business combination transaction involving the Purchaser, including any purchase or sale of equity or assets of the Purchaser or any other Person or a merger, combination or recapitalization of the Purchaser or any Subsidiary thereof (each such transaction, a “Purchaser Acquisition Transaction”), and in the case of the Seller, any purchase of any equity securities of the Acquired Entities or any merger, combination, recapitalization, sale of substantial assets or similar transaction involving the Acquired Entities, to any other Person.

Section 5.08 Proxy Statement.

(a) As promptly as practicable after the date on which the Required Information has been made available to the Purchaser and its Representatives, the Purchaser shall file with the SEC a proxy statement relating to the Offer and the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) and provide all of its stockholders with the opportunity to redeem, in the aggregate, up to 25,665,000 of their Public Shares, to be redeemed in conjunction with a stockholder vote on the Transactions, all in accordance with and as required by the applicable governing documents of the Purchaser (including the Prospectus and the Amended and Restated Certificate of Incorporation and the Purchaser’s bylaws) (the “Purchaser Governing Documents”), applicable Law, and any applicable rules and regulations of the SEC and the NYSE.

(b) The Purchaser shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VII. The Purchaser shall extend the Offer for any period required by any rule, Law, regulation, interpretation or position of the SEC, the NYSE or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.08(b) shall (i) impose any obligation on the Purchaser to extend the Offer beyond the Termination Date (as the same may be extended in accordance with Section 7.03(b)), or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of the Purchaser to terminate this Agreement in accordance with Article VII.

(c) Without limitation, in the Proxy Statement, the Purchaser shall (i) seek (A) approval of this Agreement by the holders of shares of the Purchaser Common Stock in accordance with applicable Law and NYSE exchange rules and regulations, (B) approval of the Second Amended and Restated Certificate of Incorporation, (C) approval of the new omnibus equity incentive plan, the form of which is attached as Exhibit D hereto (the “Management Incentive Plan”), that, among other things, provides for a grant of outstanding the Purchaser Common Stock to employees of the Acquired Entities in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (D) to appoint, and designate the classes of, the members of the board of directors of the Purchaser, in each case as set forth on Annex I hereto, subject to any changes to Annex I as provided therein, (E) to the extent necessary, approval of the issuance of the Purchaser Common Stock pursuant to the Investor Agreements by the holders of shares of the Purchaser Common Stock in accordance with applicable Law and exchange rules and regulations, and (F) to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions, and (ii) file with the SEC financial and other information about the Transactions in accordance with applicable proxy solicitation rules set forth in the Purchaser’s Amended and Restated Certificate of Incorporation, the Exchange Act or otherwise (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). Except with respect to the information provided by the Seller for inclusion in the Proxy Statement and other Offer Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Subject to the Purchaser’s receipt of the Required Information, the Purchaser shall cause the Offer Documents to be disseminated as promptly as practicable to the Purchaser’s equityholders after the Proxy Statement is cleared by the SEC for mailing as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”), and the Purchaser shall take all actions necessary in accordance with applicable Law and the Purchaser Governing Documents to duly call, give notice of, convene and hold (on a date selected by the Purchaser and reasonably acceptable to the Seller, which date shall in no event be later than 30 days following the date the Proxy Statement is cleared by the SEC for mailing to the Purchaser’s equityholders) the Special Meeting of the Purchaser’s stockholders solely for the purpose of obtaining the Purchaser Stockholder Approval and obtaining the approval of the Purchaser’s stockholders with respect to the other matters contemplated to be included in the Proxy Statement in accordance with the terms of this Agreement. The Purchaser may, without the prior consent of the Seller, make one or more successive postponements or adjournments of such Special Meeting (i) if required by applicable Law or a request from the SEC or its staff, (ii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or the Offer Documents that the Purchaser board of directors, after consultation with its outside counsel, has determined in good faith, is required by applicable Law is provided to the Purchaser’s stockholders, or (iii) if, on a date for which such Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares of the Purchaser Common Stock to obtain the Purchaser Stockholder Approval, whether or not a quorum is present, provided that (A) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement, (B) no single such adjournment or postponement shall be for more than five Business Days except as may be required by Federal Securities Laws, and (C) in the case of clause (iii), such Special Meeting shall not be postponed to later than the date that is ten Business Days after the date for which such Special Meeting was originally scheduled without the prior written consent of the Seller. All other postponements or adjournments shall require the prior written consent of the Seller. The Purchaser shall ensure that such Special Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with such Special Meeting are solicited, in compliance with all applicable Laws.

(d) The Seller shall promptly provide to the Purchaser the Required Information as and when available and such other information concerning the Seller, the Acquired Entities as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Statement. Subject to the Seller’s compliance with the immediately preceding sentence with respect to the information provided or to be provided by the Seller for inclusion in the Offer Documents, the Purchaser shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Seller such that the Seller and the Acquired Entities and its and their respective Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Seller shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of the Purchaser Common

Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Purchaser Governing Documents. The Purchaser shall provide the Seller, the Company and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give the Seller and the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser shall use reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit the Seller, the Company and their respective Representatives to participate with the Purchaser or its Representatives in any discussions or meetings with the SEC and its staff. The Seller shall, and shall cause each of the Acquired Entities to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the Transactions (including the Offer Documents) and responding in a timely manner to comments from the SEC.

(e) If at any time prior to the Effective Time, any information relating to the Purchaser, or the Acquired Entities, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Purchaser or the Seller, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Purchaser.

(f) Subject to the second sentence of this Section 5.08(f), but notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreement, the Purchaser shall not make any public filing with respect to the Transactions (including the Offer Documents) without the prior written consent of the Seller. The Purchaser may make any public filing with respect to the Transactions to the extent required by applicable Law, provided, that the Seller shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by the Seller and the Purchaser to be not so required, such filing shall not be made.

Section 5.09 Stockholder Vote; Recommendation of the Board of the Purchaser. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by the Seller, from and after the date of this Agreement, the Purchaser shall not directly or indirectly subject this Agreement or the Transactions or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of capital stock of the Purchaser. Subject to this Section 5.09, the board of directors of the Purchaser shall recommend that the Purchaser’s stockholders vote in favor of, and shall solicit proxies from the Purchaser’s stockholders in favor of, (a) approving this Agreement, (b) approving the Second Amended and Restated Certificate of Incorporation, (c) approving the Management Incentive Plan, (d) appointing, and designating the classes of, the members of the board of directors of the Purchaser in accordance with Annex I, (e) to the extent necessary, approving the issuance of the Purchaser Common Stock pursuant to the Investor Agreements, and (f) consummation of the Transactions, and the Purchaser shall, include such recommendation in the Proxy Statement. Prior to the valid termination of this Agreement in accordance with Article VII, subject to this Section 5.09, neither the board of directors of the Purchaser nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Seller), or propose to withdraw (or modify in any manner adverse to the Seller), the board of director’s recommendation in favor of this Agreement and the Transactions, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Purchaser Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Purchaser to execute or enter into, any agreement related to a Purchaser Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Purchaser to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder, (v) fail to recommend against any Purchaser Acquisition Transaction, (vi) fail to re-affirm the aforementioned board of director recommendation at the written request of the Company within five Business Days or (vii) resolve or agree to do any of the foregoing. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Purchaser Stockholder Approval, the board of directors of the Purchaser, after consultation with its outside legal counsel, determines in good faith that failure to withdraw or modify its recommendations would be inconsistent with its fiduciary duties to the Purchaser’s stockholders under applicable Law, then the board of directors of the Purchaser may withdraw or modify its recommendations so long as the Purchaser (to the extent lawful and reasonably practicable) first provides the Seller with at least 48 hours advance written notice of such withdrawal or modification.

Section 5.10 Listing. From the date of this Agreement through the Closing, the Purchaser shall use all reasonable efforts that are necessary or desirable for the Purchaser to remain listed as a public company on, and for shares of the Purchaser Common Stock to be tradable over, the applicable NYSE market(s).

Section 5.11 Operations of the Purchaser Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or the Ancillary Agreements or with the prior approval of the Seller, the Purchaser shall not take any of the following actions:

(a) make any amendment or modification to any of the Purchaser Governing Documents;

(b) take any action in violation or contravention of any of the Purchaser Governing Documents, applicable Law or any applicable rules and regulations of the SEC and the NYSE;

(c) split, combine or reclassify the Purchaser Common Stock, or reduce below $10.00 per share the offering price (as described in the Prospectus);

(d) make any amendment or modification to the Trust Agreement;

(e) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(f) make or allow to be made any reduction in the Purchaser Trust Amount, other than as expressly permitted by the Purchaser Governing Documents;

(g) contact, directly or indirectly, (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Acquired Entity with respect to the Transactions;

(h) contact, directly or indirectly, any employee of any Acquired Entity, other than contacts with senior-level management employees in connection with the Transactions;

(i) (i) issue any Preferred Shares to any Person other than as expressly provided for in the Backstop and Subscription Agreement, the JFL Subscription Agreement or any Direct Subscription Agreement entered into in accordance with Section 5.12(c), or (ii) issue any other equity or indebtedness (other than as expressly provided for in the Investor Agreements and shares of Purchaser Common Stock to be issued to the Sponsor pursuant to the Exchange and Forfeiture Agreement);

(j) undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the Transactions.

(k) hire any employee;

(l) amend, waive or terminate, in whole or in part, any Investor Agreement or the Founder Voting Agreement, or, except in accordance with Section 5.12, enter into any new Investor Agreement;

(m) establish any Subsidiary or acquire any interest in any asset; or

(n) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.12 Investor Agreements; Founder Voting Agreement; Exchange and Forfeiture Agreement.

(a) Without limitation of Section 10(i) (Binding Effect) of the Backstop and Subscription Agreement and Section 5.1 (Binding Agreement) of the Founder Voting Agreement, the Purchaser hereby acknowledges and agrees that the Seller has the right to cause the Purchaser and the Sponsor to enforce the Purchaser’s and the Sponsor’s rights and perform the Purchaser’s obligations under each Investor Agreement, the Founder Voting Agreement and the Exchange and Forfeiture Agreement, and the Purchaser further acknowledges that money damages would not be an adequate remedy at law if any party to such agreements fails to perform in any material respect any of such party’s obligations under such agreements, and accordingly, upon the written request and expense of the Seller, the Purchaser shall, in addition to any other remedy at law or in equity, seek an injunction or similar Governmental Order of equitable relief restraining such party, as applicable, from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under each agreement, without the posting of any bond, in accordance with the terms and conditions of the applicable agreement in any court of the United States or any State thereof having jurisdiction, and if any Action should be brought in equity to enforce any of the provisions of such agreements, the Purchaser shall not, and shall cause its Affiliates and its and their respective Representatives not to, raise the defense that there is an adequate remedy at law.

(b) Without the prior written consent of the Seller, the Purchaser shall not and shall not permit its Affiliates or its or their respective Representatives to amend, modify, terminate, assign or agree to any waiver under, in a manner adverse to the Seller, any Investor Agreement, the Founder Voting Agreement or the Exchange and Forfeiture Agreement. The Purchaser will promptly notify the Seller if it has any reason to believe that any event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Purchaser or to the Purchaser’s Knowledge, any other party thereto under any Investor Agreement, the Founder Voting Agreement or the Exchange and Forfeiture Agreement. The Purchaser will also promptly notify the Seller if it has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any Investor Agreement, the Founder Voting Agreement or the Exchange and Forfeiture Agreement.

(c) Prior to the Closing, the Purchaser may seek to enter into subscription agreements for (i) the sale of up to $25.0 million of newly issued shares of Purchaser Common Stock in lieu of issuing a corresponding value of Preferred Shares under the Backstop and Subscription Agreement and (ii) the sale of up to $25.0 million of newly issued shares of Purchaser Common Stock in lieu utilizing a corresponding amount of the Backstop Commitment (as such term is defined in the Backstop and Subscription Agreement) under the Backstop and Subscription Agreement. Pursuant to Section 1(b) of the Backstop and Subscription Agreement, in lieu of issuing Preferred Shares to the subscriber named in the Backstop and Subscription Agreement, the Purchaser may enter into Direct Subscription Agreements with other subscribers pursuant to the terms of the Backstop and Subscription Agreement, provided, however, that in no event will the aggregate number of Preferred Shares to be issued under the Backstop and Subscription Agreement and any Direct Subscription Agreement exceed 1,000,000 Preferred Shares less any reductions to the number of Preferred Shares to be issued in the Preferred Offering as a result of the issuance of shares of Purchaser Common Stock pursuant to Section 5.12(c)(i). Unless entered into on economic terms and conditions substantially similar in all respects with any Investor Agreement with J.F. Lehman & Company LLC or its affiliated investment funds, any Investor Agreement entered into in connection with this Section 5.12(c) shall be on terms and conditions that are acceptable to the Seller. The Purchaser shall provide the Seller with complete executed copies of such Investor Agreements promptly upon execution thereof.

(d) The Purchaser will negotiate and enter into definitive agreements with respect to the Preferred Offering and the Common Offering on terms and conditions contained in the Investor Agreements or consistent in all material respects with the Investor Agreements at or prior to the Closing and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Seller, provided, however, that the Purchaser will not enter into any definitive agreement with respect to the Preferred Offering or the Common Offering unless such definitive agreement has been approved in writing by the Seller (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 5.13 Founder Letter Agreement. The Purchaser shall enforce to the fullest extent permitted by Law the restrictions on transfer of the 6,416,250 shares of Purchaser Common Stock initially acquired by the Sponsor and other Purchaser insiders prior to the consummation of the IPO as well as the waiver of each of the Founder Stockholders’ respective rights to redeem such shares, in accordance with that certain letter agreement, dated as of June 22, 2017, among the Purchaser, the Sponsor and the other individuals party thereto (the “Founder Letter Agreement”), and without the prior written consent of the Seller, the Purchaser shall not and shall not permit its Affiliates or its or their respective Representatives to amend, modify, terminate or agree to any waiver under, in a manner adverse to the Seller, the Founder Letter Agreement. The Purchaser will promptly notify the Seller if it has any reason to believe that any event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Purchaser or to the Purchaser’s Knowledge, any other party thereto under the Founder Letter Agreement. The Purchaser will also promptly notify the Seller if it has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Founder Letter Agreement.

Section 5.14 FIRPTA Certificates. Each of NRC US Holding Company, LLC and SES Holdco, LLC shall deliver to the Purchaser (a) a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that it is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code (each such statement, the “FIRPTA Certificate”) and (b) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (a), signed by a responsible corporate officer of such Acquired Entity.

Section 5.15 No Claim Against the Purchaser Trust. The Seller acknowledges that it has read the Prospectus and that the Purchaser has established the Purchaser Trust from the proceeds of its June and July 2017 initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the Purchaser’s holders of Public Shares (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Purchaser Trust, the Purchaser may disburse monies from the Purchaser Trust only: (a) to the Public Stockholders in the event they elect to redeem shares of Purchaser Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the Prospectus) (the “Business

Combination”); (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within 18 months from the closing of the IPO; (c) any amounts necessary to pay any Taxes; or (d) to, or on behalf of, the Purchaser after or concurrently with the consummation of a Business Combination. The Seller hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Purchaser Trust or distributions therefrom, or make any claim prior to Closing against the Purchaser Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Seller hereby irrevocably waives any Claims it may have, against the Purchaser Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser and will not, prior to the Closing, seek recourse against the Purchaser Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 5.15 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Stockholders and for transaction expenses paid (including deferred IPO underwriting discount and expenses payable to the Purchaser’s underwriters in connection with the IPO). The Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter into this Agreement. This Section 5.15 shall not limit the Seller’s right to seek specific performance against the Purchaser pursuant to Section 10.16, including the right to seek specific performance against the Purchaser to require the Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of the Purchaser’s conditions to the Closing in Sections 6.01 and 6.03, and to comply with the terms of the Purchaser Trust Agreement, including distribution of funds from the Purchaser Trust upon the Closing in accordance with the terms of this Agreement.

Section 5.16 280G. Prior to the Closing Date, the Seller shall cause the Company to use its reasonable best efforts to seek valid waivers (collectively, the “Waivers”) of any payments and/or benefits that the Company reasonably determines may, individually or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), in form and substance reasonably satisfactory to the Purchaser, and shall use its reasonable best efforts to seek equityholder approval (in a manner satisfactory to the Purchaser), by such number of equityholders as is required pursuant to Section 280G(b)(5)(B) of the Code, of all such payments and/or benefits (the “Equityholder Approval”), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code and the applicable regulations thereunder, in each case, if such Waivers and Equityholder Approval are obtained. The Seller will cause the Company to provide the Purchaser with a reasonable opportunity to review and comment on all calculations and documents prepared in connection with the foregoing and will make such modifications thereto as are reasonably requested by the Purchaser.

Section 5.17 Purchaser SEC Reports. From the date of this Agreement to the Closing, the Purchaser shall timely file all forms, reports and documents required to be filed by it with the SEC under the Exchange Act or the Securities Act (each such form, report and document, an “Additional Purchaser SEC Report”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Additional Purchaser SEC Report shall fully comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 5.18 Post-Closing Payments with respect to Potential Acquisition.

(a) In the event the Potential Acquisition is consummated following the Closing, then concurrently with such consummation, the Purchaser shall pay $10,000,000 to the Seller pursuant to Section 5.18(e).

(b) The Purchaser shall pay to the Seller up to $25,000,000 of additional consideration (the “Potential Acquisition Earnout Amount”) in the event the Potential Acquisition has been consummated and the Potential Acquisition Earnout Requirements have been satisfied within the applicable measurement period set forth in Section 1.1(e) of the Seller Disclosure Letter.

(c) From and after the closing of the Potential Acquisition through the end of the measurement periods related to the Potential Acquisition Earnout Requirements, the Company shall, and after the Closing the Purchaser shall cause the Company to: (i) operate the business to which the Potential Acquisition relates in a reasonable and prudent manner; (ii) use its reasonable best efforts to provide the resources necessary to operate the Business in the Ordinary Course of Business, including using reasonable best efforts to maintain relationships and goodwill with customers, employees, and others having relationships with such business as well as to maximize revenue and profitability; (iii) maintain sufficient records to enable the Potential Acquisition Earnout Requirements to be calculated in a transparent manner; and (iv) not take any action which is knowingly intended, by any means, to deprive the Seller of the benefits provided by this Section 5.18.

(d) The Potential Acquisition Earnout Amount that may be payable in accordance with this Agreement shall be calculated by the Purchaser based on the books and records of the Acquired Entities. Purchaser will inform and provide written notice to the Seller of the amount of any Potential Acquisition Earnout Amount within 20 Business Days after the expiration of any applicable measurement period related to the Potential Acquisition Earnout Requirements, and the Purchaser will provide the Seller with reasonable supporting detail for such calculations, including reasonable access to employees and records of the Acquired Entities. If the Seller does not deliver a written notice of dispute to the Purchaser within 30 days of receiving notice for the applicable measurement period, then the Purchaser’s determinations with respect to the Potential Acquisition Earnout Amount for such measurement period shall be deemed final and binding. If the Seller does deliver a written notice of dispute of the amount of the Potential Acquisition Earnout Amount within such time, and the Parties are unable to agree on a final resolution within 30 days of delivery of such notice, then the Parties shall jointly submit the dispute for arbitration to a nationally recognized independent accounting firm to resolve the dispute.

(e) Any Potential Acquisition Earnout Amount or payment pursuant to Section 5.18(a) that is payable hereunder shall be paid, at the discretion of the Purchaser’s Board of Directors in cash or shares of Purchaser Common Stock or any combination thereof. To the extent any shares of Purchaser Common Stock are issued in satisfaction of any Potential Acquisition Earnout Amount that is payable, the value of each such share shall be an amount equal to the volume-weighted average price per share of Purchaser Common Stock on the NYSE for the five consecutive trading days preceding (but not including) the date on which it is finally determined that any portion of the Potential Acquisition Earnout Amount is payable. To the extent any such payment is paid in cash, such payment will be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller.

Section 5.19 Registration Rights. To the extent that the Purchaser enters into a registration rights agreement pursuant to an Investor Agreement that provides for terms to applicable subscribers that are more favorable to such subscribers than the terms of the Amended and Restated Registration Rights Agreement are to the Seller, then the Amended and Restated Registration Rights Agreement shall be amended to reflect such more favorable terms.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by the Purchaser to the extent permitted by applicable Law:

(a) No Misrepresentations or Breach of the Seller’s Covenants. (i) The Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Seller contained in Article III of this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect, and (iii) the Purchaser shall have received a certificate signed by a duly authorized officer of the Seller, to the foregoing effect.

(b) Ancillary Agreements. The Purchaser shall have received a counterpart signature page for each Ancillary Agreement to which the Seller or an Acquired Entity is specified to be a party, duly executed by the Seller or Acquired Entity as well as all other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the transactions contemplated hereby.

(c) Board of Managers Declaration. The Purchaser shall have received a declaration of the board of managers of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of the Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(d) FIRPTA Certificate. The Purchaser shall have received fully-executed FIRPTA Certificates.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof.

(f) Lock-Up Agreement. The Purchaser shall have received a fully-executed Lock-Up Agreement in substantially the form attached hereto as Exhibit E.

(g) Investor Rights Agreement. The Purchaser shall have received a fully-executed Investor Right Agreement in substantially the form attached hereto as Exhibit F.

(h) Termination of Certain Contracts. The Contracts set forth on Section 6.01(i) of the Seller Disclosure Letter shall each have been terminated, without further force or effect, effective as of immediately prior to the Closing and the Purchaser shall have received the applicable fully-executed written Contracts to such effect.

Section 6.02 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Transactions are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by the Seller to the extent permitted by applicable Law:

(a) No Misrepresentations or Breach of Covenants and Warranties. (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in Article IV of this Agreement (without giving effect to any limitation as to “materiality” or “Purchaser MAE” qualifiers) shall be true in all respects as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Purchaser MAE, and (iii) the Seller shall have received a certificate signed by a duly authorized officer of the Purchaser to the foregoing effect

(b) Payment of Cash Purchase Price. The Seller shall have received the Cash Purchase Price less the Seller Transaction Expenses in accordance with Section 2.03.

(c) Issuance of Purchase Price Common Stock. The Seller shall have been issued the shares of Purchase Price Common Stock in accordance with Section 2.04.

(d) No Purchaser MAE. There shall not have occurred a Purchaser MAE since the date hereof.

(e) Ancillary Agreements. The Seller shall have received a counterpart signature page for each Ancillary Agreement to which the Purchaser is specified to be a party, duly executed by the Purchaser as well as all other documents required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the Transactions.

(f) Secretary’s Certificate. The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(g) Resignations. The Seller shall have received evidence of the resignations of each director, officer and employee of the Purchaser, each in form and substance reasonably satisfactory to the Seller.

(h) Registration Rights. The Seller and the Purchaser shall have entered into the Amended and Restated Registration Rights Agreement in substantially the form attached as Exhibit F hereto (as the same may be amended in accordance with the provisions of Section 5.19).

(i) No Unapproved Shares. Except for (i) the Preferred Shares to be issued pursuant to the Backstop and Subscription Agreement, the JFL Subscription Agreement and any Direct Subscription Agreement entered into in accordance with Section 5.12(c) and (ii) the shares of Purchaser Common Stock to be issued pursuant to this Agreement, the Investor Agreements and the Exchange and Forfeiture Agreement, from the date of this Agreement through the Closing no Preferred Shares or shares of Purchaser Common Stock shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Seller.

(j) Listing. The shares of Purchase Price Common Stock to be issued pursuant to the Transactions (including any such shares to be issued with respect to the Potential Acquisition Earnout Amount), and the shares of Purchaser Common Stock to be issued pursuant to the Exchange and Forfeiture Agreement and the Investor Agreements shall have been approved for listing on the NYSE, subject to official notice of the issuance thereof.

(k) Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) The Second Amended and Restated Certificate of Incorporation shall have been approved; and (ii) the Amended and Restated Bylaws shall have been adopted by the Board of Directors of the Purchaser, and each shall be effective as of the Closing.

(l) Board and Committee Appointments. The members of the board of directors of the Purchaser, and any committees thereof, in each case as set forth on Annex I (subject to any changes thereto made in accordance with this Agreement), shall have been approved and appointed to their respective position(s) (including any role as chairman indicated thereon), and the Purchaser shall have offered each of the same the opportunity to enter an agreement for indemnification (in addition to the indemnification provided for in the Purchaser Governing Documents), effective as of the Closing and in substantially the form attached as Exhibit G hereto.

(m) Management Incentive Plan. The Management Incentive Plan shall have been approved by the Purchaser’s stockholders.

(n) Investor Agreements; Founder Voting Agreement. Each of the Investor Agreements and the Founder Voting Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects, and if the Seller shall have exercised its rights to enforce any Investor Agreement or the Founder Voting Agreement pursuant to the terms thereof and hereof, such Subscriber (as defined in the applicable Investor Agreement) or Founder Stockholder, as applicable, shall have complied with and consummated its obligations with respect thereto.

(o) Exchange and Forfeiture Agreement. The Exchange and Forfeiture Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects.

(p) Completion of Offer. The Offer shall have been completed in accordance with the Offer Documents.

(q) Lock-Up Agreement. The Seller shall have received a fully-executed Lock-Up Agreement in substantially the form attached hereto as Exhibit E.

(r) Investor Rights Agreement. The Seller shall have received a fully-executed Investor Rights Agreement in substantially the form attached hereto as Exhibit H.

Section 6.03 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

(a) Receipt of HSR Approval. The HSR Approval shall have been obtained.

(b) No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the transactions contemplated hereby, and there shall not be any pending Investigation by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order.

(c) Purchaser Stockholder Approval. The Purchaser Stockholder Approval shall have been obtained.

(d) Net Tangible Assets. The Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

(e) Credit Agreement Compliance. (i) The Credit Agreement shall be in effect; (ii) no Default or Event of Default (as each such term is defined in the Credit Agreement) shall have occurred and be continuing under the Credit Agreement; and (iii) consummation of the Transactions will not result in a Default or Event of Default under the Credit Agreement.

ARTICLE VII
TERMINATION

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the mutual written consent of the Purchaser and the Seller.

Section 7.02 Termination by the Purchaser or the Seller. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either the Purchaser or the Seller if any permanent injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions shall have become final and non-appealable.

Section 7.03 Termination by the Purchaser. The Purchaser may terminate this Agreement at any time prior to the Closing by written notice to the Seller:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of the Seller shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 6.01(a) incapable of fulfillment, and such violation or breach has neither been waived by the Purchaser nor cured by the Seller within 30 days of the Seller’s receipt of written notice of such violation or breach from the Purchaser; provided, however, that the right to terminate this Agreement under this Section 7.03(a) shall not be available to the Purchaser if the Purchaser is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements; or

(b) if (i) the Closing shall not have occurred by November 30, 2018 (the “Termination Date”); provided, that the Termination Date may be extended by mutual written consent of the Purchaser and the Seller and (ii) the failure of the Closing to occur on or before such date is not caused by a failure of the Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

Section 7.04 Termination by the Seller. The Seller may terminate this Agreement at any time prior to the Closing by written notice to the Purchaser:

(a) if the Cash Purchase Price is less than the difference between (i) $125,000,000 minus (ii) unpaid Purchaser Transaction Expenses;

(b) upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of the Purchaser shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 6.02(a) incapable of fulfillment, and such violation or breach has neither been waived by the Seller nor cured by the Purchaser within 30 days of the Purchaser’s receipt of written notice of such violation or breach from the Seller; provided, however, that the right to terminate this Agreement under this Section 7.04(b) shall not be available to the Seller if the Seller is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements; or

(c) if (i) the Closing shall not have occurred by the Termination Date and (ii) the failure of the Closing to occur on or before such date is not caused by a failure of the Seller to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

Section 7.05 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, all further obligations of the Parties under this Agreement (other than those contained in Section 5.05, this Article VII, Article X and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates will have any further liability to the other Party; provided, that nothing herein shall relieve any Party from liability for such Party’s willful breach of this Agreement prior to such termination; provided, further, and notwithstanding anything to the contrary set forth in this Agreement, that in the event of termination of this Agreement in accordance with its terms neither the Seller nor the Purchaser shall be relieved or released from liability for willful breach of this Agreement or for intentional fraud under applicable Law.

ARTICLE VIII
TAX MATTERS

Section 8.01 Cooperation. After the Closing Date, the Purchaser and the Seller shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of the Acquired Entities and shall make available to the other and to any taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Acquired Entities for all periods that end prior to or on the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

Section 8.02 Income Tax Treatment and Allocation.

(a) For all purposes of the Agreement, in the case of a Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Entities terminated at the end of the Closing Date; provided that the Parties agree that any Tax deductions for compensatory payments made to employees, consultants or independent contractors of the Acquired Entities relating to the consummation of the Transactions shall, to the extent permitted by applicable Laws, be treated as allocable to such Pre-Closing Tax Period.

(b) The Seller and the Purchaser agree to treat, and to cause their respective Affiliates to treat, the sale and purchase of the Membership Interests pursuant to this Agreement as the sale and purchase of the stock of each of NRC US Holding Company, LLC, NRC Int. Holding Company, LLC and SES Holdco, LLC for U.S. federal income Tax purposes. The Seller and the Purchaser shall, and shall cause their respective Affiliates, to allocate the Total Purchase Price and any assumed liabilities treated as amounts realized and any other relevant amounts for U.S. federal income Tax purposes in a manner consistent with the Allocation. The Seller and the Purchaser shall not, and shall cause their respective Affiliates not to, file any Tax Return inconsistent with this Section 8.02.

Section 8.03 No Section 338 Election. The Purchaser shall not make, and shall cause its Affiliates not to make, an election under Section 338 of the Code with respect to any actual or deemed sale and purchase of stock for U.S. federal income Tax purposes pursuant to this Agreement without the prior written consent of the Seller.

ARTICLE IX
POST-CLOSING COVENANTS

Section 9.01 Director and Officer Liability; Indemnification.

(a) If the Closing occurs, the Purchaser shall cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member, manager, Affiliate and agent of the Acquired Entities, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the Acquired Entities to survive the consummation of the Transactions and continue in full force and effect and be honored by the Acquired Entities after the Closing. The obligations of the Purchaser under this Section 9.01(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.01(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.01(a) applies shall be third party beneficiaries of this Section 9.01(a)). If the Closing occurs, the Purchaser shall cause the Acquired Entities to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01(a).

(b) In the event the Purchaser, the Acquired Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, the Purchaser shall ensure that proper provision shall be made so that the successors and assigns of the Purchaser or the Acquired Entities, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Section 9.01.

(c) The Seller shall, or shall cause its Affiliates to, obtain a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the Closing Date, for the benefit of the Acquired Entities or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date.

Section 9.02 Preservation of, and Access to, Books and Records. For a period of six and one-half years from and after the Closing (or such longer period as may be required by any Governmental Authority or ongoing Action):

(a) the Purchaser shall not, and shall not permit any Acquired Entity to, destroy, alter or otherwise dispose of any of the books and records and files of any of the Acquired Entities relating to the period preceding the Closing Date, without first giving 30 days’ prior written notice to the Seller. Upon such notice, the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 30-day period, to take possession of the records and files within 15 days after the date of such notice. The Purchaser shall bear the costs associated with preserving these records.

(b) the Purchaser shall allow, and shall cause the Acquired Entities to allow, the Seller and any of the Seller’s Representatives reasonable access during normal business hours to all employees and files of the Acquired Entities and any books and records and other materials of the Acquired Entities relating to periods prior to the Closing Date in connection with general business purposes, whether or not relating to or arising out of this Agreement or the Transactions (including the preparation of any Tax Return, amended Tax Return or claim for refund of Taxes (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date), to comply with the rules and regulations of the Internal Revenue Service or any other Governmental Authority or otherwise relating to the Seller’s other businesses or operations, including in connection with the preparation and audit of an Acquired Entity’s financial statements.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Expenses. Except as expressly provided herein, at the Closing, (a) each of the Seller and the Purchaser shall cause the Company to pay the Seller Transaction Expenses and the Purchaser Transaction Expenses. Neither the Purchaser nor the Seller nor any Acquired Entity shall bear any costs or expenses of any kind incurred by the Sponsor. Except as expressly provided herein, if this Agreement is validly terminated in accordance with Article VII, the Seller shall pay the Seller Transaction Expenses and the Purchaser shall pay the Purchaser Transaction Expenses. In the event this Agreement is validly terminated in accordance with Article VII (except in the event of a valid termination pursuant to Section 7.03(a)), then (a) if the Purchaser redeems shares of Purchaser Common Stock in connection with a liquidation distribution from the Purchaser Trust due to a Business Combination not being timely completed, the Purchaser will reimburse the Seller or the Acquired Entities, as the case may be, for all Company Transaction Expense incurred prior to such termination and for all Seller-Paid Purchaser Transaction Expenses incurred prior to such termination, in each case up to the then remaining balance of the Non-Trust Expense Account after satisfaction of the other then unpaid liabilities (if any) from such account, or (b) if a Purchaser Acquisition Transaction is completed by the Purchaser, then the Purchaser will reimburse the Seller or the Acquired Entities, as the case may be, for all Company Transaction Expense incurred prior to such termination and for all Seller-Paid Purchaser Transaction Expenses incurred prior to such termination.

Section 10.02 Survival. The agreements and obligations of the Parties under Section 7.05 and this Article X shall survive, as the case may be, (a) the valid termination of this Agreement in accordance with Article VII hereof or (b) the Closing. The agreements and obligations of the Parties under Article IX hereof shall survive the Closing and shall continue in accordance with their terms. No representations or warranties or other covenants and agreements in this Agreement shall survive the Closing and/or the valid termination of this Agreement. Notwithstanding the foregoing, the representations and warranties in Section 3.02(a) shall survive the Closing until the one-year anniversary of the Closing Date (on which date such representations and warranties shall terminate), and the Purchaser shall be entitled to make a claim against the Seller for a breach thereof until such date; provided that, except in the case of intentional fraud, Purchaser shall not be entitled to claim or recover with respect to a breach thereof an aggregate monetary amount in excess of the Cash Purchase Price.

Section 10.03 Consequences of Breach. Except in the case of intentional fraud, there shall be no remedy available to the Purchaser or the Acquired Entities and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Purchaser Parties”) for any and all losses that are sustained or incurred by any of the Purchaser Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Seller’s representations or warranties contained in this Agreement. Except for the purpose of determining the obligations of the Purchaser to consummate the Transactions in accordance with Section 6.01(a)(ii), (a) the representations and warranties provided by the Seller in this Agreement (including Article III) are provided for informational purposes only and (b) the Seller shall have no liability to any Purchaser Party for any losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Seller contained in this Agreement. Except in the case of intentional fraud, there shall be no remedy available to the Seller and its respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Seller Parties”) for any and all losses that are sustained or incurred by any of the Seller Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Purchaser’s representations or warranties contained in this Agreement. Except for the purpose of determining the obligations of the Seller to consummate the Transactions in accordance with Section 6.02(a)(ii), (a) the representations and warranties provided by the Purchaser in this Agreement (including Article IV) are provided for informational purposes only and (b) the Purchaser shall have no liability to any the Seller Party for any losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Purchaser contained in this Agreement.

Section 10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 10.05 Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally (a) agrees that any Action, at law or equity, arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such Action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such Action. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence an Action against the other Party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 10.05. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence an Action against the other Party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 10.05.

Section 10.06 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06.

Section 10.07 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one Business Day after deposit with a nationally-recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to the Purchaser, to:

Hennessy Capital Acquisition Corp. III
3485 North Pines Way,
Suite 110
Wilson, Wyoming 83014
Attention: Daniel J. Hennessy and Kevin Charlton
Email: dhennessy@hennessycapllc.com and kcharlton@hennessycapllc.com with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Jeffrey N. Smith and Dirk W. Andringa
Email: jnsmith@sidley.com and dandringa@sidley.com

and to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Stuart Neuhauser and Joshua N. Englard
Email: neuhauser@egsllp.com and jenglard@egsllp.com

If to the Seller:

JFL-NRC-SES Partners, LLC
c/o J.F. Lehman & Company
110 East 59th Street, 27th Floor
New York, New York 10022
Attention: C. Alexander Harman, Glenn M. Shor and David L. Rattner
Email: cah@jflpartners.com, gms@jflpartners.com, and dlr@jflpartners.com with a copy (which shall not constitute notice) to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar and Giles Elliott
Email: adermarkar@jonesday.com and gpelliott@jonesday.com

and to such other address or addressee as any such Party has specified by prior written notice to the other Party in accordance with this Section 10.07.

Section 10.08 Successors and Assigns; Benefit.

(a) The rights of any Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

(b) This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties, the Company Indemnitiees pursuant to Section 9.01(a) and such permitted assigns, any legal or equitable rights hereunder.

Section 10.09 Entire Agreement; Amendments; Waiver.

(a) This Agreement and the Annex and Exhibits and Disclosure Letters referred to herein, the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents, whether express or implied, between or among any of the Parties with respect to such subject matter.

(b) No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by all of the Parties. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such waiver is sought. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 10.10 Interpretation. Article, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letters, Annex and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The references herein to Sections, Articles, Exhibits, Annexes and Disclosure Letters, unless otherwise indicated, are references to Sections and Articles of and Exhibits, Annexes and Disclosure Letters to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference to any Contract or Permit is a reference to it as amended, modified and supplemented from time to time. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) “$” or “US$” means United States Dollars; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) references to a Person are also to its permitted successors and assigns; (g) all references to dollar amounts in this Agreement shall mean U.S. dollars unless otherwise indicated and all payments hereunder shall be in US$; and (h) each accounting term used but not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

Section 10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.12 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Time. Time shall be of the essence in and for purposes of this Agreement.

Section 10.14 Sales and Transfer Taxes. All transfer Taxes, stamp Taxes and other sales, use, excise, and similar Taxes, if any, that are imposed in connection with or as a result of the consummation of the Transactions, shall be paid 50% by Purchaser as a Purchaser Transaction Expense and 50% by the Seller as a Seller Transaction Expense.

Section 10.15 Disclosure Letter. Each Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Seller, except as and to the extent provided in this Agreement. The specification of any dollar amount in the representations or warranties (as applicable) contained in this Agreement or the inclusion of any specific item in the Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the Ordinary Course of Business, and none of the Parties shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the Disclosure Letter in any dispute or controversy with any Party as to whether any obligation, item or matter not included in a section of the Disclosure Letter is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or in the Ordinary Course of Business for the purposes of this Agreement. If any information required by this Agreement to be furnished in any section of the Disclosure Letter is contained in this Agreement or in any section of the Disclosure Letter, such information shall be deemed to be included in all sections of the Disclosure Letter to the extent it is reasonably apparent that such information is applicable to such other section of the Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. In no event shall any disclosure of such additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations or warranties in this Agreement. The information contained in the Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party thereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. Headings have been inserted in the sections of the Disclosure Letter for the convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

Section 10.16 Remedies; Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 10.17 No Recourse. Except in the case of intentional fraud, all Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.08), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of intentional fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Purchase Agreement as of the date first above written.

THE PURCHASER:

HENNESSY CAPITAL ACQUISITION CORP. III

By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Title:	Chairman of the Board and
Chief Executive Officer

THE SELLER:

JFL-NRC-SES PARTNERS, LLC

By:	/s/ C. Alexander Harman
	Name:	C. Alexander Harman
	Title:	President and Assistant Secretary

ANNEX I
Board of Directors and Committee Members

Subject to the Agreement and this Annex I, unless otherwise agreed by the Parties, effective as of the Closing, the Purchaser Board of Directors will consist of seven members, comprised as follows:

•         James O’Neil, Executive Chairman

•         The Chief Executive Officer of the Purchaser as of Closing;

•         Three nominees of the Seller, who are C. Alexander Harman, Glenn Shor and James Baumgardner

•         Two nominees of the Sponsor, who are Kevin Charlton and Daniel Hennessy, Vice-Chairman

To the extent prior to the Closing (a) any nominee of the Seller is no longer able to serve as a director or, in the case of C. Alexander Harman and Glenn Shor, is no longer affiliated with the Seller, then the Seller shall nominate such alternative individuals as may be reasonably acceptable to the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director; (b) any nominee of the Sponsor is no longer able to serve as a director or is no longer affiliated with the Sponsor, then the Sponsor shall nominate such alternative individuals as may be reasonably acceptable to each of the Seller and the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director; or (c) the Executive Chairman or Chief Executive Officer is no longer able to serve as a director or, in the case of the Chief Executive Officer, will no longer serve as the Chief Executive Officer of the Purchaser as of immediately following the Closing, then the Parties will cooperate to propose new individuals to serve as Executive Chairman or Chief Executive Officer, as applicable, for consideration by the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director.

The directors will be allocated in the following classes:

Class I – Term expires in 2019

•         Kevin Charlton

•         Glenn Shor

Class II – Term expires in 2020

•         C. Alexander Harman

•         Daniel Hennessy

•         James O’Neil

Class III – Term expires in 2021

•         Christian Swinbank

•         James Baumgardner

The number of directors as of the Closing will be increased to the extent necessary: (a) to ensure that the total number of directors as of the Closing that will be nominated by the Seller is consistent with Section 2(a) of the Investor Rights Agreement, in which case the Seller will cooperate to identify such additional individuals as are reasonably acceptable to the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director; and (b) to comply with applicable Law and exchange rules and regulations with respect to independence of directors, in which case the Parties will cooperate to identify such additional individuals as are reasonably acceptable to the Parties for nomination by the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director. Furthermore, to the extent that compliance with applicable exchange rules require or as required by the NYSE Staff in connection with the supplemental listing process, and such requirements cannot be satisfied by increasing the number of directors as of the Closing, the Parties will cooperate to amend the applicable percentages listed in Section 2(a)(i) of the Investor Rights

A-I-1

Agreement, as necessary. Notwithstanding the foregoing, such amendments to the applicable percentages shall in no way modify in any material respect the right to appoint directors in a proportional amount to JFL’s beneficial ownership as contemplated in Section 2(a)(i) of the Investor Rights Agreement.

To the extent any additional directors are necessary, either as a result of Section 2(a) of the Investor Rights Agreement or due to applicable Law and exchange rules and regulations, such new director designees will be allocated proportionately among the classes of directors.

The composition of the following committees of the Purchaser Board of Directors as of the Closing will be as follows:

•         Audit Committee

•         James Baumgardner

•         James O’Neil

•         Daniel Hennessy

•         Compensation Committee

•         Glenn Shor

•         Kevin Charlton

•         Nominating and Corporate Governance Committee

•         Daniel Hennessy

•         James O’Neil

•         C. Alexander Harman

A-I-2

Annex B

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is dated as of July 12, 2018 (the “Effective Date”), by and between JFL-NRC-SES Partners, LLC, a Delaware limited liability company (the “Seller”), and Hennessy Capital Acquisition Corp. III, a Delaware corporation (the “Purchaser”). The Seller and the Purchaser are each referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Parties entered into that certain Purchase Agreement, dated as of June 25, 2018 (the “Purchase Agreement”), whereby the Purchaser agrees to purchase the Membership Interests from the Seller at the Closing.

B. The Parties desire to amend the Purchase Agreement as described in this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

1. Recitals. The foregoing recitals are incorporated herein by reference.

2. Defined Terms. Each term used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

3. Amendment to the Purchase Agreement. The Parties hereby agree that the definition of “Purchase Price Common Stock” in Article I of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Purchase Price Common Stock” means a number of shares, rounded up to the nearest whole number, of Purchaser Common Stock equal to the quotient of (a) the positive amount equal to (i) the Total Purchase Price minus (ii) the Cash Purchase Price, divided by (b) the Per Share Price; provided, however, that, subject to the proviso in the definition of Cash Purchase Price, in no event will the shares of Purchaser Common Stock issued as Purchase Price Common Stock be less than 20% of the shares of Purchaser Common Stock outstanding as of immediately following the Closing (after giving effect to the Transactions).

4. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Amendment delivered by facsimile, e mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

5. Purchase Agreement Affirmed. Except as expressly provided herein, the Purchase Agreement remains unmodified and in full force and effect. If there is any inconsistency or conflict between the provisions of this Amendment and the other provisions of the Purchase Agreement, the provisions of this Amendment shall control with respect to the subject matter of this Amendment. This Amendment constitutes a part of the Purchase Agreement and is incorporated by this reference.

Signature Page Follows.

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

THE PURCHASER:

HENNESSY CAPITAL ACQUISITION CORP. III

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman & CEO

THE SELLER:

JFL-NRC-SES PARTNERS, LLC

By:	/s/ C. Alexander Harman
Name:	C. Alexander Harman
Title:	President and Assistant Secretary

Signature Page to First Amendment to Purchase Agreement

B-2

Annex C

FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HENNESSY CAPITAL ACQUISITION CORP. III

[•], 2018

Hennessy Capital Acquisition Corp. III, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 3, 2017 (the “Original Certificate”).

2. The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which amended and restated in its entirety the Original Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) and was filed with the Secretary of State of the State of Delaware on June 22, 2017.

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

5. The text of the First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I NAME

The name of the corporation is NRC Group Holdings Corp.

ARTICLE II PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 205,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
COMPLIANCE WITH U.S. MARITIME LAWS

Section 5.1. Certain Definitions. For purposes of this Article V, the following terms shall have the meanings specified below.

(a) A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares of the capital stock of the Corporation to the extent such Person (i) would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor to such rule, and such terms shall apply to and include the holder of record of shares in the Corporation, or (ii) otherwise has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of the capital stock of the Corporation, under any contract, understanding or other means; provided, however, that a Person shall not be deemed to be the “beneficial owner” of, or to “beneficially own” or to have “beneficial ownership” of, shares of the capital stock of the Corporation if the Corporation determines in accordance with this Article V that such Person is not the beneficial owner of such shares for purposes of the U.S. Maritime Laws. Notwithstanding the foregoing, no Person will be deemed to beneficially own shares of capital stock issuable on exercise or conversion of the Redemption Warrants except to the extent such shares are issued on exercise or conversion.

(b) “Board of Directors”, as used in this Article V unless otherwise expressly provided includes any duly authorized committee thereof, and any officer of the Corporation who shall have been duly authorized by the Board of Directors or any such committee thereof.

(c) “Citizenship Statement” means any citizenship certifications required under Section 5.4(b), the written statements and affidavits required under Section 5.8 given by the beneficial owners or their transferees or proposed or purported transferees, in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others.

(d) “Corporation”, as used in this Article V, includes the subsidiaries of the Corporation that own vessels that are subject to the U.S. Maritime Laws to the extent the U.S. Maritime Laws require the Corporation to qualify as a U.S. Citizen in order for such subsidiaries to so qualify.

(e) “Excess Share Date” shall have the meaning ascribed to such term in Section 5.5.

(f) “Excess Shares” shall have the meaning ascribed to such term in Section 5.5

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

(h) “Fair Market Value” of one share of a particular class or series of the capital stock of the Corporation shall mean the arithmetic average of the daily VWAP of one share of such capital stock for the 20 consecutive Trading Days immediately preceding the date of measurement, or, if such capital stock is not listed or admitted for unlisted trading privileges on a National Securities Exchange, the average of the reported closing bid and asked prices of such class or series of capital stock on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System (and, for the avoidance of doubt, not including the gray market); provided, however, that if at such date of measurement there is otherwise no established trading market for such capital stock, or the number of consecutive Trading Days since the effective date of this Second Amended and Restated Certificate is less than 20, the “Fair Market Value” of a share of such capital stock shall be determined in good faith by the Board of Directors.

(i) “National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute.

(j) “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

(k) “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation, with respect to all Non-U.S. Citizens in the aggregate, 24% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding.

(l) “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof, or other entity.

(m) “Redemption Date” shall have the meaning ascribed to such term in Section 5.6(c)(iv).

(n) “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(o) “Redemption Notice” shall have the meaning ascribed to such term in Section 5.6(c)(iii).

(p) “Redemption Price” shall have the meaning ascribed to such term in Section 5.6(c)(i).

(q) “Redemption Warrants” shall mean the warrants issued pursuant to the Warrant Agreement, dated [•], 2018, between the Corporation and [•], as warrant agent, with respect to the warrants entitling the holders thereof to purchase shares of Common Stock with an exercise price per warrant equal to $[0.01] per share of Common Stock. A holder of Redemption Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Corporation that it is a U.S. Citizen shall not be permitted to exercise its Redemption Warrants if the shares issuable upon exercise would constitute Excess Shares if they were issued. Redemption Warrants shall not entitle the holder to have any rights or privileges of stockholders of the Corporation solely by virtue of such Redemption Warrants, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Corporation, until they exercise their Redemption Warrants and receive shares of Common Stock.

(r) “Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(s) “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including (i) original issuance of shares, (ii) issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Redemption Warrants, and (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law.

(t) “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including any recipient of shares resulting from (i) the original issuance of shares, (ii) the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Redemption Warrants, or (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law; all references to “transferees” shall also include, and the provisions of this Article V (including, without limitation, requirements to provide Citizenship Statements) shall apply to, any beneficial owner on whose behalf a transferee is acting as custodian, nominee, fiduciary, purchaser representative or in any other capacity.

(u) “U.S. Citizen” shall mean a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

(v) “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

(w) “U.S. Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and, to the extent applicable to the Corporation, the U.S. Maritime Administration and their respective practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

(x) “VWAP” means for any Trading Day and any security (including Common Stock and Preferred Stock), the price for such security determined by the daily volume weighted average price per unit of such security for such Trading Day on the New York Stock Exchange or The Nasdaq Stock Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such security is not listed or quoted on the New York Stock Exchange or The Nasdaq Stock Market, as reported by the principal National Securities Exchange on which such security is then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day.

Section 5.2. Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens shall not be permitted to beneficially own in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, in the aggregate, become the beneficial owners of more than the Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any proof that it is, a U.S. Citizen under any applicable law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Section 5.3 through Section 5.8. The provisions of this Article V are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the U.S. Maritime Laws so that the Corporation does not cease to be qualified: (a) under the U.S. Maritime Laws to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof) that requires the Corporation to qualify as a U.S. Citizen; or (c) to participate in or receive the benefits of any statutory program that requires the Corporation to qualify as a U.S. Citizen. The Board of Directors is specifically authorized to make all determinations and to adopt and effect all policies and measures necessary or desirable, in accordance with applicable law and this Second Amended and Restated Certificate, to fulfill the purposes or implement the provisions of this Article V; provided, however, that determinations with respect to redemptions of any Excess Shares shall be made only by the Board of Directors.

Section 5.3. Dual Share System.

(a) To implement the requirements set forth in Section 5.2, the Corporation may, but is not required to, institute a dual share system such that: (i) each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates and/or book entries (in the case of uncertificated shares) to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate or made available by the Corporation (in the case of book entry shares) in which a proposed transferee of title to shares shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to the citizenship of such proposed transferee; (iii) a certification shall be submitted by such proposed transferee (which may include as part thereof a form of affidavit), upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such proposed transferee is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board of Directors is authorized to take such other ministerial actions or make such interpretations of this Second Amended and Restated Certificate as it may deem necessary or advisable in order to implement a dual share system consistent with the requirements set forth in Section 5.2 and to ensure compliance with such system and such requirements.

(b) A conspicuous statement shall be set forth on the face or back of each certificate and/or on each book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Second Amended and Restated Certificate; and (ii) the Corporation will furnish, without charge, to each stockholder of the Corporation who so requests a copy of this Second Amended and Restated Certificate.

Section 5.4. Restrictions on Transfers.

(a) No shares of any class or series of the capital stock of the Corporation may be transferred to a Non-U.S. Citizen or to a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by Non-U.S. Citizens in the aggregate would exceed the Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Corporation or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to Non-U.S. Citizens set forth in this Article V, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation with respect to such shares for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article V. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors shall have expressly and specifically authorized the same.

(b) In connection with any proposed or purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed or purported transferee of shares may be required by the Corporation or its transfer agent (if any) to deliver (i) a certification by such transferee or proposed or purported transferee (which may include as part thereof an affidavit) upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such transferee or proposed or purported transferee is a U.S. Citizen, and (ii) such other documentation and information concerning the citizenship of such transferee or proposed or purported transferee (as applicable) under Section 5.8 as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Corporation upon refusal or failure to furnish any of the foregoing Citizenship Statements. Each proposed or purported transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such Citizenship Statements to the proposed or purported transferee and such proposed or purported transferee’s responses thereto.

(c) Notwithstanding any of the provisions of this Article V, the Corporation shall be entitled (but not obligated) to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent, if any) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

Section 5.5. Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens in the aggregate exceeds the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article V shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such Permitted Percentage to be exceeded, or (y) those shares beneficially owned by Non-U.S. Citizens that exceed the Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article V; (b) the Corporation may in its reasonable discretion rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article V, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 5.5 as to which any shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

Section 5.6. Redemption.

(a) In the event that (i) the provisions of Section 5.4(a) would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (including by reason of the applicability of Section 5.10), (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens in the aggregate to exceed the Permitted

Percentage and thereby constitute an Excess Share, or (iv) a beneficial owner of a share of any class or series of capital stock of the Corporation has been determined to be or to be treated as a Non-U.S. Citizen pursuant to Section 5.7 or Section 5.8, respectively, and the beneficial ownership of such share by such Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, pursuant to applicable provisions of the DGCL is authorized to redeem such Excess Share in accordance with this Section 5.6, unless the Corporation does not have sufficient lawfully available funds to permit such redemption or such redemption is not otherwise permitted under the DGCL or other provisions of applicable law; provided, however, that the Corporation shall not have any obligation under this Section 5.6 to redeem any one or more Excess Shares.

(b) Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 5.6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, to the fullest extent permitted by applicable law:

(i) the holders of such Excess Shares subject to redemption shall (so long as such shares constitute Excess Shares) not be entitled to any voting rights with respect to such Excess Shares; and

(ii) the Corporation shall (so long as such shares constitute Excess Shares) pay into a segregated account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into a segregated account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 5.6(c)(iii); provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 5.6.

(c) The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 5.6 shall be as follows:

(i) the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Redemption Warrant (or such higher number of Redemption Warrants or a fraction of a Redemption Warrant, as the case may be, then exercisable for one share of Common Stock) for each Excess Share; provided, however, that if the Corporation determines that a Redemption Warrant would be treated as capital stock under the U.S. Maritime Laws or that the Corporation may not issue Redemption Warrants for any reason, then the Redemption Price shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes, (C) by any combination of cash and Redemption Notes (it being understood that all Excess Shares being redeemed in the same transaction or any series of related transactions shall be redeemed for the same amount and form of consideration), or (D) by any other means authorized or permitted under the DGCL;

(ii) with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of record of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Corporation pursuant to Section 5.6(b) (which shall be in full satisfaction of any right of the holder to any amount(s) in such segregated account to the extent relating to such Excess Share);

(iii) written notice of the redemption of the Excess Shares containing the information set forth in Section 5.6(c)(v), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holder(s);

(iv) the date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Redemption Warrants, cash and/or Redemption Notes;

(v) each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 5.6(c)(iv); (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall permanently cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi) on and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith permanently cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(vii) upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account in accordance with Section 5.6(b)(ii), then to the fullest extent permitted by applicable law, such amounts shall be released to the Corporation upon the completion of such redemption.

(d) Nothing in this Section 5.6 shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Second Amended and Restated Certificate and applicable law and prior to the Redemption Date the recipient provides notice of such proposed or purported transfer to the Corporation along with the documentation and information required under Section 5.4(b) and Section 5.8 establishing that the proposed or purported transferee is a U.S. Citizen to the satisfaction of the Corporation in its reasonable discretion. If such conditions are met, the Board of Directors (or any duly authorized committee thereof) shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

Section 5.7. Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock for the purposes of this Article V. In making such determinations, the Corporation may rely (a) on the stock transfer records of the Corporation and Citizenship Statements and (b) on any reasonable or accepted ownership presumption or fair inference rule, to establish the citizenship of such beneficial owners, transferees or proposed or purported transferees. The determination of the citizenship of such beneficial owners, transferees or proposed or purported transferees may also be established in such other manner as the Corporation may deem reasonable pursuant to Section 5.8(b). The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees or proposed or purported transferees in accordance with the provisions of Article V shall be conclusive.

Section 5.8. Requirement to Provide Citizenship Information.

(a) In furtherance of the requirements of Section 5.2, and without limiting any other provision of this Article V, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 5.8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i) promptly upon a beneficial owner’s acquisition of beneficial ownership of five percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. Parts 67 and 355;

(ii) promptly upon request by the Corporation, each beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. Parts 67 and 355;

(iii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv) promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address and other contact information as may be requested by the Corporation; and

(v) every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b) The Corporation may at any time require reasonable proof, in addition to the Citizenship Statements certifications required under Section 5.4(b) and the written statements and affidavits required under Section 5.8(a), of the citizenship of the beneficial owner or the transferee or proposed or purported transferee of shares of any class or series of the Corporation’s capital stock.

(c) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 5.8) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a Citizenship Statement, and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then, to the fullest extent permitted by applicable law: (A)(x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into a segregated account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article V; provided, however, that the Corporation shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii)(A) to any of the shares of such beneficial owner in any particular instance; and (B) the Corporation, upon approval by the Board of Directors in its sole discretion, shall have the power to treat such beneficial owner as a Non-U.S. Citizen unless and until the Corporation receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

(d) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 5.8) from the transferee or proposed or purported transferee) of, shares of any class or series of the Corporation’s capital stock a Citizenship Statement, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article V, by the date set forth in such written request, the Corporation, acting through its Board of Directors, shall have the power, in its sole discretion, (i) to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent (if any), until such requested documentation is so submitted and the Corporation is satisfied that the proposed or purported transfer of shares will not result in Excess Shares, and (ii) to treat shares held by such Person as Excess Shares subject to the provisions of this Article V and the remedies provided for herein.

Section 5.09. Severability. Each provision of this Article V is intended to be severable from every other provision. If any one or more of the provisions contained in this Article V is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article V shall not be affected, and this Article V shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

Section 5.10. NYSE American Transactions. Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of NYSE American LLC or any other National Securities Exchange or automated inter-dealer quotation system for so long as any class or series of the capital stock of the Corporation is listed on the NYSE American or any other National Securities Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V (including, without limitation, the redemption provisions of Section 5.06 applicable to Excess Shares).

Section 5.11. Authority of the Board of Directors with Respect to the Corporation’s Compliance with U.S. Maritime Laws. The Board of Directors may from time to time establish, adopt, or revise by resolution and publicly disclose with respect to any class, classes, or series of Capital Stock any (a) ownership presumption or fair inference rule, (b) rule relating to the determination of which Persons are Beneficial Owners or the determination of a Person’s address or status as a U.S. Citizen, or (c) other comparable policy or procedure that the Board of Directors determines in good faith is necessary or advisable for the Corporation to adopt in order to satisfy and demonstrate compliance with the U.S. Maritime Laws and that is in addition or supplemental to the provisions of this Article V. The Board of Directors shall from time to time by resolution establish and implement appropriate and timely monitoring, counting and related procedures and protocols to facilitate compliance with the U.S. Maritime Laws. The actions and resolutions of the Board of Directors referred to in this Section 5.11 mean those taken at a meeting of the Board of Directors duly convened at which a quorum is present as provided in the DGCL and the Bylaws.

Section 5.12. Applicability. The provisions of this Article V shall apply so long as the operations of the Corporation are subject to the U.S. Maritime Laws.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2. Number, Election and Term.

(a) Subject to the rights of any holder of any series of Preferred Stock to elect directors and the rights granted pursuant to the terms of the Investor Rights Agreement, dated as of [•], 2018 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Investor Rights Agreement”), by and among the Corporation, JFL-NRC-SES Partners, LLC, a Delaware limited liability company (“JFL Seller”), and J.F. Lehman & Company, LLC (“JFLCO,” and, together with JFL Seller and each of its respective affiliates, subsidiaries and managed funds and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “JFL”), the number of directors which shall constitute the whole Board shall be the number from time to time fixed by resolution of the Board and which shall be, upon initial filing of this Second Amended and Restated Certificate, [eight].

(b) Subject to Section 6.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign the members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three- year term. Subject to Section 6.5, if the number of directors that constitutes the Board is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 6.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 6.3. Newly Created Directorships and Vacancies. Subject to Section 6.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided that for so long as JFL maintains beneficial ownership, in the aggregate, of (x) at least 10% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively in accordance with the Investor Rights Agreement. For the purposes of this Second Amended and Restated Certificate, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 6.4. Removal. Subject to Section 6.5 and the rights granted to JFL under the Investor Rights Agreement, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when JFL beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed from office only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.5. Preferred Stock — Directors. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article VI unless expressly provided by such terms.

Section 6.6. U.S. Citizenship Requirement for Directors. So long as the Corporation is subject to the U.S. Maritime Laws, no more than a minority of the number of directors necessary to constitute a quorum of the Board of Directors (or the portion thereof as the Board of Directors may determine to be necessary under U.S. Maritime Laws in order for the Corporation to continue as a U.S. Citizen) shall be Non-U.S. Citizens.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), (i) the affirmative vote of the holders of at least 66-2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws for so long as JFL beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Corporation entitled to vote generally in the election of directors and (ii) the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws for so long as JFL beneficially owns, in the aggregate, less than 10% in voting power of the stock of the Corporation entitled to vote generally in the election of directors; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VIII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 8.1. Special Meetings. Except as otherwise required by law and subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board, the Chief Executive Officer, or the Chairman of the Board; provided, however, that at any time when JFL beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be promptly called by or at the direction of the Board of Directors or the Chairman of the Board upon the written request of JFL.

Section 8.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.3. Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION

Section 9.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated its duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 9.2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X
CORPORATE OPPORTUNITY

To the fullest extent of law, the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to JFL or any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than the Corporation and its subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of JFL nor any of its respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Without limiting and in addition to the foregoing, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they or it may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to and without limiting the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the officers or directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Corporation and such opportunity is one the Corporation is financially able and legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

This ARTICLE X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws of the Corporation, applicable law, any agreement or otherwise.

ARTICLE XI
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in ARTICLE IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XI; provided that notwithstanding any other provision of this Second Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, and in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), (i) the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal or adopt any provision as part of this Second Amended and Restated Certificate inconsistent with the purpose and intent of this ARTICLE XI, ARTICLE VI, ARTICLE VII, ARTICLE IX or ARTICLE X for so long as JFL beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Corporation entitled to vote generally in the election of directors and (ii) the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal or adopt any provision as part of this Second Amended and Restated Certificate inconsistent with the purpose and intent of this ARTICLE XI, ARTICLE VI, ARTICLE VII, ARTICLE IX or ARTICLE X for so long as JFL beneficially owns, in the aggregate, less than 10% in voting power of the stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 12.2. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (b) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, [•] has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:
Name: Christopher Swinbank
Title: Chief Executive Officer

Annex D

FORM OF
NRC GROUP HOLDINGS CORP.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this Plan is to attract and retain non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain other service providers to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e) “Cause” means, unless otherwise defined in the applicable Evidence of Award or the Participant’s employment agreement, (i) the indictment (or other criminal charge against the Participant) for a felony or any crime involving moral turpitude, or the Participant’s commission of fraud, breach of fiduciary duty, theft, embezzlement or crime against the Company or any of its Subsidiaries or affiliates or any of their customers, (ii) conduct by the Participant that brings the Company or any of its Subsidiaries or affiliates into public disgrace or disrepute, (iii) the Participant’s gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or affiliates or in the performance of Participant’s duties and services required for Participant’s position with the Company or any of its subsidiaries or affiliates, which, if curable, is not cured within ten days after written notice thereof to Participant, (iv) the Participant’s insubordination to, or failure to follow, the lawful directions of the person to whom such person directly reports, which, if curable, is not cured within ten days after written notice thereof to the Participant, (v) the Participant’s material violation of any restrictive covenant agreement with the Company or any of its Subsidiaries or affiliates, (vi) the Participant’s breach of any material agreement with the Company or any of its Subsidiaries or affiliates or any material employment policy of the Company or any of its Subsidiaries or affiliates which, if curable, is not cured within ten days after written notice thereof to the Participant (including, without limitation, the Company’s code of ethics and insider trading policy), or (vii) the abuse of any controlled substance or of alcohol or any other non-controlled substance which the Company determines renders the Participant unfit to serve in the Participant’s capacity as an employee or service provider of the Company or any of its Subsidiaries or affiliates.

(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan, and to the extent of any delegation by the Committee to a subcommittee pursuant to Section 10 of this Plan, such subcommittee, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NYSE or, if the Common Stock is not listed on the NYSE, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

(i) “Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j) “Company” means NRC Group Holdings Corp., a Delaware corporation, and its successors.

(k) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l) “Director” means a member of the Board.

(m) “Disability” means, unless otherwise defined in the applicable Evidence of Award or the Participant’s employment agreement, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or, if applicable, any Subsidiary.

(n) “Effective Date” means the date this Plan is approved by the Stockholders.

(o) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r) “Management Objectives” means the performance objective or objectives established pursuant to this Plan, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an award or (ii) as a condition to the vesting of the holder’s interest in the shares of Common Stock subject to an award or of payment with respect to an award, which objectives shall include, but not be limited to, the following performance objectives measured on a Company, Subsidiary, business, operating unit or individual basis: cash flow; free cash flow; operating cash flow; earnings; market share; economic value added; achievement of annual operating budget; profits; profit contribution margins; profits before taxes; profits after taxes; operating profit; return on assets; return on investment; return on equity; return on invested capital; gross sales; net sales; sales volume; stock price; total stockholder return; dividend ratio; price-to-earnings ratio; expense targets; operating efficiency; customer satisfaction metrics; working capital targets; the achievement of certain target levels of innovation and/or development of products; measures related to acquisitions or divestitures or the formation or dissolution of joint ventures; corporate bond rating by credit agencies; debt to equity or leverage ratios; or other performance measures determined by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management

Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(s) “Market Value per Share” shall be based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the NYSE or such other established stock exchange on which the Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the preceding date for which transactions were reported; provided, however, that if the Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.

(t) “NYSE” means the New York Stock Exchange.

(u) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(v) “Option Price” means the purchase price payable on exercise of an Option Right.

(w) “Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(x) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a service provider, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(y) “Performance Period” means any period designated by the Committee during which (i) the Management Objectives applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

(z) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(aa) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(bb) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(cc) “Plan” means this NRC Group Holding Corp. 2018 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time.

(dd) “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ee) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock (or, to the extent specified in the Evidence of Award, cash or a combination thereof) at the end of the applicable Restriction Period.

(ff) “Restriction Period” means any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Evidence of Award, or (ii) the conditions to vesting applicable to an award shall remain in effect.

(gg) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(hh) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(ii) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(jj) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a) Maximum Shares Available Under this Plan.

(i)            Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards will not exceed in the aggregate [  ] shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)           The aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b) Share Counting Rules.

(i)            Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)           Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to an Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iii)          If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan to the extent permitted by applicable laws and regulations.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed [______]shares of Common Stock.

(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, in no event will any non-employee Director in any calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $[______].

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains.

(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will become exercisable. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code. Each Option Right, or portion thereof, that is not an Incentive Stock Option, shall be a nonstatutory Option Right.

(i) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(j) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)            Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

(ii)           Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee on the Date of Grant.

(iii)          Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)          Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will become exercisable. Appreciation Rights may provide for continued

vesting or the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(v)           Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)          Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(vii)         Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(viii)        Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:

(i)            Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(ii)           No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(g) Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Each grant will specify whether the amount payable with respect thereto shall be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock, Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed a maximum amount specified by the Committee on the Date of Grant.

(f) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(g) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards.

(e) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

10. Administration of this Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin- out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (i) the then-outstanding shares of Common Stock; or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors or managers, as applicable (“Voting Shares”); provided, however, that for purposes of this Section 12(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its affiliates; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 12(c);

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Stockholders, was approved by a vote or the approval of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the shares of Common Stock and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the shares of Common Stock and Voting Shares of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common equity securities of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors or managers, as applicable, of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the Stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding anything herein to the contrary, in no event will the disposition of any portion of JFL-NRC-SES Partners, LLC’s ownership interest in the Company alone be deemed to be a Change in Control.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary [under an agreement with a foreign nation or agency]?, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six- month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the earlier to occur of (i) the fifth business day of the seventh month after such separation from service and (ii) the Participant’s death.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the NYSE, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the non-employee Director compensation limits set forth in Section 3(d).

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation

Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Options may be granted later than ten years after the date on which the Plan was approved by the Board.

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Subject to Section 409A of the Code or the extent otherwise provided for in an Evidence of Award, absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.

(g) Subject to Section 409A of the Code, the Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Annex E

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 25, 2018, by and among JFL-NRC-SES Partners, LLC, a Delaware limited liability company (the “Seller”), Hennessy Capital Partners III LLC, a Delaware limited liability company (“Hennessy Capital Partners III”), and the stockholders of Purchaser (as defined below) set forth on Schedule I hereto (such individuals together with Hennessy Capital Partners III, each a “Stockholder”, and collectively, the “Stockholders”). The Seller and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hennessy Capital Acquisition Corp. III, a Delaware corporation (“Purchaser”), set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), including any and all Common Stock acquired by such Stockholder during the Voting Period pursuant to the exercise, exchange or conversion of, or other transaction involving, any and all warrants issued to such Stockholder in a private placement that occurred prior to Purchaser’s initial public offering (the “Warrants”) and all Sponsor Forfeited Shares, are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Seller and Purchaser propose to enter into a purchase agreement, dated as of the date hereof (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Purchaser agrees to acquire from Seller, and Seller agrees to sell to Purchaser, all of the issued and outstanding membership interests of NRC Group Holdings, LLC, a Delaware limited liability company (the “Company”) (such transaction, together with the other transactions contemplated by the Purchase Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Seller to enter into the Purchase Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

ARTICLE II
VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of Purchaser (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Purchaser requested by Purchaser’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the approval of the Purchase Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of Purchaser contained in the Purchase Agreement, (c) in favor of the proposals set forth in Purchaser’s proxy statement (including in favor of the election of the Seller’s designees to the board of directors of Purchaser set forth on Schedule II hereto and in favor of each proposal to amend the Purchaser’s Amended and Restated Certificate of Incorporation consistent with Exhibit B to the Purchase Agreement), to be filed by Purchaser with the SEC relating to the Offer and the Transactions (including any proxy supplement thereto, the “Proxy Statement”), (d) for any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes for approval of the Purchase Agreement and the other proposals related thereto as set forth in the Proxy Statement on the date on which such meeting is held and (e) except as set forth in the Proxy Statement, against the following actions or proposals: (i) any Purchaser Acquisition Transaction or any proposal in opposition to approval of the Purchase Agreement or in competition with or materially inconsistent with the Purchase Agreement; and (ii) (A) any change in the present capitalization of Purchaser or any amendment of the certificate of incorporation or bylaws of Purchaser, except to the extent expressly contemplated by the Purchase Agreement, (B) any liquidation, dissolution or other change in Purchaser’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of a Stockholder under this Agreement, or (D) any other action or proposal involving Purchaser or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions or would reasonably be expected to result in any of Purchaser’s closing conditions or obligations under the Purchase Agreement not being satisfied. Each of the Stockholders agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of Purchaser.

ARTICLE III
COVENANTS

Section 3.1 Generally.

(a) Each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the Seller’s prior written consent (except to a permitted transferee as set forth in Section 7(c) in that certain letter agreement, dated June 22, 2017, between Purchaser and such Stockholder (the “Insider Letter”) who agrees in writing to be bound by the terms of this Agreement): (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock or Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Warrants may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Seller promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by such Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its reasonable best efforts to cooperate with the Seller to effect the transactions contemplated hereby and the Transactions.

Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Seller that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of Purchaser vote in favor of approval of the Purchase Agreement and in favor of approval of the other proposals set forth in the Proxy Statement (including the election of the directors set forth on Schedule II hereto) (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement).

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Seller that such Stockholder shall not request that Purchaser register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Seller other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement.

Section 3.4 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by Federal Securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Purchaser or Seller to any Governmental Authority or to securityholders of Purchaser) of such Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Purchaser or Seller, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by Purchaser or Seller for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 3.5 Notices of Certain Events. Each Party shall notify the other Parties hereto of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach in any material respect of any of the representations and warranties of such Party set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to the Seller as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Seller, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Stockholder’s name the number of all of the shares of Common Stock and the number of all of the Warrants over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares of Common Stock and, assuming the exercise of the Warrants, the shares of Common Stock underlying such Warrants. Such Stockholder has good and valid title to the Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, Liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable law, including federal and state securities laws. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the shares of Common Stock and Warrants denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a beneficial owner or record holder of any (i) equity securities of Purchaser, (ii) securities of Purchaser having the right to vote on any matters on which the holders of equity securities of Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of Purchaser, or (iii) options or other rights to acquire from Purchaser any equity securities or securities convertible into or exchangeable for equity securities of Purchaser.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Subject

Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by the Seller. Such Stockholder understands and acknowledges that the Seller is entering into the Purchase Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6 Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding the transactions contemplated by the Purchase Agreement and has independently and without reliance upon Purchaser or the Seller and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that the Seller has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Stockholders as follows:

Section 5.1 Binding Agreement. The Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. The Seller has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller have been duly authorized by all necessary actions on the part of the Seller. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby or compliance by the Seller with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Seller, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Seller’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI
TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, without any further action by the Parties, and none of the Seller or the Stockholders shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each Stockholder, the mutual written consent of the Seller and such Stockholder, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Purchase Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VI shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Seller any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one Business Day after deposit with a nationally-recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

(a) If to the Seller:

JFL-NRC-SES Partners, LLC

c/o J.F. Lehman & Company

110 East 59th Street, 27th Floor

New York, New York 10022

Attention: C. Alexander Harman, Glenn M. Shor and David L. Rattner

Email: cah@jflpartners.com, gms@jflpartners.com, and dlr@jflpartners.com with a copy (which shall not constitute notice) to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Alain Dermarkar and Giles Elliott

Email: adermarkar@jonesday.com and gpelliott@jonesday.com

(b) If to any of the Stockholders:

c/o Hennessy Capital Partners III LLC

3485 N. Pines Way, Suite 10

Wilson, Wyoming 83104

Attention: Daniel J. Hennessy, Kevin Charlton and Nicholas Petruska

Email: dhennessy@hennessycapllc.com,

kcharlton@hennessycapllc.com and npetruska@hennessycapllc.com with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Facsimile: (312) 853-7036

Email: jnsmith@sidley.com and dandringa@sidley.com

and to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Stuart Neuhauser and Joshua N. Englard

Facsimile: (212) 370-7889

Email: sneuhauser@egsllp.com and jenglard@egsllp.com

Section 7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement (together with the Purchase Agreement, to the extent referred to herein, and the schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 7.9 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise Purchaser’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide Purchaser’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Interpretation. The references herein to Sections, Articles and Schedules, unless otherwise indicated, are references to Sections and Articles of and Schedules to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference to any Contract is a reference to it as amended, modified and supplemented from time to time. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and (d) references to a Person are also to its permitted successors and assigns. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 7.13 Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court) or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken), this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.5. Each of the Stockholders and the Seller hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.

Section 7.15 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.16 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and the Seller, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in Purchaser.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Seller and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

JFL-NRC-SES Partners, LLC

By: /s/ David L. Rattner
Name: David L. Rattner
Title: Secretary

 [Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Seller and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HENNESSY CAPITAL PARTNERS III LLC,

a Delaware limited liability company
By: Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

THE BRADLEY J. BELL REVOCABLE TRUST

By:	/s/ Bradley Bell
Name: Bradley Bell
Title: Trustee

/s/ Richard Burns
Richard Burns

/s/ Daniel R. DiMicco
Daniel R. DiMicco

/s/ James O’Neil III
James O’Neil III

/s/ Nicholas Petruska
Nicholas Petruska

/s/ Kevin Charlton
Kevin Charlton

BALLYBUNION, LLC

By:	/s/ Peter Shea
Name: Peter Shea
Title: Member/Manager

 [Signature Page to Voting and Support Agreement]

SCHEDULE I

Beneficial Ownership of Securities

Stockholder	Number of Shares	Number of Warrants
Hennessy Capital Partners III LLC	5,291,250	9,600,000
The Bradley J. Bell Revocable Trust	75,000	—
Richard Burns	75,000	—
Daniel R. DiMicco	75,000	—
James O’Neil III	75,000	—
Nicholas Petruska	250,000	—
Kevin Charlton	500,000	—
Ballybunion, LLC	75,000	—
Total	6,416,250	9,600,000

SCHEDULE II

Directors

C. Alexander Harman

Glenn M. Shor

James Baumgardner

Annex F
SPONSOR WARRANT EXCHANGE AND SHARE FORFEITURE AGREEMENT

June 25, 2018

Hennessy Capital Acquisition Corp. III

3485 N. Pines Way, Suite 110

Wilson, Wyoming 83014

Re: Exchange of Private Placement Warrants and Forfeiture of Founder Shares

Ladies and Gentlemen:

Reference is made to that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Hennessy Capital Acquisition Corp. III, a Delaware corporation (the “Company”), and JFL-NRC-SES Partners, LLC, a Delaware limited liability company (the “Seller”). In order to facilitate the Company’s purchase (the “Acquisition”) of all of the issued and outstanding membership interests of NRC Group Holdings, LLC, a Delaware limited liability company, from the Seller pursuant to the Purchase Agreement, and in order to induce the Company and the Seller to enter into the Purchase Agreement and to proceed with the Acquisition and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hennessy Capital Partners III LLC (“HCP”) has agreed to enter into this letter agreement (this “Agreement”) relating to the exchange of 9,600,000 warrants sold to HCP by the Company in a private placement in connection with the Company’s initial public offering (the “Private Placement Warrants”) for 1,920,000 newly issued shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and transfer by HCP to the Company for forfeiture of an equivalent number of existing shares of Common Stock held by HCP. Capitalized terms used and not otherwise defined herein are defined in the Purchase Agreement and shall have the meanings given to such terms in the Purchase Agreement.

HCP and the Company hereby agree as follows:

1. Immediately prior to (and contingent upon) the Closing on the Closing Date, HCP shall exchange all of the 9,600,000 Private Placement Warrants held by HCP with the Company for newly issued shares of Common Stock at an exchange ratio of five (5) Private Placement Warrants per share of Common Stock, resulting in the issuance by the Company to HCP (and its designees) of 1,920,000 shares of Common Stock (such shares of Common Stock to be issued to HCP pursuant to this Agreement being referred to collectively hereafter as the “Exchange Shares”). In order to effectuate such exchange, immediately prior to the Closing on the Closing Date, HCP shall deliver its Private Placement Warrants to the Company against delivery to HCP of evidence of the issuance (in book-entry form or, if unavailable, in certified form) of the Exchange Shares. The Company agrees that the registration rights granted to HCP with respect to the Private Placement Warrants shall continue with respect to the Exchange Shares to be issued to HCP (and its designees) hereunder pursuant to the terms of an amended and restated registration rights agreement to be entered into at the Closing.

2. Immediately prior to (and contingent upon) the Closing, HCP shall forfeit to the Company 1,920,000 existing shares of Common Stock held by HCP prior to the Closing (such shares, the “Founder Forfeited Shares,” and such forfeiture, the “Forfeiture”). To effect the Forfeiture, immediately prior to (and contingent upon) the Closing: (a) HCP shall transfer the Founder Forfeited Shares to the Company for cancellation and in exchange for no consideration; (b) the Company shall immediately retire and cancel all of the Founder Forfeited Shares (and shall direct the Company’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and (c) HCP and the Company each shall (i) take such actions as are necessary to cause the Founder Forfeited Shares to be retired and cancelled, after which the Founder Forfeited Shares shall no longer be issued or outstanding and (ii) provide the Company with evidence that such retirement and cancellation has occurred.

F-1

3. Prior to the Closing, HCP shall not, directly or indirectly, sell, transfer or otherwise dispose of or hypothecate, or otherwise grant any interest in or to, the Founder Forfeited Shares other than pursuant to the Forfeiture. HCP hereby authorizes the Company during the period from the date hereof until the earlier of the Closing or termination of this Agreement to cause its transfer agent for the Founder Forfeited Shares to decline to transfer, and to note stop transfer restrictions on the stock register and/or legends on the stock certificate(s) and other records relating to the Founder Forfeited Shares to effectuate these restrictions with respect to the Founder Forfeited Shares.

4. Prior to the date that is 180 days after the Closing Date or earlier if, subsequent to the Closing Date, (i) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date (such 20th trading day, the “Alternative Lock-up Termination Date”) or (ii) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the period from the Closing Date until the earliest to occur of 180 days after the Closing Date and clause (i) and (ii), the “Lock-Up Period”), HCP shall not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any portion of the Exchange Shares. HCP hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Exchange Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Exchange Shares, if such transfer would constitute a violation or breach of this Agreement. Notwithstanding the foregoing, HCP may sell or otherwise transfer all or any portion of the Exchange Shares to: (a) its direct or indirect equity holders or to any of its other Affiliates (as defined in Rule 405 of Regulation C of the Securities Act of 1933, as amended), (b) the immediate family members (including spouses, children, sons-in-law or daughters-in-law, grandchildren, parents, mothers-in-law or fathers-in-law, siblings, brothers-in-law or sisters-in-law, any lineal descendants of the specified person or any trust for the benefit of any of the foregoing persons) of its direct or indirect equity holders or any of its other affiliates, (c) a family trust, foundation or partnership established for the exclusive benefit of HCP, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, (d) a charitable foundation controlled by HCP, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, (e) in the case of an individual, (1) by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (2) by virtue of laws of descent and distribution upon death of the individual and (3) pursuant to a qualified domestic relations order; and (f) by virtue of the laws of the State of Delaware or upon the dissolution of HCP; provided that, in each such case, that the transferee thereof enters into a written agreement to be bound by the restrictions set forth in this paragraph 4 to the extent and for the duration that such restrictions remain in effect at the time of such transfer.

5. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

F-2

7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

9. This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Purchase Agreement is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

F-3

Please indicate your agreement to the foregoing by signing in the space provided below.

HENNESSY CAPITAL PARTNERS III LLC,
a Delaware limited liability company
By: Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

ACCEPTED AND AGREED TO:

HENNESSY CAPITAL ACQUISITION CORP. III

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

F-4

Annex G
FORM OF
INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of [_________], 2018 by and among Hennessy Capital Acquisition Corp. III, a Delaware corporation (the “Company”), JFL-NRC-SES Partners, LLC, a Delaware limited liability company (“JFL Seller”), and J.F. Lehman & Company, LLC (“JFLCo,” and, together with JFL Seller and each of its respective Affiliates (as defined below), subsidiaries and managed funds and its and their successors and assigns (other than the Company and its subsidiaries), collectively, “JFL”).

RECITALS

A. WHEREAS, the Company and JFL Seller have entered into that certain Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), dated as of June 25, 2018, pursuant to which, on the Effective Date (as defined below), the Company will purchase the outstanding membership interests of NRC Group Holdings, LLC, a Delaware limited liability company (the “NRC Acquisition”);

B. WHEREAS, pursuant to the Purchase Agreement, JFL Seller will be entitled to receive, as partial consideration for the membership interests of NRC Group Holdings, LLC purchased in the NRC Acquisition, a specified number of shares of the common stock, par value $0.0001 per share (the “Common Stock”) of the Company equal to the Purchase Price Common Stock (as defined in the Purchase Agreement) (such shares to be issued upon closing of the NRC Acquisition being referred to hereafter as the “JFL Initial Acquisition Shares”);

C. WHEREAS, pursuant to the Purchase Agreement, JFL Seller may also receive additional shares of Common Stock with respect to the Potential Acquisition Earnout Amount (as defined in the Purchase Agreement) (such shares, together with all other shares of Common Stock issued to JFL Seller pursuant to the Purchase Agreement after the closing of the NRC Acquisition being referred to hereafter as the “JFL Post-Closing Acquisition Shares”);

D. WHEREAS, pursuant to the terms of the Purchase Agreement and related JFL Subscription Agreement dated of even date therewith, JFL may acquire additional shares of Purchaser Common Stock and Preferred Shares (as defined in the Purchase Agreement) in accordance with the terms of the JFL Subscription Agreement (such shares, including without limitation the shares of Common Stock issuable upon conversion of the Preferred Shares, being referred to hereafter as the “JFL Subscription Shares” and, together with the JFL Initial Acquisition Shares and the JFL Post-Closing Acquisition Shares, the “JFL Shares.”

D. WHEREAS, in connection with the NRC Acquisition and pursuant to Sections 6.01(g) and 6.02(r) of the Purchase Agreement, the Company and JFL Seller desire to enter into this Agreement setting forth certain rights and obligations with respect to the nomination of directors to the board of directors of the Company (the “Board”) and other matters relating to the Board from and after the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

(b) “beneficially own” shall have the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

(c) “Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

(d) “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(e) “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

(f) “Effective Date” means the date the Company consummates the NRC Acquisition.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h) “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(i) “Total Number of Directors” means the total number of directors constituting the Board.

2. Board Nominations.1

(a)

(i) Following the Effective Date, JFLCo (on behalf of each JFL entity that owns JFL Shares or any other shares of capital stock of the Company) shall have the right (but not the obligation) pursuant to this Section 2 to nominate to the Board at every meeting of the stockholders of the Company in which directors are elected, including, without limitation, at every adjournment or postponement thereof, and on any action approval by written consent of the stockholders of the Company relating to the election of directors, a number of designees equal to at least: (i) a majority of the Total Number of Directors, so long as JFL collectively beneficially own 50% or more of the shares of Common Stock; (ii) 50% of the Total Number of Directors, in the event that (a) JFL collectively beneficially own 40% or more, but less than 50%, of the shares of Common Stock and (b) there are an even Total Number of Directors; (iii) 49% of the Total Number of Directors, in the event that (a) JFL collectively beneficially own 40% or more, but less than 50%, of the shares of Common Stock and (b) there are an odd Total Number of Directors; (iv) 40% of the Total Number of Directors, in the event that JFL collectively beneficially own 30% or more, but less than 40%, of the shares of Common Stock; (v) 30% of the Total Number of Directors, in the event that JFL collectively beneficially own 15% or more, but less than 30%, of the shares of Common Stock and (vi) 20% of the Total Number of Directors, in the event that JFL collectively beneficially own 10% or more, but less than 15%, of the shares of Common Stock (the “JFL Director” or “JFL Directors,” as the case may be). For purposes of calculating the number of directors that JFLCo is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded to the nearest whole number (e.g., one and three quarters (1-3/4) directors shall equate to two (2) directors, one and one quarter (1-1/4) directors shall equate to one (1) director, or one and one-half (1-1/2) directors shall equate to two (2) directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors.

(ii) Subject to the Federal Securities Laws and applicable national stock exchange requirements on which the Company’s Common Stock may then be listed, at least one JFL Director shall be entitled to serve on each standing or ad hoc committee of the Board, and the Board shall not create any new committees without the consent of at least one JFL Director.

1             Note to Draft: Subject to Annex I of the Purchase Agreement.

(iii) For the avoidance of doubt, as of the Effective Date, each of Glenn M. Shor, C. Alexander Harman and James R. Baumgardner shall be a JFL Director under the terms of this Agreement.

(b) In the event that the number of JFL Directors serving on the Board is less than the total number of JFL Directors that JFLCo shall be entitled to nominate pursuant to Section 2(a)(i), then JFLCo shall have the right, at any time, to nominate such additional nominee(s) to which JFLCo is entitled, in which case, the Board shall take all necessary corporate action (including as required by Section 2(c) below) to (i) increase the size of the Board as required to enable JFLCo to so nominate such additional nominee(s) and (ii) designate such additional nominee(s) to fill such newly created vacancies.

(c) So long as this Agreement remains in effect, in addition to any requirement of the Company’s Certificate of Incorporation, Bylaws or the DGCL, the size of the Board shall not be increased without affirmative vote of at least one JFL Director.

(d) The following procedures shall be followed with respect to the nomination of JFL Directors pursuant to Section 2(a) and any vacancy created by the death, resignation, retirement, disqualification or removal of any JFL Director:

(i) For purposes of whether JFLCo has a right to nominate a JFL Director pursuant to Section 2(a)(i), JFL’s beneficial ownership of the outstanding Common Stock will be measured as of the record date for such meeting or written consent.

(ii) Vacancies arising through the death, resignation retirement, disqualification or removal of any JFL Director may be filled by the Board only with a director nominee selected by JFLCo, and the JFL Director so chosen shall hold office until the next election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(iii) So long as JFLCo is entitled to nominate any directors pursuant to Section 2(a)(i) hereof, the Company shall notify JFL Seller in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the shareholders (and the Company shall deliver such notice at least 60 days (or such shorter period to which JFL Seller consents in writing) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed). The Company shall provide JFL Seller with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the JFL Director or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall notify JFL Seller of any opposition to a JFL Director sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable JFL Seller to propose a replacement JFL Director, if necessary, in accordance with the terms of this Agreement, and JFL Seller shall have 10 business days to designate another nominee.

(iv) No later than the latest date specified in or permitted by the Company’s Bylaws for stockholder director nominations for that year’s annual meeting of stockholders, JFL Seller shall provide the Board with JFL Seller’s nominee(s), as the case may be, for JFL Director(s), along with any other information reasonably requested by the Board to evaluate the suitability of such candidate(s) for directorship; provided, that in no event shall JFL Seller be required to provide any such notice of its nominees with respect to any JFL Director that is then currently serving on the Board and that has not provided notice in writing to the Company of his or her decision not to stand for re-election at that year’s annual meeting; provided, further, in no event will the failure to so timely nominate any JFL Director in accordance with the terms of this Section 2(d)(iv) or the Company’s Bylaws impair, restrict or limit the rights of JFL under this Agreement or the Company’s obligation to nominate such directors at any meeting of stockholders or written consent related to the election of directors. With respect to any JFLCo nominee, JFLCo shall use its reasonable best efforts to ensure that any such nominee substantially satisfies all reasonable stated criteria and guidelines for director nominees of the Company (it being understood and agreed that each of the JFL Directors on the Effective Date meet such criteria) and in compliance with applicable Federal Securities Laws and applicable national stock exchange requirements on which the Company’s Common Stock may then be listed. The Company shall be entitled to rely on any written direction from JFLCo regarding nominee(s) on behalf of JFL pursuant to this Agreement without further action by the Company.

(v) The Board (or any authorized committee thereof) shall use all commercially reasonable efforts to the fullest extent of the DGCL and other applicable law to nominate and include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the persons designated pursuant to this Section 2 and to nominate and recommend each such individual to be elected as a JFL Director as provided herein, and to solicit proxies or consents in favor thereof.

(e) Notwithstanding anything to the contrary in this Agreement and without any further action by the Company, JFL Seller’s right to nominate any person to the Board shall automatically terminate, and be of no further force and effect, on the date that JFL collectively beneficially own less than 10% of the Common Stock; provided that a reduction in the percentage of total voting power of the Common Stock beneficially owned by JFL shall not shorten the term of any incumbent director. Notwithstanding the foregoing, the Board may nominate an individual who previously served as JFL Director or any other Person associated or affiliated with JFL for election or re-election to the Board at any time.

(f) Each of the JFL Directors, upon appointment or election to the Board, will be governed by the same protections and obligations as all other directors of the Company, including, without limitation, protections and obligations regarding customary liability insurance for directors and officers, confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies, and other governance matters. The Company agrees that it shall enter into an indemnification agreement with each JFL Director as of the Effective Date in the same form as indemnification agreements entered into with each of the other members of the Board, and shall enter into substantially similar indemnification agreements whenever a new JFL Director becomes a member of the Board. The Company shall at all times maintain paid and in effect directors and officers liability insurance policy coverage on terms commercially reasonable and consistent with other similarly situated public companies which expressly cover all JFL Directors.

(g) So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Bylaws and the Certificate of Incorporation shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein.

3. Miscellaneous.

(a) Successors and Assigns. Any assignment of this Agreement or any of the rights or obligations under this Agreement by either of the parties hereto (whether by operation of law or otherwise) shall be void, invalid and of no effect without the prior written consent of the other party; provided, however, that the rights under this Agreement may be assigned by JFL Seller and JFLCo to one or more member(s) of JFL so long as the assignee(s) agree in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b) Termination. This Agreement shall terminate at such time as JFLCo or any assignee of JFLCo, as permitted under Section 3(a) hereof, no longer has the authority to nominate a director to the Board of the Company pursuant to Section 2. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

(c) Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(d) Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by portable document format (pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Headings. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a), as follows:

If to the Company:

NRC Group Holdings Corp. (f/k/a Hennessy Capital Acquisition Corp. III)

3500 Sunrise Highway, Suite 200, Building 200

Great River, New York 11739

Attention: Christian Swinbank, Chief Executive Officer

E-mail: cswinbank@sprintenergy.com

If to JFL Seller or JFLCo:

JFL-NRC-SES Partners, LLC

c/o J.F. Lehman & Company

110 East 59th Street, 27th Floor

New York, New York 10022

Attention: C. Alexander Harman, Glenn M. Shor and David L. Rattner

Email: cah@jflpartners.com, gms@jflpartners.com, and dlr@jflpartners.com

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of both parties. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(i) Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Hennessy Capital Acquisition Corp. III

By:
Name:	[•]
Title:	[•]

JFL-NRC-SES PARTNERS, LLC

By:
Name:	[•]
Title:	[•]

J.F. LEHMAN & COMPANY, LLC

By:
Name:	[•]
Title:	[•]

 [Signature Page to Investor Rights Agreement]

Annex H

FORM OF
AMENDED AND RESTATED BYLAWS
OF
NRC GROUP HOLDINGS CORP. (THE “CORPORATION”)

(Amended and Restated [•], 2018)

ARTICLE I
OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Except as otherwise required by law and subject to the rights, if any, of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board, the Chief Executive Officer, or the Chairman of the Board; provided, however, that at any time when JFL-NRC-SES Partners, LLC, a Delaware limited liability company (“JFL Seller”), and J.F. Lehman & Company, LLC (“JFLCO”) and each of its respective affiliates, subsidiaries and managed funds and its and their successors and assigns (other than the Corporation and its subsidiaries) (collectively with JFL Seller and JFLCO, “JFL”) beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be promptly called by or at the direction of the Board of Directors or the Chairman of the Board upon the written request of JFL. For the purposes of these Bylaws, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof.

The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a)(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this (a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this (a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this (a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this (a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) (a)shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) (a)or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a)(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a)(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a)(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

(d) Notwithstanding anything to the contrary contained in this Section 2.7, for as long as the Investor Rights Agreement remains in effect, JFL shall not be subject to the notice and other requirements set forth in this Section 2.7 with respect to any annual or special meeting of stockholders.

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Except as may be otherwise provided for or fixed pursuant to the Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE III
DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors or as contemplated by and pursuant to the terms of the Investor Rights Agreement, dated as of [•], 2018 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Investor Rights Agreement”), by and among the Corporation, JFL Seller and JFLCO. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in Section 3.2(b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

(g) Notwithstanding anything to the contrary contained in this Section 3.2, for as long as the Investor Rights Agreement remains in effect, none of JFL nor any JFL Director (as defined in the Investor Rights Agreement) shall be subject to the notice and other requirements and procedures set forth in this Section 3.2 with respect to any annual or special meeting of stockholders.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.4. U.S. Citizenship Requirement for Directors. So long as the Corporation is subject to the U.S. Maritime Laws, no more than a minority of the number of directors necessary to constitute a quorum of the Board of Directors (or the portion thereof as the Board of Directors may determine to be necessary under U.S. Maritime Laws in order for the Corporation to continue as a U.S. Citizen) shall be Non-U.S. Citizens.

ARTICLE IV
BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. The Chairman of the Board (if one has been appointed) and any person acting in the absence or disability of the Chairman of the Board shall be a U.S. Citizen. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. U.S. Citizenship of Executive Committee Members. No more than a minority of the number of directors necessary to constitute a quorum of any committee of the Board of Directors (or such other portion thereof as the Board of Directors may determine to be necessary under U.S. Maritime Laws in order for the Corporation to continue as a U.S. Citizen) with executive power and authority, which for the sake of clarity excludes the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee (such committee or other portion of the Board of Directors being an “Executive Committee”), shall be Non-U.S. Citizens. The chairman of any Executive Committee of the Board of Directors and any other person who chairs a meeting of any Executive Committee of the Board of Directors shall be a U.S. Citizen.

Section 5.3. Available Powers. Any committee established pursuant to Section 5.1, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.4. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.5. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI
OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, an executive Chairman of the Board, President, Vice Presidents, Assistant Secretaries, Treasurer and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI or such other authority as may be specifically conferred by the Board upon such election. Such officers shall also have such other powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he or she shall perform such duties and possess such powers as are assigned to him by the Board of Directors, including as an officer of the Corporation if so designated. Unless otherwise provided by the Board of Directors, he or she shall preside at all meetings of the Board of Directors. The Chairman of the Board must be a director of the Corporation. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person. The Chairman of the Board shall be a U.S. Citizen.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person. The Chief Executive Officer (by whatever title) shall be a U.S. Citizen.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person. If no Chief Executive Officer has been appointed, the President shall be the Chief Executive Officer and shall be a U.S. Citizen.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President provided, however, that no Vice President who is a Non-U.S. Citizen shall have any authority or power, or be authorized to perform the duties, of the Chief Executive Officer in the absence (or inability or refusal to act) of the Chief Executive Officer. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Section 6.5. Citizenship Restriction on Delegation of Authority, Power and Duties. No person who is a Non-U.S. Citizen may exercise or be delegated any authority, power or duties of the Chairman of the Board or the Chief Executive Officer (by whatever title).

ARTICLE VII
SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Dual Share System.

(a) If the Board of Directors has determined pursuant to the Article V (Compliance with U.S. Maritime Laws) of the Certificate of Incorporation to use a dual share system, the Company shall instruct its transfer agent to maintain two separate stock records for each class or series of its capital stock: (i) a record of shares owned by U.S. Citizens; and (ii) a record of shares owned by Non-U.S. Citizens.

(b) Certificates and/or book entries (in the case of uncertificated shares) representing shares of each class or series of the capital stock of the Company shall be marked either “U.S. Citizen” or “Non-U.S. Citizen”, but shall be identical in all other respects. Shares owned by U.S. Citizens shall be represented by U.S. Citizen certificates and/or book entries, and shares owned by Non-U.S. Citizens shall be represented by Non-U.S. Citizen certificates and/or book entries. Whether shares are owned by U.S. Citizens or by Non-U.S. Citizens shall be determined in accordance with the Certificate of Incorporation.

Section 7.7. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate (A) any provision of Article V (Compliance with U.S. Maritime Laws) of the Certificate of Incorporation or (B) any other restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.9(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

(c) Without limiting the applicable provisions of the Certificate of Incorporation, shares of any class or series of capital stock represented by a U.S. Citizen certificate and/or book entry, or represented by a Non-U.S. Citizen certificate and/or book entry determined by the Company to be held by or on behalf of a U.S. Citizen, may not be transferred, and shares of any class or series of the capital stock of the Company may not be issued (upon original issuance), to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer or issuance, Non-U.S. Citizens, individually or in the aggregate, will own shares of such class or series of the capital stock represented by Non-U.S. Citizen certificates and/or book entries and represented by U.S. Citizen certificates and/or book entries determined by the Company to be held by or on behalf of Non-U.S. Citizens in excess of the applicable Permitted Percentage for such class or series.

Section 7.8. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.9. Effect of the Corporation’s Restriction on Transfer.

(a) Subject to Section 7.9(c), a written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) Subject to Section 7.9(c), a restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

(c) The provisions of Sections 7.9(a) and (b) above, shall not apply to any of the restrictions and limitations on share transfers and ownership by Non-U.S. Citizens or any other provisions set forth in Article V (Compliance with U.S. Maritime Laws) of the Certificate of Incorporation.

Section 7.10. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the 8.2 Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66-2/3% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5(a), then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Definitions of Maritime Law Terms. As used in these Bylaws, the terms “Permitted Percentage”, “Non-U.S. Citizen,” “U.S. Citizen,” and “U.S. Maritime Laws” shall have the same meanings as ascribed to those terms in Article V (Compliance with U.S. Maritime Laws) of the Certificate of Incorporation.

Section 9.16. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend,

alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, (i) the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws at any time when J.F. Lehman & Company, LLC and its affiliates, subsidiaries and managed funds and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “JFL”) beneficially owns, in the aggregate, at least [•]% in voting power of the stock of the Corporation entitled to vote generally in the election of directors and (ii) the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws at any time when JFL beneficially owns, in the aggregate, less than [•]% in voting power of the stock of the Corporation entitled to vote generally in the election of directors.

PRELIMINARY COPY, SUBJECT TO COMPLETION DATED [•], 2018

PROXY CARD

FOR THE SPECIAL MEETING IN LIEU OF 2018 ANNUAL MEETING OF STOCKHOLDERS OF

HENNESSY CAPITAL ACQUISITION CORP. III

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Hennessy and Kevin M. Charlton (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2018 annual meeting of stockholders of Hennessy Capital Acquisition Corp. III (the “Company”) to be held on [•], [•], 2018 at [•] a.m., Eastern time at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 AND 13. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

~PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.~

HENNESSY CAPITAL ACQUISITION CORP. III — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 AND 13.	Please mark votes as indicated in this example:	☒

(1) The Business Combination Proposal — To approve that certain Purchase Agreement, dated as of June 25, 2018 and amended as of July 12, 2018 (as may be further amended from time to time, the “Purchase Agreement”), by and between the Company and JFL-NRC-SES Partners, LLC (“JFL Partners”), and the transactions contemplated thereby (the “Business Combination”), which provides for the acquisition by the Company of all of the issued and outstanding membership interests of NRC Group Holdings, LLC from JFL Partners;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting in Lieu of 2018 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.”

The Charter Proposals (Proposal Nos. 2, 3, 4, 5, 6, 7, 8 and 9):

(2) Proposal 2 — To approve the amendment of the Company’s certificate of incorporation (the “existing charter”) to increase the Company’s authorized preferred stock. Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Shareholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed Business Combination between the Company and NRC Group Holdings, LLC.

(3) Proposal 3 — To approve the amendment of the Company’s existing charter to provide for the classification of the Company’s board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes. Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) Proposal 4 — To approve the amendment of the Company’s existing charter to provide for the removal of directors with or without cause by stockholders voting a majority of the outstanding shares of Company common stock, provided that at any time that JFL (as defined in the accompanying proxy statement) beneficially owns, in the aggregate, less than 50% of Company common stock, directors may be removed from office only for cause and only by the affirmative vote of holders of the majority of the outstanding shares of Company common stock. Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) Proposal 5 — To approve the amendment of the Company’s existing charter to provide that, for so long as JFL beneficially owns, in the aggregate, at least 50% of the outstanding shares of Company common stock, special meetings of the stockholders of the Company shall also be promptly called by or at the direction of the board or the chairman of the board upon the written request of JFL. Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) Proposal 6 — To approve the amendment of the Company’s existing charter to require an affirmative vote by the holders of at least 66.67% of the outstanding shares of Company common stock to amend, alter, change or repeal or adopt certain provisions of the proposed charter for so long as JFL beneficially owns, in the aggregate, at least 10% of outstanding shares of Company common stock. Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(7) Proposal 7 — To approve the amendment of the Company’s existing charter to require an affirmative vote of at least 66.67% of the outstanding shares of Company common stock to amend, alter or repeal the proposed amended and restated bylaws of the Company for so long as JFL beneficially owns, in the aggregate, at least 10% of the outstanding shares of Company common stock. Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) Proposal 8 — To approve the amendment of the Company’s existing charter to provide for certain changes to adopt ownership qualifications, restrictions, requirements and procedures to assist the Company in complying with certain provisions of the Jones Act (as defined in the accompanying proxy statement). Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(9) Proposal 9 — To approve the amendment of the Company’s existing charter to provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. III” to “NRC Group Holdings Corp.,” which the Company’s board of directors believes are necessary to adequately address the post-Business Combination needs of the Company. Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(10) Director Election Proposal — To elect three directors to serve as Class III directors on the Company’s board of directors and one director to serve as a Class II director on the Company’s board of directors.

Nominees:

James Baumgardner (Class III) 01

Christian Swinbank (Class III) 02

John Rapaport (Class III) 03

James F. O’Neil III (Class II) 04

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below. ______________________

(11) Incentive Plan Proposal — To approve the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(12) NYSE Proposal — To approve (i) the issuance of shares of common stock to JFL Partners as part of the consideration pursuant to the Purchase Agreement, (ii) the issuance of up to 2,439,025 shares of Company common stock and up to 1,000,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock in the PIPE Financing and Backstop Commitment, the proceeds of which will be used to fund a portion of the Cash Component of the Total Purchase Price, (iii) the issuance by the Company of up to 1,951,220 shares of Company common stock and up to 300,000 shares of Series A Convertible Preferred Stock convertible into shares of Company common stock to JFLCo or one or more of its affiliated investment funds pursuant to the JFL Subscription Agreement (as defined in the accompanying proxy statement) and (iv) the potential change of control of the Company under the NYSE American listing rules in connection with the foregoing issuances of our common stock. The NYSE Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(13) Adjournment Proposal — To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal or the NYSE Proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐
Date: , 2018

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST the Charter Proposals (Proposal Nos. 2, 3, 4, 5, 6, 7, 8 and 9). The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

~PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.~